FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-260277-03

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED MARCH 28, 2023, MAY BE AMENDED OR COMPLETED PRIOR TO THE TIME OF SALE

PROSPECTUS

$562,421,000 (Approximate)

Benchmark 2023-B38 Mortgage Trust

(Central Index Key Number 0001966002)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

Benchmark 2023-B38 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2023-B38

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2023-B38 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-B38 identified in the table below. The offered certificates (and the non-offered pooled certificates identified under “Summary of Certificates” and the VRR Interest identified under “Summary of VRR Interest”) will represent the ownership interests in the issuing entity, Benchmark 2023-B38 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of (i) a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the pooled certificates and the RR Interest, and (ii) a subordinate interest in a commercial mortgage loan, which is generally the sole source of payment on the related non-offered loan-specific certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR Interest will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in May 2023. The rated final distribution date for each class of offered certificates is the distribution date in April 2056.

Class	Initial Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$6,484,000%	(3)	December 2027
Class A-2	$201,433,000%	(3)	April 2028
Class A-3	$50,784,000%	(3)	April 2030
Class A-SB	$4,164,000%	(3)	July 2032
Class A-4	$173,967,000%	(3)	February 2033
Class X-A	$507,037,000	(4)%	Variable(5)	February 2033
Class A-M	$70,205,000%	(3)	February 2033
Class B	$31,202,000%	(3)	March 2033
Class C	$24,182,000%	(3)	April 2033

(Footnotes on table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 65 and page 67, respectively, of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., AmeriVet Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 18.8% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 39.4% of each class of offered certificates of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 22.1% and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 19.8% of each class of offered certificates. AmeriVet Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about April 21, 2023. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates, plus accrued interest from April 1, 2023, before deducting expenses payable by the depositor.

Deutsche Bank Securities	J.P. Morgan	Citigroup	Goldman Sachs & Co. LLC

Co-Lead Managers and Joint Bookrunners

AmeriVet Securities Co-Manager	Drexel Hamilton Co-Manager

April , 2023

(THIS PAGE INTENTIONALLY LEFT BLANK)

2

SUMMARY OF CERTIFICATES

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(7)	Principal Window (months)(7)
Offered Certificates
Class A-1	$6,484,000		30.000%	%	(3)	December 2027	2.52	1 - 56
Class A-2	$201,433,000		30.000%	%	(3)	April 2028	4.86	56 - 60
Class A-3	$50,784,000		30.000%	%	(3)	April 2030	6.75	79 - 84
Class A-SB	$4,164,000		30.000%	%	(3)	July 2032	6.92	60 - 111
Class A-4	$173,967,000		30.000%	%	(3)	February 2033	9.64	111 - 118
Class X-A	$507,037,000	(4)	N/A	%	Variable(5)	February 2033	N/A	N/A
Class A-M	$70,205,000		18.750%	%	(3)	February 2033	9.82	118 - 118
Class B	$31,202,000		13.750%	%	(3)	March 2033	9.86	118 - 119
Class C	$24,182,000		9.875%	%	(3)	April 2033	9.97	119 - 120
Non-Offered Pooled Certificates(8)
Class X-D	$21,062,000	(4)	N/A	%	Variable(5)	April 2033	N/A	N/A
Class X-F	$12,481,000	(4)	N/A	%	Variable(5)	April 2033	N/A	N/A
Class X-G	$10,140,000	(4)	N/A	%	Variable(5)	April 2033	N/A	N/A
Class X-H	$17,942,153	(4)	N/A	%	Variable(5)	April 2033	N/A	N/A
Class D	$14,821,000		7.500%	%	(3)	April 2033	9.98	120 - 120
Class E	$6,241,000		6.500%	%	(3)	April 2033	9.98	120 - 120
Class F	$12,481,000		4.500%	%	(3)	April 2033	9.98	120 - 120
Class G	$10,140,000		2.875%	%	(3)	April 2033	9.98	120 - 120
Class H	$17,942,153		0.000%	%	(3)	April 2033	9.98	120 - 120
Class S(9)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Non-Offered Loan-Specific Certificates(8)(11)
Class PDC-A1	$10,000,000		3.774%	%	(12)	February 2033	9.82	118 - 118
Class PDC-A2	$9,000,000		0.377%	%	(12)	February 2033	9.82	118 - 118
Class PDC-HRR	$1,000,000		0.000%	%	(12)	February 2033	9.82	118 - 118

(1)	Approximate, subject to a variance of plus or minus 5%. The VRR Interest balance described in the table entitled “Summary of VRR Interest” below is not included in the certificate balance or notional amount of any other class of certificates set forth under “Offered Certificates”, “Non-Offered Pooled Certificates” or “Non-Offered Loan-Specific Certificates” in the table above. The VRR Interest is not offered by this prospectus.
(2)	The assumed final distribution dates set forth in this prospectus (other than with respect to the loan-specific certificates) have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (collectively, the “pooled principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (the “WAC rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate, but in any case not less than 0.000%. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(4)	The Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates (collectively, the “Class X certificates”, and together with the with the pooled principal balance certificates and the Class S certificates, the “non-VRR certificates” and, together with the Class RR certificates, the “pooled certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-M certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates. The notional amount of the Class X-H certificates will be equal to the certificate balance of the Class H certificates. The notional amount of each class of Class X certificates is subject to change depending upon the final pricing of the pooled principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of pooled principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of pooled principal balance certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X certificates (or, if as a result of such pricing the pass-through rate of such class of Class X certificates is equal to zero, such class of Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of pooled principal balance certificates that does not comprise such notional amount of such class of Class X certificates is less than the WAC rate, such class of pooled principal balance certificates may become a part of, and increase accordingly, such notional amount of such class of Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.

3

(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, are represented in the aggregate. The approximate initial credit support percentage for each class of pooled principal balance certificates does not include the subordination provided by the trust subordinate companion loan related to the Pacific Design Center mortgage loan. None of the Class PDC-A1, Class PDC-A2 or Class PDC-HRR certificates (collectively, the “loan-specific certificates”)) will provide credit support to any other class of certificates except to the extent of the subordination of the trust subordinate companion loan (in which the loan-specific certificates each represent an interest) to the Pacific Design Center mortgage loan. The initial credit support percentages of the loan-specific certificates are based on the Pacific Design Center whole loan. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest on the one hand, and the pooled principal balance certificates on the other hand, pro rata in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention” and “Description of the Certificates”.
(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of pooled principal balance certificates and the loan-specific certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans (or in the case of the loan-specific certificates, the trust subordinate companion loan) and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans (or in the case of the loan-specific certificates, the trust subordinate companion loan).
(8)	The classes of certificates set forth under “Non-Offered Pooled Certificates” and “Non-Offered Loan-Specific Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.
(9)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than the Non-VRR percentage of any excess interest.
(10)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(11)	The loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the trust subordinate companion loan. The trust subordinate companion loan will be included as an asset of the issuing entity but will not be part of the mortgage pool backing the pooled certificates and the RR interest. No class of pooled certificates or the RR interest will have any interest in the trust subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Pacific Design Center Whole Loan”.

(12) For any distribution date, the pass-through rates of the Class PDC-A1, Class PDC-A2 and Class PDC-HRR certificates, in each case, will be a per annum rate equal to the net mortgage rate applicable to the trust subordinate companion loan.

Summary of VRR Interest

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Approx. Initial VRR Interest Rate	Weighted Average Life (Yrs.)(3)	Principal Window (months)(3)
Class RR Certificates	$12,658,410	(4)	April 2033%		7.85	1 – 120
RR Interest	$20,186,125	(4)	April 2033%		7.85	1 – 120

(1)	Each of the Class RR certificates and the RR interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the applicable sponsors (or the related “originator” or their “majority-owned affiliates”, as each such term is defined in the Credit Risk Retention Rules) as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR Interest”. The VRR Interest represents the right to receive approximately 5.00% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the non-VRR certificates and the VRR Interest on each Distribution Date. For more information regarding the VRR Interest, see “Credit Risk Retention”. The owners of the RR interest are referred to in this prospectus as the “RR interest owners” and the RR interest owners and the holders of the Class RR certificates (the “Class RR certificateholders”) are referred to collectively in this prospectus as the “VRR interest owners”.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR Interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.
(4)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for Class RR certificates and the RR interest will be the WAC rate.

4

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	13
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	14
SUMMARY OF TERMS	24
SUMMARY OF RISK FACTORS	65
Special Risks	65
Risks Relating to the Mortgage Loans	65
Risks Relating to Conflicts of Interest	66
Other Risks Relating to the Certificates	66
RISK FACTORS	67
Special Risks	67
Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	67
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	70
Risks Relating to the Mortgage Loans	71
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	71
Risks of Commercial and Multifamily Lending Generally	71
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	73
Retail Properties Have Special Risks	78
Mixed Use Properties Have Special Risks	81
Office Properties Have Special Risks	81
Industrial Properties Have Special Risks	82
Hospitality Properties Have Special Risks	83
Mortgaged Properties Leased to Startup Companies Have Special Risks	86
Risks Relating to Enforceability of Cross-Collateralization	86
Parking Properties Have Special Risks	87

Condominium Ownership May Limit Use and Improvements	87
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	89
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	89
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	90
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	91
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	92
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	93
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	94
Risks Related to Zoning Non-Compliance and Use Restrictions	96
Risks Relating to Inspections of Properties	97
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	97
Insurance May Not Be Available or Adequate	97
Terrorism Insurance May Not Be Available for All Mortgaged Properties	100
Risks Associated with Blanket Insurance Policies or Self-Insurance	101
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	101
Limited Information Causes Uncertainty	101
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	102
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	103
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	104

5

Static Pool Data Would Not Be Indicative of the Performance of this Pool	104
Appraisals May Not Reflect Current or Future Market Value of Each Property	105
Seasoned Mortgage Loans Present Additional Risk of Repayment	106
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	107
The Borrower’s Form of Entity May Cause Special Risks	107
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	109
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	110
Other Financings or Ability to Incur Other Indebtedness Entails Risk	111
Tenancies-in-Common May Hinder Recovery	112
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	113
Risks Associated with One Action Rules	113
State Law Limitations on Assignments of Leases and Rents May Entail Risks	113
Various Other Laws Could Affect the Exercise of Lender’s Rights	113
Risks of Anticipated Repayment Date Loans	114
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	114
Risks Related to Ground Leases and Other Leasehold Interests	116
Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City's Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City	117

Increases in Real Estate Taxes May Reduce Available Funds	117
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	118
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	118
Risks Related to Conflicts of Interest	118
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	118
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	121
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	121
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	123
Potential Conflicts of Interest of the Operating Advisor	125
Potential Conflicts of Interest of the Asset Representations Reviewer	125
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	126
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	129
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	130
Other Potential Conflicts of Interest May Affect Your Investment	131
Other Risks Relating to the Certificates	131
The Certificates Are Limited Obligations	131
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	131
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such

6

Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	132
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	134
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	135
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	138
Risks Relating to Modifications of the Mortgage Loans	143
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	144
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	145
Risks Relating to Interest on Advances and Special Servicing Compensation	145
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	145
The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	146
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	147
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	147
General Risk Factors	150

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	150
The Certificates May Not Be a Suitable Investment for You	150
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	150
Other Events May Affect the Value and Liquidity of Your Investment	150
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	151
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	155
DESCRIPTION OF THE MORTGAGE POOL	155
General	155
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	157
Certain Calculations and Definitions	157
Definitions	158
Mortgage Pool Characteristics	166
Overview	166
Property Types	166
Specialty Use Concentrations.	169
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	170
Geographic Concentrations	171
Mortgaged Properties With Limited Prior Operating History	171
Tenancies-in-Common or Diversified Ownership	172
Condominium and Other Shared Interests	173
Fee & Leasehold Estates; Ground Leases	173
COVID-19 Considerations	174
Environmental Considerations	175
Redevelopment, Renovation and Expansion	179
Assessment of Property Value and Condition	181
Litigation and Other Considerations	182

7

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	184
Loan Purpose	184
Default History, Bankruptcy Issues and Other Proceedings	185
Tenant Issues	188
Tenant Concentrations	188
Lease Expirations and Terminations	188
Purchase Options and Rights of First Refusal	194
Affiliated Leases	195
Insurance Considerations	196
Use Restrictions	197
Appraised Value	198
Non-Recourse Carveout Limitations	200
Real Estate and Other Tax Considerations	201
Delinquency Information	203
Certain Terms of the Mortgage Loans	203
Amortization of Principal	203
Due Dates; Mortgage Rates; Calculations of Interest	203
ARD Loans	204
Prepayment Protections and Certain Involuntary Prepayments	204
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	207
Defeasance; Collateral Substitution	208
Partial Releases	209
Substitutions	210
Escrows	210
Mortgaged Property Accounts	211
Delaware Statutory Trusts	211
Exceptions to Underwriting Guidelines	211
Additional Indebtedness	212
General	212
Whole Loans	212
Mezzanine Indebtedness	212
Preferred Equity	215
Other Secured Indebtedness	216
Other Unsecured Indebtedness	216
The Whole Loans	218
General	218
The Serviced Pari Passu Whole Loans	224
The Non-Serviced Pari Passu Whole Loans	227
The Serviced AB Whole Loan	230
Additional Information	236
TRANSACTION PARTIES	237

The Sponsors and Mortgage Loan Sellers	237
German American Capital Corporation	237
Goldman Sachs Mortgage Company	245
JPMorgan Chase Bank, National Association	255
Citi Real Estate Funding Inc.	262
Compensation of the Sponsors	271
The Depositor	271
The Issuing Entity	272
The Trustee and Certificate Administrator	272
The Master Servicer	275
The Outside Primary Servicer	278
The General Special Servicer	282
The Pacific Design Center Special Servicer	286
The Operating Advisor and Asset Representations Reviewer	288
CREDIT RISK RETENTION	290
Qualifying CRE Loans	291
The VRR Interest	291
Material Terms of the VRR Interest	291
Hedging, Transfer and Financing Restrictions	293
DESCRIPTION OF THE CERTIFICATES	294
General	294
Distributions	296
Method, Timing and Amount	296
Available Funds	297
Priority of Distributions	300
Pass-Through Rates	302
Interest Distribution Amount	305
Principal Distribution Amount	305
Certain Calculations with Respect to Individual Mortgage Loans	307
Excess Interest	308
Application Priority of Mortgage Loan Collections or Whole Loan Collections	308
Allocation of Yield Maintenance Charges and Prepayment Premiums	311
Assumed Final Distribution Date; Rated Final Distribution Date	312
Prepayment Interest Shortfalls	313
Subordination; Allocation of Realized Losses	315
Reports to Certificateholders and the RR Interest Owners; Certain Available Information	317

8

Certificate Administrator Reports	317
Information Available Electronically	323
Voting Rights	328
Delivery, Form, Transfer and Denomination	329
Denomination	329
Book-Entry Registration	329
Definitive Certificates	332
Certificateholder Communication	332
Access to Certificateholders’ Names and Addresses	332
Requests to Communicate	332
List of Certificateholders	333
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	333
General	333
Dispute Resolution Provisions	344
Asset Review Obligations	344
POOLING AND SERVICING AGREEMENT	344
General	344
Assignment of the Mortgage Loans	345
Servicing Standard	346
Subservicing	347
Advances	348
P&I Advances	348
Servicing Advances	350
Nonrecoverable Advances	350
Recovery of Advances	351
Accounts	353
Withdrawals from the Collection Account	356
Servicing and Other Compensation and Payment of Expenses	358
General	358
Master Servicing Compensation	363
Special Servicing Compensation	365
Disclosable Special Servicer Fees	369
Certificate Administrator and Trustee Compensation	370
Operating Advisor Compensation	370
Asset Representations Reviewer Compensation	371
CREFC® Intellectual Property Royalty License Fee	372
Appraisal Reduction Amounts	372
Maintenance of Insurance	379
Modifications, Waivers and Amendments	382
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	384

Inspections	386
Collection of Operating Information	387
Special Servicing Transfer Event	387
Asset Status Report	389
Realization Upon Mortgage Loans	393
Sale of Defaulted Loans and REO Properties	395
The Directing Holder	398
General	398
Major Decisions	401
Asset Status Report	404
Replacement of the Special Servicer	404
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	404
Servicing Override	406
Rights of Holders of Companion Loans	406
Limitation on Liability of Directing Holder	407
The Operating Advisor	408
General	408
Duties of Operating Advisor	409
Annual Report	410
Operating Advisor Consultation Rights	412
Recommendation of the Replacement of the Special Servicer	412
Eligibility of Operating Advisor	412
Other Obligations of Operating Advisor	413
Delegation of Operating Advisor’s Duties	414
Termination of the Operating Advisor With Cause	414
Rights Upon Operating Advisor Termination Event	415
Waiver of Operating Advisor Termination Event	416
Termination of the Operating Advisor Without Cause	416
Resignation of the Operating Advisor	416
Operating Advisor Compensation	417
The Asset Representations Reviewer	417
Asset Review	417
Eligibility of Asset Representations Reviewer	422
Other Obligations of Asset Representations Reviewer	422

9

Delegation of Asset Representations Reviewer’s Duties	423
Assignment of Asset Representations Reviewer’s Rights and Obligations	423
Asset Representations Reviewer Termination Events	424
Rights Upon Asset Representations Reviewer Termination Event	425
Termination of the Asset Representations Reviewer Without Cause	425
Resignation of Asset Representations Reviewer	425
Asset Representations Reviewer Compensation	425
Limitation on Liability of the Risk Retention Consultation Parties	426
Replacement of the Special Servicer Without Cause	426
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	430
Termination of the Master Servicer and the Special Servicer for Cause	431
Servicer Termination Events	431
Rights Upon Servicer Termination Event	433
Waiver of Servicer Termination Event	435
Resignation of the Master Servicer and Special Servicer	435
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	436
Limitation on Liability; Indemnification	436
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	439
Dispute Resolution Provisions	439
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	439
Repurchase Request Delivered by a Party to the PSA	440
Resolution of a Repurchase Request	440
Mediation and Arbitration Provisions	443
Servicing of the Non-Serviced Mortgage Loans	444

General	444
Servicing of the Scottsdale Fashion Square Mortgage Loan	447
Servicing of the Servicing Shift Mortgage Loans	447
Rating Agency Confirmations	448
Evidence as to Compliance	450
Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding	451
Termination; Retirement of Certificates	451
Amendment	453
Resignation and Removal of the Trustee and the Certificate Administrator	455
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	456
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	456
California	456
Michigan	457
General	458
Types of Mortgage Instruments	458
Leases and Rents	458
Personalty	459
Foreclosure	459
General	459
Foreclosure Procedures Vary from State to State	459
Judicial Foreclosure	459
Equitable and Other Limitations on Enforceability of Certain Provisions	459
Nonjudicial Foreclosure/Power of Sale	460
Public Sale	460
Rights of Redemption	461
Anti-Deficiency Legislation	462
Leasehold Considerations	462
Cooperative Shares	462
Bankruptcy Laws	463
Environmental Considerations	469
General	469
Superlien Laws	469
CERCLA	469
Certain Other Federal and State Laws	470
Additional Considerations	470
Due-on-Sale and Due-on-Encumbrance Provisions	471
Subordinate Financing	471
Default Interest and Limitations on Prepayments	471
Applicability of Usury Laws	471
Americans with Disabilities Act	472
Servicemembers Civil Relief Act	472

10

Anti-Money Laundering, Economic Sanctions and Bribery	472
Potential Forfeiture of Assets	473
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	473
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	475
USE OF PROCEEDS	475
YIELD AND MATURITY CONSIDERATIONS	476
Yield Considerations	476
General	476
Rate and Timing of Principal Payments	476
Losses and Shortfalls	477
Certain Relevant Factors Affecting Loan Payments and Defaults	478
Delay in Payment of Distributions	479
Yield on the Certificates with Notional Amounts	479
Weighted Average Life	479
Pre-Tax Yield to Maturity Tables	484
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	486
General	486
Qualification as a REMIC	487
Status of Offered Certificates	489
Taxation of Regular Interests	490
General	490
Original Issue Discount	490
Acquisition Premium	492
Market Discount	492
Premium	493
Election To Treat All Interest Under the Constant Yield Method	493
Treatment of Losses	494
Yield Maintenance Charges and Prepayment Provisions	494
Sale or Exchange of Regular Interests	495
Taxes That May Be Imposed on a REMIC	495
Prohibited Transactions	495
Contributions to a REMIC After the Startup Day	496
Net Income from Foreclosure Property	496
REMIC Partnership Representative	496
Taxation of Certain Foreign Investors	497

FATCA	498
Backup Withholding	498
Information Reporting	498
3.8% Medicare Tax on “Net Investment Income”	498
Reporting Requirements	498
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	499
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	500
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	502
WHERE YOU CAN FIND MORE INFORMATION	502
FINANCIAL INFORMATION	503
CERTAIN ERISA CONSIDERATIONS	503
General	503
Plan Asset Regulations	504
Administrative Exemption	504
Insurance Company General Accounts	506
LEGAL INVESTMENT	507
LEGAL MATTERS	508
RATINGS	508
INDEX OF DEFINED TERMS	510

11

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C-1	FORM OF OPERATING ADVISOR ANNUAL REPORT (POOLED SECURITIZATION)
ANNEX C-2	FORM OF OPERATING ADVISOR ANNUAL REPORT (TRUST SUBORDINATE COMPANION LOAN SECURITIZATION)
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

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IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE ACCESSED ELECTRONICALLY AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—

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THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;
●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

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NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

15

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS

16

PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)  A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

17

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY (A) REGULATION (EU) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (INCLUDING BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019) (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PERSON WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE CERTIFICATES”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

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THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

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THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

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JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

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PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 1 Columbus Circle, New York, New York 10019, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2023-B38 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:
●	German American Capital Corporation, a Maryland corporation;
●	Goldman Sachs Mortgage Company, a New York limited partnership;
●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and
●	Citi Real Estate Funding Inc., a New York corporation.
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

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The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:
Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation	5	$83,378,471	12.7%
Goldman Sachs Mortgage Company	6	198,750,000	30.3
JPMorgan Chase Bank, National Association	4	144,972,500	22.1
Citi Real Estate Funding Inc.	8	129,789,718	19.8
German American Capital Corporation / Goldman Sachs Mortgage Company(3)(4)	2	100,000,000	15.2
Total	25	$656,890,689	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were originated by an unaffiliated third-party or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.
(3)	The Green Acres mortgage loan (7.6%) is part of a whole loan as to which separate notes are being sold by German American Capital Corporation and Goldman Sachs Mortgage Company. The Green Acres whole loan was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Bank of Montreal and DBR Investments Co. Limited. The Green Acres mortgage loan is evidenced by two (2) promissory notes: (i) note A-3, with an outstanding principal balance of $32,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; and (ii) note A-15-1, with an outstanding principal balance of $17,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.
(4)	The Great Lakes Crossing Outlets mortgage loan (7.6%) is part of a whole loan as to which separate notes are being sold by German American Capital Corporation and Goldman Sachs Mortgage Company. The Great Lakes Crossing Outlets whole loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal. The Great Lakes Crossing Outlets mortgage loan is evidenced by three (3) promissory notes: (i) note A-1-1, with an outstanding principal balance of $27,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; (ii) note A-2-1-B, with an outstanding principal balance of $7,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller and (iii) note A-2-2, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.
In addition, Goldman Sachs Mortgage Company will transfer to the depositor the Pacific Design Center trust subordinate companion loan, which will be an asset of the issuing entity but will not be included in the mortgage pool.
See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling

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and servicing agreement. The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.
Prior to the related servicing shift securitization date, any servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after a related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”,“—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Outside Primary Servicer	Wells Fargo Bank, National Association, is acting as the primary servicer of certain non-serviced whole loans and master servicer of certain non-serviced companion loans. See “Transaction Parties—Outside Primary Servicer—Wells Fargo Bank, National Association”.
Special Servicers	LNR Partners, LLC, a Florida limited liability company, is expected to act as special servicer with respect to the serviced mortgage loans (other than any applicable excluded special servicer loan and the Pacific Design Center mortgage loan) and any related serviced companion loans. Argentic Services Company LP, a Delaware limited partnership, is expected to act as the special servicer with respect to the Pacific Design Center mortgage loan and the trust subordinate companion loan. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) is continuing and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to “major decisions” and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of LNR Partners, LLC is located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. Argentic Services Company LP maintains its principal servicing office at 500 North Central Expressway, Suite 261, Plano, Texas 75074 and its telephone number is 469-609-2000. See “Transaction Parties—The General Special Servicer”, “—The Pacific Design Center Special Servicer” and “Pooling and Servicing Agreement”.
Unless otherwise specified, references to the special servicer in this prospectus, refer to the applicable special servicer.

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If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”.
LNR Partners, LLC is expected to be appointed as the special servicer (other than with respect to the Pacific Design Center mortgage loan) by Eightfold Real Estate Capital Fund V, L.P. or its affiliate, which is expected to purchase each of the Class D, Class E, Class F, Class G, Class H, Class X-D, Class X-F, Class X-G and Class X-H certificates and receive the Class S certificates and, on the closing date, is expected to appoint itself or its affiliate to be the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loans, any servicing shift mortgage loan and the Pacific Design Center mortgage loan (for so long as no Pacific Design Center control appraisal period is continuing) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.
LNR Partners, LLC, or its affiliate, assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool.
Prior to the related servicing shift securitization date, any servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after a related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Trustee	Computershare Trust Company, N.A., a national banking association, will be the trustee. The corporate trust office of Computershare Trust Company, N.A. is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations). Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.
The initial mortgagee of record with respect to any servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after a related servicing shift securitization date, the mortgagee of record with respect to any related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement. See

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“Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, N.A., a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Computershare Trust Company, N.A., in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations), and for certificate transfer services, Computershare Trust Company, N.A., 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.
The custodian with respect to any servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After any related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders and the RR interest owner that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.
Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.
See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

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Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or applicable excluded loan) and any related serviced companion loans, as further described in this prospectus. The directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any servicing shift mortgage loan and the Pacific Design Center mortgage loan) and any related serviced companion loans will be the trust directing holder. The “trust directing holder” will generally be the controlling class certificateholder (or its representative) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.
With respect to the Pacific Design Center whole loan, for so long as no Pacific Design Center control appraisal period is continuing, as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Serviced AB Whole Loan—Pacific Design Center Whole Loan”, the directing holder for the Pacific Design Center whole loan will be the Pacific Design Center controlling class certificateholder (or its representative) selected by a majority of the Pacific Design Center controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). For so long as a control appraisal period is continuing with respect to the Pacific Design Center whole loan, the directing holder for the Pacific Design Center whole loan will be the trust directing holder and will have control and consultation rights as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Pacific Design Center Whole Loan”.
With respect to the directing holder, an “excluded loan” is a mortgage loan, trust subordinate companion loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (or, with respect to the Pacific Design Center whole loan other than during the continuance of an Pacific Design Center control appraisal period, the Pacific Design Center controlling class representative or the holder of the majority of the Pacific Design Center controlling class) (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.
The controlling class will be the most subordinate class of the Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class,

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at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.
Eightfold Real Estate Capital Fund V, L.P. or its affiliate is expected to purchase each of the Class D, Class E, Class F, Class G, Class H, Class X-D, Class X-F, Class X-G and Class X-H certificates and receive the Class S certificates and, on the closing date, is expected to appoint itself or its affiliate as the initial directing holder with respect to each serviced mortgage loan (other than the Pacific Design Center mortgage loan for so long as no Pacific Design Center control appraisal period is continuing, any excluded loans and any servicing shift mortgage loan) and any related serviced companion loans.
The Pacific Design Center controlling class will be the most subordinate class of the loan-specific certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class. During the continuation of a Pacific Design Center control appraisal period with respect to the Pacific Design Center whole loan, the loan-specific certificates will no longer be permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class certificateholder (or its representative) will be the directing holder for the Pacific Design Center whole loan and will generally have the same consent and consultation rights with respect to the related whole loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Pacific Design Center Whole Loan”.
It is anticipated that Steamboat CMBS LLC will purchase the Class PDC-HRR certificates and, on the closing date, it is expected that ES Ventures Holding, Inc., a Delaware corporation, an affiliate of Steamboat CMBS LLC and Argentic Services Company LP, will be designated as initial directing holder with respect to the Pacific Design Center whole loan.
With respect to any servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the directing holder (or equivalent party) under the related servicing shift pooling and servicing agreement and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan, which are substantially similar to, but not necessarily identical to, those of the trust directing holder related to this securitization transaction. The trust directing holder of this securitization will only have limited consultation rights with respect to certain servicing matters or

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mortgage loan modifications affecting any servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention

Consultation Party	The “risk retention consultation parties” will be (i) a party Deutsche Bank AG, New York Branch, (ii) a party selected by Goldman Sachs Bank USA and (iii) a party selected by JPMorgan Chase Bank, National Association, in each case, as an owner of the VRR Interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any applicable excluded loan, any servicing shift mortgage loan, and, for so long as no related control appraisal period is continuing, the Pacific Design Center mortgage loan) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any applicable excluded loan, servicing shift mortgage loan, and, for so long as no related control appraisal period is continuing, the Pacific Design Center mortgage loan) and any related serviced companion loans, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company and JPMorgan Chase Bank, National Association (in each case, or an affiliate thereof) are expected to be appointed as the initial risk retention consultation parties.
With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Holders of the Loan-Specific

Certificates	The Pacific Design Center mortgage loan (9.99%) has a related trust subordinate companion loan (a subordinate interest in the related whole loan) which will also be held by the issuing entity. The loan-specific certificates will be backed solely by the trust subordinate companion loan, and any expenses or losses incurred in respect of the other mortgage loans will not be borne by the holders of the loan-specific certificates.
Initially, and for so long as no control appraisal period is continuing with respect to the Pacific Design Center whole loan as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Pacific Design Center Whole Loan”, the Pacific Design Center controlling class

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certificateholder (or its representative) selected by a majority of the Pacific Design Center controlling class certificateholders will be entitled to exercise certain of the rights of the holder of the trust subordinate companion loan under the related co-lender agreement.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing holder (or equivalent party), operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in April 2023 (or, in the case of any mortgage loan that has its first due date after April 2023, the date that would have been its due date in April 2023 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.
Closing Date	On or about April 21, 2023.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in May 2023.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.
Collection Period	For any mortgage loan or trust subordinate companion loan to be held by the issuing entity and any distribution date, the period

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commencing on the day immediately following the due date for such mortgage loan or trust subordinate companion loan, as applicable, in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan or trust subordinate companion loan, as applicable, occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans or trust subordinate companion loan, as applicable, relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below, which have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:
Class A-1	December 2027
Class A-2	April 2028
Class A-3	April 2030
Class A-SB	July 2032
Class A-4	February 2033
Class X-A	February 2033
Class A-M	February 2033
Class B	March 2033
Class C	April 2033
The rated final distribution date for each class of offered certificates will be the distribution date in April 2056.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

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The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below(1):

(1) In addition, Goldman Sachs Mortgage Company will sell the trust subordinate companion loan to the depositor, which will in turn deposit the trust subordinate companion loan into the issuing entity. Although the trust subordinate companion loan will be an asset of the issuing entity, amounts distributable to the trust subordinate companion loan pursuant to its related co-lender agreement will be payable only to the loan-specific certificates and therefore support only such loan-specific certificates.

The foregoing illustration does not take into account the sale of any non-offered pooled certificates, loan-specific certificates or the VRR Interest.

Offered Certificates

General	We are offering the following classes of Benchmark 2023-B38 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-B38 set forth below (referred to as the “offered certificates”):
●	Class A-1
●	Class A-2
●	Class A-3
●	Class A-SB
●	Class A-4
●	Class X-A
●	Class A-M
●	Class B
●	Class C

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The certificates will consist of (i) the offered certificates, (ii) each class of non-offered pooled certificates, which consists of the Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class S and Class R certificates (collectively referred to as the “non-offered pooled certificates”), (iii) the Class RR certificates, and (iv) the Class PDC-A1, Class PDC-A2 and Class PDC-HRR certificates (collectively referred to as the “loan-specified certificates” or the “non-offered loan-specific certificates”). In addition, the RR interest is not being offered by this prospectus. The offered certificates and the non-offered pooled certificates (other than the Class R certificates) are collectively referred to as the “non-VRR certificates”, and the Class RR certificates and the RR interest are collectively referred to as the “VRR Interest”. The offered certificates, the non-offered pooled certificates (other than the Class R certificates) and the Class RR certificates are collectively referred to as the “pooled certificates”.
The Pacific Design Center mortgage loan will be pooled together with the other mortgage loans (collectively referred to in this prospectus as the “mortgage pool”) and interest and principal received in respect of such mortgage loans will be available to make distributions in respect of the non-VRR certificates and the VRR Interest. The trust subordinate companion loan will be an asset of the issuing entity but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the trust subordinate companion loan will only be available to make distributions in respect of the loan-specific certificates.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Initial Certificate Balance or Notional Amount
Class A-1	$6,484,000
Class A-2	$201,433,000
Class A-3	$50,784,000
Class A-SB(1)	$4,164,000
Class A-4	$173,967,000
Class X-A(2)	$507,037,000
Class A-M	$70,205,000
Class B	$31,202,000
Class C	$24,182,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.
(2)	The notional amount of the Class X-A certificates is subject to change depending upon the final pricing of the pooled principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of pooled principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of pooled principal balance certificates may not be part of, and reduce accordingly, such notional amount of the Class X-A certificates (or, if as a result of such pricing the pass-through rate of the Class X-A certificates is equal to zero, such Class X-A certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of pooled principal balance

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certificates that does not comprise such notional amount of the Class X-A certificates is less than the WAC rate, such class of pooled principal balance certificates may become a part of, and increase accordingly, such notional amount of the Class X-A certificates.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:
Class A-1	%(1)
Class A-2	%(1)
Class A-3	%(1)
Class A-SB	%(1)
Class A-4	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC rate, (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate, but in any case not less than 0.000%.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date.
See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.
For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.
For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the

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Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.
The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.
The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event is continuing (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum with a minimum monthly fee of $5,000. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.
The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000

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(or $2,000,000 with respect to the Pacific Design Center whole loan) in the aggregate with respect to any particular workout of a specially serviced loan.
A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan (and any related serviced companion loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000 (or $2,000,000 with respect to the Pacific Design Center whole loan).
Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.
Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.
The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan, REO loan and trust subordinate companion loan at a per annum rate equal to 0.01393%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.
The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage

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loan, the trust subordinate companion loan and REO loan (including non-serviced mortgage loans but excluding any companion loans) at a per annum rate equal to 0.00291%.
The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders and the RR interest owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan, the trust subordinate companion loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR interest owner.
Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR interest owner. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.
With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced

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whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Non-Serviced Whole Loans(1)
Non-Serviced Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)(3)	Special Servicing Fee Rate(2)(4)
1201 Third Avenue	0.00125%	0.250%
CX – 250 Water Street	0.00125%	0.250%
Green Acres	0.00125%	0.250%
Scottsdale Fashion Square	0.00525%	0.250%
National Warehouse & Distribution Portfolio	0.00250%	0.250%
One Campus Martius	0.05000%	0.250%
Sentinel Square II	0.00125%	0.250%
Centers of High Point	0.00125%	0.250%

(1)	Does not reflect the 100 Jefferson Road mortgage loan, a servicing shift mortgage loan. With respect to any servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.
(3)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate
(4)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR Interest

and Non-VRR Certificates	The aggregate amount available for distribution to holders of the non-VRR certificates and the owners of VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the owners of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR

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certificates, on the other hand. On each distribution date, the portion of such pooled aggregate available funds allocable to: (a) the VRR Interest will be the product of such pooled aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the aggregate initial interest balance of the VRR Interest, and the denominator of which is the aggregate initial interest balance of all of the classes of pooled principal balance certificates and the aggregate initial interest balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such pooled aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.
B. Amount and Order of Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:
First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;
Second, to the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:
First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex G;
Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;
Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;
Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;
Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

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Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.
However, if the certificate balances of each class of pooled principal balance certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;
Third, to the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;
Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;
Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;
Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;
Seventh, to the non-offered pooled certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates and the VRR Interest), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

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Eighth, to the Class R certificates, any remaining amounts.
The holders of the loan-specific certificates will only be entitled to distributions from amounts paid or advanced on and allocated to the trust subordinate companion loan in accordance with the co-lender agreement relating to the Pacific Design Center whole loan and no class of non-VRR certificates or the VRR interest will be entitled to distributions paid or advanced on and allocable to the trust subordinate companion loan.
For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.
C. Interest and Principal Entitlements	A description of the interest entitlement of each class of non-VRR certificates (other than the Class S certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. A description of the interest entitlements of the VRR Interest can be found in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.
A description of the amount of principal required to be distributed to each class of pooled principal balance certificates and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the owners of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.
Yield maintenance charges received in respect of the trust subordinate companion loan will be distributed to the loan-specific certificates and will not be allocated to the non-VRR certificates or the VRR interest.

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E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the non-VRR certificates and the VRR Interest will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates are more particularly described under “Description of the Certificates—Distributions”.

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On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.
**	The Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates are interest-only certificates and the Class X-D, Class X-F, Class X-G and Class X-H certificates are not offered by this prospectus.
***	Other than the Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates. None of the loan-specific certificates will be subordinate to any class of non-VRR certificates or the VRR interest, except to the extent of the subordination of the trust subordinate companion loan to the Pacific Design Center mortgage loan as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Pacific Design Center Whole Loan”.
Credit enhancement will be provided solely by certain classes of subordinate pooled principal balance certificates that will be subordinate to certain classes of senior pooled principal balance certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of owners of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR Interest, on

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the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.
Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-D, Class X-F, Class X-G, Class X-H or Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interests will reduce the VRR interest balance. Principal losses and principal payments, if any, on the trust subordinate companion loan allocated to a class of loan-specific certificates will reduce the certificate balance of that class of certificates.
The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-M certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-H certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class H certificates. The notional amount of each class of Class X certificates is subject to change depending upon the final pricing of the pooled principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of pooled principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of pooled principal balance certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X certificates (or, if as a result of such pricing the pass-through rate of such class of Class X certificates is equal to zero, such class of Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of pooled principal balance certificates that does not comprise such notional amount of such class of Class X certificates is less than the WAC rate, such class of pooled principal balance certificates may become a part of, and increase accordingly, such notional amount of such class of Class X certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

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See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR Interest and the allocation of losses to the non-VRR certificates and the VRR Interest.
F. Shortfalls in Available Funds	The following types of shortfalls will reduce the pooled aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest are required to be further allocated among the classes of non-VRR certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.
With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related

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subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the pooled certificates and the RR interest as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.
G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest owners on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan and the trust subordinate companion loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s or trust subordinate companion loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.
The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan or trust subordinate companion loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

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Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.
None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.
See “Pooling and Servicing Agreement—Advances”.
B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the priority of the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.
The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.
If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.
See “Pooling and Servicing Agreement—Advances”.
With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest, compounded annually, on the above described advances at the “Prime Rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan or trust subordinate companion loan, as applicable, until the related due

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date has passed and any grace period for late payments applicable to the mortgage loan or the trust subordinate companion loan, as applicable, has expired. See “Pooling and Servicing Agreement—Advances”.
With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 25 fixed rate commercial mortgage loans, and the trust subordinate companion loan, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrower(s) in 42 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.
Although the trust subordinate companion loan is an asset of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loan is not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include the trust subordinate companion loan unless otherwise indicated. The trust subordinate companion loan supports only the loan-specific certificates. Information in the tables in this prospectus excludes the trust subordinate companion loan unless otherwise stated.
The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $656,890,689. The principal balance of the trust subordinate companion loan as of the cut-off date will be approximately $20,000,000.
In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property)

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represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.
Whole Loans
Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 25 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of one of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”. With respect to the Pacific Design Center whole loan set forth below, there is one subordinate companion loan identified as note B, and Goldman Sachs Mortgage Company will transfer such note B (referred to in this prospectus as the “trust subordinate companion loan”) to the depositor.

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Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
Pacific Design Center	$65,600,000	9.99%	$179,400,000	$20,000,000	47.8%	2.17x	13.8%	51.7%	1.79x	12.7%
1201 Third Avenue	$60,000,000	9.1%	$110,000,000	NAP	30.5%	2.76x	17.7%	30.5%	2.76x	17.7%
CX – 250 Water Street	$53,150,000	8.1%	$478,350,000	NAP	48.8%	1.66x	9.3%	48.8%	1.66x	9.3%
Green Acres	$50,000,000	7.6%	$320,000,000	NAP	54.5%	2.10x	13.0%	54.5%	2.10x	13.0%
Great Lakes Crossing Outlets	$50,000,000	7.6%	$130,000,000	NAP	45.0%	2.50x	17.5%	45.0%	2.50x	17.5%
Scottsdale Fashion Square	$49,000,000	7.5%	$651,000,000	NAP	38.4%	1.92x	12.3%	38.4%	1.92x	12.3%
National Warehouse & Distribution Portfolio	$35,000,000	5.3%	$122,000,000	NAP	56.7%	1.54x	13.0%	56.7%	1.54x	13.0%
100 Jefferson Road	$30,000,000	4.6%	$67,500,000	NAP	56.4%	1.42x	10.7%	56.4%	1.42x	10.7%
One Campus Martius	$27,500,000	4.2%	$190,500,000	NAP	60.1%	1.74x	11.5%	60.1%	1.74x	11.5%
Riverport Tower	$15,000,000	2.3%	$6,600,000	NAP	58.2%	2.12x	14.7%	58.2%	2.12x	14.7%
Sentinel Square II	$10,000,000	1.5%	$94,000,000	NAP	62.3%	1.47x	9.1%	62.3%	1.47x	9.1%
Centers of High Point	$9,642,857	1.5%	$20,000,000	NAP	67.2%	2.03x	16.5%	67.2%	2.03x	16.5%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan, but excluding any related subordinate companion loans and any related mezzanine debt.
(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan (including any related subordinate companion loans), but excluding any related mezzanine debt.
The Pacific Design Center, Great Lakes Crossing Outlets and Riverport Tower whole loans will be serviced by the master servicer and the general special servicer (and the Pacific Design Center special servicer with respect to the Pacific Design Center whole loan) pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan” and any related subordinate companion loan is referred to in this prospectus as a “serviced subordinate companion loan”.
In addition, the Pacific Design Center mortgage loan is referred to as a “serviced AB mortgage loan”, and the Pacific Design Center whole loan is referred to as a “serviced AB whole loan”.
The 100 Jefferson Road whole loan (a “servicing shift whole loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction, provided, that if any related non-controlling companion loan is included in a securitization that closes prior to the Benchmark 2023-B38 transaction, the 100 Jefferson Road whole loan will be serviced under the servicing agreement for such earlier transaction and the 100 Jefferson Road whole loan will be a non-serviced whole loan. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement or trust and servicing agreement, as applicable, entered into in connection with such securitization (each, a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, such servicing

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shift whole loan will be a “serviced whole loan”. On and after a related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.
Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling/Trust and Servicing Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party(3)	Operating Advisor	Asset Representations Reviewer
1201 Third Avenue	BANK5 2023-5YR1(4)	9.1%	Wells Fargo Bank, National Association(4)	CWCapital Asset Management LLC(4)	Computershare Trust Company, National Association(4)	Computershare Trust Company, National Association(4)	Morgan Stanley Bank, N.A.(4)	Pentalpha Surveillance LLC(4)	Pentalpha Surveillance LLC(4)
CX – 250 Water Street	BANK 2023-BNK45(5)	8.1%	Wells Fargo Bank, National Association(5)	LNR Partners, LLC(5)	Computershare Trust Company, National Association(5)	Computershare Trust Company, National Association(5)	Bank of America, National Association(5)	Park Bridge Lender Services LLC(5)	Park Bridge Lender Services LLC(5)
Green Acres	BMO 2023-C4(6)	7.6%	Midland Loan Services, a Division of PNC Bank, National Association(6)	LNR Partners, LLC(6)	Computershare Trust Company, National Association(6)	Computershare Trust Company, National Association(6)	Sabal Strategic Opportunities Fund, L.P. (6)	Pentalpha Surveillance LLC(6)	Pentalpha Surveillance LLC(6)
Scottsdale Fashion Square	SCOTT 2023-SFS	7.5%	Berkadia Commercial Mortgage LLC	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	Prima Capital Advisors LLC	Park Bridge Lender Services LLC	N/A
National Warehouse & Distribution Portfolio	BANK5 2023-5YR1	5.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Basis Investment Group, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
One Campus Martius	Benchmark 2022-B36	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	KKR Real Estate Credit Opportunity Partners II L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Sentinel Square II	FIVE 2023-V1	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Greystone High Yield Investments I LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Centers of High Point	FIVE 2023-V1	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Greystone High Yield Investments I LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	Does not reflect the 100 Jefferson Road whole loan, which will be a servicing shift mortgage loan, provided, however, if one or more non-controlling companion loans is securitized in a transaction before the closing date of the Benchmark 2023-B38 transaction, the 100 Jefferson Road whole loan will be a non-serviced whole loan and will be serviced under the servicing agreement for such earlier securitization. With respect to the servicing shift mortgage loan, on and after the related servicing shift securitization date, the servicing shift mortgage loan will also be a non-serviced mortgage loan and the related whole loan will be a non-serviced whole loan.
(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has included, or is expected to include, the related controlling note for such whole loan.
(3)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

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(4)	The 1201 Third Avenue whole loan is expected to be initially serviced under the pooling and servicing agreement governing the BANK5 2023-5YR1 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement. The BANK5 2023-5YR1 transaction is expected to close on April 19, 2023.
(5)	The CX – 250 Water Street whole loan is initially serviced under the pooling and servicing agreement governing the BANK 2023-BNK45 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.
(6)	The Green Acres whole loan is initially serviced under the pooling and servicing agreement governing the BMO 2023-C4 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Mortgage Loan Characteristics
The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.
Although the trust subordinate companion loan is an asset of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loan is not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include the trust subordinate companion loan unless otherwise indicated. The trust subordinate companion loan supports only the loan-specific certificates. Information in the tables in this prospectus excludes the trust subordinate companion loan unless otherwise stated.
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated,such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off

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date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:
Cut-off Date Mortgage Loan Characteristics(1)
All Mortgage Loans
Initial Pool Balance(2)	$656,890,689
Number of mortgage loans	25
Number of mortgaged properties	42
Range of Cut-off Date Balances	$3,888,468 to $65,600,000
Average Cut-off Date Balance	$26,275,628
Range of Mortgage Rates	5.15000% to 7.28000%
Weighted average Mortgage Rate	6.26691%
Range of original terms to maturity(3)	60 months to 120 months
Weighted average original term to maturity(3)	99 months
Range of remaining terms to maturity(3)	56 months to 120 months
Weighted average remaining term to maturity(3)	95 months
Range of original amortization term(4)	360 months to 360 months
Weighted average original amortization term(4)	360 months
Range of remaining amortization terms(4)	324 months to 360 months
Weighted average remaining amortization term(4)	352 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	30.5% to 67.2%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	50.1%
Range of LTV Ratios as of the maturity date/ARD(3)(5)(6)	30.5% to 66.7%
Weighted average LTV Ratio as of the maturity date/ARD(3)(5)(6)	49.1%
Range of UW NCF DSCR(6)(7)	1.34x to 2.76x
Weighted average UW NCF DSCR(6)(7)	1.95x
Range of UW NOI Debt Yield(6)	9.1% to 17.7%
Weighted average UW NOI Debt Yield(6)	13.5%
Percentage of Initial Pool Balance consisting of:
Interest Only	73.1%
Amortizing Balloon	17.4%
Interest Only - ARD	8.1%
Interest Only, then Amortizing Balloon	1.5%

(1)	Except where expressly stated otherwise, statistical information in this table does not include the trust subordinate companion loan.
(2)	Subject to a variance of plus or minus 5%.
(3)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.
(4)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.
(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, each of the cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio has been calculated using the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). However, with respect

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to four mortgaged properties (20.8%) that secure (in whole or in part) four mortgage loans (20.8%), the related cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio was calculated based upon a valuation other than an “as is” value for each related mortgaged property. The mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”
(6)	In the case of 12 mortgage loans (69.2%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s). See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for information about the debt service coverage ratios, loan-to-value ratios and debt yields including the subordinate companion loans.
(7)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date or anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
All of the mortgage loans accrue interest on an actual/360 basis.
For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.
Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Five of the mortgage loans (19.1%) (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO property, as described below:
With respect to the Green Acres mortgage loan (7.6%), the mortgaged property previously secured a securitized mortgage loan with an original maturity date of February 3, 2021. Following the borrower’s request for an extension of the maturity date in November 2020, the prior loan was transferred to special servicing in December 2020 due to the imminent loan maturity. In February 2021, the term of the prior loan was extended to February 3, 2022 and such loan was transferred back to master servicing. In or around February 2022, the term was further extended to February 3, 2023. In January 2023, the mortgage loan paid off the prior loan in full.

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With respect to the Naugatuck Valley Shopping Center mortgage loan (4.2%), which was originated on March 16, 2020, on August 26, 2022, the borrower and lender entered into a forbearance and modification agreement. In such agreement, the borrower acknowledged that events of default existed, because the borrower had failed to deposit all rents into the lockbox account. Cash management and cash trap triggers, based on a decline in debt service coverage ratio, had occurred and are continuing. Among other amendments, such agreement allowed the borrower to forbear the deposit of excess cash flow that had previously accrued until the end of the forbearance period, which expired on December 23, 2022.
With respect to the Crowne Plaza Union Station mortgage loan (3.7%), the mortgaged property previously secured a securitized mortgage loan with an original maturity date of November 6, 2022. The borrower entered into a forbearance agreement with the servicer which extended the term of the loan through March 1, 2023. On March 1, 2023, proceeds from the mortgage loan paid off the prior loan in full.
With respect to the 1027 Filbert Street Mortgage Loan (2.4%), the Mortgaged Property previously secured a loan from MassMutual Ascend Life Insurance Company originated in January 2012 and maturing in 2022. Prior to the origination of the 1027 Filbert Street Mortgage Loan, MassMutual Ascend Life Insurance Company exercised its remedies under its loan documents and filed a foreclosure action on October 14, 2022. The Mortgage Loan paid off the prior loan in full, including all late fees and default interest.
With respect to the 68-78 River Road mortgage loan (1.2%), the prior loan secured by the mortgaged property went into maturity default on March 6, 2023. On March 10, 2023, the mortgage loan paid off the prior loan in full.
See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	Twenty-six (26) mortgaged properties, securing, in whole or in part, 9 mortgage loans (29.4%), (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are subject to a triple-net or modified gross lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	None of the mortgage loans vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.
The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with the underwriting standards of DBR Investments Co. Limited or Deutsche Bank AG, New York Branch, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”. The Mortgage Loans to be contributed by Goldman Sachs Mortgage Company were originated in accordance with Goldman Sachs Mortgage Company’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear

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Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor under the pooled securitization, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

EU Securitization Regulation

and UK Securitization Regulation	None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation (each as defined below). In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any requirements of such regulations. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates”.

Information Available to

Certificateholders and the RR Interest

Owner	On each distribution date, the certificate administrator will prepare and make available to each certificateholder and the RR interest owner a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR interest owner may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

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●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, Thomson Reuters Corporation, CRED iQ and KBRA Analytics, LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans and the trust subordinate companion loan remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans and the trust subordinate companion loan as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans and the trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates including the loan-specific certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans and the trust subordinate companion loan held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest.
See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage Loans;

Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement

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that materially and adversely affects the value of the mortgage loan or the trust subordinate companion loan, as applicable, the value of the related mortgaged property or the interests of the trust or any certificateholders or RR interest owner in the mortgage loan or trust subordinate companion loan, as applicable, or mortgaged property or causes the mortgage loan or trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to each of the Great Lakes Crossing Outlets and Green Acres mortgage loans, each of German American Capital Corporation and Goldman Sachs Mortgage Company, will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.
Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR interest owner and the related companion loan holders (as a collective whole as if such certificateholders, the RR interest owner and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.
Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase

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the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.
Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) as three separate REMICs (the “Trust Subordinate Companion Loan REMIC” , the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, a “Trust REMIC”) for federal income tax purposes.
In addition, (1) the portions of the issuing entity consisting of (i) the excess interest accrued on a mortgage loan with an anticipated repayment date and the related distribution account, and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, will be classified as a trust under Treasury Regulations section 301.7701-4(c), (the “Grantor Trust”), (2) the Class S certificates and the VRR Interest will represent beneficial ownership of the excess interest and related distribution account, (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon and (4) the Class R certificates will represent beneficial ownership of the residual interests in each Trust REMIC.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class [_] certificates will be issued with original issue discount, that the Class[_]certificates will be issued with de minimis original issue discount and that the Class [_] certificates will be issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.
Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for

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purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.
If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.
The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).
See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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SUMMARY OF RISK FACTORS

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, hospitality, retail, industrial, self-storage and multifamily) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
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●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. We cannot assure you as to if and when states will permit full resumption of economic activity, as to whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, the financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when any contractions will resume and when steady economic expansion will cease.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in significant losses, including shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in slower resumption of

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economic activity than in other less-impacted regions. However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent, and restrictions on and reduced interest in social gatherings, on which retail properties rely;
●	multifamily and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally;
●	office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

With respect to all the property types listed above, the borrowers with respect to mortgage loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of mortgage loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic.

In addition, leases for certain of the tenants at the mortgaged properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments, or in certain circumstances, to terminate the related lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or other pandemic or epidemic. Such provisions have become increasingly common following the COVID-19 pandemic.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

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The loss models used by the rating agencies to rate the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that the decline in economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider, as the country reopens, the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Some borrowers may seek forbearance arrangements at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Investors should understand that the underwriting of mortgage loans originated prior to or during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. Increased volume of borrower requests and communication may result in delays in the

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servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID-19 Considerations”, as of the dates set forth in that section. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D, Annex E and Annex F hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan.”

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for

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organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation

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value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
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●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to make payments under its lease (including, for example, economic sanctions imposed on the tenant’s parent company or other financial distress experienced by affiliates of the tenant). If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use

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property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to

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an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

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With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;
●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;
●	if the related borrower fails to provide a designated number of parking spaces;
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;
●	if a tenant’s use is not permitted by zoning or applicable law;
●	if the tenant is unable to exercise an expansion right;
●	if the landlord defaults on its obligations under the lease;
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;
●	if significant or specified tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;
●	in the case of government sponsored tenants, any time or for lack of appropriations; or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

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Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Government Tenants Have Special Risks. With respect to tenants that constitute United States government agencies or entities, generally if the related mortgaged property is transferred, the leases require the United States and the transferee to enter into novation agreements; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. The foregoing provisions may delay or impede the ability of the lender to realize on the related mortgaged properties following a default. In addition, the borrowers may be subject to certain requirements regarding management of the mortgaged property and the borrowers required by certain United States agencies.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Sale-Leaseback Transactions Also Have Risks. With respect to the National Warehouse & Distribution Portfolio mortgaged properties (5.3%), the sole tenant at each of the properties, CVB, Inc., is an affiliate of the related borrowers under common ownership with the parent owner of the related borrowers, MPI Group LLC. The guarantor of each lease, Samuel Bert Malouf, is the guarantor of the National Warehouse & Distribution Portfolio Whole Loan. While not a sale-leaseback entered into at the time of origination of the National Warehouse & Distribution Portfolio Mortgage Loan, certain elements inherent in a sale-leaseback transaction may be applicable to the affiliated lease arrangement. We cannot assure you that the tenant will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an

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equitable mortgage. Here, that secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three (3) years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans that are subject to a sale-leaseback transaction.

The application of any of these doctrines to any of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The

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Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults,

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could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

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Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, and/or “—Parking Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);
●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and
●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii)

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failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect the related borrower(s)’ ability to make payments on the applicable mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

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Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

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In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property

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and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease and may default on its lease.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

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Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. We cannot assure you that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting

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the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR interest owner to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the

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related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank, was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. In addition, the lockbox accounts and certain other accounts for certain of the Mortgage Loans, including the National Warehouse & Distribution Portfolio Mortgage Loan, the 9200 Calumet Industrial Mortgage Loan, The Grove Mortgage Loan, the Chatsworth Retail Mortgage Loan, the CVS 5 Portfolio Mortgage Loan, the Sentinel Square II Mortgage Loan, the Centers of High Point Mortgage Loan, the Dollar Walgreens Portfolio Mortgage Loan, the 68-78 River Road Mortgage Loan and the Sylvan Heights Mortgage Loan (collectively, 21.0%) were held at Signature Bank (or in the case of a springing lockbox, entered into a springing clearing account agreement with Signature Bank) and have been transferred to Bridge Bank or Flagstar. In addition, the lockbox account for the 100 Jefferson Road Mortgage Loan (4.6%) was held at Signature Bank on the origination date of March 10, 2023; however, the lender instructed the borrower not to deliver the letters to tenants directing the tenants to remit rents into the lockbox account. Related to

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the foregoing, the borrower and the lenders to the 100 Jefferson Road Mortgage Loan executed an amendment to the 100 Jefferson Road Whole Loan documents on March 24, 2023, requiring the borrower to establish a lockbox with another institution meeting the financial and ratings requirements within 60 days following such amendment and, commencing within five business days subsequent thereto, to cause all rents to be transmitted directly by tenants at the 100 Jefferson Road Mortgaged Property into a lender-controlled lockbox account. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements. It is unclear whether Bridge Bank or Flagstar currently meets the requirements under the applicable mortgage loan documents. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades, which may trigger the obligation to transfer accounts held at other institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example:

●	New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of the mortgaged properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve

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the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders and the RR interest owner may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, mixed use, office, industrial and hospitality. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Michigan, Washington, Indiana, Massachusetts, New York, Arizona, Missouri and New Jersey. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged
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property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot

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assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR interest owner.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, representation and warranty number 40 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “—JPMorgan Chase Bank, National Association”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near

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the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
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●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property. Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular

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office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for

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examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, representation and warranty number 40 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;
●	revolution;
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●	terrorism;
●	nuclear, biological or chemical materials;
●	governmental actions;
●	floods and other water related causes;
●	earth movement, including earthquakes, landslides and mudflows;
●	wet or dry rot;
●	vermin; and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;
●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;
●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;
●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and
●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at

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current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR interest owner.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2023. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially

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reasonable rates. See representation and warranty number 16 on Annex D-1, representation and warranty number 18 on Annex E-1 and representation and warranty number 16 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain

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terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

We cannot assure you that the conflicts arising where a borrower sponsor is affiliated with a tenant at the Mortgaged Property will not adversely impact the value of your Mortgage Loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

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A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these

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assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders and the RR interest owner until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR interest owner. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR interest owner. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in

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shortfalls and losses on the certificates. See also “—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time.

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The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the

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satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

In addition, investors should be aware that the appraisals for the mortgaged properties may have been obtained prior to the COVID-19 pandemic, or may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (4.2%) is a seasoned mortgage loan that was originated approximately 36 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

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The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take

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into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

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In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1, representation and warranty number 33 on Annex E-1 and representation and warranty number 31 on Annex F-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

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Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders and the RR interest owner. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

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Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, representation and warranty number 33 in Annex E-1, representation and warranty number 31 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans (other than the trust subordinate companion loan) are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
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●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. If a tenant-in-common borrower has waived its right to partition, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

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Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR interest owner as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
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●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and the RR interest owner. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

One (1) of the mortgage loans (8.1%) provides that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Although this feature may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. Excess interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the holders of the VRR Interest, neither of which are offered by this prospectus. To the extent that payments are required to be made on a related subordinate companion loan or mezzanine loan prior to application of excess cash flow to repay an anticipated repayment date mortgage loan, the amount of excess cash flow available to repay such mortgage loan will be reduced. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
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●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

With respect to the Scottsdale Fashion Square Mortgage Loan (7.5%), for purposes of calculating interest and other amounts payable on the Scottsdale Fashion Square Whole Loan, each note was divided into multiple components with varying interest rates. The interest rate of each note (including the

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Scottsdale Fashion Square Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the Scottsdale Fashion Square Mortgage Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the Scottsdale Fashion Square Whole Loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an

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unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, representation and warranty number 36 in Annex E-1, representation and warranty number 34 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City's Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes”

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program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and Goldman Sachs Mortgage Company will sell the trust subordinate companion loan) to the depositor (an affiliate of German American Capital Corporation, one of the sponsors and an originator, Deutsche Bank AG, acting through its New York Branch, a holder of the VRR Interest and an initial risk retention consultation party, DBR Investments Co. Limited, an originator, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. The originators may also earn origination fees in

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connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances

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described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch, Goldman Sachs Bank USA and JPMorgan Chase Bank, National Association are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the VRR Interest owners by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or VRR Interest owner holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or VRR Interest owner entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Deutsche Bank AG, acting through its New York Branch (as holder of the Class RR certificates or a risk retention consultation party) or Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association (in each case as an RR interest owner or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that none of Deutsche Bank AG, acting through its New York Branch (as holder of the Class RR certificates or a risk retention consultation party) or Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association (in each case as an RR interest owner or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.
Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

In addition, an affiliate of JPMorgan Chase Bank, National Association, a mortgage loan seller and a sponsor, is a tenant with respect to the 1201 Third Avenue mortgage loan. We cannot assure you that any related borrower did not receive more favorable loan terms than it would have received if a lender affiliate was not a tenant, nor can we assure you that any such lender affiliate did not receive more favorable lease terms than an unaffiliated tenant would receive.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,

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“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the 100 Jefferson Road whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date, provided, that if one or more related non-controlling companion loans is securitized in a transaction prior to the closing date of the Benchmark 2023-B38 transaction, the 100 Jefferson Road whole loan will be a non-serviced whole loan, and will be serviced temporarily under the servicing agreement for such earlier transaction. Upon the servicing shift securitization date, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identities of any such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or related servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the trust directing holder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the trust directing holder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

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The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected VRR Interest owners and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor and an originator, (iii) Deutsche Bank AG, acting through its New York Branch, a holder of the VRR Interest and an initial risk retention consultation party, and (iv) DBR Investments Co. Limited, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of (i) Goldman Sachs Bank USA, an originator, an initial RR Interest owner and the holder of the companion loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (ii) Goldman Sachs Mortgage Company, a sponsor and a risk retention consultation party. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator, an initial risk retention consultation party, an initial RR Interest owner and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate

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Funding Inc., a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. In addition, affiliates of the underwriters are holders of companion loans as described in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than

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would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, the RR Interest owners, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders or the RR interest owner (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital Fund V, L.P. or its affiliate is expected to (i) appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any servicing shift mortgage loan and the Pacific Design Center mortgage loan (prior to a Pacific Design Center control appraisal period)) and any related serviced companion loans and (ii) purchase the Class D, Class E, Class F, Class G, Class H, Class X-D, Class X-F, Class X-G, and Class X-H certificates and receive the Class S certificates, and may purchase certain additional classes of certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than the Pacific Design Center mortgage loan and any excluded special servicer loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate with its due diligence on the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and the trust subordinate companion loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

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In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P. or its affiliate will be appointed as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any servicing shift mortgage loan and the Pacific Design Center Mortgage Loan (prior to a Pacific Design Center control appraisal period)). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The Pacific Design Center whole loan will be serviced pursuant to the pooling and servicing agreement related to this transaction, and the Pacific Design Center mortgage loan and the trust subordinate companion loan will be assets in the trust fund. The initial directing holder for the Pacific Design Center whole loan will be the Pacific Design Center controlling class certificateholder (or its representative), which is expected to be ES Ventures Holding, Inc. For so long as no Pacific Design Center control appraisal period is continuing, the directing holder for the Pacific Design Center whole loan will be the Pacific Design Center controlling class certificateholder (or its representative) selected by a majority of the Pacific Design Center controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time). The Pacific Design Center controlling class will be the most subordinate class of the loan-specific certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class. During the continuance of a Pacific Design Center control appraisal period with respect to the Pacific Design Center whole loan, the directing holder for the Pacific Design Center whole loan will be the controlling class certificateholder (or its representative). The directing holder for the Pacific Design Center whole loan will have the right to (i) consent to certain material decisions and actions made with respect to the Pacific Design Center whole loan, (ii) prior to a Pacific Design Center control appraisal period with respect to the Pacific Design Center whole loan, purchase the Pacific Design Center Mortgage Loan under certain limited circumstances and (iii) replace the special servicer with respect to the Pacific Design Center whole loan, with or without cause. The special servicer may, at the direction of the related directing holder, take actions with respect to the Pacific Design Center whole loan that could adversely affect the holders of some or all of the classes of certificates. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Pacific Design Center Whole Loan”.

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The controlling class certificateholders, Pacific Design Center controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders or the RR interest owner. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan, any servicing shift mortgage loan or the Pacific Design Center controlling class certificateholders (for so long as a Pacific Design Center control appraisal period does not exist)) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owner.

Set forth in the following table is the identity of the initial directing holder (or equivalent party) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement or trust and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement(1)	Controlling Noteholder	Initial Directing Party(2)
Pacific Design Center	Benchmark 2023-B38	Benchmark 2023-B38	ES Ventures Holding, Inc.(3)
1201 Third Avenue	BANK5 2023-5YR1(5)	Morgan Stanley Bank, N.A.(5)	Morgan Stanley Bank, N.A.(5)
CX – 250 Water Street	BANK 2023-BNK45(6)	Bank of America, National Association(6)	Bank of America, National Association(6)
Green Acres	BMO 2023-C4(4)	Goldman Sachs Bank USA(4)	Goldman Sachs Bank USA(4)
Great Lakes Crossing Outlets	Benchmark 2023-B38	Benchmark 2023-B38	Eightfold Real Estate Capital Fund V, L.P.
Scottsdale Fashion Square	SCOTT 2023-SFS	SCOTT 2023-SFS	Prima Capital Advisors LLC
National Warehouse & Distribution Portfolio	BANK5 2023-5YR1	BANK5 2023-5YR1	Basis Investment Group, LLC
100 Jefferson Road	Benchmark 2023-B38(7)	Argentic Real Estate Finance 2 LLC(7)	Argentic Real Estate Finance 2 LLC(7)
One Campus Martius	Benchmark 2022-B36	Benchmark 2022-B36	KKR Real Estate Credit Opportunity Partners II L.P.
Riverport Tower	Benchmark 2023-B38	Benchmark 2023-B38	Eightfold Real Estate Capital Fund V, L.P.
Sentinel Square II	FIVE 2023-V1	FIVE 2023-V1	Greystone High Yield Investments I LLC
Centers of High Point	FIVE 2023-V1	FIVE 2023-V1	Greystone High Yield Investments I LLC

(1)	The identification of a “Pooling/Trust and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has included, or is expected to include, the related controlling note for such whole loan.
(2)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.
(3)	The initial directing holder for the Pacific Design Center whole loan is expected to be ES Ventures Holding, Inc., which is expected to be the Pacific Design Center controlling class certificateholder (or its representative). For so long as a Pacific Design Center appraisal period is continuing, the directing holder for the Pacific Design Center whole loan will be the Pacific Design Center controlling class certificateholder (or its representative) selected by a majority of the Pacific Design Center controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time). The Pacific Design Center controlling class will be the most subordinate class of the Class PDC-A1, Class PDC-A2 and Class PDC-HRR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class. Following the occurrence and continuation of a Pacific Design Center control appraisal period, the directing holder for the Pacific Design Center whole loan will be the trust directing holder.
(4)	The Green Acres whole loan is initially serviced under the pooling and servicing agreement for the BMO 2023-C4 securitization. On and after the securitization of the controlling pari passu companion loan, the Green Acres whole loan will be serviced under the pooling and servicing agreement for such future securitization, such securitization will be the related controlling noteholder, and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.
(5)	The 1201 Third Avenue whole loan is expected to be initially serviced under the pooling and servicing agreement for the BANK5 2023-5YR1 securitization. On and after the securitization of the controlling pari passu companion loan, the 1201 Third Avenue whole loan will be serviced under the pooling and servicing agreement for such future securitization, such securitization will be the related controlling noteholder, and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement. The BANK5 2023-5YR1 transaction is expected to close on April 19, 2023.
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(6)	The CX – 250 Water Street whole loan is initially serviced under the pooling and servicing agreement for the BANK 2023-BNK45 securitization. On and after the securitization of the controlling pari passu companion loan, the CX – 250 Water Street whole loan will be serviced under the pooling and servicing agreement for such future securitization, such securitization will be the related controlling noteholder, and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.
(7)	The 100 Jefferson Road whole loan is expected to be a servicing shift whole loan and servicing will be transferred on the related servicing shift securitization date, provided, that if one or more related non-controlling companion loans is securitized in a transaction prior to the closing date of the Benchmark 2023-B38 transaction, the 100 Jefferson Road whole loan will be a non-serviced whole loan, and will be serviced temporarily under the servicing agreement for such earlier transaction. On and after the securitization of the controlling pari passu companion loan, the 100 Jefferson Road whole loan will be serviced under the pooling and servicing agreement for such future securitization, such securitization will be the related controlling noteholder, and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.

The special servicer, in connection with obtaining the consent of, or upon non-binding consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest owner, and they may have interests in conflict with those of the certificateholders or the RR interest owner. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owner. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling pari passu companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling pari passu companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR interest owner, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (or with respect to the Pacific Design Center whole loan, prior to a Pacific Design Center control appraisal period, the Pacific Design Center controlling class certificateholder (or its representative) selected by a majority of the Pacific Design Center controlling class certificateholders (by certificate balance) (any such mortgage loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class

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certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. Each of these relationships may create a conflict of interest.

Eightfold Real Estate Capital Fund V, L.P. or its affiliate is expected to (i) appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any servicing shift mortgage loan and the Pacific Design Center mortgage loan (prior to a Pacific Design Center control appraisal period)) and any related serviced companion loans and (ii) purchase the Class D, Class E, Class F, Class G, Class H, Class X-D, Class X-F, Class X-G and Class X-H certificates and receive the Class S certificates, and may purchase certain additional classes of certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than the Pacific Design Center mortgage loan and any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate with its due diligence on the mortgage loans prior to the closing date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class D, Class E, Class F, Class G, Class H, Class X-D, Class X-F, Class X-G and Class X-H certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

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It is anticipated that Eightfold Real Estate Capital Fund V, L.P. or its affiliate will be the B-piece buyer and will appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any servicing shift mortgage loan and the Pacific Design Center mortgage loan (prior to a Pacific Design Center control appraisal period)) and any related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders”, “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The Non-Serviced AB Whole Loans”.

LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than the Pacific Design Center mortgage loan and any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, the Pacific Design Center controlling class representative, a Pacific Design Center controlling class certificateholder, a companion loan holder, the VRR Interest owners, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

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Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space or renting of hotel rooms, as applicable, in the mortgaged properties over the leasing or renting of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

If a mortgage loan is in default or undergoing special servicing, such relationships could disrupt the management of the related mortgaged property, which may adversely affect cash flow.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans and the trust subordinate companion loan, and distributions on any class of certificates and the RR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans and the trust subordinate companion loan, as applicable. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR interest owner will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally (including, without limitation, the application of Rule 15c2-11 under the Securities Exchange Act of 1934, as amended, to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

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The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity in distributions to certificateholders or RR interest owner that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

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Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the pooled certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the pooled certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the pooled certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the pooled certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated pooled certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of pooled certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated pooled certificates not rated by it, its ratings of those other pooled certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of pooled certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of pooled certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its

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internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H certificates. As a result, investors in those classes of pooled certificates that are subordinated in whole or part to other classes of pooled certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of pooled certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

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Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
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●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR interest owner. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to

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the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M
Class X-D	Class D, Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of pooled principal balance certificates and interest balance of the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the pooled principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

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In addition, to the extent losses are realized on the mortgage loans and allocated to the pooled principal balance certificates, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. A reduction in the certificate balance of the Class G certificates will result in a corresponding reduction in the notional amount of the Class X-G certificates. A reduction in the certificate balance of the Class H certificates will result in a corresponding reduction in the notional amount of the Class X-H certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders and the RR interest owner generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the

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depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any servicing shift mortgage loan, any applicable excluded loan and, for so long as no Pacific Design Center control appraisal period is continuing, the Pacific Design Center Mortgage Loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling pari passu companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction for so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Similarly, with respect to the Pacific Design Center whole loan, for so long as the Pacific Design Center controlling class representative is the directing holder for the Pacific Design Center whole loan, the special servicer may, at the direction or upon the advice of the directing holder, take actions with respect to the Pacific Design Center whole loan that could adversely affect such whole loan, and therefore, the holders of some or all classes of certificates. In addition, for so long as a control appraisal period is continuing with respect to the Pacific Design Center whole loan, the directing holder for the

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Pacific Design Center whole loan will be the trust directing holder. The special servicer may, at the direction or upon the advice of the directing holder for the Pacific Design Center whole loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all classes of certificates. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Pacific Design Whole Loan—Consultation and Control”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation parties and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)                      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)                   may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)                does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)                 may take actions that favor its own interests or the interests of the holders of the controlling class or the holders of the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)                    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, any risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event is continuing (or, in the case of the Trust Subordinate Companion Loan Securitization, for so long as an operating advisor consultation event is continuing), the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or a servicing shift mortgage loan). Further, if a control termination event is continuing (or at any time in the case of the Trust Subordinate Companion Loan Securitization) the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, the RR interest owner and, with respect to any

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serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders, the RR interest owner and companion loan holders constituted a single lender, taking into account the subordinate nature of any subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause for so long as no control termination event is continuing as described in this prospectus.

After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement (and with respect to the Pacific Design Center whole loan for so long as a Pacific Design Center control appraisal period is continuing with respect to the Pacific Design Center whole loan), the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the pooled voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the pooled principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the pooled certificateholders (which is the holders of pooled certificates evidencing at least 50% of the pooled voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) pooled certificateholders and holders of the Class RR certificates holding more than 50% of each class of “pooled non-reduced certificates” (each class of pooled certificates (other than the Class X-A, Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if, during the continuance of a control termination (or, in the case of the Trust Subordinate Companion Loan Securitization, at any time) the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the RR interest owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer with respect to any serviced mortgage loan (other than the Pacific Design Center mortgage loan) must be confirmed by an affirmative vote of holders of voting rights of pooled principal balance certificates and the Class RR certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the pooled voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all pooled principal balance certificates and the Class RR certificates on an aggregate basis)) and (ii) consisting of at least three certificateholders or certificate owners that are not affiliated with each other. The operating advisor’s recommendation to replace the special servicer with respect to the Pacific Design Center mortgage loan must be confirmed by an affirmative vote of holders of voting rights of loan-specific certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence

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at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all loan-specific certificates on an aggregate basis and (ii) consist of at least three loan-specific certificateholders or certificate owners that are not “risk retention affiliated” with each other). Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling pari passu companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Control Rights with respect to Servicing Shift Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) other than with respect to the trust subordinate companion loan, cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) other than during the continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan (excluding the trust subordinate companion loan while included in the issuing entity) or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing

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expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates or RR interest owner;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder or RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if

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principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to each of the Green Acres mortgage loan (7.6%) and Great Lakes Crossing Outlets mortgage loan (7.6%), each of German American Capital Corporation and Goldman Sachs Mortgage Company will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by

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the applicable mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one of German American Capital Corporation or Goldman Sachs Mortgage Company will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, compounded annually. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR interest owner to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely

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impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, or JPMorgan Chase Bank, National Association, an originator, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank. JPMorgan Chase Bank, National Association, a sponsor and an originator, is a national banking association. The deposits of GS Bank and JPMorgan Chase Bank, National Association are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank or JPMorgan Chase Bank, National Association were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank or JPMorgan Chase Bank, National Association were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfer of the mortgage loans by the sponsors to the depositor in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by Goldman Sachs Mortgage Company, Citi Real Estate Funding, Inc. or German American Capital Corporation are not transfers by a bank, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is

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a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the RR interest owner continuing to hold the full non-notionally reduced amount of such certificates or RR interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR interest owner. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as

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applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and the RR interest owner is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”) during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC, the Lower-Tier REMIC and the Trust Subordinate Companion Loan REMIC, as applicable, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

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You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates. Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if such mortgage loan is in default, the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply. The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced.  Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Loan Modifications Related to COVID-19. The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to six months that are agreed to be a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b), are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the master servicer or special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loans, and likewise on one or more Classes of Certificates. The time period covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) has lapsed and it

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is unlikely that the IRS will issue new guidance or otherwise extend the application of Revenue Procedure 2020-26 or Revenue Procedure 2021-12, with possible retroactive effect, for forbearances granted after September 30, 2021.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union (the “EU”), United States, UK, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations and private banks, and the Russian central bank, which aim to limit such sanctioned

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persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware, and in some cases are required to be aware, of the investor due diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”), and in the UK (the “UK Due Diligence Requirements”) under Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the EUWA, and as amended (including by the Securitization (Amendment) (EU Exit) Regulations 2019) (the “UK Securitization Regulation”), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.
●	The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being: (a) subject to certain conditions and exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”)); (c) alternative investment fund managers as defined in Directive 2011/61/EU who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the EU CRR); (e) insurance and reinsurance undertakings as defined in Directive 2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance
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undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK CRR”); and (f) FCA investment firms as defined in the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

●	EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”; the EU Securitization Regulation and the UK Securitization Regulation are each a “Securitization Regulation”; the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”; and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:
●	in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);
●	in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity (“SSPE”) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder (and prospective investors should be aware that, in its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that it is of the view that an EU Institutional Investor assuming an exposure to any securitization (including where the SSPE and any originator and sponsor are outside of the EU, as is the case in the transaction contemplated herein) is required to verify compliance in full by the relevant originator, sponsor or SSPE with Article 7 of the EU Securitization Regulation);
●	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:
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●	if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and
●	if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
●	in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the applicable Due Diligence Requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management of its investment and as otherwise required by the applicable Securitization Regulation.
●	Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various sanctions including, in the case of those Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.
●	Prospective investors should make themselves aware of the Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.
●	None of the originators, the sponsors, the depositor, the underwriters or any other person or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy either of the Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any of the Due Diligence Requirements. Consequently, the certificates may not be a suitable
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investment for Institutional Investors. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”. Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

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Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of (i) a pool of 25 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $656,890,689 (the “Initial Pool Balance”) and (ii) the Trust Subordinate Companion Loan. The “Cut-off Date” with respect to each Mortgage Loan and the Trust Subordinate Companion Loan is the later of the related due date in April 2023 (or, in the case of any Mortgage Loan or Trust Subordinate Companion Loan that has its first due date after April 2023, the date that would have been its due date in April 2023 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Twelve (12) of the Mortgage Loans (69.2%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of one of the Mortgage Loans (9.99%), one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Pacific Design Center Whole Loan, there is one Subordinate Companion Loan relating to the Pacific Design Center Mortgage Loan, the Subordinate Companion Loan identified as Note B which will be included in the issuing entity (the “Trust Subordinate Companion Loan” ) and will have a principal balance as of the Cut-off Date of $20,000,000. Although the Trust Subordinate Companion Loan will be an asset of the issuing entity, amounts distributable in respect of the Trust Subordinate Companion Loan pursuant to the related co-lender agreement will be payable only to the

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Class PDC-A1, Class PDC-A2 and Class PDC-HRR certificates (collectively, the “Loan-Specific Certificates”).

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans and the Trust Subordinate Companion Loan to the depositor, which will in turn sell the Mortgage Loans and the Trust Subordinate Companion Loan to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation (“GACC”)	5	$83,378,471	12.7%
Goldman Sachs Mortgage Company (“GSMC”)	6	198,750,000	30.3%
JPMorgan Chase Bank, National Association (“JPMCB”)	4	144,972,500	22.1%
Citi Real Estate Funding Inc. (“CREFI”)	8	129,789,718	19.8%
GACC / GSMC(3)(4)	2	100,000,000	15.2%
Total	25	$656,890,689	100.0%

(1)	Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate, except those certain Mortgage Loans that were originated by an unaffiliated third-party or are part of larger whole loan structures that were co-originated by the applicable Mortgage Loan Seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.
(3)	The Green Acres Mortgage Loan (7.6%) is part of a Whole Loan as to which separate notes are being sold by GACC and GSMC. The Green Acres Whole Loan was co-originated by Goldman Sachs Bank USA, Mortgage Stanley Bank, N.A., Bank of Montreal and DBR Investments Co. Limited. The Green Acres Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-3, with an outstanding principal balance of $32,500,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller; and (ii) note A-15-1, with an outstanding principal balance of $17,500,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller.
(4)	The Great Lakes Crossing Outlets Mortgage Loan (7.6%) is part of a Whole Loan as to which separate notes are being sold by GACC and GSMC. The Great Lakes Crossing Outlets Whole Loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal. The Great Lakes Crossing Outlets Mortgage Loan is evidenced by three (3) promissory notes: (i) note A-1-1, with an outstanding principal balance of $27,500,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller; (ii) note A-2-1-B, with an outstanding principal balance of $7,500,000 as of the cut-off date, as to GACC is acting as Mortgage Loan Seller and (iii) note A-2-2, with an outstanding principal balance of $15,000,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial and/or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

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The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related Mortgage Loan Seller (or an affiliate) and another entity or were originated by an unaffiliated third-party and subsequently acquired (or, on or prior to the Closing Date, will be acquired) by the related Mortgage Loan Seller:

●	The 1201 Third Avenue Mortgage Loan (9.1%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB and Morgan Stanley Bank, N.A.
●	The CX - 250 Water Street Mortgage Loan (8.1%), for which GSMC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Bank of America, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA and 3650 Real Estate Investment Trust 2 LLC (“3650 REIT”).
●	The Green Acres Mortgage Loan (7.6%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Bank of Montreal and DBR Investments Co. Limited and is evidenced by two promissory notes: (i) note A-3, with an outstanding principal balance of $32,500,000 as of the Cut-off Date, as to which GSMC is the Mortgage Loan Seller and (ii) note A-15-1, with an outstanding principal balance of $17,500,000 as of the Cut-off Date, as to which GACC is the Mortgage Loan Seller.
●	The Great Lakes Crossing Outlets Mortgage Loan (7.6%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal and is evidenced by three promissory notes: (i) note A-1-1, with an outstanding principal balance of $27,500,000 as of the Cut-off Date, as to which GSMC is the Mortgage Loan Seller, (ii) note A-2-1-B, with an outstanding principal balance of $7,500,000 as of the Cut-off Date, as to which GACC is the Mortgage Loan Seller and (iii) note A-2-2, with an outstanding principal balance of $15,000,000 as of the Cut-off Date, as to which GACC is the Mortgage Loan Seller.
●	The Scottsdale Fashion Square Mortgage Loan (7.5%), for which GSMC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Deutsche Bank AG, New York Branch.
●	The 100 Jefferson Road Mortgage Loan (4.6%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB and Argentic Real Estate Finance 2 LLC.
●	The Naugatuck Valley Shopping Center Mortgage Loan (4.2%), for which GACC is the Mortgage Loan Seller, was originated by UBS AG, an unaffiliated third-party, and is expected to be purchased by GACC prior to the Closing Date.
●	The One Campus Martius Mortgage Loan (4.2%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB and Morgan Stanley Bank, N.A.
●	The Grove Mortgage Loan (1.8%), for which GACC is the Mortgage Loan Seller, was originated by BSPRT CMBS Finance, LLC, an unaffiliated third-party, and is expected to be purchased by GACC prior to the Closing Date.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total

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due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on April 21, 2023 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date and (iii) with respect to each of the Great Lakes Crossing Outlets Mortgage Loan and Green Acres Mortgage Loan, GACC will sell one of two promissory notes comprising such Mortgage Loan, and GSMC will sell one of two promissory notes comprising such Mortgage Loan, to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

Although the Trust Subordinate Companion Loan is an asset of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include the Trust Subordinate Companion Loan unless otherwise indicated. The Trust Subordinate Companion Loan supports only the Loan-Specific Certificates. Information in the tables in this prospectus excludes the Trust Subordinate Companion Loan unless otherwise stated.

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions,

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investors should be aware that the appraisals for the Mortgaged Properties may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, “—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. Other than as described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV Ratio or ARD for such Mortgage Loans has been calculated based on an Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

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“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective Cut-off Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.
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●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective LTV Ratio at Maturity or ARD was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

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“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same borrower sponsor or with sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox or a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, self storage, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating

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Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	With respect to the Chatsworth Retail Mortgage Loan (1.8%), the UW NCF DSCR based only on the master lease rent is 1.31x. The UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent) is 1.57x.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each

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mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

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For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	With respect to the Chatsworth Retail Mortgage Loan (1.8%), the UW NOI Debt Yield based only on the master lease rent is 8.3%. The UW NOI Debt Yield based on the rents from the underlying tenants (and not the master lease rent) is 10.5%.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, and (b).

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Mortgage Pool Characteristics

Overview

The issuing entity will include five Mortgage Loans (19.9%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	19	$258,012,154	39.3%
Anchored	6	88,335,904	13.4
Regional Mall	1	50,000,000	7.6
Outlet Center	1	50,000,000	7.6
Super Regional Mall	1	49,000,000	7.5
Single Tenant	8	19,213,750	2.9
Unanchored	2	1,462,500	0.2
Mixed Use	9	$143,892,857	21.9%
Office/Showroom/Lab	1	65,600,000	9.99
Lab/Office	1	53,150,000	8.1
Parking Garage/Retail	1	15,500,000	2.4
Industrial/Retail	6	9,642,857	1.5
Office	4	$112,500,000	17.1%
CBD	3	97,500,000	14.8
Suburban	1	15,000,000	2.3
Industrial	7	$94,500,000	14.4%
Warehouse/Distribution	6	88,900,000	13.5
Flex	1	5,600,000	0.9
Hospitality	3	$47,985,678	7.3%
Full Service	1	23,985,678	3.7
Select Service	1	16,000,000	2.4
Extended Stay	1	8,000,000	1.2
Total	42	$656,890,689	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—

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Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%), which was originated on March 16, 2020, a cash management trigger period (due to debt service coverage ratio declining below 1.25x) and a cash sweep trigger period due to debt service coverage ratio declining below 1.20x) took effect in or about April 2020 and are still in effect. In April 2020, the lender sent a reservation of rights letter regarding cash management and cash sweep, and in August 2022, the lender and borrower entered into a forbearance and modification agreement, as described under “Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings.” As of the most recent determination date in December 2022, the debt service coverage ratio calculated in accordance with the Mortgage Loan documents was 1.14x. This calculation excludes income from the tenants Bob’s Store (which posted “store closing” and “moving” signs at the end of 2022) and Red Crab Juicy Seafood (which is paying partial rent and is in default under its lease). See “Tenant Issues—Lease Expirations and Terminations—Other” for further information regarding Bob’s Store. If income from Bob’s Store were included in such calculation, such debt service coverage ratio would be 1.23x. The underwritten net operating income debt service coverage ratio and net cash flow debt service coverage ratio for such Mortgage Loan, which include income from Bob’s Store and Red Crab Juicy Seafood, and vary in other respects from the calculation under the Mortgage Loan documents, are 1.62x and 1.49x, based on Underwritten NOI and NCF, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Parking Properties Have Special Risks” and/or “—Industrial Properties Have Special Risks”, as applicable.

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), the Mortgaged Property is part of a three-building mixed use campus that includes a non-collateral office building in which the related borrower sponsor also holds an ownership interest. The Mortgage Loan documents do not contain any “anti-poaching” provisions to prohibit the borrower or its affiliates from steering or directing any existing or prospective tenants to such non-collateral office building.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), the related Mortgaged Property is part of the borrower sponsor’s master-planned 43-acre development known as Cambridge Crossing, which is located in East Cambridge adjacent to downtown Boston, Massachusetts. When complete, the development is expected to consist of 2.1 million square
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feet of lab/office space, 2.4 million square feet of residential space (4,900 units), and 100,000 square feet of retail space. The development is underway with 2.1 million square feet completed or under construction. The borrower sponsors are the owners of all but four parcels of the Cambridge Crossing development, including competing properties that are completed, under construction or in the planning process.

●	With respect to the One Campus Martius Mortgage Loan (4.2%), Daniel Gilbert, who owns and controls the borrower sponsor and affiliated companies, owns a number of other properties within a five-mile radius that may compete with the Mortgaged Property. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.
●	With respect to the Sentinel Square II Mortgage Loan (1.5%), the Mortgaged Property is part of a larger three building development. The GSA-Federal Election Commission, which is the second largest tenant at the Mortgaged Property, also leases 86.7% of the net rentable area at, and is the sole tenant of, the adjacent Sentinel Square III building. The borrower sponsor also owns a number of other properties within a five-mile radius that may compete with the Mortgaged Property. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.
Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Crowne Plaza Union Station	$23,985,678	3.7%	5/1/2049	3/6/2033	$11,262,114	No
Hyatt Place Crocker Park	$16,000,000	2.4%	11/18/2040	4/6/2033	$0	Yes
TownePlace Suites BWI Airport	$8,000,000	1.2%	4/17/2027	4/6/2033	$800,000	No
●	Hospitality properties may be particularly affected by seasonality.
●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.
●	With respect to the Crowne Plaza Union Station Mortgaged Property (3.7%), 33.34% of the revenue of the Mortgaged Property is derived from food and beverage operations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and

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“—Specialty Use Concentrations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical Office, Research or Diagnostic Laboratories	8	19.5%
Auto Center or Gas Station	2	11.8%
Bowling Alley and/or Entertainment	1	7.6%
Theater	1	7.5%
Gym or Fitness Center	2	8.4%
Grocery	2	11.8%
Restaurant(1)	1	2.4%

(1)	Excludes any hospitality or multifamily Mortgaged Properties that may have a restaurant on-site.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W Cut-off Date NOI Debt Yield(1)	Property Type
Pacific Design Center	$65,600,000	9.99%	$233	2.17x	47.8%	13.8%	Mixed Use
1201 Third Avenue	$60,000,000	9.1%	$150	2.76x	30.5%	17.7%	Office
CX - 250 Water Street	$53,150,000	8.1%	$1,110	1.66x	48.8%	9.3%	Mixed Use
Green Acres	$50,000,000	7.6%	$178	2.10x	54.5%	13.0%	Retail
Great Lakes Crossing Outlets	$50,000,000	7.6%	$160	2.50x	45.0%	17.5%	Retail
Scottsdale Fashion Square	$49,000,000	7.5%	$450	1.92x	38.4%	12.3%	Retail
National Warehouse & Distribution Portfolio	$35,000,000	5.3%	$40	1.54x	56.7%	13.0%	Industrial
100 Jefferson Road	$30,000,000	4.6%	$174	1.42x	56.4%	10.7%	Industrial
9200 Calumet Industrial	$29,500,000	4.5%	$32	1.57x	47.1%	11.9%	Industrial
Naugatuck Valley Shopping Center	$27,749,936	4.2%	$72	1.49x	66.2%	11.1%	Retail
Top 10 Total/Wtd. Avg.	$449,999,936	68.5%		2.01x	47.4%	13.4%

(1)	With respect to the Pacific Design Center, 120 Third Avenue, CX – 250 Water Street, Green Acres, Great Lakes Crossing Outlets, Scottsdale Fashion Square, National Warehouse & Distribution Portfolio and 100 Jefferson Road Mortgage Loans, Loan per Sq. Ft./Unit/Room, UW NCF DSCR, Cut-off Date LTV Ratio and U/W Cut-off Date NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s). With respect to the Pacific Design Center Mortgage Loan, the UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are 1.79x and 51.7%, respectively.
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See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include four Mortgage Loans (9.6%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
National Warehouse & Distribution Portfolio	$35,000,000	5.3%
CVS 5 Portfolio	10,125,000	1.5
Centers of High Point	9,642,857	1.5
Dollar Walgreens Portfolio	8,076,250	1.2
Total	$62,844,107	9.6%

In addition, in some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans (15.1%), set forth in the following table entitled “Related Borrower Loans”, is not cross-collateralized but has the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Green Acres	$ 50,000,000	7.6%
Scottsdale Fashion Square	49,000,000	7.5
Total for Group 1:	$ 99,000,000	15.1%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on

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Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	4	$93,452,707	14.2%
Michigan	4	$83,805,000	12.8%
Washington	1	$60,000,000	9.1%
Indiana	2	$53,485,678	8.1%
Massachusetts	1	$53,150,000	8.1%
New York	1	$50,000,000	7.6%
Arizona	1	$49,000,000	7.5%
Missouri	2	$42,472,500	6.5%
New Jersey	3	$39,650,000	6.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 12 other states, with no more than 4.2% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Seven (7) Mortgaged Properties (24.3%) are located in California, Washington and Texas and are more susceptible to wildfires.
●	Six (6) Mortgaged Properties (24.2%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.
●	Eleven (11) Mortgaged Properties (4.1%) are located in North Carolina, South Carolina, Texas and Louisiana, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Twenty-seven (27) Mortgaged Properties (33.9%) have a limited operating history (i.e., less than 18 most recent months of recent historical financials), as follows:

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●	The 9200 Calumet Industrial Mortgage Loan (4.5%) is secured, in whole or in part, by one or more Mortgaged Properties that were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, such Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.
●	Each of the National Warehouse & Distribution Portfolio (5.3%), 100 Jefferson Road (4.6%), Shoppes at Mid Rivers (4.2%), Chatsworth Retail (1.8%), CVS 5 Portfolio (1.5%), Centers of High Point (1.5%) and Dollar Walgreens Portfolio (1.2%) Mortgage Loans is secured, in whole or in part, by one or more Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.
●	Each of the CX - 250 Water Street (8.1%) and 68-78 River Road (1.2%) Mortgage Loans is secured, in whole or in part, by one or more Mortgaged Properties that are subject to a triple-net or modified gross lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

The Shoppes at Mid Rivers Mortgage Loan (4.2%) has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

●	With respect to the Shoppes at Mid Rivers Mortgage Loan (4.2%), provided that no event of default is continuing under the related Mortgage Loan documents and except during the period that is 60 days prior to and 60 days after a securitization, one of the two borrowers, Midriver Emerald TIC LLC (“Transferring TIC Borrower” ), is permitted to convey to the other borrower, Mid Rivers Partners LLC, such Transferring TIC Borrower’s interest in the Mortgaged Property and have Mid Rivers Partners LLC assume all of Transferring TIC Borrower’s obligations under the Mortgage Loan documents (each, a “TIC Buyout” ), provided that, among other conditions: (i) following such TIC Buyout, the borrower other than the Transferring TIC Borrower (the “Remaining Borrower” ) continue to satisfy the special purpose entity requirements under the Mortgage Loan documents, (ii) as required by the lender, the Remaining Borrower and non-recourse carveout guarantor reaffirm and ratify the Mortgage Loan documents and the lender's first lien position in all of the Mortgaged Property owned by the Remaining Borrower, (iii) after giving effect to such TIC Buyout, and at all times thereafter, the guarantor (A) continues to control Remaining Borrower, and (B) owns, directly or indirectly, no less than 4.0% of the legal and beneficial ownership interests in Remaining Borrower, (C) remains liable under the related guaranty, as amended to reflect the TIC Buyout, (D) is not released for acts that arise after such TIC Buyout, and (E) continues to be the guarantor for all purposes under the Mortgage Loan documents, (iv) the lender receives an additional insolvency opinion acceptable to lender and (v) if required, the lender receives a rating agency confirmation with respect to such transfer. Additionally, one of the related borrowers of the Shoppes at Mid Rivers Mortgage Loan, Mid Rivers Partners LLC, has a diversified ownership structure comprised of 54 investors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”,“—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

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Condominium and Other Shared Interests

The One Campus Martius Mortgage Loan (4.2%) is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	34	$ 557,280,011	84.8%
Fee Simple/Leasehold	1	50,000,000	7.6
Leasehold	7	49,610,678	7.6
Total	42	$ 656,890,689	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.
(2)	With respect to certain Mortgaged Properties, the encumbered interest is be characterized as a “Fee Simple” if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as described below, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options), and (ii) except as noted in the exceptions to representation and warranty number 34 in Annex D-1, representation and warranty number 36 in Annex E-1 or representation and warranty number 34 in Annex F-1, indicated on Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Green Acres Mortgage Loan (7.6%), the Mortgage Loan is secured in part by one of the borrower’s (Valley Stream Green Acres LLC (“Valley Stream” )) leasehold interest in one of the anchor tenant spaces (the “Walmart Parcel” , representing approximately 8.3% of the net rentable square footage of the Mortgaged Property) pursuant to a 36-year ground lease, dated as of February 22, 1989 (the “Walmart Ground Lease” ), between Walmart, as ground lessor, and Valley Stream, as ground lessee. Valley Stream leased the Walmart Parcel back to Walmart. The term of the Walmart Ground Lease commenced on August 13, 1990 and expires on August 12, 2026, with two additional six-year extension options. Such extension options may be extended on behalf of Valley Stream by the lender pursuant to the estoppel delivered by Walmart. According to such estoppel, the base rent under the Walmart Ground Lease is a fixed amount equal to $1,080,000 per annum ($90,000 per month) during the initial term of the Walmart Ground Lease as determined in accordance with the terms of the Walmart Ground Lease and $1,500,000 per annum ($125,000 per month) during the extension terms. In addition,

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Valley Stream is required to return to Walmart a certain amount of any percentage rents paid by Walmart under the related space lease as part of the percentage ground lease rent.

With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the Mortgaged Property consists of (i) a leasehold interest under a ground lease with the City of Indianapolis Department of Metropolitan Development (the “Indianapolis DMD”) that is in place through December 2046 relating to a 273 room Crowne Plaza hotel and the related land (the “Hotel Ground Lease”), (ii) a leasehold interest under a lease with the Indianapolis DMD that is in place through September 2026 relating to approximately 42,256 square feet of banquet and meeting room space within a building known as the Union Station Building (the “Grand Hall Lease”), and (iii) a leasehold interest under a lease with the Indiana Stadium and Convention Center that is in place through December 2046 relating to a 120 space parking lot (the “Parking Lease”). The Hotel Ground Lease can be renewed at the borrower’s option for up to 99 years to 2145 with 180 days’ notice. The Grand Hall Lease can be renewed for three additional periods of five years each, extending to September 2041 if fully extended. The Parking Lease can be renewed at the borrower’s option for 99 years to 2145.

With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the landlord has the right to terminate the Grand Hall Lease, with 180 days written notice, if the landlord has secured a use for all or any portion of the leased premises that landlord reasonably determine is a "higher and better use." "Higher and better use” means any use of all or a portion of the leased premises that is reasonably projected to produce for any tenant or subtenant either (i) gross revenues of at least $50,000,000 in any single year, or (ii) gross revenues of at least $10,000,000 per year over a 10-year period. Pursuant to an estoppel from the landlord, the landlord agreed that the Grand Hall Lease may not be terminated in any manner or respect without the prior written consent of the lender and any purported amendment, modification, cancellation or termination made without such consent will be ineffective and void as to the lender and its successors and assigns.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

COVID-19 Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. For example:

●	With respect to the 68-78 River Road Mortgage Loan (1.2%), in connection with the COVID-19 pandemic, the sole tenant at the Mortgaged Property, Equinox, received an abatement of base rent during the period of April 2020 through August 2020 totaling approximately $442,103 and a deferral of base rent during the period of September 2020 through December 2021 totaling approximately $530,523 (the “Deferred Rent”). Pursuant to the related lease amendment, Equinox is required to repay the Deferred Rent in equal monthly installments of approximately $14,736 for a period of 36 months that commenced on April 1, 2022.

See “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

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Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan. The environmental report prepared for the Naugatuck Valley Shopping Center Mortgage Loan (4.2%) is approximately 46 months old as of the Cut-off Date, and no other environmental report is more than 11 months old as of the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”) to identify any recognized environmental conditions (each, a “REC”) at the related Mortgaged Property. In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate the RECs identified during the Phase I investigations. A Phase II investigation generally consists of sampling and/or testing of the soil and groundwater at the property.

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), the related ESA identified certain RECs at the Mortgaged Property in connection with potential impacts from prior industrial operations at the Mortgaged Property for which insufficient regulatory records exist, including, among other things, potential (i) arsenic and creosote impacts from prior railroad operations, (ii) solvent, heavy metal and commercial grade cleaner impacts from prior plating works, machine shop and furniture manufacturing operations, (iii) heavy metal and solvent impacts from prior printing operations, and (iv) petroleum impacts from prior automotive and bus repair operations. According to the ESA, due to the redevelopment of the existing improvements at the Mortgaged Property, the absence of such prior site uses on any active or closed regulatory databases and the time elapsed since such historical operations, the RECs are not anticipated to detrimentally affect the continued commercial use or operation of the Mortgaged Property.
●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), the related ESA identified a controlled recognized environmental condition (a “CREC”) resulting from former industrial and rail yard use (primarily lead and petroleum impacts to soil) and the presence of urban fill, which is common in the area surrounding Boston according to the ESA. Testing performed in 2010 through 2022 confirmed the presence of polynuclear aromatic hydrocarbons (PAHs), metals, polychlorinated biphenyls (PCBs), volatile organic compounds (VOCs), and petroleum hydrocarbons in urban fill soil. No groundwater impacts above applicable standards were identified. In March 2022, a Release Abatement Measure (RAM) Completion Report was filed with the Massachusetts Department of Environmental Protection for the area within the building footprint, which indicated that soils were excavated to approximately 35 to 40 feet below ground surface through the impacted fill material and into the underlying native soils. A total of 103,774 tons of material was excavated from the RAM area and transported for off-site disposal, re-use or recycling at appropriate facilities. No impacted soils remain under the building footprint and any residuals outside the building will be capped with landscape/hardscape and maintained with an activity and use limitation. These remedial actions are anticipated to be completed in connection with the completion of construction at the Mortgaged Property, and when completed, will result in regulatory closure for the Mortgaged Property, according to the ESA. See “—Non-Recourse Carveout Limitations”.
●	With respect to the Green Acres Mortgage Loan (7.6%), the related ESA identified six RECs at the Mortgaged Property related to the following: (i) historical auto repair operations and an associated oil/water separator used at the Mortgaged Property and reportedly removed, but for which no closure documentation were available, (ii) free product observed in a monitoring well at an adjacent property for which a responsible party unrelated to the borrower was identified, (iii) cases of petroleum impacts to soil and groundwater at adjacent properties for which responsible parties unrelated to the borrower were identified, and (iv) a vapor migration concern identified in connection with the Mortgaged Property’s long-term historic use of hazardous chemicals. The
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environmental consultant recommended no further action as of the date of the ESA, except that with respect to the RECs identified in (ii) and (iii) above, the environmental consultant recommended periodic file review until the adjacent properties obtain closure from the New York State Department of Environmental Conservation. The borrowers currently maintain an environmental insurance policy from Indian Harbor Insurance Company with a per incident limit of $25,000,000 and aggregate limits of $50,000,000. The current policy is for a three year term expiring in 2025. The borrowers are required to maintain a similar environmental insurance policy throughout the Mortgage Loan’s term and three years after the Mortgage Loan’s maturity date.

●	With respect to the Scottsdale Fashion Square Mortgage Loan (7.5%), the related Phase I ESA identified a REC in connection with stained soil of unknown depth located in an area leased by Arcadia Water Company (“AWC” ) on which certain pumps and a 55-gallon drum of oil are located. The borrower has delivered a demand to AWC to remediate the REC (the “Demand” ). Pursuant to the related environmental indemnity agreement, the environmental indemnitor is required to (i) exercise commercially reasonable efforts to cause AWC to remediate the REC pursuant to the Demand and (ii) indemnify the lender from any losses arising out of or in any way relating to the REC, provided that the indemnitor’s maximum liability will not exceed $25,000.
●	With respect to the National Warehouse & Distribution Portfolio Mortgage Loan (5.3%), the ESA for the 5685 Raiders Road, Building B Mortgaged Property identifies as a business environmental risk for the Mortgaged Property elevated levels of manganese detected in the water supply received from a community well system. A drinking water notice, dated November 18, 2022, similarly indicated that elevated levels of manganese were detected in the water supply. The well system is operated by the East Central Ohio Business Park, who is also responsible for the maintenance of the system. While the system is under repair to address compliance with applicable drinking water quality standards, drinking water is being supplied to the occupants of the Mortgaged Property in the form of bottled water. With respect to the National Warehouse & Distribution Portfolio Mortgage Loan (5.3%), the ESA for the 840 Complex Street Southwest Mortgaged Property identifies as a CREC for the Mortgaged Property impacts to groundwater associated with fleet refueling and vehicle service operations historically conducted onsite by Broyhill Furniture. These impacts were identified during a subsurface investigation conducted at the Mortgaged Property in 2004 in connection with the removal of underground storage tanks. Based on the results of this investigation, Broyhill Furniture reported a release to the North Carolina Department of Environment and Natural Resources (“NCDENR”) on June 11, 2004, and NCDENR required that a Limited Site Assessment (“LSA”) be conducted at the Mortgaged Property. Based on evaluation of groundwater, surface water, vapor impact, land use, and surrounding properties in accordance with NCDENR guidelines, the LSA ultimately identified the release incident as “Low Risk”. In a letter dated December 17, 2004, NCDENR acknowledged receipt of the LSA and determined that the release “does not meet the requirements for further assessment or corrective action,” and therefore, directed the consultant conducting the LSA not to proceed with any additional investigation or monitoring; however, the 2004 release is currently identified with an open regulatory status in the relevant environmental database. According to the North Carolina Department of Environmental Quality (“NCDEQ”) (formerly NCDENR), the Mortgaged Property qualifies for restricted closure, and may qualify for unrestricted closure should additional analytical data be submitted that demonstrates impacts below applicable standards. Given that the regulatory authority determined the historic release did not require further assessment or corrective action and that the Mortgaged Property qualifies for closure, the ESA consultant did not recommend any additional investigation, but did recommend formally obtaining closure from the NCDEQ, and also recommended decommissioning of equipment associated with the former fueling and vehicle servicing operations that currently remains on site. The Mortgage Loan documents require that the borrower use commercially reasonable efforts to obtain closure from the NCDEQ within 120 days of origination of the National Warehouse & Distribution Portfolio Mortgage Loan.
●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the ESA identifies as a CREC for the Mortgaged Property impacts to site soils and groundwater associated with historic
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operations involving the use of heating oil storage tanks and related components. These impacts were discovered during the removal of the heating oil tanks and components from the Mortgaged Property in 1994, and in 1997 the Mortgaged Property was entered into the Indiana Department of Environmental Management (“IDEM”) Voluntary Remedial Program (“VRP”) to address the impacts. Additional investigation was conducted under the VRP. Based on the results, IDEM issued a Certificate of Completion (“COC”) in December 2000. Closure of the matter under the COC included placing an activity and use limitation (“AUL”) on the Mortgaged Property, which restricts residential development. Given that this matter received closure from IDEM, the related ESA consultant determined that no further action or investigation was necessary; however, the ESA consultant recommended the continued implementation of the AUL existing on the Mortgaged Property.

●	With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%), the second largest tenant, Stop & Shop, operates a fueling station at the Mortgaged Property. The original Stop & Shop lease (dated January 25, 2001) demised approximately 68,366 square feet of building space and gave Stop & Shop the option to construct and operate the fueling station in the Mortgaged Property’s parking lot in the future, provided that the parties would enter into a separate pad ground lease of the parking lot space upon Stop & Shop's election to construct and operate the fueling station. In 2002, Stop & Shop constructed a fueling station in the Mortgaged Property’s parking lot, but the parties did not enter into a separate pad ground lease as contemplated in the original lease. Due to the absence of any documentation demising the parking lot space to Stop & Shop and evidencing the parties' understanding and agreement with respect to Stop & Shop's operations in that space, a loss carve-out was included in the Mortgage Loan documents for the failure to (i) fully and timely pay any amount that may be imposed on, assessed on, incurred by, or asserted against the borrower, lender, and/or the Mortgaged Property and reasonably determined to have arisen from the fueling station or the current, past, or future operation thereof or (ii) fully and timely perform the borrower's obligations to maintain, repair and/or insure the fueling station in a commercially reasonable manner, to prohibit any material alteration of the use, location or dimensions of the fueling station, and to maintain all necessary permits and approvals and comply with all applicable legal requirements with respect to the fueling station. The guarantor has no liability under such carveout to the extent that such particular liability is assumed by Stop & Shop pursuant to an agreement meeting the requirements of the Mortgage Loan documents.
●	With respect to the 100 Jefferson Road Mortgaged Property (4.6%), the related ESA identified a controlled recognized environmental condition at the Mortgaged Property relating to the Industrial Site Recovery Act (“ISRA”) of New Jersey Department of Environmental Protection (“NJDEP”) being triggered at the Mortgaged Property in 2020 because of the presence of certain contaminants, including, among other things, pesticide and petroleum hydrocarbon. The related environmental consultant stated that the licensed site remediation professional on record, on behalf of the owners of the Mortgaged Property, requested an alternate compliance option, which has historically been accepted by the NJDEP as remediation for ISRA cases. Subsequently, the Mortgaged Property was issued a Restricted Use Response Action Outcome-Entire Site (“RAO-E”) on February 10, 2021. The environmental consultant stated that all previously identified areas of concern have been addressed and a deed notice is currently in place for residual pesticide impacts and total petroleum hydrocarbon impacts beneath the boiler room floor. According to the ESA, the regulatory closure, through a RAO-E, represents a CREC and the related environmental consultant recommended further compliance with the requirements of the ISRA and continual compliance of the property use restriction currently in-place under the deed notice.
●	With respect to the One Campus Martius Mortgage Loan (4.2%), the related ESA identified a REC at the Mortgaged Property relating to historic onsite activities of various commercial purposes, none of which has been specifically identified as potential sources of contamination. According to the ESA, the most recent baseline environmental assessment (“BEA” ) was conducted by the Michigan Department of Environment, Great Lakes, and Energy (“MEGLE” ) and prepared for the Mortgaged Property in January 2015 (the “2015 BEA” ). The 2015 BEA
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indicated that soil contamination identified in the fill materials exceeded MEGLE’s residential and nonresidential cleanup criteria. The ESA notes that while it is likely the contamination was mitigated or removed during the development of the current improvements at the Mortgaged Property, no soil sampling has been conducted for confirmation. The ESA concluded that the confirmed contamination at the Mortgaged Property exceeding regulatory cleanup criteria constitutes a REC at the Mortgaged Property.

●	With respect to the Chatsworth Retail Mortgage Loan (1.8%), the ESA with respect to the 9805 North Mason Mortgaged Property identifies as a CREC impacts to site soils and groundwater associated with a former dry cleaning facility located on an adjoining property. In 2013, the Mortgaged Property (as part of a larger 8.4-acre area) was enrolled in the Department of Toxic Substances Control (“DTSC”) Voluntary Cleanup Program to address the environmental conditions associated with the former dry cleaner. A cleanup plan for the larger parcel (including the Mortgaged Property) was approved by the DTSC in August 2019, and is currently being implemented by the responsible party, Proodos Properties, Inc., with grant funding from the California Water Resource Control Board, Site Cleanup Account Program. Based upon soil vapor sampling results, which demonstrated that impacts presented only a minimal risk to human health and the environment under a commercial land use scenario, the DTSC approved construction of the current onsite building on February 19, 2019. Following construction of the site building in 2020, indoor air monitoring activities were completed and no significant human health risk was identified. Completion of remedial activities is currently anticipated for 2024. Given the on-going remediation, which is being completed under the Voluntary Cleanup Program and is overseen by the regulatory authority, and that various sampling events have demonstrated no significant human health risk based on commercial land use, the ESA consultant did not recommend any further action or investigation of this matter, but did recommend continued compliance with DTSC cleanup directives until regulatory closure is achieved.
●	With respect to the Dollar Walgreens Portfolio Mortgage Loan (1.2%), the ESA prepared for the Walgreens and Dollar Tree - Oak Park Mortgaged Property identifies as a REC for such Mortgaged Property impacts to soil and groundwater associated with the historic use of the site as a gasoline service station. An initial release of petroleum products was identified at the Mortgaged Property in 1991, but after remedial efforts and groundwater monitoring, the Michigan Department of Environmental Quality (“MDEQ”, now known as Michigan Department of Environment, Great Lakes, and Energy (“EGLE”)), granted regulatory closure for the release on August 21, 1996. A second release was reported for the Mortgaged Property in December 1998. Multiple subsurface investigations were conducted at the Mortgaged Property between 1998 and 2012 in relation to this release, and certain soil remediation and groundwater monitoring events were conducted in 2012 and 2013. Various soil gas investigations were also conducted at the site in 2013 and 2014, but did not identify any vapor intrusion concerns. Given the results of the various investigations and remediation conducted at the Mortgaged Property, closure for the 1998 release was requested in 2014; however, according to the related ESA consultant, the 1998 release remains listed as “open” on the relevant environmental databases reviewed. A restricted use covenant governs use of the Mortgaged Property, which includes restrictions on residential use and groundwater use. Given that there remains an open release, the ESA consultant recommended that any purchaser of the Mortgaged Property conduct a Baseline Environmental Assessment (“BEA”) for the Mortgaged Property. Pursuant to Part 201 of the Natural Resources and Environmental Protection Act, Act 451 of 1994, as amended (P.A. 451), a BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. The ESA consultant also recommends that the 1998 release be brought to closure as part of the BEA investigation, and that any purchaser continue to comply with any due care obligations applicable to the Mortgaged Property. The Dollar Walgreens Portfolio Mortgage Loan agreement requires that the borrower complete a BEA and DCP for the Mortgaged Property within the timeframes required by applicable law and submit the BEA and DCP to the governing authority with a copy to the lender. The ESA for the Family Dollar - Akron
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Mortgaged Property identifies as a REC the historical use of the property for at least 65 years by several environmentally sensitive tenants that may have stored and used petroleum products and hazardous substances, and that may have used two self-contained pits observed in the vacant warehouse area for which no purpose could be readily identified. The ESA also identifies as a REC for the Mortgaged Property the operation of gasoline USTs by adjacent properties during the first half of the 20th Century.  The ESA consultant was not able to identify any closure information for these USTs.  Given that the onsite environmentally-sensitive operations took place over a significant period of time, that both historical onsite operations and adjacent site operations (involving the use of gasoline USTs) occurred during a period of time of little to no regulatory oversight, and that the Mortgaged Property has never been significantly redeveloped, the ESA consultant recommended conducting a limited subsurface investigation at the Mortgaged Property.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), the largest tenant at the Mortgaged Property, Cedars Sinai Medical Center, has executed an amendment for an additional 138,548 square feet of space (the “Cedars Sinai Expansion Space”). The landlord has delivered possession of the Cedars Sinai Expansion Space to Cedars Sinai Medical Center; provided, however, Cedars Sinai has not yet commenced completion of the related build-out. For additional information, see “—Other.”
●	With respect to the 1201 Third Avenue Mortgage Loan (9.1%), the related Mortgaged Property is undergoing a renovation to upgrade the common areas with an estimated cost of approximately $12.0 million. The renovation is expected to be completed shortly.
●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), the related Mortgaged Property is newly-built and there is ongoing construction work to complete the building. In March 2022, the base building achieved substantial completion and the sole tenant, E.R. Squibb & Sons LLC, began fitting out its space, with an approximate $106.3 million tenant improvement allowance (all remaining amounts were reserved at origination) and a reported investment of approximately $169 million by E.R. Squibb & Sons LLC. Reserves were deposited by the borrower at origination in the following approximate amounts for construction related costs (i) $5,932,952 for the completion of construction, and (ii) $7,160,274 for outstanding tenant improvements and leasing commissions. E.R. Squibb &
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Sons LLC has commenced rental payments and is expected to complete its build-out and move employees into the building in the third quarter of 2023.

●	With respect to the Scottsdale Fashion Square Mortgage Loan (7.5%), the related borrower has commenced an estimated $85,000,000 renovation to the wing of the Mortgaged Property anchored by Nordstrom (the “Nordstrom Wing”) scheduled to include, among other things, (i) interior and exterior renovations, including (a) cosmetic enhancements to the interior finishings of all levels of the Nordstrom Wing, stone flooring, ceiling and column treatments, new escalators and new fixtures, furniture and accessories, (b) renovations to a porte cochere, cosmetic improvements, lighting updates, column treatments and a drive-lane reconfiguration to allow for two additional valet lanes, (ii) certain construction work required by leases associated with new and relocated tenants to and from the Nordstrom Wing (the “TI Work”), and (iii) the demolition of a three-story exterior rotunda (collectively, the “Nordstrom Wing Alteration”). The Mortgage Loan documents require the borrower to cause the substantial completion of (x) the Nordstrom Wing Alteration (except with respect to the TI Work) on or before December 31, 2025 and (y) certain work required with respect to the space leased by Hermes on or before July 1, 2024. At origination, the related borrower sponsors delivered a completion guaranty to the lender guaranteeing that the borrower will complete the Nordstrom Wing Alteration in all material respects (subject to any changes in the plans and specifications that the borrower may elect to undertake in its good faith prudent business judgment) in accordance with the terms and conditions of the Mortgage Loan documents.
●	With respect to the 100 Jefferson Road Mortgage Loan (4.6%), the largest tenant at the Mortgaged Property, J&J Farms Creamery, representing 36.5% of the net rentable area, is currently renovating its space with an anticipated cost of completion of approximately $11.6 million, which was escrowed at loan origination. Upon completion, the space is expected to consist of refrigerated storage, dry storage, office space, and refrigerated loading/distribution areas, loading docks and drive-in bays. In the event the buildout is not completed within 12 months from loan origination, subject to any applicable extensions in accordance with the terms of the 100 Jefferson Road Whole Loan documents, a lease sweep period commences. Furthermore, the 100 Jefferson Road Mortgage Loan will be fully recourse to the guarantors until the buildout is completed in accordance with the terms of the 100 Jefferson Road Whole Loan documents.
●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the largest tenant, Pepsi, representing approximately 44.0% of the net rentable area, leases its premises subject to two separate leases. The first lease, representing approximately 27.8% of the net rentable area at the Mortgaged Property, commenced May 1, 2003 and expires October 31, 2031. The second lease, representing approximately 16.3% of the net rentable area at the Mortgaged Property, will commence following completion of certain tenant improvements required by such tenant’s lease, including, but not limited to, installing a concrete apron for the dock area, replacing an approximately 125,600 square foot section of the roof, constructing an approximately 9,600 square foot enclosed structure connecting two buildings situated on the Mortgaged Property, removing a water tower located on the Mortgaged Property, and will expire 124 months after the commencement date. The borrower was required under such tenant’s lease to utilize commercially reasonable efforts to substantially complete all of the tenant improvements on or before January 3, 2023. As of the origination date of the 9200 Calumet Industrial Mortgage Loan, such tenant improvements had not been completed. At origination, approximately $4,005,124 was reserved for the cost of performing such tenant improvements. There can be no assurance that the expected improvements will be completed or that the second lease will commence as expected or at all. See “Description of the Mortgage Loan—Tenant Issues—Lease Expirations and Terminations”.
●	With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the Mortgaged Property is currently undergoing a PIP, which is anticipated to cost approximately
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$10,000,000. The first phase includes renovations to, among other things, common areas, Taggart’s Bar & Restaurant, exterior, swimming pool, kitchen, elevators and guest rooms, with completion required by March 1, 2025. The second phase includes renovations to, among other things, 123 West Restaurant, meeting rooms, fitness center and life safety and accessibility upgrades, with completion required by March 1, 2027. At origination, $11,262.114.12 was reserved in order to complete the PIP. We cannot assure you that the expected renovations will be completed as expected or at all.

●	With respect to the TownePlace Suites BWI Airport Mortgage Loan (1.2%), the related borrower is required to perform a franchisor-mandated PIP, including certain soft goods renovations, prior to December 31, 2024 that, according to the related appraisal, is estimated to cost $2,600,000 (the “2024 PIP”). At origination, the borrower deposited with the lender $800,000 (the “Initial PIP Deposit”) into a PIP reserve (the “PIP Reserve”) in connection with the 2024 PIP. The Mortgage Loan documents provide that the borrower may, in its sole discretion, deposit with the lender 105% of the estimated cost to complete the 2024 PIP (the “PIP Deposit Amount”) (or an additional amount which, when combined with any other amounts then on deposit in the PIP Reserve, is equal to the PIP Deposit Amount) by January 1, 2024 to avoid the commencement of a cash management period. In addition, the related borrower sponsor provided a completion guaranty in connection with the 2024 PIP.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”. In addition, we cannot assure you that the redevelopments, renovations and/or expansions described above will be completed as expected or at all.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. The engineering report prepared for the Naugatuck Valley Shopping Center Mortgage Loan (4.2%) is approximately 39 months old as of the Cut-off Date, and no other engineering report is more than 11 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules,

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regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1, representation and warranty number 26 on Annex E-1, representation and warranty number 24 on Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), the related borrower sponsor and certain of its affiliates are defendants in certain pending actions including, among other things, two partnership disputes filed by former business partners alleging, among other things, breach of limited partnership agreement and breach of fiduciary duty resulting from, among other things, the defendants’ failure to pay certain distributions or to apply certain proceeds to the benefit of the applicable limited partnership. The plaintiffs in those actions are currently (x) seeking damages in the amount of approximately $941,233 and $3,720,137, respectively, and (y) derivatively claiming (in the case of one of the actions) that the applicable limited partnership itself is owed approximately $15,697,676. The related borrower sponsor and its affiliates are also defendants in a pension fund dispute filed by the Trustees of the Pension and Welfare Funds of the Moving Picture Machine Operators Union Local 306 (the “Fund”) alleging, among other things, delinquent pension fund contributions and unpaid withdrawal liability for estimated amounts owed to the Fund by a movie theater operator in which the borrower sponsor holds an ownership interest. The Fund is currently seeking damages totaling in excess of $500,000. We cannot assure you that the foregoing actions will not have a material adverse impact on the related borrower, the related guarantor or the related Mortgaged Property.
●	With respect to the 100 Jefferson Road Mortgage Loan (4.6%), one of the related borrower sponsors reported that it is involved in a lawsuit by the Internal Revenue Service against a former partner of the borrower sponsor in a real estate investment. The real estate investment involved a real estate entity purchasing a three property tenants-in-common arrangement unrelated to the Mortgaged Property. After the former partner passed away, the Internal Revenue Service sued the estate of the former partner and put a lien on the investment entity described above. The borrower sponsor reported that a settlement agreement has been executed which allows for the subdivision of the property and will then discharge the borrower sponsor of the judgment.
●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the two borrower sponsors and nonrecourse carveout guarantors, Mr. Simborg and Mr. Goldberg, were recently subject to pending litigation filed by their former joint venture partner related to the prior ownership of a building located in Harvey, Illinois. The building was sold with a shortfall and the sponsors’ joint venture partner covered more of the shortfall than required and filed a claim seeking reimbursement from the sponsors. The balance of the payment ($70,000) was paid at the origination of the 9200 Calumet Industrial Mortgage Loan from loan proceeds. Mr.
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Simborg is also subject to pending litigation concerning his attempt to extend a real estate loan with the Bank of Texas, which loan had a balance of approximately $215,564.05 as of September 21, 2022. No payoff letter has been negotiated with the Bank of Texas and this loan remained outstanding at the origination of the 9200 Calumet Industrial Mortgage Loan. Mr. Simborg also negotiated a discounted payoff for an unrelated loan, and evidence of such payoff was provided at origination of the 9200 Calumet Industrial Mortgage Loan.

●	With respect to the One Campus Martius Mortgage Loan (4.2%), Daniel Gilbert, the borrower sponsor’s controlling member, Rocket Companies Inc. and Rock Holdings Inc., each of which is controlled by Daniel Gilbert, are named defendants in a consolidated federal class action lawsuit filed in the Eastern District of Michigan in 2021. The consolidated lawsuit alleges violations by the defendants of securities laws relating to alleged misstatements made during earnings calls, and were amended in 2022 to further allege insider trading by Daniel Gilbert and Rock Holdings, Inc. in connection with the sale of 20,200,000 shares of Rocket Class A Common Stock in March 2021 for alleged proceeds of approximately $500 million. The plaintiffs are seeking, among other things, the following: (i) the defendants to pay damages sustained by the plaintiffs, (ii) awarding the plaintiffs prejudgment and post-judgment interest, as well as their attorneys’ fees, expert fees, and other costs; and (iii) compensatory damages for all damages sustained as a result of defendants’ wrongdoing in an amount to be proven at trial. The defendants subsequently filed a motion to dismiss, and the court partially granted the motion but denied the motion with respect to the purported misstatements alleged against Daniel Gilbert. The defendants then filed a motion for partial reconsideration in March 2023, stating that the court made errors of law in its analysis which, if corrected, would result in the dismissal of the case alleging misstatements. The court on the same day ordered the plaintiffs to respond to the motion for partial reconsideration by April 10, 2023. Daniel Gilbert is also a named defendant in a complaint filed in Michigan State court on August 19, 2021, raising similar allegations and seeking, among other things, the amount of damages sustained by the plaintiff as a result of the defendants’ breaches. The state case, which had been stayed pending a determination of the defendants’ motion to dismiss the federal case, was reopened after the defendants’ motion to dismiss was partially denied and the defendants filed a motion for partial reconsideration. A status conference is expected to take place shortly to, among other case events, set a schedule for the plaintiffs to file an amended consolidated complaint and for the defendants to file a motion to dismiss.
●	With respect to the Shoppes at Mid Rivers Mortgage Loan (4.2%), the non-recourse carveout guarantor, David Dushey, is a defendant in a case filed in January 2020 that is currently pending before the New York County Supreme Court. The complaint alleges, among other things, intentional and willful breach of contract by D2D Bridgemarket LLC (“D2D” ), an entity allegedly controlled by David Dushey, in connection with a 30-year limited restrictive use agreement (unrelated to the Mortgaged Property) (the “Restrictive Use Agreement” ) between D2D and the plaintiff, for which the plaintiff alleges that the plaintiff paid a consideration of $2.2 million (the “Restrictive Use Agreement Consideration”) to D2D. The complaint alleges that the Restrictive Use Agreement prohibited D2D from leasing out space at the property known as “Bridgemarket” (the “Bridgemarket Property” ) to any supermarket that would compete with nearby supermarket locations operated by the plaintiff, who operates four supermarkets in the vicinity of the Bridgemarket Property. The complaint also alleges that D2D, as the master tenant under a lease between itself and the landlord thereunder, “anticipatorily repudiated” its obligations under the Restrictive Use Agreement when it tendered to the landlord a “voluntary surrender” of its master tenancy position under the lease, but in the process deliberately failed to inform the landlord of the existence of the Restrictive Use Agreement, thereby causing the landlord to take the “voluntary surrender” of the master tenancy without being aware of the Restrictive Use Agreement. The complaint further alleges that D2D agreed that in the event D2D defaulted under the Restrictive Use Agreement and such default was caused by an intentional or willful breach, that D2D would repay the Restrictive Use Agreement Consideration with interest and certain liquidated
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damages. The plaintiff is seeking $7.8 million, plus interest. A note of issue for a non-jury trial was filed by the plaintiff on May 16, 2022. The litigation is currently pending.

●	With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the borrower sponsor is a defendant in two lawsuits involving two different hotel properties (unrelated to the collateral) in which the borrower sponsor has ownership interests. The first action was commenced by partners alleging mismanagement of a hotel in Indianapolis, Indiana, breach of fiduciary duty and self-dealing. The plaintiffs seek conversion of their limited partnership into a general partnership or dissolution of the partnership, a formal accounting audit of the borrower sponsor’s activities and unspecified damages. The case is still in the discovery stage, and trial is set for August 8, 2023. The plaintiffs in the second action are former business associates, who are suing the borrower sponsor and affiliated entities in connection with the borrower sponsor entering into a partnership with other partners for the development of a hotel in Edwardsville, Illinois and purchasing land for such purpose. The borrower sponsor ultimately decided not to pursue development of the hotel on the purchased land, and instead to pursue development of such hotel on a different site and with other partners. The plaintiffs allege breach of fiduciary duty, breach of duty of good faith and fair dealing, and misrepresentation by the defendants and seek damages based on lost business opportunity, costs and expenses incurred by the plaintiffs in pursuing the business opportunity and diminished value of the land purchased for the project, and disgorgement of benefits received by the defendants, punitive damages and attorneys’ fees. Trial is scheduled for June 20, 2023.
●	With respect to the Centers of High Point Mortgage Loan (1.5%), one of the two borrower sponsors and guarantors was one of several investors who invested in loan and real estate transactions with an individual who was sued in 2014 by an asset recovery fund (and separately sentenced and incarcerated) for allegedly running a Ponzi scheme. Along with other investors, the borrower sponsor was a named defendant with respect to a claw-back of funds in the approximate aggregate amount of $3,397,247. He settled for approximately $100,000 and was never charged with any wrongdoing. Also in 2014, the borrower sponsor defended a lawsuit brought by a plaintiff real estate investment company, which alleged that the borrower sponsor brokered a sale of commercial property (unrelated to the collateral for the Mortgage Loan) to a favored client instead of soliciting sufficient bids for such property, and sought to be excused from paying the commission payment owed under the brokerage agreement, as well as damages in an undetermined amount. The lawsuit was settled.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Seventeen (17) of the Mortgage Loans (81.1%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

Eight (8) of the Mortgage Loans (18.9%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	With respect to the National Warehouse & Distribution Portfolio Mortgage Loan (5.3%), the sole member of the Mortgage Loan borrowers, MPI Group LLC, is in default under certain loans (the “MPI Default”). In addition, the sole tenant, CVB, Inc., which is under common ownership with the parent of the related borrowers, is currently in default under various loans (with the MPI Group LLC loans subject to the MPI Default, the “Applicable Loans”) as a result of, among other things, (i) failing to maintain the fixed charge coverage ratio under CVB, Inc.’s corporate credit

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agreement, (ii) failing to deliver financial statements, compliance certificates, and projections required under the related loan documents, (iii) a cross-default arising from the MPI Default, which relates to indebtedness that is guaranteed by CVB, Inc., and (iv) the failure to deliver a mortgage as required under the related loan documents. On account of such defaults, CVB, Inc. and the other borrower parties to the related loans are currently obligated to pay the default rate of interest pursuant to such loan documents. As of the date of origination of the National Warehouse & Distribution Portfolio Mortgage Loan, the chief financial officer of CVB, Inc. and MPI Group LLC (collectively, the “Malouf Companies”) confirmed that there have been no payment defaults under the Applicable Loans despite default interest being assessed on some of the Applicable Loans. The chief financial officer of the Malouf Companies also indicated (i) that the aggregate current balance of the Applicable Loans as to MPI Group LLC is approximately $28,700,000, and (ii) the maximum limit of the financing for the Applicable Loan as to CVB, Inc. is $200,000,000, of which approximately $61,800,00 has been drawn and is outstanding. There can be no assurance that such defaults under the Applicable Loans, and any remedies exercised by the lenders party thereto, will not impact CVB, Inc.’s ability to pay the rent due under its leases at the National Warehouse & Distribution Portfolio Mortgaged Property. Under the loan documents for the National Warehouse & Distribution Portfolio Mortgage Loan, a trigger period, resulting in a sweep of excess cash flow into a lender-controlled excess cash flow reserve account, will occur if, among other things, on or after January 1, 2024, the Malouf Companies fail to have and maintain a liquidity of at least $18,000,000 in the aggregate, or either of the Malouf Companies continues in default under the Applicable Loans or any other loan agreement, letter of credit, or other credit facility, as applicable. See “Description of the Mortgage Loan–Affiliated Leases” in this prospectus and “Large Loan Summaries–National Warehouse & Distribution Portfolio–Lockbox and Cash Management” attached to this prospectus.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Default History, Bankruptcy Issues and Other Proceedings

Five of the Mortgage Loans (19.1%) (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property, as described below.

With respect to the Green Acres Mortgage Loan (7.6%), the Mortgaged Property previously secured a securitized mortgage loan with an original maturity date of February 3, 2021. Following the borrower’s request for an extension of the maturity date in November 2020, the prior loan was transferred to special servicing in December 2020 due to the imminent loan maturity. In February 2021, the term of the prior loan was extended to February 3, 2022 and such loan was transferred back to master servicing. In or around February 2022, the term was further extended to February 3, 2023. In January 2023, the Mortgage Loan paid off the prior loan in full.

With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%), the Mortgage Loan was originated on March 16, 2020. On August 26, 2022, the borrower and lender entered into a Forbearance and Modification Agreement (the “Modification Agreement”). In the Modification Agreement, the borrower acknowledged that events of default existed, because (i) the borrower had failed to deposit rents into the lockbox account, and (ii) cash management and cash trap triggers based on a decline in debt service coverage ratio had occurred, but the borrower had failed to deposit excess cash flow into the excess cash flow reserve. Among other amendments, the Modification Agreement (i) allowed the borrower to forbear the deposit of undelivered excess cash flows through July 31, 2022 of $1,735,501.94 plus certain additional undelivered excess cash flows until the end of the forbearance period (December 23, 2022) and (ii) requires the lender to release excess cash flow funds to the borrower up to $50,000 per month during a Shortfall Period (as defined below), if (a) a cash sweep trigger period is in effect due to a

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decline in debt service coverage ratio or certain trigger events related to major tenants, (b) no other cash sweep trigger event is in effect and (c) such funds are needed to pay shortfalls in debt service, required reserves, or budgeted or extraordinary expenses. A “Shortfall Period” means the period commencing on the first business day following the December 23, 2022 expiration of the forbearance period and continuing until the earlier of (x) the first anniversary of such date and (y) the termination of the debt service coverage ratio cash sweep event existing on the date of the Modification Agreement. As the Mortgage Loan is currently still in a cash management trigger period and cash management sweep period related to a decline in debt service coverage ratio, a Shortfall Period is also still outstanding. See “Property Types—Retail Properties” herein for information with respect to the debt service coverage ratio under the Mortgage Loan documents as calculated as of the most recent determination date. The Modification Agreement also updated the definition of gross income from operations used in the calculation of debt service coverage ratio under the Mortgage Loan documents to allow real estate taxes, which are not reimbursed monthly, to be accounted for based on a trailing 12-month basis instead of annualizing a current month.

With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the Mortgaged Property previously secured a securitized mortgage loan with an original maturity date of November 6, 2022. The borrower entered into a forbearance agreement with the servicer which extended the term of the loan through March 1, 2023. On March 1, 2023, proceeds from the Mortgage Loan paid off the prior loan in full.

With respect to the 1027 Filbert Street Mortgage Loan (2.4%), the Mortgaged Property previously secured a loan from MassMutual Ascend Life Insurance Company originated in January 2012 and maturing in 2022. Prior to the origination of the 1027 Filbert Street Mortgage Loan, MassMutual Ascend Life Insurance Company exercised its remedies under its loan documents and filed a foreclosure action on October 14, 2022. The Mortgage Loan paid off the prior loan in full, including all late fees and default interest.

With respect to the 68-78 River Road Mortgage Loan (1.2%), the prior loan secured by the Mortgaged Property went into maturity default on March 6, 2023. On March 10, 2023, the Mortgage Loan paid off the prior loan in full.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), Charles Steven Cohen, the related borrower sponsor and non-recourse carveout guarantor, sponsored another real estate project securing a loan that went into default, was the subject of a foreclosure proceeding filed in May 2019 and a discounted pay off completed in January 2020.
●	With respect to the Green Acres Mortgage Loan (7.6%) and the Scottsdale Fashion Square Mortgage Loan (7.5%), within approximately the last 10 years, affiliates of one of the related borrower sponsors, including through joint ventures, obtained certain commercial mortgage loans secured by retail properties. Those affiliates subsequently defaulted under those loans. The loans include a $84,000,000 non-recourse CMBS loan backed by a regional shopping mall, a $35,000,000 non-recourse CMBS loan backed by a regional shopping mall, and a $37,000,000 CMBS loan backed by a regional shopping mall. These financed properties were either transferred to the special servicer by deed-in-lieu of foreclosure or to receivership. In addition, a
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$19,000,000 CMBS loan secured by a regional shopping mall went into maturity default in November 2022 and is in the process of being transferred to a receiver.

●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (7.6%), the related borrower sponsor has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the 100 Jefferson Road Mortgage Loan (4.6%), one of the related borrower sponsors and two partners purchased a vacant hospital, which they intended to rehabilitate. The borrower sponsor reported that after they purchased the hospital, the related borrower sponsor and the two partners were made aware of a zoning restriction put in place on the property by a previous hospital that restricted the construction or rehabilitation of a new medical facility center or hospital. The property was forced into foreclosure and the related entity filed Chapter 11 bankruptcy on June 22, 2016 and was discharged on November 3, 2016.

●	With respect to the 100 Jefferson Road Mortgage Loan (4.6%), one of the related borrower sponsors was involved in a foreclosure proceeding which was filed on April 21, 2015 and disposed on February 10, 2016; however, the foreclosure was never consummated. The related borrower sponsor and an affiliate purchased two properties from bankruptcy court (one property consisted of five retail stores and a gas station; the second property was a two-story retail property) both unrelated to the Mortgaged Property. The related borrower sponsor and affiliate were unable to proceed with the redevelopment plans and the lender filed for foreclosure.
●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the two borrower sponsors and nonrecourse carveout guarantors, Philip Goldberg and Mitchell Simborg, were the nonrecourse carveout guarantors for a loan known as Peru Retail Center which was securitized in COMM 2014-LC17, which loan was added to a watch list in 2017 and was thereafter transferred to special servicing for imminent default at the end of 2018, following which Mr. Simborg and Mr. Goldberg agreed to a deed-in-lieu of foreclosure on the related property. Mr. Simborg has also been subject to multiple other lender foreclosures, including transactions in which the prior lender has asserted claims based on the related guaranties. Mr. Simborg also negotiated a discounted payoff for an unrelated loan, and evidence of such payoff was provided at origination of the 9200 Calumet Industrial Mortgage Loan.
●	With respect to the Naugatuck Valley Shopping Center Loan Mortgage Loan (4.2%), the related borrower sponsor disclosed prior defaults on two loans originated in 2017 secured by commercial properties located in New York City. With respect to one default, the borrower sponsor reported that the property was transferred by deed-in-lieu to its lender. With respect to the other default, the borrower sponsor reported that the property is under agreement with its lender to be transferred to its lender.
●	With respect to the Riverport Tower Mortgage Loan (2.3%), the related borrower sponsor has sponsored other properties securing loans that went into default and were the subject of a foreclosure proceeding, deed-in-lieu of foreclosure or discounted payoff within approximately the past 10 years, including a hotel property securing a loan that was subject to certain forbearance agreements deferring rent between June 2020 and January 2021, went into default in May 2021, was subject to a foreclosure proceeding filed in July 2021 and a foreclosure judgment issued in April 2022.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a tenant, guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

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Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Fifteen (15) of the Mortgaged Properties (16.3%) are leased to a single tenant.
●	Nine (9) of the Mortgaged Properties (13.3%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date/ARD
Dollar Walgreens Portfolio - Family Dollar - Detroit	0.1%	6/30/2026	2/6/2033
Dollar Walgreens Portfolio - Dollar General – Bernice	0.0%	7/31/2025	2/6/2033
Centers of High Point - Center Point 212	0.0%	4/1/2024	2/6/2028

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire
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in a single calendar year prior to, or within twelve months after, the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
Riverport Tower	2.3%	80.4%	2029	7/6/2032
Dollar Walgreens Portfolio - Walgreens and Dollar Tree – Oak Park	0.8%	53.7%	2024	2/6/2033
Centers of High Point - Center Point on Manning	0.2%	98.9%	2028	2/6/2028
Dollar Walgreens Portfolio - Family Dollar and Pamela Tubbs - Birmingham	0.1%	69.2%	2024	2/6/2033
Centers of High Point - Center Point on Russell	0.1%	57.3%	2024	2/6/2028
Dollar Walgreens Portfolio - Family Dollar - Akron	0.1%	52.0%	2027	2/6/2033
Centers of High Point - Center Point on Field House	0.0%	50.0%	2024	2/6/2028

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores. For example:

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property). For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, has the right to terminate its lease with respect to approximately 138,548 square feet of expansion space in the event (i) certain confirmations by the City of West Holly as described under “—Other” are not obtained, or (ii) there is a negative impact to Cedars Sinai Medical Center’s rights under its various leases,
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including its permitted uses, its allocated parking or its operating expenses due to any pursuit by the borrower of an amendment to the site plan for the Mortgaged Property to, among other things, remove the Design Showroom Space Restriction described under “—Use Restrictions,” in each instance subject to the Cedar Sinai Reimbursement Right described under “—Other.” In addition, the third largest tenant at the Mortgaged Property, Pluto, Inc., has an ongoing right to terminate its lease effective on or at any date after August 31, 2026 with at least 180 days prior written notice and payment of a termination fee equal to the sum of (i) the total amount of base rent abated pursuant to the lease, (ii) the landlord’s tenant improvement allowance contribution, and (iii) the brokerage commissions paid and payable by the landlord in respect of the lease, each amortized over the term of the lease using a straight-line method of calculation.

●	With respect to the 1201 Third Avenue Mortgage Loan (9.1%), (a) the largest tenant, Perkins Coie, which leases 26.3% of the net rentable area at the related Mortgaged Property, has the right to terminate its lease as of the end of any month occurring during the last two years of its term (which expires on December 31, 2026) with 15 months’ prior written notice and the payment of a termination fee; (b) the third largest tenant, Kimley-Horn, which leases 4.1% of the net rentable area at such Mortgaged Property, has the right to terminate its lease as of December 31, 2031, with notice by December 31, 2030, and the payment of a termination fee; and (c) the fourth largest tenant, Accolade, Inc., which leases approximately 4.0% of the net rentable area at such Mortgaged Property, has the right to terminate its lease as of October 31, 2027, with a written notice given by July 31, 2026, and the payment of a termination fee.
●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), the sole tenant, E.R. Squibb & Sons LLC, has the option to terminate the lease with respect to its 9th floor space (representing approximately 11.8% of the net rentable area at the Mortgaged Property) effective October 31, 2032, upon between 18 and 30 months’ prior written notice and payment of a termination fee.
●	With respect to the Shoppes at Mid Rivers Mortgage Loan (4.2%), the fifth largest tenant at the Mortgaged Property, Old Navy, has the right to unilaterally terminate its lease with 30 days written notice and the payment of a termination fee if Old Navy’s gross sales between the 72nd full calendar month and the 84th full calendar month of its lease term (the “Termination Measuring Period”) do not equal or exceed $3,500,000.00 and such required notice is provided at any time during the first 3 full calendar months after the Termination Measuring Period.
●	With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%), the related borrower and the fifth largest tenant, Staples, each have an ongoing option to terminate the Staples lease with 180 days’ notice.
●	With respect to the Dollar Walgreens Portfolio Mortgage Loan (1.2%), Walgreens, representing approximately 46.3% of the net rentable square footage at the Walgreens and Dollar Tree – Oak Park Mortgaged Property, has the right to terminate its lease effective on October 31, 2027 upon at least six months’ prior notice.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition, certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate its space during the term of its lease. For example, taking into account the 5 largest tenants based on net rentable square footage at those

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Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Green Acres Mortgage Loan (7.6%), each of Macy’s, Walmart, SEARS, BJ’s Wholesale Club and KOHL’S (representing approximately 18.8%, 8.3%, 6.9%, 6.1% and 5.6%, respectively, of the net rentable square footage of the Mortgaged Property) has the right to go dark pursuant to the terms of its respective lease. Currently, each of SEARS and KOHL’S have gone dark but continue to pay rent as required under the related lease.
●	With respect to the Dollar Walgreens Portfolio Mortgage Loan (1.2%), the sole tenant at the Family Dollar – Detroit Mortgaged Property, Family Dollar, has the right to go dark at any time; provided, however, that if the tenant ceases to operate for a continuous period of 6 months, then the landlord has a right to terminate the lease and recapture the Mortgaged Property by providing 30 days’ notice to such tenant.
●	With respect to the Dollar Walgreen Portfolio Mortgage Loan (1.2%), the largest tenant at the Family Dollar – Akron Mortgaged Property, Family Dollar, has the right to go dark at any time; provided, however, that if the tenant ceases to operate for a continuous period of 60 days, then the landlord has a right to terminate the lease and recapture the Mortgaged Property by providing 30 days’ notice to such tenant.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses.

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations or upon the loss of access to certain government programs or upon other events related to government status. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Sentinel Square II(1)	1.5%	Government of the DC	58.0%
Sentinel Square II	1.5%	GSA-Federal Election Commission	35.1%

(1) The largest tenant, the District of Columbia (“Government of the DC” ) pays approximately 63.8% of the underwritten base rent. The lease has an appropriations provision, which does not entitle the Government of the DC to terminate, but does entitle the Government of the DC to forego paying rent if no appropriations are made.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable area at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable area at any Mortgaged Property:

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, has executed a lease amendment (the “Fifth Blue Amendment”) for but is not yet in occupancy of an additional 138,548 square feet of space (the
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“Cedars Sinai Expansion Space”). The borrower has delivered possession of the Cedars Sinai Expansion Space to Cedars Sinai Medical Center; however, Cedars Sinai Medical Center has not yet commenced completion of its related build-out (the “Cedars Sinai Tenant Improvements”). No later than the date on which Cedars Sinai Medical Center submits plans and specifications for the Cedars Sinai Tenant Improvements on any portion of the Cedars Sinai Expansion Space, the borrower is required to use best efforts to obtain confirmation from the City of West Hollywood (the “City”) that, among other things, (x) Cedar Sinai Medical Center may lawfully use the entirety of the Cedars Sinai Expansion Space for the permitted uses set forth in its lease, including laboratory space, and (y) that the Design Showroom Space Restriction described under “—Use Restrictions” is satisfied (the “City Confirmation”).  In the event the City does not issue the City Confirmation within 60 days of the date on which Cedars Sinai Medical Center delivers notice to the borrower of a failure to obtain the City Confirmation as set forth in the preceding sentence, Cedars Sinai Medical Center may terminate its lease with respect to the Cedars Sinai Expansion Space on 10 days’ prior written notice.  At the time of any such termination described in this paragraph, the borrower will be required to reimburse Cedars Sinai Medical Center for all of its reasonable actual out of pocket costs and expenses incurred in connection with the Fifth Blue Amendment (including rent paid thereunder prior to the date of termination), certain project conformity review approvals from the City, and its design, planning and engineering efforts associated with the Cedars Sinai Expansion Space (the “Cedars Sinai Reimbursement Right”). If the borrower fails to reimburse Cedars Sinai Medical Center for the foregoing costs and expenses within 10 business days of demand, Cedars Sinai Medical Center will be entitled to offset the same against rents coming due under its other leases at the Mortgaged Property. Cedars Sinai Medical Center is anticipated to take occupancy of and is required to commence paying rent on (i) approximately 127,237 square feet of the Cedars Sinai Expansion Space by  July 1, 2023 and (ii) the remaining 11,311 square feet of the Cedars Sinai Expansion Space by January 1, 2024. We cannot assure you that Cedars Sinai Medical Center will take occupancy of or commence paying rent on the Cedars Sinai Expansion Space as expected or at all.  At origination, the borrower deposited with the lender approximately $9,729,298 for free rent and $1,772,860 for gap rent outstanding for certain tenants, including Cedars Sinai.

●	With respect to the 1201 Third Avenue Mortgage Loan (9.1%), the lease for the third largest tenant, Kimley-Horn, which leases 4.1% of the net rentable area at such Mortgaged Property, has not yet commenced. The Kimley-Horn lease is expected to commence on January 1, 2024. At loan origination, $3,755,350 was reserved for free or gap rent for various tenants, including $1,396,142 of gap rent for Kimley-Horn.
●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), the sole tenant, E.R. Squibb & Sons LLC, representing approximately 98.7% of the net rentable area at the Mortgaged Property, is currently building out its space and is expected to take occupancy in the third quarter 2023. E.R. Squibb & Sons LLC has commenced making rental payments. Underwritten rent for E.R. Squibb & Sons LLC, whose parent company and lease guarantor is investment grade rated Bristol-Myers Squibb Company, includes $5,689,409 of straight-line average rent credit through the loan term.
●	With respect to the National Warehouse & Distribution Portfolio Mortgage Loan (5.3%), CVB, Inc. currently leases approximately 818,486 square feet at the 101 Michelin Drive Mortgaged Property, representing approximately 69.9% of net rentable area, and Michelin leases the remaining approximately 352,486 square feet, representing approximately 30.1% of net rentable area. The lease for Michelin expires on July 31, 2023. Upon such expiration, CVB, Inc. will lease such space. The Underwritten Net Cash Flow, Underwritten NOI and underwritten economic occupancy, and certain other numerical information, assumes that CVB, Inc. is leasing 100% of the 101 Michelin Drive Mortgaged Property.
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●	With respect to the 100 Jefferson Road Mortgage Loan (4.6%), the largest tenant, J&J Farms Creamery, which leases 36.5% of the net rentable area at such Mortgaged Property, has executed its lease but has not yet taken occupancy. The J&J Farms Creamery lease is expected to commence in March 2023. At loan origination, approximately $11.6 million was reserved for tenant improvements for J&J Farms Creamery. See “—Redevelopment, Renovation and Expansion”.
●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the largest tenant, Pepsi, representing approximately 44.0% of the net rentable area, leases its premises subject to two separate leases. The first lease, representing approximately 27.8% of the net rentable area at the Mortgaged Property, commenced May 1, 2003 and expires October 31, 2031. The second lease, representing approximately 16.3% of the net rentable area at the Mortgaged Property, will commence following completion of certain tenant improvements required by such tenant’s lease, and will expire 124 months after the commencement date. Pepsi is currently not in occupancy of the premises demised pursuant to the second lease. Following commencement of the second Pepsi lease, Pepsi will be in a rent abatement period and is not required to begin paying rent until the sixth calendar month of the lease term. The borrower was required under such tenant’s lease to utilize commercially reasonable efforts to substantially complete all of the tenant improvements on or before January 3, 2023. As of the origination date of the 9200 Calumet Industrial Mortgage Loan, such tenant improvements had not been completed. Pepsi is entitled to one day of abated base rent for each day between January 3, 2023 and the day substantial completion of the tenant improvements has occurred, other than delays due to force majeure event or any delay caused by Pepsi, its agents, contractors or employees. After Pepsi has accrued thirty days of abated base rent by reason of a delay of thirty days, Pepsi is entitled to two day of abated base rent for each day of delay thereafter, through the day substantial completion of the tenant improvements has occurred. At origination of the Mortgage Loan, the borrower was required to reserve an amount equal to approximately $605,111 into a reserve account representing free rent and gap rent related to the second Pepsi lease. Until the lender has received acceptable evidence that such second Pepsi lease has commenced, the Mortgage Loan documents require that the borrower deposit a true up payment equal to approximately $453,833 on (i) March 1, 2023 and (ii) every third month thereafter. There can be no assurance that the expected improvements will be completed or that the second lease will commence as expected or at all. See “—Redevelopment, Renovation and Expansion”.
●	With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%), the third largest tenant, Bob’s Store (10.5% of net rentable area and 4.3% of underwritten base rent) posted “store closing” and “moving” signs at the end of 2022, and the borrower has received other indications of a possible store closure. However, Bob’s Store is current on rent and has not provided any notice to vacate. Bob’s Store recently advised the borrower that it intended to convert to an outlet store format, rather than close. However, there is no assurance that Bob’s Store will not close. The tenant Red Crab Juicy Seafood (1.6% of net rentable area and 4.0% of underwritten base rent) is paying only partial rent and is in default under its lease.
●	With respect to the Shoppes at Mid Rivers Mortgage Loan (4.2%), the fifth largest tenant, Old Navy, which leases 5.5% of the net rentable area at the Mortgaged Property, has commenced its lease, however, Old Navy is currently building out its space and has not yet taken occupancy and is paying a reduced rent until the completion of its renovation. At loan origination $410,272.50 was reserved for outstanding tenant improvement obligations and/or leasing commissions for Old Navy.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Other tenants at the Mortgaged Properties may sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants

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(based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the 1201 Third Avenue Mortgage Loan (9.1%), the largest tenant at the Mortgaged Property, Perkins Coie, representing approximately 26.3% of the net rentable area, subleases 2,584 square feet, representing approximately 0.9% of its space to Perkins Coie Trust Company pursuant to a sublease. Both the underlying lease and the sublease expire on December 31, 2026.
●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), the sole tenant, E.R. Squibb & Sons LLC, has subleased a portion of its 9th floor space (approximately 45,500 square feet out of a total of approximately 56,680 square feet on such floor) to Eterna Therapeutics Inc. through October 31, 2032, which would coincide with the effective date of E.R. Squibb & Sons LLC’s termination option with respect to the 9th floor, should E.R. Squibb & Sons LLC elect to exercise such option. See “—Terminations.”
●	With respect to the One Campus Martius Mortgage Loan (4.2%), according to the borrower sponsor, the second largest tenant at the related Mortgaged Property, Centene Management, a successor-in-interest to Meridian Health since June 29, 2022, and occupying approximately 266,001 square feet representing 19.6% of the net rentable area, has listed its entire leased space at the related Mortgaged Property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Naugatuck Valley Shopping Center (4.2%), the Crowne Plaza Union Station (3.7%), the 1027 Filbert Street (2.4%), the CVS 5 Portfolio (1.5%), and TownePlace Suites BWI Airport (1.2%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%), the second largest tenant Stop & Shop and the tenant The Lamar Companies each has a right of first refusal to purchase the Mortgaged Property. Each such tenant waived its right of first refusal in connection with a foreclosure or deed-in-lieu of foreclosure, and in the case of The Lamar Companies, in connection with a subsequent sale by the lender. However, such right would apply to transfers thereafter. The largest tenant, Walmart, has a right of first refusal to purchase its leased premises. Walmart has not waived such right to the extent it would be applicable to a foreclosure or deed-in-lieu of foreclosure.
●	With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the franchisor, Holiday Hospitality Franchising, LLC, has the right of first refusal to purchase the Mortgaged Property. The franchisor's right of first refusal has been waived in connection with a foreclosure, a deed in lieu of foreclosure and a subsequent sale by the lender, but would apply to transfers thereafter.
●	With respect to the 1027 Filbert Street Mortgage Loan (2.4%), the Philadelphia Authority for Industrial Development (“PAID”) has the option to purchase the Mortgaged Property with delivery
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of the Purchase Price until the date that the loans from PAID to the borrower are paid in full, at any of the following times and under any of the following circumstances: (i) at any time provided the consummation of such purchase takes place during the period commencing February 1, 2032 and ending August 31, 2032, in which case (provided there is no acceleration or enforcement action as described under the following clause (ii)), the Mortgage Loan must be defeased, (ii) at any time when the 1027 Filbert Street Mortgage Loan or any subsequent benefitting loan has been accelerated or any enforcement action thereunder has been commenced and is continuing, in which case (x) if the closing on the purchase option occurs prior to February 1, 2033, the Mortgage Loan must be defeased and (y) if the closing on the purchase option occurs on or after February 1, 2033, the Mortgage Loan must be prepaid or defeased, or (iii) at any time after there is no longer the 1027 Filbert Street Mortgage Loan or any subsequent benefitting loan are outstanding. “Purchase Price” means (a) $10.00 and (b) PAID’s assumption or satisfaction of the outstanding balance of the loans from PAID to the borrower, which had an aggregate original principal balance of $43,789,882.81. The purchase option is conditioned upon (and the closing under the option cannot occur until) either (i) PAID has purchased the Mortgage Loan in accordance with the terms and provisions of the intercreditor agreement executed between the lender and PAID (which provides PAID with the option to purchase the Mortgage Loan (a) if the lender accelerates the Mortgage Loan or commences an enforcement action, or (b) at any time during the 180 days prior to the maturity date of the Mortgage Loan, for an amount generally equal to the outstanding principal balance of the Mortgage Loan, plus accrued interest and other amounts due thereon, and costs and expenses incurred in enforcing the terms of the Mortgage Loan documents), or (ii) PAID has repaid the Mortgage Loan in full (which repayment is subject to the defeasance and prepayment provisions more particularly described above). See “Description of the Mortgage Loan-Additional Indebtedness-Other Secured Indebtedness”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 6 in Annex D-1, representation and warranty number 8 in Annex E-1, representation and warranty number 6 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex E-2 or Annex F-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances, under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the National Warehouse & Distribution Portfolio Mortgage Loan (5.3%), the sole tenant at each of the respective Mortgaged Properties, CVB, Inc., is an affiliate of the related borrowers under common ownership with the parent owner of the related borrowers, MPI Group LLC. The guarantor of each lease, Samuel Bert Malouf, is the guarantor of the National Warehouse & Distribution Portfolio Whole Loan. While not a sale-leaseback entered into at the time of origination of the National Warehouse & Distribution Portfolio Mortgage Loan, certain elements inherent in a sale-leaseback transaction may be applicable to the affiliated lease arrangement. See “Risk Factors–Sale-Leaseback Transactions Also Have Risks” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings.”
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●	With respect to the 100 Jefferson Road Mortgage Loan (4.6%), the largest tenant at the Mortgaged Property, J&J Farms Creamery, which leases approximately 36.5% of the net rentable area at the Mortgaged Property, is an affiliate of the borrower.
●	With respect to the One Campus Martius Mortgage Loan (4.2%), each of the largest tenant, Rocket Mortgage, the third largest tenant, Rock Ventures, the fourth largest tenant, Building Amenities Wellness Center LLC, the sixth largest tenant, Building Amenities Daycare LLC, the seventh largest tenant, Toast Entertainment (Event Space Floor), the ninth largest tenant, Building Amenities Cafeteria LLC, and the thirteenth largest tenant, StockX, which collectively lease approximately 58.2% of the net rentable area at the Mortgaged Property, are affiliates of the borrower.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

We cannot assure you that any borrower affiliated tenants did not receive more favorable leasing terms than a tenant who is not a borrower affiliate.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates.

With respect to the 1201 Third Avenue Mortgage Loan (9.1%), JPMCB is a tenant at the Mortgaged Property, occupying 22,571 square feet of office space (2.0% of net rentable area) and 7,678 square feet of retail bank space (0.7% of net rentable area).

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Six (6) of the Mortgaged Properties (24.2%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Washington and Utah.

With respect to thirty-one (31) of the Mortgaged Properties, which secure in whole or in part 19 Mortgage Loans (86.9%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

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●	With respect to the One Campus Martius Mortgage Loan (4.2%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the condominium association to the extent that the borrower maintains a “master” or “blanket” policy (the “Condominium Policy” ) on the improvements relating to the condominium units and/or the condominium common elements which provides insurance coverage in the amounts, for the periods, by companies and against the hazards described in the Mortgage Loan documents, including fire and hazards included within the term “extended coverage”, and is otherwise in form and substance reasonably satisfactory to the lender, in which case, the borrower’s obligation under the Mortgage Loan documents to maintain hazard insurance coverage on the condominium units (including, but not limited to all condominium common elements) will be deemed satisfied to the extent that the required coverage is provided by the Condominium Policy.
●	With respect to the 68-78 River Road Mortgage Loan (1.2%), the Mortgage Loan documents permit the borrower to rely on insurance provided by the sole tenant at the Mortgaged Property, Equinox, provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents. Any insurance provided by Equinox may have a general liability deductible / self-insured retention of up to $250,000 or 5% of the total insurable value of the Mortgaged Property for flood, windstorm and earthquake insurance coverage.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1, representation and warranty number 18 on Annex E-1 and representation and warranty number 16 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), as a condition to the conversion and use of certain former design showroom space as laboratory space by Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, the City of West Hollywood requires the borrower to maintain at least 155,772 square feet of vacant design showroom space at the Mortgaged Property (the “Design Showroom Space Restriction”) to assure conformity to the site plan governing the Mortgaged Property. The Mortgage Loan documents require the borrower to cause the Mortgaged Property to comply with the Design Showroom Space Restriction.
●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the Mortgaged Property is subject to an activity and use limitation that restricts residential development at the Mortgaged Property. See “Description of the Mortgage Pool—Environmental Considerations.”
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●	With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the Mortgaged Property is located in an area designated as the Indianapolis Union Railway Station Historic Area. The area is subject to design restrictions, requirements and approval from the Indianapolis Historic Preservation Commission (the “Commission”), which requires additional approvals in advance for any alteration, reconstruction or demolition of the Mortgaged Property. The Commission’s approval process is dependent on (i) the scope of the work and (ii) whether it requires staff, hearing officer or full Commission approval.

In addition, certain Mortgaged Properties are subject to use restrictions relating to environmental considerations. See “—Environmental Considerations”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1, representation and warranty numbers 26 and 27 on Annex E-1 and representation and warranty numbers 24 and 25 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex E-2 and Annex F-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value.

●	With respect to the Pacific Design Center Mortgage Loan (9.99%), the Appraised Value of $512,500,000 is based on the extraordinary assumptions that (i) the net rentable area utilized was accurate since a BOMA report verifying the net rentable area was not provided and (ii) in the event of a sale of the Mortgaged Property occurring as of the effective date of value, approximately $8,900,000 of outstanding free rent amounts would be a seller credit and a buyer would not be responsible for any costs associated with contractual rent abatements.
●	With respect to the Green Acres Mortgage Loan (7.6%), the Appraised Value of $679,000,000 is based on the extraordinary assumption that the Payment in Lieu of Tax (“PILOT”) documents will be extended to 2031, and approximately $119,100,000 was included in the as-is appraised value
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of $679,000,000 as the present value of the PILOT benefits through 2031. However, in the absence of the PILOT tax benefits beyond 2026, the as-is appraised value of the Mortgaged Property would be reduced by approximately $58,000,000, resulting in an estimated value of $621,000,000. There is no assurance that the PILOT benefits will be extended. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for a discussion of the PILOT program and the assumed extension.

●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), the Appraised Value reflects the As-Stabilized appraised value of $62,600,000 for the Mortgaged Property, effective June 1, 2023, which assumes the completion of certain tenant improvements under one of two leases for the largest tenant, Pepsi, representing approximately 44.0% of the net rentable area, the commencement of such lease, and the expiration of such tenant’s free rent period under such lease. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of September 12, 2022 is $55,800,000.
●	With respect to the One Campus Martius Mortgage Loan (4.2%), the Appraised Value is subject to the extraordinary assumption that all tenant improvements and leasing commissions associated with tenants in place have been paid. In connection with the foregoing, the borrower was required at loan origination to deposit approximately $3,851,373 into an outstanding TI/LC reserve, representing the full amount of all in-place tenant improvements and leasing commissions.
●	With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), the Appraised Value (Other Than “As-Is”) is the “Prospective Market Value Upon Completion,” which is based on the extraordinary assumption that the Mortgaged Property would complete a renovation at a total budgeted cost of $10,000,000 during the first year of the projection period (2023). The borrower is required to complete a franchisor required property improvement plan by dates specified in such PIP, which generally range from March 2025 through March 2027. At origination, the borrower deposited approximately $11,262,114 into a reserve for such PIP.

With respect to the Mortgaged Properties that secure the Mortgage Loan listed in the following table, the related Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using an Appraised Value other than the “as-is” Appraised Value:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
CX - 250 Water Street(1)	8.1%	48.8%	48.8%	$1,090,000,000	55.4%	55.4%	$960,000,000
100 Jefferson Road(2)	4.6%	56.4%	56.4%	$173,000,000	59.6%	59.6%	$163,600,000
9200 Calumet Industrial(3)	4.5%	47.1%	47.1%	$62,600,000	52.9%	52.9%	$55,800,000
Crowne Plaza Union Station(4)	3.7%	47.5%	41.6%	$50,500,000	64.0%	56.1%	$37,500,000

(1)	The Appraised Value (Other Than “As-Is”) represents the “Prospective Market Value Upon Completion & Stabilization" appraised value, which assumes that as of January 1, 2023, remaining construction balances are paid, outstanding tenant improvements are paid to the tenant, the tenant has commenced rent payments, and retail space leasing costs are paid. As of loan origination, all such payments have been made, other than payment of $5,932,952 for base building work, approximately $7,160,274 for tenant improvements and future retail leasing costs. Such amounts for base building work and tenant improvements were fully reserved by the lender at loan origination.
(2)	The Appraised Value (Other Than “As-Is”) represents the “Prospective Market Value Upon Completion & Stabilization" appraised value as of August 1, 2023, which assumes the completion of certain tenant improvements at the Mortgaged Property. In connection with such tenant improvements, the borrower deposited $11,598,000 into the J&J Farms TI Reserve.
(3)	The Appraised Value (Other Than “As-Is”) is the “Prospective Market Value Upon Stabilization” appraised value as of June 1, 2023, which assumes the completion of certain tenant improvements at the Mortgaged Property, and that such tenant is paying contractual rent. See “Description of the Mortgage Loan—Redevelopment, Renovation and Expansion”.
(4)	The Appraised Value (Other Than “As-Is”) is the “Prospective Market Value Upon Completion” appraised value, which is based on the extraordinary assumption that the Mortgaged Property would complete a renovation at a total budgeted cost of $10,000,000 during the first year of the projection period (2023). The borrower is required to complete a franchisor required property improvement plan (“PIP”) by dates specified in such PIP, which generally range from March 2025 through March 2027. At origination, the borrower deposited approximately $11,262,114 into a reserve for such PIP.
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In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary assumptions”, including that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3, Annex E-2 and Annex F-2 for additional information.

●	With respect to the 1201 Third Avenue Mortgage Loan (9.1%) and the Sentinel Square II Mortgage Loan (1.5%), there are no separate non-recourse carveout guarantors, and the related borrower is the only indemnitor under the related environmental indemnity agreement.
●	With respect to the CX - 250 Water Street Mortgage Loan (8.1%), there is no separate nonrecourse carveout guarantor, and the related single purpose entity borrower is the only indemnitor under the related environmental indemnity agreement. The borrower sponsor did obtain a premises environmental liability insurance policy covering the Mortgaged Property. The policy was issued by Great American E & S Insurance Company, has a $20,000,000 aggregate and per claim sublimit (except for the on-site clean-up costs for biological hazards, for which the policy has a $25,000 aggregate and per claim sublimit), a 10-year term ending in 2033 (the Whole Loan has an Anticipated Repayment Date of February 10, 2033 and matures on February 10, 2038), and a deductible of up to $25,000 (depending on the applicable coverage) per claim. The Mortgage Loan documents do not require the environmental insurance, however, so long as such environmental insurance (or a like-successor policy) is in-place, the lender is required to apply proceeds actually obtained from the policy to indemnified costs prior to recovering indemnified costs from the borrower. For a period not to exceed 120 days, the lender is required to pursue (or allow the borrower to pursue) recovery under the policy prior to pursuing its rights and remedies against the borrower.
●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (7.6%), for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG or SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the related Whole Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.
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●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.
●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).
●	With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Green Acres Mortgage Loan (7.6%), the Mortgaged Property (excluding the Walmart Parcel) benefits from 10-year tax abatements pursuant to respective payment-in-lieu of taxes agreements dated May 1, 2015 (the “PILOT Agreements” ), between the borrowers and the Town of Hempstead Industrial Development Agency (the “Hempstead IDA” ), which expire on December 31, 2026, with one five-year extension period. The extension of the PILOT documents requires the consent of the Hempstead IDA. In connection with the PILOT programs, the borrowers lease portions of the Mortgaged Property (as more particularly set forth in the PILOT Agreements) to the Hempstead IDA pursuant to certain lease agreements and the Hempstead IDA subleases such portions of the Mortgaged Property back to the borrowers. Such leases will be terminated upon the termination of the PILOT Agreements. Pursuant to the terms of the PILOT Agreements and the related leases, the borrowers are obligated to, among other things, (i) comply with certain full-time employment commitments and (ii) in exchange for certain exemptions from property taxes on real and personal property, make annual payment-in-lieu of taxes payments for the 2016 through the 2026 tax years. A failure of the borrowers to comply with the PILOT Agreements may result in an early termination of the PILOT Agreements or a return of certain tax benefits received by the borrowers to the Hempstead IDA. Total annual payment-in-lieu of taxes payments payable by the borrowers commenced at $14,140,000 and increased to $15,400,000 during the fourth and fifth tax abatement years, and are equal to $16,300,000 during the second five tax abatement years. According to the appraisal, the borrowers are expected to receive a tax benefit of approximately $15,365,892 in total under the PILOT Agreements in 2023 assuming that the borrowers comply with the terms of the PILOT Agreements and the leases. Taxes were underwritten to the 2022 actual tax bills for the Mortgaged Property, inclusive of the annual payment-in-lieu of taxes payments for 2022. According to the appraisal, if the PILOT documents are not renewed in 2027, the total amount of real estate taxes payable by the borrowers is expected to increase by approximately $17.1 million in 2027. In 2018, the Hempstead IDA attempted to withdraw and terminate the PILOT documents, and such attempt was overruled by the court. We cannot assure you that the Hempstead IDA will approve the extension of the PILOT Agreements or that the termination of the PILOT Agreements will not adversely affect the borrowers’ ability to make debt service payments on the Green Acres Whole
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Loan. The appraised value for the Mortgaged Property assumes that the PILOT is extended to 2031. In the absence of the PILOT tax benefits being extended beyond 2026, the as-is appraised value of the Mortgaged Property may be substantially lower than the as-is appraised value shown in this prospectus. See “—Certain Calculations and Definitions—Appraised Value”.

●	With respect to the One Campus Martius Mortgage Loan (4.2%), in connection with the creation by the State of Michigan of a plan to enable the revitalization of certain brownfield properties and the related developments of four projects located in the City of Detroit (the “Transformational Project Sites” ), including the expansion of the Mortgaged Property which was completed in 2020, Bedrock Management Services, LLC, a borrower sponsor affiliate, as the developer (the “Developer” ), entered into a reimbursement agreement (the “Reimbursement Agreement” ) with the City of Detroit Brownfield Redevelopment Authority, the Michigan Strategic Fund and the Michigan Department of Treasury. The Reimbursement Agreement entitles the Developer to receive reimbursements for a certain portion of the cost of the developments of the Transformational Project Sites from certain tax revenues as well as sales and use tax exemptions. The obligations under the Reimbursement Agreement are personal to the Developer, do not run with the land, and are not binding on the borrower (or the lender prior to or after foreclosure). In connection with the origination of the Whole Loan, the borrower sponsor delivered a waiver of claims in favor of the lender pursuant to which the Developer waived any claims relating to the Reimbursement Agreement and covenanted not to bring any lawsuit against the lender in connection therewith. Additionally, the Mortgage Loan documents provide for loss recourse for any alleged claim against the lender or the Mortgaged Property in connection with the Reimbursement Agreement. The lender did not underwrite any of the benefits afforded to the Developer pursuant to the Reimbursement Agreement.
●	With respect to the Shoppes at Mid Rivers Mortgage Loan (4.2%), the Mortgaged Property is subject to a tax increment financing and PILOT program. The program expires upon (i) maturity of the issued notes and bonds or (ii) the payment of the maximum amount of reimbursement to the prior owner of the Mortgaged Property. The prior owner of the Mortgaged Property retained all reimbursement rights under the program. A certificate of substantial completion has been issued confirming satisfaction of all obligations and covenants contained in the related development agreement. The related Mortgage borrower pays property taxes to the taxing authority, a portion of which are PILOT payments attributable to the increase in assessed value above the initial equalized assessed value prior to development. In addition, the city also imposes a 1% sales tax from retail sales generated at the Mortgaged Property.
●	With respect to the Hyatt Place Crocker Park Mortgage Loan (2.4%), the Mortgaged Property is located in a tax increment financing district (“TIF District”) and is subject to a Declaration of Covenants and Conditions Relative to Service Payments in lieu of Taxes, Minimum Service Payment Obligations and Other Matters, as amended (“TIF”). The Cleveland-Cuyahoga County Port Authority issued Development Revenue Bonds Series 2014 (City of Westlake – Block K Public Improvement Project) in the amount $6,435,000 on July 1, 2014 in connection with financing the construction of certain public infrastructure improvements (the “Block K Public Improvements”). Pursuant to the TIF ordinance passed in connection with the TIF, 100% of the increase in the assessed value of property within TIF District was exempted from property taxes for a period not to exceed 30 years. In connection with the bond issuance, the related borrower is required to make service payments in lieu of taxes in the amount of the real estate taxes which would have been payable in the absence of the TIF. Such payments are required to be above a minimum threshold in the aforesaid TIF documents, and to the extent that such service payments do not exceed the minimum threshold, the borrower must pay additional shortfall payments, up to a maximum annual amount. The related borrower represented in the Mortgage Loan documents that the maximum amount of payments attributable to the related borrower and the Mortgaged Property in connection with the TIF documents cannot exceed, on an annual basis, $400,000.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May

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Reduce Available Funds” and see representation and warranty number 17 on Annex D-1, representation and warranty number 19 on Annex E-1 and representation and warranty number 17 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Eighteen (18) Mortgage Loans (81.2%) are interest-only until the related maturity date or Anticipated Repayment Date.

Six (6) Mortgage Loans (17.4%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the related maturity date and then have an expected Balloon Balance at the related maturity date.

One (1) Mortgage Loans (1.5%) provides for payments of interest-only for the first 30 months following the origination date of the related Mortgage Loan and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the related maturity date and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	19	$423,268,189	64.4%
9	0	1	60,000,000	9.1%
10	0	1	53,150,000	8.1%
5	0	1	27,472,500	4.2%
1	0	2	77,500,000	11.8%
1	5	1	15,500,000	2.4%
Total		25	$656,890,689	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the

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number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The CX - 250 Water Street Mortgage Loan (8.1%) (an “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”).

In addition, an ARD Loan is interest-only until its respective Anticipated Repayment Date. “Excess Interest” with respect to an ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 13 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified

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percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

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Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments

Five (5) Mortgage Loans (34.6%) permit the related borrower, after a lockout period of 24 to 33 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Naugatuck Valley Shopping Center Mortgage Loan (4.2%) (“YM/Defeasance Loan”), if the defeasance lockout expiration date has not occurred by May 6, 2023, the borrower has the right, until the defeasance lockout expiration date (which is the date that is two years from the Closing Date), to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount, and then, after the defeasance lockout expiration date, has the right to defease the Mortgage Loan until the open period, and then during an open period that commences on the sixth payment date prior to the maturity date of such Mortgage Loan, has the right to prepay the Mortgage Loan without any prepayment premium or yield maintenance charge.

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The Mortgage Loans described above that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
1201 Third Avenue	$60,000,000	9.1%	23
CX - 250 Water Street	$53,150,000	8.1%	22
Green Acres	$50,000,000	7.6%	24
Scottsdale Fashion Square	$49,000,000	7.5%	24
Naugatuck Valley Shopping Center	$27,749,936	4.2%	0	(1)
Riverport Tower	$15,000,000	2.3%	24

(1)	The Naugatuck Valley Shopping Center Mortgage Loan was originated on March 16, 2020. The borrower has the right to prepay the Mortgage Loan with yield maintenance commencing on May 6, 2023 and ending upon the defeasance lockout expiration date, as described above.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	3	9.3%
4	9	17.8%
5	2	11.3%
6	2	11.8%
7	8	48.3%
13	1	1.5%
Total	25	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

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Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the RR Interest Owner); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.
●	Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 19 Mortgage Loans (61.2%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

As described under “—Prepayment Protections and Certain Involuntary Prepayments—Voluntary Prepayments” above, one of the Mortgage Loans (4.2%) is a YM/Defeasance Loan.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

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For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

With respect to the National Warehouse & Distribution Portfolio Mortgage Loan (5.3%), at any time after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may either deliver defeasance collateral or, provided that no event of default is continuing under the related Mortgage Loan documents, partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the Release Price (as defined below) (and in the case of a partial prepayment prior to October 6, 2027, payment of the yield maintenance premium), (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.54x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 56.7% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 12.08%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vii) the 1525 West 2960 South Mortgaged Property is required to be the first or second individual property released. “Release Price” means, as applicable, (i) with respect to any individual National Warehouse & Distribution Portfolio Mortgaged Property (other than the 1525 West 2960 South Mortgaged Property and the 1700 Schuster Road Mortgaged Property), an amount equal to the greater of (a) 130% of the allocated loan amount with respect to such individual National Warehouse & Distribution Portfolio Mortgaged Property and (b) 95% of the net sales proceeds applicable to such individual National Warehouse & Distribution Portfolio Mortgaged Property, (ii) with respect to the 1525 West 2960 South Mortgaged Property, an amount equal to the greater of (a) 125% of

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the allocated loan amount with respect to the 1525 West 2960 South Mortgaged Property and (b) 95% of the net sales proceeds applicable to the 1525 West 2960 South Mortgaged Property, and (iii) with respect to the 1700 Schuster Road Mortgaged Property, an amount equal to the greater of (a) $100,000,000 and (b) 95% of the net sales proceeds applicable to the 1700 Schuster Road Mortgaged Property.

Furthermore, certain loans may permit the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Substitutions

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Sixteen (16) Mortgage Loans (50.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Sixteen (16) Mortgage Loans (72.9%), secured by properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Eight (8) Mortgage Loans (21.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Five (5) Mortgage Loans (14.0%) provide for upfront reserves for immediate repairs.

Seventeen (17) Mortgage Loans (53.7%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

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Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	22	91.3%
Springing	2	6.3
Soft	1	2.4
Total	25	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 for a description of lockbox and cash management accounts.

Delaware Statutory Trusts

With respect to the Chatsworth Retail Mortgage Loan (1.8%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is affiliated with the signatory trustee or manager for the related borrower. The master lease has been subordinated to the related Mortgage Loan documents.

The Mortgage Loan documents provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender, but do not provide for a mortgage on the master lease. However, under applicable state law, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender would not have a perfected security interest in the leases and rents of the underlying tenants. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The foregoing structure may delay or impede enforcement of the Mortgage Loan, particularly in the event of the bankruptcy of the borrower or master tenant.

With respect to the Chatsworth Retail Mortgage Loan (1.8%), the UW NOI Debt Yield and UW NCF DSCR, based only on the master lease rent, is 8.3% and 1.31x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 10.5% and 1.57x, respectively.

Exceptions to Underwriting Guidelines

The Mortgage Loans to be contributed by GACC were originated in accordance with DBRI’s and DBNY’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by GSMC were originated in accordance with GSMC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan

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Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by JPMCB were originated in accordance with JPMCB’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by CREFI were originated in accordance with CREFI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a

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borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
9200 Calumet Industrial	$29,500,000	$8,500,000	N/A	N/A	$38,000,000	47.1%	60.7%	1.57x	1.14x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.
(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the 9200 Calumet Industrial (4.5%) Mortgage Loan identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any

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advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-Off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Pacific Design Center{1)…………	$65,600,000	$179,400,000	$20,000,000(2)	50.7%	1.72x	11.6%	Yes
Riverport Tower{3)………………….	$15,000,000	$6,600,000	NAP	59.8%	1.86x	12.93%	Yes

(1)	With respect to the Pacific Design Center Mortgage Loan (9.99%), pursuant to the Mortgage Loan documents, the principal balance of any permitted mezzanine debt may not exceed $50,000,000.
(2)	Represents the Trust Subordinate Companion Loan which will be included in the trust, the interest of which will be represented by the Loan-Specific Certificates.
(3)	With respect to the Riverport Tower Mortgage Loan (2.3%), the Mortgage Loan documents permit future mezzanine debt to the beneficial owners of a successor borrower in connection with a sale of the Mortgaged Property and assumption of the Mortgage Loan, subject to the terms and conditions set forth in the related Mortgage Loan documents.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges

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unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

With respect to the Chatsworth Retail Mortgage Loan (1.8%), the borrower is wholly-owned by Netvested Capital Depositor I, LLC, which in turn is wholly owned by Netvested Capital Bridge Equity Holdings, LLC, a Delaware limited liability company (“Netvested Capital Bridge Equity”). At origination of the Mortgage Loan, (1) Artes Capital REIT I, LLC, a Delaware limited liability company (“Class A Member”), made a capital contribution to Netvested Capital Bridge Equity in the amount of $4,800,000 as a non-managing member with a preferred rate of return equal to 12% (“Class A Preferred Return”), (2) Excel Austin 183 L.P., a California limited partnership (“Class B Member”) made a capital contribution to Netvested Capital Bridge Equity in the amount of $9,157,500 with a preferred rate of return equal to 5.4% (“Class B Preferred Return”), (3) HI Chatsworth II, LLC, a California limited liability company (“Class C Member”), made a capital contribution to Netvested Capital Bridge Equity in the amount of $1,660,000 as a non-managing member with a preferred rate of return equal to 5.4% (“Class C Preferred Return”), and (4) Netvested Capital DST I Sponsor, LLC, a Delaware limited liability company (“Class D Member”), made a capital contribution to Netvested Capital Bridge Equity in the amount of $25,000 as the managing member. Beginning on May 1, 2023, all available cash is to be distributed: (i) first, to the Class A Member until the Class A Member’s unpaid preferred return has been reduced to $0 (ii) second, to the Class A Member until the Class A Member’s unreturned initial contribution has been reduced to $0; (iii) third, to the Class B Member until the Class B Member’s unpaid preferred return has been reduced to $0; (iv) fourth, to the Class B Member until the Class B Member’s unreturned initial contribution has been reduced to $0; (v) fifth, to the Class C Member until the Class C Member’s unpaid preferred return has been reduced to $0; (vi) sixth to the Class C Member until the Class C Member’s unreturned initial contribution has been reduced to $0; and (vii) thereafter, to the Class D Member. It will be an event of default under the Netvested Capital Bridge Equity operating agreement if, among other things more fully set forth in such operating agreement, any of the following events, actions or items occurs: (a) for the period beginning on May 1, 2023, failure to distribute to the Class A Member all accrued and unpaid Class A Preferred Return until the Class A Member’s initial capital has been paid in full; (b) failure to distribute to the Class A Member all of the Class A Member’s initial capital on or prior to September 8, 2023 (or March 8, 2024 if Netvested Capital Bridge Equity makes a payment on or prior to September 8, 2023 in an amount equal to 2.5% of the unreturned initial contribution of the Class A Member as of such period); (c) failure to distribute to the Class B Member the Class B Preferred Return and the Class B Member’s initial capital on or prior to the first anniversary of date on which all amounts required to be distributed to the Class A Member have been made. Upon an event of default under the Netvested Capital Bridge Equity operating agreement, until the Class A Member’s interests are redeemed, or such event of default is cured, the Class A Member may, among other things, and subject to the lender’s rights under the Mortgage Loan documents, designate a replacement manager. In addition, upon an event of

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default under the Netvested Capital Bridge Equity operating agreement, the investment period will be deemed terminated, and the company must make distributions of cash available to the Class A Member until the Class A Member’s unpaid preferred return and unreturned initial capital contribution have each been reduced to zero. Following the redemption of the Class A Member’s interests, upon an event of default under the Netvested Capital Bridge Equity operating agreement, the Class B Member may, among other things, and subject to the lender’s rights under the Mortgage Loan documents, designate a replacement manager.

Other Secured Indebtedness

●	With respect to the 9200 Calumet Industrial Mortgage Loan (4.5%), Munster Development, LLC, the borrower (as successor in interest to Lake Business Center, Inc.) and Peoples Bank SB (as successor in interest to the Town of Munster, Indiana) (the “Issuer”), as trustee, are parties to that certain financing and covenant agreement dated August 1, 2011. In 2011, the Issuer issued bonds in the aggregate amount of $19,655,000 to finance the costs of construction, purchase or acquisition of facilities relating to the Mortgaged Property. The agreement provided for the payment of the bonds from real property tax attributable to the assessed valuation as of each assessment date in excess of the base assessed value, bond proceeds and net proceeds. The nonrecourse carveout guarantors, Mitchell Simborg and Philip Goldberg, are guarantors of the agreement. The maximum repayment amount under the agreement was $1,600,000, which amount had been paid in full as of the origination of the 9200 Calumet Industrial Mortgage Loan. Successor owners of the Mortgaged Property are obligated to comply with certain covenants under the agreement, including, without limitation, an obligations to pay all property tax bills, comply with certain prohibited use restrictions (including use as a dry cleaner, laundromat or funeral parlor) and maintain insurance in compliance with the agreement.
●	With respect to the 1027 Filbert Street Mortgage Loan (2.4%), the borrower’s leasehold interest in the Mortgaged Property is governed by a ground lease dated January 30, 2012 and effective as of January 31, 2012, between the Philadelphia Redevelopment Authority (“PRA”), as landlord, and the borrower, as tenant. The borrower’s leasehold interest is also encumbered by a mortgage granted by the borrower to the Philadelphia Authority for Industrial Development (“PAID”), which mortgage secures, among other things, a promissory note granted by the borrower in favor of PAID dated January 31, 2012 in the original principal amount of $9,600,000. The borrower granted PAID a second note dated January 31, 2012 in the original principal amount of approximately $34,189,883. Additionally, the borrower and PAID entered into an installment sale agreement dated as of January 31, 2012 pursuant to which the borrower, among other things, granted PAID a security interest in certain collateral, including the gross revenues from the operation of the parking facility located on the Mortgaged Property. The lender received an intercreditor agreement with respect to the second mortgage loan and the unsecured loan pursuant to which, among other things, the second mortgage loan and unsecured loan documents are subordinated to the 1027 Filbert Street Mortgage Loan and such second mortgage loan and unsecured loan documents will provide no rights to PAID without the consent of the lender until such time as the 1027 Filbert Street Mortgage Loan has been repaid in full. Pursuant to the 1027 Filbert Street Mortgage Loan documents, provided no trigger period under such Mortgage Loan documents then exists, excess cash flow will disbursed as follows: (x) 90.2% for each calendar month to the City of Philadelphia and (y) 9.8% for each calendar month to the PRA. If a trigger period exists, excess cash flow will be deposited in an excess cash flow account until such time as the trigger period expires, at which time any excess cash flow funds remaining in the excess cash flow account will be disbursed as follows: (x) 90.2% for each calendar month to the City of Philadelphia and (y) 9.8% for each calendar month to the PRA. See “Description of the Mortgage Loan-Tenant Issues-Purchase Options and Rights of First Refusal”.

Other Unsecured Indebtedness

●	With respect to the Green Acres Mortgage Loan (7.6%), the Mortgage Loan documents permit The Macerich Partnership, L.P. (“Macerich” ), the guarantor, to remain as a borrower in a $525
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million secured revolving credit facility under which Deutsche Bank AG New York Branch and Goldman Sachs USA are secured parties. Macerich, which owns 100% of the membership interests in Green Acres Adjacent LLC (“Green Acres” ), a borrower has pledged its membership interests in Green Acres as collateral for such secured revolving credit facility. In addition, the related Mortgage Loan documents permit (i) certain other pledges and issuances of preferred equity by or in certain entities that directly or indirectly hold ownership interests in the borrowers and (ii) the borrowers to enter into a Property-Assessed Clean Energy (“PACE” ) loan for an amount not to exceed $10,000,000 without the lender’s approval or delivery of a rating agency confirmation.

●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (7.6%), the related loan documents permit the borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval and delivery of a rating agency confirmation. The related Mortgage Loan documents permit the pledge of interest by a direct or indirect owner of the borrower to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.
●	With respect to the Scottsdale Fashion Square Mortgage Loan (7.5%), the Mortgage Loan documents permit (i) pledges and issuances of preferred equity by or in certain entities that directly or indirectly hold ownership interests in the borrowers and (ii) the borrower to enter into a PACE loan for an amount not to exceed $10,000,000 without the lender’s approval or delivery of a rating agency confirmation.
●	With respect to the One Campus Martius Mortgage Loan (4.2%), the Mortgage Loan documents permit the direct or indirect owners of the borrower (other than any principal) to obtain one or more unsecured loans from affiliates of the borrower, provided each unsecured loan is (a) unsecured,(b) payable only out of excess cash flow from the Mortgaged Property, (c) subordinate in all respects to the Mortgage Loan pursuant to a subordination and standstill agreement satisfactory to the lender in its sole discretion, and (d) without a maturity date. The aggregate amount of all unsecured loans that may be entered into without the lender’s consent may not exceed 10.0% of the aggregate unpaid principal amount of all of the Whole Loan at any one time.
●	With respect to the Crowne Plaza Union Station Mortgage Loan (3.7%), an affiliate of the franchisor has agreed to make a key money loan to the borrower in the aggregate amount of $3,650,000. The key money loan is required to be advanced in installments related to various stages of completion of the PIP at the Mortgaged Property, with (i) $1,000,000 to be advanced on or before the 10th business day following the franchisor’s receipt of purchase orders and proof of payment from the borrower for all furniture, fixtures and equipment required to complete the guest room renovations required pursuant to the franchise agreement, which is required to be no later than March 31, 2024, (ii) $1,000,000 to be advanced on or before the 10th business day following the date all work in the guestrooms and guestroom corridors has been completed in accordance with the franchisor’s requirements and the PIP, which is required to be no later than March 31, 2025, and (iii) $1,650,000 to be advanced on or before the 10th business day following the date on which all PIP work has been completed in accordance with the PIP. Notwithstanding the foregoing, if the required work for the first and second installments does not occur by the required date, the entire loan will be advanced at the time all the PIP work has been completed, and if all of the PIP work is not completed on or before March 31, 2027, the loan will be reduced by $50,000 for each full month thereafter that such completion has not occurred. The key money loan will mature on the earlier of the 25th anniversary of the opening date (the “Expiration Date”) and an Acceleration Event. An “Acceleration Event” means an event of default under the key money loan documents, termination of the franchise agreement for any reason, or the direct or indirect transfer of the hotel or the Mortgaged Property by the borrower to any party, including direct or indirect change in, foreclosure or acquisition of ownership of the borrower. So long as there is no event of default under the key money loan, (i) the principal is automatically reduced, until fully repaid, on a straight-line basis by an amount necessary to fully amortize the key money loan in equal monthly reductions and create a zero balance as of the Expiration Date
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automatically and without the necessity of further action by either party and (ii) no interest is due. However, if an Acceleration Event occurs prior to the maturity date, the principal will then be due and payable, and interest will be due and payable at a default rate equal to 5.00% per annum in excess of the prime rate charged by Citibank to borrowers on ninety day unsecured commercial loan. The franchisor has agreed that if the lender under the Mortgage Loan takes title to the Mortgaged Property, it will not be required to repay the key money loan in order to maintain the franchise of the Mortgaged Property.

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Pacific Design Center”, “1201 Third Avenue”, “CX – 250 Water Street”, “Green Acres”, “Great Lakes Crossing Outlets”, “Scottsdale Fashion Square”, “National Warehouse & Distribution Portfolio, “100 Jefferson Road”, “One Campus Martius”, “Riverport Tower”, “Sentinel Square II” and “Centers of High Point”, collectively securing 69.2% of the Initial Pool Balance, is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

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Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Pacific Design Center	Serviced	A-1	$65,600,000	$65,600,000	Benchmark 2023-B38	No(2)
		A-2	34,400,000	34,400,000	GS Bank	No
		A-3	30,000,000	30,000,000	GS Bank	No
		A-4	40,000,000	40,000,000	Argentic Real Estate Finance II LLC	No
		A-5	15,000,000	15,000,000	Argentic Real Estate Finance II LLC	No
		A-6	10,000,000	10,000,000	Argentic Real Estate Finance II LLC	No
		A-7	10,000,000	10,000,000	Argentic Real Estate Finance II LLC	No
		A-8	25,000,000	25,000,000	Bank of Montreal	No
		A-9	15,000,000	15,000,000	Bank of Montreal	No
		B	20,000,000	20,000,000	Benchmark 2023-B38 (Loan-Specific Certificates)	Yes(2)
		Total	$265,000,000	$265,000,000
1201 Third Avenue	Non-Serviced	A-1-1	$30,000,000	$30,000,000	BANK5 2023-5YR1(3)	No
		A-1-2	20,000,000	20,000,000	Morgan Stanley Bank, N.A.	No
		A-1-3	10,000,000	10,000,000	Morgan Stanley Bank, N.A.	No
		A-2	42,000,000	42,000,000	Morgan Stanley Bank, N.A.	Yes(4)
		A-3	40,000,000	40,000,000	Benchmark 2023-B38	No
		A-4-1	20,000,000	20,000,000	Benchmark 2023-B38	No
		A-4-2	8,000,000	8,000,000	JPMCB	No
		Total	$170,000,000	$170,000,000
CX – 250 Water Street	Non-Serviced	A-1	$56,250,000	$56,250,000	Bank of America, National Association	Yes(5)
		A-2	53,125,000	53,125,000	Bank of America, National Association	No
		A-3	50,000,000	50,000,000	Bank of America, National Association	No
		A-4	34,375,000	34,375,000	BANK 2023-BNK45	No
		A-5	46,875,000	46,875,000	Bank of America, National Association	No
		A-6	6,250,000	6,250,000	Bank of America, National Association	No
		A-7	3,125,000	3,125,000	Bank of America, National Association	No
		A-8	15,750,000	15,750,000	Bank of America, National Association	No
		A-9	33,750,000	33,750,000	Wells Fargo Bank, National Association	No
		A-10	31,875,000	31,875,000	Wells Fargo Bank, National Association	No
		A-11	30,000,000	30,000,000	Wells Fargo Bank, National Association	No
		A-12	20,625,000	20,625,000	BANK 2023-BNK45	No
		A-13	28,125,000	28,125,000	Wells Fargo Bank, National Association	No
		A-14	3,750,000	3,750,000	Wells Fargo Bank, National Association	No
		A-15	1,875,000	1,875,000	Wells Fargo Bank, National Association	No
		A-16	9,450,000	9,450,000	Wells Fargo Bank, National Association	No
		A-17	30,000,000	30,000,000	Benchmark 2023-B38	No
		A-18	23,150,000	23,150,000	Benchmark 2023-B38	No
		A-19	25,000,000	25,000,000	3650 REIT or an affiliate	No
		A-20	28,150,000	28,150,000	3650 REIT or an affiliate	No
		Total	$531,500,000	$531,500,000
Green Acres	Non-Serviced	A-1	$36,000,000	$36,000,000	GS Bank	Yes(6)
		A-2	31,500,000	31,500,000	FIVE 2023-V1	No
		A-3	32,500,000	32,500,000	Benchmark 2023-B38	No
		A-4	24,000,000	24,000,000	Bank of Montreal	No
		A-5	21,500,000	21,500,000	Bank of Montreal	No
		A-6	20,000,000	20,000,000	BMO 2023-C4	No
		A-7	18,500,000	18,500,000	FIVE 2023-V1	No
		A-8	6,000,000	6,000,000	BMO 2023-C4	No
		A-9	50,000,000	50,000,000	Morgan Stanley Bank, N.A.	No
		A-10	20,000,000	20,000,000	Morgan Stanley Bank, N.A.	No
		A-11	10,000,000	10,000,000	Morgan Stanley Bank, N.A.	No
		A-12	10,000,000	10,000,000	Morgan Stanley Bank, N.A.	No
		A-13-1	25,000,000	25,000,000	DBRI	No
		A-13-2	5,000,000	5,000,000	DBRI	No
		A-14	25,000,000	25,000,000	FIVE 2023-V1	No
		A-15-1	17,500,000	17,500,000	Benchmark 2023-B38	No
		A-15-2	2,500,000	2,500,000	DBRI	No
		A-16	15,000,000	15,000,000	DBRI	No
		Total	$370,000,000	$370,000,000
Great Lakes Crossing Outlets	Serviced	A-1-1	$27,500,000	$27,500,000	Benchmark 2023-B38	Yes
		A-1-2	17,500,000	17,500,000	GS Bank	No
		A-1-3	17,500,000	17,500,000	GS Bank	No
		A-1-4	17,500,000	17,500,000	GS Bank	No
		A-2-1-A	12,500,000	12,500,000	DBRI	No
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Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)

		A-2-1-B	7,500,000	7,500,000	Benchmark 2023-B38	No
		A-2-2	15,000,000	15,000,000	Benchmark 2023-B38	No
		A-2-3	15,000,000	15,000,000	DBRI	No
		A-3-1	25,750,000	25,750,000	BMO 2023-C4	No
		A-3-2	14,250,000	14,250,000	Bank of Montreal	No
		A-3-3	10,000,000	10,000,000	Bank of Montreal	No
		Total	$180,000,000	$180,000,000
Scottsdale Fashion Square	Non-Serviced	A-1-S1	$250,000,000	$250,000,000	SCOTT 2023-SFS	Yes
		A-2-S1	250,000,000	250,000,000	SCOTT 2023-SFS	No
		A-1-C1	25,000,000	25,000,000	Benchmark 2023-B38	No
		A-1-C2	24,000,000	24,000,000	Benchmark 2023-B38	No
		A-1-C3	26,000,000	26,000,000	GS Bank	No
		A-1-C4	25,000,000	25,000,000	GS Bank	No
		A-2-C1	40,000,000	40,000,000	DBNY	No
		A-2-C2	30,000,000	30,000,000	DBNY	No
		A-2-C3-1	25,000,000	25,000,000	DBNY	No
		A-2-C3-2	5,000,000	5,000,000	DBNY	No
		Total	$700,000,000	$700,000,000
National Warehouse & Distribution Portfolio	Non-Serviced	A-1	$50,000,000	$50,000,000	BANK5 2023-5YR1(3)	Yes
		A-2	30,000,000	30,000,000	BANK5 2023-5YR1(3)	No
		A-3	30,000,000	30,000,000	Benchmark 2023-B38	No
		A-4-1	5,000,000	5,000,000	Benchmark 2023-B38	No
		A-4-2	22,000,000	22,000,000	CREFI	No
		A-5	20,000,000	20,000,000	BANK5 2023-5YR1(3)	No
		Total	$157,000,000	$157,000,000
Centers of High Point	Non-Serviced	A-1	$20,000,000	$20,000,000	FIVE 2023-V1	Yes
		A-2	9,642,857	9,642,857	Benchmark 2023-B38	No
		Total	$29,642,857	$29,642,857
100 Jefferson Road	Servicing Shift(7)	A-1	$30,000,000	$30,000,000	Benchmark 2023-B38	No
		A-2	29,500,000	29,500,000	Argentic Real Estate Finance 2 LLC/affiliate	Yes(7)
		A-3	29,500,000	29,500,000	Argentic Real Estate Finance 2 LLC/affiliate	No
		A-4	8,500,000	8,500,000	Argentic Real Estate Finance 2 LLC/affiliate	No
		Total	$97,500,000	$97,500,000
One Campus Martius	Non-Serviced	A-1	$50,000,000	$50,000,000	Benchmark 2022-B36	Yes
		A-2	30,000,000	30,000,000	Benchmark 2022-B37	No
		A-3	25,000,000	25,000,000	Benchmark 2023-B38	No
		A-4-A	2,500,000	2,500,000	Benchmark 2023-B38	No
		A-4-B	13,300,000	13,300,000	JPMCB	No
		A-5	10,000,000	10,000,000	JPMCB	No
		A-6	46,200,000	46,200,000	BANK 2022-BNK43	No
		A-7	25,000,000	25,000,000	BANK 2022-BNK44	No
		A-8	16,000,000	16,000,000	BANK 2022-BNK44	No
		Total	$218,000,000	$218,000,000
Riverport Tower	Serviced	A-1	$6,600,000	$6,600,000	Benchmark 2022-B37	No
		A-2	15,000,000	15,000,000	Benchmark 2023-B38	Yes
		Total	$21,600,000	$21,600,000
Sentinel Square II	Non-Serviced	A-1-1	$30,000,000	$30,000,000	GACC	No
		A-1-2	10,000,000	10,000,000	Benchmark 2023-B38	No
		A-2	25,000,000	25,000,000	FIVE 2023-V1	Yes
		A-3	25,000,000	25,000,000	FIVE 2023-V1	No
		A-4	14,000,000	14,000,000	FIVE 2023-V1	No
		Total	$104,000,000	$104,000,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).
(2)	With respect to the Pacific Design Center Whole Loan, the initial Control Note is the Note B, so long as no Pacific Design Center Control Appraisal Period occurred. During a Pacific Design Center Control Appraisal Period, then the Control Note will be the Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Pacific Design Center Whole Loan”. The Pacific Design Center Whole Loan will be serviced under the PSA.
(3)	The BANK5 2023-5YR1 securitization transaction is expected to close on April 19, 2023.
(4)	The 1201 Third Avenue Whole Loan is expected to be initially serviced under the BANK5 2023-5YR1 PSA. From and after the securitization of the related controlling note, the 1201 Third Avenue Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.
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(5)	The CX – 250 Water Street Whole Loan is initially serviced under the BANK 2023-BNK45 PSA. From and after the securitization of the related controlling note, the CX – 250 Water Street Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.
(6)	The Green Acres Whole Loan is initially serviced under the BMO 2023-C4 PSA. From and after the securitization of the related controlling note, the Green Acres Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.
(7)	Prior to the related servicing shift securitization date, the 100 Jefferson Road Whole Loan will be serviced under the pooling and servicing agreement for this transaction, provided, that if one or more related non-controlling companion loans are securitized in a securitization transaction that closes before the Benchmark 2023-B38 transaction, the 100 Jefferson Road Whole Loan will be a non-serviced whole loan and will initially be serviced under the servicing agreement for such earlier transaction. From and after the securitization of the related controlling note, the 100 Jefferson Road Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Pacific Design Center Whole Loan is the only AB Whole Loan related to the issuing entity.

“BANK 2023-BNK45 PSA” means the pooling and servicing agreement governing the servicing of the CX – 250 Water Street Whole Loan until the until the securitization of the applicable Control Note.

“BANK5 2023-5YR1 PSA” means the pooling and servicing agreement that is expected to govern the servicing of the National Warehouse & Distribution Portfolio Whole Loan and the 1201 Third Avenue Whole Loan (until the securitization of the applicable Control Note).

“Benchmark 2022-B36 PSA” means the pooling and servicing agreement governing the servicing of the One Campus Martius Whole Loan.

“BMO 2023-C4 PSA” means the pooling and servicing agreement governing the servicing of the Green Acres Whole Loan until the securitization of the applicable Control Note.

“FIVE 2023-V1 PSA” means the pooling and servicing agreement governing the servicing of the Sentinel Square II Whole Loan and the Centers of High Point Whole Loan.

“SCOTT 2023-SFS TSA” means the trust and servicing agreement governing the servicing of the Scottsdale Fashion Square Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to each Servicing Shift Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

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“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes And Non-Control Notes” above.

“Non-Serviced Custodian” means with respect to (i) any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the custodian under the Servicing Shift PSA.

“Non-Serviced Directing Holder” means with respect to (i) any Non-Serviced Whole Loan, the directing holder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the directing holder (or equivalent) under the Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after a Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the related Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement relating to the transaction identified under the column entitled “Note Holder” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above and (ii) the Servicing Shift Whole Loans on and after the Servicing Shift Securitization Date, the Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA.

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“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans, the Non-Serviced AB Whole Loans and, after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loans.

“SCOTT 2023-SFS TSA” means the trust and servicing agreement governing the servicing of the Scottsdale Fashion Square Whole Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan. The Pacific Design Center Mortgage Loan will be a Serviced AB Mortgage Loan related to the issuing entity.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. The Pacific Design Center Whole Loan will be a Serviced AB Whole Loan related to the issuing entity.

“Serviced Companion Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loans.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Servicing Shift” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan, which includes the Trust Subordinate Companion Loan.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above, and (ii) prior to the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

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“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement governing the servicing of each Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Subordinate Companion Loan” means with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means, collectively, each of the Non-Serviced Whole Loans, the Serviced Whole Loans and the Servicing Shift Whole Loans, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
Pacific Design Center	$65,600,000	9.99%	$179,400,000	$20,000,000	47.8%	2.17x	13.8%	51.7%	1.79x	12.7%
1201 Third Avenue	$60,000,000	9.1%	$110,000,000	NAP	30.5%	2.76x	17.7%	30.5%	2.76x	17.7%
CX – 250 Water Street	$53,150,000	8.1%	$478,350,000	NAP	48.8%	1.66x	9.3%	48.8%	1.66x	9.3%
Green Acres	$50,000,000	7.6%	$320,000,000	NAP	54.5%	2.10x	13.0%	54.5%	2.10x	13.0%
Great Lakes Crossing Outlets	$50,000,000	7.6%	$130,000,000	NAP	45.0%	2.50x	17.5%	45.0%	2.50x	17.5%
Scottsdale Fashion Square	$49,000,000	7.5%	$651,000,000	NAP	38.4%	1.92x	12.3%	38.4%	1.92x	12.3%
National Warehouse & Distribution Portfolio	$35,000,000	5.3%	$122,000,000	NAP	56.7%	1.54x	13.0%	56.7%	1.54x	13.0%
100 Jefferson Road	$30,000,000	4.6%	$67,500,000	NAP	56.4%	1.42x	10.7%	56.4%	1.42x	10.7%
One Campus Martius	$27,500,000	4.2%	$190,500,000	NAP	60.1%	1.74x	11.5%	60.1%	1.74x	11.5%
Riverport Tower	$15,000,000	2.3%	$6,600,000	NAP	58.2%	2.12x	14.7%	58.2%	2.12x	14.7%
Sentinel Square II	$10,000,000	1.5%	$94,000,000	NAP	62.3%	1.47x	9.1%	62.3%	1.47x	9.1%
Centers of High Point	$9,642,857	1.5%	$20,000,000	NAP	67.2%	2.03x	16.5%	67.2%	2.03x	16.5%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan, but excluding any related Subordinate Companion Loans and any related mezzanine debt.
(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan (including any related Subordinate Companion Loans), but excluding any related mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Any Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole

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Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than any Servicing Shift Whole Loan), the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (other than during the continuance of a Control Termination Event) and consultation rights (during the continuance of a Control Termination Event, but so long as no Consultation Termination Event is continuing) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to the Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report

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and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the related Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing holder (or equivalent holder) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to any Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during the continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use commercially reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Serviced Pari Passu Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to

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sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loans, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which
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consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent entity) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

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Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

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The Serviced AB Whole Loan

Pacific Design Center Whole Loan

General

The Pacific Design Center Mortgage Loan (9.99%) is part of a split loan structure comprised of (i) nine senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $245,000,000 (the “Pacific Design Center Senior Notes”) and (ii) one controlling subordinate note with an outstanding principal balance as of the Cut-off Date of $20,000,000 (the “Pacific Design Center Junior Note” and together with the Pacific Design Center Senior Notes, the “Pacific Design Center Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Pacific Design Center Mortgage Loan is evidenced by one (1) senior promissory note with a Cut-off Date Balance of $65,600,000 (the “Pacific Design Center Trust Senior Note”). The related Pacific Design Center Junior Note (the “Trust Subordinate Companion Loan”) is evidenced by one (1) subordinate promissory note with a Cut-off Date Balance of $20,000,000. The Pacific Design Center Mortgage Loan together with the remaining Pacific Design Center Senior Notes (the “Pacific Design Center Non-Trust Senior Notes”), and the Trust Subordinate Companion Loan, are referred to in this prospectus as the “Pacific Design Center Whole Loan”. The Trust Subordinate Companion Loan will be an asset of the issuing entity but will not be pooled together with the other Mortgage Loans, and payments of interest and principal received in respect of the Trust Subordinate Companion Loan will be available to make distributions in respect of Loan-Specific Certificates only.

The Pacific Design Center Non-Trust Senior Notes have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Pacific Design Center Non-Trust Senior Notes are under no obligation to do so.

The holders (the “Pacific Design Center Noteholders”) of each promissory note comprising the Pacific Design Center Whole Loan have entered into a Co-Lender Agreement (the “Pacific Design Center Co-Lender Agreement”) that sets forth the respective rights of each holder of a Pacific Design Center Note.

Servicing

The Pacific Design Center Whole Loan and any related REO Property will be serviced and administered by the master servicer and the Pacific Design Center special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the related Co-Lender Agreement. See “Pooling and Servicing Agreement”. In servicing the Pacific Design Center Whole Loan, the Servicing Standard will require the master servicer and the Pacific Design Center special servicer to take into account the interests of the Certificateholders and the holders of the Pacific Design Center Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Pacific Design Center Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holders of the Pacific Design Center Mortgage Loan and the Trust Subordinate Companion Loan with respect to distributions of funds received in respect of the Pacific Design Center Whole Loan, and provides, in general, that:

●	the Pacific Design Center Junior Note is, at all times, junior, subject and subordinate to the Pacific Design Center Senior Notes, and the right of the holder of the Trust Subordinate Companion Loan (the “Trust Subordinate Companion Loan Holder”) to receive payments with respect to the Pacific Design Center Whole Loan is, at all times, junior, subject and subordinate to the rights of
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the holders of the Pacific Design Center Senior Notes (the “Pacific Design Center Senior Loan Holders”) to receive payments with respect to the Pacific Design Center Whole Loan;

●	all expenses and losses relating to the Pacific Design Center Whole Loan will, to the extent not paid by the related borrower, be allocated first to the Trust Subordinate Companion Loan, and second to the Pacific Design Center Senior Loan Holders, provided that (i) P&I advances with respect to any note are reimbursable solely out of collections allocable to such note in accordance with the related Co-Lender Agreement and will not be reimbursed or paid, as the case may be, out of collections allocable to any other loan, and (ii) if any cost or expense is paid out of amounts otherwise payable to the Pacific Design Center Senior Loan Holders, because of insufficient collection on the Trust Subordinate Companion Loan from which such cost or expense would have been paid had it remained outstanding, then the issuing entity will be entitled to reimbursement of such cost or expense pursuant to the related Co-Lender Agreement;
●	expenses and losses allocated to a particular note will be applied, first, to reduce principal distributions otherwise payable thereon, second, to reduce interest distributions otherwise payable thereon and, third, to reduce any other distributions otherwise payable thereon;
●	if no Pacific Design Center Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Pacific Design Center Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the Pacific Design Center Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)       first, to the Pacific Design Center Senior Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable Pacific Design Center Senior Loan Interest Rate minus the servicing fee;

(b)       second, to the Pacific Design Center Senior Loan Holders, on a pro rata and pari passu basis, in an amount equal to their respective Pacific Design Center Senior Loan Percentage Interests of principal payments received, if any, with respect to such Due Date with respect to the Pacific Design Center Whole Loan, until their principal balances have been reduced to zero;

(c)       third, to the Pacific Design Center Senior Loan Holders, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by the Pacific Design Center Senior Loan Holders including any recovered costs not previously reimbursed to such Noteholder (or paid or advanced by any master servicer or special servicer on its behalf and not previously paid or reimbursed) with respect to the Pacific Design Center Whole Loan pursuant to the related Co-Lender Agreement or the PSA;

(d)       fourth, to the Pacific Design Center Senior Loan Holders, on a pro rata and pari passu basis, in an amount equal to the product of (i) the Pacific Design Center Senior Note Percentage Interest of such Note, multiplied by (ii) the ratio of the applicable Pacific Design Center Senior Loan Interest Rate to the interest rate of the Pacific Design Center Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a workout the principal balances of the Pacific Design Center Senior Notes have been reduced, such excess amount is required to be paid to the Pacific Design Center Senior Loan Holders in an amount up to the reduction, if any, of the principal balances of the Pacific Design Center Senior Notes as a result of such workout, plus interest on such amount at the related Pacific Design Center Senior Loan Interest Rate, as applicable;

(f)        sixth, to the Trust Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Trust Subordinate Companion Loan at the related Trust Subordinate Companion Loan Interest Rate;

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(g)       seventh, to the Trust Subordinate Companion Loan Holder in an amount equal to the Trust Subordinate Companion Loan Percentage Interest of principal payments received, if any, with respect to such Due Date with respect to the Pacific Design Center Whole Loan, until the principal balance of the Trust Subordinate Companion Loan has been reduced to zero;

(h)       eighth, to the Trust Subordinate Companion Loan Holder, in an amount equal to the product of (i) the Trust Subordinate Companion Loan Percentage Interest, multiplied by (ii) the ratio of the Trust Subordinate Companion Loan Interest Rate to the interest rate of the Pacific Design Center Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)        ninth, to the extent the Trust Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the related Pacific Design Center Co-Lender Agreement, to reimburse the Trust Subordinate Companion Loan Holder for all such cure payments;

(j)        tenth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balance of the Trust Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the Trust Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Trust Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

(k)       eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or the applicable special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the Pacific Design Center Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the Pacific Design Center Senior Loan Holders and the Trust Subordinate Companion Loan Holder, pro rata, based on their respective percentage interests; and

(l)        twelfth, if any excess amount is available to be distributed in respect of the Pacific Design Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount is required to be paid pro rata to the Pacific Design Center Senior Loan Holders and the Trust Subordinate Companion Loan Holder in accordance with their respective initial percentage interests.

“Trust Subordinate Companion Loan Percentage Interest” means approximately 7.55%.

“Pacific Design Center Senior Loan Percentage Interest” means approximately 24.75% with respect to the Pacific Design Center Mortgage Loan and approximately 67.70% with respect to the Pacific Design Center Non-Trust Senior Notes.

“Pacific Design Center Senior Loan Interest Rate” means approximately 5.94107142857143%.

“Trust Subordinate Companion Loan Interest Rate” means approximately 15.50%.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Pacific Design Center Whole Loan, (ii) a non-monetary event of default as to which the Pacific Design Center Whole Loan becomes a Specially Serviced Loan or (iii) the exercise of the extension option with respect to the Pacific Design Center Whole Loan; provided that, in the case of the extension option, the related Sequential Pay Event will be deemed to occur on the related Anticipated Repayment Date (a “Pacific Design Center Sequential Pay Event”), amounts tendered by the borrower or otherwise available for payment on the Pacific Design Center Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

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(a)       first, to the Pacific Design Center Senior Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable Pacific Design Center Senior Loan Interest Rate minus the servicing fee;

(b)       second, to the Pacific Design Center Senior Loan Holders in an amount equal to all amounts allocated as principal on the Pacific Design Center Whole Loan, pro rata, based on their outstanding principal balances, until their balances have been reduced to zero;

(c)       third, to the Pacific Design Center Senior Loan Holders on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such Pacific Design Center Senior Loan Holder including any recovered costs not previously reimbursed to such Pacific Design Center Senior Loan Holder (or paid or advanced by the master servicer or the applicable special servicer, as applicable, on its behalf and not previously paid or reimbursed) with respect to the Pacific Design Center Whole Loan pursuant to the related Co-Lender Agreement or the PSA;

(d)       fourth, Pacific Design Center Senior Loan Holders on a pro rata and pari passu basis in an amount equal to the product of (i) the Percentage Interest of such Pacific Design Center Senior Note, multiplied by (ii) the ratio of the respective Pacific Design Center Senior Loan Interest Rate to the interest rate of the Pacific Design Center Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a workout the principal balances of the Pacific Design Center Senior Notes have been reduced, such excess amount is required to be paid to the Pacific Design Center Senior Loan Holders in an amount up to the reduction, if any, of the principal balances of the Pacific Design Center Senior Notes as a result of such workout, plus interest on such amount at the related Pacific Design Center Senior Loan Interest Rate, as applicable;

(f)        sixth, to the Trust Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Trust Subordinate Companion Loan at the related Trust Subordinate Companion Loan Interest Rate;

(g)       seventh, to the Trust Subordinate Companion Loan Holder in an amount equal to all amounts allocated as principal on the Pacific Design Center Whole Loan, with respect to such Due Date, until the principal balance of the Trust Subordinate Companion Loan has been reduced to zero;

(h)       eighth, to the Trust Subordinate Companion Loan Holder, in an amount equal to the product of (i) the Trust Subordinate Companion Loan Percentage Interest, multiplied by (ii) the ratio of the Trust Subordinate Companion Loan Interest Rate to the interest rate of the Pacific Design Center Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)        ninth, to the extent the Trust Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the related Pacific Design Center Co-Lender Agreement, to reimburse the Trust Subordinate Companion Loan Holder for all such cure payments;

(j)        tenth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balance of the Trust Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the Trust Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Trust Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

(k)       eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to

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compensate the master servicer or the applicable special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the Pacific Design Center Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the Pacific Design Center Senior Loan Holders and the Trust Subordinate Companion Loan Holder, pro rata, based on their respective percentage interests;

(l)        twelfth, if any excess amount is available to be distributed in respect of the Pacific Design Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount is required to be paid pro rata to the Pacific Design Center Senior Loan Holders and the Trust Subordinate Companion Loan Holder in accordance with their respective initial percentage interests.

To the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Pacific Design Center Senior Notes and the Trust Subordinate Companion Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), are required to be allocated to reduce the principal balances of the Pacific Design Center Senior Loan Holders and the Trust Subordinate Companion Loan in the manner permitted by the REMIC provisions..

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Pacific Design Center Mortgage Loan and the Trust Subordinate Companion Loan, then that P&I Advance may only be reimbursed out of future payments and collections on, first, the Trust Subordinate Companion Loan and then, the Pacific Design Center Mortgage Loan, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, and then with respect to the Pacific Design Center Mortgage Loan only, on other Mortgage Loans. Interest on P&I Advances made with respect to the Pacific Design Center Mortgage Loan and the Trust Subordinate Companion Loan, may only be reimbursed out of future payments and collections on, first, the Trust Subordinate Companion Loan and then, the Pacific Design Center Mortgage Loan, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, and then with respect to the Pacific Design Center Mortgage Loan only, on other Mortgage Loans.

Consultation and Control

Pursuant to the Pacific Design Center Co-Lender Agreement, the directing holder with respect to the Pacific Design Center Whole Loan (the “Pacific Design Center Whole Loan Directing Holder”), as of any date of determination, will be (i) the Pacific Design Center Controlling Class Representative (exercising the rights of the Trust Subordinate Companion Loan Holder), unless a Pacific Design Center Control Appraisal Period has occurred and is continuing, and (ii) for so long as a Pacific Design Center Control Appraisal Period has occurred and is continuing, the Trust Directing Holder. Neither the Trust Subordinate Companion Loan Holder nor the Trust Directing Holder is permitted to exercise the rights of the Pacific Design Center Whole Loan Directing Holder if it is the related borrower or a Pacific Design Center Borrower Related Party. The Pacific Design Center Whole Loan Directing Holder will be entitled to exercise consent and/or consultation rights as set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus with respect to the Pacific Design Center Whole Loan, and the implementation of any recommended actions outlined in an Asset Status Report with respect to the Pacific Design Center Whole Loan will require the approval of the Pacific Design Center Whole Loan Directing Holder as described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report”.

A “Pacific Design Center Borrower Party Affiliate” means, with respect to the related borrower, a manager of the related Mortgaged Property or a Pacific Design Center Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, manager or Pacific Design Center Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, manager or Pacific Design Center Restricted Mezzanine Holder, as applicable. For purposes of this definition, “control” when used

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with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

A “Pacific Design Center Restricted Mezzanine Holder” means the holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure proceedings or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

A “Pacific Design Center Borrower Related Party” shall mean the related borrower, a manager of the related Mortgaged Property, a Pacific Design Center Restricted Mezzanine Holder, or a Pacific Design Center Borrower Party Affiliate.

A “Pacific Design Center Control Appraisal Period” will exist with respect to the Pacific Design Center Whole Loan, if and for so long as: (a) the sum of (i) the initial principal balance of the Trust Subordinate Companion Loan together with any Pacific Design Center Threshold Event Collateral (as defined below) minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Trust Subordinate Companion Loan after the date of creation of the Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Pacific Design Center Whole Loan that is allocated to the Trust Subordinate Companion Loan in accordance with the PSA and (z) any losses realized with respect to the Mortgaged Property or the Pacific Design Center Whole Loan that are allocated to the Trust Subordinate Companion Loan, is less than 25% of the remainder of (A) the initial principal balance of the Trust Subordinate Companion Loan minus (B) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Trust Subordinate Companion Loan Holder on the Trust Subordinate Companion Loan after the date of creation of the Pacific Design Center Trust Subordinate Companion Loan; or (b) any interest in the Trust Subordinate Companion Loan is held by the related borrower or a Pacific Design Center Borrower Related Party, or any such entity would otherwise be entitled to exercise the rights of the Pacific Design Center Whole Loan Directing Holder.

The holder of the Trust Subordinate Companion Loan is entitled to avoid a Pacific Design Center Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of the receipt of a third party appraisal that indicates such Pacific Design Center Control Appraisal Period has occurred), including without limitation, (i) delivery of additional collateral in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Pacific Design Center Co-Lender Agreement (either (x) or (y), the “Pacific Design Center Threshold Event Collateral”) and (ii) the Pacific Design Center Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable Control Appraisal Period not to occur.

Pursuant to the terms of the related Co-Lender Agreement, the holder of the Trust Subordinate Companion Loan (or its representative), for so long as such holder is not the Pacific Design Center Whole Loan Directing Holder, will (i) have a right to receive copies of all notices, information and reports that the master servicer or the applicable special servicer, as applicable, is required to provide to the Directing Holder pursuant to the PSA (within the same time frame such notices, information and reports are or would have been required to be provided to the Trust Directing Holder under the PSA without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Pacific Design Center Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the Pacific Design Center Whole Loan and (ii) has the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Pacific Design Center Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the Pacific Design Center Whole Loan. The consultation right of the issuing entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports required to be provided to the Trust Directing Holder; provided that if the master servicer (or the applicable special servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the

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rights described above, the master servicer or the applicable special servicer, as applicable, is permitted to take any material action or any action set forth in the Asset Status Report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Pacific Design Center Whole Loan (as a collective whole). Neither the master servicer nor the applicable special servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative) or any holder of the Trust Subordinate Companion Loan not held by the trust.

Neither the master servicer nor the applicable special servicer may follow any advice, direction or objection by the issuing entity (or its representative) or any holder of the Trust Subordinate Companion Loan not held by the issuing entity or the Directing Holder that would (i) require or cause the master servicer or the applicable special servicer, as applicable, to violate applicable law, the terms of the Pacific Design Center Whole Loan, the Pacific Design Center Co-Lender Agreement, the related mezzanine intercreditor agreement, the PSA, including the Servicing Standard, (ii) result in the imposition of federal income tax on the issuing entity or cause it to fail to qualify as a REMIC; (iii) expose the Certificateholders, the issuing entity, any holder of the Trust Subordinate Companion Loan not held by the issuing entity, the depositor, the master servicer, the applicable special servicer, the trustee, the certificate administrator or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any material claim, suit or liability, or (iv) materially expand the scope of the master servicer’s or the applicable special servicer’s responsibilities under the PSA or the scope of the trustee’s or certificate administrator’s responsibilities under the PSA.

Sale of Defaulted Whole Loan

Upon the Pacific Design Center Whole Loan becoming a Defaulted Loan, if the applicable special servicer decides to sell the Pacific Design Center Mortgage Loan, such special servicer will be required to sell the Pacific Design Center Mortgage Loan and the Pacific Design Center Non-Trust Senior Notes as a single whole loan.

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Pacific Design Center Co-Lender Agreement, the Pacific Design Center Whole Loan Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Pacific Design Center special servicer then acting with respect to the Pacific Design Center Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus

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and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation, Goldman Sachs Mortgage Company, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc., are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. GACC or DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) Deutsche Bank AG, New York Branch (“DBNY”), a Retaining Party and an initial Risk Retention Consultation Party, (iii) Deutsche Bank Securities Inc., an underwriter and (iv) the depositor. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will

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also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2022 is approximately $103.511 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

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Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the Green Acres Whole Loan, which was co-originated by GS Bank, Morgan Stanley Bank, N.A., Bank of Montreal and DBRI, portions of which are being sold by GACC and GSMC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the Great Lakes Crossing Outlets Whole Loan, which was co-originated by GS Bank, Bank of Montreal and DBRI, portions of which are being sold by GACC and GSMC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to

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certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and GACC are each an originator and are affiliated with each other, DBNY (a Retaining Party and a Risk Retention Consultation Party), Deutsche Bank Securities Inc., one of the underwriters, and the depositor. DBRI and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined

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prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then

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determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major

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maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
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●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable

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DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2023. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2020 to and including December 31, 2022, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of GACC) will retain the DBNY VRR Interest Portion as described under “Credit Risk Retention”. However, GACC and/or its affiliates may acquire or own in the future certain additional classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates (other than the DBNY VRR Interest Portion) at any time. DBNY or an affiliate will be required to retain the DBNY VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk

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Retention Consultation Party and an affiliate of GS Bank, an originator and the initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2022, GSMC originated or acquired approximately 3,282 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $159.4 billion. As of December 31, 2022, GSMC had acted as a sponsor and mortgage loan seller on approximately 393 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion, $14.906 billion and $7.173 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021 and 2022 respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC

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Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex F-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

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Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

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Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex F-2—Exceptions to GSMC Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally

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reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
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●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

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The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with
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the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by

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certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act. GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2023. GSMC’s Central Index Key is 0001541502. With respect to the period from and including January 1, 2020 to and including December 31, 2022, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the GS Bank VRR Interest Portion. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA) will be required to retain the GS Bank VRR Interest Portion as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

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JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation (“JPMC”) whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2022, of JPMC, and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMC, as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. The 2022 annual report of JPMC is available on JPMC’s website at www.jpmorganchase.com. None of the documents that JPMC files with the SEC or any of the information on, or accessible through, either the SEC’s website or JPMC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, manufactured housing community and multifamily properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2021, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $174 billion. Of that amount, approximately $140 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2021, JPMCB originated approximately $18 billion of commercial mortgage loans, of which approximately $10 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as

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sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;
●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a

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securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some

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instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in

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general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or

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replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
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●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property

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that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on January 26, 2023, which is the same date as JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the three-year period ending December 31, 2022, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that JPMCB (or its MOA) will be required to retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention”, and JPMCB may retain the Class R certificates. However, JPMCB and/or its affiliates may acquire in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

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CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion and $11.1 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
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●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
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●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related Mortgaged Properties;
●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;
●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed,
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and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

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In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

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CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the

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related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

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Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

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Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2020 to December 31, 2022, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1 Columbus Circle, New York, New York 10019. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 10 year-period ending December 31, 2022, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $116.696 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

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The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller (and the Trust Subordinate Companion Loan from GSMC) and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owner.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owner upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2023-B38 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans, the Trust Subordinate Companion Loan and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owner and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Certificate Administrator”, “—The Trustee”, “—The Master Servicer”, “—The General Special Servicer”, ““—The Pacific Design Center Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans, the Trust Subordinate Companion Loan and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as trustee, certificate administrator and custodian under the PSA.

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Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.2 billion (USD) in assets as of December 31, 2022. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (“WFDTC” and collectively with Wells Fargo Bank and Wells Fargo & Company, “Wells Fargo”) entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank, since November 1, 2021, has been transferring, and intends to continue to transfer, such roles, duties, rights, and liabilities to Computershare Trust Company, in stages. WFDTC also intends to transfer its roles, duties, rights, and liabilities to CDTC in stages. For any transaction where the roles of Wells Fargo Bank or WFDTC, as applicable, have not already transferred to Computershare Trust Company or CDTC, Computershare Trust Company or CDTC performs all or virtually all of the obligations of Wells Fargo Bank or WFDTC, respectively, as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2022, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 464 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $251 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021,

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Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2022, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,203 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $702 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the certificate administrator is required to maintain pursuant to the PSA will be established and maintained with one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2022, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 415,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors or their affiliates and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For twenty CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2022 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2022 Computershare CMBS Annual Statement of Compliance”).

For seventeen different CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the April 18, 2022 distribution was made one business day late due to an administrative error relating to the calculation of the payment date in an internal system due to Good Friday.

For two other CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that certain payment errors occurred. In one case, a class of certificates was overpaid and another class was underpaid in three consecutive months. The payment error was caused by an administrative error relating to the reimbursement to a servicer of prior advances subsequently deemed non-recoverable. Computershare Trust Company corrected the payment errors in the third month. In the other case, an administrative error during the processing of the transfer of a certificate caused the wrong beneficial holder to receive payment. The resulting payment error was corrected in the same month the error occurred.

For one additional CMBS transaction, the related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the Form 10-D (including the ABS Asset Data File and ABS Asset Related Document filed as exhibits 102 and 103 respectively to the registrant’s Form ABS-EE and incorporated by reference into the Form 10-D filing) for the initial distribution date was filed three calendar

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days late. The late filing resulted from a gap in Computershare Trust Company’s process for reviewing and capturing the Exchange Act reporting obligations in newly closed transactions.

For each of the twenty CMBS transactions, the related Subject 2022 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity.  However, each of Computershare Trust Company and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this Prospectus.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Computershare Trust Company, N.A.

The PSA provides that no provision of such agreement will be construed to relieve the trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided that if no Servicer Termination Event has occurred and is continuing, the trustee will be required to perform, and will be liable for, only those duties specifically required under the PSA. Upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the PSA, the trustee will be required to examine those documents and to determine whether they conform to the requirements of that agreement. Within 30 days after the occurrence of any Servicer Termination Event of which the responsible officer of the trustee has actual knowledge, the trustee is required to promptly transmit by mail to the Depositor, the Certificate Administrator (who then is required to notify all Certificateholders) and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website) notice of such occurrence, unless such Servicer Termination Event has been cured.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of its obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be appointed to act as the initial master servicer and in this capacity will be responsible for the master servicing and administration of the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

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Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“DBRS Morningstar”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity

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by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the applicable Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Non-Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

As of December 31, 2022, Midland was master and primary servicing approximately 24,849 commercial and multifamily mortgage loans with a principal balance of approximately $563 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,743 of such loans, with a total principal balance of approximately $328 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2020 to 2022.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
CMBS	$256	$302	$328
Other	$317	$301	$315
Total	$573	$603	$642

As of December 31, 2022, Midland was named the special servicer in approximately 420 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $162 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 175 assets with an outstanding principal balance of approximately $4.7 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2020 to 2022.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
Total	$170	$163	$162

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

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Pursuant to certain interim servicing agreements between GACC, a sponsor and a mortgage loan seller and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC, a sponsor and a mortgage loan seller and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB, a sponsor and a mortgage loan seller and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI, a sponsor and a mortgage loan seller and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Midland, the master servicer, is also (i) the master servicer and special servicer of the One Campus Martius Whole Loan, which is serviced under the Benchmark 2022-B36 PSA and (ii) the master servicer of the Centers of High Point and Sentinel Square II Whole Loans, which are serviced under the FIVE 2023-V1 PSA.

Midland is the initial master servicer of the Green Acres Whole Loan which is currently being serviced under the BMO 2023-C4 PSA until the securitization of the applicable Control Note.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

Midland does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Midland as master servicer), the certificates, the Mortgage Loans, this free writing prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The foregoing information under this heading “Transaction Parties—The Master Servicer” has been provided by Midland .

For a description of any material affiliations, relationships and related transactions between the master servicer, the special servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Outside Primary Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) is (i) acting as the Non-Serviced Master Servicer with respect to the CX - 250 Water Street Whole Loan under the BANK 2023-BNK45 PSA until the securitization of the related Control Note, (ii) expected to be the Non-Serviced Master Servicer with respect to the 1201 Third Avenue Whole Loan under the BANK5 2023-5YR1 PSA until the securitization of the related Control Note, and (iii) expected to be the Non-Serviced Master Servicer with respect to the National Warehouse & Distribution Portfolio Whole Loan under the BANK5 2023-5YR1 PSA. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. The principal west coast commercial

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mortgage master servicing offices of Wells Fargo are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086-23A, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2019	As of 12/31/2020	As of 12/31/2021	As of 12/31/2022
By Approximate Number:	30,931	30,536	29,704	27,480
By Approximate Aggregate Unpaid Principal Balance (in billions):	$594.17	$601.82	$619.35	$599.96

Within this portfolio, as of December 31, 2022, are approximately 21,621 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $479.1 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2022, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2019	$448,683,861,638	$390,136,051	0.09%
Calendar Year 2020	$454,151,591,750	$795,573,185	0.18%
Calendar Year 2021	$461,645,275,707	$1,395,817,923	0.30%
Calendar Year 2022	$447,783,265,998	$1,178,103,154	0.26%
*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and DBRS Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

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US Servicer Ratings	Fitch	S&P	DBRS Morningstar
Primary Servicer:	CPS1	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer: ……………	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. In light of COVID-19 and related social distancing, shelter-in-place and similar guidance and requirements, Wells Fargo instituted a requirement that its personnel, including those in the commercial mortgage servicing group, but subject to certain exceptions, work remotely, beginning on March 16, 2020 or as soon as possible thereafter, and continuing until March 14, 2022. Personnel returned to their offices on March 14, 2022 on a hybrid flexible model that allows for some remote work. This remote-working capability is part of Wells Fargo’s business continuity plan. Based on management’s review of its remote-working capability and resources and its daily review of actual results since instituting the remote-working requirement, Wells Fargo does not expect the remote-working to adversely affect its servicing operations in any material respect.

Wells Fargo may perform any of its obligations under any Non-Serviced PSA for which it acts as Non-Serviced Master Servicer through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Non-Serviced Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;
●	audit services;
●	tracking and reporting of flood zone changes;
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;
●	Uniform Commercial Code searches and filings;
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●	insurance tracking and compliance;
●	onboarding-new loan setup;
●	lien release-filing & tracking;
●	credit investigation & background checks; and
●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo will not have primary responsibility for custody services of original documents evidencing the related Non-Serviced Mortgage Loans or Non-Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the related Non-Serviced Mortgage Loans, Non-Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Non-Serviced PSA.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo expects to enter into an agreement with the related mortgage loan seller to purchase the master servicing and/or primary servicing rights (and/or be appointed as the master servicer or primary servicer, as the case may be) with respect to the National Warehouse & Distribution Portfolio Whole Loan.

Pursuant to certain interim servicing arrangements between Wells Fargo and CREFI, or Wells Fargo and certain affiliates of CREFI, Wells Fargo acts as primary servicer with respect to certain mortgage loans owned by CREFI and such affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the CREFI Mortgage Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and GSMC, or Wells Fargo and certain affiliates of GSMC, Wells Fargo acts as primary servicer with respect to certain mortgage loans owned by GSMC and such affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the GSMC Mortgage Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and GACC, or Wells Fargo and certain affiliates of GACC, Wells Fargo acts as primary servicer with respect to certain mortgage

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loans owned by GACC and such affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the GACC Mortgage Loans.

Neither Wells Fargo nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—The Outside Primary Servicer” has been provided by Wells Fargo.

The General Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, is expected to be initially appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than the Pacific Design Center Mortgage Loan, any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any Serviced Companion Loan. LNR Partners currently serves as special servicer under the BMO 2023-C4 PSA, which will govern the servicing of the Green Acres Whole Loan until the securitization of the applicable Control Note. LNR Partners also currently serves as the special servicer under the BANK 2023-BNK45 PSA which will govern the servicing of CX – 250 Water Street Whole Loan until the securitization of the related applicable Control Note. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and
●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 23 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 182 as of December 31, 2022. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
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●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $84.2 billion;
●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion; and
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion.
●	182 domestic commercial mortgage backed securitization pools as of December 31, 2022 with a then current face value in excess of $112.3 billion.

As of December 31, 2022, LNR Partners has resolved approximately $87.7 billion of U.S. commercial and multifamily loans over the past 24 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily

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mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021 and approximately $3.0 billion of U.S. commercial and multifamily mortgage loans during 2022.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of December 31, 2022, LNR Partners and its affiliates specially service a portfolio, which included approximately 7,195 assets across the United States with a then current face value of approximately $112.3 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’

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servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included this securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the Trust, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except as disclosed in this prospectus and except for (i) LNR Partners acting as special servicer for this securitization transaction (with respect to all Serviced Mortgage Loans and Serviced Companion Loans,), (ii) LNR Partners or its affiliate assisting Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool, (iii) LNR Partners is currently serving as special servicer under the BMO 2023-C4 PSA, which currently governs the servicing of the Green Acres Whole Loan until the securitization of the applicable Control Note and (iv) LNR Partners is currently serving as special servicer under the BANK 2023-BNK45 PSA, which will govern the servicing of the CX – 250 Water Street Whole Loan until the securitization of the applicable Control Note, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Trust, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Trust, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently

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exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described in this prospectus, neither LNR Partners nor any of its affiliates will retain on the Closing Date any certificates issued by the Trust any economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as described in this prospectus with respect to the Mortgage Loans and the Serviced Companion Loans). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding LNR Partners under the heading “—The General Special Servicer” has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer may be terminated, with respect to the Mortgage Loans serviced under the PSA (a) with or without cause by the Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”, upon satisfaction of certain conditions specified in the PSA. The special servicer may resign under the PSA as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the special servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Pacific Design Center Special Servicer

Argentic Services Company LP, a Delaware limited partnership (“ASC”), will act as the special servicer with respect to the Pacific Design Center Whole Loan and will be primarily responsible for the servicing and administration of the Pacific Design Center Whole Loan if such Whole Loan becomes a Specially Serviced Loan (and any related REO Property) pursuant to the pooling and servicing agreement. ASC maintains its principal servicing office at 500 North Central Expressway, Suite 261, Plano, Texas 75074 and its telephone number is 469-609-2000.

ASC currently has a commercial mortgage-based securities special servicer rating of “CSS3+” by Fitch and a commercial loan special servicer rating of “Average” by S&P.

ASC, formed in 2019, began operations in early 2020 and is a limited partnership ultimately controlled by, and majority-owned by, funds managed by Elliott Investment Management L.P. and its affiliates (“Elliott”). As of December 31, 2022, Elliott manages approximately $55.2 billion in assets. Certain key employees of ASC and Argentic Investment Management LLC (“AIM”) retain a minority stake in ASC ownership. In addition to being affiliates of Elliot and AIM, ASC is an affiliate of ES Ventures Holding, Inc., a Delaware corporation, which is expected to be the initial directing holder with respect to the Pacific Design Center whole loan, and of Steamboat CMBS LLC, which is expected to be the Pacific Design Center Retaining Third-Party Purchaser.

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As of February 28, 2023, Argentic Services Company had 20 employees responsible for special servicing of commercial mortgage loans, including its senior management team averaging 34 years of industry experience. Argentic Services Company was named special servicer on 46 securitized pools (41 commercial mortgage-backed securities pools and 5 collateralized loan obligation pools) including 1,235 loans secured by 1,757 properties with an unpaid balance of approximately $25.2 billion as of February 28, 2023. As of February 28, 2023, Argentic Services Company was actively managing 25 commercial mortgage-backed securities loans, secured by 33 properties (including 6 REO properties) with an approximate unpaid balance of $709 million.

ASC uses a cloud hosted, web browser interface, special servicing and asset management system as its system of record (“RealINSIGHT”). RealINSIGHT is a full-function loan and real estate underwriting, asset management, data and document repository, credit surveillance and reporting system that supports the start-to-finish, life cycle management of performing and distressed asset portfolios, special servicing and risk management. RealINSIGHT with its enhanced features for managing servicing, risk and compliance processes has the following features: various communication mechanisms (alerts, messages, notifications), standard action and resolution reports/templates (including asset status reports and consent memoranda), industry standard reports (including the industry standard special servicing loan and property data files and liquidation templates), the ability to build custom reports and models including dashboards and analytics, structured guidance to build workflows and action plans, recordkeeping modules for document, vendor management, and geographic mapping.

ASC has its own watch list and surveillance reports to monitor monthly CREFC® IRP reports produced by the master servicer in comparison to ASC’s internal reports using RealINSIGHT to identify degradation of performance or other potential transfer events. Although ASC’s internal watch list criteria overlaps with CREFC®’s portfolio review guidelines in some instances, ASC’s criteria are more conservative and broader in order to not overcomplicate or restrict any watch list determinations. ASC revises and enhances its watch list criteria as necessary to ensure “early detection” of potential collateral or borrower issues.

ASC has a shared services agreement with AIM wherein AIM provides certain non-servicing support functions and non-personnel services to ASC. These areas of support include legal, finance, human resource services and information technology. As required, ASC engages vendors for third party services pertaining to, among other things, (i) the preparation of appraisals, inspections, surveys, title updates or policies, and environmental and property condition reports, and (ii) actions and decisions for legal issues, property management, listing, leasing, brokerage, tax appeal, REO insurance and operating information analysis.

ASC has detailed operating policies and procedures (including templates and exhibits) which are formally reviewed on an annual basis, and adopts interim changes as necessary to: (i) the extent required by applicable law or regulation including in accordance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act; (ii) maintain current industry best practices based on ASC’s participation in various industry associations and its external communications with clients and other constituents; and (iii) address material changes to its business or the overall business environment that it believes warrant a change to its policies and procedures. ASC has a documented disaster recovery and business continuity plan. ASC does not have a stand-alone internal audit department. ASC has engaged a qualified independent public accounting firm that is registered with the PCAOB, and co-sources internal audit functions.

ASC does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the performance of the Pacific Design Center Whole Loan or the Certificates.

ASC, in its role as a special servicer, does not establish any bank accounts except for REO Accounts as required pursuant to the transaction documents. All such accounts will be established at financial institutions meeting the requirements of the related transaction documents. Funds in such accounts will not be commingled.

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In its capacity as special servicer, ASC will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans, but  may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Pacific Design Center Mortgage Loan or otherwise. To the extent that ASC has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

ASC expects from time-to-time to be a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of its business. ASC does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no proceedings pending and no legal proceedings known to be contemplated by governmental authorities, against ASC or of which any of its property is the subject, which are material to the certificateholders.

No securitization transaction involving commercial or multifamily mortgage loans in which ASC is acting as special servicer has experienced an event of default as a result of any action or inaction by ASC as special servicer. ASC has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by ASC with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which ASC was acting as special servicer.

ASC may enter into one or more arrangements with the applicable Pacific Design Center Controlling Class Representative, holders of certificates of the Pacific Design Center Controlling Class or any person with the right to appoint or remove and replace the Pacific Design Center special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicing compensation in consideration of, among other things, ASC’s appointment as the Pacific Design Center special servicer under the pooling and servicing agreement and any related intercreditor agreement and limitations on such person’s right to replace the special servicer.

The information set forth above under this heading “—The Pacific Design Center Special Servicer” has been provided by ASC and has not been independently verified by any other party.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2022, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $357.5 billion issued in 408 transactions.

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As of December 31, 2022, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $151.0 billion issued in 167 transactions.

With respect to the Pacific Design Center Mortgage Loan, Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by the Rating Agencies and none of the Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity; (c) is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Pacific Design Center Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have any derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

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CREDIT RISK RETENTION

This securitization transaction (the “Pooled Securitization) is required to comply with the Credit Risk Retention Rules. German American Capital Corporation has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor” ) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The Retaining Sponsor is expected to acquire (or cause the other Retaining Parties to acquire) on the Closing Date an “eligible vertical interest” (as defined in the Credit Risk Retention Rules) in the issuing entity, consisting of (i) an uncertificated interest retained by GS Bank (or its MOA) and JPMCB (or its MOA) as described below (the “RR Interest”) and (ii) the definitive Class RR Certificates acquired by the Retaining Sponsor (or its MOA) as described below (the “Class RR Certificates”). The RR Interest and the Class RR Certificates collectively comprise the “VRR Interest”. The VRR Interest has an aggregate initial VRR Interest Balance of approximately $32,844,535, representing the right to receive approximately 5.0% of all amounts collected on the Mortgage Loans (net of all expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates on each Distribution Date). The owner of the RR Interest is referred to as the “RR Interest Owner” and the RR Interest Owner and the holders of the Class RR Certificates are referred to collectively as the “VRR Interest Owners”;
●	The Retaining Sponsor is expected to satisfy a portion of its risk retention requirements by transferring $12,658,410, representing approximately 38.5% of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion” ), to Deutsche Bank AG, New York Branch (“DBNY”), as its MOA. DBNY is expected to acquire the DBNY VRR Interest Portion from the Retaining Sponsor on the Closing Date.
●	The Retaining Sponsor is also expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by GS Bank (or its MOA), in the form of the RR Interest, which portion will equal $12,937,500, representing approximately 39.4% of the entire VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion); GS Bank originated Mortgage Loans representing approximately 39.4% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate VRR Interest Balance as of the Closing Date, in accordance with the Credit Risk Retention Rules; GS Bank will acquire the GS Bank VRR Interest Portion from the Retaining Sponsor on the Closing Date.
●	The Retaining Sponsor is also expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by JPMCB, in the form of the RR Interest, which portion will equal $7,248,625, representing approximately 22.1% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion); JPMCB originated Mortgage Loans representing approximately 22.1% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate VRR Interest Balance as of the Closing Date, in accordance with the Credit Risk Retention Rules; JPMCB will acquire the JPMCB VRR Interest Portion from the Retaining Sponsor on the Closing Date.

The percentage of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the Non-VRR Certificates and the VRR Interest represented by the VRR Interest will equal at least 5% as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

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The Retaining Sponsor, GS Bank and JPMCB (and their applicable MOAs) are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage” ) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage” ) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of the VRR Interest Owners is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Pooled Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Pooled Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Pooled Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Pooled Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Pooled Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds” ).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the VRR Interest Balance will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss” , with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal

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on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, the VRR Interest owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the respective VRR Interest Balance of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC, the Lower-Tier REMIC and the Trust Subordinate Companion Loan REMIC in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Pooled Principal Balance Certificates and the initial VRR Interest Balance .

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

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The “VRR Interest Balance” means the Certificate Balance of the Class RR Certificates and/or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions”.

Yield Maintenance Charges and Prepayment Premiums

The VRR Interest Owners will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the VRR Interest Owners in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (or interests) (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Hedging, Transfer and Financing Restrictions

The Credit Risk Retention Rules include certain restrictions on hedging, transfer and financing of the VRR Interest. These restrictions provide that (i) a Retaining Party may not transfer the VRR Interest except to an MOA of such Retaining Party, (ii) each Retaining Party and its respective affiliates will not be permitted engage in any hedging transactions if payments on the hedge instrument are materially related to the required credit risk retention and the hedge position would limit the financial exposure to the required credit risk retention, and (iii) none of the Retaining Parties or any of their respective affiliates may pledge the required credit risk retention as collateral for any obligation unless such obligation is with full recourse to such Retaining Party or affiliate, respectively.

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Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Non-VRR Certificates and VRR Interest has been reduced to 33% of the total outstanding Certificate Balance of the Non-VRR Certificates and VRR Interest as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld, delayed or conditioned), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction.

DESCRIPTION OF THE CERTIFICATES

General

The Benchmark 2023-B38 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-B38 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA” ) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R, Class RR, Class S, Class PDC-A1, Class PDC-A2 and Class PDC-HRR Certificates.

One or more of such classes and the RR Interest will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class A-M, Class B and Class C
“Pooled Certificates”	Senior Certificates and Subordinate Certificates, Class S and Class RR Certificates
“Pooled Principal Balance Certificates”	Principal Balance Certificates (other than Loan-Specific Certificates)
“Principal Balance Certificates”	Pooled Principal Balance Certificates and Loan-Specific Certificates
“Class X Certificates”	Class X-A, Class X-D, Class X-F, Class X-G and Class X-H
“Residual Certificates”	Class R
“Senior Certificates”	Senior Principal Balance Certificates and the Class X Certificates
“Senior Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H
“VRR Interest”	Class RR Certificates and the RR Interest
“Non-VRR Certificates”	All Pooled Certificates (other than the Class RR Certificates)
“Loan-Specific Certificates”	Class PDC-A1, Class PDC-A2 and Class PDC-HRR

The certificates and the RR Interest will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans, the Trust Subordinate Companion Loan and all payments under and proceeds of the Mortgage Loans and the Trust Subordinate Companion Loan received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the

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depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans (and in the case of GSMC, the Trust Subordinate Companion Loan) it sold to the depositor; (6) the “regular interests” (or portions thereof, as applicable) in the Lower-Tier REMIC; and (7) the “regular interests” in the Trust Subordinate Companion Loan REMIC.

As further described in this prospectus:

-	the primary source for payments of principal and interest on the Non-VRR Certificates and the VRR Interest will be amounts received by the issuing entity in respect of the Mortgage Loans; and
-	the primary source for payments of principal and interest on the Loan-Specific Certificates will be amounts received by the issuing entity in respect of the Trust Subordinate Companion Loan.

Upon initial issuance, the Non-VRR Certificates and the VRR Interest will have the respective Certificate Balances, respective Notional Amounts or VRR Interest Balance, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance, Notional Amount or VRR Interest Balance
Offered Certificates
A-1	$6,484,000
A-2	$201,433,000
A-3	$50,784,000
A-SB	$4,164,000 (1)
A-4	$173,967,000
X-A	$507,037,000
A-M	$70,205,000
B	$31,202,000
C	$24,182,000

Non-Offered Pooled Certificates
X-D	$21,062,000
X-F	$12,481,000
X-G	$10,140,000
X-H	$17,942,153
D	$14,821,000
E	$6,241,000
F	$12,481,000
G	$10,140,000
H	$17,942,153
S	N/A
R	N/A
VRR Interest	$32,844,535

(1)	The Class A-SB certificates have a certain priority with respect to reducing the Certificate Balance of those certificates to their scheduled principal balance as described in this prospectus.

The “Certificate Balance” of any class of (a) Pooled Principal Balance Certificates and the Class RR Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus, and (b) Loan-Specific Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class RR Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the Class RR Certificates on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the Class RR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance

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being reduced to zero, holders of such class of Principal Balance Certificates or the Class RR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount” ). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $507,037,000. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $21,062,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $12,481,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates. The initial Notional Amount of the Class X-G certificates will be approximately $10,140,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates. The initial Notional Amount of the Class X-H certificates will be approximately $17,942,153.

The Notional Amount of each class of Class X Certificates is subject to change depending upon the final pricing of the Pooled Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Pooled Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the WAC Rate, the Certificate Balance of such class of Pooled Principal Balance Certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X Certificates (or, if as a result of such pricing the Pass-Through Rate of such class of Class X Certificates is equal to zero, such class of Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the Pass-Through Rate of any class of Pooled Principal Balance Certificates that does not comprise such Notional Amount of such class of Class X Certificates is less than the WAC Rate, such class of Pooled Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of such class of Class X Certificates.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive the Non-VRR Percentage of any Excess Interest received on any ARD Loan allocated as described under “—Distributions—Excess Interest” below.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date” ). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in May 2023.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the

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Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments” ). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Computershare Trust Company, N.A. is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Trust Subordinate Companion Loan REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Computershare Trust Company, N.A. is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Non-VRR Certificates, the VRR Interest and the Class R certificates, the Pooled Aggregate Available Funds and (ii) in the case of distributions to be made on the Loan-Specific Certificates and the Class R certificates, the Pacific Design Center Available Funds.

The aggregate amount available for distribution to holders of the Non-VRR Certificates, the Class R Certificates and the VRR Interest Owners on each Distribution Date (the “Pooled Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Trust Subordinate Companion Loan):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or related Intercreditor Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan or the holders of the Loan-Specific Certificates), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), unscheduled interest, liquidation proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Pooled Certificateholders and the RR Interest Owners;
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●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest Owners);
●	all yield maintenance charges and prepayment premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Pooled Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Pooled Available Funds”) will, in general, equal the Non-VRR Percentage of the Pooled Aggregate Available Funds for such Distribution Date.

The aggregate amount available for distribution to holders of the Loan-Specific Certificates and the Class R certificates on each Distribution Date (the “Pacific Design Center Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Mortgage Loans):

(a)   the aggregate amount of all cash received on the Trust Subordinate Companion Loan and any related REO Property (including Compensating Interest Payments with respect to the Trust Subordinate Companion Loan required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan or the holders of the Non-VRR Certificates or the VRR Interest Owners), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments and any balloon payments paid by the borrower that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect
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to voluntary prepayments of principal of the Trust Subordinate Companion Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Trust Subordinate Companion Loan;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the holders of the Loan-Specific Certificates;
●	with respect to any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amounts related to the Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;
●	all yield maintenance charges and prepayment premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on the Trust Subordinate Companion Loan allocable to the default interest rate for the Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Trust Subordinate Companion Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Trust Subordinate Companion Loan to the Collection Account for such Distribution Date;

(c)   P&I Advances on the Trust Subordinate Companion Loan made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the holders of the Loan-Specific Certificates);

(d)   with respect to any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Trust Subordinate Companion Loan REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Trust Subordinate Companion Loan REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

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Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Pooled Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Pooled Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.     to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex G for such Distribution Date;

2.     then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.     then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB and Class A-1 certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.     then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1 and Class A-2 certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.     then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1, Class A-2 and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.     then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Pooled Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

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Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

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Twenty-third, to the Class G certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the VRR Interest Balance, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Pooled Principal Balance Certificates that previously were allocated Pooled Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Pooled Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Pooled Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Pooled Principal Balance Certificates or the VRR Interest Balance is so increased, the amount of unreimbursed Pooled Realized Losses or VRR Realized Losses, as applicable, of such class of certificates or the RR Interest will be decreased by such amount.

Reimbursement of previously allocated Pooled Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate” ) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to %.

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The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class G certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class H certificates will be a per annum rate equal to %.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates” ) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate” ) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively. The applicable Class X-D Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate” ) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates. The applicable Class X-F Strip Rate with respect to each component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

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The Pass-Through Rate applicable to the Class X-G certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-G certificates for each Distribution Date will equal the strip rate (the “Class X-G Strip Rate” ) at which interest accrues from time to time on the component of the Notional Amount of the Class X-G certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class G certificates. The applicable Class X-G Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-H certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-H certificates for each Distribution Date will equal the strip rate (the “Class X-H Strip Rate” ) at which interest accrues from time to time on the component of the Notional Amount of the Class X-H certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class H certificates. The applicable Class X-H Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The Pass-Through Rate for each Class of Loan-Specific Certificates for any Distribution Date will be a per annum rate equal to the Net Mortgage Rate applicable to the Trust Subordinate Companion Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) and the Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate then in effect for the related Interest Accrual Period (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan or Trust Subordinate Companion Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the master servicer or the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Non-VRR Certificates (other than the Class S Certificates), the Loan-Specific Certificates and the VRR Interest (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan or Trust Subordinate Companion Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of such Mortgage Loan or Trust Subordinate Companion Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined

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exclusive of Withheld Amounts from that month, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and, if applicable, January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan or Trust Subordinate Companion Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates (other than the Class S certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include the Trust Subordinate Companion Loan):

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

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(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Pooled Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan (other than the Trust Subordinate Companion Loan)), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated

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Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan (other than the Trust Subordinate Companion Loan)) at its Mortgage Rate (net of interest at the related Servicing Fee Rate (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Pooled Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex G. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex G. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan and Trust Subordinate Companion Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or Trust Subordinate Companion Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan is paid in full or the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Pooled Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset

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representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owner or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan (other than the Pacific Design Center Whole Loan), no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the Certificateholders other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA. Amounts relating to the REO Property or REO Loan in respect of the Trust Subordinate Companion Loan will only be available to holders of the Loan-Specific Certificates.

Excess Interest

On each Distribution Date, the certificate administrator will be required to distribute (i) to the holders of the Class S certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the VRR Interest Owners, the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of

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the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued and unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce

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the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

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Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class E certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each class of the Pooled Principal Balance Certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(b)   second, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A Certificates described in (a) above.

Any yield maintenance charges or prepayment premiums payable in respect of the Trust Subordinate Companion Loan will be distributed to the Loan-Specific Certificates.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for:

(A)       any of the Class A-1 through Class E certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, but

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less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one; and

(B)       any of the Class A-1 through Class E certificates with a Pass-Through Rate equal to a fixed per annum rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date, and net of the Administrative Cost Rate) during the related interest accrual period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates and the RR Interest is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	December 2027
Class A-2	April 2028
Class A-3	April 2030
Class A-SB	July 2032
Class A-4	February 2033
Class X-A	February 2033
Class A-M	February 2033
Class B	March 2033
Class C	April 2033

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or

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more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in April 2056. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess” . Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall” .

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess” ) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan and the Trust Subordinate Companion Loan, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Pari Passu Companion Loan and the Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage

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Loan or any related Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excess received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment” ) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as no Control Termination Event is continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

With respect to the Trust Subordinate Companion Loan, the master servicer will be required to make Compensating Interest Payments in an amount calculated in the same manner described above applicable to the Mortgage Loans and the related Serviced Whole Loan.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan and the Trust Subordinate Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest. Any

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Excess Prepayment Interest Shortfall allocated to any Trust Subordinate Companion Loan for any Distribution Date will be allocated on such Distribution Date to the Loan-Specific Certificates, pro rata, in accordance with each Class’s accrued interest. Prepayment Interest Excess in respect of any Trust Subordinate Companion Loan will be paid to the master servicer as additional servicing compensation.

“Excess Prepayment Interest Shortfall” means, (i) with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Pooled Aggregate Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer, and (ii) with respect to the Trust Subordinate Companion Loan, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Trust Subordinate Companion Loan to be included in the Pacific Design Center Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Pooled Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Pooled Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See
“—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

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On each Distribution Date, immediately following the distributions to be made to the Pooled Certificateholders and the VRR Interest Owner on that date, the certificate administrator will be required to calculate the Pooled Realized Loss and the VRR Realized Loss for such Distribution Date. On each Distribution Date, immediately following the distributions to be made to the Loan-Specific Certificateholders on that date, the certificate administrator will be required to calculate the Pacific Design Center Realized Loss for such Distribution Date.

The “Pooled Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Pooled Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Pooled Realized Losses among the respective classes of Pooled Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Pooled Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

The certificate administrator will be required to allocate any Pacific Design Center Realized Losses among the respective classes of the Loan-Specific Certificates: first, to the Class PDC-HRR Certificates, second to the Class PDC-A2 Certificates and then, to the Class PDC-A1 Certificates, in each case until the Certificate Balance of each such class is reduced to zero.

Pooled Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Pooled Principal Balance Certificates are reduced by such Pooled Realized Losses. VRR Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”. Pacific Design Center Realized Losses will be allocated only to the Loan-Specific Certificates. Pooled Realized Losses will not be allocated to the Loan-Specific Certificates. Pacific Design Center Realized Losses will not be allocated to the Pooled Certificates or the RR Interest.

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The “Pacific Design Center Realized Loss” with respect to the Trust Subordinate Companion Loan, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Loan-Specific Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds the Stated Principal Balance of the Trust Subordinate Companion Loan (for purposes of this calculation, the Stated Principal Balance will not be reduced by the amount of principal payments received on the Trust Subordinate Companion Loan that were used to reimburse the master servicer or the trustee from general collections of principal on the Trust Subordinate Companion Loan for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loan (but excluding the Pacific Design Center Senior Notes), as of the end of the last day of the related Collection Period.

The Pooled Realized Losses and the Pacific Design Center Realized Losses are referred to in this prospectus as “Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or Trust Subordinate Companion Loan, including as a result of defaults and delinquencies on the related Mortgage Loans or Trust Subordinate Companion Loan, Nonrecoverable Advances made in respect of the Mortgage Loans or the Trust Subordinate Companion Loan the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan or Trust Subordinate Companion Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator” and “—The Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Non-VRR Certificates or the VRR Interest will be considered outstanding until its Certificate Balance, Notional Amount or VRR Interest Balance, as applicable, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Pooled Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Pooled Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders and the RR Interest Owners; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and the RR Interest Owner of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder and the RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder and the RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loan permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending

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account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or the RR Interest Owner, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and a reduction in the interest balance of the RR Interest, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, RR Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owner to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports” CREFC ® Repo”t s " ) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;
(2)	a Commercial Real Estate Finance Council (“CREFC®” ® " ) delinquent loan status report;
(3)	a CREFC® historical loan modification and corrected loan report;
(4)	a CREFC® advance recovery report;
(5)	a CREFC® total loan report;
(6)	a CREFC® operating statement analysis report;
(7)	a CREFC® comparative financial status report;
(8)	a CREFC® net operating income adjustment worksheet;
(9)	a CREFC® real estate owned status report;
(10)a	CREFC® servicer watch list;
(11)a	CREFC® loan level reserve and letter of credit report;
(12)a	CREFC® property file;
(13)a	CREFC® financial file;
(14)a	CREFC® loan setup file; and
(15)a	CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any

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potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owner by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);
●	a CREFC® loan periodic update file; and
●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2023, a CREFC® operating statement analysis report (i) for Mortgage Loans secured by a single Mortgaged Property, prepared with respect to such Mortgaged Property and (ii) for Mortgage Loans secured by more than one Mortgaged Property, in the aggregate but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.
●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2023, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.
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Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

The holders of the Loan-Specific Certificates will be entitled to obtain access to reports and other information in a manner substantially similar to the procedures described above.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO” ), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder or any Pacific Design Center Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder” ), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder or any Pacific Design Center Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be each of (i) the party selected by DBNY (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by GS Bank (such party, the “VRR-B Risk Retention Consultation Party”)and (iii) the party selected by JPMCB (such party, the “VRR-C Risk Retention Consultation Party”). The other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from DBNY (in the case of the VRR-A Risk Retention Consultation Party), GS Bank (in the case of the VRR-B Risk Retention Consultation Party) or JPMCB (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties with respect to the mortgage pool are expected to be DBNY, GSMC and JPMCB.

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“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder (or, with respect to the Pacific Design Center Whole Loan for so long as no Pacific Design Center Control Appraisal Period is continuing, the Pacific Design Center Controlling Class Representative or any Pacific Design Center Controlling Class Certificateholder) is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Holder, a Mortgage Loan, the Trust Subordinate Companion Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class (or, with respect to the Pacific Design Center Whole Loan other than during the continuance of an Pacific Design Center Control Appraisal Period, the Pacific Design Center Controlling Class Representative or the holder of the majority of the Pacific Design Center Controlling Class) (by Certificate Balance) is a Borrower Party, or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Directing Holder or any holder of the majority of the Controlling Class (or Pacific Design Center Controlling Class) is also an Excluded Controlling Class Loan.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the RR Interest Owner, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder, a Risk Retention Consultation Party, or a Pacific Design Center Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website

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under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder, a Risk Retention Consultation Party, or a Pacific Design Center Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR Certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR Certificates) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

A “Loan-Specific Certificateholder” is a Certificateholder of a Loan-Specific Certificate.

A “Pooled Certificateholder” is a Certificateholder of a Pooled Certificate.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the

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appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5” ), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, Thomson Reuters Corporation, CRED iQ and KBRA Analytics, LLC, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or the RR Interest Owner that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or the RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) or the RR Interest Owner and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owner may have under the PSA. Certificateholders and the RR Interest Owner will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
●	this prospectus;
●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
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●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and
●	any Operating Advisor Annual Reports;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the special servicer;
●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and
●	any documents provided to the certificate administrator by the master servicer, the special servicer or the depositor directing the certificate administrator to post to the "additional documents" tab;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
●	notice of any release based on an environmental release under the PSA;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the certificates or the RR Interest;
●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;
●	any notice of resignation or termination of the master servicer or special servicer;
●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
●	any notice to Certificateholders or the RR Interest Owner of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the issuing entity;
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●	any notice that a Control Termination Event, a Pacific Design Center Control Appraisal Period or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any Proposed Course of Action Notice;
●	any assessment of compliance delivered to the certificate administrator;
●	any accountants’ attestation reports delivered to the certificate administrator;
●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder, any Controlling Class Certificateholder, the Pacific Design Center Controlling Class Representative or any Pacific Design Center Controlling Class Certificateholder as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder, any Controlling Class Certificateholder or any Pacific Design Center Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder or any Pacific Design Center Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a

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Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owner and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan), the Trust Subordinate Companion Loan or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of

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such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owner and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the RR Interest Owner only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates (other than the VRR Interest) will be Cede & Co., as nominee for DTC.

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Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights” ) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates and the Class RR Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the Class RR Certificates, each determined as of the prior Distribution Date.

At all times during the term of the PSA, the voting rights for the Pooled Certificates (the “Pooled Voting Rights”) will be allocated among the respective classes of Pooled Certificateholders and the Holders of the Class RR Certificates as follows:

(1)   2% in the case of the Class X-A, Class X-D, Class X-F, Class X-G and Class X-H certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Pooled Principal Balance Certificates and the Class RR Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Pooled Principal Balance Certificates and the Class RR Certificates, each determined as of the prior Distribution Date.

At all times during the term of the PSA, the voting rights for the Loan-Specific Certificates (the “Loan-Specific Voting Rights”) will be allocated among the respective classes of Loan-Specific Certificateholders as follows: a percentage equal to the product of 100% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the Pacific Design Center special servicer and operating advisor with respect to the Pacific Design Center Whole Loan as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor with respect to the Pacific Design Center Whole Loan as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Loan-Specific Certificates, each determined as of the prior Distribution Date.

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The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

None of the Class S certificates, Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC” ). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate” ) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream” ) and Euroclear Bank, as operator of the Euroclear System, in Europe (“Euroclear” ) participating organizations, the “Participants” ), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries” ), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants” ) include securities brokers and dealers, banks, trust companies and

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clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants” ).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners” ) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules” ), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of

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their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants” ) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants” ) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator” ). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions” ). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and

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Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR Certificates will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR Certificates. Any request for release of any Class RR Certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder” ), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor” ) should deliver a written request (a “Communication Request” ) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

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Computershare Trust Company, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2023-B38
with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2023-B38 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document reasonably acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans (and the Trust Subordinate Companion Loan, in the case of GSMC) from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which GACC and GSMC are selling Mortgage Loans and the related discussion below, each of the Great Lakes Crossing Outlets Mortgage Loan and Green Acres Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by GACC or GSMC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan (and the Trust Subordinate Companion Loan, in the case of GSMC) sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for the Trust Subordinate Companion Loan will refer to the Mortgage File for the Pacific Design Center Mortgage Loan, and the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan::

(i)                              (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the

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originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)                           (A) the original of the Mortgage or a certified copy thereof from the applicable recording office (or a copy thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) and, (B) if applicable, the originals or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)                        an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)                         (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)                            (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

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(vi)                         the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)                      the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)                   (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related assignment of leases, rents and profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)                       the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of environmental reports;

(x)                          copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)                       if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)                    if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)                 if any related lockbox agreement or cash collateral account agreement is separate from the Mortgage or loan agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lockbox accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lockbox accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)                  originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)                     the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of

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any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)                  the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)               with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)            with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)                the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)                   the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)                with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

Notwithstanding anything to the contrary contained herein, with respect to each of the Great Lakes Crossing Outlets Mortgage Loan and the Green Acres Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

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“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)                              the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                           the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)                        assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)                         any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                            an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)                         the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)                      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)                   the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)                          an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)                       any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)                    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

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(xiii)                 any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)                  any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)                     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)                  any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)               any related mezzanine intercreditor agreement;

(xviii)            all related environmental reports;

(xix)                all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   copies of any zoning reports;

(l)    copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   copies of all UCC searches;

(o)   copies of all litigation searches;

(p)   copies of all bankruptcy searches;

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(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   copies of the organizational documents of the related mortgagor and any guarantor;

(t)    copies of the escrow statements;

(u)   a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (and in the case of GSMC, the Trust Subordinate Companion Loan) sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2. Those representations and warranties with respect to the Mortgage Loans (but not the Trust Subordinate Companion Loan) of GSMC are set forth in Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex F-2.

If any of the documents required to be delivered by the related mortgage loan seller and included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan or Trust Subordinate Companion Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property or the interests of the trustee, any Certificateholders or the RR Interest Owner in the Mortgage Loan, Trust Subordinate Companion Loan or Mortgaged Property or causes the Mortgage Loan or Trust Subordinate Companion Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage (a “Material Defect” ), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice” ), except in the case of the following clause (y); or

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(y)       in the case of such Material Defect that would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan (or, in the case of each of the Great Lakes Crossing Outlets Mortgage Loan and the Green Acres Mortgage Loan, the applicable portion thereof), Trust Subordinate Companion Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, GSMC may not repurchase the Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan, the Trust Subordinate Companion Loan and the related REO Loan (or, in the case of each of the Great Lakes Crossing Outlets Mortgage Loan and the Green Acres Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan or Trust Subordinate Companion Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan or Trust Subordinate Companion Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the Great Lakes Crossing Outlets Mortgage Loan and the Green Acres

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Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or any Servicing Shift Mortgage Loan, with the consent of the Directing Holder (or the Pacific Design Center Controlling Class Representative in respect of the Trust Subordinate Companion Loan)) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment” ), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to each of the Great Lakes Crossing Outlets Mortgage Loan and Green Acres Mortgage Loan, each of GACC and GSMC will be responsible for any remedies solely in respect of the note(s) sold by the related mortgage loan seller as if each note evidencing such Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan and Trust Subordinate Companion Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan or the Trust Subordinate Companion Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan or the Trust Subordinate Companion Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, and the Trust Subordinate Companion Loan (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan or Trust Subordinate Companion Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to

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the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan. With respect to each of the Great Lakes Crossing Outlets Mortgage Loan and Green Acres Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI” ) prepared in accordance with the requirements of the FIRREA;

(g)   comply (except in a manner that would not be adverse to the interests of the Certificateholders and the RR Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

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(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (i), for so long as no Control Termination Event is continuing, by the Directing Holder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the RR Interest Owner and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all

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respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or the Trust Subordinate Companion Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to either the Great Lakes Crossing Outlets Mortgage Loan (7.6%) or the Green Acres Mortgage Loan (7.6%), each of GACC and GSMC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

POOLING AND SERVICING AGREEMENT

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans (including, for the avoidance of doubt, the Trust Subordinate Companion Loan) and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

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The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loans only while the PSA governs the servicing of the related Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of the related Servicing Shift PSA may be different than the terms of the PSA, although the related Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will review, evaluate and/or provide or withhold consent or process Major Decisions for all Mortgage Loans (other than with respect to the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans and the Trust Subordinate Companion Loan to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and the Trust Subordinate Companion Loan, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates and the RR Interest Owner. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and

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instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the RR Interest Owner. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (for so long as no Consultation Termination Event is continuing) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owner the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity, the Certificateholders and the RR Interest Owner (as a collective whole as if such Certificateholders and the RR Interest Owner constituted a single lender) (and, in the case of any Serviced Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owner and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and the holder(s) of the related Companion Loan(s) constituted a single lender, taking into account the subordinate nature of any Subordinate Companion Loan), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

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(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan so long as no Control Termination Event is continuing, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

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Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than any balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans, the Trust Subordinate Companion Loan and any REO Loan (including any portion of an REO loan related to any Trust Subordinate Companion Loan, but excluding any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan or Trust Subordinate Companion Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (including any portion of an REO loan related to the Trust Subordinate Companion Loan, but excluding any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans), Trust Subordinate Companion Loan or REO Loan (including any

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portion of an REO loan related to the Trust Subordinate Companion Loan, but excluding any portion of a REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or Trust Subordinate Companion Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan or Trust Subordinate Companion Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount) or Trust Subordinate Companion Loan, then the interest portion of any P&I Advance in respect of that Mortgage Loan or the Trust Subordinate Companion Loan, as applicable, for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan or Trust Subordinate Companion Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan or Trust Subordinate Companion Loan, as applicable, immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan or Trust Subordinate Companion Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or Excess Interest with respect to any Companion Loan (other than the Trust Subordinate Companion Loan).

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

For the avoidance of doubt, the master servicer or the trustee, as the case may be will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such P&I Advance has been determined to be a Nonrecoverable Advance.

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Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (for so long as no Consultation Termination Event is continuing) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. For the avoidance of doubt, any nonrecoverability determination with respect to the Trust Subordinate Companion Loan will be made based on the subordinate nature of the Trust Subordinate Companion Loan. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion,

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and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance, (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced, and (f) in the case of a potential P&I Advance with respect to the Trust Subordinate Companion Loan, the subordinate nature of the Trust Subordinate Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the RR Interest Owner.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan or Trust Subordinate Companion Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or the Trust Subordinate Companion Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans (which excludes the Trust Subordinate Companion Loan) on deposit in the Collection Account (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of the Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the Pacific Design Center Mortgage Loan and the Trust Subordinate Companion Loan. Amounts payable in respect of each Serviced Companion Loan (other than the Trust Subordinate Companion Loan) pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s) (which, for the avoidance of doubt, includes the Trust Subordinate Companion Loan), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s

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outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

Neither the master servicer nor the trustee will be entitled to recover (1) any Nonrecoverable Advance made in respect of a Mortgage Loan (other than the Pacific Design Center Mortgage Loan) or any interest due on such Advance from any collections on the Pacific Design Center Whole Loan allocable to the Trust Subordinate Companion Loan nor (2) any Nonrecoverable Advance that is a P&I Advance made in respect of such Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Pacific Design Center Mortgage Loan). With respect to the Trust Subordinate Companion Loan, the master servicer or the trustee will only be entitled to reimbursement for a P&I Advance and interest thereon from the amounts that would have been allocable to the Pacific Design Center Mortgage Loan and the Trust Subordinate Companion Loan.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, other than during the continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans or the Trust Subordinate Companion Loan, as applicable, to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or the Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Neither the master servicer nor the trustee will be entitled to recover (1) any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Pacific Design Center Mortgage Loan) from any collections on the Pacific Design Center Whole Loan allocable to the Trust Subordinate

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Companion Loan nor (2) and Workout-Delayed Reimbursement Amounts in respect of the Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Pacific Design Center Mortgage Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Servicing Advance for the Pacific Design Center Whole Loan, the master servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool including the Trust Subordinate Companion Loan.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance, including any outstanding P&I Advance on the Trust Subordinate Companion Loan, from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” (and solely with respect to the master servicer and special servicer, subject to a floor rate of 2.0%) will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified and available funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans and the Trust Subordinate Companion Loan (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan and the Trust Subordinate Companion Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan (other than the Trust Subordinate Companion Loan) or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

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With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans (or Trust Subordinate Companion Loan REMIC Distribution Account in respect of the Trust Subordinate Companion Loan), to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, an “Upper-Tier REMIC Distribution Account” and a “Trust Subordinate Companion Loan REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner (or for the benefit of the holders of the Loan-Specific Certificates, in the case of the Trust Subordinate Companion Loan REMIC Distribution Account).

On each Distribution Date, the certificate administrator is required (1) to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account other than with respect to the Trust Subordinate Companion Loan)), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Pooled Available Funds to the holders of the Non-VRR Certificates (other than Class S Certificates), (ii) VRR Available Funds to the VRR Interest Owners and (iii) the Pacific Design Center Available Funds to the holders of the Loan-Specific Certificates, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”, and (2) to apply amounts on deposit in the Trust Subordinate Companion Loan REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account with respect to the Trust Subordinate Companion Loan, less amounts, if any, distributable to the Class R certificates) to make distributions of interest and principal from the Pacific Design Center Available Funds to the holders of the Loan-Specific Certificates.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans and the Trust Subordinate Companion Loan into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans and the Trust Subordinate Companion Loan that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account or the Trust Subordinate Companion Loan REMIC Distribution Account

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

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The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Pooled Certificateholders and the VRR Interest Owners. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains (other than amounts allocable to the Trust Subordinate Companion Loan) will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Pooled Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Pooled Realized Losses reimbursable to, the holders of the Non-VRR Certificates on such Distribution Date. If the certificate administrator determines that such Pooled Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Pooled Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the Non-VRR Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Pooled Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Non-VRR Certificates on the final Distribution Date. Any gains allocable to the Trust Subordinate Companion Loan will be applied on the applicable Distribution Date to reimburse the holders of the Loan-Specific Certificates for Pacific Design Center Realized Losses and, to the extent not so applied, such gains will be held and applied to offset future Pacific Design Center Realized Losses, if any.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which (a) banking institutions in New York, Texas, Kansas, Pennsylvania or any of the jurisdictions in which any of the respective primary servicing or corporate offices of the master servicer or any special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under the PSA or other trust administration accounts are located, or (b) the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

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Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account (or the Trust Subordinate Companion Loan REMIC Distribution Account in respect of the Trust Subordinate Companion Loan) certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans and the Trust Subordinate Companion Loan on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Collection Period, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay itself any Net Prepayment Interest Excess;

(v)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)    to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for any Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan or Trust Subordinate Companion Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)    to recoup any amounts deposited in the Collection Account in error;

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(xiii)    to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)    to reimburse the certificate administrator out of general collections on the Mortgage Loans the Trust Subordinate Companion Loan and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any (or the Trust Subordinate Companion Loan, if applicable), previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, except as specifically described in the PSA with respect to the Trust Subordinate Companion Loan in the case of expenses not allocated to any particular Mortgage Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

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The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan (or the Trust Subordinate Companion Loan in the case of the Pacific Design Center Mortgage Loan) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan (other than the Trust Subordinate Companion Loan in the case of the Pacific Design Center Mortgage Loan). Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment(1)
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
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Type/Recipient	Amount	Frequency	Source of Payment(1)
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds on accounts maintained by the master servicer.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, processing fees, loan service transaction fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
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Type/Recipient	Amount	Frequency	Source of Payment(1)
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Additional Special Servicing Compensation/special servicer	100% of any amounts collected for checks returned for insufficient funds on the REO Account.	From time to time	The related fees.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
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Type/Recipient	Amount	Frequency	Source of Payment(1)
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
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Type/Recipient	Amount	Frequency	Source of Payment(1)
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related or, with respect to the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan and the Pacific Design Center Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan or the Trust Subordinate Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan (other than in respect of the Pacific Design Center Mortgage Loan and the Trust Subordinate Companion Loan), subject to certain limitations.
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Type/Recipient	Amount	Frequency	Source of Payment(1)
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations

(1)	All references to the Serviced Companion Loans in the table above will not include the Trust Subordinate Companion Loan and such fees and compensation with respect to the Trust Subordinate Companion Loan will be payable to the parties to the PSA as otherwise set forth in this prospectus. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on the Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Pacific Design Center Mortgage Loan.
(2)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses and VRR Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan or the Trust Subordinate Companion Loan and any Distribution Date, any default interest accrued on such Mortgage Loan or the Trust Subordinate Companion Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan or the Trust Subordinate Companion Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans and the Trust Subordinate Companion Loan from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum equal to 0.00125% (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. With respect to the Trust Subordinate Companion Loan, the Servicing Fee Rate will be

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0.00250%. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan, Serviced Companion Loan and any REO Loan or REO Property, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) (a) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans and that do not involve a Major Decision, (b) 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions (whether or not processed by the special servicer), (c) 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), (d) 100% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision, (e) 50% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision (whether or not processed by the special servicer), (f) 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, (g) 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required), (h) 0% of any such fee with respect to Specially Serviced Loans, and (i) 100% of loan service transaction fees on any Mortgage Loan that is a non-Specially Serviced Loan; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan on accounts maintained by the master servicer); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loan (and the related Serviced Companion Loans, if applicable) that is a non-Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related

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fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable, with a minimum monthly fee of $5,000.

The “Special Servicing Fee Rate” means a rate equal to 0.25% per annum.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 (or $2,000,000 with respect to the Pacific Design Center Whole Loan) in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee

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would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000 (or $2,000,000 with respect to the Pacific Design Center Whole Loan); provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

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●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or any of their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),
●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer and, if applicable, the repurchase of the Trust Subordinate Companion Loan, in connection with the termination of the issuing entity,
●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,
●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,
●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and
●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The

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special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,
●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions (whether or not processed by the special servicer),
●	100% of any assumption fees or processing fees (or similar fees) on Specially Serviced Loans,
●	50% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision (whether or not processed by the special servicer),
●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction and 100% of such fees for Specially Serviced Loans,
●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),
●	any interest or other income earned on deposits in the REO Accounts and 100% of charges for checks returned for insufficient funds on the REO Account, and
●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.
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“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees, loan service transaction fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fee” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting

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Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fee” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan and the Trust Subordinate Companion Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.01393% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and the Trust Subordinate Companion Loan and REO Loan and based on the Stated Principal Balance of the related Mortgage Loan, the Trust Subordinate Companion Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan, REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and Trust Subordinate Companion Loan and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan, REO Loan or Trust Subordinate Companion Loan on the Stated Principal Balance of the related Mortgage Loan, REO Loan or Trust Subordinate Companion Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan, REO Loan or Trust Subordinate Companion Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00291% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans) and the Trust Subordinate Companion Loan.

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An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $20,500 multiplied by the number of Subject Loans, plus (ii) $2,050 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,700 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee

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attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer following its completion of the applicable Asset Review, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (including any portion of an REO Loan related to the Trust Subordinate Companion Loan, other than the portion of an REO Loan related to any other Serviced Companion Loan) and the Trust Subordinate Companion Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan or Trust Subordinate Companion Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owner, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)                              the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)                            the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)                         (x) the 30th day following the date on which the related borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in

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such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or (z) the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)                         the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)                            a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment; (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, during the continuance of a Control Termination Event (or an Operating Advisor Consultation Event with respect to the Trust Subordinate Companion Loan), in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)    the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal
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to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and
●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)    the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);
●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;
●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and
●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan (including the Pacific Design Center Whole Loan) will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small

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Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event is continuing), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, for so long as no Consultation Termination Event is continuing, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a

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Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owner. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As a result of calculating one or more Appraisal Reduction Amounts that is allocated to the Trust Subordinate Companion Loan, the amount of any required P&I Advance with respect to such Trust Subordinate Companion Loan will be reduced, which will have the effect of reducing the amount of interest available to the Loan-Specific Certificates then-outstanding in reverse sequential order.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other

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party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination as to any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Pooled Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event is continuing, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Pooled Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, and second, to the Class G certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

For purposes of determining the Non-Reduced Certificates, the Pacific Design Center Controlling Class and the occurrence of a Pacific Design Center Control Appraisal Period, Appraisal Reduction

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Amounts allocated to the Pacific Design Center Whole Loan will be allocated first to the Trust Subordinate Companion Loan and then to the Pacific Design Center Mortgage Loan. Appraisal Reduction Amounts allocated to the Trust Subordinate Companion Loan will be allocated to each class of Loan-Specific Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class PDC-HRR, second, to the Class PDC-A2 certificates, then, to the Class PDC-A1 certificates). In addition, for purposes of determining the Pacific Design Center Controlling Class and the occurrence of a Pacific Design Center Control Appraisal Period, Collateral Deficiency Amounts allocated to the Trust Subordinate Companion Loan will be allocated to each class of Pacific Design Center Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class PDC-HRR certificates, second, to the Class PDC-A2 certificates, then, to the Class PDC-A1 certificates). For the avoidance of doubt, for purposes of determining the Pacific Design Center Controlling Class and the occurrence of a Pacific Design Center Control Appraisal Period, any Class of Pacific Design Center Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or Pooled Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or whether a Control Termination Event is continuing, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates or Pacific Design Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal the special servicer will send the appraisal to the master servicer and the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or Pacific Design Center Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing

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Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class or the Pacific Design Center Controlling Class until such time, if any, as such class is reinstated as the Controlling Class or the Pacific Design Center Controlling Class. The rights of the Controlling Class or the Pacific Design Center Controlling Class will be exercised by the next most senior Control Eligible Certificates or Pacific Design Center Control Eligible Certificates, respectively, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)                              the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)                            if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

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(iii)                        the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)                         except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below);

(v)                            to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)                         any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after consultation with the Risk Retention Consultation Parties and the Operating Advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer will be required to promptly notify the special servicer, or the special servicer will be required to promptly notify the master servicer, as applicable, in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.
If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation

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to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would be non-recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and the RR Interest Owner (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but no Consultation Termination Event is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Parties in accordance with the PSA (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

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provided that the Directing Holder and the Risk Retention Consultation Parties, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, or the Risk Retention Consultation Parties, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (which will be a trust fund expense) in determining whether any insurance is available at commercially reasonable rates.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with a Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier

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of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and the RR Interest Owner and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event is continuing), the operating advisor (only if a Control Termination Event is continuing (or with respect to the Trust Subordinate Companion Loan, an Operating Advisor Consultation Event has occurred and is continuing with respect to the Trust Subordinate Companion Loan Securitization)), the

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depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan processed by such servicer and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Mortgage Loan or Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement. Neither the master servicer nor the special servicer may enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Whole Loan, restructure any Mortgage Loan or Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement (if any).

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or a Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the applicable Risk Retention Consultation Party) and, during the occurrence and continuance of a Control Termination Event (or with respect to the Pacific Design Center Whole Loan, after the occurrence and during the continuance of an Operating Advisor Consultation Event), upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Fitch, Moody’s and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal

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Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (D) is the Pacific Design Center Whole Loan or (E) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or a Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the applicable Risk Retention Consultation Party) and, with respect to the Pacific Design Center Whole Loan, after the occurrence and during the continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Fitch, Moody’s and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated

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Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer or the special servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2024) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2024 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan (which includes the Pacific Design Center Whole Loan), the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan (with respect to the Pacific Design Center Whole Loan, the Trust Subordinate Companion Loan), and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the

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PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2023 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)                              either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)                           any Periodic Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)                        the master servicer or the special servicer (and, in the case of a determination by the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or,

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if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Holder;

(iv)                         the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)                            the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)                         the related borrower (a) admits in writing its inability to pay its debts generally as they become due, or (b) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)                      a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer materially and adversely affects the interests of the Certificateholders and the RR Interest Owner or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)                   the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owner with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) and any related REO Property at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter

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made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan or Trust Subordinate Companion Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Serviced Mortgage Loan or Trust Subordinate Companion Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event is continuing, and (ii) not with respect to any applicable Excluded Loan);
●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);
●	the Pacific Design Center Controlling Class Representative (only in the case of an Asset Status Report relating to the Pacific Design Center Whole Loan, and only for so long as no Pacific Design Center Control Appraisal Period has occurred and is continuing, and not with respect to any Excluded Loan);
●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;
●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only during the continuance of a Control Termination Event (or with respect the Pacific Design Center Whole Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event));
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

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●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders and the RR Interest Owner (as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset

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Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owner (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to the occurrence and continuation of a Control Termination Event (or, with respect to the Trust Subordinate Companion Loan Securitization, prior to an Operating Advisor Consultation Event), the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While a Control Termination Event is continuing (or, with respect to the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event has occurred and is continuing), the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the RR Interest Owner (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated (on a non-binding basis) to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while a Control Termination Event is continuing (or, with respect to the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event has occurred and is continuing). The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owner as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). If the special servicer determines to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Operating Advisor Consultation Rights”.

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The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, the Directing Holder (except with respect to any applicable Excluded Loan) and, after the occurrence and during the continuance of a Control Termination Event (or with respect to the Trust Subordinate Companion Loan Securitization, after the occurrence and during the continuance of an Operating Advisor Consultation Event), the operating advisor will be entitled to consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to any draft Asset Status Report and no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event is continuing) may exercise the rights of the Trust Directing Holder described in this “—Asset Status Report” section, and neither the Trust Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to the Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

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Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owner (including the holders of the Loan-Specific Certificates), or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and RR Interest Owner and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and RR Interest Owner (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and RR Interest Owner and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for the purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing

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Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, respectively, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owner is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owner. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance,

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unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders (including the holders of the Loan-Specific Certificates) and the RR Interest Owners or, in the case of a Serviced Whole Loan, Certificateholders, the RR Interest Owners and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owners and Serviced Companion Loan Holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan, but including the Trust Subordinate Companion Loan, if applicable) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and after consulting on a non-binding basis with the applicable Risk Retention Consultation Party in accordance with the PSA, in each case, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owner (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any (in the case of a balloon payment, taking into account any extensions of such delinquency period up to 120 days in the same manner as provided in the provisos to clause (i)(A) of the definition of “Specially Serviced Loan”), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Companion Loan or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

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If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the RR Interest Owner and the related Serviced Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), each Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) (which consultation will be non-binding) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the RR Interest Owner and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the RR Interest Owner and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the

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special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loans (and the Trust Subordinate Companion Loan in the case of the Pacific Design Center Whole Loan) together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan (or the Trust Subordinate Companion Loan, in the case of the Pacific Design Center Whole Loan) if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan (or the Trust Subordinate Companion Loan, in the case of the Pacific Design Center Whole Loan), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right for so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to any Servicing Shift Mortgage Loan, if the related Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the related Servicing Shift Securitization Date, the related special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and in the case of the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and in the case of the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan), (2) interest accrued on the Mortgage Loan (and in the case of the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan) and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan (and in the case of the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan), the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan (and in the case of the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan), prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owner, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan (and in the case of the Pacific Design Center Mortgage Loan, the Trust Subordinate Companion Loan). In

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addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) as to all Major Decisions, and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and during the continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Trust Directing Holder” will be, with respect to each Serviced Mortgage Loan (other than the Pacific Design Center Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(i)                          absent that selection, or

(ii)                       until a Trust Directing Holder is so selected, or

(iii)                    upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Trust Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Trust Directing Holder; provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Trust Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be Eightfold Real Estate Capital Fund V, L.P. or its affiliate.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The “Directing Holder” will be:

(i)                          with respect to each Serviced Mortgage Loan (other than the Pacific Design Center Mortgage Loan and any Servicing Shift Mortgage Loan), the Trust Directing Holder;

(ii)                       with respect to the Pacific Design Center Whole Loan, (a) for so long as no Pacific Design Center Control Appraisal Period exists, the Pacific Design Center Controlling Class Representative and (b) for so long as a Pacific Design Center Control Appraisal Period exists, the Trust Directing Holder; and

(iii)                    with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder prior to the related Servicing Shift Securitization Date.

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The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

The “Pacific Design Center Controlling Class Representative” will be the Pacific Design Center Controlling Class Certificateholder (or its representative) selected by more than 50% of the Pacific Design Center Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1) absent that selection, or

(2) until a Pacific Design Center Controlling Class Representative is so selected, or

(3) upon receipt of a notice from a majority of the Pacific Design Center Controlling Class Certificateholders, by Certificate Balance, that a Pacific Design Center Controlling Class Representative is no longer designated, then the Pacific Design Center Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Pacific Design Center Controlling Class (with evidence of ownership), or its representative, will be the Pacific Design Center Controlling Class Representative;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Pacific Design Center Controlling Class, then there will be no Pacific Design Center Controlling Class Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Pacific Design Center Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Pacific Design Center Controlling Class Representative from a party holding the requisite interest in the Pacific Design Center Controlling Class, or the resignation of the then-current Pacific Design Center Controlling Class Representative.

After the occurrence and during the continuance of a Pacific Design Center Appraisal Period, there will be no Pacific Design Center Controlling Class Representative.

The initial Pacific Design Center Controlling Class Representative is expected to be ES Ventures Holding, Inc., a Delaware corporation, an affiliate of Steamboat CMBS LLC, the Pacific Design Center Retaining Third-Party Purchaser, and Argentic Services Company LP.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

A “Pacific Design Center Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Pacific Design Center Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M, Class B, Class C, Class D, Class E and Class F

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certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Pacific Design Center Controlling Class” will be, as of any time of determination, the most subordinate class of Pacific Design Center Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Pacific Design Center Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Pacific Design Center Controlling Class will be the most subordinate Class of Pacific Design Center Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class PDC-A1 certificates have been reduced to zero as a result of the allocation of principal payments on the Trust Subordinate Companion Loan, then the “Pacific Design Center Controlling Class” will be the most subordinate class of Pacific Design Center Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class G or Class H certificates.

The Controlling Class as of the Closing Date will be the Class H certificates.

The “Pacific Design Center Control Eligible Certificates” will be the Class PDC-A1, Class PDC-A2 and Class PDC-HRR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan or the Pacific Design Center Controlling Class Representative. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class or the Pacific Design Center Controlling Class Representative, as applicable, and (ii) request from the Controlling Class Certificateholders or the Pacific Design Center Controlling Class Certificateholders, as applicable, the identity of the Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, or reasonably believes that the identity of the Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

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To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the Pacific Design Center Controlling Class Representative, as applicable, or the list of Certificateholders (or Certificate Owner(s), if applicable) of the Controlling Class or the Pacific Design Center Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under
“—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Major Decisions, in each case as to which the Directing Holder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written recommendation and analysis together with such other information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, in the sole discretion of the special servicer or the master servicer, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)   (i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)   any determination of an Acceptable Insurance Default;

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(d)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)    releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)   any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

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(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(n)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes; and

(o)   approving waivers regarding the receipt of financial statements (other than immaterial timing waivers);

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the RR Interest Owner and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan holders constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” unless the master servicer and the special servicer mutually agree that the master servicer will process such request, and (b) the master servicer will process all requests for any matter that is not a Major Decision with respect to any non-Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan) without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Prior to the occurrence and continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event), the special servicer will be required to provide (solely with respect to each Specially Serviced Loan) each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package. After the occurrence and during the continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

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In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan and, for so long as no Pacific Design Center Control Appraisal Period is continuing, the Pacific Design Center Mortgage Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan and, for so long as no Pacific Design Center Control Appraisal Period is continuing, the Pacific Design Center Mortgage Loan), upon request of a Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

For so long as no Control Termination Event is continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. For so long as no Consultation Termination Event is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

With respect to a Serviced Subordinate Companion Loan, the special servicer will prepare an Asset Status Report for the related Serviced AB Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Co-Lender Agreement and, prior to the occurrence and continuance of a Pacific Design Center Control Appraisal Period, the Trust Directing Holder will have no approval rights over any such Asset Status Report.

Replacement of the Special Servicer

For so long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would

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have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 Business Days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (for so long as no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event has occurred and is continuing), the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor, related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than any Serviced AB Whole Loan or any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other any Serviced AB Whole Loan or Servicing Shift Whole Loan) when the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) reduced to less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific

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Directing Holder related to a Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Pooled Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur (a) (other than with respect to any Serviced AB Whole Loan and any Servicing Shift Whole Loan) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Pooled Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

If the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, for so long as no Control Termination Event in the PSA is continuing (or any matter requiring consultation with the Directing Holder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders and the RR Interest Owner (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan(s)), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan(s)), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owner.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing holder (or equivalent entity) under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-

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Serviced Whole Loans or any Servicing Shift Whole Loans, as applicable, and, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so for long as no Control Termination Event is continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or a Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that each Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder (or equivalent party) under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to the Pacific Design Center Whole Loan, for so long as no Pacific Design Center Control Appraisal Period is continuing, the Trust Directing Holder will not be entitled to exercise the above described rights. For so long as no Pacific Design Center Control Appraisal Period is continuing, those rights will be held by the Pacific Design Center Controlling Class Representative in accordance with the PSA and the related Co-Lender Agreement. Prior to a Pacific Design Center Control Appraisal Period, the consent of the Pacific Design Center Controlling Class Representative is required to be obtained by the special servicer for any Major Decision. However, during a Pacific Design Center Control Appraisal Period with respect to the Pacific Design Center Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to the Pacific Design Center Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders or the RR Interest Owner for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

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(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever to any Certificateholder or RR Interest Owner (other than to a Controlling Class Certificateholder), the issuing entity, any Companion Loan Holder, any party to the PSA or any other person (including a borrower under a Mortgage Loan) for having so acted as set forth in (a) – (d) above, and no Certificateholder or RR Interest Owner (other than a Controlling Class Certificateholder) or Companion Loan Holder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or the RR Interest Owner. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder or the RR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

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Duties of Operating Advisor

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event), the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report after the occurrence and during the continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)   after the occurrence and during the continuance of a Control Termination Event (or, in the case of an Trust Subordinate Companion Loan Securitization, at any time), promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount, (ii) Collateral Deficiency Amount or (iii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)   after the occurrence and during the continuance of a Control Termination Event (or at any time, in the case of the Trust Subordinate Companion Loan Securitization) preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) generally in the form attached to this prospectus as Annex C-1 or Annex C-2, as applicable, to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)   after the calculation has been finalized (and after the occurrence and during the continuance of a Control Termination Event or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event, prior to the utilization by the special servicer), the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

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(3)   if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer, the special servicer or the operating advisor, as applicable, and determine which calculation is to apply.

Prior to the occurrence and continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event), the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of the master servicer’s or special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owner and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any borrower sponsor or guarantor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owner or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

During the continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, at any time), based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of a Control Termination Event (or, in the case of the Trust Subordinate Companion Loan Securitization, an Operating Advisor Consultation Event), any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C-1 (with respect to the Pooled Securitization) and Annex C-2 (with respect to the Trust Subordinate Companion Loan Securitization) (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owner (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its

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performance of its duties under the PSA with respect to Specially Serviced Loans and, with respect to the Trust Subordinate Companion Loan Securitization (after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions) on non-Specially Serviced Loans and Serviced Companion Loans during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial. Notwithstanding the foregoing, except with respect to the Trust Subordinate Companion Loan Securitization, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the special servicer if during the prior calendar year no asset status report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a Specially Serviced Loan or REO Property.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to, or, as they relate to the resolution and/or liquidation of, as applicable, Specially Serviced Loans (and, with respect to the Trust Subordinate Companion Loan Securitization, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information. Furthermore, with respect to the Trust Subordinate Companion Loan Securitization, each Operating Advisor Annual Report will be required to comply with the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of the Credit Risk Retention Rules.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or

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materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Operating Advisor Consultation Rights

Following the occurrence and during the continuance of a Control Termination Event (or, in the case of an Trust Subordinate Companion Loan Securitization, a related Operating Advisor Consultation Event), in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

(1)	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and
(2)	to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

Prior to the occurrence and continuance of a Control Termination Event (or, in the case of an Trust Subordinate Companion Loan Securitization, at any time), the operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the special servicer may perform with respect to such Serviced Mortgage Loans under the PSA.

An “Operating Advisor Consultation Event” will occur with respect to the Trust Subordinate Companion Loan Securitization, the earlier of when (i) the Certificate Balance of the Class PDC-HRR certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Class PDC-HRR certificates) is 25% or less of the initial Certificate Balance of the Class PDC-HRR certificates, or (ii) a Control Termination Event has occurred and is continuing.

Recommendation of the Replacement of the Special Servicer

During the continuance of a Control Termination Event (or, with respect to the Trust Subordinate Companion Loan Securitization, at any time), if the operating advisor determines that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders, the RR Interest Owner and any related Loan-Specific Certificateholders, as applicable, as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)                          that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one

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or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)                       that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)                    that is not (and is not affiliated (including, in the case of the Trust Subordinate Companion Loan Securitization, Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Pacific Design Center Retaining Third-Party Purchaser, the Directing Holder, any Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including, in the case of the Trust Subordinate Companion Loan Securitization, Risk Retention Affiliates);

(iv)                     that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)                         that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)                      that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as or which appears on its face to be “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege (and which the special servicer has labeled or otherwise communicated as being subject to privilege) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information or information which on its face appears to be Privileged Information confidential and may not, without the prior written consent

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of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Parties (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights (or with respect to the

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Trust Subordinate Companion Loan Securitization, holders of Loan-Specific Certificates having greater than 25% of the aggregate Loan-Specific Voting Rights); provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either the trustee (i) may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates (or if an Operating Advisor Termination Event affects only the related Loan-Specific Certificates that are part of the Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights), will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

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Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event is continuing), any Companion Loan Holder, the Certificateholders, the RR Interest Owner, each Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the RR Interest Owner, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders, the RR Interest Owner and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders, the RR Interest Owner and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder, the RR Interest Owner and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder, the RR Interest Owner and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders or RR Interest Owner for the reasonable expenses of posting such notices. In addition, in the event there are no classes of certificates outstanding (including the Loan-Specific Certificates) other than the Control Eligible Certificates, the VRR Interest, the Class S certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer,

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each Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders and the RR Interest Owner by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owner, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the

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issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 142 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 20 of such 142 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2018 and December 31, 2022 was approximately 28.016%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 13.245%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 17.241% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 6.059%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two largest Mortgage Loans in the Mortgage Pool represent approximately 19.1% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the asset representations reviewer will not perform an Asset Review with respect to the Trust Subordinate Companion Loan at any time.

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Asset Review Vote

If Certificateholders evidencing not less than 5% of the Pooled Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders and the RR Interest Owner, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, each Risk Retention Consultation Party, the Trust Directing Holder and the Certificateholders and the RR Interest Owner. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Pooled Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)                          a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)                       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)                    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)                     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

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(v)                        a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)                     a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)                  any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions

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made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder nor the RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially

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Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS Morningstar”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”), Morningstar Credit Ratings, LLC (“Morningstar”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS Morningstar, KBRA or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest Owner, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the RR Interest

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Owner), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and

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delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                         any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Pooled Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)                       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)                    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)                     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)                        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)                     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

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Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Pooled Certificateholders and the holders of the Class RR Certificates evidencing not less than 25% of the Pooled Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders, the RR Interest Owner and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owner and the asset representations reviewer. Upon the written direction of Pooled Certificateholders and the holders of the Class RR Certificates evidencing at least 75% of a Pooled Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Pooled Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

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Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the RR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates and the RR Interest Owner with respect to the RR Interest, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest Owner other than the VRR Interest Owner related to such Risk Retention Consultation Party;

(2)   may act solely in the interests of the applicable VRR Interest Owner;

(3)   does not have any liability or duties to the holders of any class of classes of certificates or the RR Interest Owner other than the VRR Interest Owner related to such Risk Retention Consultation Party;

(4)   may take actions that favor the interests of the holders of one or more classes of certificates or the RR Interest Owner, over the interests of the holders of one or more other classes of certificates or other RR Interest Owner, as applicable; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder or the RR Interest Owner (other than the VRR Interest Owner related to such Risk Retention Consultation Party) may take any action whatsoever against the applicable Risk Retention Consultation Party or any director, officer, employee, agent or principal of the applicable Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the Loan-Specific Certificateholders and the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, for so long as no Control Termination Event is continuing, at any time and without cause, by the Trust Directing Holder so long as, among other things, the Trust Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the Controlling Class Certificateholders.

With respect to the Pacific Design Center Whole Loan, the Pacific Design Center special servicer may only be removed in accordance with the related Intercreditor Agreement. At no time will the Trust Directing Holder or holders of the Pooled Certificates be permitted to replace the Pacific Design Center special servicer without cause, while the Pacific Design Center Controlling Class Representative is the Directing Holder of the Pacific Design Center Whole Loan.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Loan-Specific Directing Holder will be permitted to replace the special servicer with respect to any Servicing Shift Whole Loan.

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If at any time a Control Termination Event is continuing, but no Pacific Design Center Control Appraisal Period is continuing (and therefore the Directing Holder for the Pacific Design Center Whole Loan is the Pacific Design Center Controlling Class Representative), the holders of the Pooled Principal Balance Certificates and the Class RR certificates may generally replace the special servicer without cause (other than with respect to the Pacific Design Center Whole Loan), as described in this paragraph. Upon (i) the written direction of holders of Pooled Principal Balance Certificates and the Class RR Certificates evidencing not less than 25% of the Pooled Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Pooled Principal Balance Certificates and the Class RR Certificates requesting a vote to replace the special servicer (other than with respect to a Non-Serviced Whole Loan, the Pacific Design Center Whole Loan and any Servicing Shift Whole Loan) with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all Pooled Voting Rights in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Pooled Principal Balance Certificates and the Class RR Certificates evidencing at least 66-2/3% of a Pooled Certificateholder Quorum or (ii) holders of Pooled Principal Balance Certificates and the Class RR Certificates evidencing more than 50% of the aggregate Pooled Voting Rights of each Class of Pooled Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer other than with respect to a Non-Serviced Whole Loan, the Pacific Design Center Whole Loan and any Servicing Shift Whole Loan) under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

If at any time a Control Termination Event is continuing and a Pacific Design Center Control Appraisal Period is continuing, the holders of the Principal Balance Certificates and the Class RR certificates may generally replace the Pacific Design Center special servicer without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates and the Class RR Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and the Class RR Certificates requesting a vote to replace the Pacific Design Center special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all Voting Rights in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and the Class RR Certificates evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and the Class RR Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the Pacific Design Center special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to

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outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Principal Balance Certificates and the Class RR Certificates on an aggregate basis.

A “Pooled Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer (other than with respect to the Pacific Design Center Whole Loan) or the asset representations reviewer described above, the holders of Pooled Certificates evidencing at least 50% of the aggregate Pooled Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Pooled Principal Balance Certificates and the Class RR Certificates on an aggregate basis.

“Non-Reduced Certificates” means, as of any date of determination, (i) any Class of Pooled Non-Reduced Certificates and (ii) any Class of Loan-Specific Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Pacific Design Center Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

“Pooled Non-Reduced Certificates” means any class of Pooled Principal Balance Certificates and Class RR Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Pooled Realized Losses or VRR Realized Losses, as applicable, previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owner, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (a) has been appointed and currently serves as a special servicer on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement special servicer prior to the time of determination and (viii) is not a special servicer that has been publicly

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cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party other than during the continuance of a Control Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Control Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced

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Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If, during the continuance of a Control Termination Event (or, with respect to the Trust Subordinate Companion Loan Securitization, at any time), time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and the RR Interest Owner of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders and the RR Interest Owner of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer with respect to any Mortgage Loan (other than the Pacific Design Center Whole Loan) must be confirmed within 180 days after the notice is posted to the certificate administrator’s website by an affirmative vote of Pooled Certificateholders and holders of the Class RR Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the Certificateholders that (i) evidence at least 20% of the Pooled Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Pooled Principal Balance Certificates and the Class RR Certificates on an aggregate basis and (ii) consist of at least three (3) Certificateholders or Certificate Owners that are not affiliated with each other).

The operating advisor’s recommendation to replace the special servicer with respect to the Pacific Design Center Whole Loan must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Loan-Specific Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Loan-Specific Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Pooled Voting Rights or Loan-Specific Voting Rights (in the case of the Pacific Design Center Whole Loan) elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that

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survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate (or Risk Retention Affiliate in the case of the Trust Subordinate Companion Loan Securitization) of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would be non-recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and

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caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any Certificateholders, the RR Interest Owner or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g)   either of Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master

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servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least (a) 25% of the aggregate Voting Rights in the case of the master servicer (b) 25% of the Pooled Voting Rights in the case of the special servicer (other than with respect to the Pacific Design Center Whole Loan), (c) 25% of the Voting Rights in the case of the special servicer with respect to the Pacific Design Center Whole Loan, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, or (3) the Depositor (with respect to clause (h) of the definition of “Servicer Termination Event”), and the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) or (g) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to rights in respect of indemnification and to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, (ii) 25% of the aggregate Pooled Voting Rights in the case of the special servicer (other than with respect

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to the Pacific Design Center Whole Loan) and (iii) 25% of the aggregate Voting Rights in the case of the special servicer with respect to the Pacific Design Center Whole Loan (or, for so long as no Control Termination Event is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses and VRR Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

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In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its Exchange Act reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than (a) 66-2/3% of the aggregate Voting Rights of the certificates in the case of the master servicer, (b) 66-2/3% of the aggregate Pooled Voting Rights, in the case of the special servicer (other than with respect to the Pacific Design Center Whole Loan) and (c) 66-2/3% of the aggregate Voting Rights in the case of the special servicer with respect to the Pacific Design Center Whole Loan (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event), except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

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Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Pacific Design Center Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Pacific Design Center Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Pacific Design Center Retaining Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Pacific Design Center Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Pacific Design Center Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

“Pacific Design Center Retaining Third-Party Purchaser” the “third party purchaser” (as defined in Rule 7 of the Credit Risk Retention Rules) that is the holder of risk retention in the form of an “eligible horizontal residual interest” in accordance with Rule 7 of the Credit Risk Retention Rules as part of the Trust Subordinate Companion Loan Securitization. The initial Pacific Design Center Retaining Third-Party Purchaser is expected to be Steamboat CMBS LLC.

“Trust Subordinate Companion Loan Securitization” the securitization constituted by the issuance of the Loan-Specific Certificates.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders, the RR Interest Owner or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures,

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reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owner (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and

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the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account, the Lower-Tier REMIC Distribution Account or the Trust Subordinate Companion Loan REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

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Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan or Trust Subordinate Companion Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special

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servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan or Trust Subordinate Companion Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

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After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan or Trust Subordinate Companion Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders, Certificate Owners and the RR Interest Owner (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

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If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of

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Certificateholders and the RR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any

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court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA is expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2023-B38 mortgage pool, if necessary); provided that, in the case of the Non-Serviced PSA for the Scottsdale Fashion
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Square Whole Loan, there are no mortgage loans other than the related Non-Serviced Whole Loan serviced under the related Non-Serviced PSA.

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to or less than the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.
●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Major Decisions under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
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●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2023-B38 mortgage pool, if necessary).
●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	With respect to the Scottsdale Fashion Square Whole Loan, there is no (i) asset representations reviewer under the related Non-Serviced PSA and (ii) certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Non-Serviced PSAs. The provisions of the
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related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are or will be available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Scottsdale Fashion Square Mortgage Loan

The Scottsdale Fashion Square Mortgage Loan is being serviced pursuant to the SCOTT 2023-SFS TSA. The servicing terms of the SCOTT 2023-SFS TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the SCOTT 2023-SFS TSA will earn a primary servicing fee with respect to the Scottsdale Fashion Square Mortgage Loan equal to 0.00525% per annum.
●	Upon the Scottsdale Fashion Square Mortgage Loan becoming a specially serviced loan under the SCOTT 2023-SFS TSA, the related Non-Serviced Special Servicer under the SCOTT 2023-SFS TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.250% per annum.
●	The related Non-Serviced Special Servicer under the SCOTT 2023-SFS TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.
●	The related Non-Serviced Special Servicer under the SCOTT 2023-SFS TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Servicing Shift Mortgage Loans

The servicing of any Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the related Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, such related Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the Servicing Shift PSA. Although each related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that the related Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the

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related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of the related Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans and the Trust Subordinate Companion Loan (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) (a) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) it is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

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For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

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Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan or the Trust Subordinate Companion Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Trust Subordinate Companion Loan, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan or the Trust Subordinate Companion Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Trust Subordinate Companion Loan, if applicable, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

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With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or the RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owner, unless the Certificateholders or RR Interest Owners, as applicable, have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owner of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan, Trust Subordinate Companion Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans, Trust Subordinate Companion Loan and REO Properties remaining in the issuing entity (including the Trust Subordinate Companion Loan), as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and the Trust Subordinate Companion Loan and all property acquired in respect of any Mortgage Loan (or Trust Subordinate Companion Loan) remaining in the issuing entity, and thereby effect termination of the

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issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (and the Trust Subordinate Companion Loan) remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans and the Trust Subordinate Companion Loan as of the Cut-off Date (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan and the Trust Subordinate Companion Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired and the Trust Subordinate Companion Loan) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity (including the Trust Subordinate Companion Loan), together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owner, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

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Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owner or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the RR Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust that would be a claim against the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency

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Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)    to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owner (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owner, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owner, as applicable, or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan or holder of the Loan-Specific Certificates, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates and the RR Interest Owner or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a

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Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes in any material adverse respect the rights of the holders of the Loan-Specific Certificates without the consent of such class and no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, and (vi) (A) in the case of the certificate administrator, an institution whose long-term senior unsecured debt rating is at least “Baa3” by Moody’s or an issuer credit rating of at least “Baa3” by Moody’s and (B) in the case of the trustee, an institution whose long-term senior unsecured debt or an issuer credit rating is at least (x) “A2” by Moody’s or which has a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the trustee may maintain a long-term senior unsecured debt rating or an issuer credit rating of at least “Baa3” by Moody’s if the master servicer is an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s or whose long-term counterparty risk assessment is rated at least “A2(cr)” by Moody’s), (y) “A” by Fitch (or short-term rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of at least “BBB-” by Fitch as long as the master servicer has a short-term rating of at least “F1” by Fitch or a long-term senior unsecured debt rating of at least “A” by Fitch) and (z) if rated by KBRA, “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s or Fitch) or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the RR Interest Owner, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, for so long as no Control Termination Event is continuing, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has

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accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Four (4) Mortgaged Properties (14.2%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by

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the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Michigan

Four (4) Mortgaged Properties (12.8%) are located in Michigan. A mortgage (with an assignment of rents), recorded in the office of the county Register of Deeds, is the standard real property security instrument in Michigan. Sometimes a separate assignment of leases and rents is also used. Under the Michigan Uniform Commercial Code a mortgage containing the appropriate language can be used for a fixture filing, but often a separate fixture filing financing statement is recorded as well. Mortgages often contain express future advance clauses to insure the priority of later advances, as well as a clause that provides for the use of a receiver in the event of "waste" as a result of failure to pay property taxes or insurance premiums. A Michigan mortgagee cannot expect to be able to exercise self-help and enter the property in the event of a default. Typically, the mortgage will obtain the mortgagor's consent to a receiver in certain circumstances, but actually obtaining a receiver still requires court approval. Mortgages may be enforced by either judicial foreclosure or foreclosure by advertisement (the mortgage should contain a good power of sale clause), carried out as a sheriff's sale after the requisite publication. The latter is much quicker -- perhaps 45 to 60 days to sale -- but a judicial foreclosure, requiring at least six months before the foreclosure sale, may be desirable in some circumstances. In both cases, there is a statutory redemption period, in most cases six months, following the foreclosure sale, in which the mortgagor and other persons with interests under the mortgagor may redeem the mortgaged property, and this can only be waived by the mortgagor for adequate contemporaneous consideration. An agreement for a deed-in-lieu of foreclosure is generally also enforceable provided there is adequate independent consideration at the time of the deed. A prior waiver of the redemption period set forth in the mortgage is difficult to enforce no matter how elaborately the lender's counsel constructs the waiver language. Both before foreclosure and during the redemption period the assignment of rents can to be exercised in accordance with the procedural requirements of Michigan's assignment of rents statute. Both foreclosure remedies allow for deficiencies to be established; however, without judicial authorization, a separate action on the debt cannot be maintained while foreclosure is pending.

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General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room

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revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an

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injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event

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the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

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Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

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Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

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Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court

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may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is

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rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For

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example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was

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rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive

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consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually

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participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or

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following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of “due-on-sale” clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

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Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any other form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure

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to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”), the Anti-Money Laundering Act of 2020, including the Corporate Transparency Act, and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance. It is currently unclear as to the long-term implications of the Anti-Money Laundering Act of 2020 or the Corporate Transparency Act.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, a sponsor and an originator, DBNY, a Retaining Party, an initial Risk Retention Consultation Party and the holder of the companion loans for which the noteholder is identified as “DBNY” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and DBRI, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GSMC and its affiliates are playing several roles in this transaction. Goldman Sachs & Co. LLC, an underwriter, is an affiliate of (i) GS Bank, an originator, a Retaining Party, an initial Risk Retention Consultation Party and the holder of the companion loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (ii) GSMC, a mortgage loan seller and a sponsor.

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator, a Retaining Party, an initial Risk Retention Consultation Party and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

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CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Computershare Trust Company, N.A. acts as interim custodian with respect to all the GACC Mortgage Loans.

Computershare Trust Company, N.A. acts as interim custodian with respect to all the GSMC Mortgage Loans.

Computershare Trust Company, N.A. acts as interim custodian with respect to all the JPMCB Mortgage Loans.

Computershare Trust Company, N.A. acts as interim custodian with respect to all the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity certain of the Mortgage Loans.

Midland is also (i) the master servicer with respect to the Green Acres Mortgage Loan, which is currently being serviced under the BMO 2023-C4 PSA until the securitization of the applicable Control Note, (ii) the master servicer and special servicer with respect to the One Campus Martius Mortgage Loan, which is currently being serviced under the Benchmark 2022-B36 PSA and (iii) the master servicer with respect to the Sentinel Square II Mortgage Loan and the Centers of High Point Mortgage Loan, which are currently being serviced under the FIVE 2023-V1 PSA.

Computershare Trust Company, N.A., the trustee, certificate administrator and custodian, is also (i) expected to be the trustee, certificate administrator and custodian under the BANK5 2023-5YR1 PSA with respect to the 1201 Third Avenue Whole Loan until the securitization of the applicable Control Note and the National Warehouse & Distribution Portfolio Whole Loan, (ii) the trustee, certificate administrator and custodian under the BANK 2023-BNK45 PSA with respect to the CX – 250 Water Street Whole Loan until securitization of the applicable Control Note, (iii) the trustee, certificate administrator and custodian under the BMO 2023-C4 PSA with respect to the Green Acres Whole Loan until the securitization of the applicable Control Note, (iv) the certificate administrator and custodian under the SCOTT 2023-SFS TSA with respect to the Scottsdale Fashion Square Whole Loan, and (v) the certificate administrator and custodian under the Benchmark 2022-B36 PSA with respect to the One Campus Martius Whole Loan, (vi) the trustee, certificate administrator and custodian under the FIVE 2023-VI PSA with respect to the Sentinel Square II Whole Loan and Centers of High Point Whole Loan.

LNR Partners, or an affiliate, assisted Eightfold Real Estate Capital Fund V, L.P., or its affiliate with due diligence regarding the Mortgage Loans. LNR Partners currently serves as (i) special servicer under the BMO 2023-C4 PSA which currently governs the servicing of the Green Acres Whole Loan until the securitization of the applicable Control Note and (ii) special servicer under the BANK 2023-BNK45 PSA

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which currently governs the servicing of the CX – 250 Water Street Whole Loan until the securitization of the applicable Control Note.

Eightfold Real Estate Capital Fund V, L.P. or its affiliate is expected to be appointed as the initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any applicable Excluded Loan, any Servicing Shift Mortgage Loan and the Pacific Design Center Mortgage Loan prior to a Pacific Design Center Control Appraisal Period) and is expected to purchase the Class D, Class E, Class F, Class G, Class H, Class X-D, Class X-F, Class X-G and Class X-H certificates, and will receive the Class S certificates, and may purchase certain additional classes of certificates.

Argentic Services Company LP, the Pacific Design Center special servicer, is an affiliate of ES Ventures Holding, Inc., which is expected to be the initial Pacific Design Center Controlling Class Representative, and of Steamboat CMBS LLC, the Pacific Design Center Retaining Third-Party Purchaser.

Park Bridge Lender Services LLC, the operating advisor and the asset representations reviewer, is also (i) expected to be the operating advisor and asset representations reviewer under the BANK 2023-BNK45 PSA pursuant to which the CX – 250 Water Street Whole Loan is serviced until the securitization of the applicable Control Note; (ii) the operating advisor under the SCOTT 2023-SFS TSA pursuant to which the Scottsdale Fashion Square Whole Loan is serviced; (iii) the operating advisor and assets representations reviewer under the Benchmark 2022-B36 PSA, pursuant to which One Campus Martius Whole Loan is serviced; and (iv) the operating advisor and assets representations reviewer under the FIVE 2023-V1 PSA, pursuant to which Sentinel Square II Whole Loan and Centers of High Point Whole Loan are serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

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YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Pooled Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Pooled Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to

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principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Pooled Principal Balance Certificates will depend in part on the period of time during which the Senior Principal Balance Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Pooled Principal Balance Certificates than they were when the Senior Principal Balance Certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Pooled Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Pooled Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Pooled Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. A Pacific Design Center Realized Loss occurs when the principal balance of the Trust Subordinate Companion Loan is reduced without an equal distribution to Pacific Design Center Loan-Specific Certificateholders in reduction of the Certificate Balance of the Loan-Specific Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Pooled Principal Balance

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Certificates indicated in the following table as a result of the application of Pooled Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Pooled Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$507,037,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M
Class X-D	$21,062,000	Class D, Class E
Class X-F	$12,481,000	Class F
Class X-G	$10,140,000	Class G
Class X-H	$17,942,153	Class H

Certificateholders and the RR Interest Owner are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Pooled Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Pooled Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, “due-on-sale” clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its ARD Loan by the Anticipated Repayment Date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an

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individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$507,037,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M
Class X-D	$21,062,000	Class D, Class E
Class X-F	$12,481,000	Class F
Class X-G	$10,140,000	Class G
Class X-H	$17,942,153	Class H

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and the Trust Subordinate Companion Loan and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Pooled Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments,

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Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates and the RR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates (other than the Class X-A certificates) that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates (other than the Class X-A certificates). The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in May 2023;
●	the Mortgage Rate in effect for each Mortgage and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date and will be adjusted as required pursuant to the definition of Mortgage Rate;
●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owner, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	any principal prepayments on the Mortgage Loan and AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (and as applicable, without regard to any limitations in such Mortgage Loans and Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan (and, in the case of the Pacific Design Center Whole Loan, the related Mortgage Loan and Trust Subordinate Companion Loan pursuant to the related Intercreditor Agreement);
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;
●	the Closing Date occurs on April 21, 2023;
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●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPR scenario);
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;
●	no additional trust fund expenses are incurred;
●	no property releases (or related re-amortizations) occur;
●	the optional termination is not exercised; and
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	82%	82%	82%	82%	82%
April 2025	62%	62%	62%	62%	62%
April 2026	40%	40%	40%	40%	40%
April 2027	17%	0%	0%	0%	0%
April 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.52	2.43	2.40	2.39	2.38

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.
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Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	99%	98%	96%
April 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.86	4.82	4.78	4.71	4.39

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.75	6.73	6.71	6.67	6.44

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	71%	71%	71%	71%	71%
April 2030	41%	41%	41%	41%	48%
April 2031	23%	23%	23%	23%	31%
April 2032	5%	5%	5%	5%	5%
April 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.92	6.92	6.92	6.92	7.06

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.
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Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032	100%	99%	97%	95%	77%
April 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.64	9.60	9.54	9.45	9.21

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032	100%	100%	100%	100%	100%
April 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.82	9.82	9.82	9.80	9.39

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.
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Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032	100%	100%	100%	100%	100%
April 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.86	9.84	9.82	9.82	9.50

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032	100%	100%	100%	100%	100%
April 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.95	9.92	9.87	9.63

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from April 1, 2023 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable

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class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, to the extent not otherwise discussed below, persons that might be treated as engaged in a U.S. trade or business by virtue of investing in the offered Certificates and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Three separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Trust Subordinate Companion Loan REMIC” , the

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“Lower-Tier REMIC” and the “Upper-Tier REMIC”,, and, collectively, the “Trust REMICs”. The Trust Subordinate Companion Loan REMIC will hold the Trust Subordinate Companion Loan and certain other assets and will issue (i) certain classes of regular interests (the “Trust Subordinate Companion Loan REMIC Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Trust Subordinate Companion Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan REMIC Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class PDC-A1, Class PDC-A2, Class PDC-HRR certificates and the regular interests that correspond in the aggregate to the VRR Interest (the “VRR Upper-Tier Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, and (iii) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Trust Subordinate Companion Loan REMIC Regular Interests will constitute a “regular interest” in the Trust Subordinate Companion Loan REMIC, (c) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (d) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (e) the Class R certificates will evidence the sole class of “residual interests” in each of the Trust REMICs.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of the entitlement to Excess Interest and the Excess Interest Distribution Account and the VRR Upper-Tier Regular Interests and distributions thereon will be classified as a trust under Treasury Regulations section 301.7701-4(c) (the “Grantor Trust”), (b) the VRR Interest will represent undivided beneficial interests in both the VRR Upper-Tier Regular Interest and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain

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conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans or the Trust Subordinate Companion Loan; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan or the Trust Subordinate Companion Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan or the Trust Subordinate Companion Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan or the Trust Subordinate Companion Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the Trust Subordinate Companion Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan or the Trust Subordinate Companion Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan REMIC Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan or the Trust Subordinate Companion Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal

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amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. It is expected that each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each of the Trust Subordinate Companion Loan REMIC Regular Interests will constitute a class of regular interests in the Trust Subordinate Companion Loan REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, none of the Mortgaged Properties are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

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Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interest Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans and the Trust Subordinate Companion Loan provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the

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anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class [_] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans or the Trust Subordinate Companion Loan will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans and the Trust Subordinate Companion Loan used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its respective anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [_]certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans or the Trust Subordinate Companion Loan will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that

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accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans or the Trust Subordinate Companion Loan that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all

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market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class[_] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond

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premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans or the Trust Subordinate Companion Loan, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans or the Trust Subordinate Companion Loan below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans or the Trust Subordinate Companion Loan will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates, each Class of the Loan-Specific Certificates and the VRR Interest, respectively, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment

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premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class A-M, Class B, Class C, Class D, Class E Certificates, each Class of the Loan-Specific Certificates and the VRR Interest, respectively, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class X-A, Class X-D, Class A-M, Class B, Class C, Class D and Class E Certificates, each Class of Loan-Specific Certificates and the VRR Interest, respectively. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest Holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three

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months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Trust Subordinate Companion Loan REMIC’s, as applicable, acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owner.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Code Section 6223) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the

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holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to

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exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is calculated in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S.

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Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the residual interest holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owner to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

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METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC
Class A-1	$	$
Class A-2	$	$
Class A-3	$	$
Class A-SB	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.
Class A-1	$	$
Class A-2	$	$
Class A-3	$	$
Class A-SB	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	AmeriVet Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$	$
Class A-2	$	$
Class A-3	$	$
Class A-SB	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued

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interest on the Offered Certificates from April 1, 2023, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, one of the sponsors, one of the originators, a Retaining Party and an initial Risk Retention Consultation Party. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors, one of the originators, a Retaining Party and an initial Risk Retention Consultation Party. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors, one of the originators, a Retaining Party and an initial Risk Retention Consultation Party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a

501

sponsor, of the purchase price for the mortgage loans sold to the depositor by GSMC, (iii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB and (iv) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of the final prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into the final prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1 Columbus Circle, New York, New York 10019, Attention: President, or by telephone at (212) 250-2500.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-260277) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

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Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

With respect to the 1201 Third Avenue Mortgage Loan (9.1%), the Common Retirement Fund of the State of New York, a governmental plan, owns a 50% equity interest in the borrower.

Prospective investors should note that the California State Teacher’s Retirement System and the Teacher Retirement System of Texas, which are governmental plans, as of loan origination, are borrower sponsors of the CX - 250 Water Street Mortgage Loan. Persons who have an ongoing relationship with the California State Teacher’s Retirement System or the Teacher Retirement System of Texas should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates. ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

503

Prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, as of loan origination, holds a 99% equity interest in Institutional Mall Investors LLC, one of the borrower sponsors of the Scottsdale Fashion Square Mortgage Loan (7.5%). Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited

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Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

505

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its

506

acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

507

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owner of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in April 2056. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a

508

Certificateholder or the RR Interest Owner might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (ii) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

509

INDEX OF DEFINED TERMS

17g-5 Information Provider	327
1986 Act	489
1996 Act	469
2015 BEA	177
2024 PIP	181
3650 REIT	157
401(c) Regulations	507
AB Modified Loan	377
AB Whole Loan	221
Acceleration Event	217
Acceptable Insurance Default	381
Accrued AB Loan Interest	310
Acting General Counsel’s Letter	147
actual/360 basis	36
Actual/360 Basis	204
Actual/360 Loans	354
ADA	472
Administrative Cost Rate	305
ADR	159
Advances	350
Affirmative Asset Review Vote	419
Aggregate Principal Distribution Amount	305
Allocated Loan Amount	159
Annual Debt Service	159
Anticipated Repayment Date	204
Applicable Loans	184
Appraisal Reduction Amount	373
Appraisal Reduction Event	372
Appraised Value	159
Appraised-Out Class	378
Approved Exchange	20
ARD Loan	204
ASC	286
ASR Consultation Process	391
Assessment of Compliance	450
Asset Representations Reviewer Asset Review Fee	371
Asset Representations Reviewer Fee Cap	371
Asset Representations Reviewer Termination Event	424
Asset Review	420
Asset Review Notice	419
Asset Review Quorum	419
Asset Review Report	421
Asset Review Report Summary	421
Asset Review Standard	420
Asset Review Trigger	417
Asset Review Vote Election	419
Asset Status Report	389
Assumed Final Distribution Date	312
Assumed Scheduled Payment	306

Attestation Report	450
AUL	177
AWC	176
Balloon Balance	160
Balloon LTV	160
BANK 2023-BNK45 PSA	221
BANK5 2023-5YR1 PSA	221
Base Interest Fraction	311
BEA	177, 178
Beds	165
Benchmark 2022-B36 PSA	221
benefit plan investors	504
Block K Public Improvements	202
BMO 2023-C4 PSA	221
Borrower Party	321
Borrower Party Affiliate	321
B-piece buyer	129
Breach Notice	339
Bridge Bank	89
Bridgemarket Property	183
BSCMI	255
Business Day	355
CalPERS	504
CDTC	273
Cedar Sinai Reimbursement Right	192
Cedars Sinai Expansion Space	179, 192
Cedars Sinai Tenant Improvements	192
CERCLA	469
Certificate Administrator/Trustee Fee	370
Certificate Administrator/Trustee Fee Rate	370
Certificate Balance	295
Certificate Owners	330
Certificateholder	322
Certificateholder Quorum	428
Certificateholder Repurchase Request	439
Certifying Certificateholder	332
CGMRC	263
City	192
City Confirmation	192
Class A Member	215
Class A Preferred Return	215
Class A-SB Planned Principal Balance	307
Class B Member	215
Class B Preferred Return	215
Class C Member	215
Class C Preferred Return	215
Class D Member	215
Class RR Certificates	290
Class X certificates	3
Class X Certificates	294
Class X-A Strip Rate	303

510

Class X-D Strip Rate	303
Class X-F Strip Rate	303
Class X-G Strip Rate	304
Class X-H Strip Rate	304
Clearstream	329
Clearstream Participants	331
Closing Date	158
CMBS	150, 276
COC	177
Code	486
Collateral Deficiency Amount	377
Collection Account	353
Collection Period	299
Commission	198
Communication Request	332
Companion Loan	155
Companion Loan Holder	218
Compensating Interest Payment	313
Computershare	273
Computershare Limited	273
Computershare Trust Company	272
Condominium Policy	197
Constant Prepayment Rate	480
Consultation Termination Event	406
Control Eligible Certificates	400
Control Note	221
Control Termination Event	405
Controlling Class	399
Controlling Class Certificateholder	399
Controlling Companion Loan	221
Controlling Holder	221
Controlling Note	221
Corrected Loan	388
COVID-19	67
CPR	480
CREC	175
Credit Risk Retention Rules	290
CREFC®	318
CREFC® Intellectual Property Royalty License Fee	372
CREFC® Intellectual Property Royalty License Fee Rate	372
CREFC® Reports	318
CREFI	156, 262
CREFI Data File	264
CREFI Mortgage Loans	262
CREFI Securitization Database	263
Crossover Date	302
CTS	273
Cumulative Appraisal Reduction Amount	377
Cure/Contest Period	421
Current LTV	160
Cut-off Date	155
Cut-off Date Balance	160
Cut-off Date LTV Ratio	160
Cut-off Date UW NCF Debt Yield	163

D2D	183
DB Originators	240
DBNY	237, 290
DBNY VRR Interest Portion	290
DBRI	237
DBRS Morningstar	276, 422
DCP	178
Defaulted Loan	395
Defeasance Deposit	208
Defeasance Loans	208
Defeasance Lock-Out Period	208
Defeasance Option	208
Deferred Rent	174
Definitive Certificate	329
Delegated Directive	15
Delinquent Loan	418
Demand	176
Depositaries	329
Design Showroom Space Restriction	197
Determination Date	296
Deutsche Bank	237
Developer	202
Diligence File	337
Directing Holder	398
Directing Holder Asset Status Report Review Process	391
Disclosable Special Servicer Fees	370
Discount Rate	205
Dispute Resolution Consultation	442
Dispute Resolution Cut-off Date	441
Distribution Accounts	354
Distribution Date	296
Distributor	15
DISTRIBUTOR	16
DMARC	238
Dodd-Frank Act	154
DOJ	237
DOL	504
DTC	329
DTC Participants	329
DTC Rules	330
DTSC	178
Due Date	203, 299
Due Diligence Questionnaire	264
Due Diligence Requirements	152
EDGAR	502
EEA	15
EEA RETAIL INVESTOR	15, 17
EGLE	178
Eligible Asset Representations Reviewer	422
Eligible Operating Advisor	412
Elliott	286
Enforcing Party	440
Enforcing Servicer	439
ESA	175, 242, 259

511

Escrow/Reserve Mitigating Circumstances	244, 261
EU	150
EU CRR	151
EU Due Diligence Requirements	151
EU Institutional Investor	151
EU PRIIPS REGULATION	15
EU PROSPECTUS REGULATION	15
EU Securitization Regulation	151
EU SECURITIZATION REGULATION	18
Euroclear	329
Euroclear Operator	331
Euroclear Participants	331
EUWA	15, 17
Excess Interest	204
Excess Interest Distribution Account	354
Excess Prepayment Interest Shortfall	315
Exchange Act	237, 245
Excluded Controlling Class Loan	321
Excluded Information	321
Excluded Loan	321
Excluded Plan	506
Excluded Special Servicer	429
Excluded Special Servicer Mortgage Loan	429
Excluding Controlling Class Holder	320
Exemption	505
Exemption Rating Agency	505
Expiration Date	217
FATCA	498
FDIA	145
FDIC	89, 146
FDIC Safe Harbor	146
FETL	20
Fiduciary	506
FIEL	21
Fifth Blue Amendment	191
Final Asset Status Report	392
Final Dispute Resolution Election Notice	442
FINANCIAL PROMOTION ORDER	16
FIRREA	147, 241, 259
Fitch	422
FIVE 2023-V1 PSA	221
Flagstar	89
FPO PERSONS	16
FSCMA	20
FSMA	17
Fund	182
GACC	156, 237
GACC Data Tape	239
GACC Deal Team	239
GACC Mortgage Loans	238
Gain-on-Sale Reserve Account	355
Garn Act	471
Goldman Originator	248
Government of the DC	191

grace period	203
Grand Hall Lease	174
Grantor Trust	63, 487
Green Acres	217
GS Bank	146, 245, 246
GS Bank VRR Interest Portion	290
GSMC	156, 245
GSMC Data Tape	246
GSMC Deal Team	246
GSMC Mortgage Loans	245
Hard Lockbox	160
Hempstead IDA	201
Hotel Ground Lease	174
IDEM	177
Indianapolis DMD	174
Indirect Participants	330
Initial Delivery Date	389
Initial PIP Deposit	181
Initial Pool Balance	155
Initial Rate	204
Initial Requesting Certificateholder	439
In-Place Cash Management	160
Institutional Investor	20
Institutional Investors	152
Insurance and Condemnation Proceeds	353
Intercreditor Agreement	218
Interest Accrual Amount	305
Interest Accrual Period	305
Interest Distribution Amount	305
Interest Payment Differential	205
Interest Reserve Account	354
Interest Shortfall	305
Interested Person	396
intermediary	497
Investment Company Act	i
Investor Certification	321
Investor Q&A Forum	326
Investor Registry	327
ISRA	177
Issuer	216
Japanese Retention Requirement	21
JFSA	21
JPMC	255
JPMCB	156, 255
JPMCB Data Tape	256
JPMCB Deal Team	256
JPMCB Mortgage Loans	256
JPMCB VRR Interest Portion	290
JPMCB’s Qualification Criteria	257
JPMCCMSC	255
JRR Rule	21
KBRA	422, 449
Largest Tenant	160
Lease Expiration	160
Liquidation Fee	366
Liquidation Proceeds	366

512

LNR Partners	282
Loan Per Net Rentable Area	160
Loan-Specific Certificateholder	322
loan-specific certificates	4
Loan-Specific Certificates	156, 294
Loan-Specific Directing Holder	399
Loan-Specific Voting Rights	328
loan-specified certificates	35
Loan-to-Value Ratio	160
Loan-to-Value Ratio at Maturity or ARD	160
Loss of Value Payment	341
Lower-Tier Regular Interests	487
Lower-Tier REMIC	63, 487
Lower-Tier REMIC Distribution Account	354
LSA	176
LTV Ratio	160
LTV Ratio at Maturity or ARD	160
Macerich	216
MAI	342
Major Decision	401
Major Decision Reporting Package	401
Malouf Companies	185
market discount	492
MAS	19
Master Servicer Proposed Course of Action Notice	440
Master Servicer Remittance Date	348
Master Servicing Fee	363
Master Servicing Fee Rate	363
Material Defect	339
Maturity Date LTV Ratio	160
MDEQ	178
MEGLE	177
Midland	275
MIFID II	15, 17
MLPA	333
MOA	290
Modeling Assumptions	480
Modification Agreement	185
Modification Fees	369
Modified Mortgage Loan	373
Moody’s	422, 449
Morningstar	422
Mortgage	156
Mortgage File	333
Mortgage Loan Sellers	237
Mortgage Loans	155
Mortgage Note	156
Mortgage Pool	155
Mortgage Rate	305
Mortgaged Property	156
Most Recent NOI	161
MPI Default	184
MSA	161
NCDENR	176
NCDEQ	176

Net Default Interest	363
Net Mortgage Rate	304
Net Operating Income	161
Net Prepayment Interest Excess	313
Netvested Capital Bridge Equity	215
NFIP	99
NI 33-105	22
NJDEP	177
NOI	161
Non-Control Note	221
Non-Controlling Holder	221, 226
non-offered loan-specific certificates	35
non-offered pooled certificates	35
non-qualified intermediary	497
Nonrecoverable Advance	350
Non-Reduced Certificates	428
Non-Serviced Certificate Administrator	222
Non-Serviced Companion Loan	222
Non-Serviced Custodian	222
Non-Serviced Directing Holder	222
Non-Serviced Master Servicer	222
Non-Serviced Mortgage Loan	222
Non-Serviced Pari Passu Companion Loan	222
Non-Serviced Pari Passu Whole Loan	222
Non-Serviced PSA	222
Non-Serviced Securitization Trust	222
Non-Serviced Special Servicer	222
Non-Serviced Trustee	223
Non-Serviced Whole Loan	53, 223
Non-U.S. Person	498
non-VRR certificates	3, 35
Non-VRR Certificates	294
Non-VRR Percentage	292
Notional Amount	296
NRA	161
NRSRO	320, 433, 507
NRSRO Certification	322
Occupancy	161
Occupancy Date	161
OFFER	17, 18
offered certificates	34
Offered Certificates	294
Offsetting Modification Fees	369
OID Regulations	490
OLA	147
Operating Advisor Annual Report	410
Operating Advisor Consultation Event	412
Operating Advisor Consulting Fee	371
Operating Advisor Expenses	371
Operating Advisor Fee	370
Operating Advisor Fee Rate	370
Operating Advisor Standard	410
Operating Advisor Termination Event	414
Original Balance	161
P&I	279

513

P&I Advance	348
PACE	217
Pacific Design Center Available Funds	298
Pacific Design Center Borrower Party Affiliate	234
Pacific Design Center Borrower Related Party	235
Pacific Design Center Co-Lender Agreement	230
Pacific Design Center Control Appraisal Period	235
Pacific Design Center Control Eligible Certificates	400
Pacific Design Center Controlling Class	400
Pacific Design Center Controlling Class Certificateholder	399
Pacific Design Center Controlling Class Representative	399
Pacific Design Center Junior Note	230
Pacific Design Center Mortgage Loan Interest Rate	232
Pacific Design Center Non-Trust Senior Notes	230
Pacific Design Center Noteholders	230
Pacific Design Center Notes	230
Pacific Design Center Realized Loss	317
Pacific Design Center Restricted Mezzanine Holder	235
Pacific Design Center Retaining Third-Party Purchaser	436
Pacific Design Center Senior Loan Holders	231
Pacific Design Center Senior Loan Percentage Interest	232
Pacific Design Center Senior Notes	230
Pacific Design Center Sequential Pay Event	232
Pacific Design Center Trust Senior Note	230
Pacific Design Center Trust Subordinate Companion Loan Holder	230
Pacific Design Center Trust Subordinate Companion Loan Interest Rate	232
Pacific Design Center Trust Subordinate Companion Loan Percentage Interest	232
Pacific Design Center Whole Loan	230
Pacific Design Center Whole Loan Directing Holder	234
PAID	194, 216
PAR	242, 259
Pari Passu Companion Loan	155
Park Bridge Financial	288
Park Bridge Lender Services	288
Parking Lease	174
Participants	329
Parties in Interest	503, 504
Pass-Through Rate	302

Patriot Act	473
PCO	198
PCR	253, 270
Periodic Payments	297
Permitted Investments	297
Permitted Special Servicer/Affiliate Fees	369
PILOT	198
Pilot Agreements	201
PIP	199
PIP Deposit Amount	181
PIP Reserve	181
PIPs	93, 179
Plans	503
PML	253
PNC Bank	278
Pooled Aggregate Available Funds	297
Pooled Available Funds	298
Pooled Certificateholder	322
Pooled Certificateholder Quorum	428
pooled certificates	3, 35
Pooled Certificates	294
Pooled Non-Reduced Certificates	428
pooled principal balance certificates	3
Pooled Principal Balance Certificates	294
Pooled Realized Loss	316
Pooled Securitization	290
Pooled Voting Rights	328
PPA	279
PRA	216
PRC	18
Preliminary Dispute Resolution Election Notice	441
Prepayment Assumption	491
Prepayment Interest Excess	313
Prepayment Interest Shortfall	313
Prepayment Provision	162
Prime Rate	353
Principal Balance Certificates	294
Principal Distribution Amount	306
Principal Shortfall	307
Privileged Information	413
Privileged Information Exception	414
Privileged Person	320
Prohibited Prepayment	314
PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER	16
Proposed Course of Action	441
Proposed Course of Action Notice	441
PSA	294
PSA Party Repurchase Request	440
PTCE	506
Purchase Price	195, 341
qualified intermediary	497
Qualified Replacement Special Servicer	428
Qualified Substitute Mortgage Loan	342

514

Qualifying CRE Loan Percentage	291
RAC No-Response Scenario	448
RAO-E	177
Rated Final Distribution Date	313
Rating Agencies	449
Rating Agency Confirmation	449
REA	79
RealINSIGHT	287
Realized Losses	317
REC	175
Record Date	296
Registration Statement	502
Regular Interest Holder	490
Regular Interests	487
Regulation AB	451
Reimbursement Agreement	202
Reimbursement Rate	353
Reinvestment Yield	205
Related Group	162
Related Proceeds	351
Release Date	208
Release Price	209
Relevant Persons	16
Relief Act	472
Remaining Borrower	172
REMIC	486
REMIC Regulations	486
REO Account	355
REO Loan	307
REO Property	388
Repurchase Request	440
Requesting Certificateholder	442
Requesting Holders	378
Requesting Investor	332
Requesting Party	448
Required Risk Retention Percentage	291
Requirements	472
Residual Certificates	294
Resolution Failure	440
Resolved	440
Restricted Group	505
Restricted Mezzanine Holder	321
Restricted Party	414
Restrictive Use Agreement	183
Retaining Sponsor	290
Review Materials	419
Revised Rate	204
RevPAR	162
Risk Retention Affiliate	413
Risk Retention Affiliated	413
Risk Retention Consultation Party	320
Risk Retention Requirements	152
Rooms	165
RR Interest	290
RR Interest Owner	290
Rule 15Ga-1	262

Rule 17g-5	323
S&P	276, 422
Schedule Principal Distribution Amount	306
SCOTT 2023-SFS TSA	221, 223
SEC	237, 245
Securities Act	450
Securitization Accounts	355
Securitization Regulation	152
SEL	253
Senior Certificates	294
Senior Principal Balance Certificates	294
Serviced AB Mortgage Loan	223
Serviced AB Whole Loan	223
Serviced Companion Loan	223
Serviced Mortgage Loan	223
Serviced Pari Passu Companion Loan	223
Serviced Pari Passu Mortgage Loan	223
Serviced Pari Passu Whole Loan	223
Serviced Subordinate Companion Loan	223
Serviced Whole Loan	53, 223
Serviced Whole Loan Custodial Account	353
Servicer Termination Event	431, 433
Servicing Advances	350
Servicing Compensation	364
Servicing Fee	363
Servicing Fee Rate	363
Servicing Shift Mortgage Loan	224
Servicing Shift Pooling and Servicing Agreement	52
Servicing Shift PSA	224
Servicing Shift Securitization Date	52, 224
Servicing Shift Whole Loan	52, 224
Servicing Standard	347
Servicing Transfer Event	388
SF	162
SFA	19
SFO	19
Shortfall Period	186
Similar Law	503
Simon Inc.	200
Small Loan Appraisal Estimate	374
SMMEA	507
Soft Lockbox	162
Soft Springing Hard Lockbox	162
Sole Certificateholder	369
Special Servicing Fee	365
Special Servicing Fee Rate	365
Specially Serviced Loans	387
SPG LP	200
Sponsors	237
Springing Cash Management	162
Springing Lockbox	162
Sq. Ft.	162
Square Feet	162
SSPE	152
Startup Day	487

515

Stated Principal Balance	307
static pool data	104
STWD	282
Subject Loans	371
Subordinate Certificates	294
Subordinate Companion Loan	155, 224
Subsequent Asset Status Report	389
Sub-Servicing Agreement	348
Sub-Servicing Entity	432
SVB	89
T-12	162
TCO	198
Term to Maturity	162
Termination Measuring Period	190
Terms and Conditions	331
Tests	420
TIC Buyout	172
TIF	202
TIF District	202
Title V	471
Trailing 12 NOI	161
Transferring TIC Borrower	172
Transformational Project Sites	202
TRG	200
TRIPRA	100
trust directing holder	29
Trust Directing Holder	398
Trust REMIC	63
trust subordinate companion loan	51
Trust Subordinate Companion Loan	155, 230
Trust Subordinate Companion Loan REMIC	63, 486
Trust Subordinate Companion Loan REMIC Distribution Account	354
Trust Subordinate Companion Loan REMIC Regular Interests	487
Trust Subordinate Companion Loan Securitization	436
TTM	162
U.S. Obligations	205
U.S. Person	497
UCC	458
UK	15, 17
UK CRR	152
UK Due Diligence Requirements	151
UK Institutional Investor	152
UK MIFIR PRODUCT GOVERNANCE RULES	16
UK PRIIPs Regulation	16
UK Prospectus Regulation	15
UK Retail Investor	15
UK RETAIL INVESTOR	17
UK Securitization Regulation	151
UK SECURITIZATION REGULATION	18
UK Transparency Requirements	153
Underwriter Entities	121

Underwriting Agreement	500
Underwritten EGI	162, 165
Underwritten Expenses	162
Underwritten NCF	163
Underwritten NCF Debt Yield	163
Underwritten NCF DSCR	163
Underwritten Net Cash Flow	163
Underwritten Net Cash Flow DSCR	163
Underwritten Net Operating Income	163
Underwritten Net Operating Income DSCR	165
Underwritten NOI	163
Underwritten NOI Debt Yield	165
Underwritten NOI DSCR	165
Underwritten Revenues	165
Units	165
Unscheduled Principal Distribution Amount	306
Unsolicited Information	420
UPB	279
Updated Appraisal	375
Upper-Tier REMIC	63, 487
Upper-Tier REMIC Distribution Account	354
USTs	179
UW EGI	162, 165
UW Expenses	162
UW NCF	163
UW NCF Debt Yield	163
UW NCF DSCR	163
UW NOI	163
UW NOI Debt Yield	165
UW NOI DSCR	165
Valley Stream	173
Volcker Rule	154
Voting Rights	328
VRP	177
VRR Allocation Percentage	292
VRR Available Funds	291
VRR Interest	4, 35, 290, 294
VRR Interest Balance	293
VRR Interest Distribution Amount	293
VRR Interest Owners	290
VRR Percentage	292
VRR Principal Distribution Amount	293
VRR Realized Loss	291
VRR Realized Loss Interest Distribution Amount	293
VRR Upper-Tier Regular Interests	487
VRR-A Risk Retention Consultation Party	320
VRR-B Risk Retention Consultation Party	320
VRR-C Risk Retention Consultation Party	320
WAC rate	3
WAC Rate	304

516

Walmart Ground Lease	173
Walmart Parcel	173
Weighted Average Mortgage Rate	165
Wells Fargo	273, 278
Wells Fargo Bank	273
WFDTC	273

Whole Loan	155, 224
Withheld Amounts	354
Workout Fee	365
Workout-Delayed Reimbursement Amount	352
YM/Defeasance Loan	206

517

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City
								9
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	9.99%	100.0%	GSBI	GSMC	NAP	NAP	8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard	West Hollywood
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	9.1%	100.0%	JPMCB, MSBNA	JPMCB	NAP	NAP	1201 Third Avenue	Seattle
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	8.1%	100.0%	GSBI, BANA, WFB, 3650 REIT	GSMC	NAP	NAP	250 Water Street	Cambridge
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	7.6%	100.0%	GSBI, MSBNA, BMO, DBRI	GSMC, GACC	Group 1	NAP	2034 Green Acres Road	Valley Stream
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	7.6%	100.0%	GSBI, DBRI, BMO	GSMC, GACC	NAP	NAP	4000 Baldwin Road	Auburn Hills
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	7.5%	100.0%	GSBI, DBNY	GSMC	Group 1	NAP	7014 East Camelback Road	Scottsdale
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	5.3%		CREFI	CREFI	NAP	NAP	Various	Various
7.01	Property		1	1700 Schuster Road	2.1%	39.9%					1700 Schuster Road	Delano
7.02	Property		1	101 Michelin Drive	1.1%	20.0%					101 Michelin Drive	Laurens
7.03	Property		1	1525 West 2960 South	0.9%	16.0%					1525 West 2960 South	Nibley
7.04	Property		1	5685 Raiders Road, Building B	0.7%	13.4%					5685 Raiders Road	Frazeysburg
7.05	Property		1	840 Complex Street Southwest	0.6%	10.6%					840 Complex Street Southwest	Lenoir
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	4.6%	100.0%	JPMCB, AREF2	JPMCB	NAP	NAP	100 Jefferson Road	Parsippany
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	4.5%	100.0%	CREFI	CREFI	NAP	NAP	9200 Calumet Avenue	Munster
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	4.2%	100.0%	UBS AG	GACC	NAP	NAP	950 Wolcott Street	Waterbury
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	4.2%	100.0%	JPMCB, MSBNA	JPMCB	NAP	NAP	1000 Woodward Avenue	Detroit
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	4.2%	100.0%	JPMCB	JPMCB	NAP	NAP	5232 North Service Road	Saint Peters
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	3.7%	100.0%	DBRI	GACC	NAP	NAP	123 West Louisiana Street	Indianapolis
14	Loan	34	1	Hyatt Place Crocker Park	2.4%	100.0%	CREFI	CREFI	NAP	NAP	2020 Crocker Road	Westlake
15	Loan	12, 25, 38	1	1027 Filbert Street	2.4%	100.0%	CREFI	CREFI	NAP	NAP	1027 Filbert Street	Philadelphia
16	Loan	10, 19, 37	1	Riverport Tower	2.3%	100.0%	GSBI	GSMC	NAP	NAP	13736 Riverport Drive	Maryland Heights
17	Loan	9, 28, 30, 33	1	The Grove	1.8%	100.0%	BSPRT	GACC	NAP	NAP	5569 Grove Boulevard	Hoover
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	1.8%	100.0%	CREFI	CREFI	NAP	NAP	9805, 9825 and 9843-9853 Mason Avenue	Chatsworth
19	Loan	11, 25, 40	5	CVS 5 Portfolio	1.5%		CREFI	CREFI	NAP	NAP	Various	Various
19.01	Property		1	CVS Carlsbad	0.3%	21.5%					2650 Gateway Road	Carlsbad
19.02	Property		1	CVS Dallas	0.3%	21.2%					7979 Belt Line Road	Dallas
19.03	Property		1	CVS Mobile	0.3%	20.7%					4645 Airport Boulevard	Mobile
19.04	Property		1	CVS Charlottesville	0.3%	20.2%					1170 Emmet Street	Charlottesville
19.05	Property		1	CVS Clifton	0.3%	16.3%					635 Lexington Avenue	Clifton
20	Loan	10	1	Sentinel Square II	1.5%	100.0%	GACC	GACC	NAP	NAP	1050 1st Street Northeast	Washington
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	1.5%		DBRI	GACC	NAP	NAP	Various	High Point
21.01	Property		1	Center Point of Hamilton	0.7%	49.3%					309 Russell Avenue, 401-421 and 416 South Hamilton Street	High Point
21.02	Property		1	Center Point on Centennial	0.4%	24.2%					400-418 East Russell Avenue, 403-445 South Centennial and 404-432 Tate Drive	High Point
21.03	Property		1	Center Point on Manning	0.2%	16.3%					324 East Russell Avenue	High Point
21.04	Property		1	Center Point on Russell	0.1%	7.1%					319 South Centennial Street	High Point
21.05	Property		1	Center Point on Field House	0.0%	3.0%					411 Manning Street	High Point
21.06	Property		1	Center Point 212	0.0%	0.1%					212 East Russell Avenue	High Point
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	1.2%		CREFI	CREFI	NAP	NAP	Various	Various
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	0.8%	68.4%					13550 West Nine Mile Road and 23090 Coolidge Highway	Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	0.1%	10.1%					1343 and 1355 Bessemer Road	Birmingham
22.03	Property		1	Family Dollar - Detroit	0.1%	9.7%					3911 Joy Road	Detroit
22.04	Property		1	Family Dollar - Akron	0.1%	8.0%					19 North Arlington Street	Akron
22.05	Property		1	Dollar General - Bernice	0.0%	3.8%					314 Highway 167 North	Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	1.2%	100.0%	GSBI	GSMC	NAP	NAP	1171 Winterson Road	Linthicum
24	Loan		1	68-78 River Road	1.2%	100.0%	GSBI	GSMC	NAP	NAP	68-78 River Road	Summit
25	Loan	33	1	Sylvan Heights	0.6%	100.0%	CREFI	CREFI	NAP	NAP	901-941 East Park Row Drive	Arlington

A-1-1

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)
								13				12, 22		10, 12, 22
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Los Angeles	California	90069	Mixed Use	Office/Showroom/Lab	1975, 1988	2004	1,053,217	SF	232.62
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	King	Washington	98101	Office	CBD	1988	NAP	1,129,710	SF	150.48
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Middlesex	Massachusetts	02141	Mixed Use	Lab/Office	2022	NAP	479,004	SF	1,109.59
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Nassau	New York	11581	Retail	Regional Mall	1956, 2016	1982, 2006, 2007	2,081,286	SF	177.77
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Oakland	Michigan	48326	Retail	Outlet Center	1998	2010	1,128,332	SF	159.53
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Maricopa	Arizona	85251	Retail	Super Regional Mall	1961, 1977, 1982, 1992, 1996, 2006, 2015	1991, 2017-2020, 2023-2024	1,555,459	SF	450.03
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	Various	Various	Various	Industrial	Various	Various	Various	3,951,338	SF	39.73
7.01	Property		1	1700 Schuster Road	Kern	California	93215	Industrial	Warehouse/Distribution	1993, 1996	NAP	1,213,366	SF
7.02	Property		1	101 Michelin Drive	Laurens	South Carolina	29360	Industrial	Warehouse/Distribution	1993	NAP	1,170,972	SF
7.03	Property		1	1525 West 2960 South	Cache	Utah	84321	Industrial	Flex	2015	NAP	260,000	SF
7.04	Property		1	5685 Raiders Road, Building B	Muskingum	Ohio	43822	Industrial	Warehouse/Distribution	1994	2022	812,000	SF
7.05	Property		1	840 Complex Street Southwest	Caldwell	North Carolina	28645	Industrial	Warehouse/Distribution	1970	2022	495,000	SF
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	Morris	New Jersey	07054	Industrial	Warehouse/Distribution	1957, 1998	2020-2023	558,930	SF	174.44
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Lake	Indiana	46321	Industrial	Warehouse/Distribution	1958	2022	908,068	SF	32.49
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	New Haven	Connecticut	06705	Retail	Anchored	2001-2004	NAP	382,884	SF	72.48
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Wayne	Michigan	48226	Office	CBD	2003	2019-2020	1,356,325	SF	160.73
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Saint Charles	Missouri	63376	Retail	Anchored	2017	NAP	245,383	SF	111.96
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	Marion	Indiana	46225	Hospitality	Full Service	1880, 1986	2014	273	Rooms	87,859.63
14	Loan	34	1	Hyatt Place Crocker Park	Cuyahoga	Ohio	44145	Hospitality	Select Service	2015	NAP	110	Rooms	145,454.55
15	Loan	12, 25, 38	1	1027 Filbert Street	Philadelphia	Pennsylvania	19107	Mixed Use	Parking Garage/Retail	1982	2000	287,000	SF	54.01
16	Loan	10, 19, 37	1	Riverport Tower	St. Louis	Missouri	63043	Office	Suburban	1991	NAP	317,891	SF	67.95
17	Loan	9, 28, 30, 33	1	The Grove	Jefferson	Alabama	35226	Retail	Anchored	2009	NAP	136,614	SF	87.84
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Los Angeles	California	91311	Retail	Anchored	2020, 2021	NAP	48,040	SF	243.55
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Various	Various	Various	Retail	Single Tenant	2019	NAP	61,506	SF	164.62
19.01	Property		1	CVS Carlsbad	San Diego	California	92009	Retail	Single Tenant	2019	NAP	15,294	SF
19.02	Property		1	CVS Dallas	Dallas	Texas	75254	Retail	Single Tenant	2019	NAP	9,717	SF
19.03	Property		1	CVS Mobile	Mobile	Alabama	36608	Retail	Single Tenant	2019	NAP	9,704	SF
19.04	Property		1	CVS Charlottesville	Charlottesville City	Virginia	22903	Retail	Single Tenant	2019	NAP	13,376	SF
19.05	Property		1	CVS Clifton	Passaic	New Jersey	07011	Retail	Single Tenant	2019	NAP	13,415	SF
20	Loan	10	1	Sentinel Square II	District of Columbia	District of Columbia	20002	Office	CBD	2013	NAP	283,915	SF	366.31
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	Various	Various	482,216	SF	61.47
21.01	Property		1	Center Point of Hamilton	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	1896, 1970	1995	237,803	SF
21.02	Property		1	Center Point on Centennial	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	1952	2001	116,471	SF
21.03	Property		1	Center Point on Manning	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	1966	2002	78,829	SF
21.04	Property		1	Center Point on Russell	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	1932	1999	34,215	SF
21.05	Property		1	Center Point on Field House	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	1966	2006	14,400	SF
21.06	Property		1	Center Point 212	Guilford	North Carolina	27260	Mixed Use	Industrial/Retail	1950	NAP	498	SF
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	Various	Various	Various	Retail	Various	Various	Various	78,322	SF	103.12
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	Oakland	Michigan	48237	Retail	Anchored	1964	2005	29,802	SF
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	Jefferson	Alabama	35208	Retail	Unanchored	2003	NAP	13,000	SF
22.03	Property		1	Family Dollar - Detroit	Wayne	Michigan	48206	Retail	Single Tenant	2006	NAP	9,180	SF
22.04	Property		1	Family Dollar - Akron	Summit	Ohio	44305	Retail	Unanchored	1947	2007	18,340	SF
22.05	Property		1	Dollar General - Bernice	Union	Louisiana	71222	Retail	Single Tenant	2002	NAP	8,000	SF
23	Loan	33	1	TownePlace Suites BWI Airport	Anne Arundel	Maryland	21090	Hospitality	Extended Stay	2007	2018	136	Rooms	58,823.53
24	Loan		1	68-78 River Road	Union	New Jersey	07901	Retail	Single Tenant	1930	2011	32,100	SF	249.22
25	Loan	33	1	Sylvan Heights	Tarrant	Texas	76010	Retail	Anchored	1956	NAP	42,277	SF	91.98

A-1-2

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
					11	11		15	1, 15		2, 16	16	2, 16	16
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	65,600,000	65,600,000	65,600,000	5.94107142857143%	0.01984%	5.92123%	NAP	329,289.38	NAP	3,951,472.56
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	60,000,000	60,000,000	60,000,000	5.58500%	0.01984%	5.56516%	NAP	283,128.47	NAP	3,397,541.64
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	53,150,000	53,150,000	53,150,000	5.50950%	0.01984%	5.48966%	NAP	247,414.17	NAP	2,968,970.04
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	50,000,000	50,000,000	50,000,000	5.89900%	0.01984%	5.87916%	NAP	249,205.44	NAP	2,990,465.28
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	50,000,000	50,000,000	50,000,000	6.52100%	0.01984%	6.50116%	NAP	275,482.06	NAP	3,305,784.72
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	49,000,000	49,000,000	49,000,000	6.21425%	0.02384%	6.19041%	NAP	257,272.83	NAP	3,087,273.96
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	35,000,000	35,000,000	33,086,470	6.81000%	0.02109%	6.78891%	228,407.00	NAP	2,740,884.00	NAP
7.01	Property		1	1700 Schuster Road	13,977,707	13,977,707	13,213,514
7.02	Property		1	101 Michelin Drive	7,013,376	7,013,376	6,629,939
7.03	Property		1	1525 West 2960 South	5,600,000	5,600,000	5,293,835
7.04	Property		1	5685 Raiders Road, Building B	4,681,529	4,681,529	4,425,579
7.05	Property		1	840 Complex Street Southwest	3,727,389	3,727,389	3,523,604
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	30,000,000	30,000,000	30,000,000	7.26000%	0.01984%	7.24016%	NAP	184,020.83	NAP	2,208,249.96
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	29,500,000	29,500,000	29,500,000	7.28000%	0.01984%	7.26016%	NAP	181,452.31	NAP	2,177,427.72
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	29,000,000	27,749,936	23,957,370	5.15000%	0.01984%	5.13016%	158,347.61	NAP	1,900,171.32	NAP
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	27,500,000	27,500,000	27,500,000	6.02000%	0.06859%	5.95141%	NAP	139,874.42	NAP	1,678,493.04
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	27,472,500	27,472,500	27,472,500	6.60500%	0.01984%	6.58516%	NAP	153,313.40	NAP	1,839,760.80
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	24,000,000	23,985,678	21,024,278	7.15200%	0.01984%	7.13216%	162,130.05	NAP	1,945,560.60	NAP
14	Loan	34	1	Hyatt Place Crocker Park	16,000,000	16,000,000	16,000,000	6.72000%	0.01984%	6.70016%	NAP	90,844.44	NAP	1,090,133.28
15	Loan	12, 25, 38	1	1027 Filbert Street	15,500,000	15,500,000	13,564,788	7.12000%	0.01984%	7.10016%	104,374.07	NAP	1,252,488.84	NAP
16	Loan	10, 19, 37	1	Riverport Tower	15,000,000	15,000,000	15,000,000	5.82500%	0.01984%	5.80516%	NAP	73,823.78	NAP	885,885.36
17	Loan	9, 28, 30, 33	1	The Grove	12,000,000	12,000,000	12,000,000	7.05000%	0.01984%	7.03016%	NAP	71,479.17	NAP	857,750.04
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	11,700,000	11,700,000	11,700,000	6.26000%	0.01984%	6.24016%	NAP	61,882.71	NAP	742,592.52
19	Loan	11, 25, 40	5	CVS 5 Portfolio	10,125,000	10,125,000	10,125,000	6.68000%	0.01984%	6.66016%	NAP	57,145.31	NAP	685,743.72
19.01	Property		1	CVS Carlsbad	2,175,000	2,175,000	2,175,000
19.02	Property		1	CVS Dallas	2,150,000	2,150,000	2,150,000
19.03	Property		1	CVS Mobile	2,100,000	2,100,000	2,100,000
19.04	Property		1	CVS Charlottesville	2,050,000	2,050,000	2,050,000
19.05	Property		1	CVS Clifton	1,650,000	1,650,000	1,650,000
20	Loan	10	1	Sentinel Square II	10,000,000	10,000,000	10,000,000	6.05000%	0.01984%	6.03016%	NAP	51,116.90	NAP	613,402.80
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	9,642,857	9,642,857	9,385,603	6.50000%	0.01984%	6.48016%	60,949.42	52,957.59	731,393.04	635,491.08
21.01	Property		1	Center Point of Hamilton	4,755,339	4,755,339	4,628,475
21.02	Property		1	Center Point on Centennial	2,329,066	2,329,066	2,266,931
21.03	Property		1	Center Point on Manning	1,576,341	1,576,341	1,534,287
21.04	Property		1	Center Point on Russell	684,196	684,196	665,943
21.05	Property		1	Center Point on Field House	287,956	287,956	280,274
21.06	Property		1	Center Point 212	9,958	9,958	9,693
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	8,076,250	8,076,250	8,076,250	6.36000%	0.01984%	6.34016%	NAP	43,398.63	NAP	520,783.56
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	5,525,000	5,525,000	5,525,000
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	812,500	812,500	812,500
22.03	Property		1	Family Dollar - Detroit	780,000	780,000	780,000
22.04	Property		1	Family Dollar - Akron	650,000	650,000	650,000
22.05	Property		1	Dollar General - Bernice	308,750	308,750	308,750
23	Loan	33	1	TownePlace Suites BWI Airport	8,000,000	8,000,000	6,949,174	6.84000%	0.01984%	6.82016%	52,367.35	NAP	628,408.20	NAP
24	Loan		1	68-78 River Road	8,000,000	8,000,000	8,000,000	6.62900%	0.01984%	6.60916%	NAP	44,807.13	NAP	537,685.56
25	Loan	33	1	Sylvan Heights	3,900,000	3,888,468	3,422,171	7.23000%	0.01984%	7.21016%	26,551.99	NAP	318,623.88	NAP

A-1-3

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Interest Only	No	Actual/360	120	118	120	118	0	0	1/11/2023
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Interest Only	No	Actual/360	60	59	60	59	0	0	2/10/2023
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Interest Only - ARD	Yes	Actual/360	120	118	120	118	0	0	1/27/2023
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Interest Only	No	Actual/360	60	57	60	57	0	0	1/3/2023
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Interest Only	No	Actual/360	120	118	120	118	0	0	1/5/2023
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Interest Only	No	Actual/360	60	59	60	59	0	0	3/3/2023
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	Amortizing Balloon	No	Actual/360	0	0	60	60	360	360	3/10/2023
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	Interest Only	No	Actual/360	120	120	120	120	0	0	3/10/2023
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Interest Only	No	Actual/360	84	79	84	79	0	0	11/3/2022
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Amortizing Balloon	No	Actual/360	0	0	120	84	360	324	3/16/2020
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Interest Only	No	Actual/360	120	111	120	111	0	0	6/28/2022
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Interest Only	No	Actual/360	120	117	120	117	0	0	12/21/2022
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	3/1/2023
14	Loan	34	1	Hyatt Place Crocker Park	Interest Only	No	Actual/360	120	120	120	120	0	0	3/20/2023
15	Loan	12, 25, 38	1	1027 Filbert Street	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	3/20/2023
16	Loan	10, 19, 37	1	Riverport Tower	Interest Only	No	Actual/360	120	111	120	111	0	0	6/28/2022
17	Loan	9, 28, 30, 33	1	The Grove	Interest Only	No	Actual/360	120	116	120	116	0	0	11/17/2022
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Interest Only	No	Actual/360	120	120	120	120	0	0	3/9/2023
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Interest Only	No	Actual/360	120	116	120	116	0	0	11/18/2022
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	Interest Only	No	Actual/360	60	56	60	56	0	0	11/18/2022
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	Interest Only, Amortizing Balloon	No	Actual/360	30	28	60	58	360	360	1/9/2023
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	Interest Only	No	Actual/360	120	118	120	118	0	0	1/30/2023
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	3/10/2023
24	Loan		1	68-78 River Road	Interest Only	No	Actual/360	120	120	120	120	0	0	3/10/2023
25	Loan	33	1	Sylvan Heights	Amortizing Balloon	No	Actual/360	0	0	120	116	360	356	11/14/2022

A-1-4

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
											20	20	3, 22, 24
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	2	6	3/6/2023	NAP	2/6/2033	NAP	0	0	L(26),D(87),O(7)	40,094,569	13,349,509
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	1	9	4/9/2023	NAP	3/9/2028	NAP	0	0	L(24),YM1(1),DorYM1(28),O(7)	51,796,212	20,401,758
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	2	10	3/10/2023	NAP	2/10/2033	2/10/2038	0	0	L(24),YM1(2),DorYM1(87),O(7)	NAV	NAV
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	3	6	2/6/2023	NAP	1/6/2028	NAP	5	0	L(27),YM1(28),O(5)	76,986,549	31,812,161
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	2	1	3/1/2023	NAP	2/1/2033	NAP	0	0	L(26),D(88),O(6)	46,424,127	14,768,491
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	1	6	4/6/2023	NAP	3/6/2028	NAP	5	0	L(25),DorYM1(28),O(7)	97,949,617	17,988,634
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	0	6	5/6/2023	5/6/2023	4/6/2028	NAP	0	0	L(24),D(29),O(7)	NAV	NAV
7.01	Property		1	1700 Schuster Road										NAV	NAV
7.02	Property		1	101 Michelin Drive										NAV	NAV
7.03	Property		1	1525 West 2960 South										NAV	NAV
7.04	Property		1	5685 Raiders Road, Building B										NAV	NAV
7.05	Property		1	840 Complex Street Southwest										NAV	NAV
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	0	6	5/6/2023	NAP	4/6/2033	NAP	0	0	L(24),D(92),O(4)	8,432,796	3,191,612
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	5	6	12/6/2022	NAP	11/6/2029	NAP	0	0	L(29),D(52),O(3)	4,098,825	1,929,998
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	36	6	5/6/2020	5/6/2020	4/6/2030	NAP	0	0	L(36),YM1(24),D(53),O(7)	5,401,230	2,578,812
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	9	1	8/1/2022	NAP	7/1/2032	NAP	0	0	L(33),D(83),O(4)	49,845,174	21,445,511
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	3	5	2/5/2023	NAP	1/5/2033	NAP	0	0	L(27),D(87),O(6)	4,026,334	1,160,254
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	1	6	4/6/2023	4/6/2023	3/6/2033	NAP	0	0	L(25),D(90),O(5)	16,492,581	12,599,133
14	Loan	34	1	Hyatt Place Crocker Park	0	6	5/6/2023	NAP	4/6/2033	NAP	0	0	L(24),D(93),O(3)	6,244,253	3,688,428
15	Loan	12, 25, 38	1	1027 Filbert Street	0	1	5/1/2023	5/1/2023	4/1/2033	NAP	0	5	L(24),D(93),O(3)	5,364,853	2,898,480
16	Loan	10, 19, 37	1	Riverport Tower	9	6	8/6/2022	NAP	7/6/2032	NAP	0	0	L(33),YM1(80),O(7)	5,317,136	3,099,557
17	Loan	9, 28, 30, 33	1	The Grove	4	6	1/6/2023	NAP	12/6/2032	NAP	0	0	L(28),D(88),O(4)	3,284,678	1,160,150
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	0	6	5/6/2023	NAP	4/6/2033	NAP	0	0	L(24),D(89),O(7)	1,392,625	301,508
19	Loan	11, 25, 40	5	CVS 5 Portfolio	4	6	1/6/2023	NAP	12/6/2032	NAP	0	0	L(28),D(88),O(4)	NAV	NAV
19.01	Property		1	CVS Carlsbad										NAV	NAV
19.02	Property		1	CVS Dallas										NAV	NAV
19.03	Property		1	CVS Mobile										NAV	NAV
19.04	Property		1	CVS Charlottesville										NAV	NAV
19.05	Property		1	CVS Clifton										NAV	NAV
20	Loan	10	1	Sentinel Square II	4	6	1/6/2023	NAP	12/6/2027	NAP	0	0	L(28),D(19),O(13)	14,938,491	5,298,404
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	2	6	3/6/2023	9/6/2025	2/6/2028	NAP	0	0	L(26),D(30),O(4)	6,935,942	2,214,415
21.01	Property		1	Center Point of Hamilton										NAV	NAV
21.02	Property		1	Center Point on Centennial										NAV	NAV
21.03	Property		1	Center Point on Manning										NAV	NAV
21.04	Property		1	Center Point on Russell										NAV	NAV
21.05	Property		1	Center Point on Field House										NAV	NAV
21.06	Property		1	Center Point 212										NAV	NAV
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	2	6	3/6/2023	NAP	2/6/2033	NAP	0	0	L(26),D(90),O(4)	NAV	NAV
22.01	Property		1	Walgreens and Dollar Tree - Oak Park										NAV	NAV
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham										NAV	NAV
22.03	Property		1	Family Dollar - Detroit										NAV	NAV
22.04	Property		1	Family Dollar - Akron										NAV	NAV
22.05	Property		1	Dollar General - Bernice										NAV	NAV
23	Loan	33	1	TownePlace Suites BWI Airport	0	6	5/6/2023	5/6/2023	4/6/2033	NAP	0	0	L(24),D(92),O(4)	4,695,875	3,341,222
24	Loan		1	68-78 River Road	0	6	5/6/2023	NAP	4/6/2033	NAP	0	0	L(24),D(92),O(4)	NAV	NAV
25	Loan	33	1	Sylvan Heights	4	6	1/6/2023	1/6/2023	12/6/2032	NAP	0	0	L(28),D(88),O(4)	663,176	138,056

A-1-5

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)
					19
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	26,745,060	9/30/2022	T-12	38,026,102	12,241,303	25,784,799	12/31/2021	T-12	32,245,576	11,178,233	21,067,343
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	31,394,453	12/31/2022	T-12	52,866,426	19,817,047	33,049,379	12/31/2021	T-12	55,173,622	18,678,980	36,494,642
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	45,174,388	9/30/2022	T-12	76,903,875	30,285,085	46,618,790	12/31/2021	T-12	69,008,722	28,007,136	41,001,586
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	31,655,635	11/30/2022	T-12	47,261,766	14,350,428	32,911,337	12/31/2021	T-12	40,708,568	12,857,184	27,851,384
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	79,960,983	12/31/2022	T-12	85,107,087	17,534,916	67,572,171	12/31/2021	T-12	73,178,391	17,139,268	56,039,123
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.01	Property		1	1700 Schuster Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.02	Property		1	101 Michelin Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.03	Property		1	1525 West 2960 South	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.04	Property		1	5685 Raiders Road, Building B	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.05	Property		1	840 Complex Street Southwest	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	5,241,184	12/31/2022	T-12	7,441,661	2,981,585	4,460,076	12/31/2021	T-12	NAV	NAV	NAV
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	2,168,827	7/31/2022	T-12	3,848,901	1,815,337	2,033,563	12/31/2021	T-12	NAV	NAV	NAV
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	2,822,418	1/31/2023	T-12	5,038,428	2,291,620	2,746,808	12/31/2022	T-12	5,488,691	2,586,912	2,901,779
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	28,399,663	11/30/2022	T-12	44,198,961	19,173,640	25,025,321	12/31/2021	T-12	36,845,931	18,308,085	18,537,846
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	2,866,080	9/30/2022	T-12	3,978,530	1,211,036	2,767,494	12/31/2021	T-12	3,950,355	1,189,364	2,760,991
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	3,893,448	11/30/2022	T-12	11,260,276	9,077,354	2,182,922	12/31/2021	T-12	4,937,721	6,508,479	-1,570,758
14	Loan	34	1	Hyatt Place Crocker Park	2,555,825	1/31/2023	T-12	6,146,247	3,652,786	2,493,461	12/31/2022	T-12	4,565,973	2,949,142	1,616,831
15	Loan	12, 25, 38	1	1027 Filbert Street	2,466,372	2/28/2023	T-12	4,185,227	2,710,574	1,474,653	12/31/2021	T-12	2,831,245	2,168,158	663,087
16	Loan	10, 19, 37	1	Riverport Tower	2,217,579	8/31/2022	T-12	5,421,717	3,248,304	2,173,413	12/31/2021	T-12	5,244,115	3,049,557	2,194,558
17	Loan	9, 28, 30, 33	1	The Grove	2,124,527	9/30/2022	T-12	3,006,987	1,215,900	1,791,087	12/31/2021	T-12	2,843,947	983,729	1,860,218
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	1,091,117	12/31/2022	T-12	927,518	250,522	676,995	12/31/2021	T-12	NAV	NAV	NAV
19	Loan	11, 25, 40	5	CVS 5 Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.01	Property		1	CVS Carlsbad	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.02	Property		1	CVS Dallas	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.03	Property		1	CVS Mobile	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.04	Property		1	CVS Charlottesville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.05	Property		1	CVS Clifton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20	Loan	10	1	Sentinel Square II	9,640,088	9/30/2022	T-12	14,712,258	5,415,296	9,296,962	12/31/2021	T-12	13,218,587	5,245,590	7,972,997
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	4,721,527	7/31/2022	T-12	5,994,552	2,112,554	3,881,998	12/31/2021	T-12	4,805,172	1,901,233	2,903,939
21.01	Property		1	Center Point of Hamilton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property		1	Center Point on Centennial	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.03	Property		1	Center Point on Manning	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.04	Property		1	Center Point on Russell	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.05	Property		1	Center Point on Field House	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.06	Property		1	Center Point 212	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.03	Property		1	Family Dollar - Detroit	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.04	Property		1	Family Dollar - Akron	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.05	Property		1	Dollar General - Bernice	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	33	1	TownePlace Suites BWI Airport	1,354,653	1/31/2023	T-12	4,645,039	3,322,372	1,322,667	12/31/2022	T-12	3,767,429	2,685,363	1,082,066
24	Loan		1	68-78 River Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	33	1	Sylvan Heights	525,120	9/30/2022	T-12	622,998	155,488	467,510	12/31/2021	T-12	615,673	181,848	433,826

A-1-6

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)
										19				4, 10, 16	4, 10, 16
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	12/31/2020	T-12	82.6%	46,802,895	13,021,016	33,781,880	210,643	1,524,048	32,047,188	2.29	2.17
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	12/31/2020	T-12	81.1%	51,349,507	21,283,998	30,065,509	225,942	3,282,704	26,556,863	3.12	2.76
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAV	NAV	99.0%	62,561,733	13,277,931	49,283,802	119,751	0	49,164,051	1.66	1.66
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	12/31/2020	T-12	96.2%	83,514,884	35,580,356	47,934,528	455,855	1,113,906	46,364,767	2.17	2.10
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	12/31/2020	T-12	92.6%	47,000,639	15,438,872	31,561,767	259,516	1,567,562	29,734,689	2.65	2.50
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	12/31/2020	T-12	95.0%	105,121,522	18,973,779	86,147,743	327,531	1,009,838	84,810,375	1.95	1.92
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	NAV	NAV	95.0%	24,103,590	3,755,768	20,347,822	395,134	987,835	18,964,854	1.65	1.54
7.01	Property		1	1700 Schuster Road	NAV	NAV	95.0%	8,214,920	1,247,682	6,967,238	121,337	303,342	6,542,560
7.02	Property		1	101 Michelin Drive	NAV	NAV	95.0%	5,566,712	941,614	4,625,098	117,097	292,743	4,215,257
7.03	Property		1	1525 West 2960 South	NAV	NAV	95.0%	3,760,728	394,661	3,366,067	26,000	65,000	3,275,067
7.04	Property		1	5685 Raiders Road, Building B	NAV	NAV	95.0%	3,945,576	742,838	3,202,738	81,200	203,000	2,918,538
7.05	Property		1	840 Complex Street Southwest	NAV	NAV	95.0%	2,615,654	428,973	2,186,682	49,500	123,750	2,013,432
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	NAV	NAV	95.0%	14,333,301	3,903,654	10,429,647	55,893	177,357	10,196,397	1.45	1.42
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	NAV	NAV	96.3%	5,620,455	2,112,378	3,508,077	90,807	0	3,417,270	1.61	1.57
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	12/31/2021	T-12	97.8%	5,670,019	2,600,816	3,069,202	57,433	176,016	2,835,754	1.62	1.49
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	12/31/2020	T-12	86.6%	46,224,574	21,145,889	25,078,685	188,765	1,703,467	23,186,453	1.88	1.74
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	12/31/2020	T-12	95.0%	4,498,992	1,188,673	3,310,319	6,807	147,230	3,156,281	1.80	1.72
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	12/31/2020	T-12	55.7%	16,492,581	12,560,962	3,931,619	659,703	0	3,271,916	2.02	1.68
14	Loan	34	1	Hyatt Place Crocker Park	12/31/2021	T-12	85.7%	6,244,253	3,753,449	2,490,804	297,580	0	2,193,224	2.28	2.01
15	Loan	12, 25, 38	1	1027 Filbert Street	12/31/2020	T-12	95.0%	5,336,839	2,980,612	2,356,227	32,538	29,332	2,294,357	1.88	1.83
16	Loan	10, 19, 37	1	Riverport Tower	12/31/2020	T-12	90.7%	6,450,962	3,278,453	3,172,509	152,058	311,737	2,708,714	2.49	2.12
17	Loan	9, 28, 30, 33	1	The Grove	12/31/2020	T-12	95.0%	3,206,291	1,176,993	2,029,298	28,689	109,291	1,891,318	2.37	2.20
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	NAV	NAV	92.3%	1,751,051	526,008	1,225,043	7,206	48,269	1,169,569	1.65	1.57
19	Loan	11, 25, 40	5	CVS 5 Portfolio	NAV	NAV	100.0%	1,282,714	38,481	1,244,232	0	0	1,244,232	1.81	1.81
19.01	Property		1	CVS Carlsbad	NAV	NAV	100.0%	274,048	8,221	265,827	0	0	265,827
19.02	Property		1	CVS Dallas	NAV	NAV	100.0%	271,922	8,158	263,764	0	0	263,764
19.03	Property		1	CVS Mobile	NAV	NAV	100.0%	272,639	8,179	264,460	0	0	264,460
19.04	Property		1	CVS Charlottesville	NAV	NAV	100.0%	237,124	7,114	230,010	0	0	230,010
19.05	Property		1	CVS Clifton	NAV	NAV	100.0%	226,981	6,809	220,172	0	0	220,172
20	Loan	10	1	Sentinel Square II	12/31/2020	T-12	95.0%	15,239,748	5,781,977	9,457,771	56,783	0	9,400,988	1.48	1.47
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	12/31/2020	T-12	95.0%	7,357,012	2,476,362	4,880,650	101,265	206,108	4,573,276	2.17	2.03
21.01	Property		1	Center Point of Hamilton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property		1	Center Point on Centennial	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.03	Property		1	Center Point on Manning	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.04	Property		1	Center Point on Russell	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.05	Property		1	Center Point on Field House	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.06	Property		1	Center Point 212	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	NAV	NAV	95.8%	1,151,015	246,129	904,885	33,370	34,104	837,411	1.74	1.61
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	NAV	NAV	95.8%	758,272	163,288	594,984	14,333	26,555	554,095
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	NAV	NAV	95.2%	127,696	24,910	102,786	2,383	0	100,402
22.03	Property		1	Family Dollar - Detroit	NAV	NAV	95.8%	115,149	24,715	90,434	5,265	5,837	79,333
22.04	Property		1	Family Dollar - Akron	NAV	NAV	96.0%	103,512	22,553	80,959	10,330	1,713	68,916
22.05	Property		1	Dollar General - Bernice	NAV	NAV	95.5%	46,386	10,663	35,723	1,058	0	34,664
23	Loan	33	1	TownePlace Suites BWI Airport	12/31/2021	T-12	83.3%	4,695,875	3,284,653	1,411,222	187,835	0	1,223,387	2.25	1.95
24	Loan		1	68-78 River Road	NAV	NAV	95.0%	1,509,165	423,042	1,086,123	4,815	3,210	1,078,098	2.02	2.01
25	Loan	33	1	Sylvan Heights	12/31/2020	T-12	95.1%	602,609	151,860	450,750	14,797	9,768	426,185	1.41	1.34

A-1-7

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
					10	10	21	21		10, 21	10, 21	5, 12, 26, 29
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	13.8%	13.1%	512,500,000	As Is	11/17/2022	47.8%	47.8%	78.3%	12/6/2022	No
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	17.7%	15.6%	556,500,000	As Is	12/1/2022	30.5%	30.5%	81.1%	1/1/2023	No
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	9.3%	9.3%	1,090,000,000	Prospective Market Value Upon Completion & Stabilization	1/1/2023	48.8%	48.8%	98.7%	3/10/2023	Yes
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	13.0%	12.5%	679,000,000	As Is	10/30/2022	54.5%	54.5%	97.7%	12/12/2022	No
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	17.5%	16.5%	400,000,000	As Is	11/10/2022	45.0%	45.0%	89.6%	11/30/2022	No
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	12.3%	12.1%	1,825,000,000	As Is	1/4/2023	38.4%	38.4%	96.0%	12/2/2022	No
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	13.0%	12.1%	276,700,000	As Is	Various	56.7%	53.6%	100.0%
7.01	Property		1	1700 Schuster Road			100,200,000	As Is	1/31/2023			100.0%	4/6/2023	Yes
7.02	Property		1	101 Michelin Drive			61,300,000	As Is	1/23/2023			100.0%	4/6/2023	Yes
7.03	Property		1	1525 West 2960 South			45,300,000	As Is	1/30/2023			100.0%	4/6/2023	Yes
7.04	Property		1	5685 Raiders Road, Building B			37,700,000	As Is	1/27/2023			100.0%	4/6/2023	Yes
7.05	Property		1	840 Complex Street Southwest			32,200,000	As Is	1/23/2023			100.0%	4/6/2023	Yes
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	10.7%	10.5%	173,000,000	As Completed	8/1/2023	56.4%	56.4%	100.0%	2/28/2023	No
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	11.9%	11.6%	62,600,000	As Stabilized	6/1/2023	47.1%	47.1%	100.0%	8/29/2022	No
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	11.1%	10.2%	41,900,000	As Is	1/6/2020	66.2%	57.2%	97.8%	1/31/2023	No
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	11.5%	10.6%	362,500,000	As Is	5/4/2022	60.1%	60.1%	86.8%	6/27/2022	No
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	12.0%	11.5%	41,200,000	As Is	11/23/2022	66.7%	66.7%	98.0%	11/7/2022	No
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	16.4%	13.6%	50,500,000	Prospective Market Value Upon Completion	12/15/2023	47.5%	41.6%	55.7%	11/30/2022	NAP
14	Loan	34	1	Hyatt Place Crocker Park	15.6%	13.7%	25,000,000	As Is	1/23/2023	64.0%	64.0%	85.7%	1/31/2023	NAP
15	Loan	12, 25, 38	1	1027 Filbert Street	15.2%	14.8%	34,725,000	As Is	12/1/2022	44.6%	39.1%	100.0%	5/12/2022	No
16	Loan	10, 19, 37	1	Riverport Tower	14.7%	12.5%	37,100,000	As Is	5/5/2022	58.2%	58.2%	90.8%	6/1/2022	No
17	Loan	9, 28, 30, 33	1	The Grove	16.9%	15.8%	27,600,000	As Is	9/16/2022	43.5%	43.5%	98.5%	2/2/2023	No
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	10.5%	10.0%	25,900,000	As Is	11/30/2022	45.2%	45.2%	95.0%	11/29/2022	No
19	Loan	11, 25, 40	5	CVS 5 Portfolio	12.3%	12.3%	20,090,000	As Is	Various	50.4%	50.4%	100.0%
19.01	Property		1	CVS Carlsbad			4,600,000	As Is	9/22/2022			100.0%	4/6/2023	Yes
19.02	Property		1	CVS Dallas			4,200,000	As Is	8/29/2022			100.0%	4/6/2023	Yes
19.03	Property		1	CVS Mobile			3,890,000	As Is	9/7/2022			100.0%	4/6/2023	Yes
19.04	Property		1	CVS Charlottesville			3,600,000	As Is	10/15/2022			100.0%	4/6/2023	Yes
19.05	Property		1	CVS Clifton			3,800,000	As Is	9/28/2022			100.0%	4/6/2023	Yes
20	Loan	10	1	Sentinel Square II	9.1%	9.0%	167,000,000	As Is	9/22/2022	62.3%	62.3%	93.7%	12/31/2022	No
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	16.5%	15.4%	44,100,000	As Is	10/12/2022	67.2%	65.4%	98.1%
21.01	Property		1	Center Point of Hamilton			21,747,748	As Is	10/12/2022			99.2%	12/13/2022	No
21.02	Property		1	Center Point on Centennial			10,651,598	As Is	10/12/2022			100.0%	12/13/2022	No
21.03	Property		1	Center Point on Manning			7,209,133	As Is	10/12/2022			100.0%	12/13/2022	No
21.04	Property		1	Center Point on Russell			3,129,058	As Is	10/12/2022			99.1%	12/13/2022	No
21.05	Property		1	Center Point on Field House			1,316,920	As Is	10/12/2022			50.0%	12/13/2022	No
21.06	Property		1	Center Point 212			45,543	As Is	10/12/2022			100.0%	12/13/2022	Yes
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	11.2%	10.4%	12,810,000	As Is	Various	63.0%	63.0%	88.8%
22.01	Property		1	Walgreens and Dollar Tree - Oak Park			8,770,000	As Is	12/5/2022			100.0%	9/19/2022	No
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham			1,250,000	As Is	12/2/2022			100.0%	9/19/2022	No
22.03	Property		1	Family Dollar - Detroit			1,200,000	As Is	12/5/2022			100.0%	4/6/2023	Yes
22.04	Property		1	Family Dollar - Akron			1,100,000	As Is	12/1/2022			52.0%	9/19/2022	No
22.05	Property		1	Dollar General - Bernice			490,000	As Is	12/6/2022			100.0%	4/6/2023	Yes
23	Loan	33	1	TownePlace Suites BWI Airport	17.6%	15.3%	15,300,000	As Is	1/3/2023	52.3%	45.4%	83.3%	1/31/2023	NAP
24	Loan		1	68-78 River Road	13.6%	13.5%	15,200,000	As Is	2/14/2023	52.6%	52.6%	100.0%	3/6/2023	Yes
25	Loan	33	1	Sylvan Heights	11.6%	11.0%	6,900,000	As Is	8/25/2022	56.4%	49.6%	100.0%	7/27/2022	No

A-1-8

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
					22, 27, 28	27, 28	27, 28	6, 27, 28	27, 28	27, 28	27, 28	6, 27, 28
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Cedars Sinai Medical Center	259,653	24.7%	Various	8687 Melrose GreenTenant	54,630	5.2%	2/28/2034
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Perkins Coie	296,843	26.3%	12/31/2026	WeWork	114,679	10.2%	6/30/2034
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	E.R. Squibb & Sons LLC	472,580	98.7%	10/31/2037	NAP	NAP	NAP	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Macy's	390,503	18.8%	8/18/2026	Walmart	173,450	8.3%	8/31/2028
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Burlington Coat Factory	81,082	7.2%	1/31/2030	Round 1 Bowling Amusement	59,071	5.2%	9/30/2027
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Macy's	235,899	15.2%	1/31/2030	Nordstrom	225,000	14.5%	2/28/2029
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio
7.01	Property		1	1700 Schuster Road	CVB, Inc.	1,213,366	100.0%	2/28/2038	NAP	NAP	NAP	NAP
7.02	Property		1	101 Michelin Drive	CVB, Inc.	1,170,972	100.0%	2/28/2038	NAP	NAP	NAP	NAP
7.03	Property		1	1525 West 2960 South	CVB, Inc.	260,000	100.0%	2/28/2038	NAP	NAP	NAP	NAP
7.04	Property		1	5685 Raiders Road, Building B	CVB, Inc.	812,000	100.0%	2/28/2038	NAP	NAP	NAP	NAP
7.05	Property		1	840 Complex Street Southwest	CVB, Inc.	495,000	100.0%	2/28/2038	NAP	NAP	NAP	NAP
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	J&J Farms Creamery	204,217	36.5%	2/28/2038	Vitaquest International LLC	198,489	35.5%	2/28/2030
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Pepsi	399,588	44.0%	10/31/2031	VG Supply Company Inc.	180,000	19.8%	12/31/2024
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Walmart	142,000	37.1%	9/17/2027	Stop & Shop	68,366	17.9%	8/31/2026
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Rocket Mortgage	570,214	42.0%	12/31/2028	Meridian Health	266,001	19.6%	12/31/2024
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Academy Sports + Outdoors	62,950	25.7%	2/28/2033	Marshalls/HomeGoods	43,997	17.9%	10/31/2027
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	34	1	Hyatt Place Crocker Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12, 25, 38	1	1027 Filbert Street	Focus Travel	2,263	0.8%	8/30/2023	Philly Dim Sum Garden	2,066	0.7%	1/31/2026
16	Loan	10, 19, 37	1	Riverport Tower	Charter Communications	255,498	80.4%	10/31/2029	Essence Group Holdings Corporation	27,778	8.7%	12/31/2029
17	Loan	9, 28, 30, 33	1	The Grove	Marshalls	25,000	18.3%	11/30/2028	Petco	15,000	11.0%	2/28/2025
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Planet Fitness	20,040	41.7%	10/21/2034	Grocery Outlet	18,000	37.5%	3/31/2031
19	Loan	11, 25, 40	5	CVS 5 Portfolio
19.01	Property		1	CVS Carlsbad	CVS - Carlsbad	15,294	100.0%	1/31/2044	NAP	NAP	NAP	NAP
19.02	Property		1	CVS Dallas	CVS - Dallas	9,717	100.0%	1/31/2040	NAP	NAP	NAP	NAP
19.03	Property		1	CVS Mobile	CVS - Mobile	9,704	100.0%	1/31/2044	NAP	NAP	NAP	NAP
19.04	Property		1	CVS Charlottesville	CVS - Charlottesville	13,376	100.0%	1/31/2041	NAP	NAP	NAP	NAP
19.05	Property		1	CVS Clifton	CVS - Clifton	13,415	100.0%	1/31/2045	NAP	NAP	NAP	NAP
20	Loan	10	1	Sentinel Square II	Government of the DC	164,642	58.0%	2/28/2029	GSA-Federal Election Commission	99,677	35.1%	11/30/2032
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point
21.01	Property		1	Center Point of Hamilton	Hillsdale Furniture	34,408	14.5%	10/1/2023	Behold Home	27,686	11.6%	4/1/2027
21.02	Property		1	Center Point on Centennial	Jonathan Louis	34,907	30.0%	4/1/2025	International Furniture Direct	17,311	14.9%	4/1/2027
21.03	Property		1	Center Point on Manning	Liberty Furniture	77,930	98.9%	10/1/2028	NAP	NAP	NAP	NAP
21.04	Property		1	Center Point on Russell	Vogue	19,618	57.3%	10/1/2024	Alan White Manufacturing	12,185	35.6%	10/1/2025
21.05	Property		1	Center Point on Field House	Pelican Reef	7,200	50.0%	10/1/2024	NAP	NAP	NAP	NAP
21.06	Property		1	Center Point 212	Planned Furniture Promotions	498	100.0%	4/1/2024	NAP	NAP	NAP	NAP
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	Dollar Tree	16,000	53.7%	11/30/2024	Walgreens	13,802	46.3%	10/31/2027
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	Family Dollar	9,000	69.2%	9/30/2024	Pamela Tubbs	4,000	30.8%	4/30/2025
22.03	Property		1	Family Dollar - Detroit	Family Dollar	9,180	100.0%	6/30/2026	NAP	NAP	NAP	NAP
22.04	Property		1	Family Dollar - Akron	Family Dollar	9,540	52.0%	6/30/2027	NAP	NAP	NAP	NAP
22.05	Property		1	Dollar General - Bernice	Dollar General	8,000	100.0%	7/31/2025	NAP	NAP	NAP	NAP
23	Loan	33	1	TownePlace Suites BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	68-78 River Road	Equinox	32,100	100.0%	10/31/2037	NAP	NAP	NAP	NAP
25	Loan	33	1	Sylvan Heights	La Michoacana Meat Market (fka El Ahorro Supermarket)	16,500	39.0%	4/30/2028	Dollar General	8,812	20.8%	2/28/2025

A-1-9

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
					27, 28	27, 28	27, 28	6, 27, 28	27, 28	27, 28	27, 28	6, 27, 28
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Pluto, Inc.	35,850	3.4%	11/30/2028	InvestCloud, Inc.	32,128	3.1%	1/31/2027
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Kimley-Horn	46,058	4.1%	12/31/2034	Accolade, Inc.	45,083	4.0%	3/31/2030
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	SEARS	144,537	6.9%	10/31/2028	BJ's Wholesale Club	127,750	6.1%	1/31/2027
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Forever 21	47,203	4.2%	MTM	Marshalls	35,191	3.1%	1/31/2027
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Neiman Marcus	100,071	6.4%	10/18/2031	Harkins Theatres	81,177	5.2%	1/31/2031
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio
7.01	Property		1	1700 Schuster Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	101 Michelin Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	1525 West 2960 South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	5685 Raiders Road, Building B	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	840 Complex Street Southwest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	PNY Technologies Inc	156,224	28.0%	10/4/2028	NAP	NAP	NAP	NAP
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Tec-Air, Inc.	127,600	14.1%	10/31/2029	AM Manufacturing Company	74,800	8.2%	11/30/2024
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Bob's Store	40,080	10.5%	1/31/2024	Fun Z Trampoline Park	35,000	9.1%	9/30/2029
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Rock Ventures	66,059	4.9%	12/31/2028	Building Amenities Wellness Center LLC	50,116	3.7%	12/31/2035
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Burlington	40,726	16.6%	2/29/2028	Ross Dress for Less	22,000	9.0%	1/31/2028
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	34	1	Hyatt Place Crocker Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12, 25, 38	1	1027 Filbert Street	Crown Fried Chicken	1,908	0.7%	7/31/2030	Dunkin Donuts	1,650	0.6%	12/31/2025
16	Loan	10, 19, 37	1	Riverport Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	9, 28, 30, 33	1	The Grove	Let's Play	14,900	10.9%	7/31/2028	PopShelf	10,000	7.3%	1/31/2032
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Popeyes	2,400	5.0%	11/30/2040	J & K Nails Bar	1,489	3.1%	10/31/2030
19	Loan	11, 25, 40	5	CVS 5 Portfolio
19.01	Property		1	CVS Carlsbad	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	CVS Dallas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	CVS Mobile	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	CVS Charlottesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	CVS Clifton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	10	1	Sentinel Square II	LA LUXE DENTAL, PLLC	1,575	0.6%	5/31/2031	NAP	NAP	NAP	NAP
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point
21.01	Property		1	Center Point of Hamilton	Corinthian	21,690	9.1%	10/1/2025	Standard Furniture	17,548	7.4%	10/1/2023
21.02	Property		1	Center Point on Centennial	Office Star	14,960	12.8%	10/1/2023	Halo Creative & Design	14,224	12.2%	4/1/2024
21.03	Property		1	Center Point on Manning	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	Center Point on Russell	Tamarian	2,118	6.2%	4/1/2026	NAP	NAP	NAP	NAP
21.05	Property		1	Center Point on Field House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.06	Property		1	Center Point 212	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Family Dollar - Detroit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Family Dollar - Akron	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Dollar General - Bernice	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	33	1	TownePlace Suites BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	68-78 River Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	33	1	Sylvan Heights	Rent-A-Center	6,711	15.9%	7/31/2025	A Plus Dental	3,380	8.0%	7/31/2030

A-1-10

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone
					27, 28	27, 28	27, 28	6, 27, 28
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Kneedler Fauchere	17,762	1.7%	1/31/2028	11/22/2022	NAP	11/22/2022	11/22/2022	16%	No
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Hargis Engineering	44,609	3.9%	12/31/2024	12/8/2022	NAP	12/8/2022	12/8/2022	14%	No
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAP	NAP	NAP	NAP	5/24/2022	NAP	6/17/2022	NAP	NAP	No
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	KOHL'S	116,392	5.6%	1/31/2031	12/20/2022	NAP	12/20/2022	NAP	NAP	Yes - AE
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	TJ Maxx	34,766	3.1%	1/31/2027	11/16/2022	NAP	11/18/2022	NAP	NAP	No
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	DICK'S Sporting Goods	50,646	3.3%	1/31/2026	2/13/2023	NAP	2/13/2023	NAP	NAP	No
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio
7.01	Property		1	1700 Schuster Road	NAP	NAP	NAP	NAP	2/9/2023	NAP	2/9/2023	2/7/2023	4%	Yes - A
7.02	Property		1	101 Michelin Drive	NAP	NAP	NAP	NAP	2/9/2023	NAP	2/9/2023	NAP	NAP	No
7.03	Property		1	1525 West 2960 South	NAP	NAP	NAP	NAP	2/9/2023	NAP	2/9/2023	2/8/2023	7%	No
7.04	Property		1	5685 Raiders Road, Building B	NAP	NAP	NAP	NAP	2/9/2023	NAP	2/9/2023	NAP	NAP	No
7.05	Property		1	840 Complex Street Southwest	NAP	NAP	NAP	NAP	2/9/2023	NAP	2/9/2023	NAP	NAP	No
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	NAP	NAP	NAP	NAP	12/9/2022	NAP	12/8/2022	NAP	NAP	No
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Mac Medical Supply Company	67,680	7.5%	1/31/2024	10/7/2022	NAP	10/7/2022	NAP	NAP	No
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Staples	20,388	5.3%	10/31/2026	5/31/2019	NAP	1/13/2020	NAP	NAP	No
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Microsoft Corporation	43,795	3.2%	7/31/2025	5/27/2022	NAP	5/27/2022	NAP	NAP	No
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Old Navy	13,377	5.5%	6/30/2033	12/5/2022	NAP	12/5/2022	NAP	NAP	No
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	NAP	NAP	NAP	NAP	11/3/2022	NAP	11/3/2022	NAP	NAP	No
14	Loan	34	1	Hyatt Place Crocker Park	NAP	NAP	NAP	NAP	2/22/2023	NAP	12/22/2022	NAP	NAP	No
15	Loan	12, 25, 38	1	1027 Filbert Street	Four Seasons Nail	1,422	0.5%	7/31/2026	5/24/2022	NAP	5/23/2022	NAP	NAP	No
16	Loan	10, 19, 37	1	Riverport Tower	NAP	NAP	NAP	NAP	5/10/2022	NAP	5/10/2022	NAP	NAP	No
17	Loan	9, 28, 30, 33	1	The Grove	Dollar Tree	10,000	7.3%	3/31/2025	10/25/2022	NAP	11/3/2022	NAP	NAP	No
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Teriyaki Madness	1,350	2.8%	7/31/2031	12/8/2022	NAP	12/6/2022, 12/7/2022	12/5/2022	9%, 16%, 8%	No
19	Loan	11, 25, 40	5	CVS 5 Portfolio
19.01	Property		1	CVS Carlsbad	NAP	NAP	NAP	NAP	9/30/2022	NAP	9/30/2022	9/30/2022	7%	No
19.02	Property		1	CVS Dallas	NAP	NAP	NAP	NAP	9/30/2022	NAP	9/30/2022	NAP	NAP	No
19.03	Property		1	CVS Mobile	NAP	NAP	NAP	NAP	10/3/2022	NAP	9/30/2022	NAP	NAP	No
19.04	Property		1	CVS Charlottesville	NAP	NAP	NAP	NAP	9/30/2022	NAP	9/30/2022	NAP	NAP	No
19.05	Property		1	CVS Clifton	NAP	NAP	NAP	NAP	9/30/2022	NAP	9/30/2022	NAP	NAP	No
20	Loan	10	1	Sentinel Square II	NAP	NAP	NAP	NAP	11/1/2022	NAP	11/1/2022	NAP	NAP	No
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point
21.01	Property		1	Center Point of Hamilton	Furniture Connexion, Inc dba Porter Designs	14,081	5.9%	10/1/2023	10/18/2022	NAP	12/8/2022	NAP	NAP	No
21.02	Property		1	Center Point on Centennial	Urban Roads	13,329	11.4%	10/1/2024	10/18/2022	NAP	12/8/2022	NAP	NAP	No
21.03	Property		1	Center Point on Manning	NAP	NAP	NAP	NAP	10/18/2022	NAP	12/8/2022	NAP	NAP	No
21.04	Property		1	Center Point on Russell	NAP	NAP	NAP	NAP	10/18/2022	NAP	12/8/2022	NAP	NAP	No
21.05	Property		1	Center Point on Field House	NAP	NAP	NAP	NAP	10/18/2022	NAP	12/8/2022	NAP	NAP	No
21.06	Property		1	Center Point 212	NAP	NAP	NAP	NAP	10/18/2022	NAP	12/8/2022	NAP	NAP	No
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	NAP	NAP	NAP	NAP	12/16/2022	NAP	12/16/2022	NAP	NAP	No
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	NAP	NAP	NAP	NAP	12/16/2022	NAP	12/16/2022	NAP	NAP	No
22.03	Property		1	Family Dollar - Detroit	NAP	NAP	NAP	NAP	12/16/2022	NAP	12/16/2022	NAP	NAP	No
22.04	Property		1	Family Dollar - Akron	NAP	NAP	NAP	NAP	12/16/2022	NAP	12/16/2022	NAP	NAP	No
22.05	Property		1	Dollar General - Bernice	NAP	NAP	NAP	NAP	12/16/2022	NAP	12/16/2022	NAP	NAP	No
23	Loan	33	1	TownePlace Suites BWI Airport	NAP	NAP	NAP	NAP	1/12/2023	NAP	1/12/2023	NAP	NAP	No
24	Loan		1	68-78 River Road	NAP	NAP	NAP	NAP	2/21/2023	NAP	2/21/2023	NAP	NAP	No
25	Loan	33	1	Sylvan Heights	Mi Doctor (Familia Care)	3,120	7.4%	4/30/2025	9/2/2022	NAP	9/2/2022	NAP	NAP	No

A-1-11

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
						25	25	25	25
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Fee	NAP	NAP	NAP	NAP	178,740	178,740	0	Springing	0
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Fee / Leasehold	8/12/2026	2, 6-year extension options	1,080,000	No	0	Springing	0	Springing	0
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio						0	Springing	0	Springing	0
7.01	Property		1	1700 Schuster Road	Fee	NAP	NAP	NAP	NAP
7.02	Property		1	101 Michelin Drive	Fee	NAP	NAP	NAP	NAP
7.03	Property		1	1525 West 2960 South	Fee	NAP	NAP	NAP	NAP
7.04	Property		1	5685 Raiders Road, Building B	Fee	NAP	NAP	NAP	NAP
7.05	Property		1	840 Complex Street Southwest	Fee	NAP	NAP	NAP	NAP
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	Fee	NAP	NAP	NAP	NAP	109,030	109,030	86,237	28,746	0
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Fee	NAP	NAP	NAP	NAP	62,761	62,761	52,292	26,146	0
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Fee	NAP	NAP	NAP	NAP	640,870	178,020	21,028	5,841	0
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Fee	NAP	NAP	NAP	NAP	3,926,163	560,880	0	Springing	28,230
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Fee	NAP	NAP	NAP	NAP	50,278	50,278	0	Springing	73,615
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	Leasehold	12/31/2046	1, 99-year extension option	0	No	305,117	61,023	0	Springing	0
14	Loan	34	1	Hyatt Place Crocker Park	Fee	NAP	NAP	NAP	NAP	85,798	21,449	0	Springing	0
15	Loan	12, 25, 38	1	1027 Filbert Street	Leasehold	12/31/2062	None	300,000	No	76,081	38,040	63,048	5,254	0
16	Loan	10, 19, 37	1	Riverport Tower	Fee	NAP	NAP	NAP	NAP	769,173	96,147	17,070	8,535	0
17	Loan	9, 28, 30, 33	1	The Grove	Fee	NAP	NAP	NAP	NAP	359,351	Springing	202,423	Springing	28,689
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Fee	NAP	NAP	NAP	NAP	27,298	27,298	0	Springing	0
19	Loan	11, 25, 40	5	CVS 5 Portfolio						0	Springing	0	Springing	0
19.01	Property		1	CVS Carlsbad	Leasehold	1/31/2044	6, 5-year extension options	375,000	No
19.02	Property		1	CVS Dallas	Leasehold	1/31/2040	6, 5-year extension options	250,000	No
19.03	Property		1	CVS Mobile	Leasehold	1/31/2044	5, 5-year extension options	200,000	No
19.04	Property		1	CVS Charlottesville	Leasehold	1/31/2041	5, 5-year extension options	525,000	No
19.05	Property		1	CVS Clifton	Leasehold	1/31/2045	6, 5-year extension options	350,000	No
20	Loan	10	1	Sentinel Square II	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point						75,180	25,060	32,286	10,762	0
21.01	Property		1	Center Point of Hamilton	Fee	NAP	NAP	NAP	NAP
21.02	Property		1	Center Point on Centennial	Fee	NAP	NAP	NAP	NAP
21.03	Property		1	Center Point on Manning	Fee	NAP	NAP	NAP	NAP
21.04	Property		1	Center Point on Russell	Fee	NAP	NAP	NAP	NAP
21.05	Property		1	Center Point on Field House	Fee	NAP	NAP	NAP	NAP
21.06	Property		1	Center Point 212	Fee	NAP	NAP	NAP	NAP
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio						47,669	11,917	0	Springing	0
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	Fee	NAP	NAP	NAP	NAP
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	Fee	NAP	NAP	NAP	NAP
22.03	Property		1	Family Dollar - Detroit	Fee	NAP	NAP	NAP	NAP
22.04	Property		1	Family Dollar - Akron	Fee	NAP	NAP	NAP	NAP
22.05	Property		1	Dollar General - Bernice	Fee	NAP	NAP	NAP	NAP
23	Loan	33	1	TownePlace Suites BWI Airport	Fee	NAP	NAP	NAP	NAP	69,069	8,634	0	Springing	0
24	Loan		1	68-78 River Road	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0
25	Loan	33	1	Sylvan Heights	Fee	NAP	NAP	NAP	NAP	0	3,482	3,397	3,397	0

A-1-12

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	17,554	0	3,000,000	Springing	5,000,000	0	0	0	0	13,809,708	Springing
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	0	0	17,567,429	0	0	0	0	0	0	3,755,350	Springing
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	0	0	0	Springing	0	0	0	0	0	17,593,844	0
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Springing	619,992	4,068,135	0	0	0	0	0	0	743,644	Springing
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Springing	519,033	0	94,028	2,256,664	0	0	0	0	1,805,623	0
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Springing	402,666	0	Springing	1,651,332	0	0	0	0	14,539,077	0
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	32,928	790,268	0	Springing	0	0	0	0	227,688	6,147,412	0
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	4,658	0	0	14,780	886,783	0	0	0	0	11,598,000	0
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	7,567	0	1,625,000	Springing	1,250,000	0	0	0	219,579	4,735,235	Springing
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	3,011	0	500,000	Springing	500,000	0	0	0	0	718,598	0
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	28,230	677,530	1,500,000	169,541	4,000,000	0	0	0	0	3,851,373	Springing
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Springing	73,615	300,000	Springing	300,000	0	0	0	0	710,273	0
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	0	0	0	0	0	0	0	0	0	11,756,614	Springing
14	Loan	34	1	Hyatt Place Crocker Park	24,798	1,400,000	0	0	0	0	0	0	0	0	39,000
15	Loan	12, 25, 38	1	1027 Filbert Street	3,335	0	0	2,094	50,256	0	0	0	4,750	50,000	25,000
16	Loan	10, 19, 37	1	Riverport Tower	12,672	0	0	39,064	3,125,130	0	0	0	0	5,457,630	0
17	Loan	9, 28, 30, 33	1	The Grove	Springing	0	136,614	Springing	580,610	0	0	0	0	150,000	0
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	601	0	0	4,008	192,364	0	0	0	0	0	0
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Springing	0	0	Springing	0	0	0	0	0	0	Springing
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	4,732	113,566	0	Springing	0	0	0	0	0	576,965	0
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	8,439	0	350,000	Springing	350,000	0	0	0	0	59,927	0
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	2,781	100,110	325,000	Springing	325,000	0	0	0	222,188	0	0
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	15,653	0	0	0	0	0	0	0	0	800,000	Springing
24	Loan		1	68-78 River Road	0	0	0	0	0	0	0	0	0	0	0
25	Loan	33	1	Sylvan Heights	1,233	0	200,000	Springing	200,000	0	0	0	256,100	0	0

A-1-13

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type
									17
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Unfunded Obligations Reserve (Upfront: $13,809,708.28), Major Tenant Downgrade Funds (Monthly: Springing), Major Tenant Non-Renewal Funds (Monthly: Springing)	0	0	NAP	Hard
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Free Rent Reserve (Upfront: $3,755,350), Perkins Coie Funds (Monthly: Springing), Perkins Coie Prepaid Rent Funds (Monthly: Springing)	0	0	NAP	Hard
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Base Building Work Reserve ($5,932,952); Outstanding TI/LC Reserve ($7,160,274.31); Outstanding Linkage Fees Reserve ($4,500,617.42)	0	0	NAP	Hard
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Gap Rent Reserve (Upfront: $743,643.75), Rollover Reserve (Monthly: Springing)	Rollover Reserve: $2,094,342	0	NAP	Hard
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Outstanding TI/LC Reserve ($1,581,204.38), Gap Rent Reserve ($224,418.36)	0	0	NAP	Hard
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Outstanding TI/LC Reserve ($10,222,200), Gap Rent Reserve ($4,316,877)	0	0	NAP	Hard
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	Cash Collateral Reserve	0	0	NAP	Hard
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	J&J Farms TI Reserve	0	0	NAP	Hard
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Unfunded Obligations Reserve (Upfront: $4,005,123.88), Pepsi Rent Reserve (Upfront: $605,110.78; Monthly: Springing), Pepsi Tax Reimbursement Reserve (Upfront: $125,000)	0	0	NAP	Springing
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Rent Concession Reserve ($548,013.05), TATILC Reserve ($170,585)	0	0	NAP	Hard
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Outstanding TI/LC Reserve (Upfront: $3,851,373.43), Meridian/Rocket Reserve (Monthly: Springing)	0	0	NAP	Hard
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Outstanding TI Reserve ($410,272.50), Additional Rent Reserve ($300,000)	0	0	NAP	Hard
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	PIP Reserve (Upfront: $11,262,114.12; Monthly: Springing); Seasonality Reserve (Upfront: $364,500; Monthly: Springing); Ground Rent Reserve (Upfront: $130,000; Monthly: Springing); Future PIP Reserve (Monthly: Springing); FF&E Reserve (Monthly: Springing)	Seasonality Reserve: $364,500	0	NAP	Hard
14	Loan	34	1	Hyatt Place Crocker Park	Renovation Cycle Reserve	780,000	0	NAP	Hard
15	Loan	12, 25, 38	1	1027 Filbert Street	Ground Rent Reserve (Upfront: $50,000; Monthly: $25,000); Parking Tax Reserve (Monthly: Springing); Additional Ground Rent Reserve (Monthly: Springing)	0	0	NAP	Soft
16	Loan	10, 19, 37	1	Riverport Tower	Unfunded Obligations Reserve	0	0	NAP	Hard
17	Loan	9, 28, 30, 33	1	The Grove	PopShelf Reserve	0	0	NAP	Springing
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	NAP	0	0	NAP	Hard
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Ground Rent Reserve	0	0	NAP	Hard
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	Free Rent Reserve	0	0	NAP	Hard
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	Rent Replication Reserve	0	0	NAP	Hard
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	NAP	0	0	NAP	Hard
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	PIP Reserve	0	0	NAP	Hard
24	Loan		1	68-78 River Road	NAP	0	0	NAP	Hard
25	Loan	33	1	Sylvan Heights	NAP	0	0	NAP	Hard

A-1-14

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
					18
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Springing	Yes	Yes	Yes	No	65,600,000	179,400,000	900,526.16	1,229,815.54	20,000,000	15.50000%
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	Springing	Yes	Yes	Yes	No	60,000,000	110,000,000	519,068.87	802,197.34	NAP	NAP
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Springing	Yes	Yes	Yes	No	53,150,000	478,350,000	2,226,727.56	2,474,141.73	NAP	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	Springing	Yes	Yes	Yes	No	50,000,000	320,000,000	1,594,914.81	1,844,120.25	NAP	NAP
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	Springing	Yes	No	Yes	Yes	50,000,000	130,000,000	716,253.36	991,735.42	NAP	NAP
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	Springing	Yes	No	Yes	No	49,000,000	651,000,000	3,418,053.27	3,675,326.10	NAP	NAP
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	Springing	Yes	Yes	Yes	No	35,000,000	122,000,000	796,161.56	1,024,568.56	NAP	NAP
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	Springing	Yes	Yes	Yes	No	30,000,000	67,500,000	414,046.88	598,067.71	NAP	NAP
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Springing	Yes	Yes	Yes	No	27,500,000	190,500,000	968,948.27	1,108,822.69	NAP	NAP
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	34	1	Hyatt Place Crocker Park	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12, 25, 38	1	1027 Filbert Street	In Place	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 19, 37	1	Riverport Tower	Springing	Yes	No	Yes	Yes	15,000,000	6,600,000	32,482.47	106,306.25	NAP	NAP
17	Loan	9, 28, 30, 33	1	The Grove	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	In Place	Yes	Yes	Yes	No	10,000,000	94,000,000	480,498.84	531,615.74	NAP	NAP
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	Springing	Yes	Yes	Yes	No	9,642,857	20,000,000	126,413.60	187,363.02	NAP	NAP
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	68-78 River Road	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	33	1	Sylvan Heights	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-15

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)
								4							4
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	265,000,000	1,491,736.84	51.7%	1.79	12.7%	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	170,000,000	802,197.34	30.5%	2.76	17.7%	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	531,500,000	2,474,141.73	48.8%	1.66	9.3%	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	370,000,000	1,844,120.25	54.5%	2.10	13.0%	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	180,000,000	991,735.42	45.0%	2.50	17.5%	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	700,000,000	3,675,326.10	38.4%	1.92	12.3%	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	157,000,000	1,024,568.56	56.7%	1.54	13.0%	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	97,500,000	598,067.71	56.4%	1.42	10.7%	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	NAP	NAP	NAP	NAP	NAP	8,500,000	9.50000%	38,000,000	249,678.58	60.7%	1.14
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	218,000,000	1,108,822.69	60.1%	1.74	11.5%	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	34	1	Hyatt Place Crocker Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12, 25, 38	1	1027 Filbert Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 19, 37	1	Riverport Tower	21,600,000	106,306.25	58.2%	2.12	14.7%	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	9, 28, 30, 33	1	The Grove	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	11, 25, 40	5	CVS 5 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	104,000,000	531,615.74	62.3%	1.47	9.1%	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	29,642,857	187,363.02	67.2%	2.03	16.5%	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	68-78 River Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	33	1	Sylvan Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-16

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type

1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	NAP	Yes	Mezzanine (Max Principal of $50,000,000; Max Combined LTV of 50.7%; Min Combined NCF DSCR of 1.72x; Min Combined NCF Debt Yield of 11.6%; Intercreditor Agreement is required)
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	NAP	No	NAP
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAP	No	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	NAP	No	NAP
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	NAP	No	NAP
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	NAP	No	NAP
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	NAP	No	NAP
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	NAP	No	NAP
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	9.2%	No	NAP
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	NAP	No	NAP
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	NAP	Yes	Unsecured
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	NAP	No	NAP
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	NAP	No	NAP
14	Loan	34	1	Hyatt Place Crocker Park	NAP	No	NAP
15	Loan	12, 25, 38	1	1027 Filbert Street	NAP	No	NAP
16	Loan	10, 19, 37	1	Riverport Tower	NAP	Yes	Mezzanine (Permitted to Successor Borrower upon a sale and assumption; Max Combined LTV of 59.8%; Min Combined DSCR of 1.86x; Min Combined Debt Yield of 12.93%; Intercreditor Agreement is required)
17	Loan	9, 28, 30, 33	1	The Grove	NAP	No	NAP
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	NAP	No	NAP
19	Loan	11, 25, 40	5	CVS 5 Portfolio	NAP	No	NAP
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	NAP	No	NAP
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	NAP	No	NAP
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	NAP	No	NAP
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	NAP	No	NAP
24	Loan		1	68-78 River Road	NAP	No	NAP
25	Loan	33	1	Sylvan Heights	NAP	No	NAP

A-1-17

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor

1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Charles Steven Cohen
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	MetLife, Inc. and New York Common Retirement Fund
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Divco West Real Estate Services, LLC, California State Teachers' Retirement System and Teacher Retirement System of Texas
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	The Macerich Partnership, L.P.
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	The Taubman Realty Group LLC
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	The Macerich Partnership, L.P. and Institutional Mall Investors LLC
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	Samuel Bert Malouf
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	Simcha Friedman and Moris Schlager
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Philip Goldberg and Mitchell Simborg
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Shimshon Klugman
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Bedrock Detroit
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	Jenel Management
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	James E. Dora, Jr.
14	Loan	34	1	Hyatt Place Crocker Park	Robert L. Stark and/or Ezra Stark
15	Loan	12, 25, 38	1	1027 Filbert Street	Samuel M. Switzenbaum
16	Loan	10, 19, 37	1	Riverport Tower	Estein Holdings, Ltd.
17	Loan	9, 28, 30, 33	1	The Grove	Robert Kerry Peterson, Sr., Elden G. Peterson, The Kerry and Debra Peterson Trust Dated September 29, 1998, and The Elden and Terre Peterson Family Trust Dated October 14, 2014
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Hamo Rosamian
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Kyle Rogers and Deanna Rogers
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	Hana Alternative Asset Management Co., Ltd.
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	Aaron Jungreis and Steven Klein
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	Marcelo Marcos Rodriguez and Andres Lankenau Martinez
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	Michael M. Dickens
24	Loan		1	68-78 River Road	Related Special Assets LLC
25	Loan	33	1	Sylvan Heights	Israel Bollag

A-1-18

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose
							30
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	Charles Steven Cohen	No	No	Refinance
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	NAP	No	No	Refinance
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAP	No	No	Refinance
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	The Macerich Partnership, L.P.	No	No	Refinance
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	The Taubman Realty Group LLC	No	No	Refinance
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	The Macerich Partnership, L.P. and Institutional Mall Investors LLC	No	No	Refinance
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	Samuel Bert Malouf	No	No	Refinance
7.01	Property		1	1700 Schuster Road
7.02	Property		1	101 Michelin Drive
7.03	Property		1	1525 West 2960 South
7.04	Property		1	5685 Raiders Road, Building B
7.05	Property		1	840 Complex Street Southwest
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	Simcha Friedman and Moris Schlager	No	No	Acquisition
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	Philip Goldberg and Mitchell Simborg	No	No	Refinance
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	Shimshon Klugman	No	No	Refinance
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Rock Backer LLC	No	No	Refinance
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	David Dushey	No	Yes	Acquisition
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	James E. Dora, Jr.	No	No	Refinance
14	Loan	34	1	Hyatt Place Crocker Park	Robert L. Stark	No	No	Refinance
15	Loan	12, 25, 38	1	1027 Filbert Street	Samuel M. Switzenbaum	No	No	Refinance
16	Loan	10, 19, 37	1	Riverport Tower	Estein Holdings, Ltd.	No	No	Acquisition
17	Loan	9, 28, 30, 33	1	The Grove	Robert Kerry Peterson, Sr., Elden G. Peterson, The Kerry and Debra Peterson Trust Dated September 29, 1998, and The Elden and Terre Peterson Family Trust Dated October 14, 2014	No	No	Acquisition
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	Hamo Rosamian	Yes	No	Acquisition
19	Loan	11, 25, 40	5	CVS 5 Portfolio	Kyle Rogers and Deanna Rogers	No	No	Acquisition
19.01	Property		1	CVS Carlsbad
19.02	Property		1	CVS Dallas
19.03	Property		1	CVS Mobile
19.04	Property		1	CVS Charlottesville
19.05	Property		1	CVS Clifton
20	Loan	10	1	Sentinel Square II	NAP	No	No	Refinance
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	Aaron Jungreis and Steven Klein	No	No	Acquisition
21.01	Property		1	Center Point of Hamilton
21.02	Property		1	Center Point on Centennial
21.03	Property		1	Center Point on Manning
21.04	Property		1	Center Point on Russell
21.05	Property		1	Center Point on Field House
21.06	Property		1	Center Point 212
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	Marcelo Marcos Rodriguez and Andres Lankenau Martinez	No	No	Acquisition
22.01	Property		1	Walgreens and Dollar Tree - Oak Park
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham
22.03	Property		1	Family Dollar - Detroit
22.04	Property		1	Family Dollar - Akron
22.05	Property		1	Dollar General - Bernice
23	Loan	33	1	TownePlace Suites BWI Airport	Michael M. Dickens	No	No	Refinance
24	Loan		1	68-78 River Road	Related Special Assets LLC	No	No	Refinance
25	Loan	33	1	Sylvan Heights	Israel Bollag	No	No	Refinance

A-1-19

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
					7		8
1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	No	245,000,000	0	20,000,000	0	265,000,000	159,759,913	0	3,702,852	16,988,449
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	No	170,000,000	89,973,080	0	0	259,973,080	236,517,648	0	2,132,653	21,322,779
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	Yes	531,500,000	7,497,903	0	0	538,997,903	473,876,626	0	47,527,433	17,593,844
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	No	370,000,000	11,744,495	0	0	381,744,495	364,192,834	0	12,739,883	4,811,779
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	No	180,000,000	962,977	0	0	180,962,977	177,589,210	0	1,568,144	1,805,623
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	No	700,000,000	0	0	0	700,000,000	404,875,080	0	1,932,303	14,539,077
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio		157,000,000	0	0	0	157,000,000	125,610,988	0	4,880,133	6,375,099
7.01	Property		1	1700 Schuster Road	Yes
7.02	Property		1	101 Michelin Drive	No
7.03	Property		1	1525 West 2960 South	No
7.04	Property		1	5685 Raiders Road, Building B	No
7.05	Property		1	840 Complex Street Southwest	Yes
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	No	97,500,000	31,613,758	0	15,000,000	144,113,758	0	130,500,000	1,820,491	11,793,267
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	No	29,500,000	0	8,500,000	0	38,000,000	25,026,792	0	3,438,051	6,694,867
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	No	29,000,000	0	0	0	29,000,000	20,207,735	0	239,295	1,880,497
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	Yes	218,000,000	0	0	0	218,000,000	187,609,949	0	1,363,413	9,305,766
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	No	27,472,500	14,676,259	0	0	42,148,759	0	40,700,000	314,594	1,134,165
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	No	24,000,000	125,000	0	0	24,125,000	10,024,098	0	2,039,171	12,061,731
14	Loan	34	1	Hyatt Place Crocker Park	No	16,000,000	3,547,647	0	0	19,547,647	19,057,260	0	404,589	85,798
15	Loan	12, 25, 38	1	1027 Filbert Street	No	15,500,000	115,000	0	2,342,539	17,957,539	15,633,678	0	2,129,982	193,879
16	Loan	10, 19, 37	1	Riverport Tower	No
17	Loan	9, 28, 30, 33	1	The Grove	No
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	No
19	Loan	11, 25, 40	5	CVS 5 Portfolio
19.01	Property		1	CVS Carlsbad	No
19.02	Property		1	CVS Dallas	No
19.03	Property		1	CVS Mobile	No
19.04	Property		1	CVS Charlottesville	No
19.05	Property		1	CVS Clifton	No
20	Loan	10	1	Sentinel Square II	No
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point
21.01	Property		1	Center Point of Hamilton	No
21.02	Property		1	Center Point on Centennial	No
21.03	Property		1	Center Point on Manning	No
21.04	Property		1	Center Point on Russell	No
21.05	Property		1	Center Point on Field House	No
21.06	Property		1	Center Point 212	No
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	No
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	No
22.03	Property		1	Family Dollar - Detroit	No
22.04	Property		1	Family Dollar - Akron	No
22.05	Property		1	Dollar General - Bernice	No
23	Loan	33	1	TownePlace Suites BWI Airport	No
24	Loan		1	68-78 River Road	No
25	Loan	33	1	Sylvan Heights	No

A-1-20

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	84,548,786	0	265,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	0	0	259,973,080	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	0	0	538,997,903	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	0	0	381,744,495	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	0	0	180,962,977	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	278,653,540	0	700,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	20,133,780	0	157,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	1700 Schuster Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	101 Michelin Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	1525 West 2960 South				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	5685 Raiders Road, Building B				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	840 Complex Street Southwest				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	0	0	144,113,758	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	2,840,290	0	38,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	6,672,474	0	29,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	19,720,871	0	218,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	0	0	42,148,759	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	0	0	24,125,000	5/1/2049	179.43	99.99	55.7%	179.43	99.99	55.7%	145.14	67.08
14	Loan	34	1	Hyatt Place Crocker Park	0	0	19,547,647	11/18/2040	172.99	148.23	85.7%	172.99	148.23	85.7%	172.03	146.02
15	Loan	12, 25, 38	1	1027 Filbert Street	0	0	17,957,539	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	10, 19, 37	1	Riverport Tower				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	9, 28, 30, 33	1	The Grove				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	17, 19, 26, 40	1	Chatsworth Retail				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	11, 25, 40	5	CVS 5 Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	CVS Carlsbad				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	CVS Dallas				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	CVS Mobile				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	CVS Charlottesville				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	CVS Clifton				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	10	1	Sentinel Square II				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	Center Point of Hamilton				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Center Point on Centennial				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	Center Point on Manning				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	Center Point on Russell				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	Center Point on Field House				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.06	Property		1	Center Point 212				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Walgreens and Dollar Tree - Oak Park				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Family Dollar - Detroit				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Family Dollar - Akron				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Dollar General - Bernice				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	33	1	TownePlace Suites BWI Airport				4/17/2027	111.75	93.06	83.3%	111.75	93.06	83.3%	121.24	92.03
24	Loan		1	68-78 River Road				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	33	1	Sylvan Heights				NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-21

Benchmark 2023-B38 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	10, 12, 13, 19, 22, 27 28, 29, 30, 31, 36, 37, 41	1	Pacific Design Center	NAP	NAP	NAP	NAP
2	Loan	9, 10, 12, 23, 27, 28, 29, 30, 31, 41	1	1201 Third Avenue	NAP	NAP	NAP	NAP
3	Loan	9, 10, 12, 14, 22, 28, 29, 30, 31, 35	1	CX - 250 Water Street	NAP	NAP	NAP	NAP
4	Loan	9, 10, 13, 17, 20, 21, 22, 24, 25, 27, 29, 31, 35, 37, 41	1	Green Acres	NAP	NAP	NAP	NAP
5	Loan	9, 10, 22, 37, 41	1	Great Lakes Crossing Outlets	NAP	NAP	NAP	NAP
6	Loan	9, 10, 15, 20, 22, 24, 31, 37, 41	1	Scottsdale Fashion Square	NAP	NAP	NAP	NAP
7	Loan	10, 11, 23, 24, 39, 40	5	National Warehouse & Distribution Portfolio	NAP	NAP	NAP	NAP
7.01	Property		1	1700 Schuster Road	NAP	NAP	NAP	NAP
7.02	Property		1	101 Michelin Drive	NAP	NAP	NAP	NAP
7.03	Property		1	1525 West 2960 South	NAP	NAP	NAP	NAP
7.04	Property		1	5685 Raiders Road, Building B	NAP	NAP	NAP	NAP
7.05	Property		1	840 Complex Street Southwest	NAP	NAP	NAP	NAP
8	Loan	9, 10, 12, 17, 19, 23, 31, 39	1	100 Jefferson Road	NAP	NAP	NAP	NAP
9	Loan	19, 21, 27, 29, 31, 33, 38, 40	1	9200 Calumet Industrial	NAP	NAP	NAP	NAP
10	Loan	9, 21, 22, 28, 30, 31, 33, 35, 41	1	Naugatuck Valley Shopping Center	NAP	NAP	NAP	NAP
11	Loan	9, 10, 12, 13, 17, 23, 25, 27, 29, 38, 39	1	One Campus Martius	NAP	NAP	NAP	NAP
12	Loan	19, 28, 30, 31, 32	1	Shoppes at Mid Rivers	NAP	NAP	NAP	NAP
13	Loan	13, 25, 33	1	Crowne Plaza Union Station	46.2%	131.30	28.29	21.5%
14	Loan	34	1	Hyatt Place Crocker Park	84.9%	141.31	107.63	76.2%
15	Loan	12, 25, 38	1	1027 Filbert Street	NAP	NAP	NAP	NAP
16	Loan	10, 19, 37	1	Riverport Tower	NAP	NAP	NAP	NAP
17	Loan	9, 28, 30, 33	1	The Grove	NAP	NAP	NAP	NAP
18	Loan	17, 19, 26, 40	1	Chatsworth Retail	NAP	NAP	NAP	NAP
19	Loan	11, 25, 40	5	CVS 5 Portfolio	NAP	NAP	NAP	NAP
19.01	Property		1	CVS Carlsbad	NAP	NAP	NAP	NAP
19.02	Property		1	CVS Dallas	NAP	NAP	NAP	NAP
19.03	Property		1	CVS Mobile	NAP	NAP	NAP	NAP
19.04	Property		1	CVS Charlottesville	NAP	NAP	NAP	NAP
19.05	Property		1	CVS Clifton	NAP	NAP	NAP	NAP
20	Loan	10	1	Sentinel Square II	NAP	NAP	NAP	NAP
21	Loan	10, 11, 12, 34, 40	6	Centers of High Point	NAP	NAP	NAP	NAP
21.01	Property		1	Center Point of Hamilton	NAP	NAP	NAP	NAP
21.02	Property		1	Center Point on Centennial	NAP	NAP	NAP	NAP
21.03	Property		1	Center Point on Manning	NAP	NAP	NAP	NAP
21.04	Property		1	Center Point on Russell	NAP	NAP	NAP	NAP
21.05	Property		1	Center Point on Field House	NAP	NAP	NAP	NAP
21.06	Property		1	Center Point 212	NAP	NAP	NAP	NAP
22	Loan	11, 28, 30, 33, 40	5	Dollar Walgreens Portfolio	NAP	NAP	NAP	NAP
22.01	Property		1	Walgreens and Dollar Tree - Oak Park	NAP	NAP	NAP	NAP
22.02	Property		1	Family Dollar and Pamela Tubbs - Birmingham	NAP	NAP	NAP	NAP
22.03	Property		1	Family Dollar - Detroit	NAP	NAP	NAP	NAP
22.04	Property		1	Family Dollar - Akron	NAP	NAP	NAP	NAP
22.05	Property		1	Dollar General - Bernice	NAP	NAP	NAP	NAP
23	Loan	33	1	TownePlace Suites BWI Airport	75.9%	94.17	74.09	78.7%
24	Loan		1	68-78 River Road	NAP	NAP	NAP	NAP
25	Loan	33	1	Sylvan Heights	NAP	NAP	NAP	NAP

A-1-22

Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

A-1-23

Footnotes to Annex A-1

(9)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affiliates; GSMC—Goldman Sachs Mortgage Company or one of its affiliates.

With respect to Loan No. 2, 1201 Third Avenue, the Mortgage Loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A.

With respect to Loan No. 3, CX - 250 Water Street, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Bank of America, N.A., Wells Fargo Bank, National Association and 3650 Real Estate Investment Trust 2 LLC.

With respect to Loan No. 4, Green Acres, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Bank of Montreal and DBR Investments Co. Limited.

With respect to Loan No. 5, Great Lakes Crossing Outlets, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Bank of Montreal and DBR Investments Co. Limited.

With respect to Loan No. 6, Scottsdale Fashion Square, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Deutsche Bank AG, New York Branch.

With respect to Loan No. 8, 100 Jefferson Road, the Mortgage Loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Argentic Real Estate Finance 2 LLC.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, for which GACC is the Mortgage Loan Seller,  the Mortgage Loan  was originated by UBS AG, an unaffiliated third-party, and is expected to be purchased by GACC prior to the Closing Date.

With respect to Loan No. 11, One Campus Martius, the Mortgage Loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A.

With respect to Loan No. 17, The Grove, for which GACC is the Mortgage Loan Seller, the Mortgage Loan was originated by BSPRT CMBS Finance, LLC, an unaffiliated third-party, and is expected to be purchased by GACC prior to the Closing Date.

A-1-24

Footnotes to Annex A-1

(10)	With respect to the pari passu loans referenced below, the Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%), and Loan Per Unit ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude any mezzanine debt and, in the case of any loans structured with A/B Notes, the secured subordinate debt. For additional information see the table titled “Whole Loan Control Notes and Non–Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” in this Preliminary Prospectus.

● Loan No. 1 – Pacific Design Center
● Loan No. 2 – 1201 Third Avenue
● Loan No. 3 – CX – 250 Water Street
● Loan No. 4 – Green Acres
● Loan No. 5 – Great Lakes Crossing Outlets
● Loan No. 6 – Scottsdale Fashion Square
● Loan No. 7  – National Warehouse & Distribution Portfolio
● Loan No. 8 – 100 Jefferson Road
● Loan No. 11 – One Campus Martius
● Loan No. 16– Riverport Tower
● Loan No. 20– Sentinel Square II
● Loan No. 21 – Centers of High Point

(11)	With respect to any Mortgaged Property securing a multi–property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut–off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

● Loan No. 7 – National Warehouse & Distribution Portfolio
● Loan No. 19 – CVS 5 Portfolio
● Loan No. 21 – Centers of High Point
● Loan No. 22 – Dollar Walgreens Portfolio

A-1-25

Footnotes to Annex A-1

(12)	With respect to Loan No. 1, Pacific Design Center, the Mortgaged Property is comprised of 467,582 sq. ft. of design showroom space, 321,786 sq. ft. of office space, 213,502 sq. ft. of lab space, and 50,347 sq. ft. of other space (other space includes non-revenue space, telecommunications, parking, storage, and display).

With respect to Loan No. 2, 1201 Third Avenue, the Mortgaged Property is a 1,129,710 square-foot office building which includes 58,112 square feet of retail tenant space representing approximately 5.1% of net rentable area at the Mortgaged Property.

With respect to Loan No. 3, CX – 250 Water Street, the Mortgaged Property is comprised of 472,580 sq. ft. of office/lab space and 6,424 sq. ft. of retail space.

With respect to Loan No. 8, 100 Jefferson Road, the Mortgaged Property is a 558,930 square-foot industrial building which includes 157,547 square feet of cold storage tenant space representing approximately 28.2% of net rentable area at the Mortgaged Property.

With respect to Loan No. 11, One Campus Martius, the Mortgaged Property is a 1,356,325 square-foot office building which includes retail tenant leases representing approximately 3.0% of net rentable area at the Mortgaged Property.

With respect to Loan No. 15, 1027 Filbert Street, there is 12,569 sq. ft. of retail space and 750 parking stalls that together account for the 287,000 sq. ft. of space. The retail component is currently 100% occupied by eight tenants.

With respect to Loan No. 21, Centers of High Point, the portfolio is comprised of six furniture showroom spaces, totaling 482,216 sq. ft. The collateral is made up of 85 total units sitting on approximately 19.6 acres.

A-1-26

Footnotes to Annex A-1

(13)	With respect to Loan No. 1, Pacific Design Center, as a condition to the conversion and use of certain former design showroom space as laboratory space by Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, the City of West Hollywood requires the borrower to maintain at least 155,772 square feet of vacant design showroom space at the Mortgaged Property (the “Design Showroom Space Restriction”) to assure conformity to the site plan governing the Mortgaged Property. The Mortgage Loan documents require the borrower to cause the Mortgaged Property to comply with the Design Showroom Space Restriction.

With respect to Loan No. 4, Green Acres, both Green Acres Mall (excluding the Walmart Parcel) and Green Acres Commons benefit from 10-year tax abatements pursuant to respective payment-in-lieu of taxes agreements dated May 1, 2015 (the “PILOT Agreements”), between the borrowers and the Town of Hempstead Industrial Development Agency (the “Hempstead IDA”), which expire on December 31, 2026, with one, five-year extension period. The extension of the PILOT documents requires the consent of the Hempstead IDA. In connection with the PILOT Agreements, the borrowers lease the Green Acres Property (excluding the Walmart Parcel) to the Hempstead IDA pursuant to the master leases, and the Hempstead IDA subleases the Green Acres Property (excluding the Walmart Parcel) back to the borrowers. Such leases will be terminated upon the termination of the PILOT Agreements. Pursuant to the terms of the PILOT Agreements and the related leases, the borrowers are obligated to, among other things, (i) comply with certain full-time employment commitments and (ii) in exchange for certain exemptions from property taxes on real and personal property, make annual payment-in-lieu of taxes payments for the 2016 through the 2026 tax years. A failure of the borrowers to comply with the PILOT Agreements may result in an early termination of the PILOT Agreements or a return of certain tax benefits received by the borrowers to the Hempstead IDA. Total annual payment-in-lieu of taxes payments payable by the borrowers commenced at $14,140,000 and increased to $15,400,000 during the fourth and fifth tax abatement years, and are equal to $16,300,000 during the second five tax abatement years. Real estate taxes were underwritten based on the actual tax bills for all of the property tax parcels at the Green Acres Property (including the Walmart Parcel), inclusive of any tax reimbursements or expenses payable by the tenants and payment-in-lieu of taxes (“PILOT”) payable by the borrowers for 2022 under the related PILOT documents. According to the appraisal, the tax benefits for 2023 under the PILOT documents are expected to be $15,365,892, and if the PILOT documents are not renewed, the total amount of real estate taxes payable by the borrowers is expected to increase by approximately $17.1 million in 2027.
With respect to Loan No. 11, One Campus Martius, in connection with the creation by the State of Michigan of a plan to enable the revitalization of certain brownfield properties, and the related developments of four projects located in the City of Detroit (the “Transformational Project Sites”), including the expansion of the Mortgaged Property which was completed in 2020, Bedrock Management Services, LLC, a borrower sponsor affiliate, as the developer (the “Developer”), entered into a reimbursement agreement (the “Reimbursement Agreement”) with the City of Detroit Brownfield Redevelopment Authority, the Michigan Strategic Fund and the Michigan Department of Treasury. The Reimbursement Agreement entitles the Developer to receive reimbursements for a certain portion of the cost of the developments of the Transformational Project Sites from certain tax revenues as well as sales and use tax exemptions. The lender did not underwrite any of the benefits afforded to the borrower sponsor affiliate pursuant to the Reimbursement Agreement. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan No 13, Crowne Plaza Union Station, the Mortgaged Property is located in an area designated as the Indianapolis Union Railway Station Historic Area. The area is subject to design restrictions, requirements and approval from the Indianapolis Historic Preservation Commission, which requires additional approvals in advance for any alteration, reconstruction or demolition of the Mortgaged Property

A-1-27

Footnotes to Annex A-1

(14)	With respect to Loan No. 3, CX - 250 Water Street, the Whole Loan is structured with an Anticipated Repayment Date of February 10, 2033 and a final maturity date of February 10, 2038. The initial interest rate for the CX - 250 Water Street Whole Loan is 5.5095% per annum. After the ARD, the interest rate will increase to the greater of (i) 7.5095% and (ii) the sum of the swap rate in effect on the ARD plus 4.2800%; however, interest accrued at the excess of the increased rate over the initial rate will be deferred and will not be payable until the principal balance of the CX - 250 Water Street Whole Loan is repaid in full. The metrics presented above are calculated based on the ARD.

(15)	The Administrative Fee Rate (%) includes the respective per annum rates applicable to the calculation of the servicing fee, any sub–servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each Mortgage Loan. For purposes of this annex A–1, the definition of Administrative Fee Rate as it relates to any Non–Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub–servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non–Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See the table titled “Non–Serviced Whole Loans” under “Summary of Terms—Offered Certificates—Servicing and Administration Fees” in this Preliminary Prospectus.

With respect to Loan No. 6, Scottsdale Fashion Square, for purposes of calculating interest and other amounts payable on the Scottsdale Fashion Square Whole Loan, each note was divided into multiple components with varying interest rates. The interest rate of the Scottsdale Fashion Square Mortgage Loan represents the weighted average interest rate of three components. Prepayments of the Scottsdale Fashion Square Mortgage Loan will be applied to the components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the Scottsdale Fashion Square Mortgage Loan) may increase over time

(16)	Annual Debt Service (IO) ($), Annual Debt Service (P&I) ($), Monthly Debt Service (IO) ($), Monthly Debt Service (P&I) ($), Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service (IO) ($), the average of such interest only payments) without regard to leap year adjustments.

A-1-28

Footnotes to Annex A-1

(17)	“Hard” generally means each tenant is required to transfer its rent directly to the lender–controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over–the–counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender–controlled lockbox.
“Soft Springing Hard” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account, but upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender–controlled lockbox.

With respect to Loan No. 4, Green Acres, the borrowers are required to cause rents to be deposited by the tenants into a lockbox account established at origination under the Green Acres Whole Loan documents, and the borrowers will have access to the funds in the lockbox account and use the lockbox account as an operating account so long as no Trigger Period, as defined in the Green Acres Whole Loan documents, continues.  During the continuance of a Trigger Period, the borrowers will not have any further access to the funds in the lockbox account except as otherwise expressly provided in the Green Acres Whole Loan documents.

With respect to Loan No. 8, 100 Jefferson Road, the lockbox account for the related Whole Loan was held at Signature Bank at loan origination. Subsequently, the lenders instructed the borrower not to deliver the letters to tenants directing the tenants to remit rents into the lockbox account. The borrower and the lenders executed an amendment to the 100 Jefferson Road Whole Loan documents on March 24, 2023, requiring the borrower to establish a lockbox with another institution meeting the financial and ratings requirements within 60 days following such amendment and, commencing within five business days subsequent thereto, to cause all rents to be transmitted directly by tenants at the related Mortgaged Property into a lender-controlled lockbox account. Please see “Risks Relating to the Mortgage Loans—Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates” in the Preliminary Prospectus for additional information.

With respect to Loan No. 11, One Campus Martius, the Whole Loan is structured with a hard lockbox for the related Mortgaged Property other than with respect to the parking garage portion of the Mortgaged Property, the income from which is not required to be deposited into the lockbox account until the occurrence of a Cash Sweep Event, as defined in the related loan documents.

With respect to Loan No. 18, Chatsworth Retail, the borrower is required to send to all tenants occupying space at the Mortgaged Property directing them to pay all rent and other sums due under the lease to which they are a party into either the Restricted Account if such payment is being made electronically or to manager if such payment is being delivered by mail in the form of check, money order or equivalent.

A-1-29

Footnotes to Annex A-1

(18)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

(19)	With respect to Loan No. 1, Pacific Design Center, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily driven by rent from additional executed Cedars Sinai leases with start dates after the September T-12 period as well as the associated credit tenant rent steps.

With respect to Loan No. 8, 100 Jefferson Road, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the recent lease execution by the Largest Tenant, J&J Farms Creamery, an affiliate of the borrower sponsor.

With respect to Loan No. 9, 9200 Calumet Industrial, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to the newly executed Pepsi expansion lease that runs until May 2033 and reimbursements.

With respect to Loan No. 12, Shoppes at Mid Rivers, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by contractual base rent increases and recent leasing activity

With respect to Loan No. 16, Riverport Tower, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the Largest Tenant's, Charter Communications, expansion into suites, which were underwritten as in place beginning September 2022.

With respect to Loan No. 18, Chatsworth Retail, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to reimbursements from tenants along with other income comprised of Tesla charging station rent and reimbursements.

(20)	The grace periods noted under “Grace Period – Late Fee (Days)” and Grace Period – Default (Days) reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A–1 to this Preliminary Prospectus.

With respect to Loan No. 4, Green Acres, a Grace Period (Late Payment) of five days is allowed.

With respect to Loan No. 6, Scottsdale Fashion Square, a Grace Period – Late Fee (Days) of five days is allowed for the monthly payment of interest and any other principal, interest or other sum due. No grace period is permitted for repayment of principal on the maturity date.

(21)	In certain cases, in addition to an “as–is” value, the appraisal states an “as complete”, “as–stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value ($) set forth on Annex A–1 is the “as–is” value unless otherwise specified in this Preliminary Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) were calculated

A-1-30

Footnotes to Annex A-1

using the related “as complete”, “as–stabilized” or “hypothetical” Appraised Values, as opposed to the “as–is” Appraised Values, each as set forth in the following table:
With respect to Loan No. 4, Green Acres, the as-is appraised value is based on an extraordinary assumption made by the appraiser that the PILOT documents will be extended an additional 5-years to 2031. In the absence of the PILOT tax benefits beyond 2026, the as-is value of the Green Acres Property would otherwise be reduced by approximately $58.0 million resulting in an estimated appraised value of $621.0 million resulting in a Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”) and Mortgage Loan LTV Ratio at Maturity Date (Other Than “As-Is”) of 59.6%.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, the appraisal determined a “Hypothetical Value” of $43,100,000 as of January 6, 2020, which assumes a successful real estate tax appeal. The borrower has since been successful in its real estate tax appeal via a court stipulation dated April 23, 2021 that is retroactive to 2017. The Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) based on the “Hypothetical Value” of $43,100,000 are 64.4% and 55.6%, respectively.

(22)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock–out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
 “DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio Mortgage Loan) under various circumstances, as described in this Preliminary Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger.

A-1-31

Footnotes to Annex A-1

With respect to Loan No. 1, Pacific Design Center, the lockout period will be at least 26 payment dates beginning with and including the first payment date in March 2023. Defeasance of the Pacific Design Center Whole Loan in full is permitted at any time after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized or (ii) January 11, 2026. The assumed lockout period of 26 payments is based on the expected Benchmark 2023-B38 closing date in April 2023. The actual lockout period may be longer.

With respect to Loan No. 3, CX – 250 Water Street, the lockout period will be at least 24 payment dates beginning with and including the first payment date in March 2023. The CX - 250 Water Street Whole Loan may be voluntarily prepaid in whole beginning on the payment date in March 2025 with the payment of a yield maintenance premium or 1% of the principal balance if such prepayment occurs prior to the payment date in August 2032. In addition, the CX – 250 Water Street Whole Loan may be defeased in whole at any time after the earlier to occur of (i) January 27, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 26 payments is based on the expected Benchmark 2023-B38 closing date in April 2023. The actual defeasance lockout period may be longer.

With respect to Loan No. 4, Green Acres, the lockout period will be at least 27 payment dates beginning with and including the first payment date in February 2023.  Prepayment of the Green Acres Whole Loan in full is permitted at any time on or after the earlier to occur of (i) the monthly payment date occurring in January 2026 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2023-B38 closing date in April 2023. The actual lockout period may be longer.

With respect to Loan No. 5, Great Lakes Crossing Outlets, the lockout period will be at least 26 payment dates beginning with and including the first payment date in March 2023. Defeasance of the Great Lakes Crossing Outlets Whole Loan in full is permitted at any time after the earlier to occur of (i) March 1, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2023-B38 closing date in April 2023. The actual lockout period may be longer.
With respect to Loan No. 6, Scottsdale Fashion Square, the lockout period will be at least 25 months beginning with and including the first payment date on April 6, 2023. Defeasance of the Scottsdale Fashion Square Whole Loan in full is permitted at any time after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2026 (the “Scottsdale Fashion Square Lockout Release Date”).  In addition, voluntary prepayment of the Scottsdale Fashion Square Whole Loan in full, but not in part, is permitted from and after the Scottsdale Fashion Square Lockout Release Date with (prior to the open prepayment date on September 6, 2027) the payment of a yield maintenance premium. The assumed lockout period of 25 months is based on the expected Benchmark 2023-B38 securitization closing date in April 2023. The actual lockout period may be longer.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, the lockout period will be at least 36 payment dates beginning with and including the first payment date in May 2020. Voluntary prepayment of the Naugatuck Valley Shopping Center Loan in full, but not in part, is permitted from May 6, 2023 to April 21, 2025 with the payment of a yield maintenance premium. Defeasance of the Naugatuck Valley Shopping Center Loan in full is permitted at any time after April 21, 2025.

A-1-32

Footnotes to Annex A-1

(23)	With respect to Loan No. 2, 1201 Third Avenue, the borrower has the option to (a) prepay the Whole Loan on or after April 9, 2025, with the payment of the greater of (i) yield maintenance premium or (ii) 1% of the principal balance of the Whole Loan or (b) defease the Whole Loan upon the earlier to occur of (i) February 10, 2026, or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. The actual lockout period may be longer.

With respect to Loan No. 7, National Warehouse & Distribution Portfolio, the lockout period will be at least 24 payment dates beginning with and including the first payment date in May 2023. Defeasance of the National Warehouse & Distribution Portfolio Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) March 10, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2023-B38 securitization closing date in April 2023. The actual lockout period may be longer.

With respect to Loan No. 8, 100 Jefferson Road, the lockout period will be at least 24 months beginning with and including the first payment date on May 6, 2023. Defeasance of the 100 Jefferson Road Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) March 10, 2026. The assumed lockout period of 24 payments is based on the anticipated closing date of Benchmark 2023-B38 securitization trust in April 2023. The actual lockout period may be longer.

With respect to Loan No. 11, One Campus Martius, the lockout period for the related Whole Loan will be at least 33 payment dates beginning with and including the first payment date on August 1, 2022. The Whole Loan may be (a) defeased in whole after the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”) or (b) if the Permitted Defeasance Date has not occurred by August 1, 2025, prepaid in whole with the payment of a yield maintenance premium. The assumed lockout period of 33 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. The actual lockout period may be longer.

A-1-33

Footnotes to Annex A-1

(24)	With respect to Loan No. 4, Green Acres, the borrowers may obtain a release of one or more Release Parcels. A “Release Parcel” is a parcel on the Green Acres Property that is (a) non-income producing and unimproved for tenant occupancy and (b) the release of which does not have any adverse material effect), subject to satisfaction of certain conditions including, but not limited to, (i) no event of default has occurred and is continuing, (ii) regardless of whether such release of the Release Parcel is successfully consummated, the borrowers pay to the lender a processing fee in the amount of $15,000, (iii) the remaining property constitutes a separate tax lot (or the borrowers have filed an application for a separate tax lot and the borrower sponsor guarantees the payment of taxes on the Release Parcel pending the final issuance of such separate tax lot), (iv) the borrowers certify to the lender that the remaining property with all easements appurtenant and other permitted encumbrances thereto will not, strictly as a result of such transfer, be in violation of certain reciprocal easement agreements, the Walmart Ground Lease, the PILOT Lease or any then applicable law, statute, rule or regulation and (v) satisfaction of any REMIC release conditions.

With respect to Loan No. 6, Scottsdale Fashion Square, the borrower may transfer and obtain a release of one or more Release Parcels (as defined below), subject to satisfaction of certain conditions including, but not limited to, (i) no event of default has occurred and is continuing, (ii) regardless of whether such release of the Release Parcel is successfully consummated, the borrower pays to the lender a processing fee in the amount of $15,000, reimburses lender for reasonable costs and expenses, and pays all title insurance and survey costs, (iii) the borrower delivers to the lender evidence reasonably satisfactory to a prudent lender that the Release Parcel has been (or will be upon recordation of the applicable transfer documentation which will occur contemporaneously with the release of the Release Parcel) legally subdivided from the remainder of the Mortgaged Property and constitutes a separate tax lot (or, if not a separate tax lot, the Release Parcel owner is contractually obligated to pay its share of all taxes and other charges with respect to the Release Parcel until the Release Parcel has been designated as a separate tax lot), and the borrower certifies to the lender that after giving effect to such transfer, each of the Release Parcel and the remaining portion of the Mortgaged Property conforms to and is in compliance in all material respects with applicable law, (iv) the borrower certifies to the lender that the remaining property with all easements appurtenant and other permitted encumbrances thereto will not, strictly as a result of such transfer and release of the Release Parcel, be in violation of certain reciprocal easement agreements or any then applicable law, statute, rule or regulation and (v) satisfaction of any REMIC- related release conditions.

A ”Release Parcel” is (x) a parcel on the Mortgaged Property that is (a) non-income producing and unimproved for tenant occupancy and (b) the release of which does not have any adverse material effect on (i) the value of the Mortgaged Property or the use or operation of the Mortgaged Property as a first-class regional shopping center (with related entertainment, dining and other compatible, commercial uses), (ii) the business, profits, operations or financial condition of the borrower, (iii) the ability of the borrower to perform its material obligations under the Scottsdale Fashion Square Whole Loan documents or (iv) the ongoing operations of the remaining Mortgaged Property; and/or (y) a parcel on the Scottsdale Fashion Square Property that is, as of the date of any potential release, non-income producing and improved by structures that (A) were vacant as of the origination date and (B) have been vacant and non-income producing continuously since the origination date and for at least three years prior to the date of any potential release. Improvements that are not material to the use and operation of the Mortgaged Property as a retail shopping center or which may be relocated without material and permanent adverse effects on the operation of the Scottsdale Fashion Square Property (as evidenced by a certification from the borrower) do not render the subject property “improved”.

A-1-34

Footnotes to Annex A-1

With respect to Loan No. 7 - National Warehouse & Distribution Portfolio provided no event of default, Borrower shall have the right at any time after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, to either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the Release Price (as defined below) (and in the case of a partial prepayment prior to October 6, 2027, payment of the yield maintenance premium), (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.54x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 56.7% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 12.08%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vii) the 1525 West 2960 South Mortgaged Property is required to be the first or second individual property released.

“Release Price” means, as applicable, (i) with respect to any individual National Warehouse & Distribution Portfolio Mortgaged Property (other than the 1525 West 2960 South Mortgaged Property and the 1700 Schuster Road Mortgaged Property), an amount equal to the greater of (a) 130% of the allocated loan amount with respect to such individual National Warehouse & Distribution Portfolio Mortgaged Property and (b) 95% of the net sales proceeds applicable to such individual National Warehouse & Distribution Portfolio Mortgaged Property, (ii) with respect to the 1525 West 2960 South Mortgaged Property, an amount equal to the greater of (a) 125% of the allocated loan amount with respect to the 1525 West 2960 South Mortgaged Property and (b) 95% of the net sales proceeds applicable to the 1525 West 2960 South Mortgaged Property, and (iii) with respect to the 1700 Schuster Road property, an amount equal to the greater of (a) $100,000,000 and (b) 95% of the net sales proceeds applicable to the 1700 Schuster Road property.

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Footnotes to Annex A-1

(25)	The following Mortgaged Properties consist, in whole or in part, of the related borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

With respect to Loan No. 4, Green Acres, the fee interest in a portion of the Mortgaged Property is owned by Walmart, an anchor tenant at the Walmart Property, and Valley Stream Green Acres LLC (“Valley Stream”), a borrower, owns the leasehold interest in the Walmart Property pursuant to a 36-year ground lease, dated as of February 22, 1989, between Walmart, as ground lessor, and Valley Stream, as ground lessee. Valley Stream leased the Walmart Property back to Walmart under two separate leases.  According to the estoppel delivered by Walmart, the term of the ground lease commenced on August 13, 1990 and expires on August 12, 2026, with two additional six-year extension options. The base rent under the ground lease is a fixed amount equal to approximately $1,080,000 per annum (approximately $90,000 per month) during the initial term and approximately $1,500,000 per annum (approximately $125,000 per month) during the extension terms.

With respect to Loan No. 11, One Campus Martius, the Mortgaged Property consists of two units in a condominium with a total of two units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests” for additional information.

With respect to Loan No. 13, Crowne Plaza Union Station, the Mortgaged Property consists of (i) a leasehold interest under a ground lease with the City of Indianapolis Department of Metropolitan Development (the “Indianapolis DMD”) that is in place through December 2046 relating to a 273 room Crowne Plaza hotel and the related land (the “Hotel Ground Lease”), (ii) a leasehold interest under a lease with the Indianapolis DMD that is in place through September 2026 relating to approximately 42,256 square feet of banquet and meeting room space within a building known as the Union Station Building (the “Grand Hall Lease”), and (iii) a leasehold interest under a lease with the Indiana Stadium and Convention Center that is in place through December 2046 relating to a 120 space parking lot (the “Parking Lease”). The Hotel Ground Lease can be renewed at the borrower’s option for up to 99 years to 2145 with 180 days’ notice. There are also no costs associated with the Hotel Ground Lease, excluding taxes and insurance, provided that the borrower is operating a hotel on the site. The Grand Hall Lease can be renewed at the borrower’s option for three additional periods of five years each, extending to September 2041 if fully extended. The Parking Lease can be renewed at the borrower’s option for 99 years to 2145.

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Footnotes to Annex A-1

With respect to Loan No. 13, Crowne Plaza Union Station, the landlord has the right to terminate, with 180 days written notice, the Grand Hall Lease if the landlord has secured a use for all or any portion of the leased premises that landlord reasonably determine is a "higher and better use." "Higher and better use” means any use of all or a portion of the leased premises that is reasonably projected to produce for any tenant or subtenant either (i) gross revenues of at least $50,000,000 in any single year, or (ii) gross revenues of at least $10,000,000 per year over a 10-year period. Pursuant to an estoppel from the landlord, the landlord agreed that the lease may not be terminated in any manner or respect without the prior written consent of the lender and any purported amendment, modification, cancellation or termination made without such consent will be ineffective and void as to the lender and its successors and assigns.

With respect to Loan No. 15 1027 Filbert Street, the Mortgaged Property consists of a leasehold interest under a ground lease that is in place through December 31, 2062 with no fair market value resets. The Philadelphia Redevelopment Authority is the ground lessor and the current annual ground rent is equal to $300,000.

With respect to Loan No. 19, CVS 5 Portfolio, the CVS Carlsbad Mortgaged Property consists of a leasehold interest under a ground lease that is in place through January 2044 with six, five-year extension options resulting in a fully extended maturity date of January 2074.  Bressi Retail, LLC is the ground lessor. The current annual ground rent is equal to $375,000.

With respect to Loan No. 19, CVS 5 Portfolio, the CVS Dallas Mortgaged Property consists of a leasehold interest under a ground lease that is in place through January 2040 with six, five-year extension options resulting in a fully extended maturity date of January 2070.  JAHCO Spring Creek, LLC. is the ground lessor. The current annual ground rent is equal to $250,000.

With respect to Loan No. 19, CVS 5 Portfolio, the CVS Mobile Mortgaged Property consists of a leasehold interest under a ground lease that is in place through January 2044 with five, five-year extension options resulting in a fully extended maturity date of January 2069.  LV5K, LLC is the ground lessor. The current annual ground rent is equal to $200,000.

With respect to Loan No. 19, CVS 5 Portfolio, the CVS Charlottesville Mortgaged Property consists of a leasehold interest under a ground lease that is in place through January 2041 with five, five-year extension options resulting in a fully extended maturity date of January 2066. Meadowbrook Corner, LLC is the ground lessor. The current annual ground rent is equal to $525,000.
With respect to Loan No. 19, CVS 5 Portfolio, the CVS Clifton Mortgaged Property consists of a leasehold interest under a ground lease that is in place through January 2045 with six five-year extension options resulting in a fully extended maturity date of January 2075. Turabdin Realty LLC is the ground lessor. The current annual ground rent is equal to $350,000.

(26)	With respect to Loan No. 18, Chatsworth Retail, the borrower Netvested Capital DST I, master leases the entire Chatsworth Retail Portfolio to an affiliate, Netvested Capital MT I, LLC. The master lease is fully subordinate to the mortgage loan and is terminable by the lender upon a foreclosure or deed-in-lieu, or upon a material default under the master lease. The master lessee’s interest in the leases and rents is collaterally assigned to the borrower. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Chatsworth Retail Portfolio Properties.

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Footnotes to Annex A-1

(27)	With respect to Loan No. 1, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, has 46,151 sq. ft. expiring on May 31, 2030, 9,000 sq. ft. expiring on August 31, 2032, 97,053 sq. ft. expiring on June 30, 2033, 107,449 sq. ft. expiring on June 30, 2038 and 19,696 sq. ft. of which a non-binding letter of intent has been signed and the terms of the lease have not yet been determined. The Third Largest Tenant, Pluto, Inc., leases 350 sq. ft. on a month-to-month basis and has 35,500 sq. ft. expiring on November 30, 2028. The Fifth Largest Tenant, Kneedler Fauchere, leases display space (one square foot) on a month-to-month basis and has 17,761 sq. ft. expiring on January 31, 2028.

With respect to Loan No. 2, 1201 Third Avenue, the Largest Tenant, Perkins Coie, subleases 2,584 square feet (representing 0.9%) of its space to Perkins Coie Trust Company pursuant to a sublease which expires on December 31, 2026.

With respect to Loan No. 4, Green Acres, the Largest Tenant, Macy’s, leases 266,676 sq. ft. expiring on August 18, 2026 and 123,827 sq. ft. expiring on July 31, 2034.

With respect to Loan No. 9, 9200 Calumet Industrial, the Largest Tenant, Pepsi (44.0% of NRA), leases 252,000 sq. ft. expiring October 31, 2031 and 147,588 sq. ft. expiring May 31, 2033.

With respect to Loan No. 11, One Campus Martius, the Second Largest Tenant, Centene Management, is a successor-in-interest to Meridian Health, which had been at the Mortgaged Property since December 2014 and assigned its entire interest in its lease to Centene Management on June 29, 2022, shortly after loan origination. According to the borrower sponsor, Centene Management, whose current lease term expires in December 2024, has listed its entire leased space at the Mortgaged Property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.

A-1-38

Footnotes to Annex A-1

(28)	With respect to Loan No. 1, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, has the right to terminate the lease with respect to approximately 138,548 square feet of expansion space (the “Fifth Amendment Space”) leased pursuant to the fifth amendment of lease to the building known as the “blue building”, dated as of June 10, 2022, between the borrower and Cedars Sinai Medical Center (the “Fifth Amendment”) based on the following circumstances. Subject to the tenant fulfilling certain obligations, the borrower is required to use best efforts to cause the City of West Hollywood (the “City”) to confirm in writing, among other things, the tenant’s lawful ability to use the entirety of the Fifth Amendment Space for the permitted use set forth in the lease and that the Design Showroom Space Restriction is satisfied (the “City Confirmation”). Should an acceptable City Confirmation not be issued (other than as arising or related to the tenant’s plans), the tenant will be entitled to terminate the Fifth Amendment by (i) providing a 60-day written notice to the borrower and (ii) if no City Confirmation is issued within 60 days after the first notice, providing 10-days written notice. In addition, the borrower is seeking to permanently amend the development plan governing the Pacific Design Center Mortgaged Property to remove certain requirements. Should the borrower’s pursuit of the development plan amendment negatively impact the tenant’s rights under its various leases, including its permitted use, the allocated parking or increase in the tenant’s operating expenses, the tenant will have the right of termination as to space leased under the Fifth Amendment. In the case of any termination described in this paragraph, the borrower will be liable for all of the tenant’s reasonable actual out of pocket costs and expenses incurred in connection with the Fifth Amendment (including rent paid thereunder prior to the date of tenant’s termination), certain project conformity approval from the City and design, planning and engineering efforts associated with the Fifth Amendment space. In the event the borrower fails to reimburse tenant for such costs within ten business days of demand, the tenant is entitled to offset the same against rents coming due under the other leases that tenant has at the Mortgaged Property.

With respect to Loan No. 1, Pacific Design Center, the Third Largest Tenant, Pluto, Inc., has the ongoing right to terminate the lease for its entire space, the G900 suite (35,500 sq. ft. office space), upon providing the landlord written notice (the “Early Termination Notice”), effective on or after any date (the “Early Termination Date”) after August 31, 2026 subject to, among other conditions, (ii) the Early Termination Date being no earlier than 180 days following delivery of the Early Termination Notice, and (ii) Pluto, Inc. paying to the landlord a termination fee equaling the sum of (x) the total amount of the base rent abated under the lease, (y) the landlord’s tenant improvement allowance contribution, and (z) the brokerage commissions paid and payable by the landlord in respect of the lease, each amortized over the term of the lease using a straight-line method of calculation

A-1-39

Footnotes to Annex A-1

With respect to Loan No. 2, 1201 Third Avenue, the Largest Tenant, Perkins Coie, has the right to terminate its lease as of the end of any month occurring during the last two years of its term (which expires on December 31, 2026) with 15 months’ prior written notice and the payment of a termination fee equal to the number of square feet of the net rentable area of the premises immediately prior to the termination date multiplied by a certain early termination payment per rentable square foot corresponding to a termination effective January 1, 2025, set forth in the lease. In the event Perkins Coie exercises its termination option, a cash management sweep period may be triggered pursuant to the 1201 Third Avenue Whole Loan documents, subject to a cap of $90 per square foot.

With respect to Loan No. 2, 1201 Third Avenue, the Third Largest Tenant, Kimley-Horn, has the right to terminate its lease as of December 31, 2031, with notice by December 31, 2030, and the payment of a termination fee equal to (a) the sum of one month of monthly base rent and certain rent adjustment deposits at the rate that would have been applicable during the last 12 months of the lease term, plus (b) the unamortized portion as of the early termination date of the transactional costs equal to all costs paid or incurred by the landlord with respect to the premises, including, without limitation, leasing commissions, any construction costs for improvements or alterations, abatements and any other concessions amortized on a straight line basis.

With respect to Loan No. 2, 1201 Third Avenue, the Fourth Largest Tenant, Accolade, Inc., which leases approximately 4.0% of the net rentable area at such Mortgaged Property, has the right to terminate its lease as of October 31, 2027 with a written notice given by July 31, 2026 and the payment of the termination fee of $2,254,401.01.

With respect to Loan No. 3, CX - 250 Water Street, the sole tenant, E.R. Squibb & Sons LLC, has an option to terminate its 9th floor lease on the last day of the 10th lease year (October 31, 2032) with 18-30 months’ notice and a termination fee equal to an estimated $8.3 million.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, the related borrower and the Fifth Largest Tenant, Staples, each have the right to terminate the Staples lease with 180 days notice.

With respect to Loan No. 12, Shoppes at Mid Rivers, the Fifth Largest Tenant, Old Navy, has the right to unilaterally terminate its lease with 30 days written notice if Old Navy’s gross sales between the 72nd full calendar month and the 84th full calendar month of its lease term (the “Termination Measuring Period”) do not equal or exceed $3,500,000 and such required notice is provided at any time during the first 3 full calendar months after the Termination Measuring Period. If Old Navy terminates its lease pursuant to the terms of the lease, Old Navy will be required to pay to landlord upon the effective date of the termination an amount equal to, as of the date of termination, the remaining unamortized (i.e., amortized over a straight-line basis over the original term of Old Navy’s lease) construction allowance (initially, $334,425), calculated at the rate of $25.00 per square foot of the gross leasable area of the Old Navy’s leased space, plus taxes, if applicable) and the remaining unamortized fee paid to broker pursuant to the terms of the lease.

With respect to Loan No. 17, The Grove, the Fourth Largest Tenant, Popshelf  has a one-time right to terminate its lease within the first six months of the sixth lease year in the event that its gross sales do not exceed $1,700,000 in the fifth lease year.

With respect to Loan No. 22, Dollar Walgreens Portfolio, the Second Largest Tenant Walgreens, at the Walgreens and Dollar Tree – Oak Park Mortgaged Property, has the right to terminate its lease effective on October 31, 2027 upon at least six months’ prior notice.

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Footnotes to Annex A-1

(29)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this Preliminary Prospectus.

The tenants shown in Annex A–1 have signed leases but may or may not be open for business as of the Cut–off Date.

With respect to Loan No. 1, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, currently occupies 259,653 sq. ft. of space at the Pacific Design Center Property, with 46,151 sq. ft. of office space and 213,502 sq. ft. of lab space (inclusive of the 138,548 of Design SR sq. ft. that is expected to be converted to lab space. We cannot assure you that the conversion will be completed as expected or at all.). The tenant signed a non-binding letter of intent for an additional 19,696 sq. ft. of office space on a lease expected to commence on July 1, 2024, which is currently classified as “Office”. We cannot assure you that the tenant will take occupancy or begin paying rent as expected or at all. The tenant has a weighted-average remaining lease term of approximately 11.7 years.

With respect to Loan No. 2, 1201 Third Avenue, the Third Largest Tenant, Kimley-Horn, which leases 4.1% of the net rentable area at such Mortgaged Property, has executed its lease but has not yet taken occupancy.  The Kimley-Horn lease is expected to commence on January 1, 2024. At loan origination, $3,755,350 was reserved for free or gap rent for various tenants, including approximately $1,396,142 allocable to Kimley-Horn.

With respect to Loan No. 3, CX - 250 Water Street, the sole tenant, E.R. Squibb & Sons LLC, representing approximately 98.7% of the net rentable area at the Mortgaged Property, is currently building out its space and is expected to take occupancy in the third quarter 2023. E.R. Squibb & Sons LLC has commenced making rental payments. Underwritten rent for E.R. Squibb & Sons LLC, whose parent company and lease guarantor is investment grade rated Bristol-Myers Squibb Company, includes $5,689,409 of straight-line average rent credit through the loan term.

With respect to Loan No. 4, Green Acres, the Largest Tenant, Macy’s, leases 266,676 sq. ft. expiring on August 18, 2026 and 123,827 sq. ft. expiring on July 31, 2034.

With respect to Loan No. 9, 9200 Calumet Industrial, the Largest Tenant, Pepsi (44.0% of NRA), leases 252,000 sq. ft. expiring October 31, 2031 and 147,588 sq. ft. expiring May 31, 2033.

With respect to Loan No. 11, One Campus Martius, the Second Largest Tenant, Centene Management, is a successor-in-interest to Meridian Health, which had been at the Mortgaged Property since December 2014 and assigned its entire interest in its lease to Centene Management on June 29, 2022, shortly after loan origination. According to the borrower sponsor, Centene Management, whose current lease term expires in December 2024, has listed its entire leased space at the Mortgaged Property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.

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Footnotes to Annex A-1

(30)	With respect to Loan No. 1, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, has the right to terminate the lease with respect to approximately 138,548 square feet of expansion space (the “Fifth Amendment Space”) leased pursuant to the fifth amendment of lease to the building known as the “blue building”, dated as of June 10, 2022, between the borrower and Cedars Sinai Medical Center (the “Fifth Amendment”) based on the following circumstances. Subject to the tenant fulfilling certain obligations, the borrower is required to use best efforts to cause the City of West Hollywood (the “City”) to confirm in writing, among other things, the tenant’s lawful ability to use the entirety of the Fifth Amendment Space for the permitted use set forth in the lease and that the Design Showroom Space Restriction is satisfied (the “City Confirmation”). Should an acceptable City Confirmation not be issued (other than as arising or related to the tenant’s plans), the tenant will be entitled to terminate the Fifth Amendment by (i) providing a 60-day written notice to the borrower and (ii) if no City Confirmation is issued within 60 days after the first notice, providing 10-days written notice. In addition, the borrower is seeking to permanently amend the development plan governing the Pacific Design Center Mortgaged Property to remove certain requirements. Should the borrower’s pursuit of the development plan amendment negatively impact the tenant’s rights under its various leases, including its permitted use, the allocated parking or increase in the tenant’s operating expenses, the tenant will have the right of termination as to space leased under the Fifth Amendment. In the case of any termination described in this paragraph, the borrower will be liable for all of the tenant’s reasonable actual out of pocket costs and expenses incurred in connection with the Fifth Amendment (including rent paid thereunder prior to the date of tenant’s termination), certain project conformity approval from the City and design, planning and engineering efforts associated with the Fifth Amendment space. In the event the borrower fails to reimburse tenant for such costs within ten business days of demand, the tenant is entitled to offset the same against rents coming due under the other leases that tenant has at the Mortgaged Property.

With respect to Loan No. 1, Pacific Design Center, the Third Largest Tenant, Pluto, Inc., has the ongoing right to terminate the lease for its entire space, the G900 suite (35,500 sq. ft. office space), upon providing the landlord written notice (the “Early Termination Notice”), effective on or after any date (the “Early Termination Date”) after August 31, 2026 subject to, among other conditions, (ii) the Early Termination Date being no earlier than 180 days following delivery of the Early Termination Notice, and (ii) Pluto, Inc. paying to the landlord a termination fee equaling the sum of (x) the total amount of the base rent abated under the lease, (y) the landlord’s tenant improvement allowance contribution, and (z) the brokerage commissions paid and payable by the landlord in respect of the lease, each amortized over the term of the lease using a straight-line method of calculation.
With respect to Loan No. 2, 1201 Third Avenue, the Largest Tenant, Perkins Coie, has the right to terminate its lease as of the end of any month occurring during the last two years of its term (which expires on December 31, 2026) with 15 months’ prior written notice and the payment of a termination fee equal to the number of square feet of the net rentable area of the premises immediately prior to the termination date multiplied by a certain early termination payment per rentable square foot corresponding to a termination effective January 1, 2025, set forth in the lease. In the event Perkins Coie exercises its termination option, a cash management sweep period may be triggered pursuant to the 1201 Third Avenue Whole Loan documents, subject to a cap of $90 per square foot.

With respect to Loan No. 2, 1201 Third Avenue, the Third Largest Tenant, Kimley-Horn, has the right to terminate its lease as of December 31, 2031, with notice by December 31, 2030, and the payment of a termination fee equal to (a) the sum of one month of monthly base rent and certain rent adjustment deposits at the rate that would have been applicable during the last 12 months of the lease term, plus (b) the unamortized portion as of the early termination date of the transactional costs equal to all costs paid or incurred by the landlord with respect to the premises, including, without limitation, leasing commissions, any construction costs for improvements or alterations, abatements and any other

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Footnotes to Annex A-1

concessions amortized on a straight line basis.

With respect to Loan No. 2, 1201 Third Avenue, the Fourth Largest Tenant, Accolade, Inc., which leases approximately 4.0% of the net rentable area at such Mortgaged Property, has the right to terminate its lease as of October 31, 2027 with a written notice given by July 31, 2026 and the payment of the termination fee of $2,254,401.01.

With respect to Loan No. 3, CX - 250 Water Street, the sole tenant, E.R. Squibb & Sons LLC, has an option to terminate its 9th floor lease on the last day of the 10th lease year (October 31, 2032) with 18-30 months’ notice and a termination fee equal to an estimated $8.3 million.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, the related borrower and the Fifth Largest Tenant, Staples, each have the right to terminate the Staples lease with 180 days notice.

With respect to Loan No. 12, Shoppes at Mid Rivers, the Fifth Largest Tenant, Old Navy, has the right to unilaterally terminate its lease with 30 days written notice if Old Navy’s gross sales between the 72nd full calendar month and the 84th full calendar month of its lease term (the “Termination Measuring Period”) do not equal or exceed $3,500,000 and such required notice is provided at any time during the first 3 full calendar months after the Termination Measuring Period. If Old Navy terminates its lease pursuant to the terms of the lease, Old Navy will be required to pay to landlord upon the effective date of the termination an amount equal to, as of the date of termination, the remaining unamortized (i.e., amortized over a straight-line basis over the original term of Old Navy’s lease) construction allowance (initially, $334,425), calculated at the rate of $25.00 per square foot of the gross leasable area of the Old Navy’s leased space, plus taxes, if applicable) and the remaining unamortized fee paid to broker pursuant to the terms of the lease.

With respect to Loan No. 17, The Grove, the Fourth Largest Tenant, Popshelf  has a one-time right to terminate its lease within the first six months of the sixth lease year in the event that its gross sales do not exceed $1,700,000 in the fifth lease year.

With respect to Loan No. 22, Dollar Walgreens Portfolio, the Second Largest Tenant Walgreens, at the Walgreens and Dollar Tree – Oak Park Mortgaged Property, has the right to terminate its lease effective on October 31, 2027 upon at least six months’ prior notice.

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Footnotes to Annex A-1

(31)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this Preliminary Prospectus.

The tenants shown in Annex A–1 have signed leases but may or may not be open for business as of the Cut–off Date.

With respect to Loan No. 1, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, currently occupies 259,653 sq. ft. of space at the Pacific Design Center Property, with 46,151 sq. ft. of office space and 213,502 sq. ft. of lab space (inclusive of the 138,548 of Design SR sq. ft. that is expected to be converted to lab space. We cannot assure you that the conversion will be completed as expected or at all.). The tenant signed a non-binding letter of intent for an additional 19,696 sq. ft. of office space on a lease expected to commence on July 1, 2024, which is currently classified as “Office”. We cannot assure you that the tenant will take occupancy or begin paying rent as expected or at all. The tenant has a weighted-average remaining lease term of approximately 11.7 years.

With respect to Loan No. 2, 1201 Third Avenue, the Third Largest Tenant, Kimley-Horn, which leases 4.1% of the net rentable area at such Mortgaged Property, has executed its lease but has not yet taken occupancy. The Kimley-Horn lease is expected to commence on January 1, 2024. At loan origination, $3,755,350 was reserved for free or gap rent for various tenants, including approximately $1,396,142 allocable to Kimley-Horn.

With respect to Loan No. 3, CX - 250 Water Street, the sole tenant, E.R. Squibb & Sons LLC, representing approximately 98.7% of the net rentable area at the Mortgaged Property, is currently building out its space and is expected to take occupancy in the third quarter 2023. E.R. Squibb & Sons LLC has commenced making rental payments.  Underwritten rent for E.R. Squibb & Sons LLC, whose parent company and lease guarantor is investment grade rated Bristol-Myers Squibb Company, includes $5,689,409 of straight-line average rent credit through the loan term.

With respect to Loan No. 4, Green Acres, the Fourth Largest Tenant, BJ’s Wholesale Club, leases 127,750 sq. ft. and includes a recently executed lease for a 5,000 sq. ft. fueling station that has an expected rent commencement date of September 1, 2023.

With respect to Loan No. 4, Green Acres, the Ninth Largest Tenant, Primark, leases 49,069 sq. ft. and is expected to take occupancy in May 2023.

With respect to Loan No. 6, Scottsdale Fashion Square, the Sixth Largest Tenant, Life Time Fitness, leases 37,000 sq. ft. and opened in March 2023.

With respect to Loan No. 8, 100 Jefferson Road, the Largest Tenant, J&J Farms Creamery, which leases 36.5% of the net rentable area at such Mortgaged Property, has executed its lease but has not yet taken occupancy. The J&J Farms Creamery lease is expected to commence in March of 2023.
With respect to Loan No. 9, 9200 Calumet Industrial, the largest tenant, Pepsi, representing approximately 44.0% of the net rentable area, leases its premises subject to two separate leases. The first lease, representing approximately 27.8% of the net rentable area at the Mortgaged Property, commenced May 1, 2003 and expires October 31, 2031. The second lease, representing approximately 16.3% of the net

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Footnotes to Annex A-1

rentable area at the Mortgaged Property, will commence following completion of certain tenant improvements required by such tenant’s lease, and will expire 124 months after the commencement date. Pepsi is currently not in occupancy of the premises demised pursuant to the second lease. Following commencement of the second Pepsi lease, Pepsi will be in a rent abatement period and is not required to begin paying rent until the sixth calendar month of the lease term. The borrower was required under such tenant’s lease to utilize commercially reasonable efforts to substantially complete all of the tenant improvements on or before January 3, 2023. As of the origination date of the 9200 Calumet Industrial Mortgage Loan, such tenant improvements had not been completed. Pepsi is entitled to one day of abated base rent for each day between January 3, 2023 and the day substantial completion of the tenant improvements has occurred, other than delays due to force majeure event or any delay caused by Pepsi, its agents, contractors or employees. After Pepsi has accrued thirty days of abated base rent by reason of a delay of thirty days, Pepsi is entitled to two day of abated base rent for each day of delay thereafter, through the day substantial completion of the tenant improvements has occurred. At origination of the Mortgage Loan, the borrower was required to reserve an amount equal to approximately $605,111 into a reserve account representing free rent and gap rent related to the second Pepsi lease. Until the lender has received acceptable evidence that such second Pepsi lease has commenced, the Mortgage Loan documents require that the borrower deposit a true up payment equal to approximately $453,833 on (i) March 1, 2023 and (ii) every third month thereafter. There can be no assurance that the expected improvements will be completed or that the second lease will commence as expected or at all.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, the third largest tenant, Bob’s Store posted “store closing” and “moving” signs at the end of 2022. However, Bob’s Store is current on rent, has not provided any notice to vacate and recently advised the borrower that it intended to convert to an outlet store format, rather than close.  However, there is no assurance that Bob’s Store will not close. Additionally, Red Crab Juicy Seafood is currently paying only partial rent payments and is in default. Excluding rental income from Bob’s Store and Red Crab Juicy Seafood, Underwritten NOI and Underwritten NCF are $2,776,308 and $2,552,763, respectively; U/W DSCR NOI / NCF are 1.46x and 1.34x, respectively; U/W Debt Yield NOI / NCF are 10.0% and 9.2%, respectively.

With respect to Loan No. 12, Shoppes at Mid Rivers, the Fifth Largest Tenant, Old Navy, has signed a lease and taken delivery of its space, but is currently in the process of building out its space and is not yet open for business. We cannot assure you that Old Navy will open for business as expected or at all.

(32)	The following Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants–in–common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—– Tenancies–in–Common or Diversified Ownership” in this Preliminary Prospectus for further information.

• Loan No. 12, Shoppes at Mid Rivers

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Footnotes to Annex A-1

(33)	With respect to Loan No. 9, 9200 Calumet Industrial, to the extent that the tenant improvements and leasing commissions balance falls below $500,000, the borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $15,134 for tenant improvements and leasing commissions, capped at $1,250,0000.

With respect to Loan No. 10, Naugatuck Valley Shopping Center, the borrower deposited $500,000 into a tenant improvement and leasing commissions reserve at origination. On each monthly payment date, the borrower is required to deposit approximately $20,740 into the tenant improvement and leasing commissions reserve. The monthly escrow is waived until the upfront reserve amount falls below $200,000 and is subject to a cap of $500,000.

With respect to Loan No. 13, Crowne Plaza Union Station, the borrower is  required to deposit $45,563 during the calendar months of March, April, May, June, August, September, October and November into a seasonality reserve. The lender is required to disburse available funds in such account during the months of January, February, July, and December to the extent that the lender has determined in its reasonable discretion that there are insufficient funds in the cash management account to make required monthly payments during such months.

With respect to Loan No. 17, The Grove, the borrower will be required to deposit monthly an amount equal to 1/12th of the estimated annual taxes payable into a tax reserve account beginning in January 2024.

With respect to Loan No. 17, The Grove, the borrower will be required to deposit monthly, beginning in January 2024, an amount equal to 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage.
With respect to Loan No. 17, The Grove, the borrower will be required to deposit, beginning in January 2024, a monthly amount equal to $2,390.75 in the capital expenditure reserve.

With respect to Loan No. 17, The Grove, the borrower will be required to deposit, beginning in January 2024, a monthly amount equal to $11,384.50 into a leasing reserve. Beginning in January 2025, the borrower will be required to deposit a monthly amount equal to $8,538.38 in the leasing reserve.

With respect to Loan No. 22, Dollar Walgreens Portfolio, the borrowers will have no obligation to make the Leasing Reserve Monthly Deposit (an amount equal to approximately $6,527), on any Monthly Payment Date so long as no Trigger Period exists as well as the Leasing Reserve Cap not exceeding an amount equal to $325,000.

With respect to Loan No. 23, TownePlace Suites BWI Airport, the borrower will be required to pay $15,652.92 for the payment dates which occur in May 2023 through April 2024 and thereafter a consistent monthly amount for the payment dates in May through April of the following calendar year equal to the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) one-twelfth (1/12th) of 4% of the operating income of the Mortgaged Property for the previous twelve month period, with the consistent payment for each twelve month period as determined on the anniversary of the last day of the calendar month in which the origination date occurs.

With respect to Loan No. 25, Sylvan Heights, to the extent that the tenant improvements and leasing commissions balance falls below $100,000, the borrower is required to deposit into a tenant improvements and leasing commissions reserve, on a monthly basis, an amount equal to approximately $3,523 for tenant improvements and leasing commissions, capped at $200,000.

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Footnotes to Annex A-1

(34)	With respect to Loan No. 14, Hyatt Place Crocker Park, so long as the funds on deposit in the FF&E reserve account do not exceed the greater of (i) $1,400,000 or (ii) any stipulated aggregate amount, if any, of deposits required by the franchisor to be held on account of FF&E, on each monthly payment date, the borrower will be required to deposit into the FF&E reserve account an amount equal to the greater of (i) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement and (ii) 1/12 of 5% (or if the franchise agreement permits a lesser percentage, the greater of that lesser percentage and 4%) of the greater of (a) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year and (b) the projected annual gross revenues for the hotel related operations at the Mortgaged Property for the calendar year in which the applicable monthly payment date occurs as set forth in the approved annual budget, which amount shall be determined by the lender in its reasonable discretion if no approved annual budget exists for the applicable calendar year. The amount of the required deposit shall be adjusted annually on the January monthly payment date, and was determined to be $24,798 for the 2023 calendar year.

With respect to Loan No. 21, Centers of High Point, the borrower deposited $59,926.67 on the origination date, for the purpose of creating a reserve to replicate the full, non-discounted payment of rents under leases for which tenants paid rents more than one month in advance (other than security deposits) prior to the loan closing date.

(35)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a borrower sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in this Preliminary Prospectus.

With respect to Loan No. 22, Dollar Walgreens Portfolio, the Family Dollar - Akron Mortgaged Property, is insured under an environmental insurance policy obtained in lieu of obtaining a Phase II Environmental Site Assessment.

(36)

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Footnotes to Annex A-1

(37)	With respect to Loan No. 1, Pacific Design Center, future mezzanine debt is permitted in an amount up to $50,000,000 subject to the satisfaction of certain conditions including, among others, (i) immediately after giving effect to such debt (x) the combined loan-to-value ratio may not exceed 50.7%, (y) the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents, is at least 11.6% and (z) the combined net cash flow debt service coverage ratio is at least 1.72x, (ii) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and substantially in the form attached to the Pacific Design Center Whole Loan, and (iii) receipt of a rating agency confirmation from each applicable rating agency.

With respect to Loan No. 4, Green Acres, the borrower is permitted to enter into a “Property-Assessed Clean Energy loan” (a “PACE Loan”) or other indebtedness for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

With respect to Loan No. 5, Great Lakes Crossing Outlets, the borrower is permitted to enter into a PACE Loan or any similar indebtedness for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

With respect to Loan No. 6, Scottsdale Fashion Square, the borrower is permitted to enter into a PACE Loan or other indebtedness for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

With respect to Loan No. 16, Riverport Tower, future mezzanine debt is permitted subject to the satisfaction of certain conditions including, among others, (i) immediately after giving effect to such debt (x) the combined loan-to-value ratio may not exceed 59.8%, (y) the net cash flow debt yield, as calculated in accordance with the Riverport Tower Whole Loan documents, is at least 12.93% and (z) the combined net cash flow debt service coverage ratio is at least 1.86x and (ii) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and substantially in the form attached to the loan agreement.

(38)	With respect to Loan No. 9, 9200 Calumet Industrial, the Mortgaged Property has a mezzanine loan of $8,500,000 originated by Equitrust Life Insurance Company with an interest rate of 9.5%.

With respect to Loan No. 11, One Campus Martius, the Mortgage Loan documents permit the direct or indirect owners of the borrower (other than any principal) to obtain one or more unsecured loans from affiliates of the borrower, provided each unsecured loan is (a) unsecured, (b) payable only out of excess cash flow from the Mortgaged Property, (c) subordinate in all respects to the Mortgage Loan pursuant to a subordination and standstill agreement satisfactory to the lender in its sole discretion, and (d) without a maturity date. The aggregate amount of all unsecured loans that may be entered into without the lender’s consent may not exceed 10.0% of the aggregate unpaid principal amount of all of the Mortgage Loan at any one time.

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Footnotes to Annex A-1

With respect to Loan No. 15, 1027 Filbert Street, the borrower’s leasehold interest is encumbered by a mortgage granted by the borrower to the Philadelphia Authority for Industrial Development (“PAID”), which mortgage secures, among other things, a promissory note granted by the borrower in favor of PAID dated January 31, 2012 in the original principal amount of $9,600,000. The borrower granted PAID a second note in the original principal amount of approximately $34,189,883. Additionally, the borrower and PAID entered into an installment sale agreement dated as of January 31, 2012 pursuant to which the borrower, among other things, granted PAID a security interest in certain collateral, including the gross revenues from the operation of the parking facility located on the Mortgaged Property. The lender received an intercreditor agreement with respect to the second mortgage loan and the unsecured loan pursuant to which, among other things, the second mortgage loan documents are subordinated to the 1027 Filbert Street Mortgage Loan and such second mortgage loan documents will provide no rights to PAID without the consent of the lender until such time as the 1027 Filbert Street Mortgage Loan has been repaid in full. Pursuant to the 1027 Filbert Street Mortgage Loan documents, provided no trigger period under such Mortgage Loan documents then exists, excess cash flow will be disbursed as follows: (x) 90.2% for each calendar month to the City of Philadelphia and (y) 9.8% for each calendar month to the Philadelphia Redevelopment Authority (“PRA”). If a trigger period exists, excess cash flow will be deposited in an excess cash flow account until such time as the trigger period expires, at which time any excess cash flow funds remaining in the excess cash flow account will be disbursed as follows: (x) 90.2% for each calendar month to the City of Philadelphia and (y) 9.8% for each calendar month to the PRA. See “Description of the Mortgage Loan-Additional Indebtedness-Other Secured Indebtedness” in this Preliminary Prospectus.

(39)	With respect to Mortgage Loan No. 7, National Warehouse & Distribution Portfolio, the sole tenant at each of the respective mortgaged properties, CVB, Inc., is an affiliate of the related borrower. The guarantor of each tenant’s lease, Samuel Bert Malouf, is the guarantor of the National Warehouse & Distribution Portfolio Whole Loan.

With respect to Mortgage Loan No. 7, National Warehouse & Distribution Portfolio, at the 101 Michelin Drive property, CVB, Inc. currently leases approximately 818,486 square feet representing approximately 69.9% of net rentable area, and Michelin leases the remaining approximately 352,486 square feet, representing approximately 30.1% of net rentable area. The lease for the current tenant, Michelin, expires on July 31, 2023. Upon such expiration, CVB, Inc. will lease such space. It is assumed that CVB, Inc. is leasing 100% of the 101 Michelin Drive property.

With respect to Loan No. 8, 100 Jefferson Road, the Largest Tenant, J&J Farms Creamery, which leases approximately 36.5% of the net rentable area at the Mortgaged Property, is an affiliate of the borrower sponsor. The J&J Farms Creamery lease was executed at closing with the tenant expected to build out cold storage space. A parent guaranty was provided on the lease and the lease is full recourse until the cold storage space is built out.

With respect to Loan No. 11, One Campus Martius, each of the Largest Tenant, Rocket Mortgage, the Third Largest Tenant, Rock Ventures, the Fourth Largest Tenant, Building Amenities Wellness Center LLC, the sixth largest tenant, Building Amenities Daycare LLC, the seventh largest tenant, Toast Entertainment (event space floor), the ninth largest tenant, Building Amenities Cafeteria LLC, and the thirteenth largest tenant, StockX, which collectively lease approximately 58.2% of the net rentable area at the Mortgaged Property, are affiliates of the borrower sponsor.

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Footnotes to Annex A-1

(40)	With respect to Mortgage Loan No. 7, National Warehouse & Distribution Portfolio, the historical cash flows are not available as the Mortgaged Properties were recently acquired by the borrower sponsor between 2016 and 2022.

With respect to Loan No. 9, 9200 Calumet Industrial, the historical cash flows are not available as the Mortgaged Property was recently renovated in 2022 in connection with Pepsi executing an expansion lease.

With respect to Loan No. 18, Chatsworth Retail, the historical cash flows are not available as the Mortgaged Property was recently constructed in 2020 and 2021.

With respect to Mortgage Loan No. 19, CVS 5 Portfolio, the historical cash flows are not available as the Mortgaged Properties were recently acquired by the borrower sponsor.

With respect to Loan No. 21, Centers of High Point, one or more of the respective Mortgaged Properties were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Properties.

With respect to Mortgage Loan No. 22, Dollar Walgreens Portfolio, the historical cash flows are not available as the Mortgaged Properties were recently acquired by the borrower sponsor.

(41)	With respect to Loan No. 1, Pacific Design Center, if at any point the balance in the tenant improvement and leasing commissions reserve falls below $3,000,000, the borrower will be required to deposit approximately $87,768 monthly until the balance in the reserve account reaches $5,000,000.

With respect to each of Loan No. 2, 1201 Third Avenue, Loan No. 3, CX – 250 Water Street, and Loan No. 20, Sentinel Square II, there is no separate non-recourse carveout guarantor, and the related single purpose entity borrower is the only indemnitor under the related environmental indemnity agreement.

With respect to Loan No. 4, Green Acres, at such time as the balance of the rollover account reaches an amount equal to 24 times the required monthly deposit without taking into account any amounts deposited therein in respect of lease termination and modification payments (the “Rollover Account Cap”), the borrowers’ obligation to make monthly deposits into the rollover account will be suspended until such time as the balance of the rollover account falls below the Rollover Account Cap, at which time, the borrowers’ obligation to make monthly deposits will be reinstated as of the immediately succeeding Monthly Payment Date. The borrowers’ upfront deposit of approximately $743,644 in respect of gap rent is not included in the calculation of the rollover reserve balance for purposes of calculating the Rollover Reserve Cap.

With respect to Loan No. 5, Great Lakes Crossing Outlets, on a monthly basis, the borrower is required to deposit approximately $21,626.36 during a Lockbox Event Period (as defined in Annex B to the Prospectus with respect to the Great Lakes Crossing Whole Loan) for replacement reserves. The amount of Replacement Reserve Funds on deposit in the Replacement Reserve Account at any given time may not exceed $519,032.72 in the aggregate (the "Replacement Reserve Cap") and accordingly, to the extent a Replacement Reserve Monthly Deposit would result in the aggregate amount of Replacement Reserve Funds in the Replacement Reserve Account to exceed the Replacement Reserve Cap, such Replacement Reserve Monthly Deposit will be decreased by an amount equal to such excess.

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Footnotes to Annex A-1

With respect to Loan No. 5, Great Lakes Crossing Outlets, the borrower is permitted to deliver a letter of credit from an affiliate of the borrower or a reserve guaranty from an affiliate of the borrower, in lieu of any cash deposit for any reserve requirement for taxes, insurance, replacements, TI/LC and other reserves.

With respect to Loan No. 5, Great Lakes Crossing Outlets, for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP. or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the related Whole Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

With respect to Loan No. 6, Scottsdale Fashion Square, the Capital Expenditure Reserve is funded during a trigger period in the amount of $0.25 multiplied by the NRA excluding non-collateral square feet, “Excluded Premises,” (Macy's, Nordstrom, Neiman Marcus, DICK’S Sporting Goods, Harkins Theatre, Life Time Fitness and any replacement tenant that leases all or substantially all of any such premises as defined in the related loan agreement) and any other tenant that is required to pay for all repairs and maintenance costs for its entire lased premises, roof and structural components resulting in a total sq. ft. of 805,331, divided by 12. The Capital Expenditure Account is subject to a cap of an amount equal to 24 times the required monthly deposit ($402,666).

With respect to Loan No. 6, Scottsdale Fashion Square, the Rollover Reserve is funded during a trigger period  in the amount of $1.00 multiplied by the NRA excluding non-collateral square feet and “Excluded Premises,” (Macy's, Nordstrom, Neiman Marcus, DICK’S Sporting Goods, Harkins Theatre, Life Time Fitness and any replacement tenant that leases all or substantially all of any such premises as defined in the related loan agreement) resulting in a total sq. ft. of 825,666, divided by 12. The Rollover Account is subject to a cap of an amount equal to 24 times the required monthly deposit ($1,651,332).

With respect to Loan No. 10, Naugatuck Valley Shopping Center, a cash management trigger period (due to debt service coverage ratio declining below 1.25x) and a cash sweep trigger period (due to debt service coverage ratio declining below 1.20x) took effect in or about April 2020 and are still in effect. As of the most recent determination date in December 2022, the debt service coverage ratio calculated in accordance with the Naugatuck Valley Shopping Center Mortgage Loan documents was 1.14x. Such debt service coverage ratio calculation excludes rents from the third largest tenant, Bob’s Store, which posted “store closing” and “moving” signs at the end of 2022, and Red Crab Juicy Seafood, which is paying only partial rent payments and is in default. Bob’s Store is current on rent, has not provided any notice to vacate and recently advised the borrower that it intended to convert to an outlet store format, rather than close.  However, there is no assurance that Bob’s Store will not close. In August 2022, the borrower and the lender entered into a Forbearance and Modification Agreement, pursuant to which the borrower acknowledged that events of default existed, because the borrower had failed to deposit all rents into the lockbox account. The Forbearance and Modification Agreement allowed the borrower to forbear the deposit of undelivered excess cash flows until the end of the forbearance period (which expired in December 2022).

With respect to Loan No. 10, Naugatuck Valley Shopping Center, a $50,000 credit for the $500,000 tenant improvement and leasing commissions escrow was underwritten. The $500,000 initial deposit was placed into a reserve at origination and disbursements can be made for tenant improvements and leasing commissions.

A-1-51

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Cut-off Date Balances(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
$3,888,468	-	$9,999,999	5	$37,607,575	5.7%	6.6452%	103	1.85x	58.9%	56.3%
$10,000,000	-	$19,999,999	7	$90,325,000	13.8%	6.5456%	110	1.88x	52.8%	51.9%
$20,000,000	-	$29,999,999	5	$136,208,114	20.7%	6.4330%	101	1.64x	57.6%	54.8%
$30,000,000	-	$39,999,999	2	$65,000,000	9.9%	7.0177%	88	1.48x	56.6%	54.9%
$40,000,000	-	$65,600,000	6	$327,750,000	49.9%	5.9288%	89	2.20x	44.0%	44.0%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Distribution of Mortgage Rates(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
5.1500%	-	5.9999%	6	$271,499,936	41.3%	5.6829%	90	2.12x	47.9%	46.9%
6.0000%	-	6.4999%	5	$106,276,250	16.2%	6.1646%	83	1.77x	48.9%	48.9%
6.5000%	-	6.9999%	8	$164,240,357	25.0%	6.6454%	102	2.00x	55.3%	54.2%
7.0000%	-	7.2800%	6	$114,874,146	17.5%	7.2007%	109	1.64x	49.2%	47.0%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Property Type Distribution(1)(4)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of NRA/Units/Rooms	Cut-off Date Balance per # of NRA/Units/Rooms	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
Retail	19	$258,012,154	39.3%	5,792,203	$206	6.2317%	91	95.9%	1.98x	51.3%	50.2%
Anchored	6	$88,335,904	13.4%	885,000	$117	6.1749%	107	97.8%	1.67x	59.9%	56.7%
Regional Mall	1	$50,000,000	7.6%	2,081,286	$178	5.8990%	57	97.7%	2.10x	54.5%	54.5%
Outlet Center	1	$50,000,000	7.6%	1,128,332	$160	6.5210%	118	89.6%	2.50x	45.0%	45.0%
Super Regional Mall	1	$49,000,000	7.5%	1,555,459	$450	6.2143%	59	96.0%	1.92x	38.4%	38.4%
Single Tenant	8	$19,213,750	2.9%	110,786	$199	6.6406%	118	100.0%	1.88x	52.0%	52.0%
Unanchored	2	$1,462,500	0.2%	31,340	$50	6.3600%	118	78.7%	1.61x	63.0%	63.0%
Mixed Use	9	$143,892,857	21.9%	2,301,437	$523	5.9461%	114	89.5%	1.94x	49.1%	48.4%
Office/Showroom/Lab	1	$65,600,000	10.0%	1,053,217	$233	5.9411%	118	78.3%	2.17x	47.8%	47.8%
Lab/Office	1	$53,150,000	8.1%	479,004	$1,110	5.5095%	118	98.7%	1.66x	48.8%	48.8%
Parking Garage/Retail	1	$15,500,000	2.4%	287,000	$54	7.1200%	120	100.0%	1.83x	44.6%	39.1%
Industrial/Retail	6	$9,642,857	1.5%	482,216	$20	6.5000%	58	98.1%	2.03x	67.2%	65.4%
Office	4	$112,500,000	17.1%	3,087,841	$161	5.7647%	78	84.9%	2.31x	44.3%	44.3%
CBD	3	$97,500,000	14.8%	2,769,950	$176	5.7554%	73	84.0%	2.34x	42.1%	42.1%
Suburban	1	$15,000,000	2.3%	317,891	$68	5.8250%	111	90.8%	2.12x	58.2%	58.2%
Industrial	7	$94,500,000	14.4%	5,418,336	$70	7.0996%	85	100.0%	1.51x	53.6%	52.5%
Warehouse/Distribution	6	$88,900,000	13.5%	5,158,336	$73	7.1178%	87	100.0%	1.51x	53.4%	52.4%
Flex	1	$5,600,000	0.9%	260,000	$22	6.8100%	60	100.0%	1.54x	56.7%	53.6%
Hospitality	3	$47,985,678	7.3%	519	$102,223	6.9559%	120	70.3%	1.84x	53.8%	49.7%
Full Service	1	$23,985,678	3.7%	273	$87,860	7.1520%	119	55.7%	1.68x	47.5%	41.6%
Select Service	1	$16,000,000	2.4%	110	$145,455	6.7200%	120	85.7%	2.01x	64.0%	64.0%
Extended Stay	1	$8,000,000	1.2%	136	$58,824	6.8400%	120	83.3%	1.95x	52.3%	45.4%
Total/Weighted Average	42	$656,890,689	100.0%			6.2669%	95	91.3%	1.95x	50.1%	49.1%

Geographic Distribution(1)(4)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
California	4	$93,452,707	14.2%	6.1282%	110	1.99x	48.9%	48.4%
Southern(5)	4	$93,452,707	14.2%	6.1282%	110	1.99	48.9%	48.4%
Michigan	4	$83,805,000	12.8%	6.3445%	116	2.18x	51.3%	51.3%
Washington	1	$60,000,000	9.1%	5.5850%	59	2.76x	30.5%	30.5%
Indiana	2	$53,485,678	8.1%	7.2226%	97	1.62x	47.3%	44.6%
Massachusetts	1	$53,150,000	8.1%	5.5095%	118	1.66x	48.8%	48.8%
New York	1	$50,000,000	7.6%	5.8990%	57	2.10x	54.5%	54.5%
New York City	1	$50,000,000	7.6%	5.8990%	57	2.10	54.5%	54.5%
Arizona	1	$49,000,000	7.5%	6.2143%	59	1.92x	38.4%	38.4%
Missouri	2	$42,472,500	6.5%	6.3295%	115	1.86x	63.7%	63.7%
New Jersey	3	$39,650,000	6.0%	7.1085%	120	1.56x	55.4%	55.4%
Connecticut	1	$27,749,936	4.2%	5.1500%	84	1.49x	66.2%	57.2%
Ohio	3	$21,331,529	3.2%	6.7288%	107	1.89x	62.4%	61.7%
Pennsylvania	1	$15,500,000	2.4%	7.1200%	120	1.83x	44.6%	39.1%
Alabama	3	$14,912,500	2.3%	6.9603%	116	2.11x	45.5%	45.5%
North Carolina	7	$13,370,246	2.0%	6.5864%	59	1.89x	64.3%	62.1%
District of Columbia	1	$10,000,000	1.5%	6.0500%	56	1.47x	62.3%	62.3%
Maryland	1	$8,000,000	1.2%	6.8400%	120	1.95x	52.3%	45.4%
South Carolina	1	$7,013,376	1.1%	6.8100%	60	1.54x	56.7%	53.6%
Texas	2	$6,038,468	0.9%	7.0342%	116	1.51x	54.3%	49.9%
Utah	1	$5,600,000	0.9%	6.8100%	60	1.54x	56.7%	53.6%
Virginia	1	$2,050,000	0.3%	6.6800%	116	1.81x	50.4%	50.4%
Louisiana	1	$308,750	0.0%	6.3600%	118	1.61x	63.0%	63.0%
Total/Weighted Average	42	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Distribution of Cut-off Date LTVs(1)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
30.5%	-	39.9%	2	$109,000,000	16.6%	5.8679%	59	2.38x	34.1%	34.1%
40.0%	-	49.9%	8	$261,435,678	39.8%	6.3615%	114	1.97x	46.9%	46.0%
50.0%	-	59.9%	8	$160,013,468	24.4%	6.5118%	86	1.80x	55.3%	54.1%
60.0%	-	69.9%	7	$126,441,543	19.2%	6.1054%	100	1.71x	64.3%	62.2%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

A-2-1

Distribution of Maturity Date LTVs(1)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
30.5%	-	39.9%	3	$124,500,000	19.0%	6.0238%	67	2.31x	35.4%	34.7%
40.0%	-	49.9%	9	$257,824,146	39.2%	6.3438%	114	1.97x	47.3%	46.4%
50.0%	-	59.9%	7	$175,874,936	26.8%	6.2661%	83	1.76x	57.1%	55.1%
60.0%	-	66.7%	6	$98,691,607	15.0%	6.3741%	104	1.77x	63.7%	63.5%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Distribution of Underwritten NCF DSCRs(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
1.34x	-	1.49x	4	$71,638,404	10.9%	6.2721%	97	1.45x	61.0%	57.2%
1.50x	-	1.99x	12	$299,009,428	45.5%	6.4423%	97	1.71x	50.6%	49.3%
2.00x	-	2.49x	7	$176,242,857	26.8%	6.1273%	97	2.12x	53.0%	52.9%
2.50x	-	2.80x	2	$110,000,000	16.7%	6.0105%	86	2.64x	37.1%	37.1%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Distribution of Remaining Terms to Maturity(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
56	-	78	6	$213,642,857	32.5%	6.0666%	59	2.12x	45.4%	44.8%
78	-	84	2	$57,249,936	8.7%	6.2476%	81	1.53x	56.4%	52.0%
85	-	120	17	$385,997,896	58.8%	6.3807%	118	1.91x	51.8%	51.0%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Distribution of Underwritten NOI Debt Yields(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
8.5%	-	10.4%	2	$63,150,000	9.6%	5.5951%	108	1.63x	50.9%	50.9%
10.5%	-	12.4%	10	$225,012,154	34.3%	6.4322%	95	1.66x	53.6%	52.3%
12.5%	-	14.4%	4	$158,600,000	24.1%	6.1543%	86	2.00x	52.1%	51.4%
14.5%	-	17.7%	9	$210,128,535	32.0%	6.3768%	98	2.31x	44.7%	43.3%
Total/Weighted Average			25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	Maturity Date or ARD LTV Ratio(2)(3)
Interest Only	17	$479,973,750	73.1%	6.2819%	94	2.06x	48.8%	48.8%
Amortizing Balloon	6	$114,124,082	17.4%	6.5368%	92	1.61x	55.1%	49.3%
Interest Only - ARD	1	$53,150,000	8.1%	5.5095%	118	1.66x	48.8%	48.8%
Interest Only, Amortizing Balloon	1	$9,642,857	1.5%	6.5000%	58	2.03x	67.2%	65.4%
Total/Weighted Average	25	$656,890,689	100.0%	6.2669%	95	1.95x	50.1%	49.1%

Footnotes

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date or ARD LTV Ratio, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).
(2)	With respect to the ARD Loans, the Original Term to Maturity or ARD, Remaining Term to Maturity or ARD, Maturity Date or ARD LTV Ratio and Stated Remaining Term (Mos.) are calculated through the related anticipated repayment date.
(3)	With respect to four mortgaged properties (20.8%) (CX - 250 Water Street, 100 Jefferson Road, 9200 Calumet Industrial and Crowne Plaza Union Station), the Cut-off Date LTV Ratio and Maturity Date or ARD LTV Ratio have been calculated using a value other than the “As Is” appraised value. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.
(4)	Reflects the allocated loan amount for properties securing multi-property Mortgage Loans.
(5)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-2

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

[THIS PAGE INTENTIONALLY LEFT BLANK]

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

A-3-1

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

A-3-2

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

A-3-3

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

Mortgage Loan Information
Loan Seller:	GSMC
Loan Purpose:	Refinance

Borrower Sponsor:	Charles Steven Cohen
Borrower:	Pacific Design Center 1, LLC
Original Balance(1):	$65,600,000
Cut-off Date Balance(1):	$65,600,000
% by Initial UPB:	9.99%
Interest Rate:	5.94107142857143%
Payment Date:	6th of each month
First Payment Date:	March 6, 2023
Maturity Date:	February 6, 2033
Amortization:	Interest Only
Additional Debt(1):	$179,400,000 Pari Passu Senior Debt, $20,000,000 Pari Passu Junior Debt Future Mezzanine Permitted
Call Protection(2):	L(26),D(87),O(7)
Lockbox / Cash Management:	Hard / Springing
Reserves(3)
	Initial	Monthly	Cap
Taxes:	$178,740	$178,740	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$17,554	NAP
TI/LC(4):	$3,000,000	Springing	$5,000,000
Other(5):	$13,809,708	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use - Office/Showroom/Lab
Collateral:	Fee
Location:	West Hollywood, CA
Year Built / Renovated:	1975, 1988 / 2004
Total Sq. Ft.:	1,053,217
Property Management:	Cohen Brothers Realty Corporation of California
Underwritten NOI(6):	$33,781,880
Underwritten NCF:	$32,047,188
Appraised Value(7):	$512,500,000
Appraisal Date:	November 17, 2022

Historical NOI
Most Recent NOI(6):	$26,745,060 (T-12 September 30, 2022)
2021 NOI:	$25,784,799 (December 31, 2021)
2020 NOI:	$21,067,343 (December 31, 2020)
2019 NOI:	$20,766,946 (December 31, 2019)

Historical Occupancy(8)
Most Recent Occupancy:	78.3% (December 6, 2022)
2021 Occupancy:	70.1% (December 31, 2021)
2020 Occupancy:	70.0% (December 31, 2020)
2019 Occupancy:	71.0% (December 31, 2019)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$65,600,000
Pari Passu Notes	179,400,000
Senior Notes	$245,000,000	$233 / $233	47.8% / 47.8%	2.29x / 2.17x	13.8% / 13.1%	13.8% / 13.1%
Subordinate Note	20,000,000
Whole Loan	$265,000,000	$252 / $252	51.7% / 51.7%	1.89x / 1.79x	12.7% / 12.1%	12.7% / 12.1%

(1)	The Pacific Design Center Mortgage Loan (as defined below) is part of the Pacific Design Center Whole Loan (as defined below) evidenced by nine senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $245,000,000 and a subordinate note, with an outstanding principal balance as of the Cut-off Date of $20,000,000. The Financial Information for the Senior Notes is calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Pacific Design Center Senior Notes and the Financial Information for the Pacific Design Center Whole Loan is calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Pacific Design Center Whole Loan. See “—The Loan” below.
(2)	The defeasance lockout period will be at least 26 payments beginning with and including the first payment date of March 6, 2023. The borrower has the option to defease the entire $265.0 million Pacific Design Center Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 11, 2026. The assumed defeasance lockout period of 26 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. Prepayment in whole, but not in part, of the Pacific Design Center Whole Loan is permitted on or after the payment date in August 6, 2032 without the payment of a yield maintenance premium.
(3)	See “Initial and Ongoing Reserves” herein.
(4)	The initial TI/LC reserve was $5,000,000; however, on the origination date of the Pacific Design Center Whole Loan the borrower sponsor immediately drew down $2,000,000. The day after the origination date of the Pacific Design Center Whole Loan, the borrower sponsor used the $2,000,000 TI/LC draw and $307,550 of equity to pay for unfunded obligations associated with Cedars Sinai.
(5)	Other Reserves consists of an initial Unfunded Obligations Reserve of approximately $13,809,708 and monthly springing reserves for Major Tenant Downgrade Funds and Major Tenant Non-Renewal Funds.
(6)	The increase from Most Recent NOI to Underwritten NOI at the Pacific Design Center Property (as defined below) is primarily driven by rent from additional executed Cedars Sinai leases with start dates after the September 2022 trailing 12 month period as well as the associated credit tenant rent steps.
(7)	The Pacific Design Center Property had an “as-is” appraised value of $512,500,000 as of November 17, 2022, which includes the extraordinary assumptions that (i) the net rentable area utilized was accurate since a BOMA report verifying the net rentable area was not provided and (ii) in the event of a sale of the Pacific Design Center Property occurring as of the effective date of value, approximately $8.9 million of outstanding free rent amounts would be a seller credit and a buyer would not be responsible for any costs associated with contractual rent abatements.
(8)	Occupancy includes all tenants in place and tenants with signed leases as of the reporting period. Occupancy excludes non-collateral tenants.

The Loan. The mortgage loan (the “Pacific Design Center Mortgage Loan”) is part of a whole loan (the “Pacific Design Center Whole Loan”) evidenced by nine senior pari passu notes (collectively, the “Pacific Design Center Senior Notes”) and a controlling subordinate note B (the “Pacific Design Center Trust Subordinate Companion Note”) that are secured by a first deed of trust encumbering the borrower’s fee simple interest in a 1,053,217 sq. ft. mixed-use property comprised of office, showroom and lab space located in West Hollywood, California (the “Pacific Design Center Property”). The Pacific Design Center Trust Subordinate Companion Note is subordinate to the Pacific Design Center Senior Notes as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu AB Whole Loans—Pacific Design Center Whole Loan” in the Preliminary Prospectus. The Pacific Design Center Mortgage Loan, which is evidenced by the non-controlling note A-1, has an aggregate outstanding principal balance as of the Cut-off Date of $65,600,000 and represents approximately 9.99% of the Initial Pool Balance. The Pacific Design Center Trust Subordinate

A-3-4

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

Companion Note has an outstanding principal balance as of the Cut-off Date of $20,000,000. The Pacific Design Center Trust Subordinate Companion Note will also be contributed to the Benchmark 2023-B38 securitization trust but will not be included in the mortgage pool. The Pacific Design Center Whole Loan was originated by Goldman Sachs Bank USA (“GS”) on January 11, 2023, had an aggregate original principal balance of $265,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $265,000,000. On February 1, 2023, GS or its affiliate transferred notes A-8 and A-9, in the aggregate original principal balance of $40,000,000 to Bank of Montreal (“BMO”) and on February 8, 2023, GS or its affiliate transferred notes A-4, A-5, A-6 and A-7, in the aggregate original principal balance of $75,000,000 to Argentic Real Estate Finance II LLC (“AREF”). The remaining notes, as well as the notes sold to BMO and AREF, are expected to be contributed to one or more future securitization trusts or may otherwise be transferred at any time. The Pacific Design Center Senior Notes accrue interest at an interest rate of 5.94107142857143% per annum and the Pacific Design Center Trust Subordinate Companion Note accrues interest at an interest rate of 15.50000% per annum. Payments allocated to the Pacific Design Center Trust Subordinate Companion Note will be paid only to the holders of the Pacific Design Center loan-specific certificates as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu AB Whole Loans—Pacific Design Center Whole Loan” in the Preliminary Prospectus. The proceeds of the Pacific Design Center Whole Loan were primarily used to refinance prior debt secured by the Pacific Design Center Property, return equity to the borrower sponsor, pay closing costs and fund upfront reserves.

The table below summarizes the promissory notes that comprise the Pacific Design Center Whole Loan. The relationship between the holders of the Pacific Design Center Whole Loan will be governed by a co-lender agreement. The Pacific Design Center Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2023-B38 trust. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu AB Whole Loans—Pacific Design Center Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$65,600,000	$65,600,000	Benchmark 2023-B38	No(2)
A-2(1)	$34,400,000	$34,400,000	GS	No
A-3(1)	$30,000,000	$30,000,000	GS	No
A-4(1)	$40,000,000	$40,000,000	AREF	No
A-5	$15,000,000	$15,000,000	AREF	No
A-6(1)	$10,000,000	$10,000,000	AREF	No
A-7(1)	$10,000,000	$10,000,000	AREF	No
A-8	$25,000,000	$25,000,000	BMO	No
A-9(1)	$15,000,000	$15,000,000	BMO	No
Subordinate Note	$20,000,000	$20,000,000	Benchmark 2023-B38 (loan-specific certificates)	Yes(2)
Whole Loan	$265,000,000	$265,000,000
(1)	The notes held by the lenders are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.
(2)	Pursuant to the related co-lender agreement, the holder of the Pacific Design Center Trust Subordinate Companion Note is the controlling noteholder unless a “control appraisal period” has occurred and is continuing under the co-lender agreement, in which case Note A-1 will become the controlling noteholder.

The proceeds of the Pacific Design Center Whole Loan were primarily used to refinance the Pacific Design Center Property, pay origination costs, cover defeasance costs and return equity to the borrower sponsor.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$245,000,000	92.5%	Loan Payoff	$159,759,913	60.3%
Subordinate Note	20,000,000	7.5	Return Of Equity	84,548,786	31.9
			Reserves	16,988,449	6.4
			Closing Costs	3,702,852	1.4
Total Sources	$265,000,000	100.0%	Total Uses	$265,000,000	100.0%

The Borrower and the Borrower Sponsor. The borrower is Pacific Design Center 1, LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pacific Design Center Whole Loan. The borrower sponsor and non-recourse carveout guarantor is Charles Steven Cohen, the President and CEO of Cohen Brothers Realty Corporation (“CBRC”). CBRC is a private real estate development and management firm that develops, redevelops and operates various commercial property types throughout the United States. The firm has commercial properties in New York, Houston, South Florida and Southern California.

The Property. The Pacific Design Center Property is part of an approximately 11-acre campus consisting of three buildings, which were constructed over five decades – the approximately 640,000 sq. ft. “Blue Whale” (the “Blue Building”) was built in 1975; the approximately 420,000 sq. ft. green building (the “Green Building”) was built in 1988 and the approximately 400,000 sq. ft. red building (the “Red Building”), which is not part of the collateral and which CBRC built in 2012 as a state-of-the-art creative office complex. The Red Building was securitized in 2018 in Benchmark 2018-B2, as it was not yet stabilized at the time of the 2014 securitizations of the Blue Building and Green Building (in COMM 2014-CR18 and WFCM 2014-LC16, respectively). The Pacific Design Center Property totals approximately 1.1 million sq. ft. and primarily caters to design showroom and office users. Designed by the architect César Pelli, the Pacific Design Center Property features numerous showroom areas offering a line-up of commercial lighting, furnishings, textiles, and other products. In

A-3-5

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

addition, the campus includes an approximately 600,000 sq. ft., 3,098-space enclosed parking garage and three restaurants. Amenities at the Pacific Design Center Property consist of the SilverScreen Theater, a 294-seat state-of-the-art luxury film venue and reception facility, the Conference Center, a 200-seat facility fully equipped for conferences and meetings, and a Michael Graves-designed fitness center. The Pacific Design Center Property serves as a year-round event and seminar facility catering to a diverse audience and routinely hosts some of the biggest annual events in Los Angeles.

The three buildings are interconnected and have access to the same amenities; however, the Blue Building and Green Building function together and, along with a portion of a shared parking garage serve as the collateral for the Pacific Design Center Whole Loan. The Pacific Design Center Property has its own separately accessed/functioning parking structure with 1,614 spaces. However, there is an reciprocal easement agreement in place allowing for shared parking (a tenant in the Green Building, can park in the Red Building, and vice versa). Parking revenue/expense for the total campus is allocated to the Pacific Design Center Property (52%) and the Red Building (48%) pro-rata.

The chart below summarizes the various rental streams at the Pacific Design Center Property:

Space Type	Total Sq. Ft.	% Total Sq. Ft.	Occupancy	U/W Base Rent	% of U/W Base Rent(1)	Base Rent PSF
Design SR(2)	467,582	44.4%	65.4%	$14,417,965	40.8%	$ 30.84
Office(3)	275,635	26.2	78.5%	$10,389,460	29.4	$ 37.69
Cedars Sinai(4)	259,653	24.7	100.0%	$10,132,718	28.7	$ 39.02
Other(5)	50,347	4.8	86.1%	$370,339	1.0	$ 7.36
Total / Wtd. Avg.	1,053,217	100.0%	78.3%	$35,310,482	100.0%	$ 33.53
(1)	Based on the underwritten rent roll dated December 6, 2022, with contractual rent steps through January 31, 2024.
(2)	In connection with Cedars Sinai's most recent expansion, 138,548 sq. ft. of design showroom (“Design SR”) space is expected to be converted to lab space. The lab space has been turned over to Cedars Sinai; however, the tenant has not yet started its buildout. In connection with such conversion, the City of West Hollywood requires 155,772 sq. ft. of Design SR space to remain vacant as a condition for Cedars Sinai to complete the conversion (the “Design Showroom Space Restriction”) and use the space thereafter as lab space. The borrower represents in the Pacific Design Center Whole Loan documents that it has the amount of requisite vacant showroom space and covenants that it will maintain such vacant space for as long as is necessary. We cannot assure you that the conversion will be completed as expected or at all..
(3)	Excluding 46,151 sq. ft. of office space leased to Cedars Sinai
(4)	Cedars Sinai currently occupies 259,653 sq. ft. of space at the Pacific Design Center Property, with 46,151 sq. ft. of office space and 213,502 sq. ft. of lab space (including the 138,548 sq. ft. of lab space described above in footnote (2). The tenant signed a non-binding letter of intent for an additional 19,696 sq. ft. of office space on a lease expected to commence on July 1, 2024, which is currently classified as “Office”. We cannot assure you that the tenant will take occupancy or begin paying rent as expected or at all.
(5)	Other represents PDC’s non-revenue space, telecommunications, parking, storage, display and other space which has not been allocated to any space type listed in the chart above.

Major Tenants. The largest tenant, Cedars Sinai Medical Center (“Cedars Sinai”) (24.7% of sq. ft., 28.7% of underwritten base rent) is a nonprofit academic healthcare organization serving the diverse Los Angeles community and beyond. Cedars Sinai was ranked the #1 hospital in California and the #2 hospital in the nation by U.S. News & World Report for 2022-2023. Moreover, Cedars Sinai serves more than 1 million people each year in over 40 locations, with more than 4,500 physicians and nurses and 1,500 research projects. Cedars Sinai is involved in the clinical care and research of heart disease, cancer and brain disorders, among other areas. Cedars Sinai originally took occupancy in 2017, leasing 59,656 sq. ft. in the Green Building, and subsequently expanded numerous times to presently occupy space across both the Green and Blue Buildings. In June 2022, Cedars Sinai leased an additional 138,548 sq. ft. Cedars Sinai maintains mission-critical office and lab space at the Pacific Design Center Property and has invested more than $50 million into its premises to-date. Cedars Sinai previously spent approximately $38.8 million on Suites B230 and B231 ($1,063 per sq. ft.) and $11.7 million on Suite G271 ($1,300 sq. ft.). Cedars Sinai has 46,151 square feet expiring in May 2030, 9,000 square feet expiring in August 2032, 97,053 square feet expiring in June 2033, and 107,449 square feet expiring in June 2038. With respect to 31,099 square feet expiring in June 2033 and 107,449 square feet expiring in June 2038, the tenant has two, five-year renewal options. Additionally, Cedars Sinai has a termination option as to its expansion space under certain circumstances, as described in the “Tenant Summary” table below.

The second largest tenant, “8687 Melrose GreenTenant LLC” (“WeWork Tenant”) (5.2% of sq. ft., 7.4% of underwritten base rent) is a provider of coworking spaces, including physical and virtual shared spaces Founded in 2010, the parent company of WeWork Tenant, WeWork, leases space in more than 700 locations globally, with more than 682,000 members across 39 countries. At the Pacific Design Center Property, the entire WeWork Tenant space is occupied by an enterprise tenant, FabFitFun and is not a sublease. The borrower sponsor does not have any insight into the terms of the agreement with FabFitFun, however WeWork Tenant remains current on all rent. The lease is guaranteed by WeWork Companies Inc. (the “WeWork Guaranty”), and the borrower has a letter of credit from the tenant ; provided, however, the maximum liability of WeWork Companies Inc. under the WeWork Guaranty for (i) all amounts except Enforcement Costs (as defined below) is $1,720,845, cumulative over the term of the related lease, and (ii) amounts incurred by the landlord in collecting or attempting to collect amounts due under the related lease and/or WeWork Guaranty including, without limitation, attorneys’ fees and costs (the “Enforcement Costs”) is $2,000,000, in each instance subject to the terms and conditions of the WeWork Guaranty.  The WeWork Guaranty will terminate on July 23, 2023. WeWork Tenant’s lease expires in February 2034, and it has one, five-year renewal option.

The third largest tenant, Pluto, Inc. (3.4% of sq. ft., 5.3% of underwritten base rent) is a free-to-use video streaming service owned and operated by Paramount Streaming, a division of Paramount Global. With hundreds of media and content partners, the company offers streaming and on-demand content to more than 50 million viewers through digital channels designed to emulate the experience of traditional broadcast programming. The service’s revenue is generated from video advertisements seen during programming within ad breaks structured similar to those found on cable television. Pluto, Inc. leases 350 square feet of storage space on a month-to-month basis and has 35,500 square feet expiring in November 2028. Pluto, Inc. has one, five-year renewal option. Pluto, Inc. has the ongoing

A-3-6

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

right to terminate the lease for its entire space, the G900 suite (35,500 sq. ft. office space), upon providing the landlord written notice effectively on or at any date after August 31, 2026, as described in the Tenant Summary below.

The following table presents certain information relating to the tenants at the Pacific Design Center Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
Cedars Sinai Medical Center(3)	Aa3/AA-/AA-	259,653	24.7%	$39.02	28.7%	Various(4)(5)
WeWork Tenant(6)	NR/CCC/NR	54,630	5.2	$47.61	7.4	2/28/2034
Pluto, Inc.(7)	Baa2/BBB/BBB	35,850	3.4	$51.79	5.3	Various(8)
InvestCloud, Inc.	NR/NR/NR	32,128	3.1	$49.19	4.5	1/31/2027
Kneedler Fauchere	NR/NR/NR	17,762	1.7	$48.35	2.4	Various
Thomas Lavin, Inc.	NR/NR/NR	16,983	1.6	$41.39	2.0	Various
D Sutherland	NR/NR/NR	16,074	1.5	$30.29	1.4	12/31/2030
Advanced Nutrients US LLC	NR/NR/NR	13,378	1.3	$49.97	1.9	5/31/2029
Janus ET CIE, Inc	NR/NR/NR	13,317	1.3	$53.00	2.0	8/31/2025
NVE Inc.	NR/NR/NR	13,088	1.2	$47.86	1.8	5/31/2031
Ten Largest Tenants / Wtd. Avg.		472,863	44.9%	$42.76	57.3%
Remaining Occupied		352,246	33.4	$42.84	42.7
Total Occupied / Wtd. Avg.		825,109	78.3%	$42.79	100.0%
Vacant		228,108	21.7
Total / Wtd. Avg.		1,053,217	100.0%
(1)	Based on the underwritten rent roll dated December 6, 2022, with contractual rent steps through January 31, 2024.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Cedars Sinai currently occupies 259,653 sq. ft. of space at the Pacific Design Center Property, with 46,151 sq. ft. of office space and 213,502 sq. ft. of lab space (inclusive of the 138,548 of Design SR sq. ft. that is expected to be converted to lab space. We cannot assure you that the conversion will be completed as expected or at all.). The tenant signed a non-binding letter of intent for an additional 19,696 sq. ft. of office space on a lease expected to commence on July 1, 2024, which is currently classified as “Office”. We cannot assure you that the tenant will take occupancy or begin paying rent as expected or at all. The tenant has a weighted-average remaining lease term of approximately 11.7 years.
(4)	Cedars Sinai Medical Center, the largest tenant at the Pacific Design Center Property, has the right to terminate its lease with respect to approximately 138,548 sq. ft. of expansion space (the “Expansion Space”) in the event that (i) confirmation by the City of West Hollywood (the “City”) that (x) the use of the Expansion Space for, among other things, laboratory purposes (the “Permitted Uses”) is lawful and (y) the Design Showroom Space Restriction is satisfied, is in each instance not issued within the time periods set forth in the related lease, or (ii) there is a negative impact to the tenant’s rights under its various leases, including the permitted uses, its allocated parking or its operating expenses due to any pursuit by the borrower of an amendment to the site plan for the Pacific Design Center Property to, among other things, remove the Design Showroom Space Restriction.
(5)	Cedars Sinai Medical Center leases 107,449 sq. ft. expiring on June 30, 2038, 97,053 sq. ft. expiring on June 30, 2033, 46,151 sq. ft. expiring on May 31, 2030, and 9,000 sq. ft. expiring on August 31, 2032.
(6)	WeWork Tenant’s leased space is fully occupied by FabFitFun, but is not a sublease.
(7)	Pluto, Inc. has the ongoing right to terminate the lease for its entire space, the G900 suite (35,500 sq. ft. office space), upon providing the landlord written notice (the “Early Termination Notice”), effective on or at any date (the “Early Termination Date”) after August 31, 2026 subject to, among other conditions, (ii) the Early Termination Date being no earlier than 180 days following delivery of the Early Termination Notice, and (ii) Pluto, Inc. paying to the landlord a termination fee equaling the sum of (x) the total amount of the base rent abated under the lease, (x) the landlord’s tenant improvement allowance contribution, and (z) the brokerage commissions paid and payable by the landlord in respect of the lease, each amortized over the term of the lease using a straight-line method of calculation.
(8)	Pluto, Inc. leases 35,500 sq. ft. expiring on November 30, 2028, and 350 sq. ft. on a month-to-month basis.

A-3-7

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%
Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Expiring(4)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(5)	% U/W Base Rent Rolling(5)	Cumulative % of U/W Base Rent
MTM	10	6,458	0.6%	6,458	0.6%	$6.22	0.1%	0.1%
2023	20	46,505	4.4	52,963	5.0	$47.15	6.2%	6.3%
2024	16	50,333	4.8	103,296	9.8	$52.59	7.5%	13.8%
2025	10	55,358	5.3	158,654	15.1	$49.43	7.7%	21.6%
2026	9	47,740	4.5	206,394	19.6	$51.42	7.0%	28.5%
2027	9	65,605	6.2	271,999	25.8	$47.77	8.9%	37.4%
2028	8	89,328	8.5	361,327	34.3	$45.95	11.6%	49.0%
2029	6	43,118	4.1	404,445	38.4	$50.70	6.2%	55.2%
2030	5	66,964	6.4	471,409	44.8	$44.33	8.4%	63.6%
2031	4	26,502	2.5	497,911	47.3	$45.93	3.4%	67.1%
2032	4	27,177	2.6	525,088	49.9	$38.61	3.0%	70.0%
2033	3	106,311	10.1	631,399	59.9	$39.04	11.8%	81.8%
2034 & Thereafter	18	193,710	18.4	825,109	78.3	$33.19	18.2%	100.0%
Vacant(6)	NAP	228,108	21.7	1,053,217	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	122	1,053,217	100.0%			$42.79	100.0%
(1)	Based on the underwritten rent roll dated December 6, 2022, with contractual rent steps through January 31, 2024.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(4)	Certain tenants have more than one lease.
(5)	Annual U/W Base Rent Per Sq. Ft. and % U/W Base Rent Rolling are inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.
(6)	Cedars Sinai currently occupies 259,653 sq. ft. of space at the Pacific Design Center Property, with 46,151 sq. ft. of office space and 213,502 sq. ft. of lab space (inclusive of the 138,548 of Design SR sq. ft. that is expected to be converted to lab space. We cannot assure you that the conversion will be completed as expected or at all.). The tenant signed a LOI for an additional 19,696 sq. ft. of office space on a lease expected to commence on July 1, 2024, which is currently classified as “Office”. We cannot assure you that the tenant will take occupancy or begin paying rent as expected or at all.

Environmental Matters. According to the Phase I environmental report dated November 22, 2022, there are certain recognized environmental conditions (collectively, the “REC”) at the Pacific Design Center Property in connection with potential impacts from prior industrial operations at the Pacific Design Center Property for which insufficient regulatory records exist, including, among other things, potential (i) arsenic and creosote impacts from prior railroad operations, (ii) solvent, heavy metal and commercial grade cleaner impacts from prior plating works, machine shop and furniture manufacturing operations, (iii) heavy metal and solvent impacts from prior printing operations, and (iv) petroleum impacts from prior automotive and bus repair operations. According to the Phase I environmental site assessment, due to the redevelopment of the existing improvements at the Pacific Design Center Property, the absence of such prior site uses on any active or closed regulatory data bases and the time elapsed since such historical operations, the REC is not anticipated to detrimentally affect the continued commercial use or operation of the Pacific Design Center Property. At origination, the related borrower sponsor, Charles Steven Cohen, executed an environmental indemnity agreement covering the environmental covenants and related obligations under the Pacific Design Center Whole Loan documents. See “—Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Pacific Design Center Property is located at the intersection of Melrose Avenue and North San Vicente Boulevard in West Hollywood, California. Melrose Avenue directly connects to Santa Monica Boulevard, a major west-east thoroughfare in Los Angeles County which feeds into the I-405, one of the busiest freeways in the United States. The Pacific Design Center Property is in 1-mile proximity to Bel-Air, Beverly Hills and the Hollywood Hills. According to the appraisal, the 2022 total population with a 1-, 3- and 5-mile radii of the Pacific Design Center Property was 39,220, 255,970 and 787,469, respectively. Moreover, within those same radii the 2022 median household income was $109,817, $103,877 and $84,020, respectively.

West Hollywood is one of the most high-profile retail locations in Greater Los Angeles. It has several districts and streets that are some of the most important fashion and retail corridors in the nation. The retail submarket in West Hollywood, Los Angeles is in high demand with fourth quarter of 2022 market rents of $68.48 per sq. ft., as compared to the Los Angeles market $35.52 per sq. ft. average. The submarket has shown positive net absorption of approximately 32,300 sq. ft. in the past 12 months.

As of the fourth quarter of 2022, the West Hollywood office submarket has a vacancy of 10.4%, which is below the Los Angeles office market average of 14.5%. The submarket has shown positive net absorption of 15,600 sq. ft. in the past 12 months. There are no new buildings under construction in the area. The average rent for office space in West Hollywood is $57.21 per sq. ft., which is greater than the Los Angeles Market average at $42.22 per sq. ft. Rent premiums in the submarket are driven by prime location, high land costs, and limited availability.

A-3-8

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

The following table presents certain information relating to comparable office sales for the Pacific Design Center Property:

Comparable Office Sales(1)
Property / Location	Gross Building Area (SF)		Year Built / Renovated	Occupancy		Sale Date	Sale Price	Price PSF	Cap Rate
Pacific Design Center West Hollywood, CA	1,053,217	(2)	1975, 1988 / 2004	78.3%	(2)
6922 Hollywood Los Angeles, CA	208,088		1966 / 2021	71%		Oct-22	$96,000,000	$461.34	7.50%
555 Aviation El Segundo, CA	259,754		1966 / 2017	100%		Jun-22	$205,500,000	$791.13	5.01%
One Culver Culver City, CA	395,272		1986 / NAP	100%		Mar-22	$510,000,000	$1,290.25	4.50%
Pacific Vista Lake Forest, CA	321,381		2000 / NAP	89%		Jan-22	$96,000,000	$298.71	6.30%
Dreamworks Glendale, CA	497,403		2009 / NAP	100%		Dec-21	$326,500,000	$656.41	4.39%
1, 3 and 5 Glen Bell Way Irvine, CA	273,180		2001 / 2009	100%		Aug-21	$159,000,000	$582.03	5.70%
Burbank Empire Center Burbank, CA	233,909		2002 / NAP	100%		Jul-21	$106,660,000	$455.99	5.40%
The Park Calabasas Calabasas, CA	222,524		1986 / NAP	92%		Apr-21	$79,000,000	$355.02	6.50%
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated December 6, 2022.

A-3-9

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

The following table presents certain information relating to comparable office leases for the Pacific Design Center Property:

Comparable Office Rental Summary(1)
Property Address/Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Monthly Rent PSF	Commencement	Lease Term (Years)
Pacific Design Center West Hollywood, CA	1975, 1988 / 2004	1,053,217(2)	35,500(2)	Pluto, Inc.(2)	$4.32(2)	Jul-20(2)	8.3(2)
7083 Hollywood Boulevard Hollywood, CA	1985 / 2012	102,570	28,982	Industrious	$4.95	May-22	10.0
9200 Sunset Boulevard West Hollywood, CA	1971 / NAP	315,079	3,325	Hedosophia	$7.10	Jun-22	5.0
9000 Sunset Boulevard West Hollywood, CA	1964 / NAP	145,518	10,474	Carroll Guido & Wiesner	$7.00	Aug-22	5.0
926 North Sycamore Avenue Los Angeles, CA	2021 / NAP	59,844	11,021	Renewable Resources	$5.85	Jun-22	8.3
9090 Wilshire Boulevard Beverly Hills, CA	1986 / NAP	48,915	34,000	Outfront Media	$4.00	Jul-22	10.0
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated December 6, 2022. Monthly Rent PSF includes contractual rent steps through January 31, 2024.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pacific Design Center Property:

Cash Flow Analysis.

Cash Flow Analysis(1)
	2019	2020	2021	T-12 9/30/2022	U/W	U/W Per Sq. Ft.
Base Rent(1)	$25,885,561	$27,044,367	$31,152,174	$30,470,003	$35,310,482	$33.53
Credit Tenant Rent Steps(2)	0	0	0	0	2,037,510	$1.93
Other Income(3)	7,627,262	5,201,209	6,873,928	9,624,566	19,293,983	$18.32
Gross Potential Rent	$33,512,823	$32,245,576	$38,026,102	$40,094,569	$56,641,975	$53.78
Less: Vacancy & Credit Loss	0	0	0	0	(9,839,079)	($9.34)
Effective Gross Income	$33,512,823	$32,245,576	$38,026,102	$40,094,569	$46,802,895	$44.44
Total Operating Expenses	12,745,877	11,178,233	12,241,303	13,349,509	13,021,016	$12.36
Net Operating Income(4)	$20,766,946	$21,067,343	$25,784,799	$26,745,060	$33,781,880	$32.07
Replacement Reserves	0	0	0	0	210,643	$0.20
TI/LC	0	0	0	0	1,524,048	$1.45
Net Cash Flow	$20,766,946	$21,067,343	$25,784,799	$26,745,060	$32,047,188	$30.43
(1)	Based on the underwritten rent roll dated December 6, 2022, with contractual rent steps through January 31, 2024.
(2)	Credit Tenant Rent Steps reflects the present value of contractual rent step increments for investment-grade tenants through January 31, 2024.
(3)	Other income includes Total Commercial Reimbursement Revenue, Market Revenue from Vacant Units, Parking Income, as well as Events and Seminars, Electric Submetering, Security Service Income and Cleaning Services Income, based on budget.
(4)	The increase from T-12 9/30/2022 Net Operating Income to Underwritten Net Operating Income at the Pacific Design Center Property is primarily driven by rent from additional executed Cedars Sinai leases with start dates after the September T12 period as well as the associated credit tenant rent steps.

Property Management. The Pacific Design Center Property is managed by Cohen Brothers Realty Corporation of California, an affiliate of the borrower sponsor. The parking at the Pacific Design Center Property and the Red Building is managed by AMB Industry Groups, LLC.

Initial and Ongoing Reserves. On the origination date of the Pacific Design Center Whole Loan, the borrower funded a reserve of approximately $178,740 for real estate taxes, $3,000,000 for tenant improvements and leasing commissions and prebuild costs and approximately $13,809,708 for unfunded obligations in connection with certain outstanding free rent and tenant improvement and leasing commissions obligations, primarily associated with the Cedars Sinai spaces. The initial reserve for tenant improvements and leasing commissions was $5,000,000; however, on the origination date of the Pacific Design Center Whole Loan, the borrower sponsor

A-3-10

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

immediately drew down $2,000,000. In addition, on the day after the origination date of the Pacific Design Center Whole Loan, the borrower sponsor utilized the $2,000,000 drawn for the tenant improvements and leasing commissions along with $307,550 of equity to pay for unfunded obligations associated with Cedars Sinai.

Additionally, on each monthly due date, the borrower is required to fund the following reserves with respect to the Pacific Design Center.

Tax Reserve – on each monthly due date, the borrower is required to fund a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially approximately $178,740) will be necessary to pay taxes over the then succeeding 12-month period.

Insurance Reserve – on each monthly due date, the borrower is required to fund an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period.

Replacement Reserve – on each monthly due date, the borrower is required to fund a replacement reserve in an amount equal to approximately $17,554.

TI/LC Reserve – if the tenant improvements and leasing commissions reserve drops below $3,000,000, on each monthly due date, the borrower is required to fund a reserve equal to $87,768 subject to a cap of $5,000,000.

Major Tenant Downgrade Funds – On each monthly due date occurring during the continuance of a Major Tenant Downgrade (as defined below), the borrower is required to fund a reserve (the “Major Tenant Downgrade Account”) in an amount equal to all amounts remaining in the cash management account after deposits for all other items, except for the excess cash flow reserve account, required by the Pacific Design Center Whole Loan documents until the aggregate amount deposited in the Major Tenant Downgrade Account during the continuance of such Major Tenant Downgrade equals $15.00 per sq. ft. leased by the Major Tenant (as defined below) (or $60.00 per sq. ft. if the Major Tenant is in monetary default) (the “Major Tenant Downgrade Sweep Capped Amount”). If no event of default has occurred and is continuing, the lender is required to disburse such funds to the borrower for approved leasing expenses in respect of the space previously leased by the Major Tenant if there are, as of the date of disbursement, insufficient funds in the leasing reserve account or the excess cash flow reserve account for payment of such expenses in accordance with the Pacific Design Center Whole Loan documents.

Major Tenant Non-Renewal Funds – If, at any time, any lease with the Major Tenant that was in effect on the origination date is scheduled to terminate within the next 12 months with respect to all or any portion of the leased space and the Major Tenant has not exercised its renewal option with respect to such space (or extended the term of the lease with respect to such space by at least three years on then-market rate terms for such space or better) (each such case, a “Major Tenant Non-Renewal”), then, on the monthly due date that is twelve months prior to such scheduled expiration date and on each of the eleven consecutive monthly due dates, the borrower is required to fund a reserve (the “Major Tenant Non-Renewal Account”) in an amount equal to one-twelfth of the unabated annual base rent due under such lease with respect to such leased space as of the origination date (such annual base rent, the “Major Tenant Non-Renewal Annual Rent”; and such monthly deposit, the “Major Tenant Non-Renewal Monthly Deposit”). Notwithstanding the foregoing, if and for so long as the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents, is 11.6% or higher, the obligation to remit funds into the Major Tenant Non-Renewal Account will be suspended. The borrower is permitted to, in lieu of making the Major Tenant Non-Renewal Monthly Deposits required with respect to any Major Tenant Non-Renewal, deliver to the lender a letter of credit on or before the monthly due date occurring in the calendar month that is 12 months prior to the scheduled expiration applicable to such Major Tenant Non-Renewal in an amount equal to the applicable Major Tenant Non-Renewal Annual Rent. Amounts contained in the Major Tenant Non-Renewal Account are required to be released to the borrower from time to time for the same purposes, and subject to the same conditions, as disbursements from the leasing reserve account.

A “Major Tenant” means Cedars Sinai Medical Center, a California non-profit public benefit corporation, or any successor tenant in all or substantially all of the space currently leased to Cedars Sinai Medical Center at the Pacific Design Center Property.

A “Major Tenant Event” exists if (i) any Major Tenant defaults under one or more of its leases and such default continues beyond any applicable notice and cure period; (ii) any non-investment grade Major Tenant goes dark in a significant portion of its space; (iii) any Major Tenant or any lease guarantor on a lease with a Major Tenant becomes insolvent or files for bankruptcy; or (iv) any tenant that had been rated “BBB-” or better gets downgraded (or newly rated, to the extent such tenant was not previously rated by such rating agency) below “BB+” by S&P Global Ratings or the equivalent by Moody’s Investors Service, Inc. or Fitch, Inc. (a “Major Tenant Downgrade”).

Lockbox / Cash Management. The Pacific Design Center Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to the existing tenants at the Pacific Design Center Property, directing them to remit their rent directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the Pacific Design Center Property to be deposited into such lockbox immediately. The borrower is required to cause the parking manager to immediately deposit the parking revenue allocated to the Pacific Design Center Property and received by the borrower or parking manager, as the case may be, into the lender-controlled lockbox. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Pacific Design Center Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Pacific Design Center Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed

A-3-11

8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard West Hollywood, CA 90069	Collateral Asset Summary – Loan No. 1 Pacific Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,600,000 47.8% 2.17x 13.8%

in accordance with the Pacific Design Center Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Pacific Design Center Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Pacific Design Center Whole Loan. Upon the cure of the applicable Pacific Design Center Trigger Period, so long as no other Pacific Design Center Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Pacific Design Center Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Pacific Design Center Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default under the Pacific Design Center Whole Loan or, if a mezzanine loan is then in place, an event of default under any related mezzanine loan agreement (a “Mezzanine Loan Event of Default”), (ii) the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents (based on the full amount of the debt under the Pacific Design Center Whole Loan together with the debt under any related mezzanine loan), being less than 8.0% as of the end of any fiscal quarter, and (iii) the occurrence of a Major Tenant Event, and expiring upon (a) with respect to clause (i) above, when the lender has, in the case of an event of default under the Pacific Design Center Whole Loan, expressly waived such event of default in writing or, in the case of a Mezzanine Loan Event of Default, when the applicable mezzanine lender has expressly waived any such Mezzanine Loan Event of Default in writing, (b) with respect to clause (ii) above, the date that the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents (based on the full amount of the debt under the Pacific Design Center Whole Loan together with the debt under any related mezzanine loan), is equal to or greater than 8.0% for two consecutive calendar quarters, and (c) with regard to any Pacific Design Center Trigger Period commenced solely as a result of a Major Tenant Downgrade, when the aggregate amounts deposited into the Major Tenant Downgrade Account during the period that a Pacific Design Center Trigger Period exists solely as a result of such Major Tenant Downgrade equal the Major Tenant Downgrade Sweep Capped Amount or the date on which such Major Tenant once again has (x) a rating of at least “BBB-” from at least one of the applicable rating agencies and (y) no rating that is less than “BBB-” from any of the applicable rating agencies. Notwithstanding the foregoing and subject to the terms of the Pacific Design Center Whole Loan documents, no Pacific Design Center Trigger Period will be deemed to exist solely with respect to clause (ii) of the definition of “Pacific Design Center Trigger Period” during any period that the borrower has deposited cash into an account with the lender or has delivered to the lender a letter of credit in an amount reasonably determined by the lender to be sufficient, if the same were to be deducted from the principal balance of the Pacific Design Center Whole Loan, to cause the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents (based on the full amount of the debt under the Pacific Design Center Whole Loan together with the debt under any related mezzanine loan), to be equal to or greater than 8.0%. Such additional cash deposit or letter of credit, as applicable, will be returned to the borrower, provided no Pacific Design Center Trigger Period is ongoing, upon the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents (based on the full amount of the debt under the Pacific Design Center Whole Loan together with the debt under any related mezzanine loan), being equal to or greater than 8.0% for two consecutive quarters.

Current Mezzanine or Subordinate Indebtedness. The Pacific Design Center Trust Subordinate Companion Note, with an outstanding principal balance as of the Cut-off Date of $20,000,000, has an interest rate of 15.50000% per annum and is coterminous with the Pacific Design Center Senior Notes. The Pacific Design Center Senior Notes are senior in right of payment to the Pacific Design Center Trust Subordinate Companion Note. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu-AB Whole Loan—The Pacific Design Center Whole Loan” in the Preliminary Prospectus.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. The Pacific Design Center Whole Loan documents permit future mezzanine debt secured by a pledge of direct or indirect equity interests in the borrower in an amount up to $50,000,000 subject to the satisfaction of certain conditions including, among others, (i) immediately after giving effect to such debt (x) the combined loan-to-value ratio may not exceed 50.7%, (y) the net cash flow debt yield, as calculated in accordance with the Pacific Design Center Whole Loan documents, is at least 11.6% and (z) the combined net cash flow debt service coverage ratio, as calculated in accordance with the Pacific Design Center Whole Loan documents, is at least 1.72x, (ii) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and substantially in the form attached to the Pacific Design Center Whole Loan, and (iii) receipt of a rating agency confirmation from each applicable rating agency.

Partial Release. None.

A-3-12

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

A-3-13

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

1201 3RD AVENUE | FLOORS 28-1

Floor	Spaces (left to right)
28	Kimley-Horn 23,029 SF 12/2034
27	Wright Runstad 11,885 SF 7/2024; Storage (WR) 118 SF 12/2043; Vacant 11,161 SF
26	Anchor QEA, LLC 23,029 SF 7/2029
25	Vacant 15,891 SF; Vacant 288 SF; Ipsos-Insight, LLC 7,011 SF 6/2025
24	WeWork 23,027 SF 6/2034
23	WeWork 23,027 SF 6/2034
22	WeWork 23,027 SF 6/2034
21	WeWork 23,027 SF 6/2034
20	WeWork 22,571 SF 6/2034
19	JP Morgan 22,571 SF 1/2030
18	Accolade, Inc. 22,573 SF 3/2030
17	Accolade, Inc. 22,510 SF 3/2030
16	NRC Health (Sublease to Rightcrowd Software) 4,267 SF 8/2025; Vacant 13,148 SF; Vacant 2,020 SF; Vacant 3,248 SF
15	Vacant 14,156 SF; Mitsui & Co 3,235 SF 3/2026; Vacant 5,389 SF
14	Vacant 22,706 SF
12	Taiwan Cooperative Bank LTD 7,199 SF 2/2026; Perkins Coie 14,925 SF 12/2026
11	Perkins Coie 22,022 SF 12/2026
10	Perkins Coie 22,022 SF 12/2026
9	MUFG Union Bank 12,022 SF 12/2026; Vacant 10,708 SF
8	ABD Insurance 9,340 SF 8/2023; Vacant 5,263 SF; LTK Consulting Services 4,899 SF 8/2027; LTK Consulting Services 2,988 SF 8/2027
7	Hargis Engineering 10,909 SF 12/2024; Hargis Engineering 11,431 SF 12/2024
6	Hargis Engineering 22,269 SF 12/2024
5	Puget Sound Regional Council 21,426 SF 12/2036; Management Office 3,125 SF; Shea Carr & Jewell 4,610 SF 2/2025
4	Cascadia Law Group 3,104 SF 3/2025; Fitness & Conference Center 10,292 SF
3	JP Morgan Chase Bank 7,678 SF 12/2023; Starbucks 1,470 SF 9/2025; Cascadia Law Group 3,002 SF 3/2025; Art Gallery 579 SF 12/2042; Chase's Downtown Inc 1,008 SF 10/2024; Vacant 1,319 SF
2	Melange Market 1,604 SF 1/2030; Peter Lopez Salon LLC 422 SF 12/2028
1	Melange Market 422 SF 1/2030; Vacant 464 SF; Urban League of Metro Seattle (Sublease to Pan African Center for Empowerment) 2,070 SF 3/2038; Vacant 8,021 SF; Shoe Express 340 SF 12/2023; TVG Medulla 1,499 SF 12/2025

Vacant | Building | 2023 – 2024 | 2025 – 2026 | 2027 – 2028 | 2029+

A-3-14

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

1201 3RD AVENUE | FLOORS 55-29

Floor					
55	Storage-Perkins Coie 3,188 SF 12/2026	Boston Consulting Group 2,960 SF 12/2026			
54	Boston Consulting Group 17,375 SF 12/2026				
53	Raymond James & Associates Inc 5,526 SF 11/2023	Storage 129 SF 8/2028	Boston Consulting Group 4,904 SF 12/2026	Biomat USA 6,817 SF 6/2024	
52	Boston Consulting Group 9,765 SF 1/2027	Boston Consulting Group (Sublease to Wirpo to OctoML) 7,640 SF 1/2027			
51	Vacant 9,156 SF	Storage (RE Lee) 163 SF 8/2028	Ogletree, Deakins 8,231 SF 5/2028		
50	BNY Mellon Wealth MGMT 11,631 SF 12/2025	Trend Micro Inc. 3,270 SF 10/2023	Becker Capital Management 1,126 SF 12/2026	Douglas J. Donnelly 1,206 SF 4/2023	Vacant 176 SF
49	Perkins Coie 17,095 SF 12/2026				
48	Perkins Coie 17,095 SF 12/2026				
47	Perkins Coie 20,933 SF 12/2026				
46	Perkins Coie 20,933 SF 12/2026				
45	Perkins Coie 20,933 SF 12/2026				
44	Perkins Coie 23,400 SF 12/2026				
43	Perkins Coie 22,841 SF 12/2026				
42	Perkins Coie 22,744 SF 12/2026				
41	Perkins Coie 22,859 SF 12/2026				
40	Perkins Coie 22,911 SF 12/2026				
39	Perkins Coie 17,482 SF 12/2026	Perkins Coie 5,460 SF 12/2026			
38	Vacant 16,349 SF	Naegeli Reporting Corporation 3,394 SF 7/2033	Intact Insurance 3,745 SF 8/2026		
37	Vacant 11,301 SF	Bloomberg 4,159 SF 1/2028	Christensen O'Connor 4,975 SF 8/2028	Christensen O'Connor 3,175 SF 8/2028	
36	Christensen O'Connor 23,441 SF 8/2028				
35	P2S Inc. 23,650 SF 1/2036				
34	Keller Rohrbach 22,994 SF 8/2034				
33	Vacant 8,813 SF	Ankura Consulting 5,040 SF 11/2027	Vacant 8,502 SF		
32	Vacant 22,205 SF				
31	Vacant 22,580 SF				
30	Bentall Kennedy 20,034 SF 6/2030	Vacant 52 SF	Vacant 252 SF	Gregory Simmons Group 2,705 SF 3/2029	
29	Kimley-Horn 23,029 SF 12/2034				

Vacant | Building | 2023 – 2024 | 2025 – 2026 | 2027 – 2028 | 2029+

A-3-15

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

A-3-16

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance

Borrower Sponsors(1):	MetLife, Inc. and New York Common Retirement Fund
Borrower:	1201 Tab Owner, LLC
Original Balance(2):	$60,000,000
Cut-off Date Balance(2):	$60,000,000
% by Initial UPB:	9.1%
Interest Rate:	5.58500%
Payment Date:	9th of each month
First Payment Date:	April 9, 2023
Maturity Date:	March 9, 2028
Amortization:	Interest Only
Additional Debt(2):	$110,000,000 Pari Passu Debt
Call Protection(3):	L(24),YM1(1),DorYM1(28),O(7)
Lockbox / Cash Management:	Hard / Springing
Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
TI/LC Reserve:	$17,567,429	$0	NAP
Free Rent Reserve:	$3,755,350	$0	NAP
Other:	$0	Springing	NAP(5)

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee
Location:	Seattle, WA
Year Built / Renovated:	1988 / NAP
Total Sq. Ft.:	1,129,710
Property Management:	Wright Runstad Associates Limited Partnership
Underwritten NOI(6):	$30,065,509
Underwritten NCF(6):	$26,556,863
Appraised Value:	$556,500,000
Appraisal Date:	December 1, 2022

Historical NOI
Most Recent NOI:	$31,394,453 (December 31, 2022)
2021 NOI:	$33,049,379 (December 31, 2021)
2020 NOI:	$36,494,642 (December 31, 2020)
2019 NOI:	$32,067,288 (December 31, 2019)

Historical Occupancy
Most Recent Occupancy(6):	81.1% (January 1, 2023)
2022 Occupancy:	80.7% (August 31, 2022)
2021 Occupancy:	87.4% (December 31, 2021)
2020 Occupancy:	94.4% (December 31, 2020)

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$60,000,000
Pari Passu Notes	$110,000,000
Whole Loan	$170,000,000	$150 / $150	30.5% / 30.5%	3.12x / 2.76x	17.7% / 15.6%	17.7% / 15.6%
(1)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 1201 Third Avenue Whole Loan (as defined below).
(2)	The 1201 Third Avenue Mortgage Loan (as defined below) is part of the 1201 Third Avenue Whole Loan (as defined below) evidenced by seven pari passu promissory notes with an aggregate original principal balance of $170,000,000. The Financial Information presented above is based on the 1201 Third Avenue Whole Loan. See “—The Loan” below.
(3)	The borrower has the option to (a) prepay the 1201 Third Avenue Whole Loan on or after April 9, 2025, with the payment of the greater of (i) a yield maintenance premium or (ii) 1% of the principal balance of the 1201 Third Avenue Whole Loan or (b) defease the 1201 Third Avenue Whole Loan upon the earlier to occur of (i) February 10, 2026, or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. The actual lockout period may be longer.
(4)	See “Initial and Ongoing Reserves” herein.
(5)	The Perkins Coie Reserve (as described below) is subject to the Perkins Coie TI Cap (as defined below) pursuant to the 1201 Third Avenue Whole Loan documents.
(6)	Underwritten NOI, Underwritten NCF and Most Recent Occupancy are inclusive of Kimley-Horn, among other tenants, which have executed leases but are not yet in occupancy with expected lease commencement dates after the expected closing date of the Benchmark 2023-B38 securitization in April 2023. In total, $3,755,350 of free rent has been escrowed at origination. See “Major Tenants” and “Initial and Ongoing Reserves” herein.

The Loan.   The mortgage loan (the “1201 Third Avenue Mortgage Loan”) is part of a whole loan (the “1201 Third Avenue Whole Loan”) with an aggregate original principal balance of $170,000,000. The 1201 Third Avenue Whole Loan is secured by a first priority fee mortgage encumbering a 1,129,710 sq. ft. Class A office property in Seattle, Washington (the “1201 Third Avenue Property”). The 1201 Third Avenue Whole Loan is comprised of seven pari passu senior promissory notes and was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”) and JPMorgan Chase Bank, National Association (“JPMCB”) on February 10, 2023. The non-controlling Notes A-3 and A-4-1, with an aggregate original principal balance of $60,000,000, represent the 1201 Third Avenue Mortgage Loan and will be included in the Benchmark 2023-B38 securitization trust. The remaining pari passu notes are currently expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

A-3-17

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

The table below summarizes the promissory notes that comprise the 1201 Third Avenue Whole Loan. The relationship between the holders of the 1201 Third Avenue Whole Loan is governed by a co-lender agreement. The 1201 Third Avenue Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the BANK5 2023-5YR1 trust, until the controlling note A-2 is securitized, whereupon the 1201 Third Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$30,000,000	$30,000,000	BANK5 2023-5YR1(1)(2)	No
A-1-2	$20,000,000	$20,000,000	MSBNA(3)	No
A-1-3	$10,000,000	$10,000,000	MSBNA(3)	No
A-2	$42,000,000	$42,000,000	MSBNA(2)(3)	Yes
A-3	$40,000,000	$40,000,000	Benchmark 2023-B38	No
A-4-1	$20,000,000	$20,000,000	Benchmark 2023-B38	No
A-4-2	$8,000,000	$8,000,000	JPMCB(3)	No
Whole Loan	$170,000,000	$170,000,000
(1)	The BANK5 2023-5YR1 securitization is expected to close April 19, 2023.
(2)	The 1201 Third Avenue Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the BANK5 2023-5YR1 trust until the controlling note A-2 is securitized, whereupon the 1201 Third Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization.
(3)	The related notes are expected to be contributed to one or more future securitizations or otherwise transferred at any time.
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$170,000,000	65.4%	Loan Payoff	$236,517,648	91.0%
Borrower Equity	89,973,080	34.6	Upfront Reserves	21,322,779	8.2
			Closing Costs	2,132,653	0.8
Total Sources	$259,973,080	100.0%	Total Uses	$259,973,080	100.0%

The Borrower and the Borrower Sponsors. The borrower is 1201 Tab Owner, LLC, a single-purpose Delaware limited liability company with two independent directors in its organizational structure. The borrower is indirectly owned and controlled 50% by MetLife, Inc. (“MetLife”) and 50% by New York Common Retirement Fund (the borrower sponsors), with MetLife acting as managing partner. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1201 Third Avenue Whole Loan. MetLife’s real estate platform invests in real estate products including commercial mortgages and equities. MetLife has over 200 senior real estate professionals across seven regional offices. New York Common Retirement Fund is one of the largest public pension plans in the United States, with over one million New York and local retirement system members, retirees and beneficiaries. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 1201 Third Avenue Whole Loan.

The Property. The 1201 Third Avenue Property is a Class A, 55-story office property totaling 1,129,710 sq. ft. located in Seattle, Washington. The 1201 Third Avenue Property is the third tallest building in the city, the eighth tallest on the West Coast of the United States, and the 97th-tallest in the United States. Construction began in 1986 and finished in 1988. The 1201 Third Avenue Property was designed by Kohn Pedersen Fox Associates and The McKinley Architects. The building was the world headquarters of the financial company, Washington Mutual, from the building's opening until 2006, when the company moved across the street to the WaMu Center. MetLife Real Estate Investments and Clarion Partners bought the building in 2012 for approximately $548.8 million. The 1201 Third Avenue Property features an on-site amenity package, including a fitness center, yoga room, locker room with showers, bike storage, electric vehicle charging, multiple outdoor seating areas, conference rooms and on-site management. Since 2013, approximately $26.5 million was spent on common area improvements and repair and maintenance at the 1201 Third Avenue Property including main lobby renovations, restroom renovations, atrium renovations, a new tenant bike commuting center, lighting, elevator and escalator upgrades and more. In addition, the 1201 Third Avenue Property is undergoing a $12.0 million renovation targeted towards upgrading the common areas. The building has received two LEED Certifications - Gold and Platinum in 2011 and 2010, as well as earning the Energy Star in 2007, 2010 and 2011. The 1201 Third Avenue Property is 81.1% occupied by 48 tenants as of January 1, 2023.

Major Tenants. Major tenants at the 1201 Third Avenue Property include Perkins Coie, WeWork and Accolade, among others.

Perkins Coie (296,843 sq. ft; 26.3% of NRA, 32.9% of underwritten base rent). With more than 1,200 lawyers in offices across the United States and Asia, Perkins Coie is an international law firm that provides corporate, commercial litigation, intellectual property and regulatory legal advice to a broad range of clients ranging from industry leaders to public and not-for-profit organizations. In 2022, Perkins Coie ranked #42 in a legal industry publication’s rankings of law firms by gross revenue and #29 in the United States. Perkins Coie has been a tenant at the 1201 Third Avenue Property since 1985, has a lease expiration date of December 31, 2026, and has five 5-year renewal options remaining. Perkins Coie may terminate its lease at any time within the last two years of its term with 15 months’ prior notice.

A-3-18

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

WeWork (114,679 sq. ft.; 10.2% of NRA, 12.9% of underwritten base rent). Founded in 2010, WeWork provides companies and individual people alike shared access to flexible workspaces across the globe through its membership-based business model. WeWork’s consolidated real estate portfolio in the third quarter of 2022 consisted of 647 locations, which supported approximately 756,000 workstations and 536,000 physical memberships. The location at 1201 Third Avenue is one of eight in Seattle. The tenant remained current on rent with no concessions or delayed payments throughout the COVID-19 pandemic. WeWork has been a tenant at the 1201 Third Avenue Property since 2019, has a lease expiration date of June 30, 2034, and has two 5-year renewal options remaining so long as WeWork is in occupancy of at least three floors. The tenant on the lease is 1201 3rd Avenue Tenant LLC, a subsidiary of WeWork and a parent guaranty has been provided by WeWork Companies Inc. subject to a maximum guarantee amount of $4,375,000 and a $700,000 annual reduction to the maximum guarantee amount commencing in July 2024.

Accolade, Inc. (45,083 sq. ft.; 4.0% of NRA, 5.6% of underwritten base rent). Accolade, Inc. (“Accolade”) provides care delivery, navigation and advocacy services. Since its foundation in 2009, Accolade has provided its services by using a personalized healthcare approach that provides technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Accolade has six offices across the United States and one office in Prague, Czech Republic. Accolade has been a tenant at the 1201 Third Avenue Property since 2019, has a lease expiration date of March 31, 2030, and has one 7-year renewal option remaining. Accolade may terminate its lease as of October 31, 2027, with notice by July 31, 2026.

The following table presents certain information relating to the tenants (of which, certain tenants may have cotenancy provisions) at the 1201 Third Avenue Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
Perkins Coie(3)	NR/NR/NR	296,843	26.3%	$49.88	32.9%	12/31/2026
WeWork(4)	NR/CC/NR	114,679	10.2%	$50.50	12.9%	6/30/2034
Kimley-Horn(5)(6)	NR/NR/NR	46,058	4.1%	$49.00	5.0%	12/31/2034
Accolade, Inc.(7)	NR/NR/NR	45,083	4.0%	$56.29	5.6%	3/31/2030
Hargis Engineering(8)	NR/NR/NR	44,609	3.9%	$38.61	3.8%	12/31/2024
Boston Consulting Group(9)(10)	NR/NR/NR	42,644	3.8%	$55.69	5.3%	Various
Christensen O'Connor(11)	NR/NR/NR	31,591	2.8%	$49.30	3.5%	8/31/2028
JP Morgan(12)	A1/NR/A-	30,249	2.7%	$53.74	3.6%	Various
P2S Inc.(13)(14)	NR/NR/NR	23,650	2.1%	$54.00	2.8%	1/31/2036
Anchor QEA, LLC	NR/NR/NR	23,029	2.0%	$50.50	2.6%	7/31/2029
Largest Tenants		698,435	61.8%	$50.27	78.0%
Remaining Occupied(15)		218,107	19.3%	$45.33	22.0%
Total Occupied		916,542	81.1%	$49.10	100.0%
Vacant Space		213,168	18.9%
Total		1,129,710	100.0%
(1)	Information is based on the underwritten rent roll dated January 1, 2023 inclusive of contractual rent steps through February 1, 2024.
(2)	Certain ratings are those of the parent entity, whether or not the parent entity guarantees the lease.
(3)	Perkins Coie has five 5-year extension options and may terminate its lease at any time within the last two years of its term with 15 months’ prior notice and the payment of a termination fee.
(4)	The tenant on the lease is 1201 3rd Avenue Tenant LLC, a subsidiary of WeWork. WeWork has two 5-year extension options.
(5)	Kimley-Horn’s lease is expected to commence on January 1, 2024 and $1,396,142 of free rent has been escrowed at origination.
(6)	Kimley-Horn has three 5-year extension options and may terminate its lease as of December 31, 2031, with notice by December 31, 2030, and the payment of a termination fee.
(7)	Accolade has one 7-year extension option and may terminate its lease as of October 31, 2027, with notice by July 31, 2026 , and the payment of a termination fee.
(8)	Hargis Engineering has two 5-year extension options.
(9)	Boston Consulting Group leases 25,239 sq. ft. expiring on December 31, 2026 and 17,405 sq. ft. expiring on January 31, 2027.
(10)	Boston Consulting Group has two 5-year extension options.
(11)	Christensen O'Connor has two 5-year extension options.
(12)	JP Morgan has three 5-year extension options on 7,678 sq. ft. of retail space expiring on December 31, 2023 and one 5-year extension option on 22,571 sq. ft. of office space expiring on January 31, 2030. JP Morgan may terminate its lease as of December 31, 2026 with notice by September 31, 2025, and the payment of a termination fee.
(13)	The P2S Inc. lease is expected to commence on June 1, 2023 and $851,400 of free rent has been escrowed at origination.
(14)	P2S Inc. has two 5-year extension option.
(15)	Certain Remaining Occupied tenants have executed leases but are not yet in occupancy with expected lease commencement dates after the expected closing date of the Benchmark 2023-B38 securitization in April 2023. In total, $3,755,350 of free rent has been escrowed at origination. See “Initial and Ongoing Reserves” herein.

A-3-19

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%
Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Gross Rent	% U/W Base Rent Rolling	Annual U/W Base Rent per Sq. Ft.
MTM & 2023	6	27,360	2.4%	27,360	2.4%	$1,427,210	3.2%	$52.16
2024	4	64,319	5.7%	91,679	8.1%	$2,828,492	6.3%	$43.98
2025	7	36,594	3.2%	128,273	11.4%	$1,784,818	4.0%	$48.77
2026	7	349,409	30.9%	477,682	42.3%	$17,644,879	39.2%	$50.50
2027	3	30,332	2.7%	508,014	45.0%	$1,502,573	3.3%	$49.54
2028	6	44,695	4.0%	552,709	48.9%	$2,321,506	5.2%	$51.94
2029	2	25,734	2.3%	578,443	51.2%	$1,312,416	2.9%	$51.00
2030	4	89,714	7.9%	668,157	59.1%	$4,824,897	10.7%	$53.78
2031	0	0	0.0%	668,157	59.1%	$0	0.0%	$0.00
2032	0	0	0.0%	668,157	59.1%	$0	0.0%	$0.00
2033 & Thereafter	11	248,385	22.0%	916,542	81.1%	$11,354,402	25.2%	$45.71
Vacant	NAP	213,168	18.9%	1,129,710	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	50	1,129,710	100.0%			$45,001,191	100.0%	$49.10
(1)	Information is based on the underwritten rent roll dated January 1, 2023 inclusive of contractual rent steps through February 1, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases that are not considered in the lease expiration schedule.

The following table presents historical occupancy percentages at the 1201 Third Avenue Property:

Historical Occupancy(1)
2019(2)	2020(2)	2021 (2)	8/31/2022(2)	1/1/2023(3)
95.7%	94.4%	87.4%	80.7%	81.1%
(1)	As of December 31 of each respective year unless otherwise indicated.
(2)	Provided by the borrower sponsors.
(3)	Based on the underwritten rent roll dated January 1, 2023.

Environmental Matters. According to the Phase I environmental site assessment dated December 8, 2022, there was no evidence of any recognized environmental conditions at the 1201 Third Avenue Property.

The Market. The 1201 Third Avenue Property is located in Seattle, Washington, within the Seattle central business district (“CBD”) submarket of the Seattle Metro office market. The 1201 Third Avenue Property is located in the Financial District of Seattle’s CBD. Situated on Elliott Bay, on the eastern shoreline of Puget Sound, the Seattle CBD is the commercial and financial center of western Washington. The Seattle CBD’s largest area by property size is the Financial District. This district, which is generally bordered by Interstate 5, Yesler Way, Western Avenue and Pike Street, is the heart of Seattle’s CBD and is the location of Seattle’s City Hall and Municipal Building; King County’s Administration Building and Superior Court; the Henry M. Jackson Federal Office Building; and the Nakamura Federal Courthouse, home of the 9th U.S. Circuit Court of Appeals. The local area is served by King County Metro bus transit, Link Light Rail, Sounder Commuter Rail, and two streetcar lines (South Lake Union and First Hill). Fortune 500 companies headquartered in the Puget Sound region include Amazon.com, Costco, Microsoft, Starbucks, PACCAR, Nordstrom, Expedia, Weyerhaeuser, Expeditors International, and Alaska Air Group. Other large companies with major operations include Boeing, T-Mobile, Facebook, Google, and Nintendo. According to the appraisal, as of the third quarter of 2022, the vacancy rate in the Seattle Metro office market was approximately 10.5%, with average asking rents of $34.21 per sq. ft. and inventory of approximately 226.4 million sq. ft. According to the appraisal, as of the third quarter of 2022, the vacancy rate in the Seattle CBD submarket was approximately 19.0%, with average asking rents of $39.88 per sq. ft. and inventory of approximately 37.6 million sq. ft. According to the appraisal, the 2022 population within a one-, three- and five-mile radius was 75,990, 242,223 and 491,031, respectively. The 2022 average household income within the same one-, three- and five-mile radius was $147,672, $167,216 and $168,482, respectively.

A-3-20

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

The following table presents certain information relating to the appraisal’s market rent conclusion for the 1201 Third Avenue Property:

Market Rent Summary(1)
	Market Rent (PSF)	Lease Term (Months)	Lease Type (Reimbursements)	Rent Increase Projection
LO 1-14 Space:	$50.00	60	FSG w/BYS	$1/SF/Yr
MO 15-29 Space:	$53.00	60	FSG w/BYS	$1/SF/Yr
HO 30-49 Space:	$55.00	60	FSG w/BYS	$1/SF/Yr
Retail Space:	$37.00	60	NNN	3.0% Annual
HO 50+ Space:	$65.00	60	FSG w/BYS	$1/SF/Yr
(1)	Source: Appraisal.

The following table presents certain information relating to comparable office properties with respect to the 1201 Third Avenue Property:

Lease Comparables(1)
Property Name	Location	Year Built/Renovated	Rentable Area (SF)	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF
1201 Third Avenue(2)	Seattle, WA	1988/NAP	1,129,710	Perkins Coie	296,843	Jan. 2012	$49.88
Two Union Square	Seattle, WA	1989/NAP	1,164,046	Indena USA Copperpoint Insurance	812 7,568	May 2022 Feb. 2022	$51.00 $59.50
One Convention Place	Seattle, WA	2000/NAP	311,052	Brewe Layman	1,697	June 2022	$53.00
Columbia Center	Seattle, WA	1985/NAP	1,526,621	Chicago Title Company Edge Delta Inc	24,081 11,427	June 2022 May 2022	$50.00 $54.00
901 5th Avenue	Seattle, WA	1973/2017	541,190	Cambridge Mobile	2,824	May 2022	$59.00
U.S. Bank Centre	Seattle, WA	1989/2023	943,575	Heritage Bank	10,540	April 2022	$48.00
400 University at Rainier	Seattle, WA	2021/NAP	121,618	Industrious	34,559	June 2022	$50.00
Russell Investments	Seattle, WA	2006/NAP	900,000	Zillow	114,543	Oct. 2021	$52.00
(1)	Source: Appraisal.
(2)	Information obtained from the underwritten rent roll other than year built/renovated and lease type.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2019	2020	2021	2022	U/W	U/W PSF
Base Rent(1)	$42,360,410	$48,375,162	$46,567,269	$44,698,404	$43,817,168	$38.79
Rent Steps(1)	0	0	0	0	1,184,024	1.05
Free Rent	0	0	0	(253,395)	0	0.00
Straight Line Rent(2)	0	0	0	0	92,088	0.08
Gross Potential Rent	$42,360,410	$48,375,162	$46,567,269	$44,445,009	$45,093,280	$39.92
Other Income(3)	4,616,529	3,462,362	1,895,109	2,865,093	2,472,899	2.19
Expense Reimbursements	2,501,140	3,336,098	4,404,048	4,486,110	3,783,328	3.35
Net Rental Income	$49,478,079	$55,173,622	$52,866,426	$51,796,212	$51,349,507	$45.45
(Vacancy & Credit Loss)	0	0	0	0	0	0.00
Effective Gross Income	$49,478,079	$55,173,622	$52,866,426	$51,796,212	$51,349,507	$45.45

Real Estate Taxes	5,645,797	6,456,028	6,777,567	6,252,373	6,484,839	5.74
Insurance	969,083	1,398,611	1,502,386	1,442,334	1,310,976	1.16
Management Fee	779,031	870,596	889,437	862,320	1,000,000	0.89
Other Operating Expenses	10,016,880	9,953,745	10,647,657	11,844,731	12,488,183	11.05
Total Operating Expenses	$17,410,791	$18,678,980	$19,817,047	$20,401,758	$21,283,998	$18.84

Net Operating Income	$32,067,288	$36,494,642	$33,049,379	$31,394,453	$30,065,509	$26.61
Replacement Reserves	0	0	0	0	225,942	0.20
TI/LC	0	0	0	0	3,282,704	2.91
Net Cash Flow	$32,067,288	$36,494,642	$33,049,379	$31,394,453	$26,556,863	$23.51
(1)	Underwritten Base Rent is based on the underwritten rent roll dated January 1, 2023 inclusive of contractual rent steps through February 1, 2024.
(2)	Includes rent steps for JP Morgan, JP Morgan Chase Bank, Raymond James & Associates Inc, MUFG Union Bank, BNY Mellon Wealth Management, Mitsui & Co and Taiwan Cooperative Bank LTD.
(3)	Other Income mostly consists of garage and parking revenue.

Property Management. The 1201 Third Avenue Property is managed by Wright Runstad Associates Limited Partnership, a third-party property manager.

Lockbox / Cash Management. The 1201 Third Avenue Whole Loan is structured with a hard lockbox and springing cash management. The 1201 Third Avenue Whole Loan requires that the borrower deliver tenant direction letters directing tenants to pay all rents into the lockbox account, and if the borrower or any of its affiliates receives rents from the 1201 Third Avenue Property despite such direction, deposit such rents into the lockbox account within three business days of receipt. If no Cash Management Sweep Period (as defined

A-3-21

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

below) exists, all funds in the lockbox account are required to be swept on each business day into the borrower’s operating account. Upon the occurrence of a Cash Management Sweep Period, the borrower is required to establish a lender-controlled cash management account, and during the continuance of a Cash Management Sweep Period, all funds in the lockbox account are required to be swept on each business day to the cash management account. During the continuance of a Cash Management Sweep Period, all excess cash flow funds remaining in the cash management account after the application of all funds on deposit in the cash management account after payment of debt service, required reserves, and budgeted operating expenses are required to be deposited, during a Cash Management Sweep Period caused by a Perkins Coie Event (as defined below), into the Perkins Coie Reserve (as described below), subject to a cap of $90 per sq. ft. of vacated space (the “Perkins Coie TI Cap”), and any funds then remaining will be required to be deposited into an excess cash flow reserve to be held as additional collateral for the 1201 Third Avenue Whole Loan. To the extent that no Cash Management Sweep Period is continuing, all funds in the excess cash flow reserve are required to be applied to any shortfalls in the Perkins Coie Reserve and the TI/LC Reserve, and then to be disbursed to the borrower.

A “Cash Management Sweep Period” will commence upon the earliest of the following: (i) the occurrence and continuance of an event of default, (ii) as of the origination date, or the last day of any calendar quarter following the origination date, the debt yield on the 1201 Third Avenue Whole Loan is less than 10.00%, (iii) as of the origination date, or the last day of any calendar quarter following the origination date, the debt service coverage ratio on the 1201 Third Avenue Whole Loan is less than 1.25x and (iv) the occurrence of a Perkins Coie Event. For purposes of determining whether a Cash Management Sweep Period has occurred under clauses (ii) and (iii) above, Perkins Coie rent will be included in net operating income used to calculate the debt yield or debt service coverage ratio, as applicable, if Perkins Coie has renewed its lease.

A Cash Management Sweep Period will end upon the occurrence of the following: (w) with regard to clause (i) above, the cure of such event of default; (x) with regard to clause (ii) above, when the debt yield on the 1201 Third Avenue Whole Loan is at least 10.00% for one calendar quarter; (y) with regard to clause (iii) above, when the debt service coverage ratio of the 1201 Third Avenue Whole Loan is at least 1.25x for at least one quarter; and (z) with regard to clause (iv) above, when a Perkins Coie Cash Management Sweep Cure (as defined below) occurs.

“Perkins Coie Event” means the earlier to occur of (a) Perkins Coie giving written notice of its intention to terminate its lease; and (b) September 30, 2025; provided, however, a Perkins Coie Event will not be deemed to have occurred if on or before the earlier of clauses (a) and (b): (i) Perkins Coie has renewed or extended its lease for at least 75% of the leased space for a term of not less than five years immediately following the Perkins Coie lease expiration date of December 31, 2026, or (ii) (A) Perkins Coie has renewed or extended its lease for at least 60% of the demised premises for a term of not less than five years immediately following such lease expiration date and (B) the debt yield of the 1201 Third Avenue Whole Loan after giving effect to such extension or renewal is at least 13.00%.

“Perkins Coie Cash Management Sweep Cure” means with respect to a Perkins Coie Event either (A) no less than an amount equal to the Perkins Coie TI Cap has been reserved in the Perkins Coie Reserve or (B) the debt yield (including, to the extent applicable, after giving effect to an extension or renewal of the Perkins Coie lease and the rent payable thereunder), is at least 13%; provided, however, for the purposes of this clause (B) the lender must test debt yield upon receipt of satisfactory evidence of Perkins Coie’s extension or renewal of its lease.

The borrower has the right to avoid or terminate a Cash Management Sweep Period caused by a decline in debt yield or debt service coverage ratio by delivering to the lender either (i) cash or (ii) a letter of credit, in each case, in an amount that, if applied to the reduction of the principal amount of the 1201 Third Avenue Whole Loan, would cause the debt yield of the 1201 Third Avenue Whole Loan to be equal to or greater than 10.00% or cause the debt service coverage ratio of the 1201 Third Avenue Whole Loan to be equal to or greater than 1.25x, as applicable. Such cash or letter of credit is required to be bifurcated into (i) after a Perkins Coie Event an amount equal to the rent payable under the Perkins Coie lease, not to exceed the Perkins Coie TI Cap, and (ii) the remaining portion of such cash or letter of credit after deducting the amount in clause (i). The amount in clause (ii) is required to be released to the borrower if the debt yield of the 1201 Third Avenue Whole Loan is equal to or greater than 10.00% or the debt service coverage ratio of the 1201 Third Avenue Whole Loan is equal to or greater than 1.25x, as applicable, for one calendar quarter (without giving effect to any cash or letter of credit). The amount in clause (i) is required to be deposited in the Perkins Coie TI/LC Reserve and released only in accordance with the provisions applicable to such reserve.

Initial and Ongoing Reserves. At loan origination, the borrower deposited (i) $17,567,429 into a TI/LC reserve and (ii) $3,755,350 into a free rent reserve.

Tax Reserve - During the continuance of a Cash Management Sweep Period, the borrower is required to make ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months for the 1201 Third Avenue Property.

Insurance Reserve - During the continuance of a Cash Management Sweep Period, the borrower is required to make ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies. Notwithstanding the foregoing, the borrower is not required to reserve for insurance premiums, provided that no event of default is continuing under the 1201 Third Avenue Whole Loan, and the borrower provides the lender with satisfactory evidence that the insurance coverage for the 1201 Third Avenue Property is

A-3-22

1201 Third Avenue Seattle, WA 98101	Collateral Asset Summary – Loan No. 2 1201 Third Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 30.5% 2.76x 17.7%

included in blanket policies approved by the lender, and the insurance premiums have been prepaid for not less than one year in advance (or for the period of coverage for which insurance certificates were delivered at origination, if less than one year).

Perkins Coie Reserve – During a Perkins Coie Event, (i) excess cash flow funds are required to be deposited into a reserve for tenant improvements and leasing commissions in connection with vacated Perkins Coie space as described above under “Lockbox / Cash Management” and (ii) the borrower must also deposit into such reserve any compensation it receives from Perkins Coie relating to the termination of the Perkins Coie lease.

Perkins Coie Prepaid Rent Reserve – If Perkins Coie elects to exercise its rights under its lease to prepay rent, the borrower is required to deposit such prepaid rent into a reserve and, on each monthly payment date for which rent has been prepaid, apply the related prepaid rent for such month, either (i) if a Cash Management Sweep Period exists, to be deposited into the cash management account, or (ii) otherwise, to be returned to the borrower.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

Letter of Credit. None. However, the borrower has the right to provide a letter of credit to avoid or terminate a Cash Management Sweep Period caused by a decline in debt yield or debt service coverage ratio as described above under “Lockbox / Cash Management.”

A-3-23

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

A-3-24

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

A-3-25

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

Mortgage Loan Information
Loan Seller:	GSMC
Loan Purpose:	Refinance

Borrower Sponsors:	Divco West Real Estate Services, LLC, California State Teachers' Retirement System and Teacher Retirement System of Texas
Borrower(1):	DW PropCo EF, LLC
Original Balance(2):	$53,150,000
Cut-off Date Balance(2):	$53,150,000
% by Initial UPB:	8.1%
Interest Rate(3):	5.50950%
Payment Date:	10th of each month
First Payment Date:	March 10, 2023
Anticipated Repayment Date(3):	February 10, 2033
Final Maturity Date(3):	February 10, 2038
Amortization:	Interest Only - ARD
Additional Debt(2):	$478,350,000 Pari Passu Debt
Call Protection(3)(4):	L(24),YM1(2),DorYM1(87),O(7)
Lockbox / Cash Management:	Hard / Springing
Reserves(5)
	Initial	Monthly.	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$0	NAP
TI/LC:	$0	Springing	NAP
Other(6):	$17,593,844	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Lab/Office – Mixed Use
Collateral:	Fee
Location:	Cambridge, MA
Year Built / Renovated:	2022 / NAP
Total Sq. Ft.:	479,004
Property Management:	Divco West Real Estate Services, Inc.
Underwritten NOI:	$49,283,802
Underwritten NCF:	$49,164,051
Appraised Value(7):	$1,090,000,000
Appraisal Date(7):	January 1, 2023

Historical NOI
Most Recent NOI(8):	NAV
2021 NOI(8):	NAV
2020 NOI(8):	NAV
2019 NOI(8):	NAV

Historical Occupancy
Most Recent Occupancy:	98.7% (March 10, 2023)
2021 Occupancy(8):	NAV
2020 Occupancy(8):	NAV
2019 Occupancy(8):	NAV

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon(3)	LTV Cut-off / Balloon(3)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF(3)
Mortgage Loan	$53,150,000
Pari Passu Notes	478,350,000
Whole Loan	$531,500,000	$1,110 / $1,110	48.8% / 48.8%(7)	1.66x / 1.66x	9.3% / 9.3%	9.3% / 9.3%
(1)	There is no non-recourse carveout guarantor or environmental indemnitor for the CX - 250 Water Street Whole Loan (as defined below) separate from the borrower.
(2)	The CX - 250 Water Street Mortgage Loan (as defined below) is part of the CX - 250 Water Street Whole Loan (as defined below) which is evidenced by 20 pari passu promissory notes with an aggregate original principal balance of $531,500,000. The Financial Information presented above is based on the CX - 250 Water Street Whole Loan. See “—The Loan” below.
(3)	The CX - 250 Water Street Whole Loan is structured with an Anticipated Repayment Date (the “ARD”) of February 10, 2033 and a Final Maturity Date of February 10, 2038. The initial interest rate for the CX - 250 Water Street Whole Loan is 5.50950% per annum. On and after the ARD, the interest rate will increase to the greater of (i) 7.50950%, and (ii) the sum of the swap rate in effect on the ARD plus 4.2800%. The metrics presented above are calculated based on the ARD.
(4)	The CX - 250 Water Street Whole Loan may be voluntarily prepaid in whole beginning on the payment date in March 2025 with the payment of the greater of (i) a yield maintenance premium or (ii) 1% of the principal balance if such prepayment occurs prior to the payment date in August 2032. In addition, the CX – 250 Water Street Whole Loan may be defeased in whole at any time after the earlier to occur of (i) January 27, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 26 payments is based on the expected closing date of this transaction in April 2023. The actual defeasance lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” section below for further discussion of reserve requirements.
(6)	Other Reserves represents an Outstanding TI/LC Reserve ($7,160,274.31), Base Building Work Reserve ($5,932,952) and Outstanding Linkage Fees Reserve ($4,500,617.42).
(7)	Appraised Value represents the Prospective Market Value Upon Completion & Stabilization, which assumes that, as of January 1, 2023, remaining construction balances are paid, outstanding tenant improvements are paid to the tenant, the tenant has commenced rent payments, and retail space leasing costs are paid, all of which have occurred other than payment of $5,932,952 for base building work, $7,160,274 for tenant improvements and future retail leasing costs. Such amounts for base building work and tenant improvements were fully reserved by the lender at loan origination. The appraisal concluded to an “as-is” appraised value of $960,000,000 as of May 4, 2022. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 55.4% for the CX - 250 Water Street Whole Loan. The appraisal concluded to an “as dark” appraised value of $920,000,000 as of May 4, 2022. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 57.8% for the CX - 250 Water Street Whole Loan.
(8)	Historical financial information and occupancy are not applicable because the CX - 250 Water Street Property (as defined below) was built in 2022.

The Loan. The mortgage loan (the “CX - 250 Water Street Mortgage Loan”) is part of a whole loan (the “CX - 250 Water Street Whole Loan”) that is evidenced by 20 pari passu promissory notes in the aggregate original principal amount of $531,500,000 and secured by a first priority fee mortgage encumbering an approximately 479,004 net rentable sq. ft. office and life sciences laboratory property, with ground floor retail space, with an address in Cambridge, Massachusetts (the “CX - 250 Water Street Property”). The CX - 250 Water Street Whole Loan was co-originated by Bank of America, N.A. (“BANA”), Wells Fargo Bank, National Association, Goldman Sachs Bank USA (“GS”) and 3650 Real Estate Investment Trust 2 LLC (“3650 REIT”) on January 27, 2023. The CX - 250 Water Street Mortgage Loan, with an aggregate original principal amount of $53,150,000, is evidenced by the non-controlling Notes A-17 and A-18, held by GS.

The CX - 250 Water Street Whole Loan has a 10-year interest-only term through the ARD of February 10, 2033 and a final maturity date of February 10, 2038. On and after the ARD, the interest rate will increase to the greater of (i) 7.50950%, and (ii) the sum of the swap rate in effect on the ARD plus 4.28000%, (“Adjusted Interest Rate”), however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox / Cash Management.” From the origination date through the ARD, the CX - 250 Water Street Whole Loan accrues interest at the rate of 5.5095% per annum.

A-3-26

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

The promissory notes comprising the CX - 250 Water Street Whole Loan are summarized in the below table. The relationship among the holders of the CX – 250 Water Street Whole Loan is governed by a co-lender agreement. The CX - 250 Water Street Whole Loan is being serviced under the pooling and servicing agreement for the BANK 2023-BNK45 trust until the controlling Note A-1 is securitized, whereupon the CX - 250 Water Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans——The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1(1)	$56,250,000	$56,250,000	BANA	Yes
A-2, A-3, A-5, A-6, A-7, A-8(1)	175,125,000	175,125,000	BANA	No
A-4, A-12	55,000,000	55,000,000	BANK 2023-BNK45	No
A-9, A-10, A-11, A-13, A-14, A-15, A-16(1)	138,825,000	138,825,000	WFB	No
A-17, A-18	53,150,000	53,150,000	Benchmark 2023-B38	No
A-19, A-20	53,150,000	53,150,000	3650 REIT or an affiliate	No
Whole Loan	$531,500,000	$531,500,000
(1)	Expected to be contributed to one or more future securitization trusts.

The proceeds of the CX - 250 Water Street Whole Loan along with borrower sponsor equity were primarily used to refinance the CX - 250 Water Street Property, pay origination costs and fund upfront reserves.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$531,500,000	98.6%	Loan Payoff	$473,876,626	87.9%
Principal Contribution	7,497,903	1.4	Closing Costs(1)	47,527,433	8.8
			Reserves	17,593,844	3.3
Total Sources	$538,997,903	100.0%	Total Uses	$538,997,903	100.0%
(1)	Closing Costs include outstanding tenant improvements paid directly to E.R. Squibb & Sons LLC by the borrower sponsors at loan origination.

The Borrower and the Borrower Sponsors. The borrower is DW PropCo EF, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 250 Water Street Whole Loan. There is no non-recourse carveout guarantor or environmental indemnitor for the CX - 250 Water Street Whole Loan. The borrower sponsors are a joint venture between Divco West Real Estate Services, LLC (“Divco”), California State Teachers’ Retirement System (“CalSTRS”) and Teacher Retirement System of Texas (“TRS”).

Founded in 1993, Divco is a multidisciplinary investment firm headquartered in San Francisco, California, with over 190 employees across seven investment offices. Divco is a developer, owner and operator of real estate throughout the United States, with expertise in Boston, having invested in and managed over 22 commercial properties in the area, including offices in the Seaport, Financial District, and East Cambridge submarkets. Most notably, Divco owned and operated One Kendall Square, a life sciences office campus in the Kendall Square submarket. As of September 30, 2022, Divco reported it had over $17.3 billion in assets under management. Since inception, Divco has acquired approximately 59.7 million sq. ft.

CalSTRS is reported to be the nation’s second largest public pension fund, with reported assets totaling approximately $306 billion as of February 28, 2023. CalSTRS’ investment portfolio is diversified into nine asset categories, including nearly 16.89% (approximately $51.7 billion as of February 28, 2023) allocated to real estate investments in institutional Class A commercial assets across the United States.

Established in 1937, TRS provides retirement and related benefits for those employed by the public schools, colleges and universities supported by the State of Texas. As of August 31, 2022, the agency was serving approximately 1.9 million participants and reported it had assets under management of nearly $184 billion. TRS is the largest public retirement system in Texas in both membership and assets.

The Property. The CX - 250 Water Street Property consists of a Class A, office and life sciences laboratory building with ground floor retail space, with an address in Cambridge, Massachusetts that was recently developed by the borrower sponsors. The CX - 250 Water Street Property is a part of Cambridge Crossing, a 43-acre, mixed-use, master-planned area located primarily in East Cambridge, with portions in Boston and Somerville, which is being developed by Divco. Divco broke ground at Cambridge Crossing in 2017 and upon completion, Cambridge Crossing is expected to include over seventeen buildings, over 2.1 million sq. ft. of science and technology space, 2.4 million sq. ft. of residential space, 100,000 sq. ft. of dining and retail space and approximately 11 acres of green and open space. Over 2.1 million sq. ft. of space has already started construction or been completed and major tenants include Philips, Sanofi and Bristol Myers Squibb. Cambridge Crossing is at the intersection of Cambridge, Somerville and Boston, and is accessible to all parts of the greater Boston area via two MBTA stations (Green and Orange lines), nearby commuter and Amtrak trains, an on-site shuttle, and dedicated bike lanes throughout. Cambridge Crossing is approximately 3.5 miles from Boston Logan International Airport.

The approximately 479,004 net rentable sq. ft. CX – 250 Water Street Property was designed by Jacobs and Ennead and completed construction in 2022. The CX - 250 Water Street Property is a 9-story building with post-COVID design features and includes laboratory

A-3-27

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

space (approx. 60.0% NRA), office space (approx. 40.0% NRA), ground floor retail (6,424 sq. ft.), two penthouse mechanical levels, three below-grade parking levels with 355 parking spaces, and bike storage. The CX - 250 Water Street Property has 15’ - 20’ ceiling heights and six passenger elevators. Adjacent to the building is open green space with a playing field, a fitness center and a plaza to host food trucks. The CX - 250 Water Street Property is 98.7% leased to E.R. Squibb & Sons LLC (which is directly or indirectly wholly owned by Bristol Myers Squibb (“BMY”)).

Sole Tenant. E.R. Squibb & Sons LLC (472,580 sq. ft., 98.7% of NRA, 100.0% of underwritten base rent). E.R. Squibb & Sons LLC is directly or indirectly wholly owned by BMY (rated A+/A2 by S&P/ Moody’s), which is the guarantor under the E.R. Squibb & Sons LLC leases. Founded in 1887, BMY is a global biopharmaceutical company headquartered in New York, New York. BMY focuses on oncology, hematology, immunology, and cardiovascular disease among other fields. BMY has had several drugs successfully receive approval, with notable recent releases and current pipeline drugs including Abecma (approved: multiple myeloma), Zeposia (approved: multiple sclerosis) and Breyanzi (approved: lymphoma). BMY (NYSE: BMY) is publicly traded and reported revenues of $46.2 billion and net earnings of $6.3 billion in 2022. As of March 21, 2023, BMY had a market capitalization of approximately $141.69 billion.

The CX - 250 Water Street Property is expected to serve as BMY’s research and early development center, where it is expected to consolidate approximately 550 employees from multiple locations in the Boston area. BMY was entitled to receive an approximately $106.3 million ($225 per sq. ft.) tenant improvement allowance, of which approximately $7.2 million remained outstanding as of the loan origination date and was fully reserved by the lender. In addition to such tenant improvement allowance, BMY reportedly is investing an additional $169.0 million ($358 per sq. ft.) toward the buildout of its space. The tenant is currently completing its work and is anticipated to take occupancy in the third quarter of 2023. We cannot assure you the tenant will complete its work and take occupancy as expected or at all.

E.R. Squibb & Sons LLC leases all of the laboratory and office space at the CX – 250 Water Street Property through October 31, 2037, with two ten-year renewal options (subject to the right to renew on less than the entire premises as long as tenant retains at least 50% of the laboratory and office space in the building), and with a termination option for the 9th floor office space. E.R. Squibb & Sons LLC’s original lease was for 358,812 sq. ft. (floors 1-7 together with certain ancillary spaces) before expanding to lease the remaining 113,768 sq. ft. on floors 8-9 together with associated ancillary spaces. The rent commencement dates of the BMY lease at the CX - 250 Water Street Property were July 1, 2022 (for floor 9) and November 1, 2022 (for all other floors). The blended starting base rent for the E.R. Squibb & Sons LLC leases is $90.48 per sq. ft. (NNN). Base rent for floors 1-8 is $88.50 per sq. ft. and base rent for floor 9 is $105.00 per sq. ft., with both leases including approximately 2.5% and 2.75% annual rent steps, respectively. E.R. Squibb & Sons LLC did not receive any free rent as part of its lease. E.R. Squibb & Sons LLC is expected to take occupancy in the third quarter of 2023. There is no assurance that the tenant will take occupancy as expected, or at all.

E.R. Squibb & Sons LLC has a termination option for its 9th floor space which, if exercised, would be effective October 31, 2032, upon 18-30 months’ notice and payment of a termination fee equal to the borrower’s transaction costs amortized at 8% over the 60 months in the remainder of the term. E.R. Squibb & Sons LLC has subleased a portion of the floor 9 space (approximately 45,500 sq. ft., 9.6% of E.R. Squibb & Sons LLC’s leased NRA or 9.5% of the total building NRA) to Eterna Therapeutics Inc. (NASDAQ: ERNA) for a ten-year term at a sublease rent of $120 per sq. ft. with 3.0% annual increases. Eterna Therapeutics Inc. received a tenant improvement allowance of $190 per sq. ft. from E.R. Squibb & Sons LLC to build out its space. Eterna Therapeutics Inc. has the right to extend the sublease term through September 1, 3027, and E.R Squibb & Sons LLC has a right to take back the space through a termination option in year 7 of the sublease term.

The following table presents certain information relating to the tenancy at the CX - 250 Water Street Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P) (2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(4)	% of Total U/W Base Rent	Lease Expiration
E.R. Squibb & Sons LLC	A2 / NR / A+	415,900	86.8%	$88.50	86.1%	10/31/2037
E.R. Squibb & Sons LLC(3)	A2 / NR / A+	56,680	11.8%	$105.00	13.9%	10/31/2037
Total Occupied		472,580	98.7%	$90.48	100.0%
Vacant (Ground Floor Retail)		6,424	1.3
Total / Wtd. Avg.		479,004	100.0%
(1)	Based on the underwritten rent roll dated March 10, 2023.
(2)	The credit ratings are those of the direct parent company, BMY, which is the guarantor under the leases.
(3)	E.R. Squibb & Sons LLC has an option to terminate its 9th floor lease on the last day of the 10th lease year (October 31, 2032) with 18-30 months’ notice and a termination fee. E.R. Squibb & Sons LLC has subleased a portion of the 9th floor space (45,500 sq. ft.) to Eterna Therapeutics Inc. through October 31, 2032. Eterna Therapeutics Inc. has the right to extend the sublease term through September 1, 2037, and E.R. Squibb & Sons LLC has a termination option in year 7 of the sublease term.
(4)	Total Occupied U/W Base Rent Per Sq. Ft. excludes vacant space.

A-3-28

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%
Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft. (4)	% U/W Base Rent Rolling(4)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2023	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2024	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2025	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2026	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2027	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2028	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2029	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2030	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2031	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2032	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2033	0	0	0.0	0	0.0%	$0	0.0%	0.0%
2034 & Thereafter	2	472,580	98.7	472,580	98.7%	$90.48	100.0%	100.0%
Vacant	NAP	6,424	1.3	479,004	100.0%	NAP	NAP.	NAP
Total / Wtd. Avg.	2	479,004	100.0%			$90.48	100.0%
(1)	Based on the underwritten rent roll dated March 10, 2023.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Total/Wtd. Avg. Annual U/W Base Rent Per Sq. Ft. excludes vacant space.

Environmental Matters. A Phase I environmental report dated May 24, 2022, stated there were no current recognized environmental conditions (RECs), and no further investigation was recommended at the CX – 250 Water Street Property. There was one controlled REC, which impacted the soil from former industrial and rail yard use, which was removed or capped with landscape/hardscape and maintained with activity and use limitations See “–Description of the Mortgage Pool – Environmental Considerations” in the Preliminary Prospectus.

The Market. The CX – 250 Water Street Property has an address in Cambridge, Massachusetts, within the Boston core-based statistical area, directly north of the City of Boston and separated from Boston’s central business district (“CBD”) by the Charles River. Cambridge is bordered by Somerville to the north and Watertown to the west. Cambridge is acclaimed for its mix of venture capital, National Institutes of Health (“NIH”) funding and state investments. In recent years, Cambridge has become a life sciences and biotechnology hub not only for the Northeast, but for the entire United States. 18 of the top 20 life sciences companies are in East Cambridge. Cambridge is home to over 5,000 private business establishments, including Watson Health, Amgen, Facebook and Apple, among others.

The Cambridge market is best known for its innovation and high concentration of research and development operations. Cambridge has one of the highest densities of college educated people in the world, with three major NIH hospitals and 42 colleges, universities and community colleges in the Boston/Cambridge area, including Harvard University and Massachusetts Institute of Technology (MIT). There are over 11,000 undergraduate students and over 11,000 graduate students living in Cambridge.

The following table presents the submarket statistics for the laboratory space in the Cambridge market:

Submarket Metrics(1)
Submarket	Inventory (SF)	Overall Vacancy Rate	YTD Overall Absorptions (SF)	Under Construction (SF)	Total Asking Rent	Direct Avg. Rent (Class A)
East Cambridge	8,159,000	3.5%	0	2,169,000	$102.78	$110.00
Mid Cambridge	2,951,620	1.0%	(29,562)	0	$115.00	$115.00
West Cambridge	1,406,102	0.0%	1,589	326,616	$96.18	$100.00
Total/Wtd. Avg.	12,516,722	2.5%	(27,973)	2,495,616	$104.92	$110.06
(1)	Source: Appraisal.

A-3-29

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

The following table summarizes the comparable leases in the surrounding market:

Summary of Comparable Leases(1)
Property	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps/yr	TI PSF
CX – 250 Water Street(2)(3) Cambridge, MA	2022	E.R. Squibb & Sons LLC	Jul/Nov-22	15.0	NNN	472,580	$90.48	2.53%	$225.00
325 Binney Cambridge, MA	2024	Moderna Therapeutics	Jan-24	15.0	NNN	462,000	$117.00	3.00%	$225.00
Lab Building Somerville, MA	2021	Generate Biomedicines, Inc.	Apr-22	10.1	NNN	71,330	$82.30	2.75%	$250.00
One Rogers/Charles Park Cambridge, MA	1984	Flagship Entities	Nov-23	10.0	NNN	388,000	$115.00	3.00%	$200.00
The Richards Building Cambridge, MA	1989	Vericel Corporation	Mar-22	10.0	NNN	57,159	$102.00	3.00%	$75.00
University Park Cambridge, MA	2000	Brigham and Women’s	Feb-21	5.0	NNN	112,410	$100.00	3.00%	$0.00
Average.(4)				10.0		218,180	$103.26		$150.00
(1)	Source: Appraisal.
(2)	Information is based on the underwritten rent roll dated March 10, 2023.
(3)	The information is based on the weighted average of the E.R. Squibb & Sons LLC leases and includes both office and lab spaces. The lease to E.R. Squibb & Sons LLC for floors 1-8 started on November 1, 2022 for 415,900 SF at a base rent PSF of $88.50 with 2.5% annual increases. The lease to E.R. Squibb & Sons LLC for floor 9 started on July 1, 2022 for 56,680 SF at a base rent PSF of $105.00 with 2.75% annual increases.
(4)	Average excludes the CX – 250 Water Street Property.

The lease comparables range in size from 57,159 sq. ft. to 462,000 sq. ft. and have lease terms ranging from 5 to 15 years. The lease comparables exhibit a range in rents from $82.30 to $117.00 per sq. ft., with an average of $103.26 per sq. ft. on a net basis. Lease comparables offer no free rent concessions, but offer tenant improvement allowances ranging from $0.00 to $250.00 per sq. ft., with an average of $150.00 per sq. ft. The appraiser concluded to a market rent for laboratory of $115.00 per sq. ft., which is 27.1% over the weighted average in-place rent at the CX – 250 Water Street Property of $90.48 per sq. ft.

The following table presents certain information relating to the appraisal’s market rent conclusion for laboratory space for the CX – 250 Water Street Property:

Market Rent Summary(1)
	Laboratory	Retail
Market Rent PSF (NNN)	$115.00	$50.00
Lease Term (Years)	10.1	10.1
Rent Increase Projection	3% per annum	3% per annum
(1)	Source: Appraisal.

A-3-30

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W Per Sq. Ft.
Base Rent(2)	$43,079,750	$89.94
Straight Line Rent(3)	5,689,409	$11.88
Gross Potential Rent	$48,769,159	$101.81
Total Reimbursements	12,827,911	$26.78
Parking Income	1,596,600	$3.33
Gross Potential Income	$63,193,670	$131.93
Less: Vacancy & Credit Loss	(631,937)	($1.32)
Effective Gross Income	$62,561,733	$130.61
Total Operating Expenses	13,277,931	$27.72
Net Operating Income	$49,283,802	$102.89
TI/LC	$0	$0.00
Capital Expenditures	$119,751	$0.25
Net Cash Flow	$49,164,051	$102.64
(1)	Historical financial information is not available because the CX – 250 Water Street Property was built in 2022.
(2)	Based on the underwritten rent roll dated March 10, 2023 for contractual leases. The rent commencement date for the floors 1-8 and related ancillary spaces (415,900 SF) was in November 2022; the rent commencement date for floor 9 and related ancillary spaces (56,680 SF) was in July 2022.
(3)	Straight-line average rent credit was taken for the E.R. Squibb & Sons LLC leases (BMY is the investment grade rated parent company) through the loan term.

Property Management. The CX – 250 Water Street Property is managed by Divco West Real Estate Services, Inc., a Delaware corporation and an affiliate of the borrower sponsor.

Lockbox / Cash Management. The CX – 250 Water Street Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be deposited directly into a lender-controlled lockbox account. During a Trigger Period (as defined below), funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account. Prior to the ARD (except during the continuance of an event of default under the CX – 250 Water Street Whole Loan), all excess cash is required to be transferred to a lender-controlled account as additional collateral for the CX – 250 Water Street Whole Loan, subject to certain permitted uses by the borrower described in the loan documents, and except as described with respect to a Lease Sweep Period (as defined below). If the CX – 250 Water Street Whole Loan is not paid by the ARD, on and after the ARD, the CX – 250 Water Street Whole Loan will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate (“Excess Interest”) will be deferred.

On and after the ARD (except during the continuance of an event of default under the CX – 250 Water Street Whole Loan), all amounts on deposit in the cash management account after payment of debt service (other than Excess Interest), required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the CX – 250 Water Street Whole Loan until the outstanding principal balance has been reduced to zero and then to any Excess Interest until the Excess Interest has been reduced to zero.

Initial and Ongoing Reserves.

At loan origination, the borrower deposited (i) $5,932,952 into a base building reserve for the completion of certain base building work at the CX – 250 Water Street Property, (ii) approximately $7,160,274 into a reserve for certain outstanding tenant improvements and leasing commissions, and (iii) approximately $4,500,617 into a reserve for outstanding linkage fees, which the borrower is required to pay to the Somerville Affordable Housing Trust Fund in the amount of approximately $2,250,309 on August 18, 2023 and August 18, 2024, pursuant to a Project Mitigation Agreement, by and between the City of Somerville and the borrower.

Real Estate Taxes – During a Trigger Period, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the reasonably estimated annual real estate taxes.

Insurance – During a Trigger Period, or if the borrower fails to maintain a blanket insurance policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the reasonably estimated insurance premiums.

TI/LC Reserve – During a Lease Sweep Period, all excess cash will be swept into the rollover reserve.

A-3-31

250 Water Street Cambridge, MA 02141	Collateral Asset Summary – Loan No. 3 CX - 250 Water Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,150,000 48.8% 1.66x 9.3%

A “Trigger Period” will occur if (i) commencing upon the ARD (with no cure or end date), (ii) commencing upon the occurrence of an event of default under the CX - 250 Water Street Whole Loan until waived or cured, (iii) on any date from and after June 30, 2023, commencing when the debt service coverage ratio is less than 1.45x based on the CX – 250 Water Street Whole Loan for two consecutive calendar quarters, and ending upon the earlier to occur of (x) the debt service coverage ratio based on the CX – 250 Water Street Whole Loan being equal to or greater than 1.45x for two consecutive calendar quarters and (y) funds on deposit in the cash collateral account (without regard to prior disbursements from such account) equaling or exceeding $23,950,200, or (iv) during a Lease Sweep Period.

A “Lease Sweep Period” will commence (prior to the ARD) upon (i) the earliest to occur of: (a) the date that is 12 months prior to the earliest stated expiration of the Lease Sweep Lease (as defined below); (b) the last date under such Lease Sweep Lease that the tenant has the right to give notice of its exercise of a renewal option; or (c) with respect to any Lease Sweep Lease that is a Short Term Qualifying Lease (as defined below), the date that is 12 months prior to the ARD or the date that the lender reasonably determines that a Lease Sweep Period should commence in order for the aggregate amount of projected deposits into the rollover account for the period commencing on such date through the ARD to equal the Lease Sweep Deposit Amount (as defined below), (ii) the date of the early termination, early cancellation or early surrender of a Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date or the receipt by the borrower or manager of written notice from the tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of such Lease Sweep Lease prior to its then current expiration date, (iii) solely with respect to any Lease Sweep Lease under which neither the applicable tenant, nor any lease guarantor is an investment grade entity, if such tenant has ceased operating its business (i.e., “goes dark”) in a majority of its leased space at the CX – 250 Water Street Property and the same has not been subleased in accordance with the terms of the loan agreement, pursuant to a sublease on the same or substantially similar or better terms as the applicable Lease Sweep Lease, (iv) a monetary or material non-monetary default under a Lease Sweep Lease by the tenant thereunder, or (v) the occurrence of an insolvency proceeding with respect to the tenant under a Lease Sweep Lease, its direct or indirect parent company or any lease guarantor of such tenant’s obligations under such Lease Sweep Lease.

A Lease Sweep Period will end upon (a) if triggered in the case of clause (i), (ii), (iii) and (iv) above, the entirety of the Lease Sweep Lease space is leased pursuant to one or more qualified leases and in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (b) if triggered in the case of clause (i) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option or otherwise extends its Lease Sweep Lease in accordance with the terms of the loan agreement with respect to all of its Lease Sweep Lease space, and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (c) if triggered in the case of clause (ii) above, if the tenant under the applicable Lease Sweep Lease rescinds in writing the exercise of its notice exercising its early termination, cancellation or surrender right or option, (d) if triggered in the case of clause (iii) above, the circumstances giving rise to a Lease Sweep Period under clause (iii) no longer exist, (e) if triggered in the case of clause (iv) above, the date on which the subject default has been cured, (f) if triggered in the case of clause (v) above, either (1) the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (2) the applicable Lease Sweep Lease has been assumed or assumed and assigned to a third party in a manner reasonably satisfactory to the lender, (g) if triggered in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the CX – 250 Water Street Property has achieved a debt yield of not less than 7.5% and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, or (h) if triggered in in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the date on which funds in the rollover account collected with respect to the Lease Sweep Lease space in question is equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep Lease space.

A “Lease Sweep Lease” means (i) the E.R. Squibb & Sons, LLC leases at the CX – 250 Water Street Property and (ii) any replacement lease that, either individually or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the Lease Sweep Lease space.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable sq. ft. of the applicable Lease Sweep Lease space that is the subject of a Lease Sweep Period multiplied by $50.00.

A “Short Term Qualifying Lease” means any “qualified lease” that has an initial term which does not extend at least two years beyond the ARD.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-32

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

A-3-33

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

A-3-34

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

A-3-35

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

Mortgage Loan Information
Loan Sellers:	GSMC, GACC
Loan Purpose:	Refinance

Borrower Sponsor:	The Macerich Partnership, L.P.
Borrowers:	Valley Stream Green Acres LLC and Green Acres Adjacent LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	7.6%
Interest Rate:	5.89900%
Payment Date:	6th of each month
First Payment Date:	February 6, 2023
Maturity Date:	January 6, 2028
Amortization:	Interest Only
Additional Debt(1):	$320,000,000 Pari Passu Debt
Call Protection(2):	L(27),YM1(28),O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$619,992
TI/LC:	$4,068,135	$0	NAP
Other(4):	$743,644	Springing	$2,094,342

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Regional Mall Retail
Collateral:	Fee / Leasehold
Location:	Valley Stream, NY
Year Built / Renovated:	1956, 2016 / 1982, 2006, 2007
Total Sq. Ft.:	2,081,286
Property Management:	Macerich Property Management Company, LLC
Underwritten NOI:	$47,934,528
Underwritten NCF:	$46,364,767
Appraised Value(5):	$679,000,000
Appraisal Date:	October 30, 2022

Historical NOI
Most Recent NOI:	$45,174,388 (T-12 September 30, 2022)
2021 NOI:	$46,618,790 (December 31, 2021)
2020 NOI:	$41,001,586 (December 31, 2020)
2019 NOI:	$53,314,510 (December 31, 2019)

Historical Occupancy
Most Recent Occupancy:	97.7% (December 12, 2022)
2021 Occupancy:	93.2% (December 31, 2021)
2020 Occupancy:	89.8% (December 31, 2020)
2019 Occupancy:	96.4% (December 31, 2019)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	320,000,000
Whole Loan	$370,000,000	$178 / $178	54.5% / 54.5%	2.17x / 2.10x	13.0% / 12.5%	13.0% / 12.5%
(1)	The Green Acres Loan (as defined below) is part of the Green Acres Whole Loan (as defined below) evidenced by 18 pari passu notes with an aggregate original principal balance of $370,000,000. Financial information in the chart above reflects the Green Acres Whole Loan. See “The Loan” herein.
(2)	The lockout period will be at least 27 payment dates beginning with and including the first payment date in February 2023. Prepayment of the Green Acres Whole Loan in full is permitted at any time on or after the earlier to occur of (i) the monthly payment date occurring in January 2026 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2023-B38 closing date in April 2023. The actual lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” herein.
(4)	The Other Reserves consists of an upfront approximately $743,644 Gap Rent Reserve and a monthly springing Rollover Reserve.
(5)	The “as-is” appraised value is based on an extraordinary assumption made by the appraiser that the PILOT documents will be extended an additional 5-years to 2031. In the absence of the PILOT tax benefits beyond 2026, the as-is value of the Green Acres Property would otherwise be reduced by approximately $58.0 million resulting in an estimated appraised value of $621.0 million and in a Cut-off Date LTV and Maturity Date LTV of 59.6%.

A-3-36

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

The Loan. The mortgage loan (the “Green Acres Loan”) is part of a whole loan (the “Green Acres Whole Loan”) evidenced by 18 pari passu promissory notes in the aggregate original principal amount of $370,000,000, which is secured by (i) the applicable borrower’s fee interest in a retail mega-campus comprised of Green Acres (as defined below) and Green Acres Commons (as defined below) that are adjacent with each other and located in Valley Stream, New York (other than a 9.08-acre portion of such regional mall (representing approximately 8.3% of the net rentable area of the Green Acres Property (as defined below)), the fee interest in which is owned by Walmart, an anchor tenant (such portion of the regional mall owned by Walmart, the “Walmart Parcel”)) and (ii) the applicable borrower’s ground leasehold interest in the Walmart Parcel that is leased back to Walmart (the “Green Acres Property”). The Green Acres Loan is evidenced by the non-controlling notes A-3 and A-15-1, which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000. The Green Acres Whole Loan was co-originated on January 3, 2023 by Bank of Montreal (“BMO”), Goldman Sachs Bank USA (“GS”), Morgan Stanley Bank, N.A. (“MS”), and DBR Investments Co. Limited (“DBRI”). The “Green Acres Property” is comprised of the regional enclosed mall and the retail power center (including the Walmart Parcel) but does not include any portion of the regional mall that is occupied by Home Depot and Target (which own their own parcels), except as otherwise expressly indicated herein. The Green Acres Whole Loan proceeds were used to refinance the existing debt on the Green Acres Property, fund upfront reserves and pay origination costs. The Green Acres Whole Loan accrues interest at a fixed rate of 5.89900% per annum.

The table below summarizes the promissory notes that comprise the Green Acres Whole Loan. The relationship between the holders of the Green Acres Whole Loan is governed by a co-lender agreement. The Green Acres Whole Loan is initially being serviced under the pooling and servicing agreement for the BMO 2023-C4 trust until the controlling note A-1 is securitized, whereupon the Green Acres Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$36,000,000	$36,000,000	GS	Yes
A-2	31,500,000	31,500,000	FIVE 2023-V1	No
A-3(2)	32,500,000	32,500,000	Benchmark 2023-B38	No
A-4(1)	24,000,000	24,000,000	BMO	No
A-5(1)	21,500,000	21,500,000	BMO	No
A-6	20,000,000	20,000,000	BMO 2023-C4	No
A-7	18,500,000	18,500,000	FIVE 2023-V1	No
A-8	6,000,000	6,000,000	BMO 2023-C4	No
A-9(1)	50,000,000	50,000,000	MS	No
A-10(1)	20,000,000	20,000,000	MS	No
A-11(1)	10,000,000	10,000,000	MS	No
A-12(1)	10,000,000	10,000,000	MS	No
A-13-1(1)	25,000,000	25,000,000	DBRI	No
A-13-2(1)	5,000,000	5,000,000	DBRI	No
A-14	25,000,000	25,000,000	FIVE 2023-V1	No
A-15-1(2)	$17,500,000	$17,500,000	Benchmark 2023-B38	No
A-15-2(1)	2,500,000	2,500,000	DBRI	No
A-16(1)	15,000,000	15,000,000	DBRI	No
Whole Loan	$370,000,000	$370,000,000
(1)	The Notes held by the lenders are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.
(2)	GSMC is contributing Note A-3 and GACC is contributing Note A-15-1.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$370,000,000	96.9%	Loan Payoff	$364,192,834	95.4%
Borrower Sponsor Equity	11,744,495	3.1	Closing Costs	12,739,883	3.3
			Upfront Reserves	4,811,779	1.3
Total Sources	$381,744,495	100.0%	Total Uses	$381,744,495	100.0%

A-3-37

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

The Borrowers and the Borrower Sponsor. The borrowers for the Green Acres Whole Loan are Valley Stream Green Acres LLC and Green Acres Adjacent LLC, each a single purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Green Acres Whole Loan. The borrower sponsor and non-recourse carveout guarantor is The Macerich Partnership, L.P., a Delaware limited partnership headquartered in Santa Monica, California and a provider of real estate investment services. The Macerich Partnership, L.P. acquires, leases, manages, develops, and redevelops malls and community centers. The Macerich Partnership, L.P. also serves as one of the borrower sponsors of the Scottsdale Fashion Square Mortgage Loan, which is being contributed to the Benchmark 2023-B38 transaction.

The Property. The Green Acres Property is a retail mega-campus comprised of a two-level regional mall known as “Green Acres” and an adjacent two-story retail power center known as “Green Acres Commons”, totaling 2,081,286 sq. ft. on an approximately 120.8-acre site in Valley Stream, New York. Green Acres was built in 1956 and most recently renovated in 2007. Green Acres Commons was built in 2016. The Green Acres Property provides parking via 9,092 surface parking and parking garage spaces, resulting in a parking ratio of approximately 4.4 spaces per 1,000 sq. ft. of net rentable area. As of December 12, 2022, the Green Acres Property was 97.7% leased by approximately 150 tenants (including temporary tenants, which make up approximately 1.7% of net rentable area), of which 62.1% of net rentable area is occupied by the 11 largest tenants by sq. ft. A portion of the Green Acres Property is currently occupied by certain temporary tenants and no underwritten base rent is attributable to those temporary tenants. Green Acres Adjacent LLC owns Green Acres Commons and Valley Stream Green Acres LLC owns Green Acres and the leasehold interest in the Walmart Parcel. The fee interests in the Green Acres Property owned by the applicable borrower represents approximately 91.7% of the net rentable area, and the leasehold interest in the Walmart Parcel owned by the applicable borrower represents approximately 8.3% of the net rentable area. The fee interest in the Walmart Parcel is owned by Walmart, an anchor tenant and is ground leased to the applicable borrower. See “Ground Lease” below. The Green Acres Property is shadow anchored by Home Depot and Target, and the space occupied by Home Depot and Target is not part of the collateral securing the Green Acres Whole Loan. The information relating to the Green Acres Property provided does not include any space occupied by Home Depot or Target, unless otherwise expressly stated.

Major Tenants. The three largest tenants based on sq. ft. are Macy’s and Macy’s Men’s and Furniture, Walmart and SEARS, each of which is an anchor tenant.

Macy’s and Macy’s Men’s and Furniture (390,503 sq. ft.; 18.8% of NRA, 1.9% of underwritten base rent, Moody’s/S&P/Fitch: Ba2/BB+/BBB-): Founded in 1858 and headquartered in New York, New York, Macy’s (“Macy’s and Macy’s Men’s and Furniture”) is a department store chain with 510 locations as of the third-quarter of 2023. Macy’s occupies two separate anchor boxes at the Green Acres Property, a Macy’s and Macy’s Men’s and Furniture. Macy’s occupies 266,676 sq. ft. of the Green Acres Property (representing approximately $549,993 in underwritten base rent) and has an original commencement date of August 19, 1986 and a lease expiration date of August 18, 2026. Macy’s Men’s and Furniture occupies 123,827 sq. ft. of the Green Acres Property (representing approximately $475,000 in underwritten base rent) under a lease that has an original commencement date of July 1, 2004 and a lease expiration date of July 31, 2034.

Walmart (173,450 sq. ft.; 8.3% of NRA, 6.3% of underwritten base rent, Moody’s/S&P/Fitch: Aa2/AA/AA): Founded in 1962 and headquartered in Bentonville, Arkansas, Walmart is an international supermarket chain operating approximately 10,500 stores under 46 different banners in 24 countries. Walmart employs approximately 2.3 million people worldwide. Walmart has been a tenant at the Walmart Parcel since 2003 under a lease (representing approximately $3,463,189 in underwritten base rent) expiring on August 31, 2028. Walmart has two 5-year extension options remaining. Walmart is also temporarily occupying certain temporary space under a lease with an original commencement date of February 1, 2022 and a lease expiration date of January 31, 2023. No underwritten base rent or net rentable area is attributable to such temporary lease. Walmart owns the fee interest in the Walmart Parcel and ground leases such interest to the applicable borrower, which in turn leases the Walmart Parcel to Walmart as described above. See “Ground Lease” below.

SEARS (144,537 sq. ft.; 6.9% of NRA, 0.2% of underwritten base rent, Moody’s/S&P/Fitch: NR/NR/NR): The SEARS location at the Green Acres Property closed in April 2021. However, SEARS remains in control of its leased space and is obligated to pay full rent under the terms of the lease, which runs through October 31, 2028. Sears remains current on its rent.

A-3-38

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

The following table presents certain information relating to the tenants (of which, certain tenants may have cotenancy provisions) at the Green Acres Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P/Fitch)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent(3)	Occupancy Cost(4)	Lease Expiration
Macy’s and Macy’s Men’s and Furniture(5)(6)	Ba2/BB+/BBB-	390,503	18.8%	$2.62	1.9%	7.6%	Various(6)
Walmart(5)	Aa2/AA/AA	173,450	8.3	$19.97	6.3	NAV	8/31/2028
SEARS(5)(7)	NR/NR/NR	144,537	6.9	$0.86	0.2	NAV	10/31/2028
BJ’s Wholesale Club(5)(8)	NR/BB+/NR	127,750	6.1	$30.38	7.1	5.1%	1/31/2027
KOHL’S(5)(7)	Ba2/BB+/BBB-	116,392	5.6	$17.61	3.8	NAV	1/31/2031
Shopper’s World(5)	NR/NR/NR	72,795	3.5	$8.41	1.1	15.5%	7/31/2026
DICK’S Sporting Goods(5)	Baa3/BBB/NR	70,714	3.4	$34.65	4.5	29.4%	1/31/2027
Burlington(5)	NR/BB+/NR	61,837	3.0	$24.25	2.7	9.9%	1/31/2032
Primark(5)(9)	NR/NR/NR	49,069	2.4	$16.30	1.5	NAV	1/31/2034
Best Buy(5)	A3/BBB+/NR	44,400	2.1	$45.81	3.7	NAV	1/31/2027
Largest Tenants		1,251,447	60.1%	$14.34	32.9%
Remaining Occupied		781,377	37.5%	$46.90	67.1%
Total Occupied		2,032,824	97.7%	$26.85	100.0%
Vacant		48,462	2.3%
Total		2,081,286	100.0%
(1)	Based on the underwritten rent roll dated December 12, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	% of Total U/W Base Rent and U/W Base Rent Per Sq. Ft. include contractual rent steps through February 2024.
(4)	Occupancy Cost is as of the trailing 12-month period ending September 30, 2022 as provided by the tenants to the borrowers or estimated based on anecdotal information provided by the tenants to the borrowers.
(5)	The Green Acres Property has 11 anchor and major tenants (10 of which are shown in the table above). The 11 anchor and major tenants (including 24 Hour Fitness which is not shown in the table above) represent approximately 62.1% of net rentable area and approximately 35.3% of total U/W Base Rent.
(6)	Macy’s Men’s and Furniture occupies 123,827 sq. ft. of the Green Acres Property (representing approximately $475,000 in underwritten base rent) under a lease that has an original commencement date of July 1, 2004 and a lease expiration date of July 31, 2034, and Macy’s occupies 266,676 sq. ft. of the Green Acres Property (representing approximately $549,993 in underwritten base rent) and has an original commencement date of August 19, 1986 and a lease expiration date of August 18, 2026. Macy’s has one eight-year and eleven-month extension option remaining. Macy’s and Macy’s Men’s & Furniture are treated as a single tenant for the purposes of the number of tenants shown at the Green Acres Property.
(7)	KOHL’S and SEARS have vacated the leased premises. Each tenant remains in control of the leased space and is obligated to pay full rent under the terms of their respective lease.
(8)	Information in this table includes recently executed lease for a 5,000 sq. ft. fueling station that has an expected rent commencement date of September 1, 2023. We cannot assure you that the tenant will begin paying rent as expected or at all. $227,767 in gap rent was reserved for BJ’s Wholesale Club at origination.
(9)	The Primark tenant is expected to take occupancy in May 2023.

A-3-39

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring(3)(4)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft. (5)(6)	% U/W Base Rent Rolling(5)(6)	Cumulative % of U/W Base Rent(5)(6)
2023 & MTM	25	132,183	6.4%	132,183	6.4%	$40.71	9.9%	9.9%
2024	16	59,279	2.8	191,462	9.2%	$55.74	6.1	15.9%
2025	23	103,199	5.0	294,661	14.2%	$42.69	8.1	24.0%
2026	18	474,521	22.8	769,182	37.0%	$18.62	16.2	40.2%
2027	21	317,183	15.2	1,086,365	52.2%	$45.01	26.2	66.3%
2028	6	329,772	15.8	1,416,137	68.0%	$13.68	8.3	74.6%
2029	7	18,831	0.9	1,434,968	68.9%	$49.78	1.7	76.3%
2030	5	14,437	0.7	1,449,405	69.6%	$87.14	2.3	78.6%
2031	6	165,348	7.9	1,614,753	77.6%	$24.20	7.3	85.9%
2032	3	94,565	4.5	1,709,318	82.1%	$24.37	4.2	90.2%
2033	3	24,165	1.2	1,733,483	83.3%	$21.05	0.9	91.1%
2034 & Thereafter	7	264,497	12.7	1,997,980	96.0%	$16.66	8.1	99.2%
Storage / Other(4)	98	34,844	1.7	2,032,824	97.7%	$13.07	0.8	100.0%
Vacant	NAP	48,462	2.3	2,081,286	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	238	2,081,286	100.0%			$26.85	100.0%
(1)	Based on the underwritten rent roll dated December 12, 2022.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	Macy’s Men’s & Furniture occupies 123,827 sq. ft. of the Green Acres Property (representing approximately $475,000 in underwritten base rent) under a lease that has an original commencement date of July 1, 2004 and a lease expiration date of July 31, 2034, and Macy’s occupies 266,676 sq. ft. of the Green Acres Property (representing approximately $549,993 underwritten base rent) and has an original commencement date of August 19, 1986 and a lease expiration date of August 18, 2026. Macy’s has one eight year and eleven-month extension option remaining.
(4)	The number of leases shown above include two leases delivered by Macy’s and Macy’s Men’s & Furniture and 98 storage and specialty, business development, or temporary leases that are not typical tenant leases and are short term in nature. The U/W Base Rent attributable to the storage leases is $455,564 and income attributable to the specialty, business development, or temporary leases is included in Other Commercial Income.
(5)	Annual U/W Base Rent Per Sq. Ft., % U/W Base Rent Rolling and Cumulative % of U/W Base Rent include contractual rent steps through February 2024 and percent in lieu revenue for Charlotte Russe, Famous Footwear, Forever 21 and H&M.
(6)	KOHL’S and SEARS have vacated the leased premises. Each tenant remains in control of the leased space and is obligated to pay full rent under the terms of their respective lease.

Environmental Matters. The Phase I environmental assessment at the Green Acres Property dated December 20, 2022 identified six recognized environmental conditions related to the following: (i) historical auto repair operations and an associated oil/water separator used at the Green Acres Property and reportedly removed, but for which no closure documentation is available, (ii) free product observed in a monitoring well at an adjacent property, (iii) three cases of petroleum impacts to soil and groundwater at adjacent properties, and (iv) a vapor migration concern identified in connection with the Green Acres Property’s long-term historic use of hazardous chemicals. See “Preliminary Prospectus—Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Green Acres Property is located in Valley Stream, New York, within the Nassau-Suffolk metropolitan division (the “Nassau-Suffolk MSA”). Main economic sectors within the Nassau-Suffolk MSA include the education and health services, transportation and utilities, trade and government sectors. The Nassau-Suffolk MSA’s largest employers include Northwell Health, Inc., Catholic Health System of Long Island, Inc., the County of Nassau, the United States Federal Government and the County of Suffolk.

The Green Acres Property is located in a densely populated commercial area on the border of Queens, New York along the major arterial Sunrise Highway, and approximately 5 miles from John F. Kennedy airport. The local area is comprised of retail and commercial buildings to the north, south and east, with industrial uses located to the west. Outside of local commercial districts, the area is developed with multifamily residential uses. The local area is accessed by Sunrise Highway, the Belt Parkway, and the Cross Island Parkway, all of which are arterials leading east to west. The Long Island Railroad has two stations within walking distance: the Rosedale and Valley Stream stations, which can be reached via the Jamaica, Far Rockaway, Long Beach, West Hempstead, and Babylon branches. According to the appraisal, approximately 60,000 cars pass the Green Acres Property daily.

According to the appraisal, the trade area for a retail center is between 5.0-25.0 miles in radius and consists of its top competitors, of which the primary trade area makes up between 55.0-65.0% of its sales and the secondary trade area makes up between 20.0-25.0%. According to the appraisal, the 2021 population in the primary-, secondary- and total trade area of the Green Acres Property was 438,195, 480,549 and 918,745, respectively. Additionally, for the same period, the average household income within the same areas was $108,258, $104,108 and $106,034, respectively.

According to the appraisal, the Green Acres Property is located within the Long Island retail market and the Hempstead retail submarket. As of the second quarter of 2022, the Long Island retail market contained approximately 24.1 million sq. ft. of retail space inventory with a vacancy rate of 8.6% and an average asking rental rate of $28.70 per sq. ft. The Hempstead retail submarket contained approximately 4.8 million sq. ft. of retail space with a vacancy rate of 6.2% and an average asking rental rate of $32.43 per sq. ft. as of the second quarter of 2022.

A-3-40

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

The following table presents certain information relating to comparable retail centers for the Green Acres Property:

Comparable Anchor Retail Leases(1)
Property Name	Year Built / Renovated or Expanded	Total NRA (Sq. Ft.)	Total Occupancy	Distance to Subject	Sales Per Sq. Ft.	Anchor Tenants
Green Acres 2034 Green Acres Road Valley Stream, NY	1956, 2016 / 1982, 2006, 2007	2,081,286(2)	97.7%	NAP	$727.00(2)	Macy’s Walmart Dick’s Sporting Goods BJ’s Wholesale Club Primark 24 Hour Fitness Burlington Best Buy Shopper’s World Target (non-collateral) Home Depot (non-collateral)
Roosevelt Field Mall 630 Old Country Road Garden City, NY	1956 / 1993, 1997	2,372,053	98.0%	7.7 miles	$1,165.00	Bloomingdale’s Bloomingdale’s Furniture Dick’s Sporting Goods JC Penney Macy’s Neiman Marcus Nordstrom Primark
Queens Center Mall(3) 90-15 Queens Boulevard Queens, NY	1973 / 2004	962,798	98.0%	9.1 miles	$1,721.00	H&M J.C. Penney Macy’s XXI Forever
Kings Plaza Shopping Center(3) 5100 Kings Plaza Brooklyn, NY	1969 / 2000	1,212,000	99.0%	11.1 miles	$804.00	Best Buy Burlington H&M Lowe’s Macy’s Primark Target XXI Forever Zara
Broadway Commons 358 Broadway Mall Hicksville, NY	1956 / 1995, 1999	1,234,450	89.0%	12.4 miles	$436.00	H&M IKEA Round One Target Showcase
(1)	Source: Appraisal, unless stated otherwise.
(2)	Represents sales per sq. ft. as of September 30, 2022. Sales per sq. ft. inclusive of tenants that have been open for 12 months or more and excludes tenants >10,000 sq. ft., arcades and non-retail stores.
(3)	The Queens Center Mall and Kings Plaza Shopping Center properties are both owned by the borrower sponsor of the Green Acres Whole Loan.

A-3-41

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

Cash Flow Analysis.

Cash Flow Analysis
	2019	2020	2021	T-12 9/30/2022(1)	U/W(1)	U/W Per Sq. Ft.
Rents in Place(2)	$54,088,539	$49,202,740	$49,588,493	$49,664,599	$54,583,783	$26.23
Vacant Income(3)	0	0	0	0	3,360,780	1.61
Gross Potential Rent	$54,088,539	$49,202,740	$49,588,493	$49,664,599	$57,944,563	$27.84
Other Commercial Income(4)	3,268,004	2,784,950	3,769,123	4,016,903	4,039,298	1.94
Total Reimbursements	22,054,115	21,108,945	22,240,864	23,011,578	25,461,533	12.23
U/W Adjustments	0	0	0	0	339,465	0.16
Other Revenue(5)	769,425	102,602	95,907	180,781	23,686	0.01
Net Rental Income	$80,180,083	$73,199,237	$75,694,387	$76,873,861	$87,808,544	$42.19
Vacancy/Credit Loss(6)	(233,163)	(4,190,515)	1,209,488	112,688	(4,293,661)	(2.06)
Effective Gross Income	$79,946,920	$69,008,722	$76,903,875	$76,986,549	$83,514,884	$40.13
Total Expenses(7)	26,632,410	28,007,136	30,285,085	31,812,161	35,580,356	17.10
Net Operating Income	$53,314,510	$41,001,586	$46,618,790	$45,174,388	$47,934,528	$23.03
Capital Expenditures	0	0	0	0	455,855	0.22
TI/LC	0	0	0	0	1,113,906	0.54
Net Cash Flow(8)	$53,314,510	$41,001,586	$46,618,790	$45,174,388	$46,364,767	$22.28
(1)	Underwritten Rents in Place are higher than T-12 9/30/2022 rents due to the inclusion of rent steps underwritten to the maximum increase per the tenants’ contractual lease terms. Contractual rent steps are through February 2024.
(2)	Based on the underwritten rent roll dated December 12, 2022.
(3)	Vacant Income reflects the gross up of vacancy at average in-place rents.
(4)	Other Commercial Income includes overage / percentage rent, kiosk revenue, temporary revenue, specialty revenue and business development income.
(5)	Other Revenue reflects the borrowers’ in-place miscellaneous income.
(6)	The underwritten economic occupancy is 96.2%. The Green Acres Property was 97.7% leased based on the December 12, 2022 rent roll, including leases executed by the origination date of January 3, 2023.
(7)	The management fee is underwritten to reflect 3.0% of Effective Gross Income. Real estate taxes were underwritten based on the actual tax bills for all of the property tax parcels at the Green Acres Property (including the Walmart Parcel), inclusive of any tax reimbursements or expenses payable by the tenants and payment-in-lieu of taxes (“PILOT”) payable by the borrowers for 2022 under the related PILOT documents that are scheduled to expire on December 31, 2026, with one five-year extension period that requires Hempstead IDA (as defined below) approval. According to the appraisal, the tax benefits for 2023 under the PILOT documents are expected to be $15,365,892, and if the PILOT documents are not renewed in 2027, the total amount of real estate taxes payable by the borrowers is expected to increase by approximately $17.1 million in 2027. See “Payment in Lieu of Taxes” below.
(8)	The historical financial statements for years 2019-2022 do not include the borrowers’ actual income and expense for the following: lease termination income, bankruptcy settlements, GAAP adjustments for non-cash items, including the straight lining of rents, mark to market rent adjustments under SFAS 141, tenant interest and penalties, bad debt reserves and capitalized development costs (taxes, insurance, interest). Historical capital expenditures and leasing capital which includes tenant allowances, the borrowers’ construction cost for build-out of tenant spaces and leasing commissions, are also excluded.

Property Management. The Green Acres Property is managed by Macerich Property Management Company, LLC, an affiliate of the borrower sponsor.

Lockbox / Cash Management. The Green Acres Whole Loan is structured with a hard lockbox and springing cash management. The borrowers and property manager are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received in such account within three business days after receipt. During the continuance of a Trigger Period (as defined below), all funds in the lockbox account are required to be swept on a weekly basis and on the second business day before each payment date to a lender-controlled cash management account. Funds in the cash management account are required to be applied to debt service and the reserves and escrows described below, with any excess funds (i) to be deposited into the TI/LC Reserve, if the Trigger Period is caused by a Tenant Trigger Event (as defined below), or into an excess cash flow reserve account held by the lender as cash collateral for the Green Acres Whole Loan, if the Trigger Period is not solely caused by a Tenant Trigger Event, or if (ii) no Trigger Period is continuing, disbursed to borrowers.

A “Trigger Period” means the period commencing upon the occurrence of (i) an event of default, (ii) a Low Debt Service Period (as defined below), or (iii) a Tenant Trigger Event. A Trigger Period will end (a) with respect to the matters described in clause (i) above, if the event of default has been waived by the lender, (b) with respect to the matters described in clause (ii) above, if a cure of the Low Debt Service Period occurs or the borrowers deliver additional collateral causing the debt service coverage ratio to equal 1.55x, or (c) with respect to matters described in clause (iii) above, a cure of the Tenant Trigger Event occurs.

A “Low Debt Service Period” will commence on any calculation date when the Green Acres Whole Loan debt service coverage ratio is less than 1.50x and end when the Green Acres Whole Loan debt service coverage ratio is at least 1.55x for two consecutive calendar quarters.

A-3-42

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

A “Tenant Trigger Event” will occur if (i) two or more of BJ’s Wholesale Club, Dick’s Sporting Goods and Best Buy are subject to any Tenant Trigger Condition (as defined below), and/or (ii) Walmart is subject to any Tenant Trigger Condition. For purposes of determining whether a Tenant Trigger Event has occurred, (i) a tenant has not “gone dark”, where the subject tenant has ceased business in the subject space but has subleased all or a material portion of its premises to another operator that does not operate the premises for certain prohibited uses, (ii) pronouncements, press releases and similar “corporate statements” by a tenant of its intention with respect to operations at a particular store will not constitute a basis for asserting that a Tenant Trigger Event has occurred, and (iii) a change in use, the days or hours of operation, or the configuration of its store by a tenant will not, in and of itself, constitute “going dark” or ceasing to operate.

A “Tenant Trigger Condition” is if any applicable tenant (i) does not maintain an investment grade rating and “goes dark” for a period in excess of 120 consecutive days (excluding temporary vacancies for the purpose of repair, restoration or permitted alteration), (ii) provides written notice of its intent to not renew its lease, or (iii) does not provide notice of renewal prior to the required date.

Initial and Ongoing Reserves. At origination, the borrowers were required to deposit into escrow (i) $4,068,135 for a reserve (the “TI/LC Reserve”) with respect to outstanding tenant improvement allowances and leasing commissions identified in a schedule to the related loan agreement and (ii) approximately $743,644 for a gap rent reserve (of which $227,767 is earmarked for the fourth largest tenant, BJ’s Wholesale Club).

Tax Escrows – During the continuance of a Trigger Period, or if the borrowers fail to deliver evidence taxes have been timely paid, the borrowers are required to escrow 1/12th of the annual estimated tax payments and, without duplication, PILOT payments on a monthly basis.

Insurance Escrows – During the continuance of a Trigger Period, the borrowers are required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, except if the Green Acres Property is insured under a blanket policy meeting the requirements set forth in the related loan agreement (in which case, no insurance escrows will be required, notwithstanding the occurrence of a Trigger Period).

Replacement Reserves – During the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to the gross leasable area (excluding the Non-Collateral Square Footage (as defined below), any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises, roof and structural components, and the following tenants: (i) Advantage Toyota, (ii) Aldi, (iii) BJ’s Restaurant, (iv) BJ’s Wholesale Club, (v) Buffalo Wild Wings, (vi) Capital One, (vii) Citizen’s Bank, (viii) Hook & Reel, (ix) Olive Garden, (x) Red Lobster, (xi) SEARS, (xii) Sonic Drive-In, (xiii) South Shore Hyundai, (xiv) Vitamin Shoppe, (xv) Macy’s and (xvi) Walmart) multiplied by $0.25 and divided by 12 months. The monthly replacement reserve amount is estimated to be approximately $25,833. The borrowers are permitted to cease monthly deposits when the replacement reserve balance is equal to the sum of 24 monthly deposits, currently estimated to be $619,992. The tenants listed in clause (i) through (xvi) above collectively represent 40.4% of the NRA and 24.5% of U/W Base Rent.

Rollover Reserve – During the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to the gross leasable area (excluding the Non-Collateral Square Footage and, to the extent not causing or contributing to the cause of the applicable Trigger Period (including by way of paying reduced rent), Macy’s, Macy’s Men’s & Furniture, Burlington, BJ’s Wholesale, Primark, Walmart, Kohl’s, Dick’s and Best Buy) multiplied by $1.00 and divided by 12 months. The monthly rollover reserve amount is estimated to be approximately $87,264. The borrowers are not required to make any monthly deposits when the rollover reserve balance is equal to the sum of 24 monthly deposits, currently estimated to be $2,094,342. The borrowers’ upfront deposit of approximately $743,644 with respect to gap rent is not included in the calculation of the rollover reserve balance for purposes of calculating the rollover reserve cap.

TI/LC Reserve– On each monthly payment date during the continuance of a Tenant Trigger Event, all excess cash flow after payment of debt service, operating expenses and other required escrows is required to be deposited in the TI/LC reserve until the amount in the reserve is equal to 12 months of the base rent payable under any applicable leases causing such Tenant Trigger Event. The borrowers have the right to deliver a letter of credit meeting the requirements of the Green Acres Whole Loan documents in lieu of depositing funds into the TI/LC Reserve.

“Non-Collateral Square Footage” means the square footage occupied by Target and Home Depot.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None. However, the borrowers are permitted to obtain property assessed clean energy (PACE) or similar loans in an aggregate amount up to $10 million without the consent of the lender.

A-3-43

2034 Green Acres Road Valley Stream, NY 11581	Collateral Asset Summary – Loan No. 4 Green Acres	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 2.10x 13.0%

Partial Release. The borrowers may obtain a release of one or more Release Parcels (as defined below), subject to satisfaction of certain conditions including, but not limited to, (i) no event of default has occurred and is continuing, (ii) regardless of whether such release of the Release Parcel is successfully consummated, the borrowers pay to the lender a processing fee in the amount of $15,000, (iii) the remaining property constitutes a separate tax lot (or the borrowers have filed an application for a separate tax lot and the borrower sponsor guarantees the payment of taxes on the Release Parcel pending the final issuance of such separate tax lot), (iv) the borrowers certify to the lender that the remaining property with all easements appurtenant and other permitted encumbrances thereto will not, strictly as a result of such transfer, be in violation of certain reciprocal easement agreements, the Walmart Ground Lease (as defined below), the PILOT leases or any then applicable law, statute, rule or regulation and (v) satisfaction of any REMIC release conditions.

A ”Release Parcel” is a parcel on the Green Acres Property that is (a) non-income producing and unimproved for tenant occupancy and (b) the release of which does not have any adverse material effect.

Ground Lease. The fee interest in the Walmart Parcel is owned by Walmart, an anchor tenant at the Walmart Parcel. Valley Stream Green Acres LLC (“Valley Stream”), a borrower, owns the leasehold interest in the Walmart Parcel pursuant to a 36-year ground lease, dated as of February 22, 1989 (the “Walmart Ground Lease”), between Walmart, as ground lessor, and Valley Stream, as ground lessee. Valley Stream leased the Walmart Parcel back to Walmart. The term of the Walmart Ground Lease commenced on August 13, 1990 and expires August 12, 2026, with two additional six-year extension options. According to the estoppel delivered by Walmart (the “Ground Lease Estoppel”) and Valley Stream, the base rent under the Walmart Ground Lease is a fixed amount equal to $1,080,000 per annum ($90,000 per month) during the initial term of the Walmart Ground Lease as determined in accordance with the terms of the Walmart Ground Lease and $1,500,000 per annum ($125,000 per month) during the extension terms. In addition, Valley Stream is required to return to Walmart a certain amount of any percentage rents paid by Walmart under the space lease as part of the percentage ground lease rent. The Walmart Ground Lease contains standard leasehold mortgagee protections including notice and cure rights and the right to enter into a new ground lease in the event of termination of the Walmart Ground Lease (including rejection of the Walmart Ground Lease in bankruptcy). Pursuant to the Ground Lease Estoppel, Walmart agreed not to amend or modify the ground lease without the lender’s consent.

Payment in Lieu of Taxes. Both Green Acres (excluding the Walmart Parcel) and Green Acres Commons benefit from 10-year tax abatements pursuant to respective payment-in-lieu of taxes agreements dated May 1, 2015 (the “PILOT Agreements”), between the borrowers and the Town of Hempstead Industrial Development Agency (the “Hempstead IDA”), which expire on December 31, 2026, with one five-year extension period that requires Hempstead IDA approval. In connection with the PILOT Agreements, the borrowers lease portions of the Green Acres Property (excluding the Walmart Parcel) to the Hempstead IDA pursuant to the master leases, and the Hempstead IDA subleases such portions of the Green Acres Property (excluding the Walmart Parcel) back to the borrowers. Such leases will be terminated upon the termination of the PILOT Agreements. Pursuant to the terms of the PILOT Agreements and the related leases, the borrowers are obligated to, among other things, (i) comply with certain full-time employment commitments and (ii) in exchange for certain exemptions from property taxes on real and personal property, make annual payment-in-lieu of taxes payments for the 2016 through the 2026 tax years. A failure of the borrowers to comply with the PILOT Agreements may result in an early termination of the PILOT Agreements or a return of certain tax benefits received by the borrowers to the Hempstead IDA. Total annual payment-in-lieu of taxes payments payable by the borrowers commenced at $14,140,000 and increased to $15,400,000 during the fourth and fifth tax abatement years, and are equal to $16,300,000 during the second five tax abatement years. According to the appraisal, the borrowers are expected to receive a tax benefit of approximately $15,365,892 in total under the PILOT Agreements in 2023 assuming that the borrowers comply with the terms of the PILOT Agreements and the leases.  Taxes were underwritten to the 2022 actual tax bills for the Green Acres Property, inclusive of the annual payment-in-lieu of taxes payments for 2022. According to the appraisal, if the PILOT documents are not renewed in 2027, the total amount of real estate taxes payable by the borrowers is expected to increase by approximately $17.1 million in 2027.

A-3-44

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

A-3-45

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

T.J.maxx
rack
LOFT
VACANT
COACH
UGG
GAP
Camille
Burlington
ALDO
carter's
PLACE
H&M
adidas
LEVI'S
ARHAUS
FOREVER 21
Marshalls
EXPRESS
PUMA
rue21
HOLLISTER
TORRID
VANS
ROUND1
Bass Pro Shops
Buckle
KIDS
SHOE CARNIVAL
LEGOLAND
Finish Line
KAY
HOT TOPIC
SEA LIFE
AMC
N
Anchor / Major
In-Line
Vacant
Temporary
Not Part of Collateral

FOOD COURT TENANTS

FC01 KERBY'S KONEY ISLAND
FC02 SUBWAY
FC03 A & W RESTAURANT
FC04 VACANT
FC05 SAKURA JAPAN/THAI EXPRESS
FC06 VACANT
FC07 PANDA EXPRESS
FC08 THE HUMMUS & PITA CO.
FC09 BURGER KING
FC10 TACO BELL EXPRESS
FC11 CHARLEY'S PHILLY STEAKS
FC12 SBARRO

KIOSK TENANTS

K100 VACANT
K16 SWEET PICK AND MIX (TEMP)
K200 TOWERS PRETZELS (TEMP)
K300 BUILD-A-BEAR WORKSHOP (TEMP)
K400 VACANT
K500 VACANT
K600 BIGGBY COFFEE
K601 VACANT
K701 VACANT
K800 GARRETT POPCORN SHOPS
K801 HERITAGE AMUSEMENTS (TEMP)
K802 JORDAN JEWELERS (TEMP)
K803 CELLAXS PHONE REPAIR (TEMP)
K804 MJ DIAMONDS
K900 CUSTOM 8 (TEMP)
K901 BANTER BY PIERCING PAGODA

A-3-46

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

A-3-47

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

Mortgage Loan Information
Loan Sellers:	GSMC, GACC
Loan Purpose:	Refinance

Borrower Sponsor:	The Taubman Realty Group LLC
Borrower:	Taubman Auburn Hills Associates Limited Partnership
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	7.6%
Interest Rate:	6.52100%
Payment Date:	1st of each month
First Payment Date:	March 1, 2023
Maturity Date:	February 1, 2033
Amortization:	Interest Only
Additional Debt(1):	$130,000,000 Pari Passu Debt
Call Protection(2):	L(26),D(88),O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$0	Springing	N/A
Insurance:	$0	Springing	N/A
Replacement Reserves:	$0	Springing	$519,033
TI/LC:	$0	$94,028	$2,256,664
Other(4):	$1,805,623	$0	N/A

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Retail – Outlet Center
Collateral:	Fee
Location:	Auburn Hills, MI
Year Built / Renovated:	1998 / 2010
Total Sq. Ft.:	1,128,332
Property Management:	The Taubman Company LLC
Underwritten NOI:	$31,561,767
Underwritten NCF:	$29,734,689
Appraised Value:	$400,000,000
Appraisal Date:	November 10, 2022

Historical NOI
Most Recent NOI:	$31,655,635 (T-12 November 30, 2022)
2021 NOI:	$32,911,337 (December 31, 2021)
2020 NOI:	$27,851,384 (December 31, 2020)
2019 NOI:	$34,244,744 (December 31, 2019)

Historical Occupancy(5)
Most Recent Occupancy:	89.6% (November 30, 2022)
2021 Occupancy:	91.9% (December 31, 2021)
2020 Occupancy:	91.0% (December 31, 2020)
2019 Occupancy:	92.9% (December 31, 2019)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	130,000,000
Whole Loan	$180,000,000	$160 / $160	45.0% / 45.0%	2.65x / 2.50x	17.5% / 16.5%	17.5% / 16.5%
(1)	The Great Lakes Crossing Outlets Mortgage Loan (as defined below) is part of the Great Lakes Crossing Outlets Whole Loan (as defined below) evidenced by 11 pari passu notes with an aggregate original principal balance of $180,000,000. Financial Information in the chart above reflects the Cut-off Date Balance of the Great Lakes Crossing Outlets Whole Loan. See “The Loan” herein.
(2)	The defeasance lockout period will be at least 26 payments beginning with and including the first payment date of March 1, 2023. The borrower sponsor has the option to defease the entire $180.0 million Great Lakes Crossing Outlets Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 1, 2026. The assumed defeasance lockout period of 26 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. The actual lockout period may be longer. Prepayment in whole, but not in part, of the Great Lakes Crossing Outlets Whole Loan is permitted after August 1, 2032 without the payment of a yield maintenance premium.
(3)	See “Initial and Ongoing Reserves” herein.
(4)	Other reserves include the Initial Outstanding TI/LC reserve (approximately $1,581,204) and the initial Gap Rent Reserve (approximately $224,418).
(5)	Occupancy includes all tenants in place and tenants with signed leases as of the reporting period. Occupancy excludes non-collateral tenants.

The Loan. The mortgage loan (the “Great Lakes Crossing Outlets Mortgage Loan”) is part of a whole loan consisting of 11 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $180,000,000 (the “Great Lakes Crossing Outlets Whole Loan”) secured by a first mortgage encumbering the borrower’s fee interest in a retail outlet center located in Auburn Hills, Michigan (the “Great Lakes Crossing Outlets Property”), but does not include 229,299 of sq. ft. owned by Bass Pro Shops Outdoor World (“Bass Pro Shops”) and AMC Theatre “AMC”. The Great Lakes Crossing Outlets Whole Loan was co-originated by Goldman Sachs Bank USA (“GS”), DBR Investments Co. Limited (“DBRI”) and Bank of Montreal (“BMO”) on January 5, 2023. The Great Lakes Crossing Outlets Mortgage Loan is evidenced by the controlling note A-1-1 and the non-controlling notes A-2-1-B and A-2-2, which had an original balance and have an outstanding balance as of the Cut-off Date of $27,500,000, $7,500,000 and $15,000,000 respectively.

A-3-48

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

The Great Lakes Crossing Outlets Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 6.5210% per annum. The Great Lakes Crossing Outlets Whole Loan proceeds were used to refinance the Great Lakes Crossing Outlets Property, fund upfront reserves and pay origination costs.

The table below summarizes the promissory notes that comprise the Great Lakes Crossing Outlets Whole Loan. The relationship between the holders of the Great Lakes Crossing Outlets Whole Loan will be governed by a co-lender agreement. The Great Lakes Crossing Outlets Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2023-B38 trust. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans—Great Lakes Crossing Outlets Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1(1)	$27,500,000	$27,500,000	Benchmark 2023-B38	Yes
A-1-2(2)	$17,500,000	$17,500,000	GS	No
A-1-3(2)	$17,500,000	$17,500,000	GS	No
A-1-4(2)	$17,500,000	$17,500,000	GS	No
A-2-1-A(2)	$12,500,000	$12,500,000	DBRI	No
A-2-1-B(1)	$7,500,000	$7,500,000	Benchmark 2023-B38	No
A-2-2(1)	$15,000,000	$15,000,000	Benchmark 2023-B38	No
A-2-3(2)	$15,000,000	$15,000,000	DBRI	No
A-3-1	$25,750,000	$25,750,000	BMO 2023-C4	No
A-3-2(2)	$14,250,000	$14,250,000	BMO	No
A-3-3(2)	$10,000,000	$10,000,000	BMO	No
Whole Loan	$180,000,000	$180,000,000
(1)	GSMC is contributing note A-1-1 with an outstanding principal balance of $27.5 million as of the Cut-off Date and GACC is contributing notes A-2-1-B and A-2-2 with an aggregate outstanding principal balance of $22.5 million as of the Cut-off Date.
(2)	The Notes held by the lenders are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

The proceeds of the Great Lakes Crossing Outlets Whole Loan were primarily used to refinance the Great Lakes Crossing Outlets Property, fund upfront reserves and pay closing costs.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$180,000,000	99.5%	Loan Payoff	$177,589,210	98.1%
Borrower Sponsor Equity	962,977	0.5	Upfront Reserves	1,805,623	1.0
			Origination Costs	1,568,144	0.9
Total Sources	$180,962,977	100.0%	Total Uses	$180,962,977	100.0%

The Borrower and the Borrower Sponsor. The borrower is Taubman Auburn Hills Associates Limited Partnership, a Delaware limited partnership. The borrower is a single purpose bankruptcy-remote entity with two independent managers in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Great Lakes Crossing Outlets Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is The Taubman Realty Group LLC (“Taubman”). Founded in 1950, Taubman develops and manages regional, super-regional and outlet shopping centers. In its over 70 years of operations, Taubman has developed more than 80 million sq. ft. of retail and mixed-use projects. Including Great Lakes Crossing Outlets, Taubman owns and operates 24 regional, super-regional and outlet malls across 11 states, Puerto Rico, China, and South Korea.

Pursuant to the Great Lakes Crossing Outlets Whole Loan documents, so long as one or more of Taubman, Simon Property Group, Inc., Simon Property Group, L.P. or an affiliate of any of the foregoing is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s liability is limited to 20% of the outstanding principal balance at such time, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

The Property. The Great Lakes Crossing Outlets Property is a retail outlet center comprised of a single-story shopping center, totaling 1,357,631 sq. ft., of which 229,299 sq. ft. is not included in the collateral, on an approximately 163.76-acre site in Auburn Hills, Michigan. The Great Lakes Crossing Outlets Property was built in 1998 and renovated in 2010. The Great Lakes Crossing Outlets Property has a total of 7,797 parking spaces, resulting in a ratio of approximately 6.91 spaces per 1,000 sq. ft. of collateral. As of November 30, 2022,

A-3-49

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

the Great Lakes Crossing Outlets Property was 89.6% occupied by 169 tenants. The collateral does not include 229,299 of sq. ft. owned by Bass Pro Shops Outdoor World and AMC Theatre.

The following table presents certain information relating to the tenants (of which, certain tenants may have co-tenancy provisions) at the Great Lakes Crossing Outlets Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P/Fitch)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Rent Per Sq. Ft.(3)	% of Total U/W Rent(3)(4)	Occupancy Cost(5)	Lease Expiration
Burlington Coat Factory(4)	NR/BB+/NR	81,082	7.2%	$12.67	2.5%	9.5%	1/31/2030
Round 1 Bowling Amusement(4)	NR/NR/NR	59,071	5.2	$22.13	3.2	17.2%	9/30/2027
Forever 21(4)(6)	NR/NR/NR	47,203	4.2	$14.26	1.6	12.0%	1/31/2023
Marshalls(4)	NR/NR/NR	35,191	3.1	$21.16	1.8	NAV	1/31/2027
TJ Maxx(4)	A2/A/NR	34,766	3.1	$21.16	1.8	NAV	1/31/2027
Nordstrom Rack(4)	Ba1/BB+/BBB-	34,613	3.1	$17.00	1.4	NAV	6/30/2030
Legoland Discovery Center(4)	B2/B-/NR	32,543	2.9	$10.82	0.9	5.9%	12/31/2031
Planet Fitness	NR/NR/NR	27,710	2.5	$14.48	1.0	NAV	12/31/2028
Camille La Vie	NR/NR/NR	22,963	2.0	$16.72	0.9	17.1%	1/31/2028
Arhaus The Loft	NR/NR/NR	22,726	2.0	$22.66	1.3	8.6%	1/31/2030
Largest Tenants		397,868	35.3%	$16.91	16.5%
Remaining Occupied		612,876	54.3%	$55.70	83.5%
Total Occupied		1,010,744	89.6%	$40.43	100.0%
Vacant		117,588	10.4%
Total Collateral		1,128,332	100.0%
(1)	Based on underwritten rent roll dated November 30, 2022.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	U/W Rent is comprised of underwritten base rent inclusive of contractual rent steps through January 2024, percentage rent in lieu, total recoveries (excluding utilities) at step and overage rent.
(4)	Anchor tenants for the Great Lakes Crossing Outlets Property represent approximately 28.8% of Net Rentable Area and approximately 13.3% of Total U/W Base Rent.
(5)	Occupancy Cost is based on U/W Rent and sales data as of the trailing 12-month period ending October 31, 2022.
(6)	Forever 21’s lease expired in January 2023; however, the tenant is in occupancy and current on rent. Renewal discussions are ongoing with the borrower sponsor and if a new lease is executed, rent will be applied retroactively. We cannot assure you that the Forever 21 lease will be renewed.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Rent Per Sq. Ft.(3)	% U/W Rent Rolling(3)	Cumulative % of U/W Base Rent
2023 & MTM	33	149,599	13.3%	149,599	13.3%	$37.28	13.6%	13.6%
2024	38	88,679	7.9	238,278	21.1%	$54.67	11.9	25.5%
2025	34	141,288	12.5	379,566	33.6%	$62.07	21.5	47.0%
2026	16	43,108	3.8	422,674	37.5%	$85.03	9.0	55.9%
2027	20	187,481	16.6	610,155	54.1%	$36.82	16.9	72.8%
2028	14	124,499	11.0	734,654	65.1%	$33.58	10.2	83.1%
2029	8	34,775	3.1	769,429	68.2%	$39.60	3.4	86.4%
2030	9	183,219	16.2	952,648	84.4%	$21.20	9.5	95.9%
2031	3	38,939	3.5	991,587	87.9%	$21.94	2.1	98.0%
2032	4	3,576	0.3	995,163	88.2%	$124.79	1.1	99.1%
2033	1	15,581	1.4	1,010,744	89.6%	$23.00	0.9	100.0%
2034 & Thereafter	0	0	0.0	1,010,744	89.6%	$0.00	0.0	100.0%
Vacant	NAP	117,588	10.4	1,128,332	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	180	1,128,332	100.0%			$40.43	100.0%
(1)	Based on the underwritten rent roll dated November 30, 2022.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	U/W Rent is comprised of underwritten base rent inclusive of contractual rent steps through January 2024, percentage rent in lieu, total recoveries (excluding utilities) at step and overage rent.

A-3-50

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

Major Tenants. Burlington Coat Factory, (81,082 sq. ft.; 7.2% of NRA; 2.5% of U/W base Rent) is owned by Burlington Stores, Inc. (“Burlington”), a nationally recognized off-price retailer headquartered in New Jersey. As of the fiscal year ending in 2022, Burlington operates 927 stores in 46 states and Puerto Rico. The firm is a Fortune 500 company and its common stock trades on the New York Stock Exchange under the ticker symbol “BURL”. Burlington’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats. Burlington’s lease expires in January 2030 and has two 5-year renewal options remaining.

Round 1 Bowling Amusement, (59,071 sq. ft.; 5.2% of NRA; 3.2% of U/W base Rent) (“Round 1”) is a multi-entertainment complex offering an array of activities including bowling, arcade games, billiards, ping pong, darts, food and drinks. Round 1’s parent company was founded in Japan in 1993 and quickly expanded across the country due to its growing demand. In 2008, the firm began exploring opportunities overseas, and in 2010 it opened its first United States location in Los Angeles. Round 1’s lease expires in September 2027 and has two 5-year renewal options remaining.

Forever 21, (47,203 sq. ft.; 4.2% of NRA; 1.6% of U/W base Rent) is a global fashion retailer headquartered in Los Angeles, California. With more than 540 locations worldwide and online, Forever 21 operates to make high style designs and fashion basics accessible to all consumers. Forever 21’s lease expired in January of 2023; however, the tenant is still in occupancy and current on rent. Renewal conversations are ongoing and rent will be applied retroactively if a new lease is signed. We cannot assure you that the Forever 21 lease will be renewed.

Environmental Matters. According to a Phase I environmental report dated November 16, 2022, there was no evidence of any recognized environmental conditions at the Great Lakes Crossing Outlets Property. However, the Phase I report identified an environmental issue at the Great Lakes Crossing Outlets Property in connection with a wetlands conservation easement agreement between the borrower and the Michigan Department of Environment, Great Lakes and Energy. The assessor recommended maintenance of the onsite regulated wetlands in accordance with the conservation easement agreement.

The Market. The Great Lakes Crossing Outlets Property is located in Auburn Hills, Michigan, within the Detroit metropolitan statistical area (the “Detroit MSA”). According to the appraisal, the Detroit MSA has grown to be the second largest metropolitan area in the Midwest, having a strategic regional location, a good transportation system, and a large manufacturing base. The presence of Ford, General Motors and Chrysler has historically supported much of the economic growth and employment in the Detroit MSA, and as of the past few decades is beginning to rely on the health care industry for long-term growth. According to the appraisal, as of August 2022, the unemployment rate in the Detroit MSA was 3.5%, representing a 2.65% increase in employment from the year prior.

The Great Lakes Crossing Outlets Property is located alongside I-75, which according to the appraisal has a daily traffic count of 71,265 vehicles. According to the appraisal, the Great Lakes Crossing Outlets Property is conveniently accessible to the 2.1 million residents that live within the trade area, providing a strong local customer base. Further, given its proximate location to Canada, the Great Lakes Crossing Outlets Property benefits from cross-border commerce. According to the appraisal, as of 2022, the estimated population within a one-mile, three-mile and five-mile radius totaled 2,140, 42,016 and 135,040 people, respectively, and average household income for the same radii was $89,356, $90,320 and $99,774, respectively.

According to the appraisal, the Great Lakes Crossing Outlets Property is situated within the Detroit retail market and the Pontiac submarket. As of the third quarter of 2022, the Detroit retail market contained total inventory of approximately 260.5 million sq. ft. with an approximate 5.0% vacancy rate and average annual rental rates of $17.80 per sq. ft., and the Pontiac submarket contained a total inventory of approximately 8.2 million sq. ft. with an approximate 2.7% vacancy rate and average annual rental rates of $17.93 per sq. ft.

A-3-51

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

The appraiser identified five comparable retail properties to the Great Lakes Crossing Outlets Property:

Competitive Retail Center Summary(1)
Property Name/Location	Year Built / Renovated or Expanded	Total NRA (SF)	Total Occupancy	Distance to Subject	Sales PSF	Anchor Tenants
Great Lakes Crossing Outlets 4000 Baldwin Road Auburn Hills, MI	1998 / 2010	1,128,332(2)	89.6%(2)	NAP	$503.40(2)(3	Burlington Coat Factory Round 1 Bowling Amusement Forever 21 Marshalls TJ Maxx Nordstrom Rack Legoland Discovery Center
Westfield Santa Anita Arcadia, CA	1973 / 2014, 2021	1,480,000	89.0%	2,287 miles	$608.00	JCPenney Nordstrom Macy’s
Biltmore Fashion Park Scottsdale, AZ	1963 / 2021	384,342	87.0%	2,024 miles	$830.00	Sak’s Fifth Avenue Macy’s
Westfield Brandon Brandon, FL	1995 / 2007	1,149,543	93.0%	1,213 miles	$711.00(4)	Dillard’s Macy’s JCPenney
Galleria Edina Edina, MN	1974 / 2006	398,585	99.0%	720 miles	$891.00	Rypen Furniture
University Mall South Burlington, VT	1979 / 2018	613,915	95.0%	637 miles	$325.00	Target JCPenney Kohl’s
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated November 30, 2022, including four tenants that have signed leases but have not taken physical occupancy. The total sq. ft. and sales per sq. ft. information represented in the above table for the Great Lakes Crossing Outlets Property is only for the collateral for the Great Lakes Crossing Outlets Whole Loan.
(3)	Based on October 2022 trailing twelve month reported sales figures.
(4)	Includes Apple sales figures. Sales excluding Apple are approximately $550.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2019	2020	2021	T-12 11/30/2022	U/W	U/W Per Sq. Ft.
Rents in Place	$27,351,881	$24,157,616	$25,715,947	$27,665,175	$28,969,473	$25.67
Other Revenue/Rents(2)	21,677,084	19,516,740	19,612,241	19,003,929	21,777,155	$19.30
Gross Potential Rent	$49,028,964	$43,674,356	$45,328,188	$46,669,104	$50,746,628	$44.97
Vacancy/Credit Loss	(479,579)	(2,965,788)	1,933,578	(244,977)	(3,745,989)	($3.32)
Effective Gross Income	$48,549,386	$40,708,568	$47,261,766	$46,424,127	$47,000,639	$41.65
Total Expenses(3)	$14,304,642	$12,857,184	$14,350,428	$14,768,491	$15,438,872	$13.68
Net Operating Income	$34,244,744	$27,851,384	$32,911,337	$31,655,635	$31,561,767	$27.97
Replacement Reserves	0	0	0	0	259,516	$0.23
TI/LC	0	0	0	0	1,567,562	$1.39
Net Cash Flow	$34,244,744	$27,851,384	$32,911,337	$31,655,635	$29,734,689	$26.35
(1)	Based on the underwritten rent roll dated November 30, 2022.
(2)	Other Revenue/Rents consists of overage rent, short term temporary tenant rent, RMU/center ops rents, market revenue from vacant units total commercial reimbursement revenue and other revenue.
(3)	Total U/W Expenses include a management fee equal to 4.0% of Effective Gross Income.

A-3-52

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%

Property Management. The Great Lakes Crossing Outlets Property is managed by The Taubman Company LLC, which is an affiliate of the borrower sponsor.

Lockbox / Cash Management. The Great Lakes Crossing Outlets Whole Loan is structured with a hard lockbox and springing cash management. At origination of the Great Lakes Crossing Outlets Whole Loan, the borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to, and is required to cause the property manager to, cause all amounts constituting rents received by the borrower or the property manager with respect to the Great Lakes Crossing Outlets Property to be deposited into the lockbox account or a lender-controlled cash management account by the end of the second business day following receipt. In addition, the borrower is required to, and is required to cause the property manager to, instruct all persons that maintain open accounts with the borrower or property manager with respect to the Great Lakes Crossing Outlets Property or with whom the borrower or property manager does business on an “accounts receivable” basis with respect to the Great Lakes Crossing Outlets Property to deliver all payments due under such accounts to the lockbox account. On a weekly basis during the continuance of a Great Lakes Crossing Outlets Lockbox Event Period (as defined below) under the Great Lakes Crossing Outlets Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. On a daily basis at any time no Great Lakes Crossing Outlets Lockbox Event Period is in effect, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

Notwithstanding anything to the contrary in the foregoing, the borrower may maintain an account in its name into which it may deposit or cause to be deposited rents from persons who are parties to a Great Lakes Crossing Outlets License Agreement (as defined below) and miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under leases, provided that if a Great Lakes Crossing Outlets Lockbox Event Period exists, at the lender’s direction, the borrower is required to direct all persons who are parties to a Great Lakes Crossing Outlets License Agreement to deliver all sums due under such Great Lakes Crossing Outlets License Agreements directly to the lockbox account. To the extent any such sums are collected directly by the borrower or property manager, the borrower is required to, and is required to cause the property manager to, cause all such sums received by the borrower or property manager to be deposited into the lockbox account by the end of the second business day following receipt.

On each due date during the continuance of a Great Lakes Crossing Outlets Lockbox Event Period, all funds on deposit in the cash management account after payment of debt service on the Great Lakes Crossing Outlets Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Great Lakes Crossing Outlets Whole Loan.

A “Great Lakes Crossing Outlets License Agreement” means any license or occupancy agreement granted by the borrower (or a predecessor-in-interest) to (i) an operator of a cart, kiosk or similar merchandising facilities located in the common areas of the Great Lakes Crossing Outlets Property or (ii) a licensee or occupant of an in-line space for a term of one year or less.

A “Great Lakes Crossing Outlets Lockbox Event” means the occurrence of: (i) an event of default; (ii) any bankruptcy action of the borrower; (iii) a bankruptcy action of the property manager if the property manager is an affiliate of the borrower, provided that the property manager is not replaced within 60 days with a qualified property manager; or (iv) a Great Lakes Crossing Outlets Debt Yield Trigger Event (as defined below).

A “Great Lakes Crossing Outlets Lockbox Event Period” means the period commencing on the occurrence of a Great Lakes Crossing Outlets Lockbox Event and continuing until the occurrence of the applicable Great Lakes Crossing Outlets Lockbox Termination Event (as defined below).

A “Great Lakes Crossing Outlets Debt Yield Trigger Event” means, as of any date of determination, the debt yield based on the trailing four calendar quarter period immediately preceding such date of determination is less than 12.00% for two consecutive calendar quarters.

A “Great Lakes Crossing Outlets Lockbox Termination Event” means (a) if the Great Lakes Crossing Outlets Lockbox Event is caused solely by the occurrence of a Great Lakes Crossing Outlets Debt Yield Trigger Event, the achievement of a debt yield for the Great Lakes Crossing Outlets Whole Loan of 12.00% or greater for two consecutive calendar quarters, (b) if the Great Lakes Crossing Outlets Lockbox Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion) provided that the lender has not accelerated the Great Lakes Crossing Outlets Whole Loan, moved for a receiver or commenced foreclosure proceedings or (c) if the Great Lakes Crossing Outlets Lockbox Event is caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a qualified property manager under a replacement property management agreement within 60 days or such bankruptcy action of the property manager is discharged or dismissed within 90 days without any adverse consequences to the Great Lakes Crossing Outlets Property or the Great Lakes Crossing Outlets Whole Loan; provided, however, that, each such Great Lakes Crossing Outlets Lockbox Termination Event is subject to the following conditions: (i) no other Great Lakes Crossing Outlets Lockbox Event has occurred and is continuing, (ii) no other event of default has occurred and is continuing under the Great Lakes Crossing Outlets Whole Loan documents, (iii) the borrower may not cure a Great Lakes Crossing Outlets Lockbox Event (x) more than a total of five times in the aggregate during the term of the Great Lakes Crossing Outlets Whole Loan or (y) triggered by a bankruptcy action of the borrower at any time during the term of the Great Lakes Crossing Outlets Whole Loan and (iv) the borrower has paid all of the lender’s reasonable out-of-pocket expenses

A-3-53

4000 Baldwin Road Auburn Hills, MI 48326	Collateral Asset Summary – Loan No. 5 Great Lakes Crossing Outlets	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 45.0% 2.50x 17.5%
incurred in connection with such Great Lakes Crossing Outlets Lockbox Termination Event, including reasonable attorney’s fees and expenses.

Initial and Ongoing Reserves. At origination of the Great Lakes Crossing Outlets Whole Loan, the borrower was required to deposit into escrow (i) $1,581,204.38 for a reserve with respect to outstanding tenant improvement allowances, leasing commissions and unfunded obligations under leases for the tenants Kids Empire, Nordstrom Rack, Showcase, Tumi, UGG and Vineyard Vines (the “Outstanding TI/LC Reserve”) and (ii) $224,418.36 for a reserve with respect to gap rent under leases for the tenants Savvy Sliders, Cotton On Kids, Cotton On and Kids Empire (the “Gap Rent Reserve”).  In lieu of remitting such amounts for deposit, provided that no event of default is continuing the borrower may fund the Outstanding TI/LC Reserve or the Gap Rent Reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in the applicable amount or (ii) a qualifying guaranty in the applicable amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

Tax Reserve – During a Great Lakes Crossing Outlets Lockbox Event Period or at any time (x) any taxes are not paid by the borrower prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the Great Lakes Crossing Outlets Whole Loan documents), or (y) upon request of the lender, the borrower fails to promptly provide evidence reasonably satisfactory to the lender that such taxes have been paid prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the Great Lakes Crossing Outlets Whole Loan documents), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the reasonably estimated annual real estate taxes; in lieu of remitting such amounts for deposit, the borrower may fund the tax reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

Insurance Reserve – In the event that during a Great Lakes Crossing Outlets Lockbox Event Period the borrower has not provided satisfactory evidence to the lender that the Great Lakes Crossing Outlets Property is covered by policies that are being maintained as part of a reasonably acceptable blanket insurance policy in accordance with the Great Lakes Crossing Outlets Whole Loan documents, the borrower is required to deposit into an insurance reserve, 1/12 of reasonably estimated insurance premiums; in lieu of remitting such amounts for deposit, the borrower may fund the insurance reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

Replacement Reserve – On each monthly payment date during a Great Lakes Crossing Outlets Lockbox Event Period, the borrower is required to deposit into a replacement reserve, an amount equal to $21,626.36 if the balance on deposit in the replacement reserve account is less than $519,032.72 for reasonably estimated replacements and repairs required to be made to the Great Lakes Crossing Outlets Property during each calendar year; provided, however, that in lieu of remitting such amounts for deposit, the borrower may fund the replacement reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Great Lakes Crossing Outlets Control Event (as defined below) or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

TI/LC Reserve – The borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $94,027.67 if the balance of the rollover reserve falls below $2,256,664; in lieu of remitting such amounts for deposit, the borrower may fund the rollover reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Great Lakes Crossing Outlets Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

A “Great Lakes Crossing Outlets Control Event” means that any combination of Taubman, Simon Property Group, Inc. or Simon Property Group, L.P. does not own, in the aggregate, at least 30% of the direct or indirect interests in the borrower or does not control the borrower.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. None.

Partial Release. None.

A-3-54

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

A-3-55

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

A-3-56

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

A-3-57

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

Mortgage Loan Information
Loan Sellers:	GSMC
Loan Purpose:	Refinance

Borrower Sponsors:	The Macerich Partnership, L.P.; Institutional Mall Investors LLC
Borrower:	Scottsdale Fashion Square LLC
Original Balance(1):	$49,000,000
Cut-off Date Balance(1):	$49,000,000
% by Initial UPB:	7.5%
Interest Rate(2):	6.21425%
Payment Date:	6th of each month
First Payment Date:	April 6, 2023
Maturity Date:	March 6, 2028
Amortization:	Interest Only
Additional Debt(1):	$651,000,000 Pari Passu Debt
Call Protection(3):	L(25),DorYM1(28),O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$402,666
TI/LC:	$0	Springing	$1,651,332
Other(5):	$14,539,077	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall Retail
Collateral:	Fee
Location:	Scottsdale, AZ
Year Built / Renovated:	1961, 1977, 1982, 1992, 1996, 2006, 2015 / 1991, 2017-2020, 2023-2024
Total Sq. Ft.:	1,555,459
Property Management:	Macerich Arizona Partners LLC
Underwritten NOI(6):	$86,147,743
Underwritten NCF:	$84,810,375
Appraised Value:	$1,825,000,000
Appraisal Date:	January 4, 2023

Historical NOI
Most Recent NOI(6):	$79,960,983 (December 31, 2022)
2021 NOI:	$67,572,171 (December 31, 2021)
2020 NOI:	$56,039,123 (December 31, 2020)
2019 NOI:	$62,502,214 (December 31, 2019)

Historical Occupancy
Most Recent Occupancy(7):	96.0% (December 2, 2022)
2021 Occupancy(8):	95.2% (December 31, 2021)
2020 Occupancy(8):	92.3% (December 31, 2020)
2019 Occupancy(8):	93.2% (December 31, 2019)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF(7)	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$49,000,000
Pari Passu Notes	651,000,000
Whole Loan	$700,000,000	$450 / $450	38.4% / 38.4%	1.95x / 1.92x	12.3% / 12.1%	12.3% / 12.1%
(1)	The Scottsdale Fashion Square Mortgage Loan (as defined below) is part of the Scottsdale Fashion Square Whole Loan (as defined below) evidenced by 10 pari passu notes with an aggregate original principal balance of $700,000,000. Financial information in the chart above reflects the Scottsdale Fashion Square Whole Loan. See “The Loan” herein.
(2)	For purposes of calculating interest and other amounts payable on the Scottsdale Fashion Square Whole Loan, each note was divided into multiple components with varying interest rates. The interest rate of the Scottsdale Fashion Square Mortgage Loan represents the weighted average interest rate of three components. Prepayments of the Scottsdale Fashion Square Mortgage Loan will be applied to the components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the Scottsdale Fashion Square Mortgage Loan) may increase over time.
(3)	The lockout period will be at least 25 payments beginning with and including the first payment date of April 6, 2023. The borrower has the option to defease or prepay (together with, in the case of a prepayment, any applicable yield maintenance premium prior to September 6, 2027), the entire $700.0 million Scottsdale Fashion Square Whole Loan in whole (but not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) the payment date in March 2026. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. The actual lockout period may be longer. Prepayment in whole, but not in part, of the Scottsdale Fashion Square Whole Loan is permitted on or after the payment date in September 2027 without the payment of a yield maintenance premium.
(4)	See “Initial and Ongoing Reserves” herein.
(5)	The Other Reserves consists of a $10,222,200 upfront Outstanding TI/LC Reserve (the “Outstanding TI/LC Reserve”) and a $4,316,877 upfront Gap Rent Reserve (the “Gap Rent Reserve”).
(6)	The increase from Most Recent NOI to Underwritten NOI at the Scottsdale Fashion Square Property (as defined below) is primarily driven by rent steps and recently executed new and renewal leases.
(7)	Most Recent Occupancy includes all tenants in place, temporary tenants with leases greater than six months, and tenants with signed leases as of the reporting period and excludes all collateral and non-collateral anchor tenants. Occupancy per the underwritten rent roll as of December 2, 2022 was 96.0%. Excluding signed but not yet open tenants, occupancy per the underwritten rent roll is 94.0%.
(8)	Occupancy includes all tenants in place, temporary tenants with leases greater than six months, and tenants with signed leases as of the reporting period. Occupancy excludes all collateral and non-collateral anchor tenants.

A-3-58

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

The Loan. The mortgage loan (the “Scottsdale Fashion Square Mortgage Loan”) is part of a whole loan (the “Scottsdale Fashion Square Whole Loan”) evidenced by 10 pari passu promissory notes in the aggregate original principal amount of $700,000,000, which is secured by a first deed of trust encumbering the borrower’s fee interest in a super regional mall located in Scottsdale, Arizona (the “Scottsdale Fashion Square Property”). The Scottsdale Fashion Square Mortgage Loan is evidenced by the non-controlling notes A-1-C1 and A-1-C2 , which have an aggregate outstanding principal balance as of the Cut-off Date of $49,000,000. The Scottsdale Fashion Square Whole Loan was co-originated on March 3, 2023 by Goldman Sachs Bank USA (“GS”) and Deutsche Bank AG, New York Branch (“DBNY”). The Scottsdale Fashion Square Property is comprised of a super regional mall, but does not include any portion of the super regional mall that is covered by Dillard’s, a 3-story office building on Camelback Road and the land under development as a Caesar’s Republic Hotel, except as otherwise expressly indicated herein. The Scottsdale Fashion Square Whole Loan proceeds were used to refinance the existing debt on the Scottsdale Fashion Square Property, provide a return of equity to the borrower sponsors, fund upfront reserves and pay origination costs. The Scottsdale Fashion Square Whole Loan has an initial term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The Scottsdale Fashion Square Whole Loan requires interest-only payments during its entire term and accrues interest at a fixed rate of 6.21425% per annum.

The table below summarizes the promissory notes that comprise the Scottsdale Fashion Square Whole Loan. The relationship between the holders of the Scottsdale Fashion Square Whole Loan will be governed by a co-lender agreement. The Scottsdale Fashion Square Whole Loan will be serviced under the trust and servicing agreement for the Scott 2023-SFS trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S1	$250,000,000	$250,000,000	SCOTT 2023-SFS	Yes
A-2-S1	250,000,000	250,000,000	SCOTT 2023-SFS	No
A-1-C1	25,000,000	25,000,000	Benchmark 2023-B38	No
A-1-C2	24,000,000	24,000,000	Benchmark 2023-B38	No
A-1-C3(1)	26,000,000	26,000,000	GS	No
A-1-C4(1)	25,000,000	25,000,000	GS	No
A-2-C1(1)	40,000,000	40,000,000	DBNY	No
A-2-C2(1)	30,000,000	30,000,000	DBNY	No
A-2-C3-1(1)	25,000,000	25,000,000	DBNY	No
A-2-C3-2(1)	5,000,000	5,000,000	DBNY	No
Whole Loan	$700,000,000	$700,000,000
(1)	The Notes held by the lenders are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$700,000,000	100.0%	Loan Payoff	$404,875,080	57.8%
			Return of Equity(1)	278,653,540	39.8
			Reserves(2)(3)	14,539,077	2.1
			Closing Costs	1,932,303	0.3
Total Sources	$700,000,000	100.0%	Total Uses	$700,000,000	100.0%
(1)	The borrower sponsors have a current cost basis in the Scottsdale Fashion Square Property of $861 million, of which $377 million has been invested in the redevelopment and renovation of the Scottsdale Fashion Square Property.
(2)	Unfunded obligations based on outstanding tenant allowances and broker commissions are $10,222,200 as of February 17, 2023.
(3)	Gap Rent Reserve of $4,316,877 is calculated by pro-rating total rent for Elephante, Zimmerman, and Hermes, which have rent commencement dates beyond the origination date.

The Borrower and the Borrower Sponsors. The borrower for the Scottsdale Fashion Square Whole Loan is Scottsdale Fashion Square LLC, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Scottsdale Fashion Square Whole Loan. The borrower sponsors and non-recourse carveout guarantors are (i) The Macerich Partnership, L.P., a Delaware limited partnership headquartered in Santa Monica, California and a provider of real estate investment services, and (ii) Institutional Mall Investors LLC, a Delaware limited liability company having a principal place of business in Skokie, Illinois. The Macerich Partnership, L.P. acquires, leases, manages, develops, and redevelops malls and community centers. Institutional Mall Investors is a co-investment venture owned by an affiliate of Miller Capital Advisory and The California Public Employees’ Retirement System (CalPERS). CalPERS is the nation’s largest public pension fund and provides retirement and health benefits to more than 1.5 million California public employees, retirees and their families. As of December 31, 2022, CalPERS reported assets totaling $442.2 billion with $73.7 billion of real estate assets along with various other investments that span domestic and international markets. Miller Capital is an Investment Advisor with headquarters in Skokie, IL, a suburb of Chicago.

A-3-59

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

The firm manages property investments throughout the entire United States, totaling approximately $8.9 billion as of September 30, 2022. Miller Capital specializes in fashion-oriented retail and mixed use properties. The Macerich Partnership, L.P. also serves as the borrower sponsor of the Green Acres Mortgage Loan, which is being contributed to the Benchmark 2023-B38 transaction.

The Property. The Scottsdale Fashion Square Property was originally constructed as an open-air center in 1961 with one department store, a supermarket and 15 small stores. The Scottsdale Fashion Square Property was enclosed in the 1970s and over the next 50 years, continually expanded to meet the growing population and retail demand of the Scottsdale/Phoenix trade area. The shopping center is currently home to four department stores, a wing dedicated to luxury retailers, a broad retail tenant mix, a flagship Apple Store, coworking space, high-end fitness (opened March 2023), entertainment options including a 14-screen movie theater, several upscale restaurants, and a 3-story, 130,000 square foot office building (non-collateral). The borrower sponsors deployed significant capital over the last 20 years (since its acquisition in 2002) to position the Scottsdale Fashion Square Property as a top retail destination in the country. The borrower sponsors’ current cost basis in the asset is $861.0 million, and since acquisition, the borrower sponsors have invested approximately $377.0 million in major projects to renovate and expand the shopping center. The borrower sponsors expect to invest an additional $80.0 to $90.0 million over the next two years in a second luxury renovation, however, such renovation is not required or reserved for under the Scottsdale Fashion Square Whole Loan documents, and we cannot assure you the borrower sponsors will invest such additional funds as expected or at all.

In 2017, the borrower sponsors began Phase I of the luxury redevelopment at the Scottsdale Fashion Square Property. The project began in 2017, debuted in 2018, and was completed as of the origination date of the Scottsdale Fashion Square Whole Loan, with the opening of a 37,000 sq. ft. Life Time Fitness. The borrower sponsors’ investment in the project totaled $175.0 million including $58.0 million of leasing capital. The Phase I development brought new luxury amenities to Scottsdale Fashion Square Property such as a dedicated car valet at the revamped front entrance, a personal car service, and a platinum-level concierge. Notable luxury tenancy includes a flagship Dior, Dolce & Gabbana, Versace, Breitling, IWC, Hublot, Brunello Cucinelli, Saint Laurent, GUCCI Men, LOUIS VUITTON MEN’S, Hyde Park Jewelers / Rolex, Cartier, GUCCI, PRADA, LOUIS VUITTON, Bottega Veneta, Christian Louboutin, and Jimmy Choo. Additionally, the exterior expansion resulted in a 40,811 sq. ft. collection of upscale restaurants including Nobu, Ocean 44, Toca Madera, Francine, Zinque, and Tocaya Organica. The new restaurants generated a combined total of approximately $65.7 million in annual sales in 2022.

In 2017, the borrower sponsors spent $35.0 million to transform the former Barney’s New York store into a wing anchored by a 15,365 sq. ft. Apple Store, which opened in 2018, and Industrious, a two-level, 32,898 SF coworking space. The Apple Store reported annual sales of approximately $44.4 million in 2022, which is approximately 4.5x the sales volumes reported by Barney’s New York in the same space in 2016. Industrious pays approximately $1.4 million in annual rent and generated coworking rents in excess of $1.7 million in 2022. The tech wing, which extends through the end of the Scottsdale Fashion Square Property, includes other tenants such as UNTUCKit, Rothy’s, Lucid Motors, Peloton, Blue Nile, Warby Parker, Tommy John, Psycho Bunny, Buck Mason, Scotch & Soda, and Indochino.

In January 2023, the borrower sponsors commenced Phase II of the luxury redevelopment, which is expected to entail extensive renovation and re-tenanting. The existing porte cochere is expected to be renovated into the primary entrance for the Scottsdale Fashion Square Property, featuring flagship stores and high-end restaurants such as Elephante (the Elephante lease was recently executed and the tenant has not taken occupancy). In August 2022, the borrower sponsors executed a lease with Hermes to replace approximately 11,000 SF of Crate & Barrel’s upper and lower level with a flagship luxury presentation, although the tenant has not opened. The expected grand opening of Phase II is the fourth quarter of 2024 with the anticipated first stabilized year in 2025. We cannot assure you that the Phase II redevelopment will be completed as anticipated or at all.

Major Tenants. The three largest tenants based on sq. ft. are Macy's, Nordstrom and Neiman Marcus, each of which is an anchor tenant.

Macy's (235,899 sq. ft.; 15.2% of NRA, 3.0% of underwritten base rent, Moody’s/S&P/Fitch: Ba2/BB+/BBB-): Founded in 1858 and headquartered in New York, New York, Macy’s is a department store chain with 507 locations as of the fourth-quarter of 2022. The Macy’s store at the Scottsdale Fashion Square Property, has an original commencement date of June 20, 1990 and lease expiration date of January 31, 2030.

Nordstrom (225,000 sq. ft.; 14.5% of NRA, 0.0% of underwritten base rent, Total percentage Rent: $291,250, Moody’s/S&P/Fitch: Ba1/BB+/BB+): Founded in 1901 as a retail shoe business in Seattle, Washington, Nordstrom offers an extensive selection of brand-name and private label merchandise for women, men, young adults and children focused on apparel, shoes, beauty, accessories and home goods. The Nordstrom store at the Scottsdale Fashion Square Property, has an original commencement date of September 18, 1998 and lease expiration date of February 28, 2029. Total Percentage rent is based on annual sales and a formula based on varying rates and breakpoints and was underwritten based on such formula applied to annual 2022 sales.

Neiman Marcus (100,071 sq. ft.; 6.4% of NRA, 0.0% of underwritten base rent, Total percentage Rent: $847,048, Moody’s/S&P/Fitch: NR/NR/NR): Founded in 1907 in Dallas, Texas, Neiman Marcus caters to luxury customers. Today, Neiman Marcus supports one of the nation’s leading specialty integrated retail organizations with more than 5.1 million gross square feet of store operations in the United States, including 37 Neiman Marcus stores, two Bergdorf Goodman stores and five Last Call stores. Neiman Marcus online offers customers the leading assortment of luxury merchandise for women, men, kids and home. The Neiman Marcus store at the Scottsdale Fashion Square Property, has an original lease commencement date of September 1, 1986 and lease expiration date of October 18,

A-3-60

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

2031. Total Percentage rent is based on annual sales and a formula based on varying rates and breakpoints and was underwritten based on such formula applied to annual 2022 sales.

The following table presents certain information relating to the tenants (of which, certain tenants may have cotenancy provisions) at the Scottsdale Fashion Square Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P/Fitch)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(3)	% of Total U/W Base Rent(3)	Occupancy Cost(4)	Lease Expiration
Macy’s	Ba2/BB+/BBB-	235,899	15.2%	$7.63	3.0%	6.2%	1/31/2030
Nordstrom(5)	Ba1/BB+/BB+	225,000	14.5	$0.00	0.0	0.6%	2/28/2029
Neiman Marcus(5)	NR/NR/NR	100,071	6.4	$0.18	0.0	1.1%	10/18/2031
Harkins Theatres	NR/NR/NR	81,177	5.2	$21.50	2.9	23.9%	1/31/2031
DICK'S Sporting Goods	Baa3/BBB/NR	50,646	3.3	$24.20	2.0	8.6%	1/31/2026
Life Time Fitness	NR/NR/NR	37,000	2.4	$24.32	1.5	NAV	1/31/2043
Industrious	NR/NR/NR	32,898	2.1	$41.67	2.2	95.0%	12/31/2033
ZARA	NR/NR/NR	23,424	1.5	$83.54	3.2	11.8%	9/30/2028
H&M(6)	NR/NR/NR	23,387	1.5	$48.34	1.9	14.0%	4/30/2032
Wonderspaces	NR/NR/NR	15,987	1.0	$27.21	0.7	NAV	4/30/2029
Largest Tenants		825,489	53.1%	$12.82	17.4%
Remaining Occupied		668,375	43.0%	$75.33	82.6%
Total Occupied		1,493,864	96.0%	$40.79	100.0%
Vacant		61,595	4.0%
Total		1,555,459	100.0%
(1)	Based on the underwritten rent roll dated December 2, 2022, with recently executed leases as of February 2023 and with rent steps through March 2024.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	% of Total U/W Base Rent and U/W Base Rent Per Sq. Ft. include contractual rent steps through March 2024.
(4)	Occupancy Cost is as of the trailing 12-month period ending December 31, 2022, based upon sales figures as provided by the tenants to the borrower or estimated based on anecdotal information provided by the tenants to the borrower. The Occupancy Cost for the Zara and H&M tenants is exclusive of the storage unit in place rental income.
(5)	The Nordstrom and Neiman Marcus tenants both pay percentage rent. Breakpoints and corresponding breakpoint percentages are based off of in-place terms as of December 2022. Percentage rents for such tenants were calculated based on the applicable formula applied to the applicable tenant’s annual sales for 2022.
(6)	H&M occupies 23,387 sq. ft. of the Scottsdale Fashion Square Property (representing approximately $1,130,000 in underwritten base rent) under a lease that has an original commencement date of July 22, 2010 and a lease expiration date of April 30, 2032, and allows for the tenant to terminate its lease with 120 days’ notice if its sales do not exceed $8,700,000 for the period between May 1, 2025 and April 30, 2026, or if sales do not exceed $8,900,000 for the period between May 30, 2027 and April 30, 2028.

Tenant Sales Per Sq. Ft.(1)
	2018	2019	2021	2022
Tenants < 10,000 SF and Open > 12 months(1)
Occupancy Cost(2)	10.5%	9.1%	N/A	9.3%
Sales PSF(4)	$1,159	$1,437	$1,511	$1,684
Apple Store (APPL)(3)
Occupancy Cost(2)	N/A	2.3%	N/A	2.9%
Sales PSF(4)	N/A	$7,713	$4,562	$6,359
TESLA (TSLA)
Occupancy Cost(2)	0.3%	0.2%	N/A	1.2%
Sales PSF(4)	$47,193	$57,275	$14,127	$12,765
Tenants < 10,000 SF and open > 12 months excl. APPL & TSLA
Occupancy Cost(2)	14.8%	14.1%	N/A	10.2%
Sales PSF(4)	$793	$875	$1,338	$1,511
(1)	Inclusive of tenants that have been open for 12 months or more and excludes tenants >10,000 SF and non-retail stores.
(2)	Cost of occupancy is calculated by the sum of rent, percentage rent, CAM and taxes divided by annual sales.
(3)	Apple Store Sales PSF is based on tenant’s 6,989 SF sales floor area.
(4)	All sales information presented herein with respect to the Scottsdale Fashion Square Property is based upon information provided by the borrower. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower.

A-3-61

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring(3)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM(2)	7	18,625	1.2%	18,625	1.2%	$89.94	2.7%	2.7%
2023	54	157,014	10.1	175,639	11.3%	$35.49	9.1	11.9%
2024	19	50,808	3.3	226,447	14.6%	$78.62	6.6	18.5%
2025	22	53,919	3.5	280,366	18.0%	$104.63	9.3	27.7%
2026	21	99,325	6.4	379,691	24.4%	$51.61	8.4	36.1%
2027	20	48,264	3.1	427,955	27.5%	$74.94	5.9	42.1%
2028	14	79,051	5.1	507,006	32.6%	$82.03	10.6	52.7%
2029	24	296,958	19.1	803,964	51.7%	$16.99	8.3	61.0%
2030	17	277,999	17.9	1,081,963	69.6%	$21.16	9.7	70.6%
2031	12	225,019	14.5	1,306,982	84.0%	$25.89	9.6	80.2%
2032	14	66,753	4.3	1,373,735	88.3%	$79.59	8.7	88.9%
2033	7	53,135	3.4	1,426,870	91.7%	$51.72	4.5	93.4%
2034 & Thereafter	4	66,994	4.3	1,493,864	96.0%	$59.81	6.6	100.0%
Vacant	NAP	61,595	4.0	1,555,459	100.0%	NAP	NAP	100.0%
Total / Wtd. Avg.	235	1,555,459	100.0%			$40.79	100.0%
(1)	Based on underwritten rent roll. Excludes income from non-collateral Dillard’s.
(2)	Reflects leases with tenants that have passed the natural lease expiration date where tenant remains in occupancy on a month to month basis under the term of the existing lease.
(3)	Expiring suites excludes specialty, business development, temporary leases or other space with no associated SF.

Environmental Matters. The Phase I environmental assessment at the Scottsdale Fashion Square Property dated February 13, 2023 identified a recognized environmental condition (“REC”) at the Scottsdale Fashion Square Property in connection with stained soil of unknown depth located in an area leased by Arcadia Water Company (“AWC”) on which certain pumps and a 55-gallon drum of oil are located. The borrower has delivered a demand to AWC to remediate the REC (the “Demand”). Pursuant to the related environmental indemnity agreement, the environmental indemnitor is required to (i) exercise commercially reasonable efforts to cause AWC to remediate the REC pursuant to the Demand and (ii) indemnify the lender from any losses arising out of or in any way relating to the REC, provided that the indemnitor’s maximum liability will not exceed $25,000. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Scottsdale Fashion Square Property is situated at the intersection of North Scottsdale Road and East Camelback Road in Scottsdale, Arizona within the Phoenix-Mesa-Scottsdale (“Phoenix”) CBSA. Phoenix experienced population migration during the COVID-19 pandemic and the CBSA’s population is projected to grow from approximately 5.1 million in 2021 to approximately 5.5 million by 2026, an increase of 7.7%. Similarly, the local two-mile radius has a current population of 50,296 residents. Current average household income within a two-mile radius is estimated at $107,104, and has grown 2.33% per year since 2000. With over 12,700 hotel rooms as of December 2021, Scottsdale had an estimated 4.3 million domestic overnight visitors in 2021 plus another 4.4 million domestic day trip visitors, creating an annual economic impact of $2.5 billion in the city through local spending.

A-3-62

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2019	2020	2021	T-12 12/31/2022(2)	U/W(1)(3)	U/W Per Sq. Ft.
Base Rent	$47,352,410	$45,611,073	$43,906,038	$48,947,244	$56,335,143	$36.22
Gross Up Vacancy	0	0	0	0	3,801,865	2.44
Gross Potential Rent	$47,352,410	$45,611,073	$43,906,038	$48,947,244	$60,137,008	$38.66
Other Commercial Income(4)	8,519,514	6,436,146	18,842,269	25,773,828	23,328,393	15.00
Total Reimbursements	22,935,941	22,329,039	20,953,611	22,258,403	26,509,396	17.04
Other Revenue(5)	846,945	1,219,096	1,018,418	1,155,165	679,436	0.44
Net Rental Income	$79,654,810	$75,595,354	$84,720,336	$98,134,640	$110,654,234	$71.14
Vacancy/Credit Loss	(230,159)	(2,416,963)	386,751	(185,023)	(5,532,712)	(3.56)
Effective Gross Income	$79,424,651	$73,178,391	$85,107,087	$97,949,617	$105,121,522	$67.58
Total Expenses	16,922,437	17,139,268	17,534,916	17,988,634	18,973,779	12.20
Net Operating Income	$62,502,214	$56,039,123	$67,572,171	$79,960,983	$86,147,743	$55.38
Capital Expenditures	0	0	0	0	327,531	0.21
TI/LC	0	0	0	0	1,009,838	0.65
Net Cash Flow	$62,502,214	$56,039,123	$67,572,171	$79,960,983	$84,810,375	$54.52
(1)	Based on the underwritten rent roll dated December 2, 2022, with recently executed leases as of February 2023 and with rent steps through March 2024.
(2)	T-12 12/31/2022 reflects the trailing 12-month period ending December 31, 2022.
(3)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) at the Scottsdale Fashion Square Property is primarily driven by rent steps and recently executed new and renewal leases.
(4)	Other Commercial Income includes overage / percentage rent, kiosk revenue, temporary revenue, specialty revenue and other rent income.
(5)	Other Revenue reflects the borrower’s miscellaneous income and parking income.

Property Management. The Scottsdale Fashion Square Property is managed by Macerich Arizona Partners LLC, an affiliate of Macerich, one of the borrower sponsors.

Initial and Ongoing Reserves. At origination, the borrower was required to deposit into escrow (i) $10,222,200 for the Outstanding TI/LC Reserve with respect to outstanding tenant improvement allowances, leasing commissions and free or abated rent identified in a schedule to the related loan agreement and (ii) $4,316,877 for the Gap Rent Reserve with respect to gap rent earmarked for the tenants Elephante, Zimmerman and Hermes.

Tax Escrows – During the continuance of a Trigger Period (as defined below), the borrower is required to escrow 1/12th of the annual estimated tax payments payable during the next ensuing 12 months on a monthly basis.

Insurance Escrows – During the continuance of a Trigger Period, the borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, except if the Scottsdale Fashion Square Property is insured under a blanket policy meeting the requirements set forth in the related loan agreement (in which case, no insurance escrows will be required, notwithstanding the occurrence of a Trigger Period).

Replacement Reserves – On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to the gross leasable area (excluding the Non-Collateral Square Footage (as defined below), the sq. ft. of any tenant that is required to pay for all repairs and maintenance costs for its entire leased premises, roof and structural components, and the sq. ft. of the following tenants: (i) Macy’s, (ii) Nordstrom, (iii) Neiman Marcus, (iv) Dick’s Sporting Goods, (v) Harkins Theatre, (vi) Life Time Fitness, (vii) Toca Madera, (viii) Ocean 44 and (vii) any replacement tenant that leases all or substantially all of any such premises, provided that such replacement tenant occupies such premises pursuant to a lease that contains maintenance obligations for such premises (and liability therefor) similar to the lease being replaced) multiplied by $0.25 and divided by 12 months. The monthly replacement reserve amount is estimated to be approximately $16,778. The borrower is permitted to cease monthly deposits when the replacement reserve balance is equal to the sum of 24 monthly deposits, currently estimated to be approximately $402,666. The tenants listed in clause (i) through (vi) above collectively represent 48.2% of the NRA and 12.2% of UW Base Rent.

Rollover Reserve – On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to the gross leasable area (excluding the Non-Collateral Square Footage and the premises leased to the following tenants: (i) Macy’s, (ii) Nordstrom, (iii) Neiman Marcus, (iv) Dick’s Sporting Goods, (v) Harkins Theatre, (vi) Life Time Fitness, (vii) Dillard’s and (viii) any replacement tenant that leases all or substantially all of any such premises as defined in the related loan agreement, multiplied by $1.00 and divided by 12 months. The monthly rollover reserve amount is estimated to be approximately $68,806. The borrower is not required to make any monthly deposits when the rollover reserve balance is equal to the sum of 24 monthly deposits, currently estimated to be $1,651,332. The borrower’s upfront deposit of $4,316,877 with respect to gap rent is not included in the calculation of the rollover reserve balance for purposes of calculating the rollover reserve cap.

A-3-63

7014 East Camelback Road Scottsdale, AZ 85251	Collateral Asset Summary – Loan No. 6 Scottsdale Fashion Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 38.4% 1.92x 12.3%

“Non-Collateral Square Footage” means the square footage covered by Dillard’s, the 3-story office building on Camelback Road and the land under development as a Caesar’s Republic Hotel (and the adjacent undeveloped land) on the north end of the site fronting Highland Avenue.

Lockbox / Cash Management. The Scottsdale Fashion Square Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received in such account within three business days after receipt. During the continuance of a Trigger Period (as defined below), all funds in the lockbox account are required to be swept on a weekly basis and on the second business day before each payment date to a lender-controlled cash management account. Funds in the cash management account are required to be applied to debt service and the reserves and escrows described above, with any excess funds (i) to be deposited into an excess cash flow reserve account held by the lender as cash collateral for the Scottsdale Fashion Square Whole Loan, or (ii) if no Trigger Period is continuing, disbursed to the borrower.

A “Trigger Period” means the period commencing upon the occurrence of (i) an event of default or (ii) a Low Debt Service Period (as defined below). A Trigger Period will end (a) with respect to the matters described in clause (i) above, if the event of default has been waived by the lender (and no other event of default is then continuing) and (b) with respect to the matters described in clause (ii) above, if a cure of the Low Debt Service Period occurs or the borrower (1) after the earlier to occur of (i) March 6, 2026 and (ii) the second anniversary of the closing date of the securitization that includes the last note of the Scottsdale Fashion Square Whole Loan to be securitized, prepays the Scottsdale Fashion Square Whole Loan in an amount that would result in a debt service coverage ratio of 1.50x in accordance with the related loan agreement, together with any applicable yield maintenance premium, or (2) delivers Credit Support (as defined below) as additional collateral causing the debt service coverage ratio to equal 1.50x.

“Credit Support” means any one or a combination of (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to the lender and for which a rating agency confirmation has been received or (D) a letter of credit that meets the requirements provided in the loan agreement.

A “Low Debt Service Period” will commence on any calculation date when the Scottsdale Fashion Square Whole Loan debt service coverage ratio is less than 1.50x for two consecutive calendar quarters and end when the Scottsdale Fashion Square Whole Loan debt service coverage ratio is at least 1.50x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None. However, the borrower is permitted to obtain property assessed clean energy (PACE) or similar loans in an aggregate amount up to $10 million without the consent of the lender.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. None.

Release of Collateral. The borrower may obtain a release of one or more Release Parcels (as defined below), subject to satisfaction of certain conditions including, but not limited to, (i) no event of default has occurred and is continuing, (ii) regardless of whether such release of the Release Parcel is successfully consummated, the borrower pays to the lender a processing fee in the amount of $15,000 reimburses the lender for reasonable costs and expense, and pays all title insurance and survey, (iii) the borrower delivers to the lender evidence reasonably satisfactory to a prudent lender that the Release Parcel has been (or will be upon recordation of the applicable transfer documentation which will occur contemporaneously with the release of the Release Parcel) legally subdivided from the remainder of the Scottsdale Fashion Square Property and constitutes a separate tax lot (or, if not a separate tax lot, the Release Parcel owner is contractually obligated to pay its share of all taxes and other charges with respect to the Release Parcel until the Release Parcel has been designated as a separate tax lot), and the borrower certifies to the lender that after giving effect to such transfer, each of the Release Parcel and the remaining portion of the Scottsdale Fashion Square Property conforms to and is in compliance in all material respects with applicable law, (iv) the borrower certifies to the lender that the remaining property with all easements appurtenant and other permitted encumbrances thereto will not, strictly as a result of such transfer and release of the Release Parcel, be in violation of certain reciprocal easement agreements or any then applicable law, statute, rule or regulation and (v) satisfaction of any REMIC-related release conditions.

A ”Release Parcel” is (x) a parcel on the Scottsdale Fashion Square Property that is (a) non-income producing and unimproved for tenant occupancy and (b) the release of which does not have any adverse material effect on (i) the value of the Scottsdale Fashion Square Property or the use or operation of the Scottsdale Fashion Square Property as a first-class regional shopping center (with related entertainment, dining and other compatible, commercial uses), (ii) the business, profits, operations or financial condition of the borrower, (iii) the ability of the borrower to perform its material obligations under the Scottsdale Fashion Square Whole Loan documents or (iv) the ongoing operations of the remaining Scottsdale Fashion Square Property; and/or (y) a parcel on the Scottsdale Fashion Square Property that is, as of the date of any potential release, non-income producing and improved by structures that (A) were vacant as of the origination date and (B) have been vacant and non-income producing continuously since the origination date and for at least three years prior to the date of any potential release. Improvements that are not material to the use and operation of the Scottsdale Fashion Square Property as a retail shopping center or which may be relocated without material and permanent adverse effects on the operation of the Scottsdale Fashion Square Property (as evidenced by a certification from the borrower) do not render the subject property “improved”.

A-3-64

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

A-3-65

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

A-3-66

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Samuel Bert Malouf
Borrowers:	MPI Delano SPE, LLC, MPI Frazeysburg
SPE, LLC, MPI Laurens SPE, LLC, MPI
Lenoir Complex SPE, LLC and MPI Nibley
SPE, LLC
Original Balance(1):	$35,000,000
Cut-off Date Balance(1):	$35,000,000
% by Initial UPB:	5.3%
Interest Rate:	6.81000%
Payment Date:	6th of each month
First Payment Date:	May 6, 2023
Maturity Date:	April 6, 2028
Amortization:	Amortizing Balloon
Additional Debt(1):	$122,000,000 Pari Passu Debt
Call Protection(2):	L(24),D(29),O(7)
Lockbox / Cash Management:	Hard / Springing
Reserves(3)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$32,928	$790,268
TI/LC:	$0	Springing	NAP
Immediate Repairs:	$227,688	$0	NAP
Cash Collateral Reserve:	$6,147,412	$0	NAP

Property Information
Single Asset / Portfolio:	Portfolio with 5 properties
Property Type:	Industrial
Collateral:	Fee
Location(4):	Various
Year Built / Renovated(4):	Various
Total Sq. Ft.:	3,951,338
Property Management:	Self-Managed
Underwritten NOI:	$20,347,822
Underwritten NCF:	$18,964,854
Appraised Value:	$276,700,000
Appraisal Date(5):	Various

Historical NOI
Most Recent NOI(6):	NAV
2022 NOI(6):	NAV
2021 NOI(6):	NAV
2020 NOI(6):	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (April 6, 2023)
2022 Occupancy(6):	NAV
2021 Occupancy(6):	NAV
2020 Occupancy(6):	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon(5)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$35,000,000
Pari Passu Notes	$122,000,000
Whole Loan	$157,000,000	$40 / $38	56.7% / 53.6%	1.65x / 1.54x	13.0% / 12.1%	13.7% / 12.8%
(1)	The National Warehouse & Distribution Portfolio Mortgage Loan (as defined below) is part of the National Warehouse & Distribution Portfolio Whole Loan (as defined below) evidenced by six pari passu notes with an original aggregate principal balance of $157,000,000. The financial information in the chart above reflects the Cut-off Date Balance of the National Warehouse & Distribution Portfolio Whole Loan. See “The Loan” herein.
(2)	Defeasance of the National Warehouse & Distribution Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) March 10, 2026 and (ii) two years from the closing date of the securitization that includes the last pari passu note of the National Warehouse & Distribution Portfolio Whole Loan to be securitized. The assumed defeasance lockout period of 24 payments is based on the expected closing date of this transaction in April 2023. The actual lockout period may be longer. The borrowers have the right to defease the National Warehouse & Distribution Portfolio Whole Loan in part or in full. See also “Partial Release” below.
(3)	See “Initial and Ongoing Reserves” below.
(4)	See “Portfolio Summary” below.
(5)	The Appraisals concluded to an aggregate “As-is” value of $276,700,000 as of various dates between January 23, 2023 and January 31, 2023. The Appraisals also concluded to an aggregate “go dark” value of $215,400,000 as of various dates between January 23, 2023 and January 31, 2023. The Cut-off Date LTV Ratio and the Maturity Date LTV Ratio based on the “go dark” value are 72.9% and 68.9%, respectively.
(6)	The borrower sponsor acquired four of the five National Warehouse & Distribution Portfolio Properties (as defined below) between 2017 and 2022. As such, historical occupancies and cash flows are not available.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$157,000,000	100.0%	Loan Payoff	$125,610,988	80.0%
			Return of Equity	20,133,780	12.8
			Upfront Reserves	6,375,099	4.1
			Closing Costs	4,880,133	3.1
Total Sources	$157,000,000	100.0%	Total Uses	$157,000,000	100.0%

The Loan.  The National Warehouse & Distribution Portfolio mortgage loan (the “National Warehouse & Distribution Portfolio Mortgage Loan”) is part of a whole loan (the “National Warehouse & Distribution Portfolio Whole Loan”) that is evidenced by six pari passu promissory notes in the aggregate original principal amount of $157,000,000. The National Warehouse & Distribution Portfolio Whole Loan is secured by a first priority fee mortgage encumbering five industrial properties totaling 3,951,338 sq. ft., located across five states (the “National Warehouse & Distribution Portfolio Properties”). The National Warehouse & Distribution Portfolio Mortgage Loan, with an original principal amount of $35,000,000, is evidenced by the non-controlling note A-3 and note A-4-1. The National Warehouse & Distribution Portfolio Whole Loan was originated on March 10, 2023 by Citi Real Estate Funding Inc. (“CREFI”), has a five-year term that

A-3-67

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

amortizes on a 30-year amortization schedule and accrues interest at a fixed rate of 6.81000% per annum. The scheduled maturity date of the National Warehouse & Distribution Portfolio Whole Loan is the due date occurring in April 2028.

The below table summarizes the promissory notes that comprise the National Warehouse & Distribution Portfolio Whole Loan. The relationship between the holders of the National Warehouse & Distribution Portfolio Whole Loan is governed by a co-lender agreement. The National Warehouse & Distribution Portfolio Whole Loan will be serviced under the pooling and servicing agreement for the BANK5 2023-5YR1 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	BANK5 2023-5YR1(1)	Yes
Note A-2	30,000,000	30,000,000	BANK5 2023-5YR1(1)	No
Note A-3	30,000,000	30,000,000	Benchmark 2023-B38	No
Note A-4-1	5,000,000	5,000,000	Benchmark 2023-B38	No
Note A-4-2	22,000,000	22,000,000	CREFI(2)	No
Note A-5	20,000,000	20,000,000	BANK5 2023-5YR1(1)	No
Total	$157,000,000	$157,000,000
(1)	The BANK5 2023-5YR1 securitization transaction is expected to close on April 19, 2023.
(2)	Expected to be contributed to one or more future securitization transactions.

The Borrowers / Borrower Sponsor.  The borrowers comprise five single purpose entities: MPI Delano SPE, LLC, MPI Frazeysburg SPE, LLC, MPI Laurens SPE, LLC, MPI Lenoir Complex SPE, LLC and MPI Nibley SPE, LLC, each a Delaware limited liability company, and each wholly owned by MPI Group LLC, a Utah limited liability company (“MPI Group”). The borrowers have one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the National Warehouse & Distribution Portfolio Whole Loan.

The borrower sponsor and nonrecourse carve-out guarantor of the National Warehouse & Distribution Portfolio Whole Loan is Samuel Bert Malouf (“Sam Malouf”). Sam Malouf together with his wife Kacie co-founded the Malouf Companies (as further defined and described below) in 2003. Sam Malouf is currently the chief executive officer of the Malouf Companies. Sam Malouf is also a partner at Tamarak Capital, a venture capital firm headquartered in Springville, Utah which has invested in multiple industries, including B2B software, consumer goods, consumer software, home technology, industrial, fintech, automotive, and real estate. Over the course of Sam Malouf’s career, he has received the Ernst and Young Entrepreneur of the Year Award in the Utah Region, Walmart Supplier of the Year, and was named to Home Furnishings Business’s Forty under 40 list.

Each of MPI Group, the 100% owner of the borrowers, and CVB, Inc., a Utah benefit corporation (“CVB, Inc.”), that is or will be, as applicable, the sole tenant of each of the National Warehouse & Distribution Portfolio Properties (each of MPI Group and CVB, Inc., a “Malouf Company”, and collectively the “Malouf Companies”) are directly or indirectly 100% owned by Sam Malouf and his wife Kacie.

The Properties. The National Warehouse & Distribution Portfolio Properties comprise five one- and two-story, single-tenant industrial buildings located in California (39.9% of allocated loan amount), South Carolina (20.0% of allocated loan amount), Utah (16.0% of allocated loan amount), Ohio (13.4% of allocated loan amount), and North Carolina (10.6% of allocated loan amount). The National Warehouse & Distribution Portfolio Properties were built between 1970 and 2015 and range in size from 260,000 sq. ft. to 1,213,366 sq. ft., totaling 3,951,338 sq. ft. The 1525 West 2960 South property serves as Malouf Companies corporate headquarters and includes 140,000 sq. ft. of office space. As of April 6, 2023 all five properties were 100.0% leased to CVB, Inc. running through February 28, 2038 with no termination options.

1700 Schuster Road

The 1700 Schuster Road property is a 1,213,366 sq. ft., single-story warehouse/distribution center located in Delano, California. The property was built in 1993 and expanded in 1996. The property is situated on approximately 80.4 acres and is located approximately 140 miles north of Los Angeles, California. The building contains 32-foot clear heights, 185 dock-high doors, and 4 drive-in doors.

101 Michelin Drive

The 101 Michelin Drive property is a 1,170,972 sq. ft., single-story warehouse/distribution center located in Laurens, South Carolina, approximately 104 miles southwest of Charlotte, North Carolina. The property was built in 1993 and is situated on approximately 118.1 acres. The building contains 35-foot clear heights, 118 dock-high doors, and 2 drive-in doors.

1525 West 2960 South

The 1525 West 2960 South property is a 260,000 sq. ft., two-story industrial flex building located in Nibley, Utah. The property serves as Malouf Companies’ corporate headquarters and includes 140,000 sq. ft. of office space spread across two floors. The corporate headquarters space features a full-service restaurant, onsite gym with a basketball court and studio space to showcase Malouf

A-3-68

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

Companies’ products. The property was built in 2015 and is situated on 20.9 acres located approximately 78 miles north of Salt Lake City, Utah. The building contains 34-foot clear heights, 13 dock-high doors, and 4 drive-in doors.

5685 Raiders Road, Building B

The 5685 Raiders Road, Building B property is an 812,000 sq. ft., single-story warehouse/distribution center located in Frazeysburg, Ohio, approximately 59 miles east of Columbus, Ohio. The property was built in 1994 and most recently renovated in 2022. The property is situated on approximately 60.7 acres and contains 24-foot clear heights, 59 dock-high doors, and 3 drive-in doors.

840 Complex Street Southwest

The 840 Complex Street Southwest property is a 495,000 sq. ft., single-story warehouse/distribution center located in Lenoir, North Carolina, approximately 75 miles northwest of Charlotte, North Carolina. The property was built in 1970 and most recently renovated in 2022. The property is situated on approximately 25.5 acres and contains 20-foot clear heights, 91 dock-high doors, and 3 drive-in doors.

The following table presents certain information with respect to each of the National Warehouse & Distribution Portfolio Properties.

Portfolio Summary(1)
Property Name – Location	Net Rentable Area (SQ. FT.)(2)	Year Built / Renovated	Allocated Whole Loan Cut-off Date Balance (“ALA”)	% of ALA	As-Is Appraised Value	Clear Heights (ft.)	Dock Doors	Drive-In Doors
1700 Schuster Road	1,213,366	1993; 1996 / NAP	$62,700,000	39.9%	$100,200,000	32	185	4
Delano, CA
101 Michelin Drive	1,170,972	1993 / NAP	$31,460,000	20.0%	$61,300,000	35	118	2
Laurens, SC
1525 West 2960 South	260,000	2015 / NAP	$25,120,000	16.0%	$45,300,000	34	13	4
Nibley, UT
5685 Raiders Road, Building B	812,000	1994 / 2022	$21,000,000	13.4%	$37,700,000	24	59	3
Frazeysburg, OH
840 Complex Street Southwest	495,000	1970 / 2022	$16,720,000	10.6%	$32,200,000	20	91	3
Lenoir, NC
Total/Weighted Average	3,951,338		$157,000,000	100.0%	$276,700,000	31	117	3
(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll.

Sole Tenant.

CVB, Inc. (3,951,338 sq. ft.; 100.0% of NRA; 100.0% of UW Base Rent; February 28, 2038 lease expiration) – CVB, Inc. is part of the Malouf Companies. Malouf Companies was founded by Sam and Kacie Malouf in 2003 and is a consumer goods company that specializes in home furnishings and bedding products. Malouf Companies products are available in over 15,000 retail locations across 58 countries, through partnerships with major retailers such as Amazon, Walmart, Wayfair, Overstock, Target, Home Depot, Mattress Firm, and Lowes. Malouf Companies is a Certified B Corporation and currently employs over 1,200 people. CVB, Inc.’s lease expires on February 28, 2038.

Tenant Summary(1)
Tenant	Ratings (Moody’s/Fitch/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
CVB, Inc.(2)	NR/NR/NR	3,951,338	100.0%	$21,616,432	$5.47	100.0%	2/28/2038
Total / Wtd. Avg. Occupied Collateral		3,951,338	100.0%	$21,616,432	$5.47	100.0%
Vacant		0	0.0%
Total		3,951,338	100.00%
(1)	Based on the underwritten rent roll.
(2)	With respect to the 101 Michelin Drive property, CVB, Inc. currently leases approximately 818,486 sq. ft. representing approximately 69.9% of net rentable area, and Michelin leases the remaining approximately 352,486 sq. ft., representing approximately 30.1% of net rentable area. The lease for the current tenant, Michelin, expires on July 31, 2023. Upon such expiration, CVB, Inc. will lease such space. The table above, and certain other numerical information herein, assumes that CVB, Inc. is leasing 100% of the 101 Michelin Drive property.

A-3-69

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2029	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2030	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2031	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2032	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2033	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2034 & Thereafter	1	3,951,338	100.0%	3,951,338	100.0%	$5.47	100.0%	100.0%
Vacant	NAP	0	0.0%	3,951,338	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	1	3,951,338	100.0%			$5.47	100.0%
(1)	Based on the underwritten rent roll.

Environmental Matters. According to the Phase I environmental reports dated February 9, 2023, there was no evidence of any recognized environmental conditions at any of the National Warehouse & Distribution Portfolio Properties.

The Market. The National Warehouse & Distribution Portfolio Properties are located within the core-based statistical areas of Bakersfield, California (one property, 39.9% of the allocated loan amount), Greenville-Anderson-Mauldin, South Carolina (one property, 20.0% of the allocated loan amount), Logan, Utah-Idaho (one property, 16.0% of the allocated loan amount), Zanesville, Ohio (one property, 13.4% of the allocated loan amount) and Hickory-Lenoir-Morganton, North Carolina (one property, 10.6% of the allocated loan amount).

Market Analysis(1)

Property Name	Market	Industrial Submarket	Submarket Inventory (Sq. Ft.)	Submarket Vacancy	Market Rent Per Sq. Ft.	UW Base Rent Per Sq. Ft.(2)
1700 Schuster Road – Delano, CA	Bakersfield, CA	North Outlying Kern County	2,418,648	0.4%	$8.23	$6.10
101 Michelin Drive – Laurens, SC	Greenville-Anderson Mauldin, SC	Laurens County	9,334,611	0.3%	$4.01	$4.20
1525 West 2960 South – Nibley, UT	Logan, UT-ID	Cache County	556,803	6.0%	$11.61	$13.71
5685 Raiders Road, Building B – Frazeysburg, OH(3)	Zanesville, OH	NAV	4,452,505	3.0%	$5.59	$4.20
840 Complex Street Southwest – Lenoir, NC	Hickory-Lenoir-Morganton, NC	Caldwell County	7,381,886	14.6%	$4.29	$4.70
(1)	Information obtained from third party market research reports
(2)	Based on the underwritten rent roll.
(3)	Submarket statistics at the 5685 Raiders Road, Building B property represent the Zanesville, OH industrial market.

A-3-70

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	U/W	U/W Per Sq. Ft.
Base Rent	$21,616,432	$5.47
Reimbursements	3,755,768	0.95
Gross Potential Rent	$25,372,200	$6.42
Less: Vacancy	(1,268,610)	(0.32)
Effective Gross Income	$24,103,590	$6.10
Real Estate Taxes	1,480,594	0.37
Management Fee	723,108	0.18
Insurance	577,482	0.15
Other Operating Expenses	974,584	0.25
Total Operating Expenses	$3,755,768	$0.95
Net Operating Income	$20,347,822	$5.15
Replacement Reserves	395,134	0.10
TI/LC	987,835	$0.25
Net Cash Flow	$18,964,854	$4.80
(1)	Based on the underwritten rent roll.
(2)	The borrower sponsor acquired four of the five National Warehouse & Distribution Portfolio Properties between 2017 and 2022. As such, historical cash flows are not available.

Property Management. The National Warehouse & Distribution Portfolio Properties are self-managed.

Lockbox / Cash Management. The National Warehouse & Distribution Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to, and are required to cause the property manager to, immediately deposit all revenue directly into a lender approved lockbox account. At origination of the National Warehouse & Distribution Portfolio Whole Loan, the borrowers delivered a tenant direction letter to each tenant at the National Warehouse & Distribution Portfolio Properties, which is an affiliate of the borrowers, directing them to pay all rent and other sums due under the applicable lease directly into the lender-controlled lockbox. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the National Warehouse & Distribution Portfolio Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the National Warehouse & Distribution Portfolio Whole Loan documents are required to be deposited in an excess cash flow account. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow account to the borrowers. Upon an event of default under the National Warehouse & Distribution Portfolio Whole Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio being less than 1.30x, or (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.35x for two consecutive calendar quarters, or (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means (i) CVB, Inc., together with any successor and/or assignee, (ii) any replacement tenant that accounts for either (A) 20% or more of the total rental income for all individual National Warehouse & Distribution Portfolio Properties, or (B) demises 20% or more of the total sq. ft. for all individual National Warehouse & Distribution Portfolio Properties, (iii) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or a guarantor of, any such Specified Tenant lease, and (iv) any replacement tenant that Sam Malouf and/or Malouf Companies owns a direct or indirect interest therein.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in monetary default or material non-monetary default under the applicable Specified Tenant lease beyond any applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iv) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (v) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant, (vii) on or after January 1, 2024, Malouf Companies, in the aggregate, fail to have and/or maintain

A-3-71

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

a liquidity of $18,000,000 or more, and (viii) on or after January 1, 2024, either Malouf Company being in default under any loan agreement, letter of credit, or other credit facility, as applicable, and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below), or (2) the borrowers leasing the entire Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the applicable terms and conditions of the National Warehouse & Distribution Portfolio Whole Loan documents for a term of at least five years, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established.

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof) and open for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease, (vi) Malouf Companies have and maintain a liquidity of not less than $18,000,000, and (vii) Malouf Companies have cured any default under any applicable loan agreement, letter of credit, or other credit facility, as applicable.

Initial and Ongoing Reserves.  At origination of the National Warehouse & Distribution Portfolio Whole Loan, the borrowers deposited approximately (i) $227,688 into an immediate repairs reserve, and (ii) $6,147,412 into a cash collateral reserve account to be held as additional collateral for the National Warehouse & Distribution Portfolio Whole Loan.

Real Estate Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the real estate taxes that the lender estimates will be payable during the next ensuing 12 months; provided, however, the borrowers have no obligation to make such monthly deposits if the Reserve Waiver Conditions (as defined below) are satisfied on such monthly payment date.

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of an amount which would be sufficient to pay insurance premiums due for the renewal of coverage, unless an acceptable blanket policy is in place. An acceptable blanket policy was in place at origination of the National Warehouse & Distribution Portfolio Whole Loan.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, approximately $32,928, subject to a cap of approximately $790,268.

TI/LC Reserve – On each monthly payment date on and after the occurrence and continuance of a Trigger Period, the borrowers are required to deposit approximately $82,320 into a TI/LC reserve.

Cash Collateral Reserve –If the amount in the cash collateral reserve falls below $6,147,412, at any time during the term of the National Warehouse & Distribution Portfolio Whole Loan, the borrowers are required to make a true up payment with respect to such insufficiency.

“Reserve Waiver Conditions” means each of the following: (i) no event of default has occurred and is continuing, (ii) the Specified Tenant lease is in full force and effect with no defaults beyond any notice and cure periods, and (iii) the Specified Tenant continues to make the payments and perform the obligations required under the applicable lease relating to the obligations for which the tax reserve was established (directly to the applicable taxing authority) and the borrowers deliver to lender evidence of the same (including, without limitation, paid invoices) by no later than the dates required under the National Warehouse & Distribution Portfolio Whole Loan documents.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. Provided that no event of default is continuing under the National Warehouse & Distribution Portfolio Whole Loan documents (except with respect to a partial defeasance, which is permitted even if an event of default exists), at any time after the earlier of (a) the third anniversary of the origination date of the National Warehouse & Distribution Portfolio Whole Loan, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrowers may either deliver defeasance collateral or partially prepay the National Warehouse & Distribution Portfolio Whole Loan and obtain release of one or more individual National Warehouse & Distribution Portfolio Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the Release Price (as defined below) (and in the case of a partial prepayment prior to October 6, 2027, payment of the yield maintenance premium), (ii) the borrowers deliver a REMIC opinion, (iii) the borrowers deliver (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving

A-3-72

Various	Collateral Asset Summary – Loan No. 7 National Warehouse & Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 56.7% 1.54x 13.0%

effect to the release, the debt service coverage ratio with respect to the remaining National Warehouse & Distribution Portfolio Properties is greater than the greater of (a) 1.54x, and (b) the debt service coverage ratio for all of the National Warehouse & Distribution Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining National Warehouse & Distribution Portfolio Properties is no greater than the lesser of (a) 56.7% and (b) the loan-to-value ratio for all of the National Warehouse & Distribution Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining National Warehouse & Distribution Portfolio Properties is greater than the greater of (a) 12.08%, and (b) the debt yield for all of the National Warehouse & Distribution Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vii) the 1525 West 2960 South property shall be the first or second individual property to be partially released or defeased, as applicable.

“Release Price” means, as applicable, (i) with respect to any individual National Warehouse & Distribution Portfolio Property (other than the 1525 West 2960 South property and the 1700 Schuster Road property), an amount equal to the greater of (a) 130% of the allocated loan amount with respect to such individual National Warehouse & Distribution Portfolio Property and (b) 95% of the net sales proceeds applicable to such individual National Warehouse & Distribution Portfolio Property, (ii) with respect to the 1525 West 2960 South property, an amount equal to the greater of (a) 125% of the allocated loan amount with respect to the 1525 West 2960 South property and (b) 95% of the net sales proceeds applicable to the 1525 West 2960 South property, and (iii) with respect to the 1700 Schuster Road property, an amount equal to the greater of (a) $100,000,000 and (b) 95% of the net sales proceeds applicable to the 1700 Schuster Road property.

A-3-73

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

A-3-74

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

A-3-75

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

A-3-76

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsors:	Simcha Friedman and Moris Schlager
Borrower:	100 Jefferson F&S LLC
Original Balance(1):	$30,000,000
Cut-off Date Balance(1):	$30,000,000
% by Initial UPB:	4.6%
Interest Rate:	7.26000%
Payment Date:	6th of each month
First Payment Date:	May 6, 2023
Maturity Date:	April 6, 2033
Amortization:	Interest Only
Additional Debt(1):	$67,500,000 Pari Passu Debt
Call Protection(2):	L(24),D(92),O(4)
Lockbox / Cash Management(3):	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$109,030	$109,030	N/A
Insurance:	$86,237	$28,746	N/A
Replacement Reserves:	$0	$4,658	N/A
Rollover Reserve:	$0	$14,780	$886,783
J&J Farms TI Reserve:	$11,598,000	$0	N/A

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Warehouse / Distribution Industrial
Collateral:	Fee
Location:	Parsippany, NJ
Year Built / Renovated:	1957, 1998 / 2020-2023
Total Sq. Ft.:	558,930
Property Management:	Madison Properties USA LLC
Underwritten NOI(5):	$10,429,647
Underwritten NCF:	$10,196,397
Appraised Value(6):	$173,000,000
Appraisal Date:	August 1, 2023

Historical NOI
Most Recent NOI(5):	$5,241,184 (December 31, 2022)
2021 NOI:	$4,460,076 (December 31, 2021)
2020 NOI(7):	NAV
2019 NOI(7):	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (February 28, 2023)
2022 Occupancy:	74.4% (December 31, 2022)
2021 Occupancy:	68.0% (December 31, 2021)
2020 Occupancy:	63.5% (December 31, 2020)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon(6)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$30,000,000
Pari Passu Notes	$67,500,000
Whole Loan	$97,500,000	$174 / $174	56.4% / 56.4%	1.45x / 1.42x	10.7% / 10.5%	10.7% / 10.5%
(1)	The 100 Jefferson Road Mortgage Loan (as defined below) is part of the 100 Jefferson Road Whole Loan (as defined below), evidenced by four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $97,500,000. Financial Information presented in the chart above reflects the 100 Jefferson Road Whole Loan. See “The Loan” herein.
(2)	The lockout period will be at least 24 months beginning with and including the first payment date on May 6, 2023. Defeasance of the 100 Jefferson Road Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) March 10, 2026. The assumed lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2023-B38 securitization trust in April 2023. The actual lockout period may be longer.
(3)	The lockbox account for the 100 Jefferson Road Whole Loan was held at Signature Bank at loan origination. Subsequently, the lenders instructed the borrower not to deliver the letters to tenants directing the tenants to remit rents into the lockbox account, and the borrower is expected to open a new lockbox with another institution meeting the financial and ratings requirements. The borrower and the lenders have executed an amendment to the 100 Jefferson Road Whole Loan documents on March 24, 2023, requiring the borrower, within 60 days following such amendment, to establish a lockbox and, commencing within five business days subsequent thereto, to cause all rents to be transmitted directly by tenants at the 100 Jefferson Road Property into a lender-controlled lockbox account. Please see “Risks Relating to the Mortgage Loans—Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates” in the Preliminary Prospectus for additional information.
(4)	See “Initial and Ongoing Reserves” herein.
(5)	The increase from Most Recent NOI to Underwritten NOI at the 100 Jefferson Road Property (as defined below) is primarily driven the J&J Farms Creamery lease executed with a commencement date in March 2023. J&J Farms Creamery is an affiliate of the borrower sponsors.
(6)	The Appraised Value represents the “prospective value upon completion/stabilization” as of August 1, 2023, based on the extraordinary assumption that J&J Farms Creamery will complete the buildout of its space. The borrower sponsors have provided a completion guaranty and the estimated cost of the buildout (in the amount of $11.598 million) was reserved for at origination. The Cut-off Date LTV and Balloon LTV are calculated based on the value upon completion/stabilization. The “As Is” appraised value is $163,600,000 which results in an LTV as of the Cut-off date of 59.6%.
(7)	Historical cash flow prior to 2021 is not available as the transaction represents acquisition financing and borrower sponsor was not provided such historical financial information.

The Loan.   The 100 Jefferson Road mortgage loan (the “100 Jefferson Road Mortgage Loan”) is part of a whole loan (the “100 Jefferson Road Whole Loan”) evidenced by four pari passu notes in the aggregate outstanding principal balance as of the Cut-off Date of $97,500,000 and secured by the borrower’s fee interest in an industrial warehouse/distribution facility in Parsippany, New Jersey (the “100 Jefferson Road Property”). The 100 Jefferson Road Whole Loan was originated by Argentic Real Estate Finance 2 LLC (“AREF2”) and JPMCB, on March 10, 2023. The non-controlling Note A-1 with an original principal balance of $30,000,000 will be included in the Benchmark 2023-B38 securitization trust.

A-3-77

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

The table below summarizes the promissory notes that comprise the 100 Jefferson Road Whole Loan. The relationship between the holders of the 100 Jefferson Road Whole Loan is governed by a co-lender agreement. The 100 Jefferson Road Whole Loan is expected to initially be serviced pursuant to the pooling and servicing agreement for the Benchmark 2023-B38 securitization until the controlling Note A-2 is securitized, whereupon the 100 Jefferson Road Whole Loan will be serviced pursuant to a pooling and servicing agreement for such future securitization; provided, that if a related non-controlling companion loan is securitized in a transaction that closes prior to Benchmark 2023-B38, the 100 Jefferson Whole Loan will initially be serviced under such earlier transaction. See “Description of the Mortgage Pool— The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$30,000,000	Benchmark 2023-B38	No
A-2	$29,500,000	$29,500,000	AREF2 or an affiliate(1)	Yes
A-3	$29,500,000	$29,500,000	AREF2 or an affiliate(1)	No
A-4	$8,500,000	$8,500,000	AREF2 or an affiliate(1)	No
Whole Loan	$97,500,000	$97,500,000
(1)	The related notes are expected to be contributed to one or more future securitizations or otherwise transferred at any time.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$97,500,000	67.7%	Purchase Price(1)	$130,500,000	90.6%
Sponsor Equity	31,613,758	21.9	Upfront Reserves	11,793,267	8.2
Seller TI Credit(1)	15,000,000	10.4	Closing Costs	1,820,491	1.3
Total Sources	$144,113,758	100.0%	Total Uses	$144,113,758	100.0%
(1)	The 100 Jefferson Road Property was 63.5% occupied prior to acquisition and origination of the 100 Jefferson Road Whole Loan. The seller provided the borrower with $15.0 million in credits to cover tenant improvements and closing costs. A reserve in the amount of $11.598 million, which represents the anticipated cost of renovations for the J&J Farms Creamery space, was established at origination.

The Borrower and the Borrower Sponsors. The borrower is 100 Jefferson F&S LLC, a single purpose entity with two independent directors. Legal counsel to the 100 Jefferson Road Whole Loan borrower delivered a non-consolidation opinion in connection with the origination of the 100 Jefferson Road Whole Loan. The 100 Jefferson Road Whole Loan will be fully recourse to the non-recourse carveout guarantors until the buildout is completed in accordance with the terms of the 100 Jefferson Road Whole Loan documents.

The borrower sponsors and non-recourse carveout guarantors are Simcha Friedman and Moris Schlager. Simcha Friedman and Moris Schlager are the principals of J&J Farms Creamery, a wholesale distributor of refrigerated goods established in the 1950’s that services the New York and New Jersey region.

The Property. The 100 Jefferson Road Property is a multi-tenanted industrial warehouse and distribution complex containing 558,930 sq. ft. located in Parsippany, Morris County, New Jersey. The 100 Jefferson Road Property is divided among three suites (A, B and C). Suite A contains 198,489 sq. ft., was built in 1998 and renovated in 2020, Suite B contains 204,217 sq. ft., was built in 1957 and is currently being built out to accommodate 157,547 sq. ft. of cold storage space and Suite C contains 156,224 sq. ft. and was built in 1957. The 100 Jefferson Road Property is situated on a 35.9-acre site and features approximately 10% office space, clear heights ranging from 19 to 38 feet, three drive-in doors and 35 dock-high doors. The 100 Jefferson Road Property also features a 10-acre solar panel on the building’s roof which was installed in 2011. Parking is provided by 514 surface parking spaces (0.92 spaces per 1,000 sq. ft.). The 100 Jefferson Road Property is currently 100.0% occupied by three tenants. Suite A is occupied by Vitaquest International LLC, Suite B is occupied by J&J Farms Creamery (an affiliate of the borrower sponsor) and Suite C is occupied by PNY Technologies Inc.

Pfizer owned and occupied the 100 Jefferson Road Property until 2010 when it was sold to PNY Technologies Inc., the third largest tenant. Between 2010 and 2011, PNY Technologies Inc. invested approximately $12 million into the 100 Jefferson Road Property building out manufacturing/distribution space, a new roof and solar panel equipment. In 2018, PNY Technologies Inc. sold the 100 Jefferson Road Property via a sale leaseback transaction to a joint venture between the Harbor Group and Turnbridge Equities (“Harbor Group”) and downsized to its current square footage (156,224 sq. ft.; 28.0% of NRA). The Harbor Group completed a $4.5 million renovation and white boxed Suite B. In the second quarter of 2019, Vitaquest International LLC signed a lease for 198,489 sq. ft. (35.5% of NRA) and completed a $15.0 million renovation between 2020 and 2021. The seller purchased the 100 Jefferson Road Property in October 2020 at 63.5% occupancy and signed a temporary lease with Walmart while negotiating longer term permanent leases. At the time, the seller also invested $1.0 million for installation of LED lights throughout Suite B. In conjunction with the current acquisition of the 100 Jefferson Road Property, J&J Farms Creamery, an affiliate of the borrower sponsors, executed a lease for Suite B bringing occupancy to 100.0%.

A-3-78

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

Major Tenants. The three largest tenants based on sq. ft. are J&J Farms Creamery, Vitaquest International LLC, and PNY Technologies Inc.

J&J Farms Creamery (204,217 sq. ft.; 36.5% of NRA; 61.2% of underwritten base rent): J&J Farms Creamery is a wholesale distributor with various national brand refrigerated products and a complete line of Kosher refrigerated dairy products. J&J Farms Creamery was founded in 1951 and is now one of the larger independently owned Kosher refrigerated product providers in New York and New Jersey with approximately 100 employees. The company’s top three customer accounts by annual sales include independently owned grocery store chains Key Foods ($37.2 million, 13.8% of 2022 revenue), Associated Supermarket Group ($37.0 million, 13.7% of 2022 revenue), and C-Town Supermarkets ($17.6 million, 6.5% of 2022 revenue) each of which has 200 to 275 stores in the tri-state area.

J&J Farms Creamery reported gross profit of approximately $25.6 million for 2022, an approximately 42% increase over the prior year. J&J Farms Creamery also reported earnings before income, taxes, depreciation, amortization and rent costs (“EBITDAR”) of approximately $10.5 million in 2022, over two times reported EBITDAR for 2021. J&J Farms Creamery does not have any major financial debt obligations other than $200,000 of total notes payable to shareholders. According to the borrower sponsor, the increase in revenue was primarily attributable to increases in sales volume and price inflation. Based on 2022 financials adjusted for proforma rent expenses, EBITDAR to current gross rent ratio would be approximately 1.37x. J&J Farms Creamery is an affiliate of the borrower sponsor and is expected to relocate its operations from an approximately 70,000 sq. ft. warehouse in Queens, New York. The 100 Jefferson Road Property provides close to three times the square footage as compared to its Queens, New York warehouse.

Furthermore, J&J Farms Creamery is currently renovating its space with an anticipated cost of completion in the amount of approximately $11.6 million which was escrowed at origination (“J&J Farms Creamery TIs”). Upon completion, the space is expected to consist of 157,547 sq. ft. of refrigerated storage, 13,595 sq. ft. of dry storage, 12,870 sq. ft. of office space, and the approximately 20,205 sq. ft. to be comprised of refrigerated loading/distribution areas, loading docks and drive-in bays. In the event the buildout is not completed within 12 months of origination, a Lease Sweep Period (as defined below) commences. However, such 12-month period can be extended by 60 days if the lender determines J&J Farms Creamery is using commercially reasonable and diligent efforts to complete the J&J Farms Creamery TIs and the J&J Farms Creamery TIs can reasonably be completed within such additional 60-day time period. Furthermore, the 100 Jefferson Road Whole Loan will be fully recourse to the non-recourse carveout guarantors until the buildout is completed in accordance with the terms of the 100 Jefferson Road Whole Loan documents. We cannot assure you that the renovations described above will be completed as expected or at all.

At origination of the 100 Jefferson Road Whole Loan, J&J Farms Creamery executed a 15-year lease expiring in February 2038 at $30.00 per sq. ft. with 2.0% escalations and no termination options. Typically, cold storage space commands a premium to traditional warehouse/distribution space, largely accounting for J&J Farms Creamery’s rent relative to the two remaining traditional industrial warehouse tenants. The borrower sponsors provided a 50% lease guaranty during the first five years of the lease term that reduces to 25% starting in year six of the lease term, provided, however if there is a Lease Guaranty Period (as defined below) then continuing, the guarantors’ liability will not be reduced to 25% until such Lease Guaranty Period terminates.

“Lease Guaranty Period” means a period which will (x) commence upon the occurrence of a Cash Management Period (as defined below), except that for the purposes of the lease guaranty, a Cash Management Period will not be deemed to have occurred if such Cash Management Period results solely from the occurrence of a Lease Sweep Period attributable to any Lease Sweep Lease (as defined below) other than the J&J Farms Creamery lease and end upon the termination of such Cash Management Period.

Vitaquest International LLC (198,489 sq. ft.; 35.5% of NRA; 19.4% of underwritten base rent): Vitaquest International LLC (“Vitaquest”) is a development and commercialization partner for consumer products such as nutraceuticals, functional foods, and probiotics. Vitaquest was founded in 1977, and currently has approximately 630 employees. Vitaquest reported 2022 revenue and net income of $270.8 million and $23.2 million, respectively. Vitaquest commenced a 130-month lease in May 2019, has three, five-year renewal options remaining and no termination options. In 2020-2021, Vitaquest completed a $15 million renovation of its space with the prior owner contributing approximately $500,000. Vitaquest’s current rent of $9.76 per sq. ft. is 34.9% below the appraiser’s concluded market rent of $15.00 per sq. ft.

PNY Technologies Inc. (156,224 sq.ft.; 28.0% of NRA; 19.4% of underwritten base rent): PNY Technologies Inc. is a manufacturer of OEM, consumer, and channel electronics markets. Founded in 1985, PNY Technologies Inc. has over 1,000 employees. PNY Technologies Inc. reported 2021 revenue and net income of $937.0 million and $61.5 million, respectively. The 100 Jefferson Road Property serves as the company’s headquarters. PNY Technologies Inc. owned 100 Jefferson Road Property from 2010 to 2018. In 2018, PNY Technologies Inc. sold the 100 Jefferson Road Property via a sale leaseback transaction and signed a 10-year lease expiring in October 2028. PNY Technologies Inc’s. current rent of $12.45 per sq. ft. is 17.0% below the appraiser’s concluded market rent of $15.00 per sq. ft.

A-3-79

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

The following table presents certain information relating to the tenants at the 100 Jefferson Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft		UW Base Rent	% of Total U/W Base Rent	Lease Expiration
J&J Farms Creamery(2)(3)	NR/NR/NR	204,217	36.5%	$30.00	(2)	$6,126,510	61.2%	2/28/2038
Vitaquest International LLC	NR/NR/NR	198,489	35.5%	$9.76		$1,937,869	19.4%	2/28/2030
PNY Technologies Inc.	NR/NR/NR	156,224	28.0%	$12.45		$1,944,284	19.4%	10/4/2028
Total Occupied		558,930	100.0%	$17.91		$10,008,663	100.0%
Vacant Space		0	0.0%
Collateral Total		558,930	100.0%
(1)	Based on the underwritten rent roll dated February 28, 2023 inclusive of contractual rent steps through October 2023.
(2)	J&J Farms Creamery’s leased space is largely to be comprised of cold storage which commands a premium in rental rate as compared to traditional warehouse space (including Vitaquest International LLC and PNY Technologies, Inc.)
(3)	J&J Farms Creamery is an affiliate of the borrower sponsor.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	U/W Base Rent Expiring	% U/W Base Rent Expiring		Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Cumulative U/W Base Rent Expiring	Cumulative % of U/W Base Rent Expiring
MTM & 2023	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	1	156,224	28.0	1,944,284	19.4		156,224	28.0%	$1,944,284	19.4%
2029	0	0	0.0	0	0.0		156,224	28.0%	$1,944,284	19.4%
2030	1	198,489	35.5	1,937,869	19.4		354,713	63.5%	$3,882,153	38.8%
2031	0	0	0.0	0	0.0		354,713	63.5%	$3,882,153	38.8%
2032	0	0	0.0	0	0.0		354,713	63.5%	$3,882,153	38.8%
2033	0	0	0.0	0	0.0		354,713	63.5%	$3,882,153	38.8%
2034 & Thereafter	1	204,217	36.5	6,126,510	61.2		558,930	100.0%	$10,008,663	100.0%
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NAP
Total / Wtd. Avg.	3	558,930	100.0%	$10,008,663	100.0%
(1)	Based on the underwritten rent roll dated February 28, 2023 inclusive of contractual rent steps through October 2023.

The following table presents certain information relating to the historical and current occupancy of the 100 Jefferson Road Property:

Historical Occupancy
2020(1)	2021(1)	2022(1)	2/28/2023(2)
63.5%	68.0%	74.4%	100.0%
(1)	Historical occupancy is as of December 31 for each respective year. Please see “The Property” for information on historical occupancy.
(2)	Based on the underwritten rent roll dated February 28, 2023.

Environmental Matters. According to the Phase I environmental assessment dated December 9, 2022, there is no evidence of any recognized environmental conditions at the 100 Jefferson Road Property. However, the environmental consultant identified (i) a controlled recognized environmental condition in connection with (A) controls being in place in the form of a deed notice for residual pesticide impacts and total petroleum hydrocarbon impacts to the 100 Jefferson Road Property and (B) the issuance of regulatory closure through a restricted use response action outcome and (ii) historical recognized environmental conditions in connection with closed release incidents, removed underground storage tanks and other areas of concern that have been issued no further action status. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The 100 Jefferson Road Property is located in Parsippany, New Jersey, approximately 27 miles west of New York City and forms part of the Newark, NJ-PA Metropolitan Statistical Area (“MSA”). The top three industries within New Jersey are Services, Finance/Insurance/Real Estate, and Manufacturing. Primary access to the 100 Jefferson Road Property is provided by Interstate 287 and Interstate 80, which provide direct access to New York City and New York State. The 100 Jefferson Road Property is located in Parsippany Township, which serves as one of the major employment centers in Northern New Jersey as it encompasses over 14 million sq. ft. of office space and 4.8 million sq. ft. of industrial space.

A-3-80

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

According to the appraisal, the 2022 population within a one-, three- and five-mile radius was 3,495, 66,206, and 152,460, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $134,049, $124,048, and $128,571, respectively.

According to the appraisal, the 100 Jefferson Road Property is located within the Eastern Morris Industrial Submarket. As of the first quarter of 2023, the Eastern Morris Industrial Submarket has an inventory of approximately 23.0 million sq. ft., with 8,000 sq. ft. under construction. The submarket has a vacancy rate of 4.8%. The overall rental rate in the submarket for industrial space (non-cold storage) is $15.56 per sq. ft., an increase of 14.8% over the fourth quarter of 2021. According to a third-party report, Northern New Jersey refrigerated warehouse occupancy is 99%. The appraiser concluded to a market rent of $15.00 per sq. ft. for the warehouse space (Suites A and C) and $28.50 per sq. ft. for the cold storage space (Suite B) for the 100 Jefferson Road Property.

The following table presents certain information relating to comparable industrial sales for the 100 Jefferson Road Property:

Comparable Industrial Sales(1)
Property / Location	Gross Building Area (SF)	Year Built / Renovated	Occupancy	Sale Date	Sale Price	Price PSF	Cap Rate
100 Jefferson Road	558,930(2)	1957, 1998 / 2020-2023	100.0%(2)	Mar-23	$130,500,000(3)	$233.48	N/A
Parsippany, NJ
20-30 Continental Drive	567,066	1980	100.0%	Jun-22	$138,530,000	$244.29	4.14%
Wayne, NJ
241 Oraton Street	131,205	1995	100.0%	Dec-21	$32,000,000	$243.89	3.76%
Newark, NJ
65 Baekeland Avenue	400,000	2021	100.0%	Oct-21	$131,100,000	$327.75	2.90%
Middlesex, NJ
FedEx Ground	269,204	2010	100.0%	Jul-21	$91,000,000	$338.03	4.50%
South Brunswick, NJ
66-96 East Union Avenue	102,224	1960	100.0%	Jan-21	$24,500,000	$239.67	5.15%
East Rutherford, NJ
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated February 28, 2023.
(3)	The 100 Jefferson Road Property was 63.5% occupied at the time of acquisition. The seller provided the borrower with $15.0 million in credits to cover tenant improvements and closing costs. A reserve in the amount of $11.598 million was established at origination which represents the anticipated cost of renovations for the J&J Farms Creamery space.

The following table presents certain information relating to comparable industrial leases for the 100 Jefferson Road Property:

Comparable Industrial Rental Summary(1)
Property Name/Location	Year Built	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Clear Height	Rent PSF	Commencement	Lease Term (Months)
100 Jefferson Road	1957, 1998	558,930(2)	198,489(2)	Vitaquest International LLC	38’	$9.76(2)	May-19(2)	130(2)
Parsippany, NJ
340 Kaplan Drive	1901	30,494	30,494	Dish Network	18’	$15.00	Sep-22	61
Fairfield, NJ
1100 Randolph Road Somerset, NJ	1968	207,192	103,246	ELM	27’	$14.50	Jul-22	121

1 Truman Drive South	1978	369,313	142,365	Menasha Packaging	24’	$15.00	May-22	60
Edison, NJ
140-142 Clinton Road	1968	77,983	41,458	All-State Floor	21’	$13.90	Apr-22	60
Fairfield Township, NJ
220 Mill Road	1991	467,000	112,000	Impex	36’	$15.00	Mar-22	60
Edison, NJ
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated February 28, 2023.
A-3-81

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

The following table presents certain information relating to comparable cold storage leases for the 100 Jefferson Road Property:

Comparable Cold Storage Rental Summary(1)
Property / Location	Year Built	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Clear Height	Rent PSF	Commencement	Lease Term (Months)
100 Jefferson Road	1957, 1998	558,930(2)	204,217(2)	J&J Farms Creamery	19’	$30.00(2)	Mar-23(2)	180(2)
Parsippany, NJ
Confidential	2003	75,000	75,000	Confidential Cold Storage	36’	$28.00	Jan-23	60
Carlstadt, NJ
408 Fairfield Road	2023	368,050	33,000	Quality Frozen Foods	38’	$25.00	Jan-23	120
Freehold, NJ
205 Jackson Street	1977	32,000	32,000	Rivera Produce Corporation	21’	$25.00	Jun-22	60
Englewood, NJ
120 Frontage Road	2021	75,900	75,900	Alliance Ground International	36’	$28.00	Dec-21	123
Newark, NJ
200 Polar Way	2003	49,500	46,900	Lineage Logistics	24’ – 33’	$24.00	Nov-21	60
Jersey City, NJ
FreezPak Logistics	2023	268,000	268,000	FreezPak Logistics	36’	$25.00	Nov-21	300
Avenel, NJ
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated February 28, 2023.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2021	2022	U/W(2)	U/W PSF
Rents in Place(2)	$4,254,197	$4,771,174	$9,909,377	$17.73
Vacant Income	0	0	0	0.0
Contractual Rent Steps(3)	0	0	99,287	0.18
Gross Potential Rent	$4,254,197	$4,771,174	$10,008,663	$17.91
Total Reimbursements	1,787,756	1,814,588	3,160,805	5.66
Electric Reimbursement(4)	811,626	1,151,036	1,185,587	2.12
Net Rental Income	$6,853,579	$7,736,798	$14,355,055	$25.68
Other Income	588,082	695,998	695,998	1.25
(Vacancy/Credit Loss)	0	0	(717,753)	(1.28)
Effective Gross Income	$7,441,661	$8,432,796	$14,333,301	$25.64
Total Expenses	2,981,585	3,191,612	3,903,654	6.98
Net Operating Income	$4,460,076	$5,241,184	$10,429,647	$18.66
Capital Expenditures	0	0	55,893	0.10
TI/LC	0	0	177,357	0.32
Net Cash Flow	$4,460,076	$5,241,184	$10,196,397	$18.24
(1)	Historical NOI prior to 2021 is not available as the transaction represents acquisition financing and the borrower sponsor was not provided such historical financial information.
(2)	The increase from 2022 Rents in Place to U/W Rents in Place at the 100 Jefferson Road Property is primarily driven by the execution of the J&J Farms Creamery lease commencing in March 2023.
(3)	Based on the underwritten rent roll dated February 28, 2023. Contractual Rent Steps are taken through October 2023.
(4)	Tenants are responsible for market rate electrical expenses while the actual electric expenses due to the rooftop solar array resulting in Electrical Reimbursements greater than 100%.

A-3-82

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

Property Management. The 100 Jefferson Road Property is managed by Madison Properties USA LLC, a third party property manager.

Lockbox / Cash Management The 100 Jefferson Road Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required, within 60 days following March 24, 2023, to establish a lockbox and, commencing within five business days subsequent thereto, to cause all rents to be transmitted directly by tenants at the 100 Jefferson Road Property into a lender-controlled lockbox account. In addition, the borrower is required to cause all rents received by the borrower or the property manager with respect to the 100 Jefferson Road Property to be deposited into such lockbox account within one business day of receipt. All amounts in the lockbox account are required to be remitted on a daily basis to the borrower unless a Cash Management Period is continuing. Upon the occurrence and during the continuance of a Cash Management Period, all amounts are required to be remitted to a lender-controlled cash management account on a daily basis to be applied and disbursed in accordance with the 100 Jefferson Road Whole Loan documents. During the continuance of a Cash Management Period, all excess cash flow funds remaining in the cash management account after the application of all funds on deposit in the cash management account after payment of debt service for the 100 Jefferson Road Whole Loan, required reserves and budgeted operating expenses are required to be deposited into a cash collateral subaccount as additional collateral for the 100 Jefferson Road Whole Loan. Notwithstanding the foregoing, during the continuance of a Cash Management Period continuing solely as a result of a Lease Sweep Period, the lender will have the right to allocate any funds in the cash collateral subaccount to a special rollover subaccount. Please see “Risks Relating to the Mortgage Loans—Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates” in the Preliminary Prospectus for additional information.

“Cash Management Period” means a period which will commence upon the occurrence of any of the following: (i) the maturity date, (ii) an event of default, (iii) if the debt service coverage ratio is less than 1.20x, (iv) if the debt yield is less than 8.00% or (v) the commencement of a Lease Sweep Period; and will end if (1) the 100 Jefferson Road Whole Loan and all other obligations under the 100 Jefferson Road Whole Loan documents have been repaid in full or (2) the maturity date has not occurred and (A) with respect to clause (ii) above, such event of default has been cured and no other default or event of default has occurred and is continuing, (B) with respect to clause (iii) above, the 100 Jefferson Road Property has achieved a debt service coverage ratio of at least 1.30x for two consecutive calendar quarters, (C) with respect to clause (iv) above, the 100 Jefferson Road Property has achieved a debt yield of at least 8.50% for two consecutive calendar quarters, or (D) with respect to clause (v) above, upon the termination of such Lease Sweep Period.

A “Lease Sweep Period” will commence upon the occurrence of any of the following: (i) the date that is 12 months prior to the end of the term (including any renewal terms) of any Lease Sweep Lease; (ii) the earlier of (a) the Lease Sweep Tenant (as defined below) failing to give a renewal notice by the notice date required under the Lease Sweep Lease, or (b) the date the applicable Lease Sweep Tenant actually gives notice of its intention not to renew or extend; (iii) any portion of any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or any Lease Sweep Tenant gives notice of its intention to terminate, surrender or cancel any portion of its Lease Sweep Lease; (iv) any Lease Sweep Tenant goes dark or gives notice that it intends to do the same (not to be applicable to J&J Farms Creamery until after the date that is 12 months after the loan origination date in accordance with the 100 Jefferson Road Whole Loan documents); (v) the occurrence and continuance of a default under any Lease Sweep Lease by the applicable Lease Sweep Tenant thereunder; (vi) the occurrence of a Lease Sweep Tenant insolvency proceeding; (vii) the occurrence of a J&J Farms Revenue Sweep Period (as defined below), to be tested annually starting on January 30, 2024 through the term of the 100 Jefferson Road Whole Loan; (viii) the occurrence of a J&J Farms EBITDAR Sweep Period (as defined below), to be tested annually starting on January 30, 2024 through the term of the 100 Jefferson Road Whole Loan; or (ix) J&J Farms Creamery failing to complete the J&J Farms Creamery Tenant Improvements within 12 months from the loan origination date in accordance with the 100 Jefferson Road Whole Loan documents, subject to a 60 day extension, as described above.

A “Lease Sweep Period” will end upon the occurrence of any of the following: (1) with respect to clauses (i), (ii), (iii) or (iv) above, upon the earliest to occur of (x) accumulation of sufficient funds in the special rollover reserve subaccount to pay for all anticipated leasing commissions, any down-time or free rent periods and tenant improvement expenses in connection with the re-leasing of the space under the applicable lease(s) that gave rise to the subject Lease Sweep Period; (y) the date on which the subject Lease Sweep Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower and acceptable to the lender) with respect to all of the space demised under its Lease Sweep Lease, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved leasing expenses for such Lease Sweep Lease and any other anticipated expenses in connection with such renewal or extension; or (z) the date on which all of the space demised under any portion of the subject Lease Sweep Lease that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease(s) and all approved Lease Sweep Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full; (2) with respect to clause (v) above, if the subject Lease Sweep Tenant default has been cured, and no other Lease Sweep Tenant default has occurred for a period of six consecutive months following such cure; (3) with respect to clause (vi) above, if the applicable Lease Sweep Tenant insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned pursuant to the terms of the 100 Jefferson Road Whole Loan documents; (4) with respect to clause (vii) above, upon the expiration of such J&J Farms Revenue Sweep Period in accordance with the terms of the definition of the applicable J&J Farms Revenue Sweep Period; (5) with respect to clause (viii) above, upon the expiration of such J&J Farms EBITDAR Sweep Period in accordance with the terms of the definition of the applicable J&J Farms EBITDAR Sweep Period; or (6) with respect to clause (ix) above, the date on which the J&J Farm Creamery TIs are completed.

A-3-83

100 Jefferson Road Parsippany, NJ 07054	Collateral Asset Summary – Loan No. 8 100 Jefferson Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 56.4% 1.42x 10.7%

“J&J Farms Revenue Sweep Period” means a period (i) commencing as of the lender’s determination that the J&J Farms Creamery annualized gross revenue decreased by 25% or more compared to $270,390,464; and (ii) expiring upon the lender’s determination that the J&J Farms Creamery annualized gross revenue is at least 90% of $270,390,464.

“J&J Farms EBITDAR Sweep Period” means a period (i) commencing as of the lender’s determination that the annualized J&J Farms EBITDAR ratio is less than 1.25x; and (ii) expiring upon the lender’s determination that the annualized J&J Farms EBITDAR ratio is equal to or greater than 1.30x.

“Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

“Lease Sweep Lease” means (a) any lease which covers 20% or more of the rentable sq. ft. of the 100 Jefferson Road Property and (b) the J&J Farms Creamery lease.

Initial and Ongoing Reserves. At origination, the borrower deposited into escrow $11,598,000 for a J&J Farms TI Reserve, approximately $109,030 for real estate taxes, and approximately $86,237 for insurance reserves.

Tax Reserve – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to approximately $109,030.

Insurance Reserve – On a monthly basis, the borrower is required to escrow 1/12th of the estimated insurance payments, which currently equates to approximately $28,746.

Replacement Reserves – On a monthly basis, the borrower is required to escrow approximately $4,658 for replacement reserves ($0.10 per sq. ft. annually).

Rollover Reserve – On a monthly basis, the borrower is required to escrow approximately $14,780 for rollover reserves ($0.50 per sq. ft. annually, exclusive of J&J Farms Creamery sq. ft.) subject to a cap of $886,783.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-84

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

A-3-85

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

A-3-86

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%
Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Philip Goldberg and Mitchell Simborg
Borrower:	LBCOI Owner LLC
Original Balance:	$29,500,000
Cut-off Date Balance:	$29,500,000
% by Initial UPB:	4.5%
Interest Rate:	7.28000%
Payment Date:	6th of each month
First Payment Date:	December 6, 2022
Maturity Date:	November 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$8,500,000 Mezzanine Loan
Call Protection:	L(29),D(52),O(3)
Lockbox / Cash Management:	Springing / Springing

Reserves(2)
	Initial	Monthly	Cap
Taxes:	$62,761	$62,761	NAP
Insurance:	$52,292	$26,146	NAP
Replacement:	$0	$7,567	NAP
TI/LC:	$1,625,000	Springing	$1,250,000
Deferred Maintenance	$219,579	$0	NAP
Other(3):	$4,735,235	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Warehouse/Distribution Industrial
Collateral:	Fee
Location:	Munster, IN
Year Built / Renovated:	1958 / 2022
Total Sq. Ft.:	908,068
Property Management:	Simborg Industrial Real Estate, Inc.
Underwritten NOI(4):	$3,508,077
Underwritten NCF:	$3,417,270
Appraised Value(5):	$62,600,000
Appraisal Date:	June 1, 2023

Historical NOI
Most Recent NOI(4):	$2,168,827 (T-12 July 31, 2022)
2021 NOI:	$2,033,563 (December 31, 2021)
2020 NOI(6):	NAV
2019 NOI(6):	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (August 29, 2022)
2021 Occupancy(6):	NAV
2020 Occupancy(6):	NAV
2019 Occupancy(6):	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft.	LTV	U/W DSCR	U/W Debt Yield	U/W Debt Yield at Balloon
		Cut-off / Balloon	Cut-off / Balloon(5)	NOI / NCF	NOI / NCF	NOI / NCF
Mortgage Loan	$29,500,000
Mortgage Loan	$29,500,000	$32 / $32	47.1% / 47.1%	1.61x / 1.57x	11.9% / 11.6%	11.9% / 11.6%
Mezzanine Loan	8,500,000
Total Debt	$38,000,000	$42 / $42	60.7% / 60.7%	1.17x / 1.14x	9.2% / 9.0%	9.2% / 9.0%
(1)	Concurrently with the funding of the 9200 Calumet Industrial Mortgage Loan (as defined below), Equitrust Life Insurance Company funded a mezzanine loan in the amount of $8,500,000 (the “9200 Calumet Industrial Mezzanine Loan”, and together with the 9200 Calumet Industrial Mortgage Loan, the “9200 Calumet Industrial Total Debt”). The 9200 Calumet Industrial Mezzanine Loan accrues interest at a rate of 9.50000% and is interest only for its entire term. The 9200 Calumet Industrial Mezzanine Loan has a final maturity date of November 6, 2029. An intercreditor agreement has been entered into between the lender under the 9200 Calumet Industrial Mortgage Loan and the lender under the 9200 Calumet Industrial Mezzanine Loan. See “Current Mezzanine or Subordinate Indebtedness” herein.
(2)	See “Initial and Ongoing Reserves” herein.
(3)	Other Initial reserves consists of approximately (i) $4,005,124 for an unfunded obligations reserve, (ii) $605,111 for a Pepsi rent reserve, and (iii) $125,000 for a Pepsi tax reimbursement reserve.
(4)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to Pepsi recently expanding their space at the property by 147,588 sq. ft. The Pepsi expansion lease commenced February 1, 2023 and runs through May 31, 2033.
(5)	Calculated using the Prospective Market Value “Upon Stabilization” appraised value of $62,600,000. The Prospective Market Value “Upon Stabilization” reflects completion of the Pepsi expansion space and Pepsi paying contractual rent. The 9200 Calumet Industrial Mortgage Loan requires full reserves for all unfunded obligations and Pepsi’s free and gap rent. The appraisal also concluded an “as-is” appraised value of $55,800,000. The Cut-off LTV and Balloon LTV ratios based on such appraised value are 52.9% and 68.1% for the 9200 Calumet Industrial Mortgage Loan and the 9200 Calumet Industrial Total Debt, respectively
(6)	Historical financial information and occupancy is not available because the 9200 Calumet Industrial Property (as defined below) was recently renovated in 2022 in connection with Pepsi executing an expansion lease in July 2022.

The Loan. The 9200 Calumet Industrial mortgage loan (the “9200 Calumet Industrial Mortgage Loan”) has an original principal balance and an outstanding principal balance as of the Cut-off Date of $29,500,000 and is secured by a first priority mortgage encumbering the borrower’s fee simple interest in an industrial warehouse/distribution center located in Munster, Indiana (the “9200 Calumet Industrial Property”). The 9200 Calumet Industrial Mortgage Loan was originated by CREFI on November 3, 2022.

The 9200 Calumet Industrial Mortgage Loan has an initial term of 84 months and has a remaining term of 79 months as of the Cut-off Date. The 9200 Calumet Industrial Mortgage Loan requires interest-only payments during the full term and accrues interest at the rate of 7.28000% per annum.

The borrower sponsors utilized the proceeds of the 9200 Calumet Industrial Mortgage Loan to refinance existing debt, fund upfront reserves, pay origination costs and return equity to the borrower sponsors.

A-3-87

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,500,000	77.6%	Loan Payoff	$25,026,792	65.9%
Mezzanine Loan	8,500,000	22.4	Upfront Reserves	6,694,867	17.6
			Closing Costs	3,438,051	9.0
			Return of Equity	2,840,290	7.5
Total Sources	$38,000,000	100.0%	Total Uses	$38,000,000	100.0%

The Borrower and the Borrower Sponsors. The borrower is LBCOI Owner LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 9200 Calumet Industrial Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Philip Goldberg and Mitchell Simborg. Philip Goldberg is the President of Team Real Estate Development and has over 30 years of real estate development and legal experience. Philip Goldberg also served as vice president and in-house counsel for Simborg Development, Inc. for over 17 years. Mitchell Simborg is the President of Simborg Development. The Simborg Companies have built or redeveloped over 30,000,000 sq. ft. of space and currently manage more than 6,000,000 sq. ft. of properties in the Northwest Indiana/Chicago area.

The Property. The 9200 Calumet Industrial Property is a two-building 908,068 sq. ft. warehouse/distribution center located at 9200 Calumet Avenue in Munster, Indiana. The 9200 Calumet Industrial Property is located approximately 29 miles south of Chicago, Illinois with primary access via Interstate-94. The 9200 Calumet Industrial Property was built in 1958 and recently renovated in 2022. The 9200 Calumet Industrial Property features 25’-foot clear heights, 45 dock-high doors, and five drive-in doors. The property is situated on an approximately 37.7-acre site and is leased to six tenants. As of August 29, 2022, the 9200 Calumet Industrial Property was 100.0% occupied. The largest tenant at the 9200 Calumet Industrial Property is Pepsi who has been at the 9200 Calumet Industrial Property since May of 2003 and recently executed a new lease for an additional 147,588 sq. ft. of space. In connection with Pepsi expanding their space the borrower invested $3,684,192 into the space which includes adding new 480-volt electric service, 10 loading doors and 2 drive-in doors.

Major Tenants. The largest tenant, Pepsi-Cola General Bottlers, Inc. (“Pepsi”) (399,588 sq. ft.; 44.0% of net rentable area; 50.6% of underwritten base rent) is a subsidiary of PepsiCo, Inc and is a manufacturer of soft drinks and carbonated water which it distributes to retailers within Chicago, Illinois. Pepsi has occupied 252,000 sq. ft. at the 9200 Calumet Industrial Property since May 1, 2003 with a lease expiration of October 31, 2031. Pepsi executed a new lease in July 2022 for an additional 147,588 sq. ft. of expansion space at the property with a lease expiration of May 31, 2033 and no termination options. Such new lease will commence following completion of certain tenant improvements required by such tenant’s lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.

The second largest tenant, VG Supply Company Inc. (“VG Supply”) (180,000 sq. ft.; 19.8% of net rentable area; 17.0% of underwritten base rent) is a wholesale lawn and garden distributor founded in Morton Grove, Illinois. VG Supply carries 131 brands and provides lawn care, weed control, plant care, and pest control services. VG Supply has been at the 9200 Calumet Industrial Property since January 1, 2004 and utilizes the property as its warehouse and distribution center. VG Supply’s current lease is for 180,000 sq. ft. with a lease expiration of December 31, 2024 and no termination options.

The third largest tenant, Tec-Air, Inc. (“Tec-Air”) (127,600 sq. ft.; 14.1% of net rentable area; 11.5% of underwritten base rent) is an engineering plastic solutions firm servicing various industries including HVAC, appliances, automotive, power equipment, and medical. Tec-Air has been at the 9200 Calumet Industrial Property since May 1, 2014 and uses the facility as its business headquarters and warehouse / distribution center. Tec-Air currently leases 127,600 sq. ft. at the 9200 Calumet Industrial Property with a lease expiration of October 31, 2029 and no termination options.

A-3-88

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

The following table presents certain information relating to the tenants (of which, certain tenants may have co-tenancy provisions) at the 9200 Calumet Industrial Property:

Tenant Summary(1)
Tenant	Ratings (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
Pepsi(3)	A1 / NR / A+	399,588	44.0%	$5.05	50.6%	Various(3)
VG Supply Company Inc.	NR / NR / NR	180,000	19.8	3.76	17.0	12/31/2024
Tec-Air, Inc.	NR / NR / NR	127,600	14.1	3.58	11.5	10/31/2029
AM Manufacturing Company	NR / NR / NR	74,800	8.2	3.55	6.7	11/30/2024
Mac Medical Supply Company	NR / NR / NR	67,680	7.5	4.70	8.0	1/31/2024
International Paper Company	Baa2 / NR / BBB	58,400	6.4	4.30	6.3	2/28/2025
Total/Wtd. Avg. Occupied		908,068	100.0%	$4.39	100.0%
Vacant			0.0%
Total		908,068	100.0%
(1)	Based on the underwritten rent roll dated August 29, 2022.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Pepsi occupies 252,000 sq. ft. expiring October 31, 2031 and 147,588 sq. ft. expiring May 31, 2033
Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Gross Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Gross Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	3	322,480	35.5%	322,480	35.5%	$3.91	31.6%	31.6%
2025	1	58,400	6.4%	380,880	41.9%	$4.30	6.3%	37.9%
2026	0	0	0.0%	380,880	41.9%	$0.00	0.0%	37.9%
2027	0	0	0.0%	380,880	41.9%	$0.00	0.0%	37.9%
2028	0	0	0.0%	380,880	41.9%	$0.00	0.0%	37.9%
2029	1	127,600	14.1%	508,480	56.0%	$3.58	11.5%	49.4%
2030	0	0	0.0%	508,480	56.0%	$0.00	0.0%	49.4%
2031	1	252,000	27.8%	760,480	83.7%	$4.25	26.8%	76.2%
2032	0	0	0.0%	760,480	83.7%	$0.00	0.0%	76.2%
2033	1	147,588	16.3%	908,068	100.0%	$6.42	23.8%	100.0%
2034 & Thereafter	0	0	0.0%	908,068	100.0%	$0.00	0.0%	100.0%
Vacant	NAP	0	0.0%	908,068	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	7	908,068	100.0%			$4.39	100.0%
(1)	Based on the underwritten rent roll dated August 29, 2022.
(2)	Includes contractual rent steps through May 1, 2023.

Environmental Matters. According to a Phase I report dated October 7, 2022 there was no evidence of any recognized environmental conditions at the 9200 Calumet Industrial Property.

The Market. The 9200 Calumet Industrial Property is located in Munster, Indiana, approximately 29 miles south of Chicago, Illinois and is part of the Chicago-Naperville-Elgin metro area (“Chicago MSA”). Primary access to the 9200 Calumet Industrial Property is provided by Interstate 65, which runs north to south and connects Louisville to Chicago, and Interstate 94 which provides access to the Chicago metro area and surrounding northwestern Indiana communities.

According to a third-party market research report, the 9200 Calumet Industrial Property is located in the Indiana Industrial submarket. As of March 24, 2023 the Indiana Industrial submarket had inventory of 46,725,879 sq. ft., a vacancy rate of 5.70% and average asking rent per sq. ft. of $7.87. Additionally, over the preceding 12 months the submarket has experienced rent growth of approximately 8.9% and has shown positive net absorption of approximately 977,000 sq. ft.

A-3-89

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	2021	T-12 7/31/2022	U/W	U/W Per Sq. Ft.
Base Rent	$2,776,614	$2,913,224	$3,904,618	$4.30
Contractual Rent Steps(3)	0	0	81,488	0.09
Total Reimbursements	1,072,286	1,185,601	1,852,484	2.04
Vacancy & Credit Loss	0	0	(218,136)	(0.24)
Effective Gross Revenue	$3,848,901	$4,098,825	$5,620,455	$6.19
Real Estate Taxes	699,259	661,319	753,137	0.83
Insurance	230,890	271,293	298,813	0.33
Management Fee	115,467	122,965	168,614	0.19
Other Expenses(4)	769,721	874,421	891,814	0.98
Total Expenses	$1,815,337	$1,929,998	$2,112,378	$2.33
Net Operating Income(5)	$2,033,563	$2,168,827	$3,508,077	$3.86
Replacement Reserves	0	0	90,807	0.10
Net Cash Flow	$2,033,563	$2,168,827	$3,417,270	$3.76
(1)	Based on the underwritten rent roll dated August 29, 2022.
(2)	Historical financial information and occupancy is not available because the 9200 Calumet Industrial Property (as defined below) was recently renovated in 2022 in connection with Pepsi executing an expansion lease in July 2022.
(3)	Includes contractual rent steps of approximately $8,062 through May 1, 2023 and straight-line average rent over the lease term for investment grade rated tenants totaling approximately $73,427.
(4)	Other Expenses are primarily attributable to utilities and are underwritten at $0.66 per sq. ft. Utility charges including water, sewer, gas, and electricity expenses.
(5)	The increase from T-12 7/31/2022 Net Operating Income to U/W Net Operating Income is primarily attributable to Pepsi recently expanding their space at the property by 147,588 sq. ft. pursuant to a lease that runs through May 31, 2033.

Property Management. The 9200 Calumet Industrial Property is managed by Simborg Industrial Real Estate, Inc., an affiliate of the borrower sponsors.

Lockbox / Cash Management. The 9200 Calumet Industrial Mortgage Loan is structured with a springing lockbox and springing cash management. The borrower is required, from and after the first occurrence of a Trigger Period (as defined below), to immediately deposit, or cause the property manager to immediately deposit, all revenue derived from the 9200 Calumet Industrial Property and received by the borrower or the property manager directly into a lender approved lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 9200 Calumet Industrial Mortgage Loan documents (which includes, without limitation, depositing funds sufficient to pay the mezzanine debt service due on the applicable monthly payment date into a mezzanine debt service account), and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 9200 Calumet Industrial Mortgage Loan documents will (i) to the extent that a Trigger Period exists (other than due solely to the existence of a Mezzanine Loan Trigger Period), be deposited into an excess cash flow account, then (ii) be deposited into a mezzanine debt service account in an amount sufficient to pay any other amounts due and owing to the mezzanine lender, and then (iii) (a) to the extent that a Mezzanine Loan Trigger Period has occurred and is continuing, be deposited into the mezzanine debt service account or (b) to the extent that no Trigger Period exists, be disbursed to the borrower.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 8.35% (taking into account the aggregate outstanding principal balance of the 9200 Calumet Industrial Mortgage Loan and the 9200 Calumet Industrial Mezzanine Loan), (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and (iv) the occurrence of a Mezzanine Loan Trigger Period (as defined below); and (B) expiring upon (a) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (b) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 8.50% for two consecutive calendar quarters (taking into account the aggregate outstanding principal balance of both the 9200 Calumet Industrial Mortgage Loan and the 9200 Calumet Industrial Mezzanine Loan), (c) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist, and (d) with regard to any Trigger Period commenced in connection with clause (iv) above, the cessation of all Mezzanine Loan Trigger Periods.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant (as defined below) being in default under the applicable Specified Tenant lease beyond the applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), and/or “going dark” in the Specified Tenant space (or applicable portion thereof) and/or “going dark” in the Specified Tenant space (or applicable portion thereof); provided, however, the foregoing clause (ii) will not be deemed a Specified Tenant Trigger Period for so long as either (x) the applicable Specified Tenant meets the Credit Rating Condition (as defined below) or (y) for any Specified Tenant other than Pepsi, such Specified Tenant is “dark” in less than 50% of the applicable Specified Tenant space, (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant

A-3-90

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant, (vi) Specified Tenant failing to extend or renew the Specified Tenant lease on or prior to the Specified Tenant Extension Deadline (as defined below) in accordance with the applicable terms of the Specified Tenant lease and the 9200 Calumet Industrial Mortgage Loan documents for the Specified Tenant Renewal Term (as defined below), and (vii) VG Supply and/or International Paper Company (“International Paper”) failing to extend or renew the VG Supply lease and/or International Paper lease, as applicable, on or prior to the applicable Specified Tenant Extension Deadline in accordance with the applicable terms and conditions of such lease and the 9200 Calumet Industrial Mortgage Loan documents for the applicable Specified Tenant Renewal Term; and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) borrower leasing the entire applicable Specified Tenant space (or applicable portion thereof, if the effective annual rent (inclusive of estimated recoverables) required to be paid pursuant to the applicable replacement lease(s) equals or exceeds the effective annual rent (inclusive of estimated recoverables) that had been most recently in effect pursuant to the applicable Specified Tenant Lease, VG Supply lease and/or International Paper lease, as applicable) in accordance with the applicable terms and conditions of the 9200 Calumet Industrial Mortgage Loan documents for a minimum term in the case of each applicable replacement lease equal to the Specified Tenant Renewal Term, each applicable tenant under such replacement lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full monthly amount of the rent due under its lease.

A “Specified Tenant” means, as applicable, (i) Pepsi, (ii) any other lessee(s) of the Specified Tenant space (or any portion thereof), (iii) any tenant which, individually or when aggregated with all other leases at the 9200 Calumet Industrial Property with the same tenant or its affiliate, either (A) accounts for 25% or more of the total rental income for the 9200 Calumet Industrial Property, or (B) demises 25% or more of the 9200 Calumet Industrial Property’s gross leasable area, and (iv) any parent company of such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant lease.

“Specified Tenant Extension Deadline” means (a) in the case of any Specified Tenant, the earlier of (x) the date occurring three months prior to the expiration of the then applicable term of the applicable Specified Tenant lease and (y) the renewal notice period required under the applicable Specified Tenant lease, or (b) in the case of VG Supply or International Paper, the date occurring twelve months prior to the expiration of the then applicable term of the VG Supply lease or the International Paper lease, as applicable.

“Specified Tenant Renewal Term” shall mean a minimum term of five years (or in the case of VG Supply or a replacement tenant for the space occupied by VG Supply as of the origination of the 9200 Calumet Industrial Mortgage Loan, two years).

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), operating its business therein and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease, VG Supply lease and/or International Paper lease, as applicable, and has re-affirmed such lease as being in full force and effect, (iv) in case of a Trigger Period solely caused pursuant to clause (vi) of the definition of Specified Tenant Trigger Period, lender’s receipt of satisfactory evidence that (A) the applicable Specified Tenant has renewed its lease prior to the applicable lease expiration, for the applicable Specified Tenant Renewal Term and otherwise in accordance with the terms of such lease and the 9200 Calumet Industrial Mortgage Loan documents or (B) the applicable space is leased, in whole or in part, to one or more replacement tenants pursuant to one or more replacement leases that collectively require annual rental equal to or greater than the effective base rent that had been most recently in effect pursuant to the applicable Specified Tenant lease, each such replacement lease provides for a minimum term equal to the Specified Tenant Renewal Term, and each such replacement tenant is operating its business in its leased space and is paying full, unabated rent, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) in the case of a Trigger Period solely caused by International Paper pursuant to clause (vii) of the definition of Specified Tenant Trigger Period (and only if no other Trigger Period then exists, besides a Mezzanine Loan Trigger Period), the balance of funds on deposit in the excess cash flow reserve is equal to or greater than $750,000, (vii) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease, and (viii) in the case of a Trigger Period solely caused by clause (vii) of the definition of Specified Tenant Trigger Period, the lender’s receipt of satisfactory evidence that (A) the applicable tenant has renewed its lease prior to the applicable lease expiration, for the Specified Tenant Renewal Term and otherwise in accordance with the terms and conditions thereof and hereof, (B) the applicable space is leased, in whole or in part, to one or more replacement tenants pursuant to one or more replacement leases that collectively require effective annual rent (inclusive of estimated recoverables) equal to or greater than the effective annual rent (inclusive of estimated recoverables) that had been most recently in effect pursuant to the VG Supply lease and/or International Paper lease, as applicable, and each such replacement lease either (1) provides for a minimum term equal to the Specified Tenant Renewal Term, and each such replacement tenant is operating its business in its leased space and is paying full, unabated rent, or (2) solely in the case of the space leased as of the origination of the 9200 Calumet Industrial Mortgage Loan to VG Supply, is with Pepsi, provides for a minimum term equal to or longer than the term of the existing Pepsi lease, contains no rights to terminate, cancel, rescind or any other similar “outs” for Pepsi prior to the commencement date thereof, and all gap rent and free rent under such replacement lease with Pepsi is deposited with the lender into a reserve account, (C) the debt yield (calculated without including rental income from any tenant then causing a Trigger Period solely caused pursuant to clause (vii) of the definition of Specified

A-3-91

9200 Calumet Avenue Munster, IN 46321	Collateral Asset Summary – Loan No. 9 9200 Calumet Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,500,000 47.1% 1.57x 11.9%

Tenant Trigger Period) equals or exceeds 8.50% for two consecutive calendar quarters, or (D) if such Specified Tenant Trigger Period is solely caused by International Paper (and only if no other Trigger Period then exists, besides a Mezzanine Loan Trigger Period), the balance of funds on deposit in the excess cash flow reserve is equal to or greater than $750,000.

A ”Mezzanine Loan Trigger Period” means any period (i) commencing on the date that the mezzanine lender delivers written notice to the lender that a mezzanine loan event of default exists and (ii) ending on the date that mezzanine lender delivers written notice that a mezzanine loan event of default no longer exists.

“Credit Rating Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of Moody’s, Fitch, and any other nationally recognized statistical rating agency designated by the lender which rate such entity.

Initial and Ongoing Reserves.  At origination of the 9200 Calumet Industrial Mortgage Loan, the borrower deposited approximately (i) $62,761 into a real estate tax reserve, (ii) $52,292 into an insurance reserve, (iii) $219,579 into a deferred maintenance reserve, (iv) $1,625,000 into a tenant improvement and leasing commissions reserve, (iv) $4,005,124 into an unfunded obligations reserve for tenant improvement costs related to the Pepsi expansion lease, (v) $605,111 into a Pepsi rent reserve account representing (a) free rent in the amount of approximately $378,194 (“Pepsi Free Rent Funds”) and (b) gap rent in the amount of approximately $226,917 (“Pepsi Initial Gap Rent Funds”), in each case related to the Pepsi expansion lease, and (vi) $125,000 into a Pepsi tax reimbursement reserve representing amounts owed by Pepsi for taxes related to the Pepsi leases as of origination of the 9200 Calumet Industrial Mortgage Loan.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $62,761).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $26,146).

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $7,567 for replacement reserves.

TI/LC Reserve. To the extent that the balance of the tenant improvements and leasing commissions reserve falls below $500,000, the borrower is required to deposit into the tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $15,134 for tenant improvements and leasing commissions, subject to a cap of $1,250,0000.

Pepsi Rent Reserve. So long as the lender has not received evidence, in form and substance acceptable to the lender, that the Pepsi expansion lease has commenced ( “Pepsi Expansion Lease Rent Commencement Event”), on (i) March 1, 2023 and (ii) every third month thereafter, the borrower is required to deposit a true up payment equal to approximately $453,833 (such amount, the “Pepsi Gap True Up Funds”, and, together with the Pepsi Initial Gap Rent Funds, the “Pepsi Gap Rent Funds”).

Prior to the occurrence of a Pepsi Expansion Lease Rent Commencement Event, on each monthly payment date (commencing with the monthly payment date occurring in December 2022), the lender must disburse approximately $75,640 of the Pepsi Gap Rent Funds (or such lesser amount of Pepsi Gap Rent Funds as then remain on deposit) either (i) so long as no Trigger Period then exists, to the borrower or (ii) if a Trigger Period then exists, into the cash management account to be applied in accordance with the 9200 Calumet Industrial Mortgage Loan documents. Upon the occurrence of a Pepsi Expansion Lease Rent Commencement Event, the lender will disburse all remaining Pepsi Gap Rent Funds either (A) to borrower, so long as no Trigger Period then exists or (B) if a Trigger Period then exists, into the cash management account to be applied in accordance with the 9200 Calumet Industrial Mortgage Loan documents.

On each monthly payment date occurring from and after a Pepsi Expansion Lease Rent Commencement Event, the lender must disburse approximately $75,640 (or such lesser amount of the Pepsi Free Rent Funds as then remain on deposit) of the Pepsi Free Rent Funds either (i) so long as no Trigger Period then exists, to the borrower or (ii) if a Trigger Period Exists, into the cash management account to be applied in accordance with the 9200 Calumet Industrial Mortgage Loan documents.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the origination of the 9200 Calumet Industrial Mortgage Loan, Equitrust Life Insurance Company funded a mezzanine loan in the amount of $8,500,000 to LBCOII Mezz LLC (“9200 Calumet Industrial Mezzanine Borrower”), the sole member of the borrower, which is secured by 9200 Calumet Industrial Mezzanine Borrower’s ownership interest in the borrower. The 9200 Calumet Industrial Mezzanine Loan accrues interest at a rate of 9.50000%, is interest only for its entire term, and is coterminous with the 9200 Calumet Industrial Mortgage Loan. An intercreditor agreement has been entered into between the lender under the 9200 Calumet Industrial Mortgage Loan and the lender under the 9200 Calumet Industrial Mezzanine Loan. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-92

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%

A-3-93

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%

A-3-94

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%
Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Shimshon Klugman
Borrower:	BH Premium Quality Waterbury LLC
Original Balance:	$29,000,000
Cut-off Date Balance:	$27,749,936
% by Initial UPB:	4.2%
Interest Rate:	5.15000%
Payment Date:	6th of each month
First Payment Date:	May 6, 2020
Maturity Date:	April 6, 2030
Amortization:	Amortizing Balloon
Additional Debt:	None
Call Protection(1):	L(36),YM1(24),D(53),O(7)
Lockbox / Cash Management(2):	Hard / Springing

Reserves(3)
	Current	Monthly	Cap
Taxes:	$318,631	$150,465	NAP
Insurance:	$21,981	$8,722	NAP
Replacement:	$105,387	$3,011	NAP
TI/LC:	$305,318	Springing	$500,000
Other(4):	$168,846	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee
Location:	Waterbury, CT
Year Built / Renovated:	2001 - 2004 / NAP
Total Sq. Ft.:	382,884
Property Management:	Lexington Realty International LLC
Underwritten NOI(2):	$3,069,202
Underwritten NCF(2):	$2,835,754
Appraised Value(5):	$41,900,000
Appraisal Date:	January 6, 2020

Historical NOI
Most Recent NOI:	$2,822,418 (T-12 January 31, 2023)
2022 NOI:	$2,746,808 (December 31, 2022)
2021 NOI:	$2,901,779 (December 31, 2021)
2020 NOI:	$2,307,151 (December 31, 2020)

Historical Occupancy
Most Recent Occupancy:	97.8% (January 31, 2023)
2022 Occupancy:	97.8% (December 31, 2022)
2021 Occupancy:	92.6% (December 31, 2021)
2020 Occupancy:	92.0% (December 31, 2020)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon(5)	U/W DSCR NOI / NCF(2)	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$27,749,936	$72 / $63	66.2% / 57.2%	1.62x / 1.49x	11.1% / 10.2%	12.8% / 11.8%
(1)	If the defeasance lockout expiration date has not occurred by May 6, 2023, the borrower has the right, until the defeasance lockout expiration date (which is the date that is two years from the Closing Date of the Benchmark 2023-B38 securitization transaction) occurs, to prepay the Naugatuck Valley Shopping Center Mortgage Loan (as defined below) with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount.
(2)	A Cash Management Trigger Event (as defined below) (due to debt service coverage ratio declining below 1.25x) and a Cash Sweep Trigger Event (as defined below) (due to debt service coverage ratio declining below 1.20x) took effect in or about April 2020 and are still in effect. As of the most recent determination date in December 2022, the debt service coverage ratio calculated in accordance with the Naugatuck Valley Shopping Center Mortgage Loan documents was 1.14x. Such debt service coverage ratio calculation excludes rents from the third largest tenant, Bob’s Store, which posted “store closing” and “moving” signs at the end of 2022, and Red Crab Juicy Seafood, which is paying only partial rent payments and is in default. See “Major Tenants—Bob’s Store” below. Underwritten NOI, Underwritten NCF, U/W DSCR NOI/NCF, U/W Debt Yield NOI/NCF and U/W Debt Yield at Balloon NOI/NCF above include rents from Bob’s Store and Red Crab Juicy Seafood. Excluding rents from Bob’s Store and Red Crab Juicy Seafood, Underwritten NOI and Underwritten NCF are $2,776,308 and $2,552,763, respectively; U/W DSCR NOI / NCF are 1.46x and 1.34x, respectively; U/W Debt Yield NOI / NCF are 10.0% and 9.2%, respectively and U/W Debt Yield at Balloon NOI/NCF are 11.6% and 10.7% respectively.
(3)	The reserves below reflect the current balance of the reserve accounts rather than the upfront. See “Initial and Ongoing Reserves” herein for further detail.
(4)	Other Reserves includes an unfunded obligations reserve of $99,846.34 for free rent relating to Fun Z Trampoline Park and $69,000.00 for free rent for Ashley Furniture (which vacated the property however, funds remain in reserve).
(5)	In addition to the “as-is” appraised value shown above, the appraisal also determined a “Hypothetical Value” of $43,100,000 as of January 6, 2020, which assumes a successful real estate tax appeal. The borrower has since been successful in its real estate tax appeal via a court stipulation dated April 23, 2021 that is retroactive to 2017. Based on the “Hypothetical Value” the Cut-off Date LTV and Balloon LTV is equal to 64.4% and 55.6%, respectively.

The Loan. The mortgage loan (the “Naugatuck Valley Shopping Center Mortgage Loan”) has an original principal balance of $29,000,000 and an outstanding principal balance as of the Cut-off Date of $27,749,936, and is secured by a first mortgage encumbering the borrower’s fee interest in a 382,884 sq. ft. anchored retail center located in Waterbury, Connecticut (the “Naugatuck Valley Shopping Center Property”). The Naugatuck Valley Shopping Center Mortgage Loan was originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York on March 16, 2020, and will be purchased by GACC on or prior to the Closing Date.

The Naugatuck Valley Shopping Center Mortgage Loan has a remaining term of 84 months, amortizes on a 30-year amortization schedule and accrues interest at a rate of 5.15000% per annum.

The proceeds of the Naugatuck Valley Shopping Center Mortgage Loan were used to pay off existing debt, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,000,000	100.0%	Loan Payoff	$20,207,735	69.7%
			Return of Equity	6,672,474	23.0
			Upfront Reserves	1,880,497	6.5
			Closing Costs	239,295	0.8
Total Sources	$29,000,000	100.0%	Total Uses	$29,000,000	100.0%

A-3-95

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%

The Borrower and the Borrower Sponsor. The borrower is BH Premium Quality Waterbury LLC, a New York limited liability company and special purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Naugatuck Valley Shopping Center Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Shimshon Klugman. Shimshon Klugman is the founder of Quality Capital USA, a real estate investment company focused on the acquisition of commercial real estate assets. Since 2012, Quality Capital USA has successfully purchased and partnered in the acquisition of over 1.0 million sq. ft. of commercial real estate.

The Property. The Naugatuck Valley Shopping Center Property is a grocery-anchored community shopping center totaling 382,884 sq. ft. across 50.5 acres located in Waterbury, Connecticut. Built between 2001 and 2004, the Naugatuck Valley Shopping Center Property is anchored by Walmart and Stop & Shop and consists of six freestanding retail buildings with 2,155 parking spaces (5.6 spaces per 1,000 sq. ft.). The Naugatuck Valley Shopping Center Property is located in an in-fill location on Wolcott Street, or State Route 69, with direct access north and south to nearby cities such as Bristol and New Haven. Direct access to the Naugatuck Valley Shopping Center Property is provided by Wolcott Street, which has an average daily traffic count of 23,363 vehicles per day at its intersection with Stillson Road, and 25,003 vehicles per day at its intersection with Lakewood Road.

As of January 31, 2023, the Naugatuck Valley Shopping Center Property was 97.8% leased to 17 national, regional and local tenants. Nine of the 17 tenants, comprising approximately 75.9% of the NRA and 63.7% of the underwritten base rent, have been in occupancy for over a decade. All of the tenants collectively have occupied the Naugatuck Valley Shopping Center Property for a weighted average period of over 16.8 years. The Naugatuck Valley Shopping Center Property is anchored by Walmart (37.1% NRA; 18.0% U/W Base Rent), Stop & Shop (17.9% NRA; 29.5% U/W Base Rent) and Bob's Store (10.5% NRA; 4.3% U/W Base Rent), and includes other major tenants such as Staples and Party City. Other notable tenants include Panera Bread, Comcast, Physician One Urgent Care and Sally Beauty Supply. Walmart (rated AA/Aa2/AA by Fitch/Moody’s/S&P), Stop & Shop (rated Baa1/BBB by Moody’s/S&P), and Comcast (rated A-/A3/A- by Fitch/Moody’s/S&P) (collectively 56.1% NRA; 50.6% U/W Base Rent) have investment grade credit ratings.

The borrower sponsor acquired the Naugatuck Valley Shopping Center Property in March 2018 for a purchase price of $24.5 million ($63.99 per sq. ft.). Since the acquisition, the borrower sponsor has spent $2,650,624 ($6.92 per sq. ft.) in capital expenditures and leasing costs for a total cost basis of approximately $27.2 million ($70.91 per sq. ft.). The borrower sponsor has signed five new leases at the Naugatuck Valley Shopping Center Property since acquisition that are still in tenancy: Fun Z Trampoline Park (9.1% NRA; 11.0% U/W Base Rent) signed a ten-year lease expiring September 2029, Red Crab Juicy Seafood (1.6% NRA; 4.0% U/W Base Rent) signed a 10.3-year lease expiring February 2030, Sally Beauty Supply (0.4% NRA; 1.2% U/W Base Rent) signed a 7-year lease expiring July 2028, 365 Tag Sale LLC (5.2% NRA; 8.0% U/W Base Rent) signed a 5-year lease expiring August 2027, and Snipes USA (1.2% NRA; 2.2% of UW Base Rent) signed a 7.5-year lease expiring January 2030. Combined, the five tenants account for $1,096,388 of underwritten base rental income and helped increase physical occupancy to 97.8% from 82.4% at the time of the borrower sponsor's acquisition in March 2018. Bob's Store, Comcast, Party City, Panera Bread, Physician One Urgent Care, Stop & Shop, Staples, Supercuts, Wendy's, and ION Bank have either renewed or extended their leases. In aggregate, these tenants represent 41.1% of NRA and 51.7% of U/W base rent. Additionally, there have been new leases from Sally Beauty Supply, 365 Tag Sale LLC (former Ashley Furniture space), and Snipes USA (former Payless space).

During the COVID-19 pandemic and government mandated business closures, the Naugatuck Valley Shopping Center Property experienced collection delays and rent relief requests from certain tenants. During the height of the pandemic, the following tenants were closed (collectively, 10.8% of NRA): Fun Z Trampoline Park and Red Crab Juicy Seafood. Fun Z Trampoline Park was not open nor was required to pay rent until May 2021. Funds were reserved ($479,014) at origination to cover its remaining free rent period. Red Crab Juicy Seafood was not open as its space was still being built out and construction stopped. Both Fun Z Trampoline Park and Red Crab Juicy Seafood are now open. Red Crab is currently paying only partial rent and is in default under its lease.

As a result of the decline in collections, the debt service coverage ratio of the Naugatuck Valley Shopping Center Mortgage Loan declined, triggering cash management (1.25x trigger) and cash sweep (1.20x trigger) requirements in the Naugatuck Valley Shopping Center Mortgage Loan documents. In April 2020 , the lender sent a reservation of rights letter regarding cash management and cash sweep. In August 2022, the borrower and the lender entered into a Forbearance and Modification Agreement (the “Modification Agreement”). In the Modification Agreement, the borrower acknowledged that events of default existed, because (i) the borrower had failed to deposit all rents into the lockbox account, and (ii) cash management and cash trap triggers based on a decline in debt service coverage ratio had occurred, but the borrower had failed to deposit excess cash flow into the excess cash flow reserve. Among other amendments, the Modification Agreement allowed the borrower to forbear the deposit of excess cash flow that had previously accrued until the end of the forbearance period, which expired in December, 2022. The Modification Agreement also updated the definition of gross income from operations used in the calculation of debt service coverage ratio to allow real estate taxes, which are not reimbursed monthly, to be accounted for based on a trailing twelve month basis instead of annualizing a current month. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

A-3-96

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%

Major Tenants.

Walmart (142,000 sq. ft., 37.1% of total NRA; 18.0% of U/W base rent; rated AA/Aa2/AA by Fitch/Moody’s/S&P) is a subsidiary of Walmart Inc., an American multinational retail corporation that operates a chain of supercenters, discount department stores and grocery stores in the United States. As of year-end 2022, Walmart Inc. (NYSE: WMT) had more than 10,500 stores with $572.8 billion in total revenue and $24.2 billion in operating cash flow.

Walmart’s lease commenced in September 2002 and expires in September 2027, with seven, 10-year and one, 46-month renewal options remaining. Walmart has a base rent of $5.26 per sq. ft. NNN with no termination options, co-tenancy provisions or kick out clauses. Walmart, which owns its improvements and leases the underlying land parcel, invested approximately $2.0 million ($14.08 per sq. ft.) in an extensive renovation and remodeling of its space, which was completed in the fall of 2018, to upgrade the physical characteristics of the store and improve the shopper experience.

Stop & Shop (68,366 sq. ft.; 17.9% of total NRA; 29.5% of U/W base rent; rated Baa1/BBB by Moody’s/S&P) is a regional chain of supermarkets located in the northeastern United States with 400 stores and 375 pick-up points. Stop & Shop was founded in 1914 and is a subsidiary of Ahold Delhaize, a world-leading food retailer with 7,659 stores worldwide and 414,000 people, serving 60 million customers a week. The company also owns brands such as Peapod, Food Lion, and Hannaford in the United States. Stop & Shop occupies 68,366 sq. ft. at the Naugatuck Valley Shopping Center Property. Stop & Shop’s lease commenced in August 2001 and expires in August 2026, with ten, 5-year renewal options remaining. Stop & Shop recently renewed its lease early through August 2026 at a reduced rental rate. Stop & Shop has a base rent of $17.91 per sq. ft. Stop & Shop has no termination options, co-tenancy provisions or kick out clauses. Stop & Shop's lease is guaranteed by its parent company, Ahold Delhaize (rated Baa1 by Moody’s). The Stop & Shop grocery store and gas station underwent a $2.0 million renovation ($29.25 per sq. ft.) at the Naugatuck Valley Shopping Center Property, which was completed in 2017.

Bob’s Store (40,080 sq. ft.; 10.5% of NRA; 4.3% of U/W base rent) is a chain of 27 retail stores primarily located in the northeastern United States. Bob’s Store was founded in 1954 in Middletown, Connecticut and targets moderate-income to upper-income consumers with a selection of footwear, workwear, team wear, and active wear. Bob’s Store’s lease commenced in September 2001 and expires in January 2024, with two, 5-year renewal options remaining. Bob’s Store changed to percentage rent starting in August 2020, but recently signed a lease amendment that switched back to gross rent with percentage rent breakpoints. Its recent amendment extended its term by 18 months. Bob’s Store has no kick out clauses. Bob’s Store has previously exercised a renewal option at the Naugatuck Valley Shopping Center Property. Bob’s Store reported trailing 12-month sales of approximately $4.2 million as of January 2023. Bob’s Store posted “store closing” and “moving” signs at the end of 2022, and the borrower has received other indications of a possible store closure. However, Bob’s Store is current on rent, has not provided any notice to vacate and recently advised the borrower that it intended to convert to an outlet store format, rather than close. However, there is no assurance that Bob’s Store will not close.

Tenant Summary.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration	Sales per Sq.Ft.	Occupancy Cost
Walmart	AA/Aa2/AA	142,000	37.1%	$5.26	18.0%	9/17/2027	NAV	NAV
Stop & Shop	NR/Baa1/BBB	68,366	17.9%	$17.91	29.5%	8/31/2026	NAV	NAV
Bob’s Store(3)(4)	NR/NR/NR	40,080	10.5%	$4.49	4.3%	1/31/2024	$103.95	4.3%
Fun Z Trampoline Park	NR/NR/NR	35,000	9.1%	$13.00	11.0%	9/30/2029	NAV	NAV
Staples(5)	NR/B3/B	20,388	5.3%	$3.00	1.5%	10/31/2026	NAV	NAV
365 Tag Sale LLC	NR/NR/NR	20,020	5.2%	$16.67	8.0%	8/31/2027	NAV	NAV
$1 Zone	NR/NR/NR	8,000	2.1%	$20.25	3.9%	6/30/2023	$142.66	14.2%
Party City	B/NR/NR	7,933	2.1%	$11.70	2.2%	11/30/2023	$207.67	9.3%
Red Crab Juicy Seafood(4)	NR/NR/NR	6,247	1.6%	$26.50	4.0%	2/28/2030	NAV	NAV
Panera Bread	A-/A3/A-	4,600	1.2%	$26.62	3.0%	12/31/2026	NAV	NAV
Largest Tenants		352,634	92.1%	$10.05	85.4%
Other Tenants		21,979	5.7%	$27.53	14.6%
Total/Wtd. Avg. Occupied		374,613	97.8%	$11.07	100.0%
Vacant		8,271	2.2%
Total		382,884	100.0%
(1)	Based on the underwritten rent roll dated as of January 31, 2023.
(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.
(3)	Bob's Store changed to percentage rent starting in August 2020 but recently signed a lease amendment that switched back to gross rent with percentage rent breakpoints. The percentage rent breakpoint for the first year of the extended term is $3.6 million and $1.8 million for the second year of the extended term. The tenant has two options to renew for 5-years each.
(4)	The borrower sponsor indicated that Bob’s Store had posted “store closing” and “moving” signs in its store window at the end of 2022. However, Bob’s Store is current on rent, has not provided any notice to vacate and recently advised the borrower that it intended to convert to an outlet store format, rather than close. However, there is no assurance that Bob’s Store will not close. Additionally, Red Crab Juicy Seafood is currently paying partial rent payments and is in default under its lease. Excluding rental income from Bob’s Store and Red Crab Juicy Seafood, Underwritten NOI and Underwritten NCF are $2,776,308 and $2,552,763, respectively; U/W DSCR NOI / NCF are 1.46x and 1.34x, respectively; U/W Debt Yield NOI / NCF are 10.0% and 9.2%, respectively.
(5)	Both the tenant and the landlord have an ongoing option to terminate the Staples lease.
A-3-97

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%
Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	2	15,933	4.2%	15,933	4.2%	$15.99	6.1%	6.1%
2024	1	40,080	10.5%	56,013	14.6%	$4.49	4.3%	10.5%
2025	0	0	0.0%	56,013	14.6%	$0.00	0.0%	10.5%
2026	4	97,874	25.6%	153,887	40.2%	$15.72	37.1%	47.6%
2027	4	167,365	43.7%	321,252	83.9%	$7.40	29.8%	77.4%
2028	1	1583	0.4%	322,835	84.3%	$32.50	1.2%	78.6%
2029	2	38,000	9.9%	360,835	94.2%	$13.88	12.7%	91.4%
2030	2	10747	2.8%	371,582	97.0%	$23.84	6.2%	97.5%
2031	0	0	0.0%	371,582	97.0%	$0.00	0.0%	97.5%
2032	1	3,031	0.8%	374,613	97.8%	$33.81	2.5%	100.0%
2033	0	0	0.0%	374,613	97.8%	$0.00	0.0%	100.0%
2034 & Beyond	0	0	0.0%	374,613	97.8%	$0.00	0.0%	100.0%
Vacant	NAP	8,271	2.2%	382,884	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	17	382,884	100.0%			$11.07	100.0%
(1)	Based on the underwritten rent roll dated as of January 31, 2023.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Environmental Matters. According to the Phase I environmental reports dated May 31, 2019, there was no evidence of any recognized environmental conditions at the Naugatuck Valley Shopping Center Property. However, Stop & Shop operates a fueling station at the Naugatuck Valley Shopping Center Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Naugatuck Valley Shopping Center Property is located in an in-fill location in Waterbury, Connecticut. Located on Wolcott Street, or State Route 69, the Naugatuck Valley Shopping Center Property has direct access north and south to nearby cities such as Bristol and New Haven. Additionally, the Naugatuck Valley Shopping Center Property is approximately 2.5 miles north and 4.0 miles east of on-ramps to Interstate 84 (“I-84”) and State Route 8 (“SR-8”), respectively. State Route 69 is a popular retail destination, particularly in Waterbury, with several strip centers near the Naugatuck Valley Shopping Center Property. Geographically, much of the retail and industrial land use is along thoroughfares and arterials, such as I-84, SR-8, Wolcott Street, and Homer Street. Nearby major retail centers include Mattatuck Plaza (0.1 mile west), Waterbury Plaza (1.8 miles northwest), Brass Mill Commons (3.1 miles southwest), Waterbury Crossing (4.0 miles southwest), and Colonial Plaza (4.1 miles west).

In addition to the Naugatuck Valley Shopping Center Property, the neighborhood has several strip centers with a mix of national retailers and services including Target, Dollar Tree, Goodwill, Planet Fitness, Rite Aid, Dunkin Donuts, Starbucks, and Ollie’s Bargain Outlet, as well as regional and local retailers. The Naugatuck Valley Shopping Center Property is located 2.3 miles northeast of Brass Mill Center, a 122-store-shopping mall anchored by Burlington, JCPenney, Macy’s, and Shopper’s World.

The Naugatuck Valley Shopping Center Property is located in the Waterbury retail submarket, which reported an overall vacancy rate of 5.0% as of the first quarter of 2023, according to a third party market report. The vacancy rate has ranged from 4.4% to 6.0% from 2010 through 2021, with an average of 4.9% annually. The Waterbury retail submarket’s average asking rental rate was $14.82 per sq. ft. NNN as of the first quarter of 2023.

The appraisal identified five lease comparables for grocery anchor tenants. The appraisal observed rents ranging from $10.79 to $19.00 per sq. ft., and concluded a market rent of $17.50 per sq. ft.

Comparable Leases(1)
Location	Tenant Name	Square Feet	Lease Start Date	Term	Annual Rent PSF	Lease Type
950 Wolcott Street, Waterbury CT(2)	Stop & Shop	68,366	8/2001	25 Years	$17.91	NNN
410 Reidville Drive, Waterbury CT	Stop & Shop	66,663	11/2018	5 Years	$18.50	NNN
215 East Main Street, Clinton CT	Stop & Shop	60,694	1/2017	10 Years	$10.79	NNN
75 Lowrey Place, Newington CT	Best Market	59,778	12/2016	15 Years	$15.00	NNN
126 Medway Road, Milford MA	Stop & Shop	68,125	1/2017	15 Years	$14.00	NNN
300 Oxford Road, Oxford CT	Price Chopper	54,275	10/2016	20 Years	$19.00	NNN
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated as of January 31, 2023.

The appraisal identified six lease comparables for junior anchor tenants. The appraisal observed rents ranging from $12.00 to $23.50 per sq. ft., and concluded a market rent of $12.00 per sq. ft.

A-3-98

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%
Comparable Leases(1)
Location	Tenant Name	Square Feet	Lease Start Date	Term	Annual Rent PSF	Scheduled Increases
100 Main Street, Southbury CT	Ulta Beauty	12,290	10/2019	10 Years	$23.50	NNN
271 Cottage Grove Road, Bloomfield CT	Planet Fitness	22,000	1/2019	15 Years	$16.00	NNN
1045 Kennedy Road, Bloomfield CT	Homegoods	20,000	9/2018	10 Years	$12.00	NNN
1459 New Britain Avenue, West Hartford CT	Edge Fitness	36,950	12/2019	10 Years	$14.00	NNN
1445 New Britain Avenue, West Hartford CT	Bed Bath & Beyond	19,053	9/2018	10 Years	$17.29	NNN
410 Reidville Drive, Waterbury CT	Raymour & Flanigan	69,490	11/2017	10 Years	$8.77	NNN
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2019	2020	2021	2022	T-12 1/31/2023	U/W	U/W PSF
Base Rent	$3,407,734	$3,449,620	$3,751,968	$3,627,898	$3,698,350	$4,125,848	$10.78
Contractual Rent Steps	0	0	0	0	0	22,720	$0.06
Percentage Rent	0	0	203,338	131,251	116,525	22,653	$0.06
Value of Vacant Space	0	0	0	0	0	186,098	$0.49
Gross Potential Rent	$3,407,734	$3,449,620	$3,955,306	$3,759,149	$3,814,875	$4,357,319	$11.38
Total Recoveries	2,388,251	1,600,793	1,497,696	1,248,703	1,556,730	1,579,937	$4.13
Vacancy & Credit Loss	0	0	0	0	0	(296,863)	($0.78)
Net Rental Income	$5,795,985	$5,050,413	$5,453,002	$5,007,852	$5,371,605	$5,640,394	$14.73
Other Income	24,589	38,266	35,689	30,576	29,625	29,625	$0.08
Effective Gross Income	$5,820,574	$5,088,679	$5,488,691	$5,038,428	$5,401,230	$5,670,019	$14.81
Total Expenses	2,829,653	2,781,528	2,586,912	2,291,620	2,578,812	2,600,816	$6.79
Net Operating Income	$2,990,920	$2,307,151	$2,901,779	$2,746,808	$2,822,418	$3,069,202	$8.02
TI/LC	0	0	0	0	0	176,016	$0.46
Replacement Reserves	0	0	0	0	0	57,433	$0.15
Net Cash Flow	$2,990,920	$2,307,151	$2,901,779	$2,746,808	$2,822,418	$2,835,754	$7.41
(1)	Based on the underwritten rent roll dated as January 31, 2023.
(2)	The borrower sponsor indicated that Bob’s Store had posted “store closing” and “moving” signs in its store window at the end of 2022. However, Bob’s Store is current on rent, has not provided any notice to vacate and recently advised the borrower that it intended to convert to an outlet store format, rather than close. However, there is no assurance that Bob’s Store will not close. Additionally, Red Crab Juicy Seafood is currently paying partial rent payments and is in default under its lease. Excluding rental income from Bob’s Store and Red Crab Juicy Seafood, Underwritten NOI and Underwritten NCF are $2,776,308 and $2,552,763, respectively; U/W DSCR NOI / NCF are 1.46x and 1.34x, respectively; U/W Debt Yield NOI / NCF are 10.0% and 9.2%, respectively.

Property Management.  The Naugatuck Valley Shopping Center Property is managed by Lexington Realty International LLC, a third party property manager.

Lockbox / Cash Management. The Naugatuck Valley Shopping Center Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all revenue to be deposited directly into a clearing account (the "Clearing Account") at a bank acceptable to the lender. If no Cash Management Trigger Event (as defined below) exists, funds in the Clearing Account are required to be released to the borrower. As described below, a Cash Management Trigger Event is currently in effect and has been in existence since August 2020. During the existence of a Cash Management Trigger Event, funds in the Clearing Account are required to be swept daily into a cash management account controlled by the lender. All funds in the cash management account are required to be applied by the lender, provided no event of default exists, to payments of debt service, required reserves, approved operating expenses and other items required under the Naugatuck Valley Shopping Center Mortgage Loan documents and the remaining cash flow is required (x) if a Material Tenant Trigger Event (as defined below) exists, into a rollover reserve for the related tenant, (y) if any other Cash Sweep Trigger Event (as defined below) exists, to a reserve account to be held by the lender as additional collateral for the Naugatuck Valley Shopping Center Mortgage Loan during the existence of such Cash Sweep Trigger Event, and (z) if no Cash Sweep Trigger Event exists, to be released to the borrower. If an event of default exists, funds in the cash management account may, in the lender’s discretion, be held as additional collateral for, or applied to any obligations under, the Naugatuck Valley Shopping Center Mortgage Loan.

Notwithstanding the foregoing, pursuant to the Modification Agreement, during the period commencing on the business day following the forbearance period (which ended December 23, 2022) until the earlier of the first anniversary of such day and the termination of the DSCR Cash Sweep Trigger Event existing on the date of the Modification Agreement, if a DSCR Cash Sweep Trigger Event or Material Tenant Trigger Event (as defined below) is in effect, and no other Cash Sweep Trigger Event is in effect, the lender is required to release excess cash flow funds to the borrower up to $50,000 a month if such funds are needed to pay shortfalls in debt service, required reserves, or budgeted or extraordinary expenses. As described below, a DSCR Cash Sweep Trigger Event is currently in effect and has been in existence since April 2020.

A-3-99

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%

A "Cash Management Trigger Event" means (a) an event of default and is cured if the lender accepts a cure of or waives such event of default, (b) the bankruptcy or insolvency of the borrower, the non-recourse carveout guarantor, or the property manager, and is cured, in the case of an involuntary bankruptcy of the borrower, guarantor or property manager, if the same is discharged, stayed or dismissed within 90 days of filing, and certain other conditions are satisfied, or, in the case of the property manager, if it is replaced with a qualified property manager in accordance with the terms of the Naugatuck Valley Shopping Center Mortgage Loan documents, (c) if the debt service coverage ratio (based on underwritten net cash flow and a 30 year amortization schedule) falls below 1.25x, as determined by the lender (a "DSCR Cash Management Trigger Event"), and is cured if the debt service coverage ratio (calculated on the same basis), is at least 1.30x for two consecutive calendar quarters, (d) a Material Tenant Trigger Event exists, and is cured if a Material Tenant Trigger Event no longer exists, or (e)(1) an indictment for fraud or misappropriation of funds by the borrower, guarantor, borrower sponsor or an affiliated property manager or any director or officer of the foregoing, and is cured if the indictment is dismissed, each applicable person is acquitted, or an affiliated property manager is replaced with an unaffiliated qualified property manager in accordance with the terms of the Naugatuck Valley Shopping Center Mortgage Loan documents or (2) an indictment for fraud or misappropriation of funds by a third party property manager or any director or officer thereof; provided that, with respect to this clause (e)(2), such fraud or misappropriation of funds is related to the Naugatuck Valley Shopping Center Property, and is cured if the indictment is dismissed, each applicable person is acquitted, or the property manager is replaced with a qualified property manager in accordance with the terms of the Naugatuck Valley Shopping Center Mortgage Loan documents; (ii) a "Cash Sweep Trigger Event" means (a) an event of default and is cured if the lender accepts a cure of or waives such event of default, (b) the bankruptcy or insolvency of the borrower, the guarantor, or the property manager and is cured in a similar manner to the similar Cash Management Trigger Event, or (c) if the debt service coverage ratio (based on underwritten net cash flow and a 30 year amortization schedule) falls below 1.20x, as determined by the lender (a "DSCR Cash Sweep Trigger Event"), and is cured if the debt service coverage ratio (calculated on the same basis), is at least 1.25x for two consecutive calendar quarters.

The Naugatuck Valley Shopping Center Mortgage Loan entered into a DSCR Cash Management Trigger Event and a DSCR Cash Sweep Trigger Event in August of 2020, and such DSCR Cash Management Trigger Event and DSCR Cash Sweep Trigger Event have not been cured since such date. As of the most recent determination date in December 2022, the debt service coverage ratio calculated in accordance with the Naugatuck Valley Shopping Center Mortgage Loan documents was 1.14x. Such debt service coverage ratio calculation excludes rents from Red Crab Juicy Seafood, which is paying only partial rent and is in default, and Bob’s Store, which did not provide written notice of its intent to vacate, but posted “store closing” and “moving” signs at the end of 2022. See “Major Tenants—Bob’s Store” above. For the purposes of determining whether a DSCR Cash Management Trigger Event and DSCR Cash Management Sweep Event, the Naugatuck Valley Shopping Center Mortgage Loan documents exclude from the calculation of income, “tenants that have given notice of their intention to terminate or not extend or renew their leases and the term of such leases is set to expire within the next succeeding calendar quarter (unless, subsequent to such notice, the applicable tenant has extended or renewed its lease or entered into a new lease or unconditionally rescinded such notice in writing).The debt service coverage ratio for the most recent determination date in February 2023 calculated in accordance with the Naugatuck Valley Shopping Center Mortgage Loan documents would be 1.23x if Bob’s Store is included. See “Major Tenants” above.

A "Material Tenant Trigger Event" occurs (i) if a Material Tenant (as defined below) gives notice of its intention to terminate or cancel or not extend or renew its lease, (ii) if, on or prior to 18 months prior to the then applicable expiration date under its lease, a Material Tenant does not extend or renew its lease upon terms and conditions reasonably acceptable to the lender, (iii) if, on or prior to the date by which a Material Tenant is required under its lease to notify the landlord of its election to extend or renew its lease, such Material Tenant fails to give such notice, (iv) if an event of default under a Material Tenant lease occurs, (v) if the bankruptcy or insolvency of a Material Tenant (or, if applicable, any lease guarantor) occurs, (vi) if a Material Tenant lease terminates (in whole or in part, including in connection with the exercise of any contraction option); provided that, with respect to any partial termination of a Material Tenant lease, such partial termination relates to a portion of the Material Tenant's space constituting no less than 15% of the total rentable square footage at the Naugatuck Valley Shopping Center Property leased by that tenant immediately prior to the partial termination (or initial partial termination, if applicable), or (vii) if a Material Tenant "goes dark", vacates, ceases to occupy or discontinues its operations at the Naugatuck Valley Shopping Center Property or a portion thereof constituting no less than 15% of the total rentable square footage at the Naugatuck Valley Shopping Center Property leased by that tenant provided, however, that a Material Tenant Trigger Event Period will not commence pursuant to this clause (vii) so long as (A) the long term unsecured debt rating of such Material Tenant satisfies the Required Ratings (as defined below), (B) the applicable lease expressly requires continued payment of rent during the entirety of any period that such Material Tenant has “gone dark”, vacated, ceased to occupy or discontinued its operations at the Naugatuck Valley Shopping Center Property and (C) such Material Tenant continues to pay full rent as the same shall become due and payable under the applicable lease, (viii) if a Material Tenant (or, if applicable, any lease guarantor) is downgraded below "BBB-" (or the equivalent) by any rating agency and (ix) if the borrower fails to deliver evidence reasonably satisfactory to lender that it has completed certain work for Stop & Shop that was required upon origination (which evidence was subsequently delivered by the borrower).

A “Material Tenant Trigger Event” will be cured, (a) in the case of clause (i) above, upon revocation of all termination or cancellation notices, (b) in the case of clause (iv) above, upon a cure of the applicable event of default, (c) in the case of clause (v) above, upon the affirmation of the applicable Material Tenant lease in the applicable bankruptcy proceeding, provided that the applicable Material Tenant is actually paying all rents and other amounts due (or, if applicable, the discharge or dismissal of the applicable lease guarantor from the applicable bankruptcy proceeding, (d) in the case of clause (vii) above, upon the applicable tenant recommencing the conduct of its business at its space or applicable portion thereof, (e) in the case of clause (viii) above, upon the long term unsecured debt rating of the applicable Material Tenant or guarantor being subsequently raised or modified such that it satisfies the Required Ratings, (f) in the case

A-3-100

950 Wolcott Street Waterbury, CT 06705	Collateral Asset Summary – Loan No. 10 Naugatuck Valley Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,749,936 66.2% 1.49x 11.1%

of each of clause (i), (ii), and (iii) above, upon the applicable Material Tenant lease being extended in accordance with the terms of the Naugatuck Valley Shopping Center Mortgage Loan documents, and (g) in the case of each of clause (i), (ii), (iii), and (vi) above, upon the applicable Major Tenant space being re-tenanted in accordance with the terms of the Naugatuck Valley Shopping Center Mortgage Loan documents.

A “Material Tenant” means (i) Walmart, (ii) Stop & Shop, or (iii) any tenant or replacement tenant that, together with its affiliates, leases space comprising 15% or more of either (a) the total rentable square footage at the Naugatuck Valley Shopping Center Property or (b) the total in-place base rent at the Naugatuck Valley Shopping Center Property.

“Required Ratings” means a long term unsecured debt rating of at least “BBB-” by S&P, “Baa3” by Moody’s and “BBB-” by Fitch (or their equivalents by the other rating agencies), in each case, to the extent that the long term unsecured debt obligations of the applicable person or entity are rated by such rating agency.

Initial and Ongoing Reserves. At origination, the borrower deposited (i) $640,870 into a tax reserve, (ii) $21,028 into an insurance reserve, (iii) $500,000 into a TI/LC reserve, (iv) $548,013 into a rent concession reserve for unfunded obligations and (v) $170,585 into a reserve for current tenant allowances, tenant improvements and leasing commissions (“TATILC reserve”). As of March 13, 2023, the current balances of the reserves are the following: (i) $318,631 in the tax reserve, (ii) $21,981 in the insurance reserve, (iii) $305,318 in the TI/LC reserve, (iv) $168,846 in unfunded obligations reserve (vi) $105,387 in the replacement reserve described below and (vii) $2,643,785 in the excess cash flow reserve account.

Tax Reserve – On each monthly payment date, the borrower is required to deposit into a real estate tax reserve, 1/12 of the estimated annual real estate taxes (currently, approximately $150,465).

Insurance Reserve – On each monthly payment date, the borrower is required to deposit into an insurance reserve 1/12 of estimated annual insurance premiums (currently, approximately $8,722).

Replacement Reserve – On each monthly payment date, the borrower is required to deposit into a replacement reserve the amount of $3,011. Notwithstanding the foregoing, such monthly escrow for replacements will be determined excluding (i.e., ignoring) the leasable square footage of the improvements situated on (or constituting) the Walmart leased premises for so long as (i) the Walmart lease remains in full force and effect, (ii) no Material Tenant Trigger Event relating to Walmart (or its lease or, if applicable, its lease guarantor) exists and no event of default is continuing under the Naugatuck Valley Shopping Center Mortgage Loan documents, (iii) Walmart is obligated pursuant to its lease to maintain the Walmart leased premises in a condition acceptable to the lender, and (iv) Walmart performs such obligations in a timely manner and the borrower provides evidence of such performance by Walmart to the lender in a timely manner.

TI/LC Reserve – On each monthly payment date, the borrower is required to deposit into a TI/LC reserve the amount of $20,740. However, such monthly escrow for tenant improvements and leasing commissions are waived until the balance of the TI/LC reserve falls below $200,000, and at that point the reserve will be subject to a cap of $500,000.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-101

1000 Woodward Avenue Detroit, MI 48226	Collateral Asset Summary – Loan No. 11 One Campus Martius	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,500,000 60.1% 1.74x 11.5%
Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Bedrock Detroit
Borrower:	1000 Webward LLC
Original Balance(1):	$27,500,000
Cut-off Date Balance(1):	$27,500,000
% by Initial UPB:	4.2%
Interest Rate:	6.02000%
Payment Date:	1st of each month
First Payment Date:	August 1, 2022
Maturity Date:	July 1, 2032
Amortization:	Interest Only
Additional Debt(1):	$190,500,000 Pari Passu Debt
Call Protection(2):	L(33),D(83),O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$3,926,163	$560,880	NAP
Insurance(3):	$0	Springing	NAP
Replacement Reserves:	$28,230	$28,230	$677,530
TI/LC:	$1,500,000	$169,541	$4,000,000
Other(4)(5):	$3,851,373	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee
Location:	Detroit, MI
Year Built / Renovated:	2003 / 2019-2020
Total Sq. Ft.(6):	1,356,325
Property Management:	Bedrock Management Services LLC and Ultimate Parking Management LLC
Underwritten NOI:	$25,078,685
Underwritten NCF:	$23,186,453
Appraised Value:	$362,500,000
Appraisal Date:	May 4, 2022

Historical NOI
Most Recent NOI:	$28,399,663 (T-12 November 30, 2022)
2021 NOI(6):	$25,025,321 (December 31, 2021)
2020 NOI(6):	$18,537,846 (December 31, 2020)
2019 NOI:	$19,338,306 (December 31, 2019)

Historical Occupancy(7)
Most Recent Occupancy:	86.8% (June 27, 2022)
2021 Occupancy:	86.1% (December 31, 2021)
2020 Occupancy(6):	76.5%( December 31, 2020)
2019 Occupancy:	97.4% (December 31, 2019)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$27,500,000
Pari Passu Notes	$190,500,000
Whole Loan	$218,000,000	$161 / $161	60.1% / 60.1%	1.88x / 1.74x	11.5% / 10.6%	11.5% / 10.6%
(1)	The One Campus Martius loan is part of a whole loan evidenced by nine pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $218.0 million (the “One Campus Martius Whole Loan”). The financial information in the chart above reflects the One Campus Martius Whole Loan.
(2)	The lockout period for the One Campus Martius Whole Loan will be at least 33 payment dates beginning with and including the first payment date on August 1, 2022. The One Campus Martius Whole Loan may be (a) defeased in whole after the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”) or (b) if the Permitted Defeasance Date has not occurred by August 1, 2025, prepaid in whole with the payment of a yield maintenance premium. The assumed lockout period of 33 months is based on the expected closing date of the Benchmark 2023-B38 securitization in April 2023. The actual lockout period may be longer.
(3)	On each monthly due date, the borrower is required to deposit into an insurance reserve an amount equal to 1/12 of estimated insurance premiums, unless the borrower maintains a blanket insurance policy in accordance with the One Campus Martius Whole Loan documents.
(4)	Upfront Other Reserves are comprised of a $3,851,373 outstanding TI/LC reserve.
(5)	On each monthly due date during the continuance of a Cash Sweep Event (as defined below) caused by a Meridian Health Trigger Event (as defined below) and/or a Rocket Mortgage Trigger Event (as defined below), all sums remaining in the cash management account after payment of debt service on the One Campus Martius Whole Loan, required reserves, budgeted operating expenses and approved non-budgeted operating expenses must be deposited with and held by the lender for tenant improvement and leasing commission obligations that may be incurred following the loan origination date with respect to the applicable leases at the One Campus Martius property pursuant to the One Campus Martius Whole Loan documents. “Cash Sweep Event” means the occurrence of: (a) an event of default; (b) any bankruptcy action of the borrower, (c) any bankruptcy action of the property manager, (d) the debt coverage ratio based on the trailing three-month period immediately preceding the date of determination being less than 1.15x, (e) certain trigger events related to Centene Management (successor-in-interest of Meridian Health) in accordance with the One Campus Martius Whole Loan documents, including, without limitation, Centene Management’s bankruptcy action or failure to enter into a new lease at least seven months prior to the then-current expiration of such lease or going dark (a “Meridian Health Trigger Event”), or (f) certain trigger events related to Rocket Mortgage in accordance with the One Campus Martius Whole Loan documents, including, without limitation, Rocket Mortgage’s bankruptcy action or failure to enter into a new lease at least 12 months prior to the then-current expiration of such lease or going dark (a “Rocket Mortgage Trigger Event”).
(6)	351,338 sq. ft of expansion space was delivered in 2020, artificially inflating vacancy and upon subsequent lease up driving the increase from 2020 NOI to 2021 NOI.
(7)	Historical occupancies are as of December 31 of each respective year unless otherwise indicated. See “The Property” herein.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B36	Yes
A-2	$30,000,000	$30,000,000	Benchmark 2022-B37	No
A-3	$25,000,000	$25,000,000	Benchmark 2023-B38	No
A-4-A	$2,500,000	$2,500,000	Benchmark 2023-B38	No
A-4-B	$13,300,000	$13,300,000	JPMCB(1)	No
A-5	$10,000,000	$10,000,000	JPMCB(1)	No
A-6	$46,200,000	$46,200,000	BANK 2022-BNK43	No
A-7	$25,000,000	$25,000,000	BANK 2022-BNK44	No
A-8	$16,000,000	$16,000,000	BANK 2022-BNK44	No
Whole Loan	$218,000,000	$218,000,000
(1)	The related notes are expected to be contributed to one or more future securitizations or otherwise transferred at any time.
A-3-102

1000 Woodward Avenue Detroit, MI 48226	Collateral Asset Summary – Loan No. 11 One Campus Martius	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,500,000 60.1% 1.74x 11.5%
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$218,000,000	100.0%	Loan Payoff	$187,609,949	86.1%
			Return of Equity	19,720,871	9.0
			Upfront Reserves	9,305,766	4.3
			Closing Costs	1,363,413	0.6
Total Sources	$218,000,000	100.0%	Total Uses	$218,000,000	100.0%

The Borrower and the Borrower Sponsor. The borrower for the One Campus Martius Whole Loan is 1000 Webward LLC, a Delaware limited liability company and a single purpose bankruptcy-remote entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Campus Martius Whole Loan.

The borrower sponsor is Bedrock Detroit, which is owned and controlled by Dan Gilbert and affiliated entities, and the non-recourse carveout guarantor is Rock Backer LLC. Founded in 2011, Bedrock Detroit is a full service commercial real estate firm based in downtown Detroit, specializing in the strategic development of urban cores. With a portfolio of more than 100 properties totaling over 18 million sq. ft., Bedrock Detroit is one of the largest real estate partners in downtown Detroit. Since its founding, Bedrock Detroit and its affiliates have invested and committed more than $5.6 billion to acquiring and developing more than 100 properties, including new construction of ground up developments in downtown Detroit and Cleveland totaling more than 20 million sq. ft. Bedrock Detroit’s real estate personnel provide a full range of services with in-house teams for each area of expertise, including leasing, acquisition, finance, construction, architecture, historic rehab and property management. Bedrock Detroit’s tenants include leading technology companies and startups, world-renowned restaurants and national retailers, as well as Detroit locals. Bedrock Detroit also leases mixed-income residential properties to individuals, and acquires and renovates properties for new development. Bedrock Detroit and Dan Gilbert’s family of companies have been critical in the urban revival of Detroit and have demonstrated a strong commitment to the continued growth and stability of the market.

The Property. The One Campus Martius property is a Class A, 16-story, 1,356,325 sq. ft. trophy office building located in Detroit’s financial district. Built in 2003 and further expanded between 2019 and 2020, the One Campus Martius property contains a full height atrium with a dramatic water feature, onsite retail and restaurants, a fitness and wellness center, a second-floor cafeteria and a day care facility led by Bright Horizons, along with a 12-story parking garage with 2,667 parking spaces, resulting in a parking ratio of approximately 2.0 spaces per 1,000 sq. ft. of net rentable area. The One Campus Martius property includes 40,538 sq. ft. of ground floor retail (approximately 3.0% of net rentable area and 2.8% of underwritten base rent), featuring tenants including Sugar Factory, Jimmy Johns and Detroit Water Ice Factory, Inc. The borrower sponsor acquired the One Campus Martius property in 2014 for approximately $142.0 million and has since invested approximately $120.5 million in capital improvements. More recently, between 2019 and 2020, the One Campus Martius property completed an approximately 351,338 sq. ft. expansion at an estimated cost of approximately $93.0 million. The recent expansion added modern office space, expansive event space and new amenity space to the One Campus Martius property. From 2015 through 2019, prior to the expansion, average occupancy at the One Campus Martius property was approximately 97.5%. As of June 27, 2022, the One Campus Martius property was 86.8% leased, with the continuing lease up following the addition of approximately 351,338 sq. ft. (approximately 25.9% of net rentable area) in 2020.

The One Campus Martius property is subject to a condominium structure which is wholly owned and controlled by the borrower. Under the One Campus Martius Whole Loan documents, at all times during the term of the One Campus Martius Whole Loan, the condominium is required to be owned and controlled by the borrower.

As of June 27, 2022, the One Campus Martius property was 86.8% leased to 27 tenants, comprised largely of institutional quality and investment grade rated tenants. Approximately 22.9% of net rentable area and 27.2% of underwritten rent are attributable to investment grade rated tenants including Microsoft Corporation, Centene Management and Huntington National Bank. The tenant roster at the One Campus Martius property is predominantly comprised of tenants in the financial and healthcare sectors. Borrower sponsor affiliated tenants including Rocket Mortgage, Rock Ventures, StockX LLC., Toast Entertainment (event space floor) and building amenities account for approximately 58.2% of net rentable area and 65.8% of underwritten base rent.

A-3-103

1000 Woodward Avenue Detroit, MI 48226	Collateral Asset Summary – Loan No. 11 One Campus Martius	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,500,000 60.1% 1.74x 11.5%

The following table presents certain information relating to the tenants at the One Campus Martius Property.

Tenant Summary(1)
Tenant	Tenant Type	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Lease Expiration
Rocket Mortgage(3)	Office	Ba1/BB+/BB+	570,214	42.0%	$28.81	47.4%	12/31/2028
Centene Management(4)(5)	Office	Baa1/NR/BBB+	266,001	19.6%	$30.62	23.5%	12/31/2024
Rock Ventures(3)	Office	NR/NR/NR	66,059	4.9%	$31.50	6.0%	12/31/2028
Building Amenities Wellness Center LLC(3)(6)	Amenity	NR/NR/NR	50,116	3.7%	$28.00	4.0%	12/31/2035
Microsoft Corporation	Office	Aaa/AAA/AAA	43,795	3.2%	$28.56	3.6%	7/31/2025
Building Amenities Day Care LLC	Amenity	NR/NR/NR	43,297	3.2%	$28.00	3.5%	12/31/2035
Toast Entertainment (Event Space Floor) (3)(6)	Amenity	NR/NR/NR	32,980	2.4%	$28.00	2.7%	12/31/2035
Plante & Moran, PLLC	Office	NR/NR/NR	29,295	2.2%	$36.33	3.1%	11/30/2023
Building Amenities Cafeteria LLC(3)(6)	Amenity	NR/NR/NR	22,019	1.6%	$28.00	1.8%	12/31/2035
Downtown Detroit Partnership	Office	NR/NR/NR	7,773	0.6%	$25.75	0.6%	1/31/2026
Largest Tenants			1,131,549	83.4%	$29.45	96.1%
Remaining Occupied Office Tenants			5,709	0.4%	$29.18	0.5%
Remaining Occupied Retail Tenants			40,538	3.0%	$23.82	2.8%
Remaining Occupied Other Tenants(7)			0	0.0%	NAP	0.6%
Total Occupied			1,177,796	86.8%	$29.43	100.0%
Vacant			178,529	13.2%
Total.			1,356,325	100.0%
(1)	Based on the underwritten rent roll dated June 27, 2022, inclusive of contractual rent steps through June 1, 2023 and straight-line average rent over the lease term for Microsoft due to its investment grade rating.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Tenant is a borrower affiliate.
(4)	Centene Management’s U/W Base Rent Per Sq. Ft. is inclusive of an approximately $700,000 per year data rack usage fee.
(5)	Centene Management is a successor-in-interest to Meridian Health, which had been at the One Campus Martius property since December 2014 and assigned its entire interest in its lease to Centene Management on June 29, 2022, shortly after loan origination. According to the borrower sponsor, Centene Management has listed its entire leased space at the One Campus Martius property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.
(6)	Amenity spaces are generally leased by affiliates of the borrower sponsor pursuant to license agreements with third party management.
(7)	Remaining Occupied Other Tenants includes signage space leased to StockX and a data rack leased to BMC Software, Inc. with no attributable net rentable area.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % ofSq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM & 2023	8	39,844	2.9%	39,844	2.9%	$32.49	3.7%	3.7%
2024	4	272,016	20.1%	311,860	23.0%	$30.40	23.9%	27.6%
2025	1	43,795	3.2%	355,655	26.2%	$28.56	3.6%	31.2%
2026	7	25,650	1.9%	381,305	28.1%	$32.43	2.4%	33.6%
2027	1	4,189	0.3%	385,494	28.4%	$28.56	0.3%	33.9%
2028	2	636,273	46.9%	1,021,767	75.3%	$29.09	53.4%	87.3%
2029	0	0	0.0%	1,021,767	75.3%	$0.00	0.0%	87.3%
2030	0	0	0.0%	1,021,767	75.3%	$0.00	0.0%	87.3%
2031	0	0	0.0%	1,021,767	75.3%	$0.00	0.0%	87.3%
2032	1	7,617	0.6%	1,029,384	75.9%	$30.60	0.7%	88.0%
2033 & Thereafter(3)	4	148,412	10.9%	1,177,796	86.8%	$28.00	12.0%	100.0%
Vacant	NAP	178,529	13.2%	1,356,325	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	28	1,356,325	100.0%			$29.43	100.0%
(1)	Based on the underwritten rent roll dated June 27, 2022, inclusive of contractual rent steps through June 1, 2023 and straight-line average rent over the lease term for Microsoft due to its investment grade rating.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	2033 & Thereafter is inclusive of 148,412 sq. ft. of cafeteria, wellness, day care and event amenity space that is leased by affiliates of the borrower sponsor. All amenity spaces are subject to leases through December 2035.
A-3-104

1000 Woodward Avenue Detroit, MI 48226	Collateral Asset Summary – Loan No. 11 One Campus Martius	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,500,000 60.1% 1.74x 11.5%
Historical Occupancy(1)
2015	2016	2017	2018	2019	2020(2)	2021(2)(3)	Current(4)
99.0%	95.0%	98.0%	98.0%	97.4%	76.5%	86.1%	86.8%
(1)	Historical occupancies are as of December 31 of each respective year unless otherwise indicated.
(2)	Expansion space was delivered in 2020, artificially inflating vacancy.
(3)	The historical occupancy for 2021 is representative of the average occupancy across the entire year.
(4)	Current occupancy is based on the June 27, 2022 rent roll.

Cash Flow Analysis.

Cash Flow Analysis
	2019	2020(1)	2021(1)	T-12 11/30/2022	U/W	U/W PSF
Rents in Place(2)	$26,180,074	$25,935,421	$33,372,181	$37,755,813	$34,662,802	$25.56
Vacant Income	0	0	0	0	5,355,870	3.95
Gross Potential Rent	$26,180,074	$25,935,421	$33,372,181	$37,755,813	$40,018,672	$29.51
Total Reimbursements	5,028,329	3,377,400	2,912,952	3,045,803	3,992,858	2.94
Parking Income	8,218,268	7,604,926	7,790,884	8,617,066	9,296,981	6.85
Rental Storage Income	23,255	33,057	33,297	28,848	39,680	0.03
Gross Potential Income	$39,449,927	$36,950,803	$44,109,314	$49,447,531	$53,348,190	$39.33
Vacancy/Credit Loss(3)	(141,202)	(111,036)	82,000	(105,385)	(7,139,816)	(5.26)
Other Income(4)	80,135	6,164	7,646	503,029	16,200	0.01
Effective Gross Income	$39,388,859	$36,845,931	$44,198,961	$49,845,174	$46,224,574	$34.08
Total Expenses	20,050,553	18,308,085	19,173,640	21,445,511	21,145,889	15.59
Net Operating Income	$19,338,306	$18,537,846	$25,025,321	$28,399,663	$25,078,685	$18.49
TI/LC	0	0	0	0	1,703,467	1.26
Capital Expenditures	0	0	0	0	188,765	0.14
Net Cash Flow	$19,338,306	$18,537,846	$25,025,321	$28,399,663	$23,186,453	$17.10
(1)	351,338 sq. ft of expansion space was delivered in 2020, artificially inflating vacancy and upon subsequent lease up driving the increase from 2020 NOI to 2021 NOI.
(2)	Underwritten Rents In Place is inclusive of contractual rent steps through June 1, 2023 and straight-line average rent over the lease term for Microsoft due to its investment grade rating.
(3)	2021 Vacancy/Credit Loss reflect adjustments relating to historically written off bad debt expenses which have since been recovered.
(4)	Other income is inclusive of miscellaneous income, tenant extras and late fees among other items.

A-3-105

5232 North Service Road Saint Peters, MO 63376	Collateral Asset Summary – Loan No. 12 Shoppes at Mid Rivers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,472,500 66.7% 1.72x 12.0%
Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	Jenel Management
Borrowers:	Mid Rivers Partners LLC and Midriver Emerald TIC LLC
Original Balance:	$27,472,500
Cut-off Date Balance:	$27,472,500
% by Initial UPB:	4.2%
Interest Rate:	6.60500%
Payment Date:	5th of each month
First Payment Date:	February 5, 2023
Maturity Date:	January 5, 2033
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(27),D(87),O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$50,278	$50,278	NAP
Insurance:	$0	Springing	NAP
Replacement Reserves:	$73,615	Springing	$73,615
TI/LC:	$300,000	Springing	$300,000
Other(1):	$710,273	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee
Location:	Saint Peters, MO
Year Built / Renovated:	2017 / NAP
Total Sq. Ft.:	245,383
Property Management:	Jenel Management Corp.
Underwritten NOI(2):	$3,310,319
Underwritten NCF(2):	$3,156,281
Appraised Value:	$41,200,000
Appraisal Date:	November 23, 2022

Historical NOI
Most Recent NOI(2):	$2,866,080 (T-12 September 30, 2022)
2021 NOI:	$2,767,494 (December 31, 2021)
2020 NOI:	$2,760,991 (December 31, 2020)
2019 NOI:	NAV

Historical Occupancy
Most Recent Occupancy(2):	98.0% (November 7, 2022)
2021 Occupancy:	96.2% (December 31,2021)
2020 Occupancy:	97.2% (December 31,2020)
2019 Occupancy:	97.2% (December 31,2019)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$27,472,500	$112 / $112	66.7% / 66.7%	1.80x / 1.72x	12.0% / 11.5%	12.0% / 11.5%
(1)	Upfront Other Reserves are comprised of (i) an outstanding TI reserve in the amount of approximately $410,273 to cover $334,425 in outstanding tenant improvements and approximately $75,847 in outstanding leasing commissions for Old Navy and (ii) an additional rent reserve in the amount of $300,000 to be held by the lender as additional rent (as described below) and to cover leasing items. Provided no event of default has occurred and is continuing, on each payment date the lender is required to disburse $12,500 to the borrower as additional rent, or at the request of the borrower the lender is required to disburse 100% of the actual costs related to leasing items pursuant to leases being approved by the lender in accordance with the Shoppes at Mid Rivers loan documents.
(2)	Underwritten NOI, Underwritten NCF and Most Recent Occupancy are inclusive of Old Navy which is currently building out its space and is anticipated to take occupancy in the second quarter of 2023. The increase from Most Recent NOI to Underwritten NOI is primarily attributable to Old Navy.
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,472,500	65.2%	Purchase Price	$40,700,000	96.6%
Sponsor Equity	14,676,259	34.8	Upfront Reserves	1,134,165	2.7
			Closing Costs	314,593	0.7
Total Sources	$42,148,759	100.0%	Total Uses	$42,148,759	100.0%

The Borrowers and the Borrower Sponsor. The borrowers are Mid Rivers Partners LLC and Midriver Emerald TIC LLC, each a Delaware limited liability company and a single purpose entity with one independent director in its organizational structure. The borrowers own the Shoppes at Mid Rivers Property (as defined below) as tenants-in-common. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Shoppes at Mid Rivers mortgage loan.

The borrower sponsor is Jenel Management, a New York-based private real estate investment company with over 30 years of experience. Jenel Management owns and manages 95 properties totaling more than three million sq. ft. The borrower sponsor reports that it has approximately $2.0 billion in assets under management, which include urban high-street retail, hotel and other mixed-use properties. David Dushey, Vice President at Jenel Management, serves as the non-recourse carveout guarantor for the Shoppes at Mid Rivers loan.

The Property. The Shoppes at Mid Rivers property (the “Shoppes at Mid Rivers Property”) is a 245,383 sq. ft. open-air anchored retail center located in Saint Peters, Missouri. The Shoppes at Mid Rivers Property was constructed in 2017 and is comprised of four single story buildings, situated on an approximately 24.0 acre parcel. The Shoppes at Mid Rivers Property is anchored by Academy Sports + Outdoors (62,950 sq. ft.; 25.7% of NRA, 19.9% of underwritten base rent, Moody’s/Fitch/S&P: NR/NR/BB), Marshalls/Home Goods (43,997 sq. ft.; 17.9% of NRA, 13.9% of underwritten base rent, Moody’s/Fitch/S&P: A2/NR/A) and Burlington (40,726 sq. ft.; 16.6% of NRA, 13.1% of underwritten base rent, Moody’s/Fitch/S&P: NR/NR/BB+). The Shoppes at Mid Rivers Property also features junior anchor tenants including Ross Dress for Less (22,000 sq. ft.; 9.0% of NRA, 7.2% of underwritten base rent, Moody’s/Fitch/S&P: A2/NR/BBB+), Old Navy (13,377 sq. ft.; 5.5% of NRA, 6.7% of underwritten base rent, Moody’s/Fitch/S&P: Ba2/NR/BB) and Ulta Beauty (10,003 sq. ft.; 4.1% of NRA, 6.3% of underwritten base rent). Old Navy is currently building out its space and is anticipated to take occupancy in the second quarter of 2023. The anchor tenants, which comprise of at least 40,000 sq. ft. each and junior anchor tenants which comprise of at least 10,000 sq. ft. each have a weighted average lease term of 11.98 years and no other tenant contributes for more than 3.5% of

A-3-106

5232 North Service Road Saint Peters, MO 63376	Collateral Asset Summary – Loan No. 12 Shoppes at Mid Rivers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,472,500 66.7% 1.72x 12.0%

NRA and 4.8% of underwritten base rent. The in-line tenants consist of a blend of local, regional and national tenants such as Carter’s, Famous Footwear and Gulf Shores Grill.

As of November 7, 2022, the Shoppes at Mid Rivers Property was 98.0% leased to 19 tenants. Approximately 28.1% of NRA and 22.7% of underwritten base rent at the Shoppes at Mid Rivers Property are attributable to investment grade rated tenants including Marshalls/Home Goods, Ross Dress for Less and Oshkosh B'gosh. The Shoppes at Mid Rivers Property contains 1,226 parking spaces resulting in a parking ratio of 5.00 spaces per 1,000 sq. ft. The broader retail center that encompasses the Shoppes at Mid Rivers Property also contains three additional non-collateral parcels, including Outback Steakhouse, Discount Tire and Cooper’s Hawk restaurant.

According to a third-party data source, approximately 2.6 million people visited the Shoppes at Mid Rivers Property in the 12-month period ending March 15, 2023, which represents an approximately 40.2% increase above the 12-month period ending March 15, 2021. Additionally, Marshalls/HomeGoods and Ulta Beauty ranked #2 and #4 respectively in the state of Missouri based on number of visits to each store.

The Shoppes at Mid Rivers Property is located approximately 28 miles southwest of the St. Louis central business district and 15 miles east/southwest of the St. Louis Lambert International Airport. The Shoppes at Mid Rivers Property features signage and visibility along Interstate 70 which is an east/west highway providing access to metropolitan areas including Denver, Kansas City, Indianapolis, Columbus and Baltimore.

The following table presents certain information relating to the tenants at the Shoppes at Mid Rivers Property.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch /S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.	% of Total U/W Base Rent	Sales Per Sq. Ft.(3)	Occupancy Cost(3)	Lease Expiration
Academy Sports + Outdoors	NR/NR/BB	62,950	25.7%	$11.30	19.9%	NAV	NAV	2/28/2033
Marshalls/HomeGoods	A2/NR/A	43,997	17.9%	$11.28	13.9%	NAV	NAV	10/31/2027
Burlington	NR/NR/BB+	40,726	16.6%	$11.50	13.1%	NAV	NAV	2/29/2028
Ross Dress for Less	A2/NR/BBB+	22,000	9.0%	$11.75	7.2%	NAV	NAV	1/31/2028
Old Navy(4)(5)	Ba2/NR/BB	13,377	5.5%	$18.00	6.7%	NAV	NAV	6/30/2033
Ulta Beauty	NR/NR/NR	10,003	4.1%	$22.55	6.3%	NAV	NAV	4/30/2028
Five Below	NR/NR/NR	8,478	3.5%	$20.25	4.8%	NAV	NAV	1/31/2028
Gulf Shores Grill	NR/NR/NR	5,203	2.1%	$26.00	3.8%	NAV	NAV	12/31/2031
Famous Footwear	NR/NR/NR	5,112	2.1%	$21.73	3.1%	$154	14.1%	10/31/2027
Uptown Cheapskate	NR/NR/NR	4,991	2.0%	$18.53	2.6%	$238	7.8%	10/31/2023
Ten Largest Tenants		216,837	88.4%	$13.43	81.3%
Other		23,620	9.6%	$28.34	18.7%
Total Occupied		240,457	98.0%	$14.89	100.0%
Vacant		4,926	2.0%
Total		245,383	100.0%
(1)	Based on the underwritten rent roll dated November 7, 2022, inclusive of contractual rent steps through April 1, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Based on data provided by the borrower sponsor. Sales data is as of October 2022. In many instances, underlying leases do not require ongoing tenants sales reporting.
(4)	Old Navy is currently building out its space and is anticipated to take occupancy in the second quarter of 2023.
(5)	Old Navy has the right to unilaterally terminate its lease with 30 days’ written notice and the payment of a termination fee if Old Navy’s gross sales between the 72nd full calendar month and the 84th full calendar month of its lease term (the “Termination Measuring Period”) do not equal or exceed $3,500,000 and such required notice is provided at any time during the first three full calendar months after the Termination Measuring Period.

A-3-107

5232 North Service Road Saint Peters, MO 63376	Collateral Asset Summary – Loan No. 12 Shoppes at Mid Rivers	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,472,500 66.7% 1.72x 12.0%
Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM & 2023	2	6,547	2.7%	6,547	2.7%	$21.62	4.0%	4.0%
2024	0	0	0.0%	6,547	2.7%	$0.00	0.0%	4.0%
2025	1	2,914	1.2%	9,461	3.9%	$28.83	2.3%	6.3%
2026	1	1,600	0.7%	11,061	4.5%	$27.50	1.2%	7.5%
2027	5	59,459	24.2%	70,520	28.7%	$14.84	24.6%	32.2%
2028	5	84,407	34.4%	154,927	63.1%	$14.84	35.0%	67.2%
2029	1	2,400	1.0%	157,327	64.1%	$23.00	1.5%	68.7%
2030	0	0	0.0%	157,327	64.1%	$0.00	0.0%	68.7%
2031	1	5,203	2.1%	162,530	66.2%	$26.00	3.8%	72.5%
2032	1	1,600	0.7%	164,130	66.9%	$21.00	0.9%	73.4%
2033 & Thereafter(3)	2	76,327	31.1%	240,457	98.0%	$12.47	26.6%	100.0%
Vacant	NAP	4,926	2.0%	245,383	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	19	245,383	100.00%			$14.89	100%
(1)	Based on the underwritten rent roll dated November 7, 2022, inclusive of contractual rent steps through April 1, 2023.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	2033 & Thereafter is inclusive of Old Navy which is currently building out its space and is anticipated to take occupancy in the second quarter of 2023.

Cash Flow Analysis.

Cash Flow Analysis
	2020	2021	T-12 09/30/2022(1)	U/W(1)	U/W PSF
Rents in Place(2)	$3,086,132	$3,113,842	$3,180,725	$3,580,831	$14.59
Vacant Income(3)	0	0	0	108,372	0.44
Gross Potential Rent	$3,086,132	$3,113,842	$3,180,725	$3,689,203	$15.03
Total Reimbursements(4)	843,837	843,324	818,696	1,018,249	4.15
Parking Income	0	0	0	0	0.00
Rental Storage Income	0	0	0	0	0.00
Gross Potential Income	$3,929,969	$3,957,166	$3,999,422	$4,707,452	$19.18
Vacancy/Credit Loss	0	0	0	(235,373)	(0.96)
Other Income(5)	20,386	21,364	26,912	26,912	0.11
Effective Gross Income	$3,950,355	$3,978,530	$4,026,334	$4,498,992	$18.33
Total Expenses(4)	1,189,364	1,211,036	1,160,254	1,188,673	4.84
Net Operating Income	$2,760,991	$2,767,494	$2,866,080	$3,310,319	$13.49
TI/LC(6)	0	0	0	117,230	0.48
Capital Expenditures	0	0	0	36,807	0.15
Net Cash Flow	$2,760,991	$2,767,494	$2,866,080	$3,156,281	$12.86
(1)	The increase from the T-12 09/30/2022 NOI to U/W NOI is primarily attributable to Old Navy which is currently building out its space and is anticipated to take occupancy in the second quarter of 2023.
(2)	U/W Rents In Place is based on the underwritten rent roll dated November 7, 2022, inclusive of contractual rent steps through April 1, 2023.
(3)	Vacant Income is based on the appraisers concluded market rent of $22.00 PSF.
(4)	Total Reimbursements and Total Expenses are adjusted to exclude Academy Sports + Outdoors pro-rata share of real estate taxes as they are paid directly to the tax authority by Academy Sports + Outdoors.
(5)	Other Income, inclusive of miscellaneous income and lease termination income among other things is normalized to exclude one-time items.
(6)	TI/LC is underwritten net of a $30,000 credit due to the $300,000 upfront TI/LC reserve.

A-3-108

123 West Louisiana Street Indianapolis, IN 46225	Collateral Asset Summary – Loan No. 13 Crowne Plaza Union Station	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,985,678 47.5% 1.68x 16.4%
Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	James E. Dora, Jr.
Borrower:	B&D Associates, LLC
Original Balance:	$24,000,000
Cut-off Date Balance:	$23,985,678
% by Initial UPB:	3.7%
Interest Rate:	7.15200%
Payment Date:	6th of each month
First Payment Date:	April 6, 2023
Maturity Date:	March 6, 2033
Amortization:	Amortizing Balloon
Additional Debt(1):	None
Call Protection:	L(25),D(90),O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$305,117	$61,023	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$0	NAP
Immediate Repairs:	$0	$0	NAP
Other(2):	$11,756,614	Springing	$364,500

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Leasehold
Location:	Indianapolis, IN
Year Built / Renovated:	1880, 1986 / 2014
Total Rooms:	273
Property Management:	General Hotels Corporation
Underwritten NOI:	$3,931,619
Underwritten NCF:	$3,271,916
Appraised Value(3):	$50,500,000
Appraisal Date:	December 15, 2023

Historical NOI
Most Recent NOI:	$3,893,448 (T-12 November 30, 2022)
2021 NOI:	$2,182,922 (December 31, 2021)
2020 NOI:	($1,570,758) (December 31, 2020)
2019 NOI:	$4,092,217 (December 31, 2019)

Historical Occupancy
Most Recent Occupancy:	55.7% (November 30, 2022)
2021 Occupancy:	46.2% (December 31, 2021)
2020 Occupancy:	21.6% (December 31, 2020)
2019 Occupancy:	71.3% (December 31, 2019)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Room	LTV	U/W DSCR	U/W Debt Yield	U/W Debt Yield at Balloon
		Cut-off / Balloon	Cut-off / Balloon	NOI / NCF	NOI / NCF	NOI / NCF
Mortgage Loan	$23,985,678	$87,860 / $77,012	47.5% / 41.6%	2.02x / 1.68x	16.4% / 13.6%	18.7% / 15.6%
(1)	The borrower is entitled to receive a $3,600,000 key money loan from the franchisor in connection with the performance of a property improvement plan (“PIP”) at the Crowne Plaza Union Station Property (as defined below), subject to compliance with certain conditions. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness” in the Preliminary Prospectus.
(2)	Other reserves consist of an upfront PIP reserve, an upfront seasonality reserve, a ground rent reserve and monthly springing seasonality reserve and monthly ground rent reserve and springing PIP reserve as well as a future PIP and FF&E reserve .
(3)	The Appraised Value represents the “Prospective Market Value Upon Completion,” which is based on the extraordinary assumption that the Crowne Plaza Union Station Property would complete a renovation at a total budgeted cost of $10,000,000 during the first year of the projection period (2023). The borrower is required to complete a franchisor required PIP by the dates specified in such PIP, which generally range from March 2025 through March 2027. At origination, the borrower deposited approximately $11,262,114 into a reserve for such PIP. The “As-Is” appraised value of the Crowne Plaza Union Station Property as of December 15, 2022 is $37,500,000, which results in a Cut-off LTV and Balloon LTV of 64.0% and 56.1%, respectively.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,000,000	99.5%	Loan Payoff	$10,024,098	41.6%
Sponsor Equity	125,000	0.5	Upfront Reserves	12,061,731	50.0
			Closing Costs	2,039,171	8.5
Total Sources	$24,125,000	100.0%	Total Uses	$24,125,000	100.0%

The Borrower and the Borrower Sponsor. The borrower is B&D Associates, LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Crowne Plaza Union Station loan.

The borrower sponsor and non-recourse carveout guarantor is James E. Dora, Jr. Mr. Dora oversees the General Hotels Corporation’s (“GHC”) overall operation and is responsible for GHC’s long-term strategic planning. Headquartered in Indianapolis, Indiana, GHC was founded in 1962 by James E. Dora, Sr., who opened Holiday Inn Terre Haute, Indiana as the first of many Indiana Holiday Inn franchises and continued to develop and operate hotels under IHG, Hilton and Marriott brands. The hotels garnered design and service awards. Today, GHC is one of the largest Midwest hotel management and development companies with a portfolio of over 50 properties representing approximately 5,000 guest rooms. Along with managing capital construction projects, Mr. Dora is actively involved in the InterContinental Hotels and Resorts International Association of Holiday Inn owner's organization and serves in numerous volunteer capacities within the greater Indianapolis community.

A-3-109

123 West Louisiana Street Indianapolis, IN 46225	Collateral Asset Summary – Loan No. 13 Crowne Plaza Union Station	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,985,678 47.5% 1.68x 16.4%

The Property. The Crowne Plaza Union Station property (the “Crowne Plaza Union Station Property”) is a 273-room, full-service hotel located in downtown Indianapolis, Indiana. The Crowne Plaza Union Station hotel opened in 1986 as a Holiday Inn in connection with the conversion of the Indianapolis Union Station into a Festival Marketplace. The Indianapolis Union Station building was originally built in 1880 and is recognized as one of the finest Romanesque Revival styled structures in America. In 1986, Union Station was reopened as a Festival Marketplace, which included nearly 100 restaurants, nightclubs, and retail stores. The hotel was built as a Holiday Inn in the west section of the train shed attached to Union Station. The 273-room hotel maintained the historic train theme associated with Union Station, including 26 authentic Pullman train car guestrooms named and decorated after famous personalities from the early 1900s that have been converted from 13 vintage Pullman train cars resting on original tracks. The Crowne Plaza Union Station Property is located in an area designated as the Indianapolis Union Railway Station Historic Area. The area is subject to design restrictions, requirements and approval from the Indianapolis Historic Preservation Commission.

In 1993, the hotel was converted to a Crowne Plaza, and the Festival Marketplace closed four years later. In 2001, an 8,000 sq. ft. ballroom was added to the Grand Hall and Conference Center. Today, the hotel offers 55,000 sq. ft. of meeting, functional exhibit, and ballroom space. The Crowne Plaza Union Station Property operates under a franchise agreement with Holiday Hospitality Franchising, LLC which expires May 1, 2049. The hotel is currently required to perform a PIP, which is anticipated to cost approximately $10,000,000. The first phase includes renovations to, among other things, common areas, Taggart’s Bar & Restaurant, exterior, swimming pool, kitchen, elevators and guest rooms, with completion required by March 1, 2025. The second phase includes renovations to, among other things, 123 West Restaurant, meeting rooms, fitness center and life safety and accessibility upgrades, with completion required by March 1, 2027. At origination, $11,262.114.12 was reserved for the PIP.

Amenities include a 24-hour front desk and concierge with private and express check-in and check-out options, baggage storage, Wi-Fi throughout the property, air conditioning/heating, smoke-free property, pet-friendly rooms, daily housekeeping, a same-day dry cleaning and laundry service, fitness center, indoor pool, meeting/banquet facilities, business center, an on-site restaurant, valet services, and nearby paid self-parking. The hotel also features an on-site gift shop and a convenience store.

The Crowne Plaza Union Station Property consists of (i) a leasehold interest under a ground lease with the City of Indianapolis Department of Metropolitan Development (the “Indianapolis DMD”) that is in place through December 2046 relating to the 273 room hotel and the related land (the “Hotel Ground Lease”), (ii) a leasehold interest under a lease with the Indianapolis DMD that is in place through September 2026 relating to approximately 42,256 square feet of banquet and meeting room space within a building known as the Union Station Building (the “Grand Hall Lease”), and (iii) a leasehold interest under a lease with the Indiana Stadium and Convention Center that is in place through December 2046 relating to a 120 space parking lot (the “Parking Lease”). The Hotel Ground Lease can be renewed at the borrower’s option for up to 99 years to 2145 with 180 days’ notice. The Grand Hall Lease can be renewed at the borrower’s option for three additional periods of five years each, extending to September 2041 if fully extended. The Parking Lease can be renewed at the borrower’s option for 99 years to 2145.

The following table presents certain information relating to the 2022 demand analysis with respect to the Crowne Plaza Union Station Property based on market segmentation, as provided in the appraisal for the Crowne Plaza Union Station Property:

Demand Segmentation(1)
Property	Rooms	Leisure	Meeting & Group	Commercial
Crowne Plaza Union Station	273	40.0%	45.0%	15.0%
(1)	Source: Appraisal

The following table presents certain information relating to the primary competition for the Crowne Plaza Union Station Property:

Primary Competitive Set(1)
Property	Location	Rooms	Year Built	Estimated 2022 Occupancy	Estimated 2022 ADR	Estimated 2022 RevPAR
Crowne Plaza Union Station	Indianapolis, IN	273	1880, 1986	56.6%	$182.23	$103.17
Hyatt Regency Indianapolis	Indianapolis, IN	499	1977	65-70%	$165 - $175	$105 - $115
Sheraton Hotel Indianapolis City Centre	Indianapolis, IN	378	1975	55-60%	$170 - $180	$90 - $100
Westin Indianapolis	Indianapolis, IN	574	1989	55-60%	$190 - $200	$105 - $115
Hilton Indianapolis	Indianapolis, IN	352	1971	65-70%	$185 - $195	$120 - $130
The Alexander, a Dolce Hotel	Indianapolis, IN	209	2013	60-65%	$165 - $175	$95 - $105
(1)	Source: Appraisal.

A-3-110

123 West Louisiana Street Indianapolis, IN 46225	Collateral Asset Summary – Loan No. 13 Crowne Plaza Union Station	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,985,678 47.5% 1.68x 16.4%

The following table presents certain information relating to the occupancy, ADR and RevPAR at the Crowne Plaza Union Station Property and its competitors:

Historical Occupancy, ADR, RevPAR
	Crowne Plaza Union Station(1)			Competitive Set(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2019	71.3%	$150.26	$107.08	72.9%	$159.71	$116.40	97.8%	94.1%	92.0%
2020	21.5%	$131.30	$28.29	27.6%	$127.54	$35.25	78.0%	102.9%	80.3%
2021	46.2%	$145.14	$67.08	46.5%	$144.51	$67.13	99.5%	100.4%	99.9%
T-12 November 2022	55.7%	$179.43	$99.99	58.8%	$173.78	$102.13	94.8%	103.3%	97.9%
Underwritten	55.7%	$179.43	$99.99
(1)	Occupancy, ADR and RevPAR for the Crowne Plaza Union Station Property are based on the underwritten cash flow dated November 30, 2022.
(2)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report.
(3)	Penetration Factor is calculated based on operating statements provided by the borrower and competitive set data provided by a third-party hospitality research report.

Cash Flow Analysis.

Cash Flow Analysis
	2019	2020	2021	T-12 11/30/2022	U/W(1)	U/W Per Room
Rooms Revenue	$10,669,997	$2,826,849	$6,684,532	$9,963,987	$9,963,987	$36,498
Food & Beverage Revenue	7,132,816	1,651,135	3,884,876	5,498,226	5,498,226	20,140
Other Revenue(1)	553,849	459,737	690,868	1,030,368	1,030,368	3,774
Total Revenue	18,356,662	$4,937,721	$11,260,276	$16,492,581	$16,492,581	$60,412

Rooms Expense	$3,133,400	$1,234,041	$1,870,583	$2,754,215	$2,754,215	10,089
Food & Beverage Expense	4,441,720	1,522,277	2,584,548	3,615,861	3,615,861	13,245
Other Departmental Expense	80,204	51,326	261,528	462,872	462,872	1,696
Total Departmental Expense	$7,655,324	$2,807,644	$4,716,659	$6,832,948	$6,832,948	$25,029
Total General/Unallocated Expense	6,609,121	3,700,835	4,360,695	5,766,185	5,728,014	20,982
Total Operating Expenses	$14,264,445	$6,508,479	$9,077,354	$12,599,133	$12,560,962	$46,011

Net Operating Income	$4,092,217	($1,570,758)	$2,182,922	$3,893,448	$3,931,619	$14,402
FF&E(2)	734,266	197,509	450,411	659,703	659,703	2,416
Net Cash Flow	$3,357,950	($1,768,267)	$1,732,511	$3,233,745	$3,271,916	$11,985
(1)	Other Revenue includes parking revenue, gift shop revenue and miscellaneous income.
(2)	FF&E contributions are approximately 4% of Total Revenue.
A-3-111

2020 Crocker Road Westlake, OH 44145	Collateral Asset Summary – Loan No. 14 Hyatt Place Crocker Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,000,000 64.0% 2.01x 15.6%
Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Robert L. Stark and/or Ezra Stark
Borrower:	CD Block K Hotel, LLC
Original Balance:	$16,000,000
Cut-off Date Balance:	$16,000,000
% by Initial UPB:	2.4%
Interest Rate:	6.72000%
Payment Date:	6th of each month
First Payment Date:	May 6, 2023
Maturity Date:	April 6, 2033
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24),D(93),O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$85,798	$21,449	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$24,798	$1,400,000
TI/LC:	$0	$0	NAP
Other(1):	$0	$39,000	$780,000

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Select Service Hospitality
Collateral:	Fee
Location:	Westlake, OH
Year Built / Renovated:	2015 / NAP
Total Rooms:	110
Property Management:	Olympia Hotel Management LLC
Underwritten NOI(2):	$2,490,804
Underwritten NCF:	$2,193,224
Appraised Value:	$25,000,000
Appraisal Date:	January 23, 2023

Historical NOI(2)
Most Recent NOI:	$2,555,825 (T-12 January 31, 2023)
2022 NOI:	$2,493,461 (December 31, 2022)
2021 NOI:	$1,616,831 (December 31, 2021)
2020 NOI:	$403,466 (December 31, 2020)

Historical Occupancy
Most Recent Occupancy:	85.7% (January 31, 2023)
2022 Occupancy:	84.9% (December 31, 2022)
2021 Occupancy:	76.2% (December 31, 2021)
2020 Occupancy:	59.0% (December 31, 2020)

Financial Information
Tranche	Cut-off Date Balance	Balance per Room	LTV	U/W DSCR	U/W Debt Yield	U/W Debt Yield at Balloon
		Cut-off / Balloon	Cut-off / Balloon	NOI / NCF	NOI / NCF	NOI / NCF
Mortgage Loan	$16,000,000	$145,455 / $145,455	64.0% / 64.0%	2.28x / 2.01x	15.6% / 13.7%	15.6% / 13.7%
(1)	Other Reserves consists of a renovation cycle reserve. The Hyatt Place Crocker Park property (the “Hyatt Place Crocker Park Property”) is subject to a renovation cycle requirement under the Hyatt franchise agreement with an outside completion date of November 2025.
(2)	The increase from 2020 to Underwritten NOI primarily reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$16,000,000	81.9%	Loan Payoff	$19,057,260	97.5%
Borrower Sponsor Equity	3,547,647	18.1	Closing Costs	404,589	2.1
			Upfront Reserves	85,798	0.4
Total Sources	$19,547,647	100.0%	Total Uses	$19,547,647	100.0%

The Borrower and the Borrower Sponsors. The borrower is CD Block K Hotel, LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with one independent director in its organizational structure.

The borrower sponsors are Robert L. Stark and/or Ezra Stark and the non-recourse carveout guarantor is Robert L. Stark (“Robert Stark”). Robert Stark founded Stark Enterprises in 1978. Stark Enterprises is a full-service real estate development company focused on the acquisition, development, leasing, property management and construction spanning over eight states. Stark Enterprises has developed over 45 commercial and residential properties, including the development of the Crocker Park Lifestyle Center (as further described below) which encompasses 75 landscaped acres and 12 city blocks surrounding the Hyatt Place Crocker Park Property.

A-3-112

2020 Crocker Road Westlake, OH 44145	Collateral Asset Summary – Loan No. 14 Hyatt Place Crocker Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,000,000 64.0% 2.01x 15.6%

The Property. The Hyatt Place Crocker Park Property is a six-story, 110-room, select-service hotel located in Westlake, Ohio, approximately 15 miles northeast of Cleveland, Ohio. Built in 2015, the 110 guestrooms are comprised of 49 double queen rooms, 42 king rooms, 13 queen rooms and six double king/queen rooms. The Hyatt Place Crocker Park Property features a restaurant and lounge, inclusive of a 24-hour market. Additional amenities at the Hyatt Place Crocker Park Property include an indoor pool, fitness center, and complimentary parking for guests.

The Hyatt Place Crocker Park Property is the only hotel situated within the Crocker Park Lifestyle Center. The Crocker Park Lifestyle Center is made up of approximately 100 stores and 35 restaurants (more than 1,000,000 sq. ft. of retail space), 725,000 sq. ft. of office space, 534 apartment units and hosts over 200 events per year, including concerts, art shows, farmer’s markets and various other community affairs. Additionally, the Hyatt Place Crocker Park Property is adjacent to the Promenade at Crocker Park which is a 300,000 sq. ft. retail center and includes a mix of national retailers and restaurants.

The following table presents certain information relating to the 2022 demand analysis with respect to the Hyatt Place Crocker Park Property based on market segmentation, as provided in a third party market research report for the Hyatt Place Crocker Park Property:

Demand Segmentation(1)
Property	Rooms	Transient	Meeting & Group
Hyatt Place Crocker Park	110	86.2%	13.8%
(1)	Source: December 2022 third party market research report

The following table presents certain information relating to the current occupancy, ADR and RevPAR at the Hyatt Place Crocker Park Property and its competitors:

Historical Occupancy, ADR, RevPAR
	Hyatt Place Crocker Park(1)			Competitive Set(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2020	59.0%	$116.94	$69.05	40.0%	$77.07	$30.80	147.8%	151.7%	224.2%
2021	76.2%	$141.31	$107.63	51.6%	$99.15	$51.15	147.6%	142.5%	210.4%
2022	84.9%	$172.03	$146.02	59.7%	$112.11	$66.90	142.3%	153.4%	218.3%
(1)	Occupancy, ADR and RevPAR for the Hyatt Place Crocker Property are based on the underwritten cash flow dated January 31, 2023.
(2)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes DoubleTree by Hilton Hotel Cleveland - Westlake, Hampton by Hilton Inn Cleveland-Westlake, Courtyard Cleveland Westlake, TownePlace Suites Cleveland Westlake, Wyndham Cleveland Avon, Residence Inn Cleveland Avon @ The Emerald Event Center and Holiday Inn Express & Suites Cleveland West – Westlake.
(3)	Penetration Factor is calculated based on the underwritten cash flow dated January 31, 2023 for the Hyatt Place Crocker Park Property and competitive set data provided by a third-party hospitality research report.
A-3-113

2020 Crocker Road Westlake, OH 44145	Collateral Asset Summary – Loan No. 14 Hyatt Place Crocker Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$16,000,000 64.0% 2.01x 15.6%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2020	2021	2022	January 2023 TTM	U/W	U/W Per Room
Occupancy	59.0%	76.2%	84.9%	85.7%	85.7%
ADR	$116.94	$141.31	$172.03	$172.99	$172.99
RevPAR	$69.05	$107.63	$146.02	$148.23	$148.23

Room Revenue	$2,354,528	$4,321,174	$5,862,667	$5,951,604	$5,951,604	$54,105
Other Revenue(2)	145,793	244,799	283,580	292,649	292,649	2,660
Total Revenue	$2,500,321	$4,565,973	$6,146,247	$6,244,253	$6,244,253	$56,766

Room Expense	558,261	951,102	1,213,923	1,189,423	1,253,662	11,397
Other Departmental Expenses	69,469	119,432	160,664	163,224	163,224	1,484
Total Departmental Expenses	$627,730	$1,070,534	$1,374,587	$1,352,647	$1,416,886	$12,881

Management Fee	87,570	159,802	215,120	218,354	218,549	1,987
Marketing and Franchise Fee	200,163	366,751	498,508	507,804	505,886	4,599
Other Undistributed Expenses	831,038	1,042,963	1,228,718	1,274,610	1,274,610	11,587
Total Undistributed Expenses	$1,118,770	$1,569,516	$1,942,346	$2,000,768	$1,999,045	$18,173

Real Estate Taxes	299,901	247,638	245,136	244,928	247,432	2,249
Property Insurance	50,453	61,454	90,717	90,085	90,085	819
Net Operating Income(3)	$403,466	$1,616,831	$2,493,461	$2,555,825	$2,490,804	$22,644

FF&E(4)	117,726	216,059	293,133	297,580	297,580	2,705
Net Cash Flow	$285,740	$1,400,772	$2,200,328	$2,258,245	$2,193,224	$19,938
(1)	Based on the underwritten cash flow dated January 31, 2023.
(2)	Other Revenue includes food & beverage income generated by the restaurant, lounge and hotel meeting space as well as revenue generated from all other operated departments in the hotel including guest laundry, guest communications, in-room movies, and gift shop.
(3)	The increase from 2020 to U/W Net Operating Income primarily reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound.
(4)	FF&E contributions are 4.8% of total revenue.
A-3-114

1027 Filbert Street Philadelphia, PA 19107	Collateral Asset Summary – Loan No. 15 1027 Filbert Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,500,000 44.6% 1.83x 15.2%
Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Samuel M. Switzenbaum
Borrower:	Parametric Garage Associates
Original Balance:	$15,500,000
Cut-off Date Balance:	$15,500,000
% by Initial UPB:	2.4%
Interest Rate:	7.12000%
Payment Date:	1st of each month
First Payment Date:	May 1, 2023
Maturity Date:	April 1, 2033
Amortization:	Amortizing Balloon
Additional Debt(1):	$9,600,000 (Subordinate Note A) $34,189,883 (Subordinate Note B)
Call Protection:	L(24),D(93),O(3)
Lockbox / Cash Management:	Soft / In Place

Reserves
	Initial	Monthly	Cap
Taxes:	$76,081	$38,040	NAP
Insurance:	$63,048	$5,254	NAP
Replacement:	$0	$3,335	NAP
TI/LC:	$0	$2,094	$50,256
Deferred Maintenance	$4,750	$0	NAP
Other(2):	$50,000	$25,000	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Parking Garage/Retail Mixed Use
Collateral:	Leasehold
Location:	Philadelphia, PA
Year Built / Renovated:	1982 / 2000
Total Sq. Ft.(3):	287,000
Property Management:	Central Parking System, Inc. and Switzenbaum & Associates
Underwritten NOI:	$2,356,227
Underwritten NCF:	$2,294,357
Appraised Value:	$34,725,000
Appraisal Date:	December 1, 2022

Historical NOI
Most Recent NOI:	$2,466,372 (T-12 February 28, 2023)
2021 NOI:	$1,474,653 (December 31, 2021)
2020 NOI:	$663,087 (December 31, 2020)
2019 NOI:	$1,619,760 (December 31, 2019)

Historical Occupancy(4)
Most Recent Occupancy(4):	100.0% (May 12, 2022)
2022 Occupancy(4):	NAV
2021 Occupancy(4):	NAV
2020 Occupancy(4):	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft.	LTV	U/W DSCR	U/W Debt Yield	U/W Debt Yield at Balloon
		Cut-off / Balloon	Cut-off / Balloon	NOI / NCF	NOI / NCF	NOI / NCF
Mortgage Loan	$15,500,000	$54 / $47	44.6% / 39.1%	1.88x / 1.83x	15.2% / 14.8%	17.4% / 16.9%
(1)	Additional Debt consists of two subordinate notes issued to Philadelphia Authority for Industrial Development (“PAID”) in connection with the original development of the 1027 Filbert Street Property (the “1027 Filbert Street Property”). The notes were later converted to promissory notes from the borrower to PAID. The notes are fully subordinate to the senior mortgage and provide no rights against the 1027 Filbert Street Property or the borrower until the 1027 Filbert Street mortgage loan has been repaid in full. See “Description of the Mortgage Loan-Additional Indebtedness-Other Secured Indebtedness” in this Preliminary Prospectus.
(2)	Other Reserves consist of (i) ground rent reserve (Upfront: $50,000; Monthly: $25,000), (ii) parking tax reserve (Monthly: Springing) upon the occurrence and continuance of a trigger period in which borrower will deposit 1/12th the amount sufficient to pay annual parking taxes, and (iii) additional ground rent reserve (Monthly: Springing) upon lender’s receipt of the additional ground rent notice in which borrower will deposit an amount equal to the additional ground rent requested.
(3)	The 1027 Filbert Street Property contains 287,000 sq. ft., that is comprised of 750 parking stalls and 12,569 sq. ft. of street level retail space that is leased to eight tenants.
(4)	Historical Occupancy is not available at the 1027 Filbert Street Property as the 1027 Filbert Street Property is primarily comprised of parking stalls of which occupancy changes daily. The retail component which represents 12.9% of underwritten EGI is currently 100% occupied as of the underwritten rent roll dated May 12, 2022.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$15,500,000	86.3%	Loan Payoff	$15,633,678	87.1%
Other Sources(1)	2,342,539	13.0	Closing Costs	2,129,982	11.9
Principal’s New Cash Contribution	115,000	0.6	Upfront Reserves	193,879	1.1
Total Sources	$17,957,539	100.0%	Total Uses	$17,957,539	100.0%
(1)	Other Sources consists of operating funds from the borrower, Parametric Garage Associates, and a release of existing escrows.

The Borrower and the Borrower Sponsor. The borrower is Parametric Garage Associates, a Pennsylvania limited partnership and a single purpose bankruptcy-remote entity.

The borrower owns the leasehold improvements of the 1027 Filbert Street Property under a ground lease with the Philadelphia Redevelopment Authority as landlord. The ground lease has an expiration date of December 31, 2062 with annual ground lease payments of $300,000 and no fair market value resets.

The borrower sponsor and non-recourse carveout guarantor is Samuel M. Switzenbaum. Samuel M. Switzenbaum is the founder of Switzenbaum & Associates, a fully integrated real estate investment, development and management company. He formerly served as the president and CEO of Strouse Greenberg & Co., a privately held full-service real estate company headquartered in Philadelphia, Pennsylvania where he managed a one-billion-dollar portfolio of investment grade assets. Samuel M. Switzenbaum has over 40 years of experience in commercial and residential real estate.

The Property. The 1027 Filbert Street Property consists of a six-story 750-stall mixed use parking garage with 12,569 sq. ft. of street-level retail space. The property is located between Arch and Filbert Street in the Center City neighborhood of Philadelphia and is directly

A-3-115

1027 Filbert Street Philadelphia, PA 19107	Collateral Asset Summary – Loan No. 15 1027 Filbert Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,500,000 44.6% 1.83x 15.2%

adjacent to the Philadelphia Convention Center and Reading Terminal Market. The Philadelphia Convention Center has over 750,000 annual attendees and contains approximately 1,000,000 sq. ft. of space. The Reading Terminal Market has over six million visitors each year and contains over 80 locally owned merchants. Above the 1027 Filbert Street Property is a Hilton Garden Inn that pays an annual base rent of $92,575 for 13 parking spaces in the garage component of the 1027 Filbert Street Property.

The parking garage component is managed by Central Parking System, Inc. which is a subsidiary of SP Plus Corporation (“Standard Parking”). Standard Parking provides parking management, ground transportation and other services to commercial clients throughout the United States and manages over 4,200 parking garages with 2.1 million parking spaces located across North America. As of October, 2022, the parking garage component at the 1027 Filbert Street Property was 158.9% occupied based on the total average number of parkers per day divided by the 750 available parking spaces at the 1027 Filbert Street Property. Of the 750 parking spaces at the 1027 Filbert Street Property 450 are designated for transient parking, 287 are designated as monthly parking spaces, and 13 are leased by Hilton Garden Inn. Standard Parking has been the parking operator at the 1027 Filbert Street Property since 2007 and has executed a parking management agreement through December 31, 2028.

The retail component of the 1027 Filbert Street Property accounts for 12,569 sq. ft. and is 100% leased to eight tenants consisting of a Dunkin Donuts and local eateries. According to the appraiser, comparable tenants within Philadelphia, Pennsylvania reported annual rental rates ranging from $41.54 per square foot to $75.00 per sq. ft., with a weighted average rental rate of $54.46 per sq. ft. The average underwritten base rent for the tenants at the 1027 Filbert Street Property is $51.42 per sq. ft. Income attributable to retail tenants accounts for 12.9% of total underwritten EGI at the 1027 Filbert Street Property with the remaining income attributable to parking revenue.

The table below represents the historical parking garage revenue breakdown at the 1027 Filbert Street Property:

Parking Garage Revenue Breakdown(1)
	2020	%	2021	%	T-12 2/28/2023%		UW	%
Transient Parking	$1,362,067	63%	$2,378,064	71%	$3,468,650	76%	$3,468,650	76%
Monthly Parking	0	0	795,884	24	874,057	19	874,057	19
Validation	72,442	3	71,668	2	100,806	2	100,806	2
Hotel Guest Parking	49,256	2	50,632	2	47,340	1	47,340	1
Aggregator	594,900	28	40,432	1	47,057	1	47,057	1
Other Revenue	70,086	3	0	0	0	0	$0	0
Total Parking Revenue	$2,148,751	100%	$3,336,680	100%	$4,537,910	100%	$4,537,910	100%
(1)	Source. Borrower historical operating statements.

Cash Flow Analysis

Cash Flow Analysis(1)
	2019	2020	2021	T-12 2/28/2023	UW	UW Per Sq. Ft.
Base Rent	$590,450	$494,123	$637,903	$631,339	$678,142	$2.36
Contractual Rent Steps(1)	0	0	0	0	12,770	$0.04
Total Reimbursements	180,652	135,246	173,327	173,295	130,551	$0.45
Vacancy & Credit Loss	0	0	0	0	(41,073)	($0.14)
Parking Income	4,036,027	2,148,751	3,336,681	4,537,910	4,537,910	$15.81
Other Income	14,680	53,125	37,316	22,309	18,540	$0.06
Effective Gross Revenue	$4,821,810	$2,831,245	$4,185,227	$5,364,853	$5,336,839	$18.60
Real Estate Taxes	500,781	491,345	493,997	324,832	485,321	$1.69
Insurance	116,734	101,555	127,477	119,037	60,046	$0.21
Management Fee	179,598	123,584	145,527	213,284	213,474	$0.74
Ground Rent	300,000	300,000	300,000	300,000	300,000	$1.05
Other Expenses(2)	2,104,937	1,151,673	1,643,574	1,941,328	1,921,771	$6.70
Total Expenses	$3,202,050	$2,168,158	$2,710,574	$2,898,480	$2,980,612	$10.39
Net Operating Income	$1,619,760	$663,087	$1,474,653	$2,466,372	$2,356,227	$8.21
Replacement Reserves	0	0	0	0	32,538	$0.11
TI / LC	0	0	0	0	29,332	$0.10
Net Cash Flow	$1,619,760	$663,087	$1,474,653	$2,466,372	$2,294,357	$7.99
(1)	Based on the underwritten rent roll dated May 12, 2022 with contractual rent steps through November 1, 2023.
(2)	Other Expenses are comprised of (i) parking and sales tax which is based on the City of Philadelphia Parking Revenue Tax applied to all parking facilities within city limits, (ii) Occupancy Tax which is required by the City of Philadelphia (iii) payroll and benefits, (iv) repairs and maintenance, (v) utilities and (vi) general and administrative
A-3-116

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Contacts
Role	Party and Contact Information
Depositor	Deutsche Mortgage & Asset Receiving Corporation
	Attention: Lainie Kaye	cmbs.requests@db.com
1 Columbus Circle | New York, NY 10019 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Attention: Executive Vice President – Division Head	NoticeAdmin@midlandls.com; AskMidland@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	LNR Partners, Inc.
	Job Warshaw and Heather Bennett	hbennett@starwood.com; jwarshaw@lnrpartners.com
2340 Collins Avenue, Suite 700 | Miami Beach, FL 33139 | United States
Special Servicer of Pacific Design Center Loan	Argentic Services Company LP
	Attention: Andrew Hundertmark	ahundertmark@argenticservices.com
500 N. Central Expressway, Suite 261 | Plano, TX 75074 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	CMBS Notices	cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	B-1	Page 1 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR Certificates		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
PDC-A1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
PDC-A2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
PDC-HRR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Distribution Detail continued to next page

© 2021 Computershare. All rights reserved. Confidential.	B-2	Page 2 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Notional Certificates
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	B-3	Page 3 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Certificates		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PDC-A1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PDC-A2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PDC-HRR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	B-4	Page 4 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Certificates	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PDC-A1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PDC-A2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PDC-HRR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	B-5	Page 5 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	B-6	Page 6 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	B-7	Page 7 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	B-8	Page 8 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-9	Page 9 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	B-10	Page 10 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-11	Page 11 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-12	Page 12 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-13	Page 13 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	B-14	Page 14 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	B-15	Page 15 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	B-16	Page 16 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	B-17	Page 17 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other
Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	B-18	Page 18 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹

	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information

	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Nov-22	0	0	0	0	0	0
Oct-22	0	0	0	0	0	0
Sep-22	0	0	0	0	0	0
Aug-22	0	0	0	0	0	0
Jul-22	0	0	0	0	0	0
Jun-22	0	0	0	0	0	0
May-22	0	0	0	0	0	0
Apr-22	0	0	0	0	0	0
Mar-22	0	0	0	0	0	0
Feb-22	0	0	0	0	0	0
Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0

(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	B-19	Page 19 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	B-20	Page 20 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined
2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	B-21	Page 21 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	B-22	Page 22 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	B-23	Page 23 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	B-24	Page 24 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	B-25	Page 25 of 26

Distribution Date:	05/17/23	Benchmark 2023-B38 Mortgage Trust
Determination Date:	05/11/23
Record Date:	04/28/23	Commercial Mortgage Pass-Through Certificates
Series 2023-B38

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	B-26	Page 26 of 26

ANNEX C-1

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: If during the prior calendar year, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of April 1, 2023 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as general special servicer, Argentic Services Company LP, as Pacific Design Center special servicer, Computershare Trust Company, N.A., as certificate administrator and trustee and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.
Transaction: Benchmark 2023-B38 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-B38
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: LNR Partners, LLC
Trust Directing Holder: Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.
b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.
2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans, and provided the Major Decision Reporting Package or Asset Status Report with respect to [●] Specially Serviced Loans to the operating advisor.
II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “asset-level basis” with respect to the resolution or liquidation of any Specially Serviced Loans that the special servicer is responsible for servicing under the PSA. [The Operating Advisor believes, in its sole discretion exercised in good faith,

1 This report is an indicative report with respect to the Pooled Securitization and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]
III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.
4.	[LIST OTHER REVIEWED INFORMATION]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report
1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special
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Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.
7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX C-2

FORM OF OPERATING ADVISOR ANNUAL REPORT2

Report Date: If during the prior calendar year, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of April 1, 2023 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as general special servicer, Argentic Services Company LP, as Pacific Design Center special servicer, Computershare Trust Company, N.A., as certificate administrator and trustee and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.
Transaction: Benchmark 2023-B38 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-B38
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: Argentic Services Company LP
Trust Directing Holder: ES Ventures Holding, Inc.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.     The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(A)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.
(B)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.     [●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

2 This report is an indicative report with respect to the Trust Subordinate Companion Loan Securitization and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]
2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.
III.	Specific Items of Review
1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].
2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].
3.	Net present value calculations:
4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.     The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.     After consultation with the master servicer or the special servicer, as applicable, to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

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5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].
6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].
IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report
1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.
7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.
8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.
C-2-3

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-2-4

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex D-2 and Annex D-3, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, exclude the GSMC Mortgage Loans and the JPMCB Mortgage Loans. In addition, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or

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prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 or Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

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6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to Annex D-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

8.     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in

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the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge based on evaluation of the Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, and the ESA (as defined in paragraph 40), as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller

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or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

15.  No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost

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basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

18.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in

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connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

20.  REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance prior to October 1, 2021 (or prior to such later date as may be provided by the IRS in a future guidance) provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of

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origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

24.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

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27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

28.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

29.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage

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Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth in Annex D-2 or Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-1, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage

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Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the

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related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its

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successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

42.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

43.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule D-3 to Annex D-1.

44.  Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Trustee) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is

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applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

45.  Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

46.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
4	Green Acres	(5) Lien; Valid Assignment	For so long as no event of default exists, the Mortgage Loan documents prohibit the lender from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime or CIM Group (or any entity controlled by any of the foregoing).
10	Naugatuck Valley Shopping Center	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Each of Stop &Shop and The Lamar Companies has a right of first refusal to purchase the Mortgaged Property. Stop & Shop expressly waived its respective right of first refusal in connection with a foreclosure or deed-in-lieu of foreclosure; however, such right would apply to a subsequent sale by the lender. The Lamar Companies expressly waived its respective right of first refusal in connection with a foreclosure, deed-in-lieu of foreclosure, or subsequent sale by the lender. Walmart has a right of first refusal to purchase its leased premises.
13	Crowne Plaza Union Station	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The franchisor, Holiday Hospitality Franchising, LLC, has the right of first refusal to purchase the Mortgaged Property. The franchisor's right of first refusal has been waived in connection with a foreclosure, a deed in lieu of foreclosure and a subsequent sale.
4	Green Acres	(7) Junior Liens	The Loan Documents permit the Borrower to enter into a Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $10,000,000 without the consent of the lender or rating agency confirmation.
5	Great Lakes Crossing Outlets	(7) Junior Liens	The Loan Documents permit the Borrower to enter into any PACE loan in an amount not to exceed $5,000,000 subject to rating agency confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).
10	Naugatuck Valley Shopping Center	(10) Condition of Property	The Mortgaged Property was inspected within six months of origination of the Mortgage Loan, which was originated on March 16, 2020. The Mortgaged Property has not been inspected within twelve months of the Cut-off Date. A property condition assessment was prepared in connection with the origination of the Mortgage Loan, which was originated on March 16, 2020. A property condition assessment has not been prepared within twelve months of the Cut-off Date.
4	Green Acres	(16) Insurance	The Loan Documents permit (i) a property insurance deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a liability insurance deductible up to $350,000.
5	Great Lakes Crossing Outlets	(16) Insurance

The Loan Documents permit a deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible of up to 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”); provided, however, that the Borrower is permitted to maintain a retention amount of up to, together with any deductible, $10,000,000 in the aggregate and $5,000,000 per occurrence, in addition to the Required Deductible, solely as it pertains to flood and hail losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains prefunded at all times during the term of the Mortgage Loan, and (3) the Borrower has submitted evidence satisfactory to the lender and the rating agencies of such prefunded arrangement at the request of the lender or rating agency.

The Loan Documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
13	Crowne Plaza Union Station	(17) Access; Utilities; Separate Tax Lots	A portion of the Mortgaged Property consists of a lease of approximately 52,000 square feet of various banquet and meeting spaces located within a building in Indianapolis known as the Union Station Building (the “Grand Hall Lease”). The portion of the Mortgaged Property demised under the Grand Hall Lease is part of a larger tax parcel which is exempt from real estate taxes.
4	Green Acres	(24) Local Law Compliance (25) Licenses and Permits	Pursuant to the zoning report delivered in connection with the origination of the Mortgage Loan, the use of a portion of the Mortgaged Property as a restaurant is legal non-conforming as such use is not permitted under the applicable current zoning code unless a special use permit is obtained from the local municipality. If a structure in which a legal non-conforming use is conducted is destroyed or damaged by any casualty in excess of 50% of its reconstruction or replacement value cost (exclusive of foundations) at the time of such destruction or damage, whichever is less, such structure may only be restored in accordance with the current zoning code. Otherwise, such structure may be restored to its prior legal non-conforming use within one year after such destruction or damage, but may not be enlarged.
20	Sentinel Square II	(26) Recourse Obligations	There is no non-recourse guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
5	Great Lakes Crossing Outlets	(26) Recourse Obligations

For so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the related Whole Loan at such time, plus all of the reasonable out-of-pocket costs and fees and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

The Borrower and the non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Loan Documents or breaches of the special purpose entity covenants or any loss carveout in the Loan Documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Borrower’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Borrower or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Borrower’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Whole Loan or other obligation or debts of the Borrower, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Borrower through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of clauses (i) through (iii) above.

Various	All GACC Mortgage Loans	(26) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
Various	All GACC Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
4	Green Acres	(30) Due on Sale or Encumbrance	The Loan Documents permit the Borrower to enter into a PACE loan for an amount not to exceed $10,000,000 without the consent of the lender or rating agency confirmation.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	Great Lakes Crossing Outlets	(30) Due on Sale or Encumbrance

The Loan Documents permit the Borrower to enter into any PACE loan in an amount not to exceed $5,000,000 subject to rating agency confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

The Loan Documents permit a direct or indirect owner of the Borrower to pledge its interest in the Borrower to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.

5	Great Lakes Crossing Outlets	(32) Defeasance	The Loan Documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including rating agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Loan Documents provide that any servicing fees will be limited to a maximum amount of $10,000.
4	Green Acres	(34) Ground Leases

(34)(C) The term of the ground lease covering a portion of the Mortgaged Property (the “Green Acres Ground Lease”) terminates on August 12, 2026, subject to two six-year extension options.

(34)(G) The Green Acres Ground Lease requires that the ground lessor give the lender notice of default if the lender was made known to the ground lessor in writing. The Green Acres Ground Lease does not provide that no notice of default or termination is effective against the lender unless such notice is given to the lender.

(34)(H) The Green Acres Ground Lease does not expressly provide a cure period that includes sufficient time to gain possession of the interest of the lessee under the Green Acres Ground Lease; however the Green Acres Ground Lease does provide for additional time as needed if the default is not susceptible to cure within 30 days (provided that the lender diligently pursues such cure).

(34)(J) If a casualty occurs within the final five years prior to the expiration of the term of the Green Acres Ground Lease, and costs exceed $1,000,000, the Green Acres Ground Lease provides that the Mortgagor is permitted to terminate the Green Acres Ground Lease; however, the Mortgage Loan documents prohibit a termination of the Green Acres Ground Lease without the lender’s prior written consent.

13	Crowne Plaza Union Station	(34) Ground Leases

The Grand Hall Lease is not a ground lease, but instead constitutes a space lease, and the lessor owns the improvements. In addition to the foregoing, the following provisions of the Grand Hall Lease do not comply with Representation 34:

(34)(C) The Grand Hall Lease expires in September 2026, and has three five year renewal options; accordingly even if fully extended the Grand Hall Lease will expire in September 2041, which is less than 20 years after the maturity of the Mortgage Loan on March 6, 2033. In addition, the landlord has the right to terminate, with 180 days written notice, the Grand Hall Lease if the landlord has secured a use for all or any portion of the leased premises that landlord reasonably determine is a “higher and better use.” “Higher and better use” means any use of all or a portion of the leased premises that is reasonably projected to produce for any tenant or subtenant either (i) gross revenues of at least $50,000,000 in any single year, or (ii) gross revenues of at least $10,000,000 per year over a 10-year period. Pursuant to an estoppel from the landlord, the landlord agreed that the lease may not be terminated in any manner or respect without the prior written consent of the lender and any purported amendment, modification, cancellation or termination made without such consent will be ineffective and void as to the lender and its successors and assigns.

(34)(I) Insurance proceeds (from insurance maintained by the landlord) and condemnation awards, in each case related to the portion of the Mortgaged Property leased under the Grand Hall Lease are payable solely to the landlord.

10	Naugatuck Valley Shopping Center	(37) No Material Default; Payment Record	The related Mortgagor currently deposits all rents into a lockbox account on a monthly basis as required under the Mortgage Loan documents; however, the Mortgagor was delinquent in making such deposits in full prior to October 2022.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
17, 20, 21	The Grove Sentinel Square II Centers of High Point	(37) No Material Default; Payment Record	The clearing account, also sometimes referred to as a lockbox account, into which rents and revenues of the related Mortgaged Property are deposited, is currently maintained with (or in the case of a springing lockbox, the related borrower entered into a springing clearing account agreement with) Signature Bank (or Signature Bridge Bank, N.A. or Flagstar Bank, N.A.), none of which is an “eligible institution” and such account is not (or with respect to a springing lockbox account will not be) an “eligible account” (as such terms are defined in the related Mortgage Loan documents).
Various	All GACC Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
10	Naugatuck Valley Shopping Center	(41) Appraisal	An appraisal was completed in connection with the origination of the Mortgage Loan, which was originated on March 16, 2020. An updated appraisal has not been completed since the Mortgage Loan was originated.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

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SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX D-3

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
15	1027 Filbert Street	(5) Lien; Valid Assignment	The Philadelphia Authority for Industrial Development (“PAID”) has the option to purchase the Mortgaged Property until the date that the loans from PAID to the borrower are paid in full, at any of the following times and under any of the following circumstances: (i) at any time provided the consummation of such purchase takes place during the period commencing February 1, 2032 and ending August 31, 2032, (ii) at any time when the 1027 Filbert Street Mortgage Loan has been accelerated or any enforcement action thereunder has been commenced and is continuing, or (iii) at any time after the 1027 Filbert Street Mortgage Loan nor any subsequent benefitting loan are outstanding.
19	CVS 5 Portfolio	(5) Lien; Valid Assignment	The borrower’s leasehold interest in each applicable Mortgaged Property is governed by a ground lease under which the related borrower is the lessee. Each applicable borrower has further subleased the related Mortgaged Property to an affiliate of CVS. Under the lease for the sole tenant at each of individual Mortgaged Properties, such sole tenant has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the applicable Mortgaged Property during the following periods:(i) with respect to the Charlottesville Mortgaged Property, at any time after January 31, 2041; (ii) with respect to the Carlsbad Mortgaged Property, at any time after January 31, 2044; (iii) with respect to the Dallas Mortgaged Property, at any time after January 31, 2040; (iv) with respect to the Mobile Mortgaged Property, at any time after January 31, 2044; and (v) with respect to the Clifton Mortgaged Property, at any time after January 31, 2045.
15, 19	1027 Filbert Street CVS 5 Portfolio	(6) Permitted Liens; Title Insurance	The exception to Representation and Warranty No. 5 is also an exception to this Representation and Warranty No. 6.
15	1027 Filbert Street	(7) Junior Liens	The borrower’s leasehold interest is encumbered by a mortgage granted by the borrower to the Philadelphia Authority for Industrial Development (“PAID”), which mortgage secures, among other things, a promissory note granted by the borrower in favor of PAID dated January 31, 2012 in the original principal amount of $9,600,000. The borrower granted PAID a second note in the original principal amount of approximately $34,189,883. Additionally, the borrower and PAID entered into an installment sale agreement dated as of January 31, 2012 pursuant to which the borrower, among other things, granted PAID a security interest in certain collateral, including the gross revenues from the operation of the parking facility located on the Mortgaged Property. The lender received an intercreditor agreement with respect to the second mortgage loan and the unsecured loan pursuant to which, among other things, the second mortgage loan and unsecured loan documents are subordinated to the 1027 Filbert Street Mortgage Loan and such second mortgage loan and unsecured loan documents will provide no rights to PAID without the consent of the lender until such time as the 1027 Filbert Street Mortgage Loan has been repaid in full. Pursuant to the 1027 Filbert Street Mortgage Loan documents, provided no trigger period under such Mortgage Loan documents then exists, excess cash flow will disbursed as follows: (x) 90.2% for each calendar month to the City of Philadelphia and (y) 9.8% for each calendar month to the Philadelphia Redevelopment Authority (“PRA”). If a trigger period exists, excess cash flow will be deposited in an excess cash flow account until such time as the trigger period expires, at which time any excess cash flow funds remaining in the excess cash flow account will be disbursed as follows: (x) 90.2% for each calendar month to the City of Philadelphia and (y) 9.8% for each calendar month to the PRA.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Various	All CREFI Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
22	Dollar Walgreens Portfolio	(24) Local Law Compliance (25) Licenses and Permits

At origination of the Mortgage Loan the borrower did not deliver a final zoning report for the Family Dollar - Detroit Mortgaged Property. Pursuant to the Mortgage Loan documents, the Mortgagor is required to deliver the final zoning report within 120 days after origination of the Mortgage Loan; provided, however, that if the borrower is diligently pursuing the delivery of the final zoning report, such will be automatically be extended by an additional 30 days. In the event the final zoning report discloses any open or outstanding building, zoning and/or fire code violations, the borrower is required to promptly remediate such building, zoning and/or fire code violations.

The chain of title for the Walgreens and Dollar Tree - Oak Park Mortgaged Property includes a covenant deed containing a use restriction on the property which prohibits “medical related” uses. The second largest tenant at the Mortgaged Property, Walgreens, representing approximately 46.3% of the net rentable area, violates such “medical related” restriction.

25	Sylvan Heights	(24) Local Law Compliance (25) Licenses and Permits

The zoning report delivered in connection with the origination of the Mortgage Loan showed certain other outstanding code violations affecting the Mortgaged Property, including, without limitation, improper storage violations.

In addition, the Mortgaged Property does not have a valid certificate of occupancy for A Plus Dental, representing approximately 8.0% of the net rentable area. Pursuant to the Mortgage Loan documents, the Mortgagor is required to use commercially reasonable efforts to deliver the permanent certificate of occupancy.

Various	All CREFI Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
Various	All CREFI Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
Various	All CREFI Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
7, 9, 18, 19, 22, 25	National Warehouse & Distribution Portfolio 9200 Calumet Industrial Chatsworth Retail Portfolio CVS 5 Portfolio Dollar Walgreens Portfolio Sylvan Heights	(37) No Material Default; Payment Record	The clearing account, also sometimes referred to as a lockbox account, into which rents and revenues of the related Mortgaged Property are deposited, is currently maintained with Signature Bank (or Signature Bridge Bank, N.A. or Flagstar Bank, N.A.) (or in the case of a springing lockbox, the related borrower entered into a springing clearing account agreement with Signature Bank (or Signature Bridge Bank, N.A. or Flagstar Bank, N.A.)), none of which is an “eligible institution” and such account is not (or with respect to a springing lockbox will not be) an “eligible account” (as such terms are defined in the related Mortgage Loan documents).
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
7	National Warehouse & Distribution Portfolio	(40) Environmental Conditions	The ESA for the 5685 Raiders Road, Building B Mortgaged Property identifies as a Business Environmental Risk for the Mortgaged Property elevated levels of manganese detected in the water supply received from a community well system. A drinking water notice, dated November 18, 2022, similarly indicated that elevated levels of manganese were detected in the water supply. The well system is operated by the East Central Ohio Business Park who is also responsible for the maintenance of the system. While the system is under repair to address compliance with applicable drinking water quality standards, drinking water is being supplied to the occupants of the Mortgaged Property in the form of bottled water. The Mortgage Loan Documents require that the borrower resolve, or cause the East Central Ohio Business Park to resolve, such issue.
22	Dollar Walgreens Portfolio	(40) Environmental Conditions

The ESA prepared for the Walgreens and Dollar Tree - Oak Park Mortgaged Property identifies as a REC for such Mortgaged Property impacts to soil and groundwater associated with the historic use of the site as a gasoline service station. An initial release of petroleum products was identified at the Mortgaged Property in 1991, but after remedial efforts and groundwater monitoring, the Michigan Department of Environmental Quality (MDEQ, now known as Michigan Department of Environment, Great Lakes, and Energy (EGLE)), granted regulatory closure for the release on August 21, 1996. A second release was reported for the Mortgaged Property in December 1998. Multiple subsurface investigations were conducted at the Mortgaged Property between 1998 and 2012 in relation to this release, and certain soil remediation and groundwater monitoring events were conducted in 2012 and 2013. Various soil gas investigations were also conducted at the site in 2013 and 2014, but did not identify any vapor intrusion concerns. Given the results of the various investigations and remediation conducted at the Mortgaged Property, closure for the 1998 release was requested in 2014; however, according to the related ESA consultant, the 1998 release remains listed as “open” on the relevant environmental databases reviewed. A restricted use covenant governs use of the Mortgaged Property, which includes restrictions on residential use and groundwater use. Given that there remains an open release, the ESA consultant recommended that any purchaser of the Mortgaged Property conduct a Baseline Environmental Assessment (BEA) for the Mortgaged Property. Pursuant to Part 201 of the Natural Resources and Environmental Protection Act, Act 451 of 1994, as amended (P.A. 451), a BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (DCP), which establishes requirements for the safe utilization of impacted property. The ESA consultant also recommends that the 1998 release be brought to closure as part of the BEA investigation, and that any purchaser continue to comply with any due care obligations applicable to the Mortgaged Property. The Dollar Walgreens Portfolio Mortgage Loan agreement requires that the borrower complete a BEA and DCP for the Mortgaged Property within the timeframes required by applicable law and submit the BEA and DCP to the governing authority with a copy to the Lender.

The ESA for the Family Dollar - Akron Mortgaged Property identifies as REC historical use of the property for at least 65 years by several environmentally sensitive tenants that may have stored and used petroleum products and hazardous substances, and that may have used two self-contained pits observed in the vacant warehouse area for which no purpose could be readily identified. The ESA also identifies as a REC for the Mortgaged Property the operation of gasoline underground storage tanks (UST) by adjacent properties during the first half of the 20th Century. The ESA consultant was not able to identify any closure information for these USTs. Given that the onsite environmentally-sensitive operations took place over a significant period of time, that both historical onsite operations and adjacent site operations (involving the use of gasoline USTs) occurred during a period of time of little to no regulatory oversight, and that the Mortgaged Property has never been significantly redeveloped, the ESA consultant recommended conducting a limited subsurface investigation at the Mortgaged Property.

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SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
9	9200 Calumet Industrial

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SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

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SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or the Mortgage Loan Purchase Agreement.

2.     Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

3.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower,

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guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

5.     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

6.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) (1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after March 22, 2023.

7.     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the issuing entity (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee (or if identified on the Mortgage Loan Schedule,

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leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

8.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally

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described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the borrower.

10.  Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.  Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

12.  Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

13.  Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation,

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water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges will not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

14.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

15.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.  Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17.  No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

18.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal

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balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related borrower to maintain all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

20.  No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

21.  No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22.  REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB

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Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance prior to October 1, 2021 (or prior to such later date as may be provided by the IRS in a future guidance) provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

23.  Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

24.  Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

25.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the borrower.

26.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure

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which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

27.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

28.  Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the borrower; (ii) borrower or guarantor will have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the borrower or (iii) transfers of either the Mortgaged Property or equity interests in borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related borrower, guarantor, property manager or their affiliates, employees or agents.

29.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for

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physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

30.  Financial Reporting and Rent Rolls. Each Mortgage requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million will be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

31.  Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB

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Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

32.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a borrower, (iv) transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (29) and (34) in this Annex E-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

33.  Single-Purpose Entity. Each JPMCB Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” will mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.  Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance

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as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.  Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

36.  Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” will mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB

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Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)    The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

37.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations

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and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

38.  ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest will be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date will be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio will be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

39.  Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

40.  No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.  Bankruptcy. In respect of each JPMCB Mortgage Loan, the related borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

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42.  Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each borrower which identifies all beneficial controlling owners of the borrower (i.e., managing members, general partners or similar controlling person for such borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

43.  Environmental Conditions. At origination, each borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except

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as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-13 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

44.  Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

45.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.  Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is

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true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

47.  Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

48.  Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related borrower, and no funds have been received from any person other than the related borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

49.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), will be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller will not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
2	1201 Third Avenue

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ANNEX E-2

EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2, 8, 11	1201 Third Avenue 100 Jefferson Road One Campus Martius	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
2, 8, 11	1201 Third Avenue 100 Jefferson Road One Campus Martius	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
8	100 Jefferson Road	(15) Actions Concerning Mortgage Loan	One of the related borrower sponsors reported that it is involved in a lawsuit by the Internal Revenue Service against a former partner of the borrower sponsor in a real estate investment. The real estate investment involved a real estate entity purchasing a three property tenants-in-common arrangement unrelated to the Mortgaged Property. After the former partner passed away, the Internal Revenue Service sued the estate of the former partner and put a lien on the investment entity described above. The borrower sponsor reported that a settlement agreement has been executed which allows for the subdivision of the property and will then discharge the borrower sponsor of the judgment.
11	One Campus Martius	(15) Actions Concerning Mortgage Loan	Daniel Gilbert, the borrower sponsor’s controlling member, Rocket Companies Inc. and Rock Holdings Inc., each of which is controlled by Daniel Gilbert, are named defendants in a consolidated federal class action lawsuit filed in the Eastern District of Michigan in 2021. The consolidated lawsuit alleges violations by the defendants of securities laws relating to alleged misstatements made during earnings calls, and were amended in 2022 to further allege insider trading by Daniel Gilbert and Rock Holdings, Inc. in connection with the sale of 20,200,000 shares of Rocket Class A Common Stock in March 2021 for alleged proceeds of approximately $500 million. The plaintiffs are seeking, among other things, the following: (i) the defendants to pay damages sustained by the plaintiffs, (ii) awarding the plaintiffs prejudgment and post-judgment interest, as well as their attorneys’ fees, expert fees, and other costs; and (iii) compensatory damages for all damages sustained as a result of defendants’ wrongdoing in an amount to be proven at trial. The defendants subsequently filed a motion to dismiss, and the court partially granted the motion but denied the motion with respect to the purported misstatements alleged against Daniel Gilbert. The defendants then filed a motion for partial reconsideration in March 2023, stating that the court made errors of law in its analysis which, if corrected, would result in the dismissal of the case alleging misstatements. The court on the same day ordered the plaintiffs to respond to the motion for partial reconsideration by April 10, 2023. Daniel Gilbert is also a named defendant in a complaint filed in Michigan State court on August 19, 2021, raising similar allegations and seeking, among other things, the amount of damages sustained by the plaintiff as a result of the defendants’ breaches. The state case, which had been stayed pending a determination of the defendants’ motion to dismiss the federal case, was reopened after the defendants’ motion to dismiss was partially denied and the defendants filed a motion for partial reconsideration. A status conference is expected to take place shortly to, among other case events, set a schedule for the plaintiffs to file an amended consolidated complaint and for the defendants to file a motion to dismiss. The borrower represented in the Mortgage Loan documents that (i) Rocket Companies, Inc. has obtained an insurance policy to cover officers and directors of Rocket Companies, Inc., including Daniel Gilbert, and has made a claim under such policy with respect to such litigation and (ii)
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Rocket Companies, Inc.’s and Rock Holdings Inc.’s organizational documents contain indemnification provisions covering their respective officers and directors, including Daniel Gilbert.
12	Shoppes at Mid Rivers	(15) Actions Concerning Mortgage Loan	The non-recourse carveout guarantor, David Dushey, is a defendant in a case filed in January 2020 that is currently pending before the New York County Supreme Court. The complaint alleges, among other things, intentional and willful breach of contract by D2D Bridgemarket LLC (“D2D”), an entity allegedly controlled by David Dushey. More specifically, the complaint alleges that D2D tendered to the landlord a “voluntary surrender” of its master tenancy position under a 30-year limited restrictive use agreement (unrelated to the Mortgaged Property) (the “Restrictive Use Agreement”) between D2D and the plaintiff, as the tenant, which Restrictive Use Agreement prohibited D2D from leasing out space at the property to a supermarket that would compete with a nearby supermarket locations operated by the plaintiff, and did so knowingly without any disclosure of the Restrictive Use Agreement to the landlord, thereby causing the landlord to take the “voluntary surrender” of the master tenancy without being aware of the Restrictive Use Agreement. The plaintiff is seeking $7.8 million, plus interest. A note of issue for a non-jury trial was filed by the plaintiff on May 16, 2022. The litigation is currently pending. The Guarantor has a net worth and liquidity of approximately $119.7 million and $11.4 million, respectively.
11	One Campus Martius	(18) Insurance	The Mortgage Loan documents permit the borrower to rely on the insurance provided by the condominium association to the extent that the borrower maintains a “master” or “blanket” policy (the “Condominium Policy”) on the improvements relating to the condominium units and/or the condominium common elements which provides insurance coverage in the amounts, for the periods, by companies and against the hazards described in Mortgage Loan documents, including fire and hazards included within the term “extended coverage”, and is otherwise in form and substance reasonably satisfactory to the lender, in which case, the borrower’s obligation under the Mortgage Loan documents to maintain hazard insurance coverage on the condominium units (including, but not limited to, all condominium common elements) will be deemed satisfied to the extent that the required coverage is provided by the Condominium Policy.
8	100 Jefferson Road	(26) Local Law Compliance	Pursuant to the Mortgage Loan documents, the borrower is required to promptly commence and diligently pursue the remediation of an outstanding zoning code permit in accordance with all applicable legal requirements and otherwise in accordance with the terms and provisions of the Mortgage Loan documents.
2	1201 Third Avenue	(28) Recourse Obligations

There is no non-recourse carveout guarantor or separate environmental indemnitor other than the borrower.

The loss recourse carveout with respect to commission of material physical waste at the Mortgaged Property is limited to such material physical waste caused by the intentional acts or omissions.

The indemnification obligations of the borrower under the environmental indemnity will terminate on the date that is three years after the Mortgage Loan is indefeasibly paid or defeased in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the borrower’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

8	100 Jefferson Road	(28) Recourse Obligations	The Mortgage Loan documents provide for recourse against the borrower and guarantor to the extent of any losses to the Mortgagee arising out of physical waste of the Mortgaged Property or any portion thereof (caused by the intentional acts or intentional omissions of the borrower, guarantor or any affiliated manager resulting in harm of a
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

physical nature to the Mortgaged Property that reduces the value of the Mortgaged Property).

Pursuant to the Mortgage Loan documents, an event of default will exist if a transfer other than a permitted transfer occurs (provided, however, that such breach or violation will not be deemed to constitute an event of default to the extent that (A) such breach or violation is susceptible of cure using commercially reasonable efforts and is immaterial, inadvertent and non-recurring (a breach will be considered to be “recurring” if the breach had occurred and was cured previously), (B) such breach or violation is solely the result of a failure to deliver a notice as and when required pursuant to the definition of “Permitted Transfer” under the Mortgage Loan documents in connection with a transfer that otherwise complies with the applicable terms and conditions thereof and (C) within 10 business days of the earlier to occur of the borrower’s knowledge of such breach or violation or the borrower’s receipt of written notice thereof from the lender, the borrower cures such breach or violation in a commercially reasonable manner which does not result in any breach or violation of any of the other terms and provisions of the Mortgage Loan documents. The Mortgage Loan documents provide for recourse against the borrower and guarantor to the extent of any losses to the lender arising out of an event of default described in the preceding sentence (unless such breach or violation (A) consists solely of a failure to deliver a notice or a similar immaterial, inadvertent and non-recurring breach or violation in connection with a transfer that otherwise complies with the applicable terms and conditions of the Mortgage Loan documents, (B) is susceptible of cure using commercially reasonable efforts and (C) is actually cured to the lender’s satisfaction within 30 days after the earlier to occur of the borrower’s actual knowledge of such breach or violation or the borrower’s receipt of written notice thereof from the lender).

The loss recourse carveout with respect to insurance proceeds or condemnation awards is limited to misapplication thereof and does not include misappropriation or conversion thereof.

The loss recourse carveout with respect to rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

11	One Campus Martius	(28) Recourse Obligations

The loss recourse carveout with respect to the borrower’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation to disclose a material fact by or on behalf of the borrower in connection with the Mortgage Loan, provided, however, with respect to such intentional misrepresentation, so long as the lender has no reasonable basis to suspect that such agent or representative was not authorized to provide such information.

With respect to the loss recourse carveouts associated with rents, a misapplication, misappropriation or conversion will be limited to (x) the borrower’s or its representative’s failure to deposit any rent received by the borrower or the property manager into the lockbox account or the borrower’s interference with the tenants’ deposit of their rent into the lockbox account or (y) the borrower’s failure to apply any funds which are disbursed to the borrower for a specified purpose (such as the payment of approved operating expenses) following the occurrence and during the continuance of a cash sweep period for such purpose, with the understanding that any rent disbursed to the borrower by the lender other than as provided in (y) above will not be subject to a misapplication, misappropriation or conversion claim by the lender.

The borrower’s failure to obtain the lender’s prior consent to any transfer of the Mortgaged Property or any interest therein or any transfer of any direct or indirect interest in the borrower constitutes a loss recourse carveout instead of a full recourse carveout.

The indemnification obligations of the borrower under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the borrower’s delivery of an updated environmental report satisfactory to the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

indemnitee in accordance with the environmental indemnity agreement.

Indemnification against losses arising from the breach of environmental representations, warranties or covenants are limited to any intentional misrepresentation or inaccuracy in any representation or warranty or material breach or failure of borrower and/or the applicable guarantor to perform any covenants or other obligations related to environmental matters beyond any applicable notice and cure period.

12	Shoppes at Mid Rivers	(28) Recourse Obligations

The borrower will not have any liability under any of the loss recourse carveouts to the extent of liability arising as the result of events first occurring (as opposed to being first discovered) after the date that lender (or a nominee of lender) takes title to the Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure (such date, the “Lender Control Date”), except to the extent that any such events are the result of acts, events, conditions, or circumstances that existed prior to the Lender Control Date, whether or not discovered prior or subsequent to the Lender Control Date.

The indemnification obligations of the borrower under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the borrower’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

11	One Campus Martius	(30) Financial Reporting and Rent Rolls	The Mortgage Loan documents provide that, provided Detroit Real Estate Holdings Company I LLC continues to own a direct or indirect interest in the borrower, the borrower may, in lieu of providing audited annual financial statements for the borrower, provide (i) annual financial statements for the borrower prepared by the borrower, (ii) the annual financial statements of Detroit Real Estate Holdings Company I LLC audited by Plante Moran LLC, a “Big Four” accounting firm or another independent certified public accountant reasonably acceptable to Lender, in accordance with GAAP (or such other accounting basis acceptable to Lender), which must include appropriate notations to indicate the separateness of the borrower, and (iii) all footnotes to the audited annual financial statements for Detroit Real Estate Holdings Company I LLC other than those footnotes that solely relate to properties that are not collateral for the Whole Loan.
2	1201 Third Avenue	(31) Acts of Terrorism Exclusion	In the event TRIPRA is no longer in effect, the borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required in the Mortgage Loan documents, but in such event the borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the amount equal to two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable Policy (the “Terrorism Premium Cap”), and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, the borrower will be required to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (1) purchase such stand-alone terrorism policy, with the borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
11	One Campus Martius	(31) Acts of Terrorism Exclusion	If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan agreement on a stand-alone basis (without giving effect to the cost of terrorism and windstorm components of such property and flood loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
11	One Campus Martius	(37) Servicing	Under the Mortgage Loan documents, the lender is responsible for any reasonable set up fees or any other initial costs relating to or arising under the servicing agreement, and the lender is responsible for payment of the regular monthly master servicing fee or trustee fee due to servicer under the servicing agreement or any fees or expenses required to be borne by, and not reimbursable to, the servicer. The Mortgage Loan documents further provide that any workout fees to be paid by the borrower are required to be reduced by modification fees paid by the borrower in connection with the related workout.
Various	All JPMCB Mortgage Loans	(40) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
2, 8, 11	1201 Third Avenue 100 Jefferson Road One Campus Martius	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.

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ANNEX F-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex F-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees,

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charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by GSMC on or after March 22, 2023.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal

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property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule F-1 to this Annex F-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

8.     Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or

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recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

13.  Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, and the ESA (as defined in paragraph 40), as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in

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connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

15.  No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a

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replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

18.  No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a

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preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

19.  No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

20.  REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance prior to October 1, 2021 (or prior to such later date as may be provided by the IRS in a future guidance) provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

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22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

24.  Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

28.  Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29.  Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in

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the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex F-1 or the exceptions thereto set forth on Annex F-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule F-1 to this Annex F-1, or future permitted mezzanine debt as set forth on Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule F-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is

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a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex F-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the

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Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)    GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)   The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

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(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

37.  No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex F-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

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39.  Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

42.  Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material

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respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

43.  Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex F-2.

44.  Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

45.  Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex F-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex F-1.

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ANNEX F-2

EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Pacific Design Center	(5) Lien; Valid Assignment	Provided no event of default has occurred and is continuing, the Mortgage Loan documents prohibit Goldman Sachs Bank USA or its affiliates (collectively, the “Initial Lender”) from selling any interest in the Mortgage Loan or any portion thereof (including, without limitation, a participation interest therein) to Brookfield, Fortress, Rialto, Vornado Realty Trust, LN. Partners, Inc., SL Green Realty Corp. and/or any affiliate of the foregoing (individually and/or collectively, the “Restricted Transferees”); provided, however, such restrictions will not apply (a) in connection with a securitization (including with respect to the sale of any securities to one or more Restricted Transferees) and/or (b) to any transfer, sale or other disposition of the Mortgage Loan by any successor and/or assign of any portion of the Initial Lender’s interest in the Mortgage Loan.
4	Green Acres	(5) Lien; Valid Assignment	For so long as no event of default exists, the Mortgage Loan documents prohibit the lender from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime or CIM Group (or any entity controlled by any of the foregoing).
6	Scottsdale Fashion Square	(5) Lien; Valid Assignment	The Mortgage Loan documents prohibit the lender, without the prior written consent of the Mortgagor, from selling any note, participation or interest in the Mortgage Loan to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, CIM Group, KIMCO Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodaemco or Centennial (or any successors or assigns of or any entity controlled by the foregoing); provided, however, such restrictions will not apply to any transfer or sale by the lender of commercial mortgage backed securities certificates, bonds or similar certificated interests secured in whole or in part by the Mortgage Loan.
23	TownePlace Suites BWI Airport	(5) Lien; Valid Assignment	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or the ownership interests in the Mortgagor to a Competitor (as defined in the related comfort letter) of the franchisor. The right of first refusal applies to a transfer to a Competitor of the franchisor in connection with a foreclosure or other transfer of title or ownership interests in connection with the exercise of remedies under the related Mortgage Loan documents, but is subordinate to the interests of a bona fide lender who is not a Competitor of the franchisor.
23	TownePlace Suites BWI Airport	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
6	Scottsdale Fashion Square	(7) Junior Liens	The Mortgage Loan documents permit the Mortgagor to enter into a Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $10,000,000 without the consent of the Mortgagee or rating agency confirmation.
4	Green Acres Mall	(7) Junior Liens	The Mortgage Loan documents permit the Mortgagor to enter into a Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $10,000,000 without the consent of the Mortgagee or rating agency confirmation.
F-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	Great Lakes Crossing Outlets	(7) Junior Liens	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the Mortgagee’s approval and delivery of a rating agency confirmation.
3	CX - 250 Water Street	(10) Condition of Property	The property inspection conducted in connection with the origination of the Mortgage Loan was not performed within six months of the origination date.
3	CX - 250 Water Street	(16) Insurance	The Mortgage Loan documents permit a property insurance deductible of up to $100,000, except with respect to windstorm and earthquake coverage, which may have deductibles of up to 5% of the total insurable value of the Mortgaged Property per occurrence.
6	Scottsdale Fashion Square	(16) Insurance	In addition to insurance companies rated by those rating agencies set forth in Representation and Warranty No. 16, the Mortgage Loan documents also permit insurance to be obtained from insurance companies with a Fitch rating of at least “A” or better if Fitch is rating the applicable securities and rates the applicable insurance company, provided that in the event of a syndicate of insurers of (i) four or fewer insurance companies, then up to 25% of the coverage may be obtained from insurance companies with a Fitch rating of as low as “BBB” and (ii) five or more insurance companies, then up to 40% of the coverage may be obtained from insurance companies with a Fitch rating as low as “BBB.”
4	Green Acres	(16) Insurance	The Mortgage Loan documents permit (i) a property insurance deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a liability insurance deductible up to $350,000.
5	Great Lakes Crossing Outlets	(16) Insurance

The Mortgage Loan documents permit a deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible of up to 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”); provided, however, that the Mortgagor is permitted to maintain a retention amount of up to, together with any deductible, $10,000,000 in the aggregate and $5,000,000 per occurrence, in addition to the Required Deductible, solely as it pertains to flood and hail losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains prefunded at all times during the term of the Mortgage Loan, and (3) the Mortgagor has submitted evidence satisfactory to the Mortgagee and the rating agencies of such prefunded arrangement at the request of the Mortgagee or rating agency.

The Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

24	68-78 River Road	(16) Insurance	The Mortgage Loan documents permit the Mortgagor to rely on insurance provided by the sole tenant at the Mortgaged Property, Equinox, provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents. Any insurance provided by Equinox may have a general liability deductible / self-insured retention of up to $250,000 or 5% of the total insurable value of the Mortgaged Property for flood, windstorm and earthquake insurance coverage.
4	Green Acres	(24) Local Law Compliance	Pursuant to the zoning report delivered in connection with the origination of the Mortgage Loan, the use of a portion of the Mortgaged Property as a restaurant is legal non-conforming as such use is not permitted under the applicable current zoning code unless a special use permit is obtained from the local municipality. If a structure in which a legal non-conforming use is conducted is destroyed or damaged by any casualty in excess of 50% of its reconstruction or replacement value cost
F-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
(exclusive of foundations) at the time of such destruction or damage, whichever is less, such structure may only be restored in accordance with the current zoning code. Otherwise, such structure may be restored to its prior legal non-conforming use within one year after such destruction or damage, but may not be enlarged.
3	CX - 250 Water Street	(26) Recourse Obligations

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan. While the single-purpose entity Mortgagor is obligated under the non-recourse carveout provisions in the loan agreement, no separate guaranty was executed by such Mortgagor or any guarantor.

A transfer of ownership interest in the Mortgagor without the prior consent of the lender if such consent is required by the Mortgage Loan documents, other than such transfer that results in a change of control of the Mortgagor, constitutes only a loss recourse carveout instead of a full recourse carveout.

6	Scottsdale Fashion Square	(26) Recourse Obligations

With respect to clause (a)(ii) of Representation and Warranty No. 26, the Mortgage Loan documents only provide recourse for losses to the lender (and not full recourse) in the event of voluntary transfers made in violation of the Mortgage Loan documents.

With respect to clause (b)(ii) of Representation and Warranty No. 26, the Mortgage Loan documents (x) only provide recourse for intentional misappropriation, and (y) do not expressly provide for recourse for misappropriation of security deposits.

4	Green Acres	(26) Recourse Obligations	The Mortgage Loan documents do not expressly provide for recourse for misappropriation of security deposits.
5	Great Lakes Crossing Outlets	(26) Recourse Obligations

For so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP or Simon Inc. is the nonrecourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Mortgagee in the enforcement of the related guaranty or the preservation of the Mortgagee’s rights under such guaranty.

The Mortgagor and the non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Whole Loan documents or breaches of the special purpose entity covenants or any loss carveout in the Whole Loan documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the Mortgagee’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Whole Loan or other obligation or debts of the Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the nonpayment of amounts owing to such creditor as the result of clauses (i) through (iii) above.

F-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
6	Scottsdale Fashion Square	(28) Financial Reporting and Rent Rolls	The Mortgage Loan documents do not expressly require the Mortgagor to provide the lender with annual operating statements; however, they do require the Mortgagor to provide the lender with annual financial statements containing statements of profit and loss for the Mortgagor and a balance sheet for the Mortgagor.
6	Scottsdale Fashion Square	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $10,000,000 without the consent of the Mortgagee or rating agency confirmation.
4	Green Acres	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $10,000,000 without the consent of the Mortgagee or rating agency confirmation.
5	Great Lakes Crossing Outlets	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit the pledge of interest by a direct or indirect owner of the Mortgagor to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.

The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the Mortgagee’s approval and delivery of a rating agency confirmation.

1	Pacific Design Center	(31) Single-Purpose Entity	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel that was transferred prior to the origination of the Mortgage Loan (the “Prior Owned Parcel”). The Mortgagor has represented that it has no remaining liabilities with respect to the Prior Owned Parcel and the Mortgage Loan documents provide recourse for losses to the lender in connection with any breach of such representation.
6	Scottsdale Fashion Square	(31) Single-Purpose Entity	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel improved by office improvements (the “Office Property”) that was transferred prior to the origination of the Mortgage Loan. The Mortgagor has represented that it is not liable for contingent or actual obligations related to the Office Property and the Mortgage Loan documents provide recourse for losses to the lender in connection with a material violation of such representation.
3	CX - 250 Water Street	(32) Defeasance	In connection with a defeasance, the related Mortgagor is not required to pay defeasance fees of the servicer in excess of $25,000.
5	Great Lakes Crossing Outlets	(32) Defeasance	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, though accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.
4	Green Acres	(34) Ground Leases	The term of the ground lease covering a portion of the Mortgaged Property (the “Green Acres Ground Lease”) terminates on August 12, 2026, subject to two six-year extension options.

The Green Acres Ground Lease does not expressly provide a cure period that includes sufficient time to gain possession of the interest of the lessee under the Green Acres Ground Lease; however the Green Acres Ground Lease does provide for additional time as needed if the default is not susceptible to cure within 30 days (provided that the Mortgagee diligently pursues such cure).
F-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

If a casualty occurs within the final five years prior to the expiration of the term of the Green Acres Ground Lease, and costs exceed $1,000,000, the Green Acres Ground Lease provides that the Mortgagor is permitted to terminate the Green Acres Ground Lease; however, the Mortgage Loan documents prohibit a termination of the Green Acres Ground Lease by the Mortgagor without the Mortgagee’s prior written consent.

The Green Acres Ground lease requires that the ground lessor give the Mortgagee notice of default if the Mortgagee was made known to the ground lessor in writing. The Green Acres Ground Lease does not provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee.

24	68-78 River Road	(37) No Material Default; Payment Record	The clearing account, also sometimes referred to as a lockbox account, into which rents and revenues of the related Mortgaged Property are deposited, is currently maintained (or is required in the future to be maintained, as to any springing account) with Signature Bank (or Signature Bridge Bank, N.A. or Flagstar Bank, N.A.), none of which is an “eligible institution” and such account is not (or with respect to a springing lockbox account will not be) an “eligible account” (as such terms are defined in the related Mortgage Loan documents).
Various	All GSMC Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
4, 6	Green Acres Scottsdale Fashion Square	(39) Organization of Mortgagor	The Mortgagors are affiliated entities.
1	Pacific Design Center	(40) Environmental Considerations	The related Phase I environmental site assessment identified certain recognized environmental conditions (collectively, the “REC”) at the Mortgaged Property in connection with potential impacts from prior industrial operations at the Mortgaged Property for which insufficient regulatory records exist, including, among other things, potential (i) arsenic and creosote impacts from prior railroad operations, (ii) solvent, heavy metal and commercial grade cleaner impacts from prior plating works, machine shop and furniture manufacturing operations, (iii) heavy metal and solvent impacts from prior printing operations, and (iv) petroleum impacts from prior automotive and bus repair operations. According to the Phase I environmental site assessment, due to the redevelopment of the existing improvements at the Mortgaged Property, the absence of such prior site uses on any active or closed regulatory databases and the time elapsed since such historical operations, the REC is not anticipated to detrimentally affect the continued commercial use or operation of the Mortgaged Property.
F-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
6	Scottsdale Fashion Square	(40) Environmental Considerations	The related Phase I environmental site assessment identified a REC at the Mortgaged Property in connection with stained soil of unknown depth located in an area leased by Arcadia Water Company (“AWC”) on which certain pumps and a 55-gallon drum of oil are located. Approximately 10 square feet of staining was observed on the concrete beneath the drum, and approximately 50 square feet of staining was observed on the unpaved surface adjacent to the drum. The related environmental consultant recommended that (a) all stained and impacted soil be removed and confirmation sampling be conducted and (b) the 55-gallon drum should be placed in secondary containment and improved housekeeping and usage practices should be implemented to limit the potential for releases in the future. The Mortgagor has sent a remediation demand to AWC under the terms of its related lease. The Mortgage Loan documents require (i) the Mortgagor to exercise commercially reasonable efforts to cause AWC to remediate the REC pursuant to the remediation demand and (ii) the Mortgagor and guarantor to indemnify the lender for any losses arising out of or in any way relating to the REC, not to exceed $25,000.
3	CX - 250 Water Street	(41) Appraisal	The appraisal obtained in connection with the origination of the Mortgage Loan is dated June 16, 2022, which is not within six months of the origination date, January 27, 2023.
F-2-6

SCHEDULE F-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

F-2-7

SCHEDULE F-2

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	Pacific Design Center
16	Riverport Tower

F-2-8

SCHEDULE F-3

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

F-2-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	4,164,000.00	58	4,164,000.00
2	4,164,000.00	59	4,164,000.00
3	4,164,000.00	60	4,163,556.98
4	4,164,000.00	61	4,061,499.27
5	4,164,000.00	62	3,971,448.69
6	4,164,000.00	63	3,868,404.48
7	4,164,000.00	64	3,777,329.13
8	4,164,000.00	65	3,685,772.54
9	4,164,000.00	66	3,581,262.98
10	4,164,000.00	67	3,488,665.49
11	4,164,000.00	68	3,383,143.13
12	4,164,000.00	69	3,289,493.55
13	4,164,000.00	70	3,195,348.73
14	4,164,000.00	71	3,063,550.50
15	4,164,000.00	72	2,968,196.81
16	4,164,000.00	73	2,859,992.60
17	4,164,000.00	74	2,763,557.15
18	4,164,000.00	75	2,654,300.39
19	4,164,000.00	76	2,556,771.56
20	4,164,000.00	77	2,458,726.32
21	4,164,000.00	78	2,347,903.22
22	4,164,000.00	79	2,248,747.31
23	4,164,000.00	80	2,136,843.51
24	4,164,000.00	81	2,036,565.00
25	4,164,000.00	82	1,935,755.09
26	4,164,000.00	83	1,797,903.97
27	4,164,000.00	84	1,695,314.48
28	4,164,000.00	85	1,633,311.58
29	4,164,000.00	86	1,579,801.35
30	4,164,000.00	87	1,517,115.20
31	4,164,000.00	88	1,462,894.78
32	4,164,000.00	89	1,408,342.96
33	4,164,000.00	90	1,344,642.68
34	4,164,000.00	91	1,289,368.10
35	4,164,000.00	92	1,224,964.09
36	4,164,000.00	93	1,168,958.03
37	4,164,000.00	94	1,112,609.68
38	4,164,000.00	95	1,029,646.65
39	4,164,000.00	96	972,446.75
40	4,164,000.00	97	906,168.12
41	4,164,000.00	98	848,213.50
42	4,164,000.00	99	781,200.05
43	4,164,000.00	100	722,481.60
44	4,164,000.00	101	663,404.28
45	4,164,000.00	102	595,297.69
46	4,164,000.00	103	535,442.99
47	4,164,000.00	104	466,579.50
48	4,164,000.00	105	405,938.06
49	4,164,000.00	106	344,925.97
50	4,164,000.00	107	266,330.18
51	4,164,000.00	108	204,464.75
52	4,164,000.00	109	133,643.50
53	4,164,000.00	110	70,967.06
54	4,164,000.00	111 and thereafter	0.00
55	4,164,000.00
56	4,164,000.00
57	4,164,000.00

G-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	13
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	14
SUMMARY OF TERMS	24
SUMMARY OF RISK FACTORS	65
RISK FACTORS	67
DESCRIPTION OF THE MORTGAGE POOL	155
TRANSACTION PARTIES	237
CREDIT RISK RETENTION	290
DESCRIPTION OF THE CERTIFICATES	294
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	333
POOLING AND SERVICING AGREEMENT	344
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	456
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	473
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	475
USE OF PROCEEDS	475
YIELD AND MATURITY CONSIDERATIONS	476
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	486
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	499
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	500
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	502
WHERE YOU CAN FIND MORE INFORMATION	502
FINANCIAL INFORMATION	503
CERTAIN ERISA CONSIDERATIONS	503
LEGAL INVESTMENT	507
LEGAL MATTERS	508
RATINGS	508
INDEX OF DEFINED TERMS	510
ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C-1	FORM OF OPERATING ADVISOR ANNUAL REPORT (POOLED SECURITIZATION)	C-1-1
ANNEX C-2	FORM OF OPERATING ADVISOR ANNUAL REPORT (TRUST SUBORDINATE COMPANION LOAN SECURITIZATION)	C-2-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	F-1-1
ANNEX F-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	F-2-1
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	G-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$562,421,000
(Approximate)

Deutsche Mortgage & Asset Receiving
Corporation

Depositor

Benchmark 2023-B38 Mortgage Trust

Issuing Entity

Benchmark 2023-B38
Mortgage Trust Commercial Mortgage Pass-
Through Certificates,
Series 2023-B38

Class A-1	$6,484,000
Class A-2	$201,433,000
Class A-3	$50,784,000
Class A-SB	$4,164,000
Class A-4	$173,967,000
Class X-A	$507,037,000
Class A-M	$70,205,000
Class B	$31,202,000
Class C	$24,182,000

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

AmeriVet Securities

Co-Manager

Drexel Hamilton

Co-Manager

April [ _], 2023